Filed Pursuant to Rule 424(b)(3)
Registration No. 333-276508

Dear Common Unitholders of CSI Compressco LP:

On December 19, 2023, CSI Compressco LP (the “Partnership”) and CSI Compressco GP LLC (the “General Partner”) entered into an Agreement and Plan of Merger (the “merger agreement”) with Kodiak Gas Services, Inc. (“Kodiak”) and certain of its subsidiaries. Pursuant to the merger agreement, and subject to the terms and conditions therein, certain subsidiaries of Kodiak and Kodiak Gas Services, LLC (“Kodiak Services”) will merge with and into the Partnership and the General Partner through a series of mergers, as described more fully in the accompanying consent statement/prospectus, such that both the Partnership and the General Partner will survive as wholly owned subsidiaries of Kodiak Services.

At the effective time of the first merger contemplated by the merger agreement, each common unit representing limited partner interests in the Partnership (the “Partnership Common Units”) issued and outstanding immediately prior to such effective time (other than the Partnership Common Units (i) held directly by Kodiak and certain of its subsidiaries or (ii) held by the Electing Unitholders (as defined below)) will be automatically converted into the right to receive 0.086 (the “Exchange Ratio”) shares of Kodiak common stock (“Kodiak Common Stock”), with cash paid in lieu of the issuance of fractional shares, if any. We refer to the consideration received pursuant to the first merger as the “Kodiak Common Stock Consideration.” Each U.S. holder of Partnership Common Units that both (i) is an accredited investor and (ii) has a negative tax basis capital account, as determined for U.S. federal income tax purposes, with respect to such Partnership Common Unitholder’s interest in the Partnership with an absolute value greater than $50,000 at the relevant time (any Partnership Common Unitholder with these attributes we refer to as an “Eligible Unitholder”), may elect to receive as consideration for their Partnership Common Units, in lieu of the Kodiak Common Stock Consideration, the Up-C Consideration (as described below) (each Eligible Unitholder making such an election, an “Electing Unitholder” and any Partnership Common Units held by such Electing Unitholders, “Electing Units”). The Kodiak Common Stock Consideration and the Up-C Consideration generally will be equivalent economically (except with respect to taxes) and in respect of voting power.

At the effective time of the second and third mergers contemplated by the merger agreement, (i) all of the membership interests in the General Partner (the “GP Membership Interests”) held by Spartan Energy Holdco LLC (together with certain of its affiliates, “Spartan”) will be automatically cancelled, retired and cease to exist for no consideration, (ii) each Electing Unit issued and outstanding immediately prior to the effective time of such mergers will be automatically cancelled, retired and shall cease to exist and will be automatically converted into the right to receive a number of units in Kodiak Services (“OpCo Units”) equal to the Exchange Ratio, with cash paid in lieu of the issuance of fractional units, if any, and an equal number of shares of Series A Preferred Stock of Kodiak (“Series A Preferred Stock”) (which we refer to as the “Up-C Consideration”) and (iii) the general partner interest in the Partnership held by the General Partner (the “Partnership GP Interest”) will represent the right for Spartan, as the former holder of the GP Membership Interests, to receive a number of OpCo Units equal to (A) the number of notional units representing the economic Partnership GP Interest multiplied by (B) the Exchange Ratio, with cash paid in lieu of the issuance of fractional units, if any, and an equal number of shares of Series A Preferred Stock (which we refer to as the “Partnership GP Interest Merger Consideration”).

Following the mergers and subject to certain limitations, each OpCo Unit held by an Electing Unitholder will be redeemable for either, at Kodiak Services’ election, (i) one share of Kodiak Common Stock (together with the cancellation of one share of Series A Preferred Stock), subject to conversion rate adjustments for stock splits, stock dividends, reclassification and other similar transactions, or (ii) an equivalent amount of cash, pursuant to the terms of the Sixth Amended and Restated Limited Liability Company Agreement of Kodiak Services (the “OpCo LLC Agreement”) that will be effective at the closing of the mergers and is attached as Exhibit A to the merger agreement. Subject to certain exceptions in the OpCo LLC Agreement, Electing Unitholders will not be able to sell, transfer or redeem OpCo Units and series A Preferred Stock prior to 180 days following the closing of the Mergers contemplated by the merger agreement.

Eligible Unitholders will have an opportunity to make the election to receive the Up-C Consideration instead of the Kodiak Common Stock Consideration and will be provided a form of election in order to make such election. All Partnership Common Unitholders other than the Eligible Unitholders will not receive an election form and will only be eligible to receive the Kodiak Common Stock Consideration pursuant to the mergers contemplated by the merger agreements. If any Eligible Unitholder fails to timely complete and return a form of election and such other documents as required by the Partnership by March 5, 2024, that Eligible Unitholder will only be eligible to receive the Kodiak Common Stock Consideration pursuant to the mergers contemplated by and subject to the terms of the merger agreement.

The implied value of the merger consideration to be received in exchange for each Partnership Common Unit and the Partnership GP Interest will fluctuate based on the market price of Kodiak Common Stock until the completion of the mergers because the merger consideration is payable in a fixed number of shares of Kodiak Common Stock or OpCo Units and shares of Series A Preferred Stock. As a result, the value of the merger consideration that the holders of Partnership Common Units and Spartan will be entitled to receive upon consummation of the mergers contemplated by the merger agreement could be greater than, less than or the same as the value of the merger consideration on the date of the accompanying consent statement/prospectus. Accordingly, we urge you to obtain current market quotations for shares of Kodiak Common Stock and Partnership Common Units. Partnership Common Units are currently traded on The Nasdaq Stock Market LLC under the symbol “CCLP,” and shares of Kodiak Common Stock are currently traded on the New York Stock Exchange under the symbol “KGS.”

Spartan Energy Partners LP, Merced Capital L.P., Orvieto Fund LP and the named executive officers of the General Partner (together, the “Supporting Unitholders”), who collectively own approximately 54% of the outstanding Partnership Common Units in the aggregate, have each entered into support and lockup agreements (the “Support Agreements”) pursuant to which such Supporting Unitholders have agreed, subject to the terms and conditions of such Support Agreements, to execute and return written consents approving the merger agreement and each of the other matters for which the Partnership is soliciting consents in connection with the merger agreement within 24 hours after the registration statement, of which this consent statement/prospectus forms a part, becomes effective under the Securities Act of 1933, as amended. The delivery of the written consents by the Supporting Unitholders will be sufficient to approve the merger agreement and the other transactions contemplated by the merger agreement. The Partnership is sending this document to all of the holders of Partnership Common Units (“Partnership Common Unitholders”), including the Supporting Unitholders, to request that they approve the merger agreement and, on a non-binding, advisory basis, the compensation that will or may become payable to the General Partner’s named executive officers in connection with the transactions contemplated by the merger agreement (the “Transaction-Related Compensation Proposal”) by executing and returning the written consent furnished with this consent statement/prospectus. When the Supporting Unitholders execute and return their written consents approving the merger agreement and the Transaction-Related Compensation Proposal, no other consents from the other Partnership Common Unitholders will be required to approve the merger agreement and the Transaction-Related Compensation Proposal. However, your vote is important, and we encourage you to vote your Partnership Common Units.

The board of directors of the General Partner (the “General Partner Board”) has set February 20, 2024 as the record date (which we refer to as the “Partnership Record Date”) for determining the Partnership Common Unitholders entitled to execute and deliver written consents with respect to the accompanying consent statement/prospectus.

We urge you to read the enclosed consent statement/prospectus, which includes important information about the merger agreement and the transactions contemplated thereby. In particular, see the section titled “Risk Factors” beginning on page 29 of the accompanying consent statement/prospectus for more information.

The General Partner Board has, by unanimous vote, (i) determined that it is in the best interests of the Partnership (and the Partnership Common Unitholders) and the General Partner (and the holder of the GP Membership Interests) to enter into the merger agreement and to proceed with and consummate the mergers and the other transactions contemplated thereby, (ii) determined that the merger agreement and the transactions contemplated thereby are, (A) with respect to the mergers affecting the Partnership, in the best interests of the Partnership and the Partnership Common Unitholders and fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership) and (B) with respect to the mergers affecting the General Partner, in the best interests of the General Partner and the holder of the GP Membership Interests, (iii) approved the merger agreement and the transactions contemplated thereby, including the mergers, and (iv) directed that (A) the merger agreement and the mergers affecting the Partnership be submitted to a vote of the Partnership Common Unitholders by written consent pursuant to Section 13.11 and Section 14.3(a) of the Third Amended and Restated Agreement of Limited Partnership of the Partnership, and recommended approval of the merger agreement and the transactions contemplated thereby by the holders of Partnership Common Units and (B) the merger agreement and the mergers affecting the General Partner be submitted to a vote of the holder of the GP Membership Interests by written consent pursuant to Section 12.3(a) of the Limited Liability Company Agreement of the General Partner, dated as of January 27, 2021, and recommended approval of the merger agreement and the transactions contemplated thereby by the holders of the GP Membership Interests.

Sincerely,

/s/ John E. Jackson
John E. Jackson Chief Executive Officer
CSI Compressco GP LLC

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying consent statement/prospectus or determined that the accompanying document is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying consent statement/prospectus is dated February 21, 2024 and is first being mailed to the Partnership Common Unitholders on or about February 21, 2024.

CSI COMPRESSCO LP

1735 Hughes Landing Boulevard, Suite 200

The Woodlands, Texas 77380

NOTICE OF SOLICITATION OF WRITTEN CONSENT

CSI Compressco LP (the “Partnership”) is requesting that you execute and return your written consent to:

1.

Approve the Agreement and Plan of Merger, dated as of December 19, 2023 (the “merger agreement”), by and among the Partnership, Kodiak Gas Services, Inc. (“Kodiak”), Kodiak Gas Services, LLC, an indirect, wholly owned subsidiary of Kodiak (“Kodiak Services”), Kick Stock Merger Sub, LLC, an indirect, wholly owned subsidiary of Kodiak (“Stock Merger Sub”), Kick GP Merger Sub, LLC, a direct, wholly owned subsidiary of Kodiak Services (“GP Merger Sub”), Kick LP Merger Sub, LLC, a direct, wholly owned subsidiary of Kodiak Services (“Unit Merger Sub”) and CSI Compressco GP LLC, the sole general partner of the Partnership (the “General Partner”), pursuant to which (i) Stock Merger Sub will merge with and into the Partnership (the “Initial LP Merger” and the effective time of such merger, the “Initial Effective Time”), with the Partnership surviving the Initial LP Merger (the “Initial LP Surviving Entity”), (ii) following the Initial LP Merger, Frontier Acquisition I, Inc., a Delaware corporation (“Frontier I”) will contribute its Partnership Common Units (as defined below) to Kodiak Services, and in exchange therefor, Kodiak Services will issue to Frontier I a number of OpCo Units (as defined below) equal to the number of shares of Kodiak Common Stock (as defined below) issued in the Initial LP Merger and the number of shares required to be issued in connection with conversion of outstanding time-based phantom units of the Partnership (the “Contribution”), and (iii) immediately following the Contribution, (A) GP Merger Sub will merge with and into the General Partner (the “GP Merger”), with the General Partner surviving the GP Merger as a direct wholly owned subsidiary of Kodiak Services and (B) Unit Merger Sub will merge with and into the Initial LP Surviving Entity (the “Subsequent LP Merger” and, together with the Initial LP Merger, the “LP Mergers” and, together with the GP Merger, the “Mergers”) with the Initial LP Surviving Entity surviving the Subsequent LP Merger as a wholly owned subsidiary of Kodiak Services.

At the Initial Effective Time, pursuant to the Initial LP Merger, each common unit representing limited partner interests in the Partnership (the “Partnership Common Units”) issued and outstanding immediately prior to the Initial Effective Time (other than the Partnership Common Units (i) held directly by Kodiak, GP Merger Sub or Unit Merger Sub or (ii) held by the Electing Unitholders (as defined below)) will be automatically converted into the right to receive 0.086 (the “Exchange Ratio”) shares of common stock of Kodiak (“Kodiak Common Stock”), with cash paid in lieu of the issuance of fractional shares, if any. We refer to the consideration received pursuant to the Initial LP Merger as the “Kodiak Common Stock Consideration.” Each U.S. Partnership Common Unitholder that both (i) is an accredited investor and (ii) has a negative tax basis capital account, as determined for U.S. federal income tax purposes, with respect to such Partnership Common Unitholder’s interest in the Partnership with an absolute value greater than $50,000 at the relevant time (an “Eligible Unitholder”) (any Partnership Common Unitholder with these attributes we refer to as an “Eligible Unitholder”), may elect to receive as consideration for their Partnership Common Units, in lieu of the Kodiak Common Stock Consideration, the Up-C Consideration (as described below) (each Eligible Unitholder making such an election, an “Electing Unitholder” and any Partnership Common Units held by such Electing Unitholders, “Electing Units”). The Kodiak Common Stock Consideration and the Up-C Consideration generally will be equivalent economically (except with respect to taxes) and in respect of voting power.

At the effective time of the Subsequent LP Merger and the GP Merger (the “Subsequent Effective Time”), (a) pursuant to the GP Merger, all of the membership interests in the General Partner (the “GP Membership Interests”) held by Spartan Energy Holdco LLC (together with certain of its affiliates, “Spartan”) will be automatically cancelled, retired and cease to exist for no consideration and (b) pursuant to the Subsequent LP Merger, (i) each Electing Unit issued and outstanding immediately prior to the Subsequent Effective Time will be automatically cancelled, retired and shall cease to exist and will be automatically converted into the right to receive a number of units in Kodiak Services (“OpCo Units”) equal to the Exchange Ratio, with cash paid in lieu of the issuance of fractional units, if any, and an equal number of shares of Series A

Preferred Stock of Kodiak (“Series A Preferred Stock”) (which we refer to as the “Up-C Consideration”) and (ii) the general partner interest in the Partnership held by the General Partner (the “Partnership GP Interest”) will represent the right for Spartan, as the former holder of the GP Membership Interests, to receive a number of OpCo Units equal to (A) the number of notional units representing the economic Partnership GP Interest in the Partnership multiplied by (B) the Exchange Ratio, with cash paid in lieu of the issuance of fractional units, if any, and an equal number of shares of Series A Preferred Stock (which we refer to as the “Partnership GP Interest Merger Consideration”).

Following the Mergers and subject to certain limitations, each Electing Unitholder will have the right to cause Kodiak Services to redeem each of its OpCo Units for either, at Kodiak Services’ election, (i) one share of Kodiak Common Stock (together with the cancellation of one share of Series A Preferred Stock), subject to conversion rate adjustments for stock splits, stock dividends, reclassification and other similar transactions, or (ii) an equivalent amount of cash, pursuant to the terms of the Sixth Amended and Restated Limited Liability Company Agreement of Kodiak Services (the “OpCo LLC Agreement”) that will be effective at the closing of the Mergers and is attached as Exhibit A to the merger agreement. Alternatively, upon the exercise of the redemption right, Kodiak (instead of Kodiak Services) will have the right to, for administrative convenience, acquire each tendered OpCo Unit directly from the redeeming Electing Unitholder. In addition, Kodiak has the right to require the redemption of all or a portion of an Electing Unitholders’ OpCo Units in certain circumstances. Subject to certain exceptions in the OpCo LLC Agreement, Electing Unitholders will not be able to sell, transfer or redeem OpCo Units and Series A Preferred Stock prior to 180 days following the closing of the Mergers contemplated by the merger agreement.

2.

Approve, on a non-binding, advisory basis, the compensation that will or may become payable to the General Partner’s named executive officers in connection with the transactions contemplated by the merger agreement (the “Transaction-Related Compensation” and, such proposal, the “Transaction-Related Compensation Proposal”).

This consent statement/prospectus describes the Mergers, the other transactions contemplated by the merger agreement and the actions to be taken in connection therewith and provides additional information about the parties involved. Please give this information your careful attention. A copy of the merger agreement is attached as Annex A to this consent statement/prospectus.

The Partnership cannot complete the transactions contemplated by the merger agreement unless the holders of a majority of the outstanding Partnership Common Units approve the merger agreement.

Spartan Energy Partners LP, Merced Capital L.P., Orvieto Fund LP and the named executive officers of the General Partner (together, the “Supporting Unitholders”), who collectively own approximately 54% of the outstanding Partnership Common Units in the aggregate, have each entered into support and lockup agreements (the “Support Agreements”) pursuant to which such Supporting Unitholders have agreed, subject to the terms and conditions of such Support Agreements, to execute and return written consents approving the merger agreement and each of the other matters for which the Partnership is soliciting consents in connection with the merger agreement within 24 hours after the registration statement, of which this consent statement/prospectus forms a part, becomes effective under the Securities Act of 1933, as amended. The delivery of the written consents by the Supporting Unitholders will be sufficient to approve the merger agreement and, on a non-binding, advisory basis, the Transaction-Related Compensation Proposal. When the Supporting Unitholders execute and return their written consents approving the merger agreement and the Transaction-Related Compensation Proposal, no other consents from the other Partnership Common Unitholders will be required to approve the merger agreement and the Transaction-Related Compensation Proposal. However, your vote is important, and we encourage you to vote your Partnership Common Units.

The board of directors of the General Partner (the “General Partner Board”) has set February 20, 2024 as the record date (the “Partnership Record Date”) for the determination of Partnership Common Unitholders entitled to execute and deliver written consents with respect to this accompanying consent statement/prospectus.

The General Partner Board has, by unanimous vote, (i) determined that it is in the best interests of the Partnership (and the Partnership Common Unitholders) and the General Partner (and the holder of the GP Membership Interests) to enter into the merger agreement and to proceed with and consummate the Mergers and the other transactions contemplated thereby, (ii) determined that the merger agreement and the transactions contemplated thereby are, (A) with respect to the LP Mergers, in the best interests of the Partnership and the Partnership Common Unitholders and fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership) and (B) with respect to the GP Merger and the Subsequent LP Merger, in the best interests of the General Partner and the holder of the GP Membership Interests, (iii) approved the merger agreement and the transactions contemplated thereby, including the Mergers, and (iv) directed that (A) the merger agreement, including the LP Mergers, be submitted to a vote of the Partnership Common Unitholders by written consent pursuant to Section 13.11 and Section 14.3(a) of the Third Amended and Restated Agreement of Limited Partnership of the Partnership, and recommended approval of the merger agreement and the transactions contemplated thereby, including the LP Mergers, by the Partnership Common Unitholders and (B) the merger agreement and the GP Merger and the Subsequent LP Merger be submitted to a vote of the holder of the GP Membership Interests by written consent pursuant to Section 12.3(a) of the Limited Liability Company Agreement of the General Partner, dated as of January 27, 2021, and recommended approval of the merger agreement and the transactions contemplated thereby, including the GP Merger and the Subsequent LP Merger, by the holder of the GP Membership Interests.

Please complete, date and sign the written consent furnished with this consent statement/prospectus and return it promptly to the Partnership by one of the means described in the section titled “Partnership Solicitation of Written Consents” beginning on page 147 of this consent statement/prospectus.

On behalf of the General Partner Board,

/s/ Derek Anchondo

Derek Anchondo

General Counsel

CSI Compressco GP LLC

February 21, 2024

ADDITIONAL INFORMATION

This consent statement/prospectus incorporates by reference important business and financial information about the Partnership from documents that are not included in or delivered with this consent statement/prospectus. You can obtain documents incorporated by reference in this consent statement/prospectus, other than certain exhibits to those documents, free of charge through the U.S. Securities and Exchange Commission (the “SEC”) website (http://www.sec.gov) or by requesting them in writing or by telephone from the Partnership at the following address:

CSI Compressco LP

1735 Hughes Landing Boulevard, Suite 200

The Woodlands, Texas 77380

Attention: Jonathan Byers

Phone: (281) 364-2279

You will not be charged for any of these documents that you request. If you would like to request documents, you must do so by March 12, 2024.

Kodiak is not currently eligible under the SEC’s rules to incorporate by reference documents into this consent statement/prospectus. Accordingly, much of the information that the Partnership has incorporated by reference, such as the description of its business, management’s discussion and analysis of financial condition and results of operations, and its consolidated financial statements, is, with respect to Kodiak, fully set forth in this consent statement/prospectus, principally in the section titled “Information About Kodiak” beginning on page 77 and the Kodiak consolidated financial statements beginning on page F-1.

You should rely only on the information contained in or incorporated by reference into this consent statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this consent statement/prospectus. This consent statement/prospectus is dated February 21, 2024, and you should assume that the information in this consent statement/prospectus is accurate only as of such date. Neither the mailing of this consent statement/prospectus to the Partnership Common Unitholders nor the issuance by Kodiak of securities of Kodiak or its subsidiaries in connection with the Mergers will create any implication to the contrary.

This consent statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this consent statement/prospectus regarding the Partnership has been provided by the Partnership and information contained in this consent statement/prospectus regarding Kodiak has been provided by Kodiak.

See the section titled “Where You Can Find More Information” included elsewhere in this consent statement/prospectus.

QUESTIONS AND ANSWERS ABOUT THE MERGERS

Set forth below are questions that you, as a Partnership Common Unitholder, may have regarding the Mergers and brief answers to those questions. For more complete descriptions of the legal and other terms of the Mergers, please read this entire document, including the merger agreement, which is attached as Annex A to this consent statement/prospectus, and the documents incorporated by reference into this document. You may obtain the information incorporated by reference in this consent statement/prospectus without charge by following the instructions under the section titled “Where You Can Find More Information” beginning on page 283 of this consent statement/prospectus.

Q:	Why am I receiving this consent statement/prospectus?

A:

On December 19, 2023, CSI Compressco LP (the “Partnership”) entered into an Agreement and Plan of Merger (the “merger agreement”) with Kodiak Gas Services, Inc. (“Kodiak”), Kodiak Gas Services, LLC, an indirect, wholly owned subsidiary of Kodiak (“Kodiak Services”), Kick Stock Merger Sub, LLC, an indirect, wholly owned subsidiary of Kodiak (“Stock Merger Sub”), Kick GP Merger Sub, LLC, a direct, wholly owned subsidiary of Kodiak Services (“GP Merger Sub”), Kick LP Merger Sub, LLC, a direct, wholly owned subsidiary of Kodiak Services (“Unit Merger Sub”) and CSI Compressco GP LLC, the sole general partner of the Partnership (the “General Partner”). Pursuant to the merger agreement, and subject to the terms and conditions therein, (i) Stock Merger Sub will merge with and into the Partnership (the “Initial LP Merger” and the effective time of such merger, the “Initial Effective Time”) with the Partnership surviving the Initial LP Merger (the “Initial LP Surviving Entity”), (ii) following the Initial LP Merger, Frontier Acquisition I, Inc., a Delaware corporation (“Frontier I”) will contribute its Partnership Common Units to Kodiak Services, and in exchange therefor, Kodiak Services will issue to Frontier I a number of OpCo Units (as defined below) equal to the number of shares of Kodiak Common Stock (as defined below) issued in the Initial LP Merger and the number of shares required to be issued in connection with conversion of outstanding time-based phantom units of the Partnership (the “Contribution”), and (iii) immediately following the Contribution, (A) GP Merger Sub will merge with and into the General Partner (the “GP Merger”), with the General Partner surviving the GP Merger as a direct wholly owned subsidiary of Kodiak Services and (B) Unit Merger Sub will merge with and into the Initial LP Surviving Entity (the “Subsequent LP Merger” and, together with the Initial LP Merger, the “LP Mergers” and, together with the GP Merger, the “Mergers”) with the Initial LP Surviving Entity surviving the Subsequent LP Merger as a wholly owned subsidiary of Kodiak Services.

At the Initial Effective Time, pursuant to the Initial LP Merger, each common unit representing limited partner interests in the Partnership (the “Partnership Common Units”) issued and outstanding immediately prior to the Initial Effective Time (other than the Partnership Common Units (i) held directly by Kodiak, GP Merger Sub or Unit Merger Sub or (ii) held by the Electing Unitholders (as defined below)) will be automatically converted into the right to receive 0.086 (the “Exchange Ratio”) shares of common stock of Kodiak (“Kodiak Common Stock”), with cash paid in lieu of the issuance of fractional shares, if any. We refer to the consideration received pursuant to the Initial LP Merger as the “Kodiak Common Stock Consideration.” We refer to the consideration received pursuant to the Initial LP Merger as the “Kodiak Common Stock Consideration.” Each U.S. Partnership Common Unitholder that both (i) is an accredited investor and (ii) has a negative tax basis capital account, as determined for U.S. federal income tax purposes, with respect to such Partnership Common Unitholder’s interest in the Partnership with an absolute value greater than $50,000 at the relevant time (an “Eligible Unitholder”) (any Partnership Common Unitholder with these attributes we refer to as an “Eligible Unitholder”), may elect to receive as consideration for their Partnership Common Units, in lieu of the Kodiak Common Stock Consideration, the Up-C Consideration (as described below) (each Eligible Unitholder making such an election, an “Electing Unitholder” and any Partnership Common Units held by such Electing Unitholders, “Electing Units”). The Kodiak Common Stock Consideration and the Up-C Consideration generally will be equivalent economically (except with respect to taxes) and in respect of voting power.

At the effective time of the Subsequent LP Merger and the GP Merger (the “Subsequent Effective Time”), (i) pursuant to the GP Merger, all of the membership interests in the General Partner (the “GP Membership Interests”) held by Spartan Energy Holdco LLC (together with certain of its affiliates, “Spartan”) will be automatically cancelled, retired and cease to exist for no consideration and (ii) pursuant to the Subsequent LP Merger, (A) each Electing Unit issued and outstanding immediately prior to the Subsequent Effective Time will be automatically cancelled, retired and shall cease to exist and will be automatically converted into the right to receive a number of units in Kodiak Services (“OpCo Units”) equal to the Exchange Ratio, with cash paid in lieu of the issuance of fractional units, if any, and an equal number of shares of Series A Preferred Stock of Kodiak (“Series A Preferred Stock”) (which we refer to as the “Up-C Consideration”) and (B) the general partner interest in the Partnership held by the General Partner (the “Partnership GP Interest”) will represent the right for Spartan, as the former holder of the GP Membership Interests, to receive a number of OpCo Units equal to (1) the number of notional units representing the economic Partnership GP Interest in the Partnership multiplied by (2) the Exchange Ratio, with cash paid in lieu of the issuance of fractional units, if any, and an equal number of shares of Series A Preferred Stock (which we refer to as the “Partnership GP Interest Merger Consideration”).

Following the Mergers and subject to certain limitations, each Electing Unitholder will have the right, which we refer to as the “redemption right,” to cause Kodiak Services to redeem each of its OpCo Units for either, at Kodiak Services’ election, (i) one share of Kodiak Common Stock (together with the cancellation of one share of Series A Preferred Stock), subject to conversion rate adjustments for stock splits, stock dividends, reclassification and other similar transactions, or (ii) an equivalent amount of cash, pursuant to the terms of the Sixth Amended and Restated Limited Liability Company Agreement of Kodiak Services (the “OpCo LLC Agreement”) that will be effective at the closing of the Mergers and is attached as Exhibit A to the merger agreement. Alternatively, upon the exercise of the redemption right, Kodiak (instead of Kodiak Services) will have the right (the “call right”) to, for administrative convenience, acquire each tendered OpCo Unit directly from the redeeming Electing Unitholder. In addition, Kodiak has the right to require the redemption of all or a portion of an Electing Unitholders’ OpCo Units in certain circumstances. Subject to certain exceptions in the OpCo LLC Agreement, Electing Unitholders will not be able to sell, transfer or redeem OpCo Units and Series A Preferred Stock prior to 180 days following the closing of the Mergers contemplated by the merger agreement.

Spartan Energy Partners LP, Merced Capital L.P., Orvieto Fund LP and the named executive officers of the General Partner (together, the “Supporting Unitholders”), who collectively own approximately 54% of the outstanding Partnership Common Units in the aggregate, have each entered into support and lockup agreements (the “Support Agreements”) pursuant to which such Supporting Unitholders have agreed, subject to the terms and conditions of such Support Agreements, to execute and return written consents approving the merger agreement and each of the other matters for which the Partnership is soliciting consents in connection with the merger agreement within 24 hours after the registration statement, of which this consent statement/prospectus forms a part, becomes effective under the Securities Act of 1933, as amended (the “Securities Act”). See the section titled “The Support Agreements” beginning on page 219 of this consent statement/prospectus for more information. The Partnership is sending this consent statement/prospectus to all of the Partnership Common Unitholders, including the Supporting Unitholders, to request that they approve the merger agreement and, on a non-binding, advisory basis, the compensation that will or may become payable to the General Partner’s named executive officers in connection with the transactions contemplated by the merger agreement (the “Transaction-Related Compensation Proposal”) by executing and returning the written consent furnished with this consent statement/prospectus. When the Supporting Unitholders execute and return their written consents approving the merger agreement and the Transaction-Related Compensation Proposal, no other consents from the other Partnership Common Unitholders will be required to approve the merger agreement and the Transaction-Related Compensation Proposal. The General Partner board of directors (the “General Partner Board”) has set February 20, 2024 as the record date (which we refer to as the “Partnership Record Date”) for determining the Partnership Common Unitholders entitled to execute and deliver written consents with respect to this consent statement/prospectus.

This consent statement/prospectus serves as both consent statement of the Partnership and a prospectus of Kodiak in connection with the merger agreement and the Mergers and other transactions contemplated thereby.

Q:	How does the General Partner Board recommend that I vote?

A:	The General Partner Board unanimously recommends that you vote “FOR” the merger proposal and “FOR” the Transaction-Related Compensation Proposal.

Q:	What will happen in the Mergers?

A:

As discussed in greater detail above, if the Mergers are successfully completed, Stock Merger Sub will merge with and into the Partnership, with the Partnership surviving the Initial LP Merger as the Initial LP Surviving Entity. Following the Initial LP Merger, (i) GP Merger Sub will merge with and into the General Partner, with the General Partner surviving the GP Merger as a direct wholly owned subsidiary of Kodiak Services and (ii) Unit Merger Sub will merge with and into the Initial LP Surviving Entity with the Initial LP Surviving Entity surviving the Subsequent LP Merger as a wholly owned subsidiary of Kodiak Services. In addition, if the Mergers are successfully completed, the Partnership Common Units will no longer be listed and traded on The Nasdaq Stock Market LLC (the “Nasdaq”).

Q:	What is an “Up-C” Structure?

A:

Following the closing of the Mergers, the combined company will be organized in a structure that is commonly referred to as an “Up-C” structure, which is often used by public companies involving partnerships and limited liability companies. Kodiak will be the sole managing member of Kodiak Services and will be responsible for all operational, management and administrative decisions relating to Kodiak Services’ business and will consolidate financial results of Kodiak Services and its subsidiaries.

The Up-C structure is expected to provide certain tax benefits to the Electing Unitholders, primarily by providing the opportunity to defer recognition of their gain in the Mergers, which is generally expected to be more material for Eligible Unitholders as a result of such Eligible Unitholders’ share of the Partnership’s nonrecourse liabilities significantly exceeding such Eligible Unitholders’ adjusted tax basis in their Partnership Common Units (i.e., Eligible Unitholders have a significant negative tax basis capital account). See the sections titled “The Mergers—Background of the Mergers,” and “Material U.S. Federal Income Tax Considerations” beginning on pages 150 and 231, respectively, of this consent statement/prospectus for more information. As a result of the Up-C structure, Electing Unitholders will hold their economic ownership in the combined company through Kodiak Services, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of OpCo Units. All other Partnership Common Unitholders will hold their ownership in the combined company in the form of shares of Kodiak Common Stock. In addition, each holder of OpCo Units will own an equal number of shares of Series A Preferred Stock which entitle such holder to one vote for each share of Series A Preferred Stock on all matters submitted to a vote of the holders of Kodiak Common Stock. Except as otherwise provided in Kodiak’s charter or required by applicable law, the holders of the Series A Preferred Stock will vote together as a single class with the holders of Kodiak Common Stock on all matters submitted to a vote of Kodiak’s stockholders generally.

An OpCo Unit, together with a corresponding share of Series A Preferred Stock, generally will be equivalent economically (except with respect to taxes) and in respect of voting power to one share of Kodiak Common Stock. In addition, the OpCo LLC Agreement requires Kodiak Services to take all actions with respect to its interests, including OpCo Units, to maintain at all times a one-to-one ratio between the number of OpCo Units (or other interests in Kodiak Services owned by Kodiak) and the shares of Kodiak Common Stock (or other equity securities of Kodiak, other than the Series A Preferred Stock) that are outstanding.

Following the Mergers and subject to certain limitations, each Electing Unitholder will have the redemption right to cause Kodiak Services to redeem each of its OpCo Units for either, at Kodiak Services’ election, (i) for one share of Kodiak Common Stock (together with the cancellation of one share of Series A Preferred Stock), subject to conversion rate adjustments for stock splits, stock dividends, reclassification and other similar transactions, or (ii) an equivalent amount of cash, pursuant to the terms of the OpCo LLC Agreement that will be effective at the closing of the Mergers and is attached as Exhibit A to the merger agreement. Alternatively, upon the exercise of the redemption right, Kodiak (instead of Kodiak Services) will have the call right to, for administrative convenience, acquire each tendered OpCo Unit directly from the redeeming Electing Unitholder. In addition, Kodiak has the right to require the redemption of all or a portion of an Electing Unitholders’ OpCo Units in certain circumstances. Subsequent redemptions of OpCo Units by Electing Unitholders pursuant to the redemption right (or call right) are expected to be treated for U.S. federal income tax purposes as a sale of such units to Kodiak in a taxable transaction in exchange for the shares of Kodiak Common Stock or cash received with respect to such redemptions. Subject to certain exceptions in the OpCo LLC Agreement, Electing Unitholders will not be able to sell, transfer or redeem OpCo Units and Series A Preferred Stock prior to 180 days following the closing of the Mergers contemplated by the merger agreement. See the section titled “Description of OpCo Units and Series A Preferred Stock” beginning on page 252 of this consent statement/prospectus for more information.

Q:	What will Partnership Common Unitholders receive in the Mergers?

A:

At the Initial Effective Time, pursuant to the Initial LP Merger, each Partnership Common Unit issued and outstanding immediately prior to the Initial Effective Time (other than the Partnership Common Units (i) held directly by Kodiak, GP Merger Sub or Unit Merger Sub or (ii) held by the Electing Unitholders) will be automatically converted into the right to receive 0.086 shares of Kodiak Common Stock, with cash paid in lieu of the issuance of fractional shares, if any.

At the Subsequent Effective Time, (i) pursuant to the GP Merger, all of the GP Membership Interests held by Spartan will be automatically cancelled, retired and cease to exist for no consideration and (ii) pursuant to the Subsequent LP Merger, (A) each Electing Unit issued and outstanding immediately prior to the Subsequent Effective Time will be automatically cancelled, retired and shall cease to exist and will be automatically converted into the right to receive a number of OpCo Units equal to the Exchange Ratio, with cash paid in lieu of the issuance of fractional units, if any and an equal number of shares of Series A Preferred Stock and (B) the Partnership GP Interest will represent the right for Spartan, as the former holder of the GP Membership Interests, to receive a number of OpCo Units equal to (1) the number of notional units representing the economic Partnership GP Interest in the Partnership multiplied by (2) the Exchange Ratio, with cash paid in lieu of the issuance of fractional units, if any, and an equal number of shares of Series A Preferred Stock.

If, at any time during the period between the date of the merger agreement and the Initial Effective Time, any change in the outstanding Partnership Common Units or outstanding shares of Kodiak Common Stock occur, by reason of the occurrence or record date of any unit dividend, subdivision, reclassification, recapitalization, split, split-up, unit distribution, combination, exchange of units or other similar transaction, the Kodiak Common Stock Consideration, the Up-C Consideration and the Partnership GP Interest Merger Consideration (which we refer to collectively as the “merger consideration”), the Exchange Ratio and any other similarly dependent items will be equitably adjusted to provide to Kodiak, Stock Merger Sub, Unit Merger Sub, Spartan and the Partnership Common Unitholders the same economic effect as contemplated by the merger agreement prior to such action or change.

Based on the $19.13 closing price of shares of Kodiak Common Stock on Monday, December 18, 2023, the last full trading day before the public announcement of the Mergers, the per unit value of Partnership Common Units implied by the merger consideration is $1.65, or a total common equity valuation of the Partnership of approximately $234.7 million.

Q:	What will the Supporting Unitholders receive in the Mergers and the other transactions contemplated by the merger agreement?

A:

Assuming Spartan makes the necessary election, each of the Partnership Common Units held by Spartan will be converted into the right to receive a number of OpCo Units equal to the Exchange Ratio, with cash paid in lieu of the issuance of fractional units, if any, and an equal number of shares of Series A Preferred Stock. In addition, the Partnership GP Interest will convert into and represent the right for Spartan, as the former holder of the GP Membership Interests, to receive a number of OpCo Units equal to (A) the number of notional units representing the economic Partnership GP Interest in the Partnership multiplied by (B) the Exchange Ratio, with cash paid in lieu of the issuance of fractional units, if any, and an equal number of shares of Series A Preferred Stock.

Each of the Partnership Common Units held by the other Supporting Unitholders will be converted into the right to receive 0.086 shares of Kodiak Common Stock, with cash paid in lieu of the issuance of fractional shares, if any.

In addition, John E. Jackson, Jonathan Byers and Robert Price, as Supporting Unitholders and named executive officers of the General Partner, may be entitled to additional compensation in connection with the transactions contemplated by the merger agreement. See the section titled “The Mergers—Interests of the General Partner’s Directors and Executive Officers in the Mergers” beginning on page 177 of this consent statement/prospectus for more information.

Q:	What happens if the Mergers are not completed?

A:

If the Mergers are not completed for any reason, the Partnership Common Unitholders will not receive any Kodiak Common Stock Consideration or Up-C Consideration in exchange for their Partnership Common Units and Spartan will not receive the Partnership GP Interest Merger Consideration. Additionally, the Partnership will remain an independent public company with the Partnership Common Units continuing to be traded on the Nasdaq.

Upon termination of the merger agreement under certain circumstances, the Partnership may be required to pay Kodiak a breakup fee equal to $15 million or Kodiak may be required to pay the Partnership a reverse breakup fee equal to $20 million.

Following payment of the breakup fee or reverse breakup fee, the Partnership and Kodiak, as applicable, will not have any further liability with respect to the merger agreement except for liability arising from such party’s fraud or willful breach of the merger agreement.

On February 2, 2024, Kodiak Services consummated the Minimum Debt Financing (as defined below) by issuing $750,000,000 aggregate principal amount of 7.250% senior notes due 2029 (the “Kodiak Notes”), pursuant to an indenture, dated February 2, 2024 (the “Indenture”), by and among Kodiak Services, Kodiak, certain other subsidiary guarantors party thereto, and U.S. Bank Trust Company, National Association, as trustee. In the event that the Mergers are not consummated on or prior to January 1, 2025, or at any time prior to January 1, 2025, the merger agreement is terminated without the consummation of the Mergers, Kodiak Services will redeem all of the Kodiak Notes at a price equal to 100% of issue price of the Kodiak Notes plus accrued and unpaid interest to, but excluding, the redemption date.

Q:	Will any consideration be paid to Partnership Common Unitholders in the GP Merger?

A:

No. In the GP Merger, all of the GP Membership Interests held by Spartan will be automatically cancelled, retired and cease to exist for no consideration. However, in the Subsequent LP Merger, the Partnership GP Interest will represent the right for Spartan, as the former holder of the GP Membership Interests, to receive a number of OpCo Units equal to (A) the number of notional units representing the economic Partnership GP Interest in the Partnership multiplied by (B) the Exchange Ratio, with cash paid in lieu of the issuance of fractional units, if any, and an equal number of shares of Series A Preferred Stock.

Q:	If I am a Partnership Common Unitholder, how will I receive the Kodiak Common Stock Consideration or Up-C Consideration to which I become entitled?

A:

As soon as reasonably practicable after the Initial Effective Time, the exchange agent will mail to each Partnership Common Unitholder that has the right to receive the Kodiak Common Stock Consideration or Up-C Consideration (or corresponding dividends, distributions or cash in lieu of fractional shares) (i) a form of letter of transmittal and (ii) instructions for use in effecting the surrender of the Partnership Common Units in exchange for the Kodiak Common Stock Consideration or Up-C Consideration, as applicable (and any corresponding dividends, distributions and cash in lieu of fractional shares or units). The Partnership Common Unitholders will be paid the applicable merger consideration (and corresponding dividends, distributions and cash in lieu of fractional shares or units) to which they are entitled upon the surrender to the exchange agent of their Partnership Common Units, a completed and validly executed letter of transmittal and any other documents required by the exchange agent. No interest will be paid or will accrue on any unpaid dividends or cash in lieu of fractional shares of units, if any, payable to Partnership Common Unitholders. No fractional shares of Kodiak Common Stock or OpCo Units will be issued as Kodiak Common Stock Consideration or Up-C Consideration. In lieu of receiving a fractional share of Kodiak Common Stock or OpCo Units, all fractional shares of Kodiak Common Stock or OpCo Units shall be paid out in cash (without interest) in accordance with the merger agreement. If you are an Eligible Unitholder, the Partnership will also mail an election form and other appropriate and customary transmittal materials to you related to the right to elect to receive the Up-C Consideration in lieu of the Kodiak Common Stock Consideration. A form of the election form is filed as Exhibit 99.3 to the registration statement of which this consent statement/prospectus forms a part. See “Questions and Answers About the Mergers—If I am an Eligible Unitholder, what do I need to do to elect to receive the Up-C Consideration?” beginning on page 6 of this consent statement/prospectus for more information about making the election to receive the Up-C Consideration. See the section titled “The Mergers—Election Procedures and Exchange of Units—Exchange of Units” beginning on page 188 of this consent statement/prospectus for more information.

Q:	How will I know if I am an Eligible Unitholder?

A:

If you are an Eligible Unitholder, you will receive an election form and other appropriate and customary materials in the mail from the Partnership. If you do not receive such materials, then you are not an Eligible Unitholder and will receive the Kodiak Common Stock Consideration. See “Question and Answers About the Mergers—If I am an Eligible Unitholder, what do I need to do to elect to receive the Up-C Consideration?” below and the section titled “The Mergers—Election Procedures and Exchange of Units—Election Procedures” beginning on page 187 of this consent statement/prospectus for more information.

Q:	If I am an Eligible Unitholder, what do I need to do to elect to receive the Up-C Consideration?

A:

On or about the mailing date of this consent statement/prospectus, the Partnership will mail an election form and other appropriate and customary materials to each Eligible Unitholder as of the Partnership Record Date related to the right to elect to receive the Up-C Consideration in lieu of the Kodiak Common Stock Consideration. In order to make an election to receive the Up-C Consideration, you must return the properly completed election form and other included documentation prior to March 5, 2024 in accordance with the instructions contained therein. If you fail to timely complete and return a form of election and such other documents as required by the Partnership by March 5, 2024, you will only be eligible to receive the Kodiak Common Stock Consideration pursuant to the Mergers and subject to the terms of the Merger Agreement.

See the section titled “The Mergers—Election Procedures and Exchange of Units—Election Procedures” beginning on page 187 of this consent statement/prospectus for more information.

Q:	If I am a Partnership Common Unitholder, do I need to do anything at this time?

A:

If you are a Partnership Common Unitholder, you will be entitled to receive the Kodiak Common Stock Consideration, or the Up-C Consideration if you are an Electing Unitholder, for your Partnership Common

Units after the closing of the Mergers. The only action you are requested to take at this time is to affirmatively deliver written consent “FOR” the approval of the merger agreement and “FOR” the proposal to approve the Transaction-Related Compensation Proposal in accordance with the method of written consent set forth in the section titled “Partnership Solicitation of Written Consents” beginning on page 147 of this consent statement/prospectus. If you are an Eligible Unitholder and want to elect to receive the Up-C Consideration in lieu of the Kodiak Common Stock Consideration, you must return the properly completed election form and other included documentation prior to March 5, 2024 in accordance with the instructions contained therein. See “Question and Answers About the Mergers—If I am an Eligible Unitholder, what do I need to do to elect to receive the Up-C Consideration?” below and “The Mergers—Election Procedures and Exchange of Units—Election Procedures” beginning on page 187 of this consent statement/prospectus for more information.

Q:	Who is entitled to deliver written consents to approve the merger agreement and the Transaction-Related Compensation Proposal?

A:

Only written consents received from Partnership Common Unitholders as of the Partnership Record Date, the close of business on February 20, 2024, will be counted for purposes of approving the merger agreement and, on a non-binding, advisory basis, the Transaction-Related Compensation Proposal. As of the Partnership Record Date, there were 142,102,322 Partnership Common Units outstanding.

Q:	Are there any important risks related to the Mergers or Kodiak’s or the Partnership’s businesses of which I should be aware?

A:

Yes, there are important risks related to the Mergers and Kodiak’s and the Partnership’s businesses. Before making any decision on how to vote, Kodiak and the Partnership urge you to read carefully and in its entirety the section titled “Risk Factors” beginning on page 29 of this consent statement/prospectus. You also should read and carefully consider the risk factors relating to the Partnership contained in the documents that are incorporated by reference into this consent statement/prospectus, including the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as updated from time to time in the Partnership’s subsequent filings with the SEC.

Q:	What Partnership Common Unitholder approval is required to approve the merger agreement?

A:	The approval of the holders of a majority of the outstanding Partnership Common Units is required to approve the merger agreement and the other transactions contemplated by the merger agreement.

The Supporting Unitholders, who collectively own approximately 54% of the outstanding Partnership Common Units, have each entered into Support Agreements pursuant to which such Supporting Unitholders have agreed, subject to the terms and conditions of such Support Agreements, to execute and return written consents approving the merger agreement and each of the other matters for which the Partnership is soliciting consents in connection with the merger agreement within 24 hours after the registration statement, of which this consent statement/prospectus forms a part, becomes effective under the Securities Act. The delivery of the written consents by the Supporting Unitholders will be sufficient to approve the merger agreement and the other transactions contemplated by the merger agreement. The Partnership is sending this document to all Partnership Common Unitholders, including the Supporting Unitholders, to request that they approve the merger agreement and, on a non-binding, advisory basis, the Transaction-Related Compensation Proposal by executing and returning the written consent furnished with this consent statement/prospectus. When the Supporting Unitholders execute and return their written consents approving the merger agreement and the Transaction-Related Compensation Proposal, no other consents from the other Partnership Common Unitholders will be required to approve the merger agreement and the Transaction-Related Compensation Proposal. However, your consent is important, and we encourage you to return your consent.

Q:	Do General Partner directors and executive officers have interests that may differ from those of other Partnership Common Unitholders?

A:

Yes. Partnership Common Unitholders should be aware and take into account the fact that certain General Partner directors and executive officers have interests in the Mergers that may be different from, or in addition to, the interests of Partnership Common Unitholders generally and that may create potential conflicts of interest. The General Partner Board was aware of and carefully considered these interests, among other matters, in evaluating the terms and structure, and overseeing the negotiation of, the Mergers, in approving the merger agreement and the transactions contemplated thereby, including the Mergers. See the section titled “The Mergers—Interests of the General Partner’s Directors and Executive Officers in the Mergers” beginning on page 177 of this consent statement/prospectus for more information.

Q:	What is the deadline for returning my written consent?

A:

Partnership Common Unitholders may execute and return their written consent as soon as reasonably practicable after the mailing date of this consent statement/prospectus and until March 19, 2024 (the “consent deadline”).

Q:	How do I return my Partnership written consent?

A:

If you are a Partnership Common Unitholder as of the Partnership Record Date, and after carefully reading and considering the information contained in this consent statement/prospectus you wish to return your written consent, please complete, date and sign the enclosed written consent and promptly return it as instructed. If you are a direct registered Partnership Common Unitholder, please send the enclosed notice of consent to the address below, or email a pdf copy of your signed and dated written consent to Mediant Communications, Inc. (“Mediant”) at the email address below.

By Mail. Mediant Communications, Inc., P.O. Box 8016, Cary, NC 27512-9903, attention Tabulator.

By Email. tabulations@betanxt.com

The Partnership will not be holding a meeting to approve the merger agreement, and therefore you will be unable to vote in person.

Q:	What if I hold both shares of Kodiak Common Stock and Partnership Common Units?

A:

If you are both a holder of shares of Kodiak Common Stock and a Partnership Common Unitholder, you will still receive consent solicitation materials from the Partnership. Therefore, please complete, date and sign and deliver the written consent that you receive from the Partnership.

Q:	If I am a Partnership Common Unitholder, can I change or revoke my written consent?

A:

Yes. You may change or revoke your written consent, at any time after this consent statement/prospectus is declared effective and until the consent deadline; however, such change or revocation may not have any effect, as the delivery of written consents by the Supporting Unitholders pursuant to the Support Agreements will be sufficient to approve the merger agreement and the Transaction-Related Compensation Proposal. If you wish to change or revoke your consent, Partnership Common Unitholders may do so by sending in a new written consent with a later date or by delivering a notice of revocation to Mediant Communications, Inc., P.O. Box 8016, Cary, NC 27512-9903, attention Tabulator.

Q:	What if I sell my Partnership Common Units after the Partnership Record Date but before the Subsequent Effective Time?

A:

If you sell or otherwise transfer your Partnership Common Units after the Partnership Record Date but prior to the Subsequent Effective Time, you will not receive the Kodiak Common Stock Consideration or the

Up-C Consideration. You must hold your Partnership Common Units through the Subsequent Effective Time to receive the Kodiak Common Stock Consideration or the Up-C Consideration.

Q:	What do I do if I receive more than one set of consent solicitation materials?

A:

You may receive more than one set of consent solicitation materials, including multiple copies of this consent statement/prospectus or the consent solicitation materials. This can occur if you hold your Partnership Common Units in more than one brokerage account, if you hold Partnership Common Units directly as a holder of record and also in street name, or otherwise through another holder of record, and in certain other circumstances. If you receive more than one set of consent solicitation materials, please return each set separately in order to ensure that all of your written consents are delivered, as applicable.

Q:	What will happen if I do not execute and return my written consent?

A:

If you are a Partnership Common Unitholder as of the close of business on the Partnership Record Date and you do not execute and return a written consent, it will have the same effect as a vote against the approval of the merger agreement and, on a non-binding, advisory basis, the Transaction-Related Compensation Proposal.

Q:	Are Partnership Common Unitholders entitled to seek appraisal rights if they do not deliver a written consent?

A:

No, Partnership Common Unitholders do not have appraisal rights in connection with the Mergers under applicable law or the Partnership Agreement or contractual appraisal rights under the merger agreement.

Q:	What are the expected U.S. federal income tax consequences of the Mergers for a Partnership Common Unitholder?

A:

The exchange by U.S. holders (as defined below in the section titled “Material U.S. Federal Income Tax Considerations”) of Partnership Common Units, in the case of Partnership Common Unitholders other than Electing Unitholders, for shares of Kodiak Common Stock (and cash in lieu of fractional shares of Kodiak Common Stock, if any) pursuant to the Initial LP Merger is expected to be a taxable transaction for U.S. federal income tax purposes.

The exchange by U.S. holders of Partnership Common Units, in the case of Electing Unitholders, for OpCo Units and shares of Series A Preferred Stock (and cash in lieu of fractional OpCo Units, if any) pursuant to the Subsequent LP Merger is generally not expected to result in the recognition of gain or loss to such U.S. holders for U.S. federal income tax purposes, except with respect to any cash received (or deemed to be received) by such U.S. holders in connection with the Subsequent LP Merger (including as a result of any net decrease in such U.S. holders’ share of partnership liabilities pursuant to Section 752 of the Internal Revenue Code of 1986, as amended (the “Code”)). Subsequent redemptions of OpCo Units by Electing Unitholders pursuant to the redemption right (or call right) are expected to be treated for U.S. federal income tax purposes as a sale of such units to Kodiak in a taxable transaction in exchange for the shares of Kodiak Common Stock or cash received with respect to such redemptions.

Accordingly, the Up-C structure is expected to provide Eligible Unitholders with the opportunity to defer recognition of their gain, which is generally expected to be more material for such Eligible Unitholders as a result of such Eligible Unitholders’ share of the Partnership’s nonrecourse liabilities significantly exceeding such Eligible Unitholders’ adjusted tax basis in their Partnership Common Units (i.e., Eligible Unitholders have a significant negative tax basis capital account). See the section titled “The Mergers—Background of the Mergers” beginning on 150 of this consent statement/prospectus for more information.

Partnership Common Unitholders should carefully read the discussion under the sections titled “Material U.S. Federal Income Tax Considerations” and “Risk Factors—Tax Risks Related to the Mergers” beginning on pages 231 and 39, respectively, of this consent statement/prospectus for a discussion of the material U.S. federal income tax considerations with respect to the Mergers and the ownership and disposition of Kodiak Common Stock or OpCo Units, as applicable, following the Mergers. All Partnership Common Unitholders are strongly encouraged to consult with, and rely solely upon, their own tax advisors as to the specific tax consequences to them of the Mergers and any related transactions, and of the ownership and disposition of Kodiak Common Stock or OpCo Units, as applicable, in their particular circumstances, including the applicability and effect of any U.S. federal, state or local, non-U.S. or other tax laws (and any potential changes thereto).

Q:	What are the conditions to the completion of the Mergers and the other transactions contemplated by the merger agreement?

A:

Completion of the Mergers is subject to certain closing conditions, including, but not limited to, (i) the required Partnership Common Unitholder approval having been obtained from the Partnership Common Unitholders; (ii) there having been no temporary restraining orders or injunctions in effect, and no laws or agreements with governmental entities that prohibit or make illegal the completion of the Mergers (iii) the approval for listing of the shares of Kodiak Common Stock issuable to Partnership Common Unitholders as provided for in the merger agreement on the New York Stock Exchange (the “NYSE”); (iv) the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) relating to the Mergers having been expired or terminated; (v) the Form S-4 having been declared effective by the SEC; (vi) Kodiak obtaining debt financing through an offering of notes by Kodiak or its affiliates in order to refinance the Partnership’s outstanding debt, subject to certain minimum standards of terms and conditions that have been agreed to between the Partnership and Kodiak (the “Minimum Debt Financing”); and (vii) the satisfaction (or to the extent permitted by applicable law, waiver) of other conditions to closing. See the section titled “The Merger Agreement—Conditions to the Mergers” beginning on page 194 of this consent statement/prospectus for more information.

On February 2, 2024, Kodiak Services consummated the Minimum Debt Financing in the form of a $750 million senior notes offering, the proceeds of which will ultimately be used to refinance the Partnership’s debt at the closing of the Mergers.

Q:	When are the Mergers and the other transactions contemplated by the merger agreement expected to be completed?

A:

As of the date of this consent statement/prospectus, it is not possible to accurately estimate the closing date for the Mergers because the Mergers are subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions to Kodiak’s and the Partnership’s obligations to complete the Mergers; however, Kodiak and the Partnership currently expect the Mergers to close in the second quarter of 2024. Due to the requirement to obtain certain governmental approvals and other conditions necessary to complete the Mergers, no assurance can be given as to when, or if, the Mergers will be completed.

Q:	What will happen to outstanding Partnership equity awards in the Mergers?

A:

At the Initial Effective Time, each vested portion of an outstanding time-based phantom unit of the Partnership (a “Partnership Phantom Unit”) that has not yet settled (including any underlying accumulated but not yet settled distribution equivalent rights as of the Initial Effective Time) will be converted into a number of shares of Kodiak Common Stock (rounded to the nearest whole share) equal to (i) the number of Partnership Common Units subject to such vested Partnership Phantom Unit multiplied by (ii) the Exchange Ratio. Each unvested portion of an outstanding Partnership Phantom Unit will be assumed by Kodiak and automatically converted into a Kodiak time-based restricted stock unit (each, a “Kodiak RSU”) in respect of the number of shares of Kodiak Common Stock equal to (i) the number of Partnership Common Units subject to such unvested Partnership Phantom Unit multiplied by (ii) the Exchange Ratio.

After the Initial Effective Time, each such Kodiak RSU described above will continue to vest under the original vesting schedule associated with the Partnership Phantom Unit award, and will remain subject to all material terms and conditions of the original award (including rights to distribution equivalent rights) that applied to the corresponding Partnership Phantom Unit award prior to the Initial Effective Time. Any accumulated but not yet settled distribution equivalent rights associated with the Partnership Phantom Units as of the Initial Effective Time will also carry over and be paid by and in accordance with the terms and conditions applicable to such Partnership Phantom Units immediately prior to the Initial Effective Time.

Q:	Should I surrender my Partnership Common Units for exchange now to receive the Merger Consideration?

A:

No. Partnership Common Unitholders should not surrender their Partnership Common Units for exchange to any person at this time. After the closing of the Mergers, Kodiak’s exchange agent will send you a letter of transmittal and instructions for exchanging your Partnership Common Units for the merger consideration.

See the section titled “The Mergers —Election Procedures and Exchange of Units—Exchange of Units” beginning on page 188 of this consent statement/prospectus for more information.

Q:	How will the Mergers and the other transactions contemplated by the merger agreement be financed?

A:

The total amount of funds necessary for Kodiak to close the Mergers and the related transactions, and to pay the fees and expenses required to be paid at the closing of the Mergers by Kodiak under the merger agreement, includes the funds needed to: (i) refinance certain outstanding debt of the Partnership and its subsidiaries and (ii) pay any of the Partnership’s expenses that are payable by Kodiak pursuant to the terms of the merger agreement but unpaid as of the Subsequent Effective Time (collectively, the “Payment Amounts”).

Under the merger agreement, Kodiak is obligated to make at least two attempts to obtain the Minimum Debt Financing. Each of Kodiak’s attempts will include marketing efforts and a roadshow that are customary for a first-time issuer of notes. If the Minimum Debt Financing has not been obtained after Kodiak’s first attempt, the second attempt cannot occur within 30 days of the first attempt without the Partnership’s prior written consent. Kodiak expects to pay the Payment Amounts with cash on hand, including with net proceeds from the completion of the Minimum Debt Financing.

Kodiak’s obligation to close the Mergers is conditioned upon Kodiak obtaining the Minimum Debt Financing.

On February 2, 2024, Kodiak Services consummated the Minimum Debt Financing in the form of a $750 million senior notes offering, the proceeds of which will ultimately be used to refinance the Partnership’s debt at the closing of the Mergers.

See the sections titled “The Mergers—Financing of the Mergers” and “The Merger Agreement—Conditions to the Mergers” beginning on pages 190 and 194 of this consent statement/prospectus, respectively, for more information.

Q:	Is the closing of the Mergers and the other transactions contemplated by the merger agreement subject to a financing condition?

A:	Yes. Kodiak’s obligation to close the Mergers is conditioned upon Kodiak obtaining the Minimum Debt Financing.

On February 2, 2024, Kodiak Services consummated the Minimum Debt Financing in the form of a $750 million senior notes offering, the proceeds of which will ultimately be used to refinance the Partnership’s debt at the closing of the Mergers.

See the sections titled “The Mergers—Financing of the Mergers” and “The Merger Agreement—Conditions to the Mergers” beginning on pages 190 and 194 of this consent statement/prospectus, respectively, for more information.

Q.	Will the shares of Kodiak Common Stock, shares of Series A Preferred Stock and OpCo Units issued to Partnership Common Unitholders be traded on an exchange?

A:

Shares of Kodiak Common Stock are currently listed on the NYSE under the ticker symbol “KGS.” It is a condition to closing that Kodiak Common Stock to be issued in the Mergers (including the shares of Kodiak Common Stock issuable pursuant to the OpCo LLC Agreement to holders of OpCo Units and Series A Preferred Stock) to Partnership Common Unitholders be approved for listing on the NYSE, subject to official notice of issuance. The OpCo Units and Series A Preferred Stock will not be traded on an exchange.

Q:	If I am a Partnership Common Unitholder, whom should I call with questions?

A:	If you have any questions about the transactions contemplated by the merger agreement or the Partnership consent solicitation materials, you should contact:

CSI Compressco LP

1735 Hughes Landing Boulevard, Suite 200

The Woodlands, Texas 77380

Attention: Jonathan Byers

Phone: (281) 364-2279

If you desire additional copies of this consent statement/prospectus, you should contact:

Mediant Communications, Inc.

P.O. Box 8016, Cary, NC 27512-9903

tabulations@betanxt.com

Q:	Where can I find more information about Kodiak and the Partnership?

A:

You can find more information about Kodiak and the Partnership from the various sources described under the section titled “Where You Can Find More Information” beginning on page 283 of this consent statement/prospectus.

SUMMARY

This summary highlights selected information from this document. You are urged to carefully read the entire document and the other documents referred to and incorporated in this document because the information in this section does not provide all the information that might be important to you with respect to the merger agreement, the Mergers and the other matters being considered in connection with this consent statement/prospectus. See the section titled “Where You Can Find More Information” beginning on page 283 of this consent statement/prospectus for more information. Each item in this summary refers to the page of this document on which that subject is discussed in more detail.

Information About the Companies

CSI Compressco LP

The Partnership is a publicly traded limited partnership providing contract services related to the exploration and production of oil and natural gas, including natural gas compression services and treating services. Natural gas compression is used for oil and natural gas production, gathering, artificial lift, transmission, processing, and storage. Treating services include removal of contaminants from a natural gas stream and cooling to reduce the temperature of produced gas and liquids. The Partnership also sells used standard compressor packages and provides aftermarket services and compressor package parts and components manufactured by third-party suppliers. The Partnership provides contract compression and treating services and compressor parts and component sales to a broad base of natural gas and oil exploration and production, midstream, transmission, and storage companies operating throughout many of the onshore producing regions of the U.S., as well as in a number of international locations, including the countries of Mexico, Canada, Argentina and Chile. The Partnership’s headquarters are located at 1735 Hughes Landing Boulevard, Suite 200, The Woodlands, Texas 77380. Its phone number is (832) 365-2257 and its website is www.csicompressco.com.

CSI Compressco GP LLC

The General Partner is the general partner of the Partnership and both manages and controls the Partnership’s operations. The Partnership relies on the General Partner’s board of directors and executive officers to manage the Partnership’s operations and make decisions on behalf of the Partnership. The General Partner’s headquarters are located at 1735 Hughes Landing Boulevard, Suite 200, The Woodlands, Texas 77380. Its phone number is (832) 365-2257 and its website is www.csicompressco.com.

Kodiak Gas Services, Inc.

Kodiak is a publicly traded corporation and a leading operator of contract compression infrastructure in the U.S. Kodiak’s compression operations are critical to its customers’ ability to reliably produce natural gas and oil to support growing global energy demand. Kodiak operates large horsepower compression units under stable, fixed-revenue contracts with blue-chip upstream and midstream customers. Kodiak’s principal executive offices are located at 15320 Highway 105 W, Suite 210, Montgomery, Texas 77356, and the telephone number at that address is (936) 539-3300. The Kodiak website is available at www.kodiakgas.com.

Kodiak Gas Services, LLC

Kodiak Services is a Delaware limited liability company and indirect wholly owned subsidiary of Kodiak. Kodiak Services holds all of Kodiak’s material assets and conducts all material operations of Kodiak. The address of Kodiak Services’ principal executive office is 15320 Highway 105 W, Suite 210, Montgomery, Texas 77356, and the telephone number at that address is (936) 539-3300.

Kick Stock Merger Sub, LLC

Kick Stock Merger Sub, LLC is a Delaware limited liability company and indirect, wholly owned subsidiary of Kodiak. Stock Merger Sub has not carried on any activities to date, other than activities incidental to its formation or undertaken in connection with the transactions contemplated by the merger agreement. The address of Stock Merger Sub’s principal executive office is 15320 Highway 105 W, Suite 210, Montgomery, Texas 77356, and the telephone number at that address is (936) 539-3300.

Kick GP Merger Sub, LLC and Kick Unit Merger Sub, LLC

Kick GP Merger Sub, LLC and Kick Unit Merger Sub, LLC are Delaware limited liability companies and direct wholly owned subsidiaries of Kodiak Services. GP Merger Sub and Unit Merger Sub have not carried on any activities to date, other than activities incidental to their formation or undertaken in connection with the transactions contemplated by the merger agreement. The address of GP Merger Sub and Unit Merger Sub’s respective principal executive offices is 15320 Highway 105 W, Suite 210, Montgomery, Texas 77356, and the telephone number at that address is (936) 539-3300.

The Mergers (See page 150)

On December 19, 2023, Kodiak and the Partnership entered into a merger agreement, pursuant to which, among other things, Kodiak will acquire the Partnership, and the Partnership will cease to be a publicly held master limited partnership. Upon the terms and subject to the conditions set forth in the merger agreement, (i) Stock Merger Sub will merge with and into the Partnership, with the Partnership surviving the Initial LP Merger as a partially owned subsidiary of Frontier I, (ii) following the Initial LP Merger, Frontier I will contribute its Partnership Common Units to Kodiak Services, and in exchange therefor, Kodiak Services will issue to Frontier I a number of OpCo Units equal to the number of shares of Kodiak Common Stock issued in the Initial LP Merger and the number of shares required to be issued in connection with conversion of outstanding and vested Partnership Phantom Units, and (iii) immediately following the Contribution, (A) GP Merger Sub will merge with and into the General Partner, with the General Partner surviving the GP Merger as a direct wholly owned subsidiary of Kodiak Services and (B) Unit Merger Sub will merge with and into the Initial LP Surviving Entity, with the Initial LP Surviving Entity surviving the Subsequent LP Merger as a wholly owned subsidiary of Kodiak Services.

The merger agreement is attached as Annex A to this document, and both Kodiak and the Partnership encourage you to read it carefully and in its entirety because it is the legal document that governs the Mergers.

Merger Consideration (See page 150)

At the Initial Effective Time, pursuant to the Initial LP Merger, each Partnership Common Unit issued and outstanding immediately prior to the Initial Effective Time (other than the Partnership Common Units (i) held directly by Kodiak, Kodiak Services, Stock Merger Sub, GP Merger Sub or Unit Merger Sub or (ii) held by the Electing Unitholders) will be automatically converted into the right to receive 0.086 shares of Kodiak Common Stock, with cash paid in lieu of the issuance of fractional shares, if any.

At the Subsequent Effective Time, (i) pursuant to the GP Merger, all of the GP Membership Interests held by Spartan will be automatically cancelled, retired and cease to exist for no consideration and (ii) pursuant to the Subsequent LP Merger, (A) each Electing Unit issued and outstanding immediately prior to the Subsequent Effective Time will be automatically cancelled, retired and shall cease to exist and will be automatically converted into the right to receive a number of OpCo Units equal to the Exchange Ratio, with cash paid in lieu of the issuance of fractional units, if any, and an equal number of shares of Series A Preferred Stock and (B) the

Partnership GP Interest will represent the right for Spartan, as the former holder of the GP Membership Interests, to receive a number of OpCo Units equal to (1) the number of notional units representing the economic Partnership GP Interest multiplied by (2) the Exchange Ratio, with cash paid in lieu of the issuance of fractional units, if any, and an equal number of shares of Series A Preferred Stock.

Eligible Unitholders will have an opportunity to make the election to receive the Up-C Consideration instead of the Kodiak Common Stock Consideration and will be provided a form of election in order to make such election. All Partnership Common Unitholders other than the Eligible Unitholders will not receive the aforementioned election form and will only be eligible to receive the Kodiak Common Stock Consideration pursuant to the Mergers. If any Eligible Unitholder fails to timely complete and return the form of election in accordance with instructions provided in the form of election and such other documents as required by the Partnership by March 5, 2024, that Eligible Unitholder will only be eligible to receive the Kodiak Common Stock Consideration pursuant to the Initial LP Merger and subject to the terms of the merger agreement. A form of the election form is filed as Exhibit 99.3 to the registration statement of which this consent statement/prospectus forms a part.

Treatment of Equity Awards (See page 177)

At the Initial Effective Time, each Partnership Phantom Unit that has not yet settled (including any underlying accumulated but not yet settled distribution equivalent rights) will be converted into shares of Kodiak Common Stock (rounded to the nearest whole share) equal to the product obtained by multiplying (i) the number of Partnership Common Units subject to such vested Partnership Phantom Unit and (ii) the Exchange Ratio. Partnership Phantom Units, that are unvested and outstanding (including any underlying accumulated but not yet settled distribution equivalent rights) at the Initial Effective Time, will be assumed by Kodiak and automatically converted into a Kodiak RSU in respect of the number of shares of Kodiak Common Stock (rounded to the nearest whole share) equal to (i) the number of Partnership Common Units subject to such unvested Partnership Phantom Units multiplied by (ii) the Exchange Ratio.

After the Initial Effective Time, each such Kodiak RSU described above will continue to vest, subject to the holder’s continued service, on the same schedule as and according to the same terms and conditions as were applicable immediately prior to Initial Effective Time. Any accumulated but not yet settled distribution equivalent rights associated with the Partnership Phantom Units as of the Initial Effective Time will also carry over and will be paid by and in accordance with the terms and conditions applicable to such Partnership Phantom Units immediately prior to the Initial Effective Time.

Support Agreements (See page 219)

Contemporaneously with the execution of the merger agreement, Kodiak, the Partnership and the General Partner entered into separate support agreements with each of the Supporting Unitholders (with all named executive officers entering into one support agreement), with the Supporting Unitholders collectively owning 54% of the outstanding Partnership Common Units. Spartan owns approximately 44.95% of the issued and outstanding Partnership Common Units. Merced Capital L.P. owns approximately 5.45% of the issued and outstanding Partnership Common Units. Orvieto Fund LP owns approximately 3.03% of the issued and outstanding Partnership Common Units. The named executive officers of the General Partner collectively own approximately 1.52% of the issued and outstanding Partnership Common Units. In addition, Spartan owns the General Partner. The General Partner owns 674,587 (which constitutes all) notional units representing the economic Partnership GP Interest in the Partnership. Pursuant to their respective Support Agreement, each Supporting Unitholder agreed to, among other things, (i) within 24 hours of the time when the registration statement, of which this consent statement/prospectus is a part, has been declared effective by the SEC and such Supporting Unitholder has received from Kodiak a copy of this consent statement/prospectus, execute and deliver (or cause to be delivered) a written consent, the form of which is attached as Exhibit B to the Support

Agreements, covering all of the Partnership Common Units held by such Supporting Unitholder approving each of the matters for which the Partnership is soliciting consents of the holders of Partnership Common Units and (ii) during the period commencing at the Subsequent Effective Time and ending on the date that is 180 days after the Subsequent Effective Time, not directly or indirectly transfer any shares of Kodiak Common Stock that such Supporting Unitholder receives as merger consideration pursuant to the merger agreement. Copies of the Support Agreements are attached as Annex B, Annex C, Annex D, and Annex E to this consent statement/prospectus.

Kodiak Services Amended and Restated LLC Agreement (See page 184)

Following the closing of the Mergers, Kodiak will continue to operate its business through Kodiak Services, which will continue to directly or indirectly hold all of the assets and operations of Kodiak and the Partnership. Kodiak will be the sole managing member of Kodiak Services and will be responsible for all operational, management and administrative decisions relating to Kodiak Services’ business and will consolidate financial results of Kodiak Services and its subsidiaries. Kodiak Services will be governed by the OpCo LLC Agreement, to be effective as of the Subsequent Effective Time after giving effect to the Frontier Mergers (as defined below).

Pursuant to the OpCo LLC Agreement, immediately following the Subsequent Effective Time, (i) Frontier I will merge with and into Kodiak (the “Frontier I Merger”), with Kodiak surviving the Frontier I Merger and (ii) Frontier Acquisition II, Inc., a Delaware corporation (“Frontier II”) will merge with and into Kodiak (the “Frontier II Merger” and together with the Frontier I Merger, the “Frontier Mergers”), with Kodiak surviving the Frontier II Merger.

As a result of the transactions contemplated by the merger agreement, the Electing Unitholders at the Subsequent Effective Time will hold OpCo Units and a corresponding number of shares of Series A Preferred Stock. An OpCo Unit, together with a corresponding share of Series A Preferred Stock, generally will be equivalent economically (except with respect to taxes) and in respect of voting power to one share of Kodiak Common Stock.

Pursuant to the OpCo LLC Agreement, after 180 days following the closing of the Mergers and subject to certain limitations, including as to quantity and frequency, the holders of OpCo Units (other than Kodiak and its wholly owned subsidiaries) will have the redemption right to cause Kodiak Services to redeem each of its OpCo Units for either, at Kodiak Services’ election, (i) one share of Kodiak Common Stock (together with the cancellation of one share of Series A Preferred Stock), subject to conversion rate adjustments for stock splits, stock dividends, reclassification and other similar transactions, or (ii) an equivalent amount of cash. Alternatively, upon the exercise of the redemption right, Kodiak (instead of Kodiak Services) will have the call right to, for administrative convenience, acquire each tendered OpCo Unit directly from the redeeming Electing Unitholder. Subject to certain exceptions in the OpCo LLC Agreement, Electing Unitholders will not be able to sell, transfer or redeem OpCo Units and Series A Preferred Stock prior to 180 days following the closing of the Mergers. Upon a change of control of Kodiak, Kodiak Services will have the right to require each holder of OpCo Units to exercise its redemption right with respect to some or all of such holder’s OpCo Units (together with a corresponding number of shares of Series A Preferred Stock). In the event that (i) the holders of OpCo Units (other than Kodiak and its wholly owned subsidiaries) beneficially own, in the aggregate, less than 1.5% of the then outstanding OpCo Units and (ii) shares of Kodiak Common Stock are listed or admitted to trading on a national securities exchange, Kodiak will have the right, in its sole discretion, to require each holder of OpCo Units (other than Kodiak and its wholly owned subsidiaries) that beneficially owns less than 50,000 OpCo Units, to exercise its redemption right with respect to some or all of such holder’s OpCo Units (together with a corresponding number of shares of Series A Preferred Stock). Commencing on the fifth anniversary of the closing of the Mergers, Kodiak Services will have the right to require each holder of OpCo Units to exercise its redemption right with respect to some or all of such holder’s OpCo Units (together with a corresponding number of shares of Series A Preferred Stock).

Registration Rights Agreement (See page 185)

In connection with the closing of the Mergers, Kodiak and Kodiak Services will enter into a registration rights agreement with the Electing Unitholders, pursuant to which, among other things, the Electing Unitholders will have customary rights to require Kodiak to file and maintain the effectiveness of a registration statement with respect to the re-sale of the shares of Kodiak Common Stock that would be issued to the Electing Unitholders upon the redemption of the OpCo Units and shares of Series A Preferred Stock that the Electing Unitholders receive in the Subsequent LP Merger, and under certain circumstances, to require Kodiak to undertake underwritten offerings of such shares of Kodiak Common Stock.

Approvals Required by the Partnership Common Unitholders to Complete the Mergers and the Other Transactions Contemplated by the Merger Agreement (See page 147)

The approval of the holders of a majority of the Partnership’s outstanding Partnership Common Units is required to approve the merger agreement and the other transactions contemplated by the merger agreement (which we refer to as the “Partnership Unitholder Approval”). The Supporting Unitholders, who collectively own approximately 54% of the outstanding Partnership Common Units, have each entered into Support Agreements pursuant to which such Supporting Unitholders have agreed, subject to the terms and conditions of such Support Agreements, to execute and return written consents approving the merger agreement and each of the other matters for which the Partnership is soliciting consents in connection with the merger agreement within 24 hours after the registration statement, of which this consent statement/prospectus forms a part, becomes effective under the Securities Act. The delivery of the written consents by the Supporting Unitholders will be sufficient to approve the merger agreement and the other transactions contemplated by the merger agreement. The Partnership is sending this document to all Partnership Common Unitholders, including the Supporting Unitholders, to request that they approve the merger agreement and, on a non-binding, advisory basis, the Transaction-Related Compensation Proposal by executing and returning the written consent furnished with this consent statement/prospectus. When the Supporting Unitholders execute and return their written consents approving the merger agreement and the Transaction-Related Compensation Proposal, no other consents from the other Partnership Common Unitholders will be required to approve the merger agreement and the Transaction-Related Compensation Proposal.

Approval of the General Partner Board and Reasons for the Mergers (See page 159)

On December 18, 2023, the General Partner Board, by unanimous vote, (i) determined that it is in the best interests of the Partnership (and the Partnership Common Unitholders) and the General Partner (and the holder of the GP Membership Interests) to enter into the merger agreement and to proceed with and consummate the Mergers and the other transactions contemplated thereby, (ii) determined that the merger agreement and the transactions contemplated thereby are, (A) with respect to the LP Mergers, in the best interests of the Partnership and the Partnership Common Unitholders, and fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership) and (B) with respect to the GP Merger and the Subsequent LP Merger, in the best interests of the General Partner and the holder of the GP Membership Interests, (iii) approved the merger agreement and the transactions contemplated thereby, including the Mergers, and (iv) directed that (A) the merger agreement, including the LP Mergers, be submitted to a vote of the Partnership Common Unitholders by written consent pursuant to Section 13.11 and Section 14.3(a) of the Third Amended and Restated Agreement of Limited Partnership of the Partnership (the “Partnership Agreement”), and recommended approval of the merger agreement and the transactions contemplated thereby, including the LP Mergers, by the Partnership Common Unitholders and (B) the merger agreement and the GP Merger and the Subsequent LP Merger be submitted to a vote of the holder of the GP Membership Interests by written consent pursuant to Section 12.3(a) of the Limited Liability Company Agreement of the General Partner, dated as of January 27, 2021, and recommended approval of the merger agreement and the transactions contemplated thereby, including the GP Merger and the Subsequent LP Merger, by the holder of the GP Membership Interests.

In reaching its decision to approve the merger agreement and direct that the approval of the merger agreement and the transactions contemplated thereby be submitted to the holders of Partnership Common Units and the holders of GP Membership Interests for approval by written consent, the General Partner Board consulted with the General Partner’s management and their financial and legal advisors and considered the factors described in the section titled “The Mergers—Approval of the General Partner Board and Reasons for the Mergers” beginning on page 159 of this consent statement/prospectus.

Opinion of the General Partner Board’s Financial Advisor (See page 165)

The General Partner Board has received an opinion of Jefferies LLC (“Jefferies”), dated December 18, 2023, to the effect that, as of such date, the exchange ratio set forth in the merger agreement is fair, from a financial point of view, to the holders of Partnership Common Units (excluding Partnership Common Units held by Kodiak, LP Merger Sub or GP Merger Sub immediately prior to the Initial Effective Time (the “Cancelled Units”)), taking into account the Partnership GP Interest Merger Consideration to be issued to Spartan in the Subsequent LP Merger. A copy of such opinion has been provided to Kodiak and is attached as Annex F to this consent statement/prospectus.

The opinion rendered to the General Partner Board by Jefferies was based on economic, monetary, regulatory, market and other conditions then in effect, and certain financial forecasts and other information made available to Jefferies, as of the date of the opinion. As a result, the opinion does not reflect changes in events or circumstances after the date of such opinion. The General Partner Board has not obtained, and does not expect to obtain, an updated fairness opinion from Jefferies reflecting changes in circumstances that may have occurred since the signing of the merger agreement.

Interests of the General Partner’s Directors and Executive Officers in the Mergers (See page 177)

You should be aware that aside from their interests as Partnership Common Unitholders, the General Partner’s directors and executive officers have interests in the Mergers that are different from, or in addition to, those of other Partnership Common Unitholders generally. The members of the General Partner Board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the Mergers. See the sections titled “The Mergers—Background of the Mergers” and “The Mergers—Approval of the General Partner Board and Reasons for the Mergers” beginning on page 150 and 159 of this consent statement/prospectus, respectively, for more information. The Partnership Common Unitholders should take these interests into account in deciding whether to vote “FOR” the merger proposal. These interests are described in more detail below, and certain of them are quantified in the narrative and the tables below.

Regulatory Approvals Required for the Mergers (See page 185)

Governmental and regulatory approvals are required to complete the transactions contemplated by the merger agreement. These approvals include the expiration or termination of the applicable waiting period under the HSR Act. Kodiak and the Partnership each filed the required Notification and Report Forms under the HSR Act on January 3, 2024. Kodiak withdrew its HSR notification on February 2, 2024 and refiled the notification on February 6, 2024. The 30 calendar day waiting period under the HSR Act will therefore expire at 11:59 p.m. on March 7, 2024 unless Kodiak and the Partnership receive a request for additional information and documentary material (a “Second Request”) from the Department of Justice (“DOJ”) or the Federal Trade Commission (“FTC”). At any time before or after the completion of the Mergers, the Antitrust Division of DOJ, the FTC, foreign antitrust authorities, or others could take action under the antitrust laws as deemed necessary or desirable in the public interest, including without limitation seeking to enjoin the completion of the Mergers or to permit completion only subject to divestitures, behavioral commitments or other regulatory concessions or conditions.

No Appraisal or Dissenters’ Rights (See page 276)

No appraisal or dissenters’ rights are available with respect to the Mergers.

Financing of the Mergers (See page 190)

The total amount of funds necessary for Kodiak to close the Mergers and the related transactions, and to pay the fees and expenses required to be paid at the closing of the Mergers by Kodiak under the merger agreement, includes the funds needed to: (i) refinance certain outstanding debt of the Partnership and its subsidiaries and (ii) pay any of the Partnership’s expenses that are payable by Kodiak pursuant to the terms of the merger agreement but unpaid as of the Subsequent Effective Time (collectively, the “Payment Amounts”).

Under the merger agreement, Kodiak is obligated to make at least two attempts to arrange, obtain and consummate the Minimum Debt Financing. Each of Kodiak’s attempts will include marketing efforts and a roadshow that are customary for a first-time issuer of notes. If the Minimum Debt Financing has not been obtained after Kodiak’s first attempt, the second attempt cannot occur within 30 days of the first attempt without the Partnership’s prior written consent. Kodiak expects to pay the Payment Amounts with cash on hand, including with net proceeds from the completion of the Minimum Debt Financing.

On February 2, 2024, Kodiak Services consummated the Minimum Debt Financing in the form of a $750 million senior notes offering, the proceeds of which will ultimately be used to refinance the Partnership’s debt at the closing of the Mergers.

See the sections titled “The Mergers—Financing of the Mergers” and “The Merger Agreement—Conditions to the Mergers” beginning on pages 190 and 194 of this consent statement/prospectus, respectively, for more information.

NYSE Listing of Kodiak Common Stock (See page 190)

Shares of Kodiak Common Stock are currently listed on the NYSE under the ticker symbol “KGS.” It is a condition to closing that Kodiak Common Stock to be issued in the Mergers (including the shares of Kodiak Common Stock issuable pursuant to the OpCo LLC Agreement to holders of OpCo Units and Series A Preferred Stock) to Partnership Common Unitholders be approved for listing on the NYSE, subject to official notice of issuance.

Delisting and Deregistration of Partnership Common Units (See page 190)

Partnership Common Units are currently listed on the Nasdaq under the ticker symbol “CCLP.” If the Mergers are completed, Partnership Common Units will cease to be listed on the Nasdaq and will be deregistered under the Securities and Exchange Act of 1934 (the “Exchange Act”).

Conditions to the Mergers (See page 194)

The obligations of Kodiak, Kodiak Services, Stock Merger Sub, Unit Merger Sub and GP Merger Sub (which we refer to as, collectively, the “Kodiak Parties”), on the one hand, and the Partnership and the General Partner (which we refer to as, collectively, the “Burro Parties,” and, each individually, a “Burro Party”), on the other hand, to complete the Mergers are subject to the fulfillment (or waiver) of the following conditions, among others:

•

Partnership Unitholder Approval. Partnership Unitholder Approval in accordance with the governing documents of the Partnership and applicable law, including Rule 14c-2 of the Exchange Act, must have been obtained.

•

No Injunction or Legal Restraints; Illegality. No injunction, law or other legal restraint prohibiting the Mergers, including no agreements with any government entity prohibiting or making the consummation of the Mergers illegal, must be in effect.

•

NYSE Listing. Kodiak Common Stock issuable to the holders of Partnership Common Units (including the shares of Kodiak Common Stock issuable pursuant to the OpCo LLC Agreement to holders of OpCo Units and Series A Preferred Stock) must have been approved for listing on the NYSE, subject to official notice of issuance.

•	Regulatory Approvals. Expiration or termination of any applicable waiting period (and any extension thereof) under the HSR Act must have occurred.

•

Registration Statement. The registration statement (of which this consent statement/prospectus forms a part) must be effective, and no stop order suspending the effectiveness of the registration statement must have been issued and no proceeding for such purpose must have been initiated or threatened by the SEC.

In addition, the obligations of Kodiak and its subsidiaries to complete the Mergers are subject to the fulfillment (or waiver) of the following conditions, among others:

•

Accuracy of Representations. The Burro Parties’ representations must be accurate as of the execution date and as of the closing date, except where the failure to be accurate would not have, except for certain representations, a material adverse effect on the Burro Parties and their respective subsidiaries, taken as a whole.

•	Performance of Obligations. The Burro Parties must have performed in all material respects all obligations required to be performed by them under the merger agreement.

•	Minimum Debt Financing. Kodiak must have consummated the Minimum Debt Financing.

•

Absence of Material Adverse Effect. Since the execution of the merger agreement, a material adverse effect on the Burro Parties and their respective subsidiaries, taken as a whole, must not have occurred.

In addition, the obligation of the Burro Parties to complete the Mergers are subject to the fulfillment (or waiver) of the following conditions, among others:

•

Accuracy of Representations. The Kodiak Parties’ representations must be accurate as of the execution date and as of the closing date, except where the failure to be accurate would not have, except for certain representations, a material adverse effect on the Kodiak Parties and their respective subsidiaries, taken as a whole.

•	Performance of Obligations. The Kodiak Parties must have performed in all material respects all obligations required to be performed by them under the merger agreement.

•

Absence of Material Adverse Effect. Since the execution of the merger agreement, a material adverse effect on the Kodiak Parties and their respective subsidiaries, taken as a whole, must not have occurred.

•	OpCo LLC Agreement. The Partnership must have received evidence that the OpCo LLC Agreement has been adopted as the limited liability company agreement of Kodiak Services.

Neither Kodiak nor the Partnership can give any assurance that all of the conditions to the Mergers will either be satisfied or waived or that the Mergers will occur. See “The Merger Agreement—Conditions to the Mergers.”

Non-Solicitation by the Burro Parties (See page 204)

The merger agreement contains a detailed provision prohibiting the Partnership and the General Partner from soliciting or engaging in discussions with any person with respect to a potential alternative transaction, or providing non-public information about the Partnership, unless the General Partner Board determines that an unsolicited alternative proposal is, or would reasonably be expected to lead to, a “superior proposal” (as defined in the merger agreement) and such alternative proposal was not made or received in violation of the non-solicitation prohibitions.

If the General Partner Board determines that an alternative proposal is a superior proposal and determines that it must change its recommendation to the Partnership Common Unitholders with respect to the Mergers or terminate the merger agreement in order to accept a superior proposal, the Partnership must first negotiate in good faith with Kodiak for four business days to modify the current transaction such that the alternative transaction would no longer constitute a superior proposal (or for two additional business days if the alternative proposal is modified by the party making such alternative proposal).

Termination of the Merger Agreement (See page 214)

The merger agreement can be terminated in the following circumstances (see the section titled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 214 of this consent statement/prospectus for more information):

•	Mutual Agreement. Mutual written agreement of Kodiak and the Partnership.

•

Outside Date. Termination by either Kodiak or the Partnership, if the Mergers have not been consummated by September 1, 2024 (the “Outside Date”); provided that if the Marketing Period (as defined below) has commenced but not yet been completed as of the close of business on the third business day prior to the Outside Date, then the Outside Date will be automatically extended until two business days after the final day of the Marketing Period. However, the right to terminate pursuant to this circumstance is not available to a party if that party fails to materially fulfill its obligations under the merger agreement. The “Marketing Period” means, subject to certain terms and conditions as provided in the merger agreement, the first period of fifteen consecutive business days after the date of the merger agreement commencing on the date that is five business days after the date on which Kodiak receives the Required Information (as defined in the merger agreement) in Compliant (as defined in the merger agreement) form and throughout which period such required information is and remains compliant.

•

Final Injunction or Other Law. Termination by either Kodiak or the Partnership, if a permanent injunction has been issued or other law has been enacted prohibiting the Mergers that is final and nonappealable.

•

Breach of Representations or Covenants. Termination by either Kodiak or the Partnership, if the other party has breached its representations or failed to perform its covenants, which breach or failure to perform (i) would result in a failure of a closing condition and (ii) has not or cannot be cured prior to the earlier of the Outside Date and thirty days after delivery of written notice of such breach or failure to the other party; provided that the party that terminates must not have breached its representations or failed to perform its covenants at the time of termination.

•

Change in Recommendation of General Partner Board. Termination by Kodiak, if prior to the receipt of the Partnership Unitholder Approval and the approval of a majority of GP Membership Interests, in each case, in favor of the Mergers (which we refer to as the “Burro Written Consent”), the General Partner Board changes its recommendation for the Mergers in any manner adverse to Kodiak or enters into any other agreement with respect to, or in connection with an alternative acquisition proposal from a third party.

•

Superior Proposal. Termination by the Partnership, before the earlier of (i) 11:59 p.m. Central time on February 20, 2024 and (ii) the date on which the Burro Written Consent is obtained (which we refer to as the “Superior Proposal Termination Period”) in order to enter into a definitive agreement with respect to a superior proposal.

•

Failure to Obtain Debt Financing During Marketing Period. Termination by Kodiak, if, it has not willfully and materially breached its representations, warranties and covenants and (i) the Marketing Period has ended and Kodiak has made at least two attempts (with each attempt including marketing efforts and a roadshow that are customary for a first time issuer of notes) to arrange, obtain and consummate the Minimum Debt Financing prior to the Outside Date (which we refer to as the “Financing Termination Conditions”) and (ii) at such time Kodiak has not consummated the Minimum Debt Financing.

•

Failure to Close When Required. Termination by the Partnership, if (A) all of the mutual closing conditions and the additional conditions to the Kodiak Parties’ obligation to close have been satisfied or waived by the Partnership (other than those conditions that by their nature are to be satisfied at the closing), (B) on or after April 2, 2024, the Partnership has delivered written notice to Kodiak to the effect that all of the mutual closing conditions and additional conditions to the Kodiak Parties’ obligation to close have been satisfied or waived by the Partnership (other than those conditions that by their nature are to be satisfied at the closing) and the Burro Parties are prepared to close the Mergers and (C) the Kodiak Parties fail to close the Mergers on or before the third business day after the delivery of such notice and the Burro Parties were prepared to close the Mergers during that three business day period (which we refer to as “Kodiak’s failure to close when required”).

Termination Fees (See page 216)

Kodiak must pay the Partnership a reverse breakup fee of $20 million (the “reverse breakup fee”) in the following circumstances (see the section titled “The Merger Agreement—Termination Fees” beginning on page 216 of this consent statement/prospectus for more information):

•

Failure to Close When Required. (i) the Partnership terminates the merger agreement because of Kodiak’s failure to close when required or (ii) Kodiak terminates the merger agreement at the Outside Date and at that time the Partnership was entitled to terminate the merger agreement because of Kodiak’s failure to close when required.

•

Failure to Obtain Debt Financing at the Outside Date. Kodiak or the Partnership terminate the merger agreement at the Outside Date and at that time (i) Kodiak has not consummated, or waived the condition to consummate, the Minimum Debt Financing, (ii) Kodiak’s failure to consummate the Minimum Debt Financing is not due to an action of or failure to act by the Partnership in material breach of the Partnership’s obligations under the merger agreement after Kodiak has provided written notice of such alleged breach or failure to act and a 30-day opportunity to cure at the end of which the Partnership has failed to cure and (iii) the Marketing Period has ended and all of the mutual closing conditions and the additional conditions to the Kodiak Parties’ obligation to close the Mergers have been satisfied or waived by the Partnership (other than the condition to consummate the Minimum Debt Financing and those conditions that by their nature are to be satisfied at the closing).

•

Failure to Obtain Debt Financing During Marketing Period. Kodiak terminates the merger agreement because (i) the Financing Termination Conditions have been satisfied and (ii) at such time Kodiak has not consummated the Minimum Debt Financing.

The Partnership must pay Kodiak a breakup fee of $15 million (the “breakup fee”) in the following circumstances (see the section title “The Merger Agreement—Termination Fees” beginning on page 216 of this consent statement/prospectus for more information):

•

Breach of Representation or Failure to Perform Covenant. Kodiak terminates the merger agreement because (i) any Burro Party breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement, which failure to perform results in the failure of a closing condition, (ii) prior to such termination and after the date of the merger agreement, any person (other than the Kodiak Parties or any of their respective affiliates) has made an acquisition proposal, which has been publicly announced or disclosed or otherwise communicated to the General Partner Board or any affiliate of the General Partner and (iii) within 12 months after the date of such termination, any Burro Party enters into a definitive agreement with respect to an acquisition proposal (or publicly approves or recommends to the Partnership Common Unitholders or otherwise does not oppose, in the case of a tender or exchange offer, an acquisition proposal) or consummates an acquisition proposal.

•

Change in Recommendation of General Partner Board. Kodiak terminates the merger agreement prior to the receipt of the Burro Written Consent, because the General Partner Board changes its recommendation for the Mergers.

•

Superior Proposal. Partnership terminates the merger agreement before the end the Superior Proposal Termination Period, in order to enter into a definitive agreement with respect to a superior proposal.

Accounting Treatment of the Mergers (See page 185)

Kodiak prepares its financial statements in accordance with U.S. generally acceptable accounting principles (“GAAP”). The Mergers will be accounted for as a business combination, using the acquisition method of accounting with Kodiak being considered the acquirer of the Partnership for accounting purposes. This means that Kodiak will record all assets acquired and liabilities assumed from the Partnership at their acquisition date fair values on the closing date of the Mergers.

Material U.S. Federal Income Tax Consequences of the Mergers (See page 231)

The exchange by U.S. holders (as defined below in the section titled “Material U.S. Federal Income Tax Considerations”) of Partnership Common Units, in the case of Partnership Common Unitholders other than Electing Unitholders, for shares of Kodiak Common Stock (and cash in lieu of fractional shares of Kodiak Common Stock, if any) pursuant to the Initial LP Merger is expected to be a taxable transaction for U.S. federal income tax purposes.

The exchange by U.S. holders of Partnership Common Units, in the case of Electing Unitholders, for OpCo Units and shares of Series A Preferred Stock (and cash in lieu of fractional OpCo Units, if any) pursuant to the Subsequent LP Merger is generally not expected to result in the recognition of gain or loss to such U.S. holders for U.S. federal income tax purposes, except with respect to any cash received (or deemed to be received) by such U.S. holders in connection with the Subsequent LP Merger (including as a result of any net decrease in such U.S. holders’ share of partnership liabilities pursuant to Section 752 of the Code). Subsequent redemptions of OpCo Units by Electing Unitholders pursuant to the redemption right (or call right) are expected to be treated for U.S. federal income tax purposes as a sale of such units to Kodiak in a taxable transaction in exchange for the shares of Kodiak Common Stock or cash received with respect to such redemptions.

Accordingly, the Up-C structure is expected to provide Eligible Unitholders with the opportunity to defer recognition of their gain, which is generally expected to be more material for such Eligible Unitholders as a result of such Eligible Unitholders’ share of the Partnership’s nonrecourse liabilities significantly exceeding such Eligible Unitholders’ adjusted tax basis in their Partnership Common Units (i.e., Eligible Unitholders have a significant negative tax basis capital account). See the section titled “The Mergers—Background of the Mergers” beginning on page 150 of this consent statement/prospectus for more information.

Partnership Common Unitholders should carefully read the discussion under the section titled “Material U.S. Federal Income Tax Considerations” and “Risk Factors—Tax Risks Related to the Mergers” beginning on pages 231 and 39, respectively, of this consent statement/prospectus for a discussion of the material U.S. federal income tax considerations with respect to the Mergers and the ownership and disposition of Kodiak Common Stock or OpCo Units, as applicable, following the Mergers. All Partnership Common Unitholders are strongly encouraged to consult with, and rely solely upon, their own tax advisors as to the specific tax consequences to them of the Mergers and any related transactions, and of the ownership and disposition of Kodiak Common Stock or OpCo Units, as applicable, in their particular circumstances, including the applicability and effect of any U.S. federal, state or local, non-U.S. or other tax laws (and any potential changes thereto).

Expected Timing of the Mergers (See page 183)

Kodiak and the Partnership currently expect to complete the Mergers in the second quarter of 2024, subject to certain regulatory approvals and other closing conditions, including HSR Act clearance. Because many of the conditions to the completion of the Mergers are beyond the control of Kodiak and the Partnership, the exact timing for the completion of the Mergers cannot be predicted with any degree of certainty.

Comparison of Rights of Holders of Kodiak Common Stock and Partnership Common Unitholders (See page 258)

Partnership Common Unitholders (other than the Electing Unitholders) will own shares of Kodiak Common Stock following the completion of the Mergers, and their rights associated with shares of Kodiak Common Stock and Series A Preferred Stock will be governed by the Delaware General Corporation Law (“DGCL”), the Kodiak Charter, the Kodiak Bylaws and the Kodiak Stockholders‘ Agreement (the Kodiak Charter, the Kodiak Bylaws and the Kodiak Stockholders’ Agreement collectively, the “Kodiak Organizational Documents”) (or the Delaware Limited Liability Company Act and the governing documents of Kodiak Services with respect to OpCo Units), which are different than the Delaware Revised Uniform Limited Partnership Act, as amended (the “Delaware Partnership Act”) and the Partnership Agreement (see the section titled “Comparison of Rights of Kodiak Common Stockholders and Partnership Common Unitholders” beginning on page 258 of this consent statement/prospectus for more information).

Summary of Risk Factors (See page 29)

You should carefully consider all of the risk factors together with all of the other information included in this consent statement/prospectus before deciding whether to deliver the written consent relating to your Partnership Common Units. Some of these risks include, but are not limited to, those described below and in more detail under the section titled “Risk Factors” of this consent statement/prospectus beginning on page 29.

Risks Related to the Mergers

•

Because the market price for shares of Kodiak Common Stock will fluctuate prior to the consummation of the Mergers, Partnership Common Unitholders cannot be sure of the market value of shares of Kodiak Common Stock (or OpCo Units and shares of Series A Preferred Stock) that they will receive in the Mergers.

•

The Mergers are subject to various closing conditions, and any delay in completing the Mergers may reduce or eliminate the benefits expected and delay the payment of the merger consideration to Partnership Common Unitholders.

•	The financial projections included herein are based on various assumptions that may not prove to be correct.

•

The unaudited pro forma condensed combined financial information included in this consent statement/prospectus is preliminary and the actual financial condition and results of operations of Kodiak after the Mergers may differ materially.

•

Shares of Kodiak Common Stock (or Series A Preferred Stock and OpCo Units) to be received by Partnership Common Unitholders as a result of the Mergers will have different rights from Partnership Common Units.

•

If the merger agreement is terminated, under certain circumstances, Kodiak may be obligated to pay a reverse breakup fee and the Partnership may be obligated to pay a breakup fee. These fees could require Kodiak or the Partnership, as the case may be, to seek loans or use available cash that would have otherwise been available for operations, distributions, dividends or other general corporate or partnership purposes.

•

Kodiak and the Partnership will incur substantial transaction-related costs in connection with the Mergers, including fees paid to legal, financial and accounting advisors, filing fees and printing costs.

Risks Related to Kodiak’s Business and Industry

•

Kodiak has several key customers. The loss of one or more of these customers would result in a decrease in Kodiak’s revenues and could adversely affect its financial results and may have a material adverse effect on Kodiak’s financial condition.

•

After the primary term of Kodiak’s contracts, such contracts are cancellable on 30 to 90 days’ notice, and Kodiak cannot be sure that such contracts will be extended or renewed after the end of the initial contractual term. Any such non-renewals, or renewals at reduced rates or the loss of contracts with any significant customer could adversely impact Kodiak’s financial results.

•	The majority of Kodiak’s operations are located in the Permian Basin and Eagle Ford Shale, making Kodiak vulnerable to risks associated with operating in limited geographic areas.

•

Kodiak depends on a limited number of suppliers, and, particularly as a result of supply chain and logistics disruptions resulting from geopolitical disruptions and the resulting inflationary environment, Kodiak is vulnerable to product shortages, long lead times and price increases, which could have a negative impact on Kodiak’s results of operations.

Risks Related to Kodiak’s Relationship with EQT

•

EQT AB (publ), a Swedish public limited liability company, and its affiliates, subsidiaries, successors and assigns (“EQT”) controls a significant percentage of Kodiak’s voting power and it is subject to contractual restrictions that may affect Frontier TopCo Partnership, L.P.’s, an affiliate of EQT (“Kodiak Holdings”) exercise of its rights to approve corporate actions under the Kodiak Stockholders’ Agreement.

•

EQT may have interests that conflict with the interests of Kodiak’s other stockholders. Certain of Kodiak’s directors may also have conflicts of interest because they are also employees of EQT, investment advisors to EQT managed funds or directors or officers of EQT. The resolution of these conflicts of interest may not be in Kodiak’s or your best interests.

Risks Related to Kodiak’s Indebtedness

•	The terms of the ABL Credit Agreement (as defined below) restrict Kodiak’s current and future operations, particularly its ability to respond to changes or to take certain actions.

•

Kodiak may not be able to generate sufficient cash to service all of its indebtedness and may be forced to take other actions to satisfy its obligations under its indebtedness, which may not be successful. Kodiak’s ability to generate cash depends on many factors beyond Kodiak’s control.

Risks Related to Owning Kodiak Common Stock Following the Mergers

•

Kodiak’s charter and bylaws contain provisions that could delay, discourage or prevent a takeover attempt even if a takeover might be beneficial to Kodiak’s stockholders, and such provisions may adversely affect the market price of the Kodiak Common Stock.

•	Kodiak cannot assure you that it will be able to pay dividends on the Kodiak Common Stock.

Tax Risks Related to the Mergers and Owning Kodiak Common Stock and OpCo Units Following the Mergers

•

The expected U.S. federal income tax consequences of the Mergers are dependent upon the Partnership and Kodiak Services being treated as partnerships for U.S. federal income tax purposes at the time of the Mergers.

•

The amount of gain, if any, recognized for U.S. federal income tax purposes by Partnership Common Unitholders (other than Electing Unitholders) as a result of the Initial LP Merger could be greater than expected.

•

Electing Unitholders could recognize gain for U.S. federal income tax purposes as a result of the exchange of their Partnership Common Units for OpCo Units and shares of Series A Preferred Stock (and cash in lieu of fractional OpCo Units, if any) pursuant to the Subsequent LP Merger.

•

If Kodiak Services were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes following the Mergers, Kodiak, Kodiak Services and the Electing Unitholders might be subject to potentially significant tax inefficiencies.

•

The redemption of OpCo Units held by Electing Unitholders following the Mergers is expected to be a taxable transaction for U.S. federal income tax purposes, and the amount of gain, if any, recognized upon a subsequent redemption of OpCo Units could be greater than expected and/or greater than the gain that an Electing Unitholder would have recognized if such Electing Unitholder had instead received Kodiak Common Stock pursuant to the Initial LP Merger.

•	Holders of OpCo Units will be required to pay taxes on their share of Kodiak Services’ income, even if they do not receive any cash distributions from Kodiak Services.

•	Holders of OpCo Units will likely be subject to non-U.S., state and local taxes, and return filing requirements in jurisdictions where they do not live as a result of owning OpCo Units.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Market Prices

The following table sets forth the closing price per share of Kodiak Common Stock and per Partnership Common Unit as reported on the NYSE and Nasdaq, respectively, on December 18, 2023, the last trading day prior to public reports that Kodiak and the Partnership had entered into the merger agreement, and on February 9, 2024, the most recent practicable trading day prior to the date of this consent statement/prospectus for which this information was available. The table also shows the implied per share value of the merger consideration for each Partnership Common Unit as of the same dates. This implied value was calculated by multiplying the closing price of a share of Kodiak Common Stock on the relevant date by the Exchange Ratio.

	Kodiak Common Stock		Partnership Common Units		Implied Per Share Value of Merger Consideration
December 18, 2023	$	19.13	$	1.69	$	1.65
February 9, 2024	$	23.93	$	1.98	$	2.06

The market prices of shares of Kodiak Common Stock and Partnership Common Units have fluctuated since the date of the announcement of the merger agreement and will continue to fluctuate from the date of this consent statement/prospectus to the date the Mergers are completed. No assurance can be given concerning the market prices of shares of Kodiak Common Stock and Partnership Common Units before completion of the Mergers or shares of Kodiak Common Stock after completion of the Mergers. The Exchange Ratio is fixed in the merger agreement, but the market price of shares of Kodiak Common Stock (and therefore the value of the merger consideration) when received by Partnership Common Unitholders after the Mergers are completed could be greater than, less than or the same as shown in the table above. Accordingly, Partnership Common Unitholders are advised to obtain current market quotations for shares of Kodiak Common Stock and shares of Partnership Common Stock in deciding whether to vote for adoption of the merger agreement.

Dividends

Kodiak currently pays a quarterly dividend on shares of Kodiak Common Stock and last paid a quarterly dividend on November 10, 2023 of $0.38 per share. The Partnership currently pays a quarterly dividend on Partnership Common Units and last paid a quarterly dividend on November 14, 2023 of $0.01 per share. Prior to the closing of the Mergers, each of Kodiak and the Partnership will coordinate with the other the declaration of any dividends or distributions in respect of Kodiak Common Stock, OpCo Units or Partnership Common Units and the record dates and payment dates relating thereto, with the intent that Partnership Common Unitholders not receive more than one dividend, or fail to receive one dividend, in any quarter with respect to their Partnership Common Units and any shares of Kodiak Common Stock or OpCo Units that any such holder receives pursuant to the Mergers.

Pursuant to the merger agreement, the Partnership may not declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its outstanding partnership interests, limited liability company interests, or other equity interests, except for dividends or distributions (i) by a wholly owned subsidiary of the Partnership to its parent, (ii) by the Partnership in an amount not to exceed $0.01 per Partnership Common Unit and $0.01 per notional general partner unit per quarter and (iii) by the General Partner in an amount not to exceed the dividends, distributions or reimbursement of expenses the General Partner receives from the Partnership. In addition, Kodiak may not declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for (i) dividends or distributions by a subsidiary of Kodiak to its parent or (ii) dividends paid with respect to shares of Kodiak Common Stock in an amount not to exceed $0.44 per share per quarter. See the section titled “The Merger Agreement—Conduct of Business Pending the Mergers” beginning on page 200 of this consent statement/prospectus.

After the closing of the Mergers, any former Partnership Common Unitholder who holds Kodiak Common Stock or OpCo Units into which Partnership Common Units have been converted in connection with the Mergers will receive whatever dividends or distributions are declared and paid on Kodiak Common Stock or OpCo Units. There can be no assurance that any future dividends or distributions will be declared or paid by Kodiak or Kodiak Services or as to the amount or timing of those dividends or distributions, if any.

RISK FACTORS

In addition to the other information included and incorporated by reference into this document, including the matters addressed in the section titled “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risks. In addition, you should read and consider the risks associated with each of the businesses of Kodiak and the Partnership. The risks associated with the Partnership’s business can be found in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2022, as updated by subsequent its Quarterly Reports on Form 10-Q, all of which are filed with the SEC and incorporated by reference into this consent statement/prospectus. See the section titled “Where You Can Find More Information” beginning on page 283 of this consent statement/prospectus for more information. Realization of any of the risks described below, any of the events described under “Cautionary Statement Regarding Forward-Looking Statements” or any of the risks or events described herein and in the documents incorporated by reference could have a material adverse effect on Kodiak’s, the Partnership’s or the combined company’s business, financial condition, cash flows and results of operations and could result in a decline in the trading prices of their common stock or common units.

Risks Related to the Mergers

Because the market price for shares of Kodiak Common Stock will fluctuate prior to the consummation of the Mergers, Partnership Common Unitholders cannot be sure of the market value of shares of Kodiak Common Stock (or OpCo Units and shares of Series A Preferred Stock) that they will receive in the Mergers.

At the time the Mergers are completed, Partnership Common Unitholders will receive 0.086 shares of Kodiak Common Stock, with cash paid in lieu of the issuance of fractional shares, if any (or, in the case of the Electing Unitholders, 0.086 OpCo Units, with cash paid in lieu of the issuance of fractional units, if any, and an equal number of shares of Series A Preferred Stock, which together will be redeemable, subject to certain limitations, for shares of Kodiak Common Stock) for each Partnership Common Unit they own as of immediately prior to the Mergers. At the time that Partnership Common Unitholders return their written consents regarding the approval of the merger agreement, Partnership Common Unitholders will not know the actual market value of the shares of Kodiak Common Stock (or OpCo Units and shares of Series A Preferred Stock) that they will receive when the Mergers are completed. The actual market value of the shares of Kodiak Common Stock (or OpCo Units and shares of Series A Preferred Stock), when received by Partnership Common Unitholders, will depend on the market value of the shares of Kodiak Common Stock on that date. This market value may be less than the value of the shares of Kodiak Common Stock on the date of the merger agreement and on the date that Partnership Common Unitholders return their written consents regarding the approval of the merger agreement. These fluctuations in the market value of shares of Kodiak Common Stock may be caused by a variety of factors, including general market and economic conditions, changes in Kodiak’s businesses, operations and prospects and regulatory considerations. Such factors are difficult to predict and, in many cases, may be beyond the Partnership’s and Kodiak’s control. Neither the Partnership nor Kodiak is permitted to terminate the merger agreement as a result, in and of itself, of any increase or decrease in the market price of Partnership Common Units or Kodiak Common Stock.

The Mergers are subject to various closing conditions, and any delay in completing the Mergers may reduce or eliminate the benefits expected and delay the payment of the Merger Consideration to Partnership Common Unitholders.

The Mergers are subject to the satisfaction of a number of other conditions beyond the parties’ control that may prevent, delay or otherwise materially adversely affect the completion of the Mergers. These conditions include, among other things, the Partnership Unitholder Approval regarding the approval of the merger agreement and the expiration or termination of any applicable waiting period under the HSR Act. Kodiak and the Partnership cannot predict with certainty whether and when any of these conditions will be satisfied. Any delay in completing the Mergers could cause the combined company not to realize, or delay the realization, of some or all of the benefits that the companies expect to achieve from the Mergers. In such context, the date on which Partnership Common Unitholders will receive the merger consideration is also uncertain.

Certain executive officers and directors of the General Partner have interests in the Mergers that are different from, or in addition to, the interests of Partnership Common Unitholders generally, which could have influenced their decision to support the Mergers or approve the merger agreement.

Certain executive officers and directors of the General Partner are parties to agreements or participants in other arrangements that give them interests in the Mergers that may be different from, or be in addition to, your interests as a Partnership Common Unitholder. You should consider these interests in voting on the Mergers. We have described these different interests under the section titled “The Mergers—Interests of the General Partner’s Directors and Executive Officers in the Mergers” beginning on page 177 of this consent statement/prospectus.

The merger agreement and the Support Agreements limit the Partnership’s ability to pursue alternatives to the Mergers.

The merger agreement contains provisions that make it more difficult for the Partnership to sell its business to a party other than Kodiak. These provisions include the general prohibition on the Partnership soliciting any proposal or offer for a competing transaction from a third party, and the requirement that the Partnership pay Kodiak a breakup fee of $15 million if the merger agreement is terminated in specified circumstances. See the sections titled “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Termination Fees” beginning on pages 214 and 216 of this consent statement/prospectus, respectively, for more information. In addition, the Supporting Unitholders have entered into the Support Agreements which obligate them to deliver their written consent to each of the matters for which the Partnership is soliciting consents of Partnership Common Unitholders after the registration statement, of which this consent statement/prospectus forms a part, becomes effective under the Securities Act. The delivery of the written consents by the Supporting Unitholders will be sufficient to approve the merger agreement. See the section title “The Support Agreements” beginning on page 219 of this consent statement/prospectus for more information. The foregoing may discourage a third party that might have an interest in acquiring all or a significant part of the Partnership from considering or proposing an acquisition, even if that party were prepared to pay consideration with a higher per unit value than the current proposed merger consideration.

The financial projections included herein are based on various assumptions that may not prove to be correct.

The financial projections set forth in the forecast included under the section titled “The Mergers—The Partnership and Kodiak Unaudited Prospective Financial Information” beginning on page 173 of this consent statement/prospectus are based on assumptions of, and information available to, the parties at the time they were prepared and provided to the General Partner Board and its financial advisors. The parties cannot know whether such assumptions will prove correct. Any or all of such projections may turn out to be wrong. Such projections can be adversely affected by inaccurate assumptions or by known or unknown risks and uncertainties, many of which are beyond Kodiak’s and the Partnership’s control. Many factors mentioned in this consent statement/prospectus, including the risks outlined in this “Risk Factors” section and the events or circumstances described under the section titled “Cautionary Statement Regarding Forward-Looking Statements,” will be important in determining Kodiak’s and the Partnership’s future results. As a result of these contingencies, actual future results may vary materially from such financial projections. In view of these uncertainties, the inclusion of financial projections in this consent statement/prospectus is not and should not be viewed as a representation that the forecast results will be achieved.

The financial projections included herein were not prepared with a view toward public disclosure, and such financial projections were not prepared with a view toward compliance with published guidelines of any regulatory or professional body. Further, any forward-looking statement speaks only as of the date on which it is made, and Kodiak and the Partnership undertake no obligation, other than as required by applicable law, to update the financial projections herein to reflect events or circumstances after the date those financial projections were prepared or to reflect the occurrence of anticipated or unanticipated events or circumstances.

The financial projections included in this consent statement/prospectus have been prepared by, and are the responsibility of, the parties alone. Moreover, neither the Partnership’s independent registered public accounting firm, Grant Thornton LLP (“Grant Thornton”), nor any other independent registered public accounting firm, including Kodiak’s independent accountants, BDO USA, P.C. (“BDO”), have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and, accordingly, neither Grant Thornton nor BDO assumes any responsibility for, and disclaims any association with, the prospective financial information. The reports of Grant Thornton and BDO included herein or incorporated by reference relate exclusively to the historical financial information of the entities named in those reports and do not cover any other information in this consent statement/ prospectus and should not be read to do so. See the section titled “The Mergers—the Partnership and Kodiak Unaudited Prospective Financial Information” beginning on page 173 of this consent statement/prospectus for more information.

The unaudited pro forma condensed combined financial information included in this consent statement/prospectus is preliminary and the actual financial condition and results of operations of Kodiak after the Mergers may differ materially.

The unaudited pro forma condensed combined financial information in this consent statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Kodiak’s actual financial condition or results of operations would have been had the Mergers been completed on the dates indicated. The unaudited pro forma condensed combined financial information reflects adjustments, which are based upon preliminary estimates, to reflect the Partnership’s identifiable assets to be acquired and liabilities to be assumed at fair value and the resulting goodwill. The fair value estimates reflected in this consent statement/prospectus are preliminary, and final amounts will be based upon the actual consideration and the fair value of the assets and liabilities of the Partnership as of the acquisition date for accounting purposes. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this consent statement/prospectus. For more information, see the section titled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 220.

A different set of factors and conditions affect shares of Kodiak Common Stock and could have a negative impact on the stock price.

Upon completion of the Mergers, Partnership Common Unitholders who receive shares of Kodiak Common Stock will become stockholders of Kodiak (and those who receive OpCo Units (and corresponding shares of Series A Preferred Stock) will become unitholders of Kodiak Services and ultimately may become common stockholders of Kodiak upon the redemption of their OpCo Units (and cancellation of corresponding shares of Series A Preferred). The businesses of Kodiak and the other companies it has acquired and may acquire in the future are different in many respects from those of the Partnership. There is a risk that various factors, conditions and developments that would not affect the price of Partnership Common Units could negatively affect the price of shares of Kodiak Common Stock. Please see the section titled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 74 of this consent statement/prospectus for a summary of some of the key factors that might affect Kodiak and the prices at which shares of Kodiak Common Stock may trade from time to time.

Partnership Common Unitholders will have a reduced ownership and voting interest after the Mergers.

When the Mergers occur, each Partnership Common Unitholder will become a stockholder of Kodiak (and those who receive OpCo Units (and corresponding shares of Series A Preferred Stock) will become unitholders of Kodiak Services and ultimately may become common stockholders of Kodiak upon the redemption of their

OpCo Units (and cancellation of corresponding shares of Series A Preferred Stock) with a percentage ownership of the combined company that is much smaller than such unitholder’s percentage ownership of the Partnership). Based on the number of shares of Kodiak Common Stock and Partnership Common Units outstanding as set forth in their respective Quarterly Reports for the quarter ended September 30, 2023, Partnership Common Unitholders will own approximately 14% of the outstanding shares of Kodiak Common Stock and OpCo Units after the Mergers, on a fully diluted basis.

Shares of Kodiak Common Stock (or Series A Preferred Stock and OpCo Units) to be received by Partnership Common Unitholders as a result of the Mergers will have different rights from Partnership Common Units.

Following completion of the Mergers, Partnership Common Unitholders will no longer hold Partnership Common Units but will instead become stockholders of Kodiak (or holders of OpCo Units and Series A Preferred Stock exchangeable for Kodiak Common Stock). There are important differences between the rights of Partnership Common Unitholders and the rights of holders of Kodiak Common Stock and holders of OpCo Units and Series A Preferred Stock. See the section titled “Comparison of Rights of Holders’ of Kodiak Common Stock and Partnership Common Unitholders” beginning on page 258 of this consent statement/prospectus for a discussion of the different rights associated with Partnership Common Units, shares of Kodiak Common Stock, shares of Series A Preferred Stock and OpCo Units.

If the merger agreement is terminated, under certain circumstances, Kodiak may be obligated to pay a reverse breakup fee and the Partnership may be obligated to pay a breakup fee. These fees could require Kodiak or the Partnership, as the case may be, to seek loans or use available cash that would have otherwise been available for operations, distributions, dividends or other general corporate or partnership purposes.

In certain circumstances, Kodiak may be obligated to pay a reverse breakup fee of $20 million or the Partnership may be obligated to pay a breakup fee of $15 million. If the merger agreement is terminated, the termination fees required to be paid, if any, by Kodiak or the Partnership under the merger agreement may require Kodiak or the Partnership to seek loans or borrow amounts to enable it to pay these amounts. In either case, payment of these amounts by Kodiak or the Partnership, as the case may be, would reduce the cash available for operations, distributions, dividends or other general corporate or partnership purposes. See the section title “The Merger Agreement—Termination Fees” beginning on page 216 of this consent statement/prospectus for more information.

The failure to successfully combine the businesses of Kodiak and the Partnership in the expected time frame may adversely affect Kodiak’s future results, which may adversely affect the value of the shares of Kodiak Common Stock and OpCo Units that Partnership Common Unitholders would receive in the Mergers.

If Kodiak’s and the Partnership’s businesses are not successfully integrated, the anticipated benefits of the Mergers may not be realized fully or at all or may take longer to realize than expected. In addition, the actual integration may result in additional and unforeseen expenses, which could reduce the anticipated benefits of the Mergers.

Kodiak and the Partnership, including their respective subsidiaries, have operated and, until the completion of the Mergers, will continue to operate independently. It is possible that the integration process could result in the loss of key employees, as well as the disruption of each company’s ongoing businesses or inconsistencies in their standards, controls, procedures and policies. Any or all of those occurrences could adversely affect the combined company’s ability to maintain relationships with customers and employees after the Mergers or to achieve the anticipated benefits of the Mergers. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of Kodiak and the Partnership.

If the Mergers are approved by the Partnership Common Unitholders, the date that Partnership Common Unitholders will receive the merger consideration is uncertain.

As described in this consent statement/prospectus, completing the Mergers is subject to several conditions, not all of which are controllable or waivable by Kodiak or the Partnership. Accordingly, if the Mergers are approved by the Partnership Common Unitholders, the date that Partnership Common Unitholders will receive the merger consideration depends on the completion date of the Mergers, which is uncertain.

If a governmental authority asserts objections to the Mergers, Kodiak and the Partnership may be unable to complete the Mergers.

The closing of the Mergers is subject to the condition that there is no law, injunction, judgment or ruling by a governmental authority in effect enjoining, restraining, preventing or prohibiting the Mergers contemplated by the merger agreement. If a U.S. governmental authority asserts objections to the Mergers, Kodiak or the Partnership may be required to divest assets in order to get approval of the Mergers from such U.S. governmental authority. There can be no assurance as to the cost, scope or impact of the actions that may be required to address any governmental authority objections to the Mergers. If Kodiak or the Partnership takes such actions, it could be detrimental to it or to the combined organization following the consummation of the Mergers. Furthermore, these actions could have the effect of delaying or preventing completion of the Mergers or imposing additional costs on or limiting the revenue or cash available for distribution of the combined organization following the consummation of the Mergers. See the section titled “The Mergers—Regulatory Approvals” beginning on page 186 of this consent statement/prospectus for more information.

Additionally, state attorneys general or other state or local regulators could seek to block, rescind or challenge the Mergers as they deem necessary or desirable in the public interest at any time, including after completion of the Mergers. In addition, in some circumstances, a third party could initiate a private action under antitrust laws challenging or seeking to enjoin or rescind the Mergers, before or after it is completed. Kodiak and the Partnership may not prevail and may incur significant costs in defending or settling any action under the antitrust laws.

The pendency of the Mergers could materially adversely affect the future business and operations of the Partnership or result in a loss of the Partnership’s employees.

In connection with the pending Mergers, it is possible that some customers, suppliers and other persons with whom the Partnership has a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationship with the Partnership as a result of the Mergers, which could negatively impact revenues, earnings and cash flows of the Partnership, as well as the market price of Partnership Common Units, regardless of whether the Mergers are completed. Similarly, current and prospective employees of the Partnership may experience uncertainty about their future roles with Kodiak and the Partnership following completion of the Mergers, which may materially adversely affect the ability of the Partnership to attract and retain key employees.

Kodiak and the Partnership will incur substantial transaction-related costs in connection with the Mergers, including fees paid to legal, financial and accounting advisors, filing fees and printing costs.

Kodiak and the Partnership have incurred and expect to incur a number of non-recurring costs associated with the Mergers. These costs include financial advisory, legal, accounting, consulting and other advisory fees, severance/employee benefit-related costs, public company filing fees and other regulatory fees, printing costs and other related costs. Some of these costs are payable by either Kodiak or the Partnership regardless of whether or not the Mergers are completed.

Kodiak expects to incur substantial costs in connection with the related integration of the Mergers. There are a large number of processes, policies, procedures, operations, technologies and systems that may need to be integrated, including purchasing, accounting and finance, sales, payroll, pricing and benefits. While Kodiak has assumed that a certain level of costs will be incurred, there are many factors beyond Kodiak’s control that could affect the total amount or the timing of the integration costs. Moreover, many of the costs that will be incurred are, by their nature, difficult to estimate accurately. These costs could, particularly in the near term, exceed the savings that Kodiak expects to achieve from the elimination of duplicative costs and the realization of economies of scale and cost savings. These integration costs may result in Kodiak taking significant charges against earnings following the completion of the Mergers, and the amount and timing of such charges are uncertain at present.

Kodiak will incur indebtedness in connection with the Mergers, which could adversely affect Kodiak, including by decreasing its business flexibility.

In connection with the consummation of the Mergers, Kodiak intends to assume and refinance up to $750 million of indebtedness of the Partnership. On February 2, 2024, Kodiak Services consummated the Minimum Debt Financing in the form of a $750 million senior notes offering, the proceeds of which will ultimately be used to refinance the Partnership’s debt at the closing of the Mergers. Kodiak’s increased level of debt and the covenants to which Kodiak agreed in connection with the Minimum Debt Financing could have negative consequences on Kodiak, including, among other things, (i) requiring Kodiak to dedicate a larger portion of its cash flow from operations to servicing and repayment of the debt, (ii) reducing funds available for strategic initiatives and opportunities, working capital and other general corporate needs and (iii) the indenture governing such senior unsecured notes imposes certain operating and financial restrictions on Kodiak, including restricting Kodiak’s ability to incur additional debt and provide additional guarantees; pay dividends and make other restricted payments, including certain investments; create or permit certain liens; make certain asset sales; use the proceeds from the sales of assets and subsidiary stock; create or permit restrictions on the ability of our restricted subsidiaries to pay dividends or make other distributions to us; engage in certain transactions with affiliates; make certain acquisitions; enter into sale and leaseback transactions; and consolidate, merge, or transfer all or substantially all of our assets or the assets of our restricted subsidiaries.

Resales of Kodiak Common Stock following the closing of the Mergers may cause the market value of Kodiak Common Stock to decline.

Based on the number of Partnership Common Units outstanding as of February 20, 2024, Kodiak expects to issue or reserve for issuance up to approximately an aggregate of 12,220,799 shares of Kodiak Common Stock at the closing of the Mergers in connection with the transaction (including the shares of Kodiak Common Stock issuable upon a redemption pursuant to the OpCo LLC Agreement to holders of OpCo Units). The issuance of these new shares of Kodiak Common Stock could have the effect of depressing the market value for shares of Kodiak Common Stock. The increase in the number of shares of Kodiak Common Stock may lead to sales of such shares of Kodiak Common Stock or the perception that such sales may occur, either of which may adversely affect the market for, and the market value of, shares of Kodiak Common Stock.

Kodiak and the Partnership may be subject to class action lawsuits relating to the Mergers, which could materially adversely affect their business, financial condition and operating results.

Kodiak, the Partnership, the General Partner and their respective directors and officers, as applicable, may be subject to class action lawsuits relating to the Mergers and other additional lawsuits that may be filed. Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into merger agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on the Partnership’s and Kodiak’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Mergers, then that injunction may delay or prevent the Mergers from being completed, which may adversely affect the Partnership’s and Kodiak’s business, financial position and results of operation. Currently, the

Partnership and Kodiak are unaware of any securities class action lawsuits or derivative lawsuits having been filed in connection with the Mergers.

One of the conditions to consummating the Mergers is that no injunction, order or decree prohibiting or otherwise preventing or making unlawful the consummation of the Mergers will have been issued by any court or governmental entity of competent jurisdiction in the United States. Consequently, if any lawsuit is filed challenging the Mergers and is successful in obtaining an injunction preventing the parties to the merger agreement from consummating the Mergers, such injunction may prevent the Mergers from being completed in the expected timeframe, or at all.

Failure to complete the Mergers could negatively affect the per unit price of Partnership Common Units and the Partnership’s future businesses and financial results.

If the Mergers are not completed, the ongoing business of the Partnership may be adversely affected and the Partnership will be subject to several risks and consequences, including the following:

•	under the merger agreement, the Partnership may be required, under certain circumstances, to pay Kodiak a breakup fee of $15 million;

•	the Partnership will be required to pay certain costs relating to the Mergers, whether or not the Mergers are completed, such as legal, accounting, financial advisor and printing fees;

•

under the merger agreement, the Partnership is subject to certain restrictions on the conduct of its business prior to completing the Mergers without Kodiak’s consent, which may adversely affect its ability to execute certain of its business strategies; and

•

matters relating to the Mergers may require substantial commitments of time and resources by General Partner management, which could otherwise have been devoted to other opportunities that may have been beneficial to the Partnership as an independent company.

In addition, if the Mergers are not completed, the Partnership may experience negative reactions from the financial markets, including negative impacts on the market price of its common units, and from its customers, employees, vendors, business partners and other third parties. The Partnership also could be subject to litigation related to any failure to complete the Mergers or to enforcement proceedings commenced against the Partnership to attempt to force it to perform its obligations under the merger agreement.

Partnership Common Unitholders are not entitled to appraisal rights in connection with the Mergers.

Appraisal rights are statutory rights that enable unitholders to dissent from certain extraordinary transactions, such as certain mergers, and to demand that the partnership pay the fair value for their units as determined by a court in a judicial proceeding instead of receiving the consideration offered to unitholders in connection with the applicable transaction. Under the Delaware Partnership Act, Partnership Common Unitholders will not have rights to an appraisal of the fair value of their Partnership Common Units in connection with the Mergers. See the section titled “Summary—No Appraisal or Dissenters’ Rights” beginning on page 19 of this consent statement/prospectus for more information.

The fairness opinion rendered to the General Partner Board by Jefferies was based on market and other conditions then in effect, and certain financial forecasts and other information made available to Jefferies, as of the date of the opinion. As a result, the opinion does not reflect changes in events or circumstances after the date of such opinion. The General Partner Board has not obtained, and does not expect to obtain, an updated fairness opinion from Jefferies reflecting changes in circumstances that may have occurred since the signing of the merger agreement.

The fairness opinion rendered to the General Partner Board by Jefferies was provided in connection with, and at the time of, the evaluation of the Mergers and the merger agreement by the General Partner Board. The opinion was based on market and other conditions then in effect, and certain financial forecasts and other information made available to Jefferies, as of the date of the opinion, which may have changed, or may change, after the date of the opinion. The General Partner Board has not obtained an updated opinion as of the date of this consent statement/prospectus from Jefferies and does not expect to obtain an updated opinion prior to the completion of the Mergers. Changes in the operations and prospects of Kodiak or the Partnership, general market and economic conditions and other factors that may be beyond the control of Kodiak and the Partnership, and on which the fairness opinion was based, may have altered the value of Kodiak or the Partnership or the prices of shares of Kodiak Common Stock or Partnership Common Units since the date of such opinion, or may alter such values and prices by the time the Mergers are completed. The opinion does not speak as of any date other than the date of the opinion. For descriptions of the opinion that Jefferies rendered to the General Partner Board, see the section titled “The Mergers—Opinion of the General Partner Board’s Financial Advisor” beginning on page 165 of this consent statement/prospectus.

Kodiak will be a holding company. Kodiak’s sole material asset will be its equity interest in Kodiak Services, and Kodiak will accordingly be dependent upon distributions from Kodiak Services to pay taxes, cover its corporate and other overhead expenses and pay any dividends on Kodiak Common Stock.

After giving effect to the transactions contemplated by the merger agreement, Kodiak will be a holding company and will have no material assets other than its equity interest in Kodiak Services. Kodiak will have no independent means of generating revenue. To the extent Kodiak Services has available cash, Kodiak Services will be required, subject to any restrictions contained in any agreement to which Kodiak Services is bound, to make distributions out of legally available funds to all Kodiak Services Unitholders generally on a pro rata basis at such times and in such amounts as Kodiak, as managing member of Kodiak Services, reasonably determines is necessary to cause a distribution to Kodiak sufficient to enable Kodiak to timely satisfy its tax liabilities. In addition, as the managing member of Kodiak Services, Kodiak will cause Kodiak Services to make pro rata distributions to all of its unitholders, including to Kodiak, in an amount sufficient to allow Kodiak to fund dividends to its stockholders in accordance with Kodiak’s dividend policy, to the extent the Kodiak Board declares such dividends. Therefore, while Kodiak expects to pay dividends on Kodiak Common Stock in amounts determined from time to time by the Kodiak Board in the future, Kodiak’s ability to do so may be limited to the extent Kodiak Services and its subsidiaries are limited in their ability to make these and other distributions to Kodiak, including due to the restrictions under the outstanding Kodiak credit facility. The OpCo LLC Agreement will also require Kodiak Services to make non-pro rata payments to Kodiak to reimburse it for corporate and other overhead expenses, which payments will not be treated as distributions under the OpCo LLC Agreement. To the extent that Kodiak needs funds and Kodiak Services or its subsidiaries are restricted from making such distributions under applicable law or regulation or under the terms of their financing arrangements, or are otherwise unable to provide such funds, it could materially adversely affect Kodiak’s liquidity and financial condition.

The “Up-C” structure may confers certain benefits upon the Electing Unitholders that do not benefit the holders of Kodiak Common Stock to the same extent as it may benefit the Electing Unitholders. Kodiak is a holding company and will have, following the closing of the Mergers, no material assets other than its ownership of OpCo Units. As a consequence, Kodiak’s ability to declare and pay dividends to the holders of Kodiak Common Stock is subject to the ability of Kodiak Services to provide distributions to Kodiak. If Kodiak Services makes such distributions, the Electing Unitholders will be entitled to receive equivalent distributions from Kodiak Services on a pro rata basis. However, because Kodiak must pay taxes, amounts ultimately distributed as dividends to holders of Kodiak Common Stock are expected to be less on a per share basis than the amounts distributed by Kodiak Services to the Electing Unitholders on a per unit basis. This and other aspects of our organizational structure following the closing of the Mergers may adversely impact the future trading market for the Kodiak Common Stock.

The Mergers are subject to conditions, including certain conditions that may not be satisfied or completed on a timely basis or at all. Failure to complete the Mergers in a timely manner or at all could have material and adverse effects on Kodiak and the Partnership.

Completion of the Mergers is subject to a number of conditions. Such conditions, some of which are beyond Kodiak’s and the Partnership’s control, may not be satisfied or waived in a timely manner or at all and therefore make the completion and timing of the completion of the Mergers uncertain. In addition, the merger agreement contains certain termination rights for both Kodiak and the Partnership which, if exercised, will also result in the Mergers not being consummated. Furthermore, the governmental authorities from which the regulatory approvals are required may impose conditions on the completion of the Mergers or require changes to their terms. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying or impeding consummation of the transactions or of imposing additional costs or limitations on Kodiak or the Partnership following completion of the Mergers, any of which might have an adverse effect on Kodiak or the Partnership following completion of the Mergers.

If the Mergers are not completed in a timely manner or at all, Kodiak’s and the Partnership’s ongoing business may be adversely affected and, without realizing any of the benefits of having completed the Mergers, Kodiak and the Partnership will be subject to a number of risks, including the following:

•

Kodiak and the Partnership will be required to pay its costs relating to the Mergers, such as legal, accounting and certain financial advisory costs and expenses, whether or not the transactions are completed;

•

time and resources committed by Kodiak’s management and the General Partner’s management to matters relating to the Mergers could otherwise have been devoted to pursuing other beneficial opportunities; and

•	the market price of Kodiak’s Common Stock and the Partnership Common Units could decline to the extent that the current market price reflects a market assumption that the Mergers will be completed.

In addition to the above risks, if the merger agreement is terminated and the Kodiak Board seeks another acquisition, Kodiak cannot be certain that it will be able to find a party willing to enter into a transaction as attractive as the Mergers. Also, the merger agreement contains certain termination rights for both the Partnership and Kodiak, including the right to terminate the merger agreement. Upon termination of the merger agreement, under certain specified circumstances, the Partnership would be required to pay Kodiak a termination fee equal to $15 million, and under certain other specified circumstances, Kodiak would be required to pay the Partnership a termination fee equal to $20 million.

Kodiak may fail to realize all of the anticipated benefits of the Mergers or those benefits may take longer to realize than expected. Kodiak may also encounter significant difficulties in integrating the Partnership’s business.

Kodiak’s ability to realize the anticipated benefits of the Mergers will depend, to a large extent, on Kodiak’s ability to successfully integrate the Partnership’s business. The integration of a business is a complex, costly and time-consuming process. As a result, Kodiak will be required to devote significant management attention and resources to integrating Kodiak’s business practices and operations with the business practices and operations of the Partnership. The integration process may disrupt Kodiak’s business and, if implemented ineffectively, would restrict the full realization of the anticipated benefits from the acquisition. The failure to meet the challenges involved in integrating the acquired business and to realize the anticipated benefits of the transaction could adversely impact the carrying value of the acquisition premium or goodwill; could cause an interruption of, or a loss of momentum in, Kodiak’s business activities; and could adversely impact Kodiak’s business, financial condition or results of operations. In addition, the overall integration of the Partnership may result in material unanticipated problems, expenses, liabilities, loss of customers and diversion of the attention of Kodiak’s management and employees. The challenges of integrating the operations of acquired businesses include, among others:

•	difficulties in achieving anticipated cost savings, synergies, business opportunities and growth prospects from the Mergers;

•	difficulties in the integration of operations and systems, including information technology systems;

•	difficulties in establishing effective uniform controls, standards, systems, procedures, business cultures, compensation structures and accounting and other policies between the two businesses;

•	difficulties in the acculturation of employees;

•	difficulties managing the expanded operations of a larger and more complex company, including in new regions and countries and in new, ancillary business lines;

•	challenges in keeping existing customers and obtaining new customers;

•	challenges in attracting and retaining key personnel, including personnel that are considered key to the future success of the business; and

•	challenges in keeping key business relationships in place.

Many of these factors are outside of Kodiak’s control, and any one of them could result in increased costs and liabilities, decreases in the amount of expected revenue and earnings, and diversion of management’s time and energy, which could have a material adverse effect on Kodiak’s business, financial condition and results of operations. In addition, even if the operations of Kodiak’s business and the Partnership are integrated successfully, the full benefits of the Mergers may not be realized, including the synergies, cost savings, growth opportunities or cash flows that are expected, and Kodiak will also be subject to additional risks that could impact future earnings. These benefits may not be achieved within the anticipated time frame, or at all. Further, additional unanticipated costs may be incurred in the integration of the Partnership. In addition, it is possible that the integration process could result in the loss of key employees and inconsistencies in standards, controls, procedures and policies, which may adversely affect Kodiak’s ability to maintain relationships with Kodiak’s customers and employees or to achieve the anticipated benefits of the Mergers. These integration matters and Kodiak’s amount of indebtedness may hinder Kodiak’s ability to make further acquisitions and could have an adverse effect on Kodiak for an undetermined period after the Mergers. All of these factors could decrease or delay the expected accretive effect of the Mergers or have a material adverse effect on Kodiak’s business, financial condition and results of operations.

The future results of the combined company will suffer if the combined company does not effectively manage its expanded operations following the Mergers.

Following the Mergers, the size of the business, both domestically and internationally, of the combined company will have increased significantly beyond the current size of either Kodiak’s business or the Partnership’s business. The combined company’s future success depends, in part, upon Kodiak’s ability to manage this expanded business, which will pose substantial challenges for Kodiak’s management, including challenges related to the management and monitoring of new operations, which utilize different operation processes, and associated increased costs and complexity. The combined company will be subject to non-U.S. laws, which will be a significant change from Kodiak’s current U.S.-only operations. Kodiak may not be successful in realizing the expected operating efficiencies, cost savings, revenue enhancements and other benefits currently anticipated from the Mergers. Furthermore, Kodiak has incurred and expects to incur significant costs, expenses and fees for professional services and other transaction costs in connection with the Mergers. In addition, the continued integration of the two businesses could result in additional costs and expenses that were not expected or anticipated, and such costs and expenses could materially and adversely affect the prospects, business, financial condition, results of operations and cash flows of the combined company.

Each of Kodiak and the Partnership may have liabilities that are not known to the other party.

Each of Kodiak and the Partnership may have liabilities that the other party failed, or was unable, to discover in the course of performing its respective due diligence investigations. Kodiak or the Partnership may learn additional information about the other party that materially adversely affects it, such as unknown or contingent liabilities and liabilities related to compliance with applicable laws. As a result of these factors, Kodiak or the Partnership may incur additional costs and expenses and may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in Kodiak or the Partnership reporting losses. Even if Kodiak’s and the Partnership’s due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with its preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on Kodiak’s or the Partnership’s financial condition and results of operations and could contribute to negative market perceptions about Kodiak’s or the Partnership’s securities. Additionally, other than with respect to the debt financing, Kodiak and the Partnership do not have any indemnification rights against the other party under the merger agreement. Accordingly, stockholders of Kodiak or the Partnership Common Unitholders could suffer a reduction in the value of their securities. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by its directors or officers of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the consent statement/prospectus contained an actionable material misstatement or material omission.

Tax Risks Related to the Mergers

The expected U.S. federal income tax consequences of the Mergers are dependent upon the Partnership and Kodiak Services being treated as partnerships for U.S. federal income tax purposes at the time of the Mergers.

The expected U.S. federal income tax consequences of the Mergers are dependent upon the Partnership and, in the case of the Subsequent LP Merger and GP Merger, Kodiak Services being treated as partnerships for U.S. federal income tax purposes at the time of the Mergers. If either the Partnership or Kodiak Services were to be treated as a corporation for U.S. federal income tax purposes at the time of the Mergers, the consequences of the Mergers would be materially different. If Kodiak Services were to be treated as a corporation for U.S. federal income tax purposes, the Subsequent LP Merger would likely be a fully taxable transaction to the Electing Unitholders. See the section titled “Material U.S. Federal Income Tax Considerations—Assumptions Related to the U.S. Federal Income Tax Treatment of the Mergers.”

The amount of gain, if any, recognized for U.S. federal income tax purposes by Partnership Common Unitholders (other than Electing Unitholders) as a result of the Initial LP Merger could be greater than expected.

The receipt of Kodiak Common Stock (and cash in lieu of fractional shares of Kodiak Common Stock, if any) in exchange for Partnership Common Units pursuant to the Initial LP Merger is expected to be a taxable transaction for U.S. federal income tax purposes. If such treatment applies, a Partnership Common Unitholder who receives Kodiak Common Stock (and cash in lieu of fractional shares of Kodiak Common Stock, if any) in exchange for Partnership Common Units will recognize gain or loss for U.S. federal income tax purposes equal to the difference between such unitholder’s amount realized and adjusted tax basis in the Partnership Common Units exchanged pursuant to the Initial LP Merger. The amount of any such gain or loss recognized by each Partnership Common Unitholder as a result of the Initial LP Merger will vary depending on each Partnership Common Unitholder’s particular situation, including the value of the Kodiak Common Stock and the amount of cash received by such Partnership Common Unitholder in the Initial LP Merger, the adjusted tax basis of the Partnership Common Units exchanged by such Partnership Common Unitholder in the Initial LP Merger, the extent, if any, to which such Partnership Common Unitholder’s share of the Partnership’s nonrecourse liabilities immediately prior to the Initial LP Merger exceeds such Partnership Common Unitholder’s adjusted tax basis in its Partnership Common Units (i.e., such Partnership Common Unitholder’s negative tax basis capital account, if any), and the amount of any suspended passive losses that may be available to a particular unitholder to offset a portion of the gain recognized by the Partnership Common Unitholder.

Because the value of any shares of Kodiak Common Stock to be received in the Merger will not be known until the effective time of the Initial LP Merger, and the adjusted tax basis as of the effective time of the Initial LP Merger will not be known until after such effective time, a Partnership Common Unitholder will not be able to determine its amount realized, and therefore its taxable gain or loss, until after such effective time. In addition, because prior distributions in excess of a Partnership Common Unitholder’s allocable share of the Partnership’s net taxable income decrease such Partnership Common Unitholder’s tax basis in its Partnership Common Units, the amount, if any, of such prior excess distributions with respect to such Partnership Common Units will, in effect, become taxable gain to a Partnership Common Unitholder if the aggregate value of the consideration received in the Initial LP Merger is greater than such Partnership Common Unitholder’s adjusted tax basis in its Partnership Common Units, even if the aggregate value of the consideration received in the Initial LP Merger is less than such Partnership Common Unitholder’s original cost basis in its Partnership Common Units.

Furthermore, a portion of any gain or loss, which portion could be substantial, will be separately computed and taxed as ordinary income or loss to the extent attributable to certain assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” owned by the Partnership and its non-corporate subsidiaries.

All Partnership Common Unitholders are strongly encouraged to consult with, and rely solely upon, their own tax advisors as to the specific tax consequences to them of the Mergers and any related transactions in their particular circumstances, including the applicability and effect of any U.S. federal, state or local, non-U.S. or other tax laws (and any potential changes thereto). For a more complete discussion of certain U.S. federal income tax consequences of the Initial LP Merger, see the section titled “Material U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Consequences of the Initial LP Merger for Partnership Common Unitholders Other Than Electing Unitholders.”

Electing Unitholders could recognize gain for U.S. federal income tax purposes as a result of the exchange of their Partnership Common Units for OpCo Units and shares of Series A Preferred Stock (and cash in lieu of fractional OpCo Units, if any) pursuant to the Subsequent LP Merger.

For U.S. federal income tax purposes, the GP Merger and the Subsequent LP Merger are intended to be treated as a partnership merger transaction whereby the Partnership is treated as the terminating partnership and Kodiak Services is treated as the resulting partnership. If such treatment applies, for U.S. federal income tax purposes, and except with respect to the shares of Series A Preferred Stock and cash in lieu of fractional OpCo Units, if any, (i) the Partnership will be deemed to contribute certain of its assets attributable to Kodiak Services in exchange for OpCo Units and the assumption of certain of the Partnership’s liabilities, and (ii) the Partnership will then be deemed to distribute OpCo Units to the Electing Unitholders. Such deemed transactions are generally not expected to result in the recognition of gain or loss to the Electing Unitholders for U.S. federal income tax purposes, except with respect to any cash received (or deemed to be received) by such Electing Unitholders in connection with the Subsequent LP Merger (including as a result of any net decrease in such Electing Unitholders’ share of partnership liabilities pursuant to Section 752 of the Code).

In addition, under Section 707 of the Code and the Treasury Regulations promulgated thereunder, a contribution of cash or other property by a partner to a partnership and a transfer of property (other than an interest in such partnership) by the partnership to such partner, may, in certain circumstances, be characterized, in whole or in part, as a “disguised sale” of property by the partnership to the partner, rather than as a non-taxable distribution of such property by the partnership. For example, if a partner contributes cash to a partnership, and within a reasonable period of time before or after the contribution receives a distribution of property (other than an interest in such partnership) with a value approximately equal to the cash contributed, the transfers may be treated as part of a disguised sale of the distributed property. As a result, contributions of cash or other property to the Partnership after the date of the merger agreement and prior to the effective time of the Subsequent LP Merger may be treated as part of a “disguised sale” of a portion of the OpCo Units received in the Subsequent LP Merger and may result in gain to the Partnership. Further, a deemed receipt of cash by the Partnership in the Subsequent LP Merger and GP Merger as a result of Kodiak Services’ deemed assumption of the Partnership’s liabilities could trigger gain to the Partnership if it were treated as part of a “disguised sale.” Any such gain recognized by the Partnership would be allocated to the Electing Unitholders pursuant to the Partnership Agreement. Kodiak Services and the Partnership believe that such liabilities of the Partnership qualify for one or more of the exceptions to the “disguised sale” rules.

However, neither the Partnership nor Kodiak has sought, or intends to seek, a ruling from the IRS with respect to the Mergers, and the closing of the Mergers is not conditioned upon achieving, or receiving a ruling from any tax authority or opinion from any tax advisor in regards to, any particular tax treatment. Some tax aspects of the Mergers are not certain, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. If the treatment described above does not apply, including as a result of (i) either of the Partnership or Kodiak Services not being treated as a partnership for U.S. federal income tax purposes at the time of the Mergers or (ii) Electing Unitholders being deemed to have received beneficial ownership of the Kodiak Common Stock for which their OpCo Units (and corresponding shares of Series A Preferred Stock) are redeemable at the time of the Mergers, Electing Unitholders could recognize gain or loss on the exchange of their Partnership Common Units pursuant to the Subsequent LP Merger. Any such gain could be substantial and would include gain resulting from the extent, if any, to which such Electing Unitholder’s share of the Partnership’s nonrecourse liabilities immediately prior to the Subsequent LP Merger exceeds such Electing Unitholder’s adjusted tax basis in its Partnership Common Units (i.e., such Electing Unitholder’s negative tax basis capital account, if any). See the section titled “Risk Factors—Tax Risks Related to the Mergers—The amount of gain, if any, recognized for U.S. federal income tax purposes by Partnership Common Unitholders (other than Electing Unitholders) as a result of the Initial LP Merger could be greater than expected” beginning on page 39 of this consent statement/prospectus for more information.

The amount and effect of any gain that may be recognized by an Electing Unitholder will depend on such Electing Unitholder’s particular situation, including the ability of such Electing Unitholder to utilize any suspended passive losses. All Partnership Common Unitholders are strongly encouraged to consult with, and rely solely upon, their own tax advisors as to the specific tax consequences to them of the Mergers and any related transactions in their particular circumstances, including the applicability and effect of any U.S. federal, state or local, non-U.S. or other tax laws (and any potential changes thereto). For a more complete discussion of certain U.S. federal income tax consequences of the Subsequent LP Merger, see the section titled “Material U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Consequences of the Subsequent LP Merger for Electing Unitholders” beginning on page 234 of this consent statement/prospectus.

If Kodiak Services were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes following the Mergers, Kodiak, Kodiak Services and the Electing Unitholders might be subject to potentially significant tax inefficiencies.

If Kodiak Services were to be considered a publicly traded partnership within the meaning of Section 7704 of the Code, it is expected that Kodiak Services would be treated as an association taxable as a corporation for U.S. federal income tax purposes. A “publicly traded partnership” is a partnership the interests of which are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. Under certain circumstances, redemptions of OpCo Units pursuant to the redemption right or call right, or other transfers of OpCo Units, could cause Kodiak Services to be treated as a publicly traded partnership. Applicable Treasury Regulations provide for certain safe harbors from treatment as a publicly traded partnership, and Kodiak and Kodiak Services intend to operate such that redemptions or other transfers of OpCo Units qualify for one or more such safe harbors. For example, Kodiak and Kodiak Services intend to limit the number holders of OpCo Units, and the OpCo LLC Agreement, which will be entered into in connection with the Mergers, will provide for limitations on the ability of holders of OpCo Units to transfer their OpCo Units and will provide Kodiak, as managing member of Kodiak Services, with the right to impose restrictions (in addition to those already in place) on the ability of holders of OpCo Units to redeem such units pursuant to the redemption right to the extent Kodiak believes it is necessary to ensure that Kodiak Services will continue to be treated as a partnership for U.S. federal income tax purposes.

If Kodiak Services were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, significant tax inefficiencies might result for Kodiak, Kodiak Services and the Electing Unitholders. Kodiak Services’ items of income, gain, loss and deduction would be reflected only on its tax return rather than being passed through to its unitholders, and Kodiak Services’ net income would be taxed to it at corporate rates. In addition, any distribution made to an Electing Unitholder would be treated as taxable dividend income, to the extent of Kodiak Services’ current and accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in its units, or taxable capital gain, after the Electing Unitholder’s tax basis in its OpCo Units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in an Electing Unitholder’s cash flow and after-tax return.

Risks Related to Kodiak’s Business and Industry

A long-term reduction in the demand for, or production of, natural gas or oil could adversely affect the demand for Kodiak’s Compression Operations or the prices Kodiak charges for Kodiak’s Compression Operations, which could result in a decrease in Kodiak’s revenues.

The demand for Kodiak’s Compression Operations (as defined below) depends upon the continued demand for, and production of, natural gas and oil. The natural gas and oil industry is historically cyclical with levels of activity that are significantly affected by the levels and volatility of natural gas and oil prices. Kodiak may experience fluctuations in operating results as a result of the reactions of Kodiak’s customers to changes in natural gas and oil prices. Demand may be affected by, among other factors, natural gas prices, oil prices, weather, availability of alternative energy sources, governmental regulation and the overall demand for energy. Any prolonged, substantial, material reduction in the demand for natural gas or oil would likely depress the level of production activity and result in a decline in the demand for Kodiak’s Compression Operations, which could result in a reduction in Kodiak’s revenues.

Kodiak has several key customers. The loss of one or more of these customers would result in a decrease in Kodiak’s revenues and could adversely affect its financial results and may have a material adverse effect on Kodiak’s financial condition.

Kodiak provides Compression Operations under contracts with several key customers. The loss of one or more of these key customers may have an adverse effect on its financial results. Kodiak’s two largest customers accounted for approximately 22% and 24% of Kodiak’s total revenues for the years ended December 31, 2022 and 2021, respectively, and approximately 23% and 24% of its total revenues for the nine months ended September 30, 2023 and 2022, respectively. Kodiak’s largest customer accounted for approximately 13% and 12% of its revenues for the years ended December 31, 2022 and December 31, 2021, respectively, and approximately 14% and 13% of its revenues for the nine months ended September 30, 2023 and 2022, respectively. Additionally, Kodiak’s ten largest customers accounted for approximately 59% of its revenue for each of the years ended December 31, 2022 and 2021, and approximately 59% of its revenue for the nine months ended September 30, 2023 and 2022, respectively. The loss of all or even a portion of the Compression Operations Kodiak provides to its key customers, as a result of competition or otherwise, could have a material adverse effect on Kodiak’s business, results of operations and financial condition.

The deterioration of the financial condition of Kodiak’s customers could adversely affect Kodiak’s business.

During times when the natural gas or oil markets weaken, Kodiak’s customers are more likely to experience financial difficulties, including being unable to access debt or equity financing, which could result in a reduction in Kodiak’s customers’ spending for Kodiak’s services. For example, Kodiak’s customers could seek to preserve capital by using lower cost providers, not renewing month-to-month contracts or opting not to enter into any new Compression Operations contracts. A significant decline in commodity prices may cause certain of Kodiak’s customers to reconsider their near-term capital budgets, which may impact large-scale natural gas infrastructure and oil production activities. Reduced demand for Kodiak’s services could adversely affect its business, results of operations, financial condition and cash flows. In addition, in the event of the financial failure of a customer, Kodiak could experience a loss of all or a portion of its outstanding accounts receivable associated with that customer. For example, an affiliate of one of Kodiak’s customers in the Powder River Basin has been undergoing a bankruptcy proceeding since 2019. Such customer has from time to time been late in remitting payment for Kodiak’s compression services, which Kodiak has continued to deliver, and Kodiak is pursuing prompt payment of the amount owed. Kodiak does not believe the amount owed presents any material concentration risk. If payment is not timely remitted, Kodiak expects to suspend services to such customer, as well as potentially taking other actions directly against related parties and guarantors. During the three months ended September 30, 2023, Kodiak recorded bad debt expense of $2.0 million related to the collectability of outstanding receivables from that customer.

Kodiak faces significant competition that may cause it to lose market share and have a material adverse effect on its financial condition.

The compression business is competitive. Kodiak’s ability to renew or replace existing contracts with its customers at rates sufficient to maintain current revenue and cash flows could be adversely affected by the activities of Kodiak’s competitors and Kodiak’s customers. If Kodiak’s competitors substantially increase the resources they devote to the development and marketing of competitive services or substantially decrease the prices at which they offer their services, Kodiak may be unable to compete effectively. Kodiak’s competitors may be able to adapt more quickly to technological changes within its industry and changes in economic and market conditions and more readily take advantage of acquisitions and other opportunities. In addition, Kodiak could face significant competition from new entrants into its industry. Some of these competitors may expand or construct newer, more powerful or more flexible compression fleets, which would create additional competition for Kodiak. All of these competitive pressures could have a material adverse effect on Kodiak’s business, results of operations and financial condition.

Kodiak’s customers may choose to vertically integrate their operations by purchasing and operating their own compression fleet, increasing the number of compression units they currently own, or using alternative technologies for enhancing oil production.

Kodiak’s customers that are significant producers, processors, gatherers and transporters of natural gas and oil may choose to vertically integrate their operations by purchasing and operating their own compression fleets in lieu of using Kodiak’s Compression Operations. The historical availability of attractive financing terms from financial institutions and equipment manufacturers facilitates this possibility by making the purchase of individual compression units increasingly affordable to Kodiak’s customers. In addition, there are many technologies available for the artificial enhancement of oil production, and Kodiak’s customers may elect to use these alternative technologies instead of the gas lift compression operations Kodiak provides. Such vertical integration or use of alternative technologies could result in decreased demand for Kodiak’s Compression Operations, which may have a material adverse effect on Kodiak’s business, results of operations and financial condition, and reduce its cash available for distribution.

After the primary term of Kodiak’s contracts, such contracts are cancellable on 30 to 90 days’ notice, and Kodiak cannot be sure that such contracts will be extended or renewed after the end of the initial contractual term. Any such non-renewals, or renewals at reduced rates or the loss of contracts with any significant customer, could adversely impact Kodiak’s financial results.

The length of Kodiak’s Compression Operations contracts with customers varies based on operating conditions and customer needs. As of September 30, 2023, approximately 6.6 % of Kodiak’s revenue-generating horsepower is on a month-to-month basis to customers who continue to utilize Kodiak’s services following expiration of the primary term of their contracts. These customers can generally terminate their month-to-month Compression Operations contracts on 30 to 90 days’ notice. Kodiak cannot be sure that a substantial number of these contracts will be extended or renewed by Kodiak’s customers or that any of Kodiak’s customers will continue to contract with Kodiak. The inability to negotiate extensions or renew a substantial portion of Kodiak’s Compression Operations contracts, the renewal of such contracts at reduced rates, the inability to contract for additional services with Kodiak’s customers, or the loss of all or a significant portion of Kodiak’s services contracts with any significant customer, could lead to a reduction in revenue and net income and could require Kodiak to record additional asset impairments. This could have a material adverse effect upon Kodiak’s business, results of operations and financial condition.

The majority of Kodiak’s operations are located in the Permian Basin and Eagle Ford Shale, making Kodiak vulnerable to risks associated with operating in limited geographic areas.

Kodiak’s operations are geographically concentrated in the Permian Basin and Eagle Ford Shale. As a result, Kodiak may be disproportionately exposed to the impact of regional supply and demand factors in the Permian Basin or Eagle Ford Shale caused by changed governmental regulations, curtailment of production or interruption of the processing or transportation of natural gas and oil produced from the wells in these geographic areas. In addition, the effect of fluctuations on supply and demand may become more pronounced within specific geographic natural gas and oil producing areas such as the Permian Basin and Eagle Ford Shale, which may cause these conditions to occur with greater frequency or magnify the effects of these conditions. Due to the concentrated nature of Kodiak’s operations, Kodiak could experience any of these same conditions at the same time, resulting in a relatively greater impact on its revenue than these conditions might have on other companies that have more geographically diverse operations.

Kodiak may be unable to effectively integrate the businesses it may acquire, which may impact its operations and limit its growth.

From time to time, Kodiak may choose to make additional business acquisitions, such as the pending Mergers, pursue market opportunities, increase Kodiak’s existing capabilities and expand into new geographic areas of operations. Kodiak may not be successful in integrating any future acquisitions into Kodiak’s existing operations, which may result in unforeseen operational difficulties or diminished financial performance or require a disproportionate amount of Kodiak’s management’s attention. Even if Kodiak is successful in integrating future acquisitions into its existing operations, Kodiak may not derive the benefits, such as operational or administrative synergies, that Kodiak expected from such acquisitions, which may result in the commitment of Kodiak’s capital resources without the expected returns on such capital. Kodiak’s inability to integrate acquisitions successfully into its existing operations may adversely impact its operations and limit its growth.

Kodiak may be unable to access the capital and credit markets or borrow on affordable terms to obtain additional capital that Kodiak may require to finance the acquisition.

Kodiak has financed its operating expenditures and capital expenditures with a combination of cash provided by operating and financing activities. However, to the extent Kodiak is unable to finance its operating expenditures, capital expenditures, scheduled interest and debt repayments and any future dividends with net cash provided by operating activities and borrowings under that certain Fourth Amended and Restated Credit Agreement, dated as of March 22, 2023, among Frontier Intermediate Holding, LLC, Kodiak, the other obligors party thereto, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (as amended or restated from time to time, the “ABL Credit Agreement”) or future financing arrangements, Kodiak may require additional capital. Periods of instability in the capital and credit markets (both generally and in the natural gas and oil industry in particular) could limit Kodiak’s ability to access these markets to raise debt or equity capital on affordable terms or to obtain additional financing. Among other things, Kodiak’s lenders may seek to increase interest rates, enact tighter lending standards, refuse to refinance existing debt at maturity at favorable terms or at all, and may reduce or cease to provide funding to Kodiak. If Kodiak is unable to access the capital and credit markets on favorable terms, or if Kodiak is not successful in raising capital within the time period required or at all, Kodiak may not be able to grow or maintain its business, which could have a material adverse effect on its business, results of operations and financial condition. Additionally, Kodiak may be unable to refinance borrowings under the ABL Credit Agreement.

Kodiak’s fleet may require additional operating or capital expenses to maintain over time, which could adversely impact its financial results.

Kodiak’s fleet may require additional operating or capital expenses to maintain over time, which could adversely impact its financial results. Such costs may include direct costs, such as labor, parts, materials and any other services that are unique in nature to each individual compression unit. The cost of additions or improvements to Kodiak’s fleet could adversely impact its financial results.

Impairment in the carrying value of long-lived assets could reduce Kodiak’s earnings.

Kodiak has a significant number of long-lived assets on its consolidated balance sheet. Under GAAP, Kodiak is required to review its long-lived assets for impairment when events or circumstances indicate that the carrying value of such assets may not be recoverable or such assets will no longer be utilized in the operating fleet. The carrying value of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If business conditions or other factors cause the expected undiscounted cash flows to decline, Kodiak may be required to record non-cash impairment charges. Events and conditions that could result in impairment in the value of Kodiak’s long-lived assets include changes in the industry in which it operates, long-term extended reduction in demand for natural gas and oil, competition, advances in technology, adverse changes in the regulatory environment or other factors leading to a reduction in Kodiak’s expected long-term profitability.

A prolonged downturn in the economic environment could cause an impairment of goodwill or other intangible assets and reduce Kodiak’s earnings.

As of September 30, 2023, Kodiak had approximately $306 million of goodwill and identifiable intangible assets of approximately $125 million. Goodwill is recorded when the purchase price of a business exceeds the fair market value of the tangible and separately measurable intangible net assets. GAAP requires Kodiak to test goodwill for impairment on an annual basis or when events or circumstances occur indicating that goodwill might be impaired. Any event that causes a reduction in demand for Kodiak’s services could result in a reduction of its estimates of future cash flows and growth rates in its business. These events could cause Kodiak to record impairments of goodwill or other intangible assets.

Kodiak has in the past been, and may in the future be, subject to sales tax audits in jurisdictions where Kodiak operates. As a result, Kodiak may incur material unanticipated sales tax liabilities.

Taxing authorities in the jurisdictions in which Kodiak operates have in the past, and may in the future, audit Kodiak or otherwise challenge the amount of sales tax Kodiak has collected or paid. As a result, Kodiak may incur material unanticipated sales tax liabilities. Beginning in October 2019 through April 2023, Kodiak received notices of audits from the State of Texas Comptroller’s office for the periods covering December 2015 through December 2022 (the “Sales Tax Audit”). Based on the information currently available, Kodiak has accrued as of September 30, 2023, a contingent liability of $28.7 million for the periods set forth in the notices of audit. This accrual may not be sufficient to cover the expenses and liabilities related to a future audit for such period.

If Kodiak is unable to make all payments required by any taxing authority as a result of an audit, settlement or otherwise, Kodiak could face additional interest or penalties, or other punitive actions, up to and including seizure of its assets or forfeiture of its sales tax permit. Payments and penalties related to sales taxes could have a material adverse effect on Kodiak’s business, financial condition and results of operations.

Kodiak qualifies as a Heavy Equipment Dealer for ad valorem tax purposes under revised Texas statutes. If in the future Kodiak does not qualify as a Heavy Equipment Dealer or Kodiak’s compression units do not qualify as Heavy Equipment because of new or revised Texas statutes or different interpretations by Texas governmental authorities, Kodiak will incur additional taxes, which would adversely impact its results of operations and financial condition.

In 2011, the Texas Legislature enacted changes related to the appraisal of natural gas compression units for ad valorem tax purposes by expanding the definitions of “Heavy Equipment Dealer” and “Heavy Equipment” effective from the beginning of 2012. If legislation is enacted in Texas that repeals or alters the Heavy Equipment statutes or a Texas governmental authority takes a different position such that Kodiak does not qualify as a Heavy Equipment Dealer or Kodiak’s compression units do not qualify as Heavy Equipment, then Kodiak would likely be required to pay additional ad valorem taxes with respect to prior and future periods, which would increase its quarterly cost of sales expense unless passed on to its customers, thereby impacting its future results of operations and financial condition. Kodiak may not be able to pass this cost along to its customers.

Kodiak’s ability to manage and grow its business effectively may be adversely affected if Kodiak loses key members of its management.

Kodiak depends on the continuing efforts of its executive officers, and the departure of any of Kodiak’s executive officers could have a significant negative effect on its business, operating results, financial condition and Kodiak’s ability to compete effectively in the marketplace.

Kodiak might be unable to employ or retain qualified technical personnel, which could hamper its present operations, limit its ability to grow or increase its costs.

Many of the compression units that Kodiak operates are mechanically complex and often must perform in harsh conditions. Kodiak believes that its success depends upon its ability to employ and retain a sufficient number of technical personnel who have the ability to utilize, enhance and maintain these compression units. Kodiak’s ability to maintain and expand its operations depends in part on its ability to utilize, replace, supplement and increase its skilled labor force. The demand for skilled workers is high, and supply is limited, especially in the Permian Basin. A significant increase in the wages paid by competing employers could result in a reduction of Kodiak’s skilled labor force or cause an increase in the wage rates that Kodiak must pay or both. If either of these events were to occur, Kodiak’s cost structure could increase, and its operations and growth potential could be impaired. Employee turnover may also lead to lost productivity and decrease employee engagement, which could adversely impact Kodiak’s business.

Additionally, Kodiak’s ability to hire, train and retain qualified personnel could become more challenging as Kodiak grows and to the extent energy industry market conditions are competitive. When general industry conditions are favorable, the competition for experienced operational and field technicians increases as other energy and manufacturing companies’ needs for the same personnel increases. Kodiak’s ability to grow or even to continue its current level of service to its current customers could be adversely impacted if Kodiak is unable to successfully hire, train and retain these important personnel. In addition, effective succession planning for Kodiak’s employees and expansion planning is important to Kodiak’s long-term success. Failure to achieve these plans could hinder Kodiak’s strategic planning and execution and have a material adverse impact on Kodiak’s business, financial condition or results of operations.

Any unionization efforts or labor regulation changes in certain jurisdictions in which Kodiak operates could divert management’s attention and could have a materially adverse effect on Kodiak’s operating results or limit Kodiak’s operational flexibility.

Kodiak considers its relationship with its employees to be satisfactory, and none of Kodiak’s employees are represented by a union in collective bargaining with Kodiak. However, efforts could be made by employees and third parties from time to time to unionize portions of Kodiak’s workforce. In addition, Kodiak may be subject to strikes or work stoppages and other labor disruptions in the future. Any unionization efforts, collective bargaining agreements or work stoppages could have a materially adverse effect on Kodiak’s operating results or limit its operational flexibility.

Kodiak depends on a limited number of suppliers, and, particularly as a result of supply chain and logistics disruptions resulting from geopolitical disruptions and the resulting inflationary environment, Kodiak is vulnerable to product shortages, long lead times and price increases, which could have a negative impact on Kodiak’s results of operations.

The substantial majority of the components for Kodiak’s natural gas compression equipment are supplied by a limited number of key vendors. Kodiak’s reliance on these suppliers involves several risks, including price increases and a potential inability to obtain an adequate supply of required components in a timely manner. Kodiak also relies primarily on a limited number of vendors to package and assemble its compression units. Kodiak does not have long-term contracts with these suppliers or packagers, and a partial or complete loss of any of these sources could have a negative impact on Kodiak’s results of operations and could damage its customer relationships. In addition, the preferences of Kodiak’s customers with respect to particular vendors may change, which could require Kodiak to find new vendors. Some of these suppliers manufacture the components Kodiak purchases in a single facility, and any damage to that facility could lead to significant delays in delivery of completed compression units to Kodiak.

If Kodiak is unable to purchase compression equipment or components for its compression equipment on a timely basis to meet the demands of its customers, its existing customers may terminate their contractual relationships with Kodiak, or Kodiak may not be able to compete for business from new or existing customers, which, in each case, could have a material adverse effect on Kodiak’s business, results of operations and financial condition. Further, supply chain bottlenecks could adversely affect Kodiak’s ability to obtain necessary materials, parts or other components used in Kodiak’s operations or increase the costs of such items. A significant increase in the price of such equipment, materials and services and the resulting supply chain and logistics disruptions, or otherwise, could have a negative impact on Kodiak’s business, results of operations, financial condition and cash flows.

Nonperformance by Kodiak’s suppliers or vendors could impact its revenues, increase its expenses and otherwise have a negative impact on Kodiak’s ability to conduct its business, operating results and cash flows.

Weak economic conditions or widespread financial distress could reduce the liquidity of Kodiak’s suppliers or vendors, making it more difficult for them to meet their commitments or obligations to Kodiak. Nonperformance by suppliers or vendors who have committed to provide Kodiak with critical products or services could raise its costs or interfere with Kodiak’s ability to successfully conduct its business.

Kodiak’s operations entail inherent risks that may result in interruption of Kodiak’s operations and/or substantial liability. Kodiak does not insure against all potential losses and could be seriously harmed by unexpected liabilities.

Kodiak’s operations are subject to inherent risks, such as equipment defects, malfunctions and failures, natural disasters and other incidents that can result in uncontrollable flows of gas or well fluids, fires and explosions. In addition, Kodiak’s operations employees spend a significant amount of time driving from location to location, often on busy or statistically dangerous roadways, especially in the Permian Basin, which could lead to an increased risk of vehicular accidents. These risks could cause the interruption of Kodiak’s operations and the operations of its customers, and Kodiak may endure significant loss of health and life of employees and third-persons, equipment damage, revenue losses and reputational harm, all of which could have an adverse effect on

Kodiak’s business, prospects and financial condition. Moreover, such risks could expose Kodiak to substantial liability for personal injury, death, property damage, pollution and other environmental damages. Kodiak’s insurance may be inadequate to cover its liabilities or subject to cancellation notices. Further, insurance covering the risks Kodiak faces or in the amounts it desires may not be available in the future or, if available, the premiums may not be commercially justifiable. If Kodiak were to incur substantial liability and such damages were not covered by insurance or were in excess of policy limits, resulted in cancellation of Kodiak’s policy, or if Kodiak were to incur liability at a time when it is not able to obtain liability insurance, its business, results of operations and financial condition could be adversely affected.

If Kodiak does not satisfy its mechanical availability guarantee, a customer has the ability to terminate its contracts.

Kodiak’s gas compression contracts provide a guarantee of specified “mechanical availability” of 98.0% to 98.5%. Kodiak defines “mechanical availability” as the percentage of time each month that Kodiak’s Compression Operations equipment is “mechanically available” to compress gas under design and operating conditions set forth in the contract. The calculation for mechanical availability includes any downtime that is incurred as a result of Kodiak’s operations, such as mechanical shutdowns, maintenance events and repairs or overhauls, but does not include any downtime caused by a mechanical failure or shutdown that occurs as a result of improper gas or objectionable liquids or solids in the gas or fuel stream, insufficient gas available for compression or fuel, any shutdown due to the applicable customer’s production or processing operations, or downtime not directly caused by Kodiak, including downtime due to “force majeure” events, such as acts of God, acts related to terrorism, strikes, lockouts and/or accidents. A failure to satisfy mechanical availability requirements under a contract for three consecutive months could result in termination of the applicable contract by the customer, which could have an adverse effect on Kodiak’s financial results.

Terrorist attacks, the threat of terrorist attacks or other sustained military campaigns may adversely impact Kodiak’s results of operations.

The long-term impact of terrorist attacks and the magnitude of the threat of future terrorist attacks on the energy industry in general and on Kodiak in particular are not known at this time. Uncertainty surrounding sustained military campaigns may affect Kodiak’s operations in unpredictable ways, including disruptions of natural gas and oil supplies and markets for natural gas, natural gas liquids and oil and the possibility that infrastructure facilities could be direct targets of, or indirect casualties of, an act of terror or war. Changes in the insurance markets attributable to terrorist attacks may make insurance against such attacks more difficult for Kodiak to obtain, if it chooses to do so. Moreover, the insurance that may be available to Kodiak may be significantly more expensive than its existing insurance coverage. Instability in the financial markets resulting from terrorism or war could also negatively affect its ability to raise capital.

Kodiak’s operations are subject to stringent environmental, health and safety regulations, and changes in these regulations could increase Kodiak’s costs or liabilities.

Kodiak’s operations at customer sites are subject to stringent and complex federal, state and local environmental, health and safety laws and regulations, including laws and regulations governing the discharge of materials into the environment, emissions controls and other environmental protection and occupational health and safety concerns. Environmental laws and regulations, such as the Comprehensive Environmental Response Compensation and Liability Act (“CERCLA”) and comparable state laws, may impose strict, as well as joint and several, liability for environmental contamination, which could render Kodiak potentially liable for remediation costs, natural resource damages and other damages, regardless of whether Kodiak were responsible for the release or contamination, and even if Kodiak’s operations were lawful at the time of the release or if contamination was caused by third parties. In addition, third parties, including neighboring landowners, could file claims for personal injury, property damage and recovery of response costs. Remediation costs and other damages arising as a result of environmental laws and regulations, and costs associated with changes in existing environmental laws and regulations or the adoption of new environmental laws and regulations over time could adversely impact Kodiak’s or its customers’ financial condition or results of operations. Moreover, failure by Kodiak or its customers to comply with these environmental laws and regulations could result in the imposition of administrative, civil and criminal penalties and the issuance of injunctions delaying or prohibiting operations, which could in turn have an adverse impact on Kodiak’s customers and its business.

Kodiak conducts operations in a wide variety of customer locations across the continental U.S. Kodiak’s customers are required to hold certain U.S. federal, state or local environmental permits or other authorizations and may require new or amended facility permits or licenses from time to time with respect to storm water discharges, waste handling or air emissions relating to equipment operations, including compression units, which subject Kodiak’s customers to new or revised permitting conditions that may be onerous or with respect to which compliance may be costly. These permits and authorizations frequently contain numerous compliance requirements, including monitoring and reporting obligations and operational restrictions, such as emissions limits. Given the wide variety of locations in which Kodiak’s customers operate, and the number of environmental permits and other authorizations that are applicable to its customers’ operations, Kodiak’s customers may occasionally identify or be notified of violations of or noncompliance with certain requirements existing under various permits or may be required to obtain additional permits. Although Kodiak does not hold the permits, such noncompliance with required permits or the failure to obtain additional permits by Kodiak’s customers could subject its customers to future penalties, operating restrictions, or delays in obtaining new or amended permits which could in turn have a material adverse effect on Kodiak’s business, financial condition and results of operations.

Environmental, health and safety laws and regulations are constantly evolving and may become increasingly complex and more stringent over time. Future environmental health and safety laws and regulations (or changes to existing laws and regulations) may also negatively impact natural gas and oil exploration, as well as production, gathering and pipeline companies, including Kodiak’s customers, which in turn could have a material adverse effect on Kodiak’s business, financial condition and results of Kodiak’s operations.

New regulations, proposed regulations and proposed modifications to existing regulations under the Clean Air Act, if implemented, could result in increased compliance costs and changes in customers’ demand and desired suppliers.

New regulations or proposed modifications to existing regulations under the Clean Air Act (“CAA”) may lead to adverse impacts on Kodiak’s business, financial condition and results of operations. For example, in 2015, the Environmental Protection Agency (“EPA”) finalized a rule strengthening the primary and secondary National Ambient Air Quality Standards (“NAAQS”) for ground level ozone, both of which are eight-hour concentration standards of 70 parts per billion. In December 2020, the EPA published its decision to retain the 2015 NAAQS for ground-level ozone. In August 2023, the EPA announced a new review of the ozone NAAQS after considering advice provided by the Clean Air Scientific Advisory Committee (“CASAC”). As part of its new review, the EPA is seeking information from the scientific community and the public to guide CASAC’s development of the Integrated Science Assessment prior to the EPA’s expected release of its Integrated Review Plan in the fall of 2024. If the EPA decides to revise the current NAAQS, the states are expected to establish revised attainment/non-attainment regions. State implementation of any revised NAAQS could result in stricter permitting requirements, delay or prohibit Kodiak’s customers’ ability to obtain such permits, and result in increased expenditures for pollution control equipment, which could negatively impact Kodiak’s customers’ operations, increase the cost of additions to property, plants and equipment and negatively impact Kodiak’s business.

In addition, the EPA proposed rules in November 2021 and November 2022 intended to reduce methane emissions from natural gas and oil sources. The proposed rules would make the existing regulations in Subpart OOOOa more stringent and create a Subpart OOOOb to expand reduction requirements for new, modified, and reconstructed natural gas and oil sources, including standards focusing on certain source types that have never been regulated under the CAA (including intermittent vent pneumatic controllers, oil well associated gas, and liquids unloading facilities). In addition, the proposed rule would establish “Emissions Guidelines,” creating a

Subpart OOOOc that would require states to develop plans to reduce methane emissions from existing sources that must be at least as effective as presumptive standards set by the EPA. The EPA announced a final rule on December 2, 2023, which, among other things, requires the phase out of routine flaring of natural gas from new oil wells and routine leak monitoring at all well sites and compressor stations. Notably, the EPA updated the applicability date for Subparts OOOOb and OOOOc to December 6, 2022, meaning that sources constructed prior to that date will be considered existing sources with later compliance dates under state plans. The final rule gives states, along with federal tribes that wish to regulate existing sources, two years to develop and submit their plans for reducing methane from existing sources. The final emissions guidelines under Subpart OOOOc provide three years from the plan submission deadline for existing sources to comply. Kodiak cannot predict how the EPA and states will implement the final rule; however, Subpart OOOO regulation of air emissions from the natural gas and oil sector could result in increased expenditures for pollution control equipment, which could impact Kodiak’s customers’ operations and negatively impact Kodiak’s business.

Additionally, in August 2022, President Biden signed into law the Inflation Reduction Act of 2022 (the “Inflation Reduction Act”). Among other things, the Inflation Reduction Act includes a methane emissions reduction program that amends the CAA to include a Methane Emissions and Waste Reduction Incentive Program for petroleum and natural gas systems. This program requires the EPA to impose a “waste emissions charge” on certain natural gas and oil sources that are already required to report under the EPA’s Greenhouse Gas Reporting Program. In order to implement the program, the Inflation Reduction Act required revisions to greenhouse gas (“GHG”) reporting regulations for petroleum and natural gas systems (Subpart W) by 2024. In July 2023, the EPA proposed to expand the scope of the Greenhouse Gas Reporting Program for petroleum and natural gas facilities, as required by the Inflation Reduction Act. Among other things, the proposed rule expands the emissions events that are subject to reporting requirements to include “other large release events” and applies reporting requirements to certain new sources and sectors. The rule is currently scheduled to be finalized in 2024 and would take effect on January 1, 2025 for reporting year 2025 (due March 2026) in certain circumstances, with the potential to also impact GHG reporting for reporting year 2024 (due March 2025) in certain circumstances. The fee imposed under the Methane Emissions and Waste Reduction Incentive Program for calendar year 2024 would be $900 per ton emitted over annual methane emissions thresholds, and will increase to $1,200 in 2025, and $1,500 in 2026. Implementation of such programs could increase Kodiak’s operating costs and accelerate the transition away from fossil fuels, which could in turn have an adverse impact on Kodiak’s customers and thus adversely impact Kodiak’s business.

A climate-related decrease in demand for natural gas and oil could negatively affect Kodiak’s business.

Supply and demand for natural gas and oil is dependent upon a variety of factors, many of which are beyond Kodiak’s control. These factors include, among others, the potential adoption of new government regulations, including those related to fuel conservation measures and climate change regulations, technological advances in fuel economy, an economy-wide transition to lower GHG energy sources and energy generation devices. For example, legislative, regulatory or executive actions intended to reduce emissions of GHGs could increase the cost of consuming natural gas and oil, thereby potentially causing a reduction in the demand for such products. A broader transition to alternative fuels or energy sources, whether resulting from potential new government regulation, carbon taxes or consumer preferences, could result in decreased demand for natural gas and oil. Any decrease in demand for these products could consequently reduce demand for Kodiak’s services and could have a negative effect on Kodiak’s business.

Efforts by governments, international bodies, businesses and consumers to reduce GHGs and otherwise mitigate the effects of climate change are ongoing. The nature of these efforts and their effects on Kodiak’s business are inherently unpredictable and subject to change. However, any activism directed at shifting funding and/or demand away from companies with energy-related assets could result in a reduction of funding for the energy sector overall, which could have an adverse effect on Kodiak’s ability to obtain external financing, as well as negatively affect the cost of, and terms for, financing to fund capital expenditures or other aspects of Kodiak’s business.

Kodiak’s business is subject to climate-related transitional risks, including evolving climate change legislation, regulatory initiatives and stakeholder pressures, which could result in increased operating expenses and capital costs, financial risks and potential reduction in demand for Kodiak’s services.

Combating the effects of climate change continues to attract considerable attention in the United States and internationally, including from regulators, legislators, companies in a variety of industries, financial market participants and other stakeholders. Climate change legislation and regulatory initiatives may arise from a variety of sources, including international, national, regional and state levels of government and associated administrative bodies, seeking to monitor, restrict or regulate existing emissions of GHGs, such as carbon dioxide and methane, as well as to restrict or eliminate future emissions. Accordingly, Kodiak’s business and operations, and those of Kodiak’s customers, are subject to executive, regulatory, political and financial risks associated with natural gas and the emission of GHGs.

Congress has previously considered legislation to restrict or regulate emissions of GHGs. Energy legislation and other initiatives continue to be proposed that may be relevant to GHG emissions issues. A number of states, either individually or through multi-state regional initiatives, have begun to address GHG emissions, primarily through the planned development of emission inventories or regional GHG cap and trade programs. Although most of the state-level initiatives have to date been focused on large sources of GHG emissions, such as electric power plants, it is possible that smaller sources, such as Kodiak’s natural gas-powered compression units, could become subject to GHG-related regulation. Depending on the particular program, Kodiak could be required to control emissions or to purchase and surrender allowances for GHG emissions resulting from Kodiak’s operations. The $1 trillion legislative infrastructure package passed by Congress in November 2021 includes a number of climate-focused spending initiatives targeted at climate resilience, enhanced response and preparation for extreme weather events, and clean energy and transportation investments. The Inflation Reduction Act also provides significant funding and incentives for research and development of low-carbon energy production methods, carbon capture, and other programs directed at addressing climate change.

Independent of Congress, the EPA has promulgated regulations controlling GHG emissions under its existing CAA authority. The EPA has adopted rules requiring many facilities, including petroleum and natural gas systems, to inventory and report their GHG emissions. In May 2023, the EPA also proposed CAA emission limits for new gas-fired combustion turbines, existing coal, oil- and gas-fired steam generating units and certain existing gas fire combustion turbines, and a final rule is anticipated by April 2024. In addition, the EPA rules provide air permitting requirements for certain large sources of GHG emissions. The requirement for facilities and large sources of GHG emissions to obtain and comply with permits will affect some of Kodiak’s customers’ largest new or modified facilities going forward but is not expected to cause Kodiak to incur material costs. As noted above, the EPA has developed additional rules to regulate emissions of methane, considered a GHG, in the natural gas and oil sector.

In an executive order issued on January 20, 2021, President Biden asked the heads of all executive departments and agencies to review and take action to address any federal regulations, orders, guidance documents, policies and any similar agency actions promulgated during the prior administration that may be inconsistent with or present obstacles to the administration’s stated goals of protecting public health and the environment, and conserving national monuments and refuges. The executive order also established an Interagency Working Group on the Social Cost of Greenhouse Gases, which is called on to, among other things, capture the full costs of GHG emissions, including the “social cost of carbon,” “social cost of nitrous oxide” and “social cost of methane,” which are “the monetized damages associated with incremental increases in greenhouse gas emissions,” including “changes in net agricultural productivity, human health, property damage from increased flood risk, and the value of ecosystem services.” The EPA published a final report in December 2023 with the social cost of carbon at $190 per metric ton of carbon dioxide emitted in 2020 at a 2% discount rate. That figure is intended to be used to guide federal decisions on the costs and benefits of various policies and approvals, although such efforts have been the subject of a series of judicial challenges. At this time, Kodiak cannot determine whether the administration’s efforts on social cost or other interagency climate efforts will lead to any particular actions that give rise to a material adverse effect on Kodiak’s business, financial condition, results of operations and cash flows.

At the international level, the U.S. joined the international community at the 21st Conference of the Parties of the United Nations Framework Convention on Climate Change in Paris, France (“COP21”), which resulted in an agreement intended to nationally determine the participants’ contributions and set GHG emission reduction goals every five years beginning in 2020 (the “Paris Agreement”). While the Paris Agreement did not impose direct requirements on emitters, national plans to meet its pledge could have resulted in new regulatory requirements. In April 2021, the current administration announced a new “nationally determined contribution” for U.S. GHG emissions that would achieve emissions reductions of at least 50% relative to 2005 levels by 2030. Those national commitments by themselves create no binding requirements on individual companies or facilities, but they do provide indications of the current administration’s policy direction and the types of legislative and regulatory requirements—such as the EPA’s proposed methane rules—that may be needed to achieve those commitments. In September 2021, the U.S. and European Union jointly announced the launch of the “Global Methane Pledge,” which aims to cut global methane pollution at least 30% by 2030 relative to 2020 levels, including “all feasible reductions” in the energy sector. Since its formal launch at the 26th Conference of the Parties in Glasgow, Scotland (“COP26”), over 150 countries have joined the pledge. Additionally, at the 28th Conference of the Parties (“COP28”), member countries entered into an agreement that calls for actions towards achieving, at a global scale, a tripling of renewable energy capacity and doubling energy efficiency improvements by 2030. The goals of the agreement, among other things, is to accelerate efforts towards the phase-down of unabated coal power, phase out inefficient fossil fuel subsidies, and take other measures that drive the transition away from fossil fuels in energy systems. With the exception of the final EPA methane rules and related updates, which were announced by President Biden at COP28, Kodiak cannot predict whether these pledges made in connection with the Paris Agreement will result in any particular new regulatory requirements or whether such requirements will cause Kodiak to incur material costs. Additionally, the SEC issued a proposed rule in March 2022 that would mandate extensive disclosure of climate-related data, risks, and opportunities, including financial impacts, physical and transition risks, related governance and strategy, and GHG emissions, for certain public companies. According to the most recent SEC rulemaking agenda, the SEC is targeting April 2024 for the finalization of these rules.

Although it is not currently possible to predict how these executive orders, national commitments or any proposed or future GHG or climate change legislation or regulation promulgated by Congress, the states or multi-state regions and their respective regulatory agencies will impact Kodiak’s business, any legislation or regulation of GHG emissions that may be imposed in areas in which Kodiak conducts business or on the assets Kodiak operates could result in increased compliance or operating costs, additional operating restrictions or reduced demand for Kodiak’s services, and could have a material adverse effect on Kodiak’s business, financial condition and results of operations.

Apart from governmental regulation, there are also increasing financial risks for companies in the energy sector as stockholders and bondholders currently invested in energy companies may elect in the future to shift some or all of their investments toward non-fossil fuel energy sources. In recent years, environmental, social and governance (“ESG”) goals and programs, which typically include policies, practices and extralegal targets related to environmental stewardship, social responsibility, and corporate governance, have become an increasing focus of investors and stakeholders across the industry, and companies without robust ESG programs may find access to capital and investors more challenging in the future. For example, certain investment banks and asset managers based both domestically and internationally have announced that they are adopting climate change guidelines for their banking and investing activities. Institutional lenders who provide financing to energy companies such as Kodiak have become more attentive to sustainable lending practices, and some may elect not to provide traditional energy producers or companies that support such producers with funding. ESG considerations may also affect others in the investment community, including investment advisers, sovereign wealth funds, public pension funds, insurance companies and other groups, and may result in their divestment of energy-related equities or otherwise limit their willingness to finance Kodiak’s or its customer’s operations.

Limitation of investments in and financings for energy companies could result in the restriction, delay or cancellation of infrastructure projects and energy production activities. This potential for reduced access to the capital and financial markets, whether impacting Kodiak’s customers and/or Kodiak’s business, may further adversely affect the demand for and price of Kodiak’s securities.

Furthermore, some scientists have concluded that increasing concentrations of GHGs in the earth’s atmosphere are changing global climate patterns in a manner that results in significant weather-related effects, such as increased frequency and severity of storms, droughts, floods and other such events, in addition to more chronic changes such as shifting temperature, precipitation, and other meteorological patterns. Energy needs could increase or decrease as a result of extreme weather conditions depending on the duration and magnitude of any such climate changes. Increased energy use due to weather changes may require Kodiak to invest in additional equipment to serve increased demand. A decrease in energy use due to weather changes may negatively affect Kodiak’s financial condition through decreased revenues. To the extent the frequency of extreme weather events increases, this could impact Kodiak’s operations in various ways, including damage to Kodiak’s facilities interruptions in service or supply chain, increased insurance premiums or increases to Kodiak’s cost of providing service. Such impacts may be proportionately more severe given the geographical concentration of Kodiak’s operations. Demand for Kodiak’s operations also depends in part on the volume of products being produced, processed and/or transported by Kodiak’s customers, which may also be impacted by similar risks. If any of these results occur, it could have an adverse effect on Kodiak’s assets and operations and cause Kodiak to incur costs in preparing for and responding to them.

Litigation risks also are increasing as a number of parties have sought to bring suit against various natural gas and oil companies in state or federal court, alleging, among other things, that such companies created public nuisances by producing fuels that contributed to climate change or alleging that the companies have been aware of the adverse effects of climate change for some time but defrauded their investors or customers by failing to adequately disclose those impacts. Should Kodiak be targeted by any such litigation, it may incur liability, which, to the extent that societal pressures or political or other factors are involved, could be imposed without regard to causation or contribution to the asserted damage, or to other mitigating factors. Moreover, any such litigation targeting Kodiak’s customers could negatively impact their operation and, in turn, decrease demand for Kodiak’s operations.

An unfavorable ruling in any such case could significantly impact Kodiak’s operations and could have an adverse impact on its financial condition.

In sum, any legislation, regulatory programs or social pressures related to climate change could increase Kodiak’s costs and require substantial capital, compliance, operating and maintenance costs, reduce demand for Kodiak’s services and reduce Kodiak’s access to financial markets. Current, as well as potential future, laws and regulations that limit emissions of GHGs or that otherwise promote the use of renewable energy over fossil fuel energy sources could increase the cost of Kodiak’s services and, thereby, further reduce demand and adversely affect Kodiak’s sales volumes, revenues and margins.

Regulatory initiatives relating to the protection of endangered or threatened species in the United States could have an adverse impact on Kodiak’s and its customers’ ability to expand operations.

In the United States, the Endangered Species Act (the “ESA”) restricts activities that may affect endangered or threatened species or their habitats. Similar protections are offered to migratory birds under the Migratory Bird Treaty Act (the “MBTA”). To the extent species that are listed under the ESA or similar state or international laws, are protected under the MBTA, or live in the areas where Kodiak or its customers operate, both Kodiak’s and Kodiak’s customers’ abilities to conduct or expand operations and construct facilities could be limited, or Kodiak or Kodiak’s customers could be forced to incur material additional costs.

The designation of previously unidentified endangered or threatened species or new critical or suitable habitat designations could indirectly cause Kodiak to incur additional costs, cause Kodiak’s or its customers’ operations to become subject to operating restrictions or bans, and limit future development activity by Kodiak or its customers in affected areas. In June and July 2022, the U.S. Fish and Wildlife Service issued final rules rescinding Trump-era regulations concerning the definition of “habitat” and critical habitat exclusions. In June 2023, the U.S. Fish and Wildlife Service issued three proposed rules governing critical habitat designation and expanding protection options for species listed as threatened pursuant to the ESA. The comment periods for these rules ended in August 2023, and final rules are expected by April 2024. As a result of these rules, the potential designation of previously unprotected species as threatened or endangered or new critical or suitable habitat designations in areas where Kodiak or its customers might conduct operations could result in limitations or prohibitions on Kodiak’s operations and could adversely impact Kodiak’s business. There is also increasing interest in nature-related matters beyond protected species, such as general biodiversity, which may similarly require Kodiak or its customers to incur costs or take other measures which may adversely impact Kodiak’s business or operations.

Increased regulation of hydraulic fracturing could result in reductions of, or delays in, natural gas and oil production by Kodiak’s customers, which could adversely impact Kodiak’s revenue.

A significant portion of Kodiak’s customers’ natural gas and oil production is developed from unconventional sources that require hydraulic fracturing as part of the completion process. Hydraulic fracturing involves the injection of water, sand and chemicals under pressure into the rock formation to stimulate gas production. The U.S. Congress has from time to time considered legislation to amend the Safe Drinking Water Act (“SDWA”) to repeal the exemption for hydraulic fracturing from the definition of “underground injection” and require federal permitting and regulatory control of hydraulic fracturing and disclosure of the chemical constituents of the fluids used in the fracturing process. Scrutiny of hydraulic fracturing activities continues in other ways, with the EPA having commenced a multi-year study of the potential environmental impacts of hydraulic fracturing. In December 2016, the EPA issued a report on the potential impacts of hydraulic fracturing on drinking water resources. The final report concluded that “water cycle” activities associated with hydraulic fracturing may impact drinking water resources “under some circumstances,” noting that the following hydraulic fracturing water cycle activities and local- or regional-scale factors are more likely than others to result in more frequent or more severe impacts: water withdrawals for fracturing in times or areas of low water availability; surface spills during the management of fracturing fluids, chemicals or produced water; injection of fracturing fluids into wells with inadequate mechanical integrity; injection of fracturing fluids directly into groundwater resources; discharge of inadequately treated fracturing wastewater to surface waters; and disposal or storage of fracturing wastewater in unlined pits. To date, the EPA has taken no further action in response to the December 2016 report. Under the federal Clean Water Act (“CWA”), the EPA also prohibits the discharge of wastewater from hydraulic fracturing and certain other natural gas operations to publicly owned wastewater treatment plants.

State and federal regulatory agencies have also recently focused on a possible connection between the operation of injection wells used for natural gas and oil waste disposal and seismic activity. Similar concerns have been raised that hydraulic fracturing may also contribute to seismic activity. When caused by human activity, such events are called induced seismicity. Developing research suggests that the link between seismic activity and wastewater disposal may vary by region, and that only a very small fraction of the tens of thousands of injection wells have been suspected to be, or have been, the likely cause of induced seismicity. In March 2016, the United States Geological Survey identified six states with the most significant hazards from induced seismicity, including Oklahoma, Kansas, Texas, Colorado, New Mexico and Arkansas, some of which are states where Kodiak operates. In light of these concerns, some state regulatory agencies have modified their regulations or issued orders to address induced seismicity. Increased regulation and attention given to induced seismicity could lead to greater opposition to, and litigation concerning, natural gas and oil activities utilizing hydraulic fracturing or injection wells for waste disposal, which could indirectly impact Kodiak’s business, financial condition and results of operations. In addition, these concerns may give rise to private tort suits against Kodiak’s customers from individuals who claim they are adversely impacted by seismic activity they allege was induced. Such claims or actions could result in liability to Kodiak’s customers for property damage, exposure to waste and other hazardous materials, nuisance or personal injuries, and require Kodiak’s customers to expend additional resources or incur substantial costs or losses. This could in turn adversely affect the demand for Kodiak’s services.

Kodiak cannot predict the future of any such legislation or tort liability. If additional levels of regulation, restrictions and permits were required through the adoption of new laws and regulations at the federal or state level or the development of new interpretations of those requirements by the agencies that issue the required permits, that could lead to operational delays, increased operating costs and process prohibitions that could reduce demand for Kodiak’s Compression Operations, which would materially adversely affect its revenue and results of operations.

Increasing scrutiny and changing stakeholder expectations in respect of ESG and sustainability practices may impose additional costs or risks.

Companies across all industries are facing increasing scrutiny from stakeholders related to their ESG and sustainability practices. A number of advocacy groups, both domestically and internationally, have campaigned for governmental and private action to promote change at public companies related to ESG matters, including increasing attention and demands for action related to climate change, promoting the use of substitutes to fossil fuel products and encouraging the divestment of companies in the fossil fuel industry. Investor advocacy groups, proxy advisory firms, certain institutional investors and lenders, investment funds and other influential investors and rating agencies also are increasingly focused on ESG and sustainability practices and matters and on the implications and social cost of their investments and loans. Kodiak has established a long-term strategy intended to meet ESG-related objectives, which currently includes certain sustainability targets. However, Kodiak cannot guarantee that this long-term strategy will meet its ESG-related objectives. Such initiatives are voluntary, not binding on Kodiak’s business or management and subject to change. Kodiak may determine in its discretion that it is not feasible or practical to implement or complete certain of its ESG-related initiatives, or to meet previously set goals and targets based on cost, timing or other considerations. If Kodiak does not adapt to or comply with investor or other stakeholder expectations and standards on ESG matters (or meet ESG-related goals and targets that Kodiak has set), as they continue to evolve, if Kodiak is perceived to have not responded appropriately or quickly enough to growing concern for ESG and sustainability issues, regardless of whether there is a regulatory or legal requirement to do so, or if estimates, assumptions, and/or third-party information Kodiak currently believes to be reasonable are subsequently considered erroneous or misinterpreted, Kodiak may suffer from reputational damage and its business, financial condition and/or stock price could be materially and adversely affected.

Further, Kodiak’s operations, projects and growth opportunities require it to have strong relationships with various key stakeholders, including its stockholders, employees, suppliers, customers, local communities and others. Kodiak may face pressures from stakeholders, many of whom are increasingly focused on climate change, to prioritize sustainable energy practices, reduce Kodiak’s carbon footprint and promote sustainability while at the same time remaining a successfully operating public company. If Kodiak does not deftly manage expectations across these varied stakeholder interests, such failure could erode Kodiak’s stakeholder trust and thereby affect Kodiak’s brand and reputation. Such erosion of confidence could negatively impact Kodiak’s business through decreased demand and growth opportunities, delays in projects, increased legal action and regulatory oversight, adverse press coverage and other adverse public statements, difficulty hiring and retaining top talent, difficulty obtaining necessary approvals and permits from governments and regulatory agencies on a timely basis and on acceptable terms, and difficulty securing investors and access to capital. The occurrence of any of the foregoing could have a material adverse effect on Kodiak’s business and financial condition. In addition, Kodiak expects there will likely be increasing levels of regulation, disclosure-related and otherwise, with respect to ESG matters, which will likely lead to increase compliance costs as well as scrutiny that could heighten all of the risks identified in this risk factor. Such ESG matters may also impact Kodiak’s suppliers or customers, which could augment existing or cause additional impacts to Kodiak’s business or operations.

Kodiak may be involved in legal proceedings that could result in substantial liabilities.

Kodiak is, from time to time, involved in various legal and other proceedings in the ordinary course of its business. Such legal proceedings are inherently uncertain and their results cannot be predicted. Regardless of the outcome, such proceedings could have an adverse impact on Kodiak because of legal costs, diversion of management and other personnel and other factors. In addition, it is possible that a resolution of one or more such proceedings could result in liability, penalties or sanctions, as well as judgments, consent decrees or orders requiring a change in Kodiak’s business practices, which could materially and adversely affect Kodiak’s business, operating results and financial condition. Accruals for such liability, penalties or sanctions may be insufficient. Judgments and estimates to determine accruals or a range of losses related to legal and other proceedings could change from one period to the next, and such changes could be material.

Kodiak may be sued by third parties for infringement, misappropriation, dilution or other violation of their intellectual property or proprietary rights.

Third parties may in the future assert that Kodiak has infringed, misappropriated or otherwise violated their intellectual property rights (“IPR”). Such claims, administrative proceedings and litigation may involve patent holding companies or other adverse IPR holders who have no relevant product revenue, and therefore Kodiak’s own IPR may provide little or no deterrence to these rights holders in bringing IPR claims against Kodiak. There may be IPR owned by third parties, including issued or pending patents and trademarks, that cover significant aspects of Kodiak’s technologies, content, branding or business methods, and Kodiak cannot assure that it is not infringing, misappropriating or otherwise violating, and have not infringed, misappropriated or otherwise violated, any third-party IPR or that Kodiak will not be held to have done so or be accused of doing so in the future. Kodiak expects that it may receive in the future notices that claim it allegedly has infringed, misappropriated or otherwise violated third parties’ IPR. Kodiak cannot assure you that it will be able to detect potential or actual misappropriation or infringement of its IPR or trade secrets. Even if Kodiak detects misappropriation or infringement by a third party, it cannot assure you that it will be able to enforce its rights at a reasonable cost, or at all.

Any claim that Kodiak has infringed, misappropriated or otherwise violated IPR of third parties, with or without merit, and whether or not it results in litigation, is settled out of court or is determined in Kodiak’s favor, could be time-consuming and costly to address and resolve, and could divert the time and attention of management and technical personnel from Kodiak’s business. Furthermore, an adverse outcome of a dispute may result in an injunction and could require Kodiak to pay substantial monetary damages, including treble damages and attorneys’ fees, if Kodiak is found to have willfully infringed a third party’s IPR. Any settlement or adverse judgment resulting from such a claim could require Kodiak to enter into a licensing agreement to continue using the technology, content or other IPR that is the subject of the claim; restrict or prohibit Kodiak’s use of such technology, or other IPR; require Kodiak to expend significant resources to redesign Kodiak’s technology or solutions; and require Kodiak to indemnify third parties if they become subject to third party claims relating to IPR that Kodiak licenses or otherwise provides to them, which could be costly. Royalty or licensing agreements, if required or desirable, may be unavailable on terms acceptable to Kodiak, or at all, and may require significant royalty payments and other expenditures. Kodiak may also be required to develop alternative non-infringing technology, which could require significant time and expense. There also can be no assurance that Kodiak would be able to develop or license suitable alternative technology or other IPR to permit Kodiak to continue offering the affected technology. If Kodiak cannot develop or license technology for any allegedly infringing aspect of its business, Kodiak would be forced to limit its service and may be unable to compete effectively. In addition, Kodiak’s rights to IPR and trade secrets may not prevent independent third-party development and commercialization of competing products or services. Any of these events could materially harm Kodiak’s business, financial condition and results of operations.

Kodiak may find it necessary or appropriate to initiate claims or litigation to enforce its IPR or determine the validity and scope of IPR claimed by others. In any lawsuit Kodiak brings to enforce its IPR, a court may refuse to stop the other party from using the technology at issue on grounds that Kodiak’s IPR do not cover the use or technology in question. Further, in such proceedings, the defendant could counterclaim that Kodiak’s IPR is invalid or unenforceable and the court may agree, in which case Kodiak could lose valuable IPR. Litigation is inherently uncertain and any litigation of this nature, regardless of outcome or merit, could result in substantial costs and diversion of management and technical resources, any of which could adversely affect Kodiak’s business and results of operations. If Kodiak fails to obtain, maintain, protect and enforce its intellectual property, its business and results of operations may be harmed.

Kodiak’s reliance on third-party components for use in its IT systems could result in delays in service or disrupt its business.

Components of Kodiak’s information technology (“IT”) systems include various types of software and services licensed or provided from unaffiliated third parties, most of which Kodiak obtains on Software as a Service basis, without any ongoing support or maintenance obligations. Kodiak’s business would be disrupted if any of the software or services Kodiak obtains from others or functional equivalents thereof were either no longer available to Kodiak or no longer offered on commercially reasonable terms, or if they fail and Kodiak cannot obtain maintenance and support on reasonable terms. In either case, Kodiak could be required to either redesign its IT systems to function with software or services available from other parties or develop these components itself, which could result in increased costs and could result in delays in services. Furthermore, Kodiak might be forced to limit the features available in its IT system due to changes by its third-party software and service providers, or due to price increases by such vendors. In addition, if Kodiak fails to maintain or renegotiate any of these software or service agreements, Kodiak could face significant delays and diversion of resources in attempting to obtain and integrate functional equivalents.

Kodiak is subject to significant legal and reputational risks and expenses relating to the privacy, use and security of employee and customer information.

Kodiak receives, maintains, and stores the non-public personal information (“PII”) of its employees, vendors, suppliers and customers. The sharing, use, disclosure and protection of this information are governed by the privacy and data security policies maintained by Kodiak. Moreover, there are federal and state laws and regulations regarding privacy and the storing, sharing, use, disclosure, and protection of PII and user data. Specifically, PII is increasingly subject to legislation and regulations in numerous jurisdictions, the intent of which is to protect the privacy of personal information that is collected, processed and transmitted in or from the governing jurisdiction. California enacted a privacy law (the “California Consumer Privacy Act” or “CCPA”) which limits how covered entities may collect and use PII, and which came into effect on January 1, 2020. In addition, California enacted, effective January 1, 2023, a privacy law, the California Privacy Rights Act (the “CPRA”), which significantly modifies the CCPA, including by expanding consumers’ rights with respect to certain PII and creating a new state agency to oversee implementation and enforcement efforts. There are more states considering similar privacy laws. Kodiak could be adversely affected if the CCPA, CPRA and other states’ legislation or regulations require changes in Kodiak’s business practices or privacy policies, or if governing jurisdictions interpret or implement their legislation or regulations in ways that negatively affect Kodiak’s business, financial condition and results of operations.

Kodiak has experienced cybersecurity incidents or IT system disruptions in the past, and cybersecurity breaches or IT system disruptions may adversely affect Kodiak’s business in the future.

Kodiak relies on its IT systems to operate and record a significant portion of its business. This may include confidential information or PII belonging to Kodiak, Kodiak’s employees, customers, suppliers, or others. Similar to other companies, Kodiak’s systems and networks, and those of third parties with whom Kodiak does business, may be subject to cybersecurity breaches caused by, among other things, illegal hacking, insider threats, computer viruses, phishing, malware, ransomware, or acts of vandalism or terrorism, or those perpetrated by criminals or nation-state actors. Furthermore, Kodiak may also experience increased cybersecurity risk as some of its personnel work remotely. Kodiak has experienced cyber incidents in the past, although none have been material or had a material adverse effect on Kodiak’s business or financial condition. Kodiak may experience cybersecurity incidents and security breaches in the future. In addition to Kodiak’s own systems and networks, Kodiak uses third-party service providers to process certain data or information on Kodiak’s behalf.

Due to applicable laws and regulations, Kodiak may be held responsible for cybersecurity incidents attributed to Kodiak’s service providers to the extent it relates to information Kodiak shares with them. Although Kodiak seeks service providers that implement and maintain reasonable security measures, Kodiak cannot control third parties and cannot guarantee that a security breach will not occur in their systems or networks.

Despite Kodiak’s efforts to continually refine its procedures, educate its employees, and implement tools and security measures to protect against such cybersecurity risks, there can be no assurance that these measures will prevent unauthorized access or detect every type of attempt or attack. Kodiak’s potential future upgrades, refinements, tools and measures may not be completely effective or result in the anticipated improvements, if at all, and may cause disruptions in Kodiak’s IT systems. In addition, despite Kodiak’s best efforts, a cyberattack or security breach could go undetected for an extended period of time, and the ensuing investigation of the incident would take time to complete. During that period, Kodiak would not necessarily know the impact to its IT systems, or the costs and actions required to fully remediate, and Kodiak’s initial remediation efforts may not be successful. Additionally, a cyberattack or security breach could be repeated before they are fully contained and remediated. A breach or failure of Kodiak’s systems or networks, critical third-party systems on which Kodiak relies, or those of Kodiak’s customers, vendors or suppliers, could result in an interruption in Kodiak’s operations, unplanned capital expenditures, unauthorized publication of Kodiak’s confidential business or proprietary information, unauthorized release of customer, employee or third party data, theft or misappropriation of funds, violation of privacy or other laws, and exposure to litigation or indemnity claims including resulting from customer-imposed cybersecurity controls or other related contractual obligations. There could also be increased costs to detect, prevent, respond or recover from cybersecurity incidents. Any such breach, or Kodiak’s delay or failure to make adequate or timely disclosures to the public, regulatory or law enforcement agencies or affected individuals following such an event, could have a material adverse effect on Kodiak’s business, reputation, financial position, results of operations and cash flows and cause reputational damage.

Kodiak’s ability to manage its business and monitor its results is highly dependent upon information and communication systems, and a failure of these systems or its enterprise resource planning (“ERP”) system could disrupt its business.

Kodiak is dependent upon a variety of information and communication systems to operate its business, including its ERP system. Any disruptions, delays or deficiencies in these systems, or in the design or implementation of any new ERP system, could adversely affect Kodiak’s ability to effectively run and manage information. Further, Kodiak depends on its ability to gather and promptly transmit accurate information to key decision makers, and Kodiak’s business, results of operations and financial condition may be adversely affected if Kodiak’s information systems fail, even for a short period of time. Failure to properly or adequately address these issues could impact Kodiak’s ability to perform necessary business operations, which could adversely affect Kodiak’s reputation, competitive position, business, results of operations and financial condition.

Kodiak may not realize the intended benefits of its process and technology transformation projects, which could have an adverse effect on its business.

Kodiak continues to evaluate process and technology transformation projects, which will, among other things, consolidate several systems onto a single ERP system. It is possible that Kodiak may not realize the anticipated benefits from these projects. Any such difficulties could have an adverse effect on Kodiak’s business, results of operations and financial condition. In light of the pending Mergers, Kodiak has postponed the near-term implementation of any process and technology transformation projects that would require a material amount of human capital and other resources to complete until a broader technology implementation plan is developed that is capable of supporting the combined companies.

A financial crisis or deterioration in general economic, business or industry conditions could materially adversely affect Kodiak’s results of operations, financial condition and ability to pay dividends on Kodiak Common Stock.

Concerns over global economic conditions, stock market volatility, energy costs, geopolitical issues, inflation and U.S. Federal Reserve interest rate increases in response, the availability and cost of credit, and slowing of economic growth in the United States and fears of a recession have contributed and may continue to contribute to economic uncertainty and diminished expectations for the global economy.

Concerns about global economic growth can result in a significant adverse impact on global financial markets and commodity prices. In addition, a financial crisis may cause Kodiak to face limitations on its ability to borrow under its debt agreements, service its debt obligations, access the debt and equity capital markets and complete asset purchases or sales, may cause increased counterparty credit risk on its derivative instruments and may lead such counterparties to make Kodiak post collateral guaranteeing Kodiak’s performance.

Further, if there is a financial crisis or the economic climate in the United States or abroad deteriorates, worldwide demand for natural gas or oil could materially decrease, which would likely depress the level of production activity and result in a decline in the demand for Kodiak’s Compression Operations and ultimately materially adversely impact its results of operations and financial condition. If a material adverse change occurs in Kodiak’s business such that an event of default occurs under its debt agreements, the lenders under such agreements may be able to accelerate the maturity of its debt.

Events outside of Kodiak’s control, including an epidemic or outbreak of an infectious disease or the threat thereof, could have a material adverse effect on Kodiak’s business, liquidity, financial condition, results of operations, cash flows and ability to pay dividends on Kodiak Common Stock.

Kodiak faces risks related to pandemics, epidemics, outbreaks or other public health events, or the threat thereof, that are outside of its control, and could significantly disrupt its business and operational plans and adversely affect its liquidity, financial condition, results of operations, cash flows and ability to pay dividends on Kodiak Common Stock. For example, the COVID-19 pandemic adversely affected the global economy and resulted in unprecedented governmental actions in the United States and countries around the world, including, among other things, social distancing guidelines, travel restrictions and stay-at-home orders, among other actions, which caused a significant decrease in activity in the global economy and the demand for oil, and to a lesser extent, natural gas.

The nature, scale and scope of the above-described events, combined with the uncertain duration and extent of governmental actions, prevent Kodiak from identifying all potential risks to its business.

Inflation may adversely affect Kodiak by increasing costs beyond what it can recover through price increases and limit its ability to enter into future traditional debt financing.

Inflation has adversely affected Kodiak by increasing costs of critical components, equipment, labor and other services it may rely on, and continued inflationary pressures could prevent Kodiak from operating at capacity, decreasing its revenues or having an adverse effect on its profitability. In addition, inflation is often accompanied by higher interest rates. Such higher interest rates may affect Kodiak’s ability to enter into future traditional debt financing, as high inflation may result in an increase in cost to borrow.

A deterioration in general economic, business, geopolitical or industry conditions could materially adversely affect Kodiak’s results of operations, financial condition and cash flows.

Concerns over global economic conditions, energy costs, geopolitical issues, including the conflicts between Russia and Ukraine and the Israel-Hamas war, the impacts of the COVID-19 pandemic or a similar global health crisis, inflation, the availability and cost of credit and slow economic growth in the United States have contributed to general economic uncertainty and diminished expectations for the global economy. Additionally, acts of protest and civil unrest have caused economic and political disruption in the United States. Meanwhile, continued hostilities in Europe and the Middle East and the occurrence or threat of terrorist attacks in the United States or other countries could adversely affect the economies of the United States and other countries. If the economic climate in the United States or abroad deteriorates, worldwide demand for energy could destabilize, which could materially adversely affect Kodiak’s and its customers’ operations, financial condition and cash flows.

Kodiak’s ability to use net operating losses (“NOLs”) to offset future income may be limited.

Kodiak’s ability to use any NOLs generated by it could be substantially limited if Kodiak were to experience an “ownership change” as defined under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). In general, an “ownership change” would occur if Kodiak’s “5-percent stockholders,” as defined under Section 382 of the Code, including certain groups of persons treated as “5-percent stockholders,” collectively increased their ownership in Kodiak by more than 50 percentage points over a rolling three-year period. An ownership change can occur as a result of a public offering of Kodiak Common Stock, as well as through secondary market purchases of Kodiak Common Stock and certain types of reorganization transactions. Such a limitation could, for any given year, have the effect of increasing the amount of Kodiak’s U.S. federal income tax liability, which would negatively impact its financial condition and the amount of after-tax cash available for distribution to Kodiak’s stockholders.

Tax legislation and administrative initiatives or challenges to Kodiak’s tax positions could adversely affect its results of operations and financial condition.

Kodiak operates in locations throughout the U.S. and, as a result, Kodiak is subject to the tax laws and regulations of U.S. federal, state and local governments. From time to time, various legislative or administrative initiatives may be proposed that could adversely affect Kodiak’s tax positions. There can be no assurance that Kodiak’s tax provision or tax payments will not be adversely affected by these initiatives. In addition, U.S. federal, state and local tax laws and regulations are extremely complex and subject to varying interpretations. There can be no assurance that Kodiak’s tax positions will not be challenged by relevant tax authorities or that it would be successful in any such challenge. After the consummation of the Mergers, Kodiak will be subject to non-US tax laws that may be significantly different from Kodiak’s current U.S. tax treatment. See the section titled “—Tax Risks Related to the Mergers” beginning on page 39 of this consent statement/prospectus for more information.

Kodiak has identified a material weakness in its internal controls, and Kodiak cannot provide assurances that this weakness will be effectively remediated, or that additional material weaknesses will not occur in the future.

If Kodiak’s internal control over financial reporting or Kodiak’s disclosure controls and procedures are not effective, Kodiak may not be able to accurately report its financial results, prevent fraud, or file its periodic reports in a timely manner.

During the preparation and review of the unaudited interim condensed consolidated financial statements for the three and six month periods ended June 30, 2023 and 2022, Kodiak identified a previously corrected adjusting entry that was erroneously recorded in the three months ended June 30, 2022 and should have been recorded in the three months ended March 31, 2022. This entry was specific to the unrealized (loss) gain on derivatives and did not impact the six month period ended June 30, 2022 financial statements.

While Kodiak is in the process of remedial action to address the material weakness, Kodiak cannot provide any assurance that such remedial measures, or any other remedial measures Kodiak takes, will be effective. The material weakness will not be considered remediated until the applicable controls operate for a sufficient period of time and management has concluded, through testing, that these controls are designed and operating effectively. Any failure to design or maintain effective internal control over financial reporting or any difficulties encountered in their implementation or improvement could increase compliance costs, negatively impact the market price of Kodiak Common Stock, or otherwise harm Kodiak’s operating results or cause Kodiak to fail to meet its reporting obligations.

Risks Related to Kodiak’s Relationship with EQT

EQT controls a significant percentage of Kodiak’s voting power, and it is subject to contractual restrictions that may affect Kodiak Holdings’ exercise of its rights to approve corporate actions under the Kodiak Stockholders’ Agreement.

As of September 30, 2023, Kodiak Holdings owns approximately 76.2% of the outstanding Kodiak Common Stock. Frontier Intermediate GP, Inc. is the general partner of Kodiak Holdings. Investment vehicles affiliated with EQT own 100% of the membership interests in Frontier Intermediate GP, Inc., and EQT indirectly has exclusive responsibility for the management and control of such investment vehicles. As such, EQT indirectly has the power to control the business and affairs of Kodiak Holdings. In addition, certain of Kodiak’s directors are currently employed by EQT. Consequently, EQT is able to influence matters that require approval by Kodiak’s stockholders, including the election and removal of directors, changes to Kodiak’s organizational documents, and approval of acquisition offers and other significant corporate transactions. This concentration of ownership will limit your ability to influence corporate matters, and as a result, actions may be taken that do you not view as beneficial. This concentration of stock ownership may also adversely affect the trading price of Kodiak Common Stock to the extent investors perceive a disadvantage in owning stock of a company with a controlling stockholder.

In connection with its initial public offering (the “IPO”), Kodiak entered into the Kodiak Stockholders’ Agreement with Kodiak Holdings, which granted Kodiak Holdings rights to approve certain of Kodiak’s corporate actions, including, among other things, amendments to Kodiak’s organizational documents, equity issuances, incurrence of certain indebtedness, changing the size of the Kodiak Board, dispositions of assets, modifying Kodiak’s dividend policy, consummating a change of control transaction or entering into voluntary liquidation or the commencement of bankruptcy proceedings. In connection with the closing of Kodiak’s IPO, Kodiak Holdings pledged the shares it owns in Kodiak as collateral under that certain Novation, Assignment and Assumption Agreement, dated as of July 3, 2023, by and among Kodiak Services, Frontier Intermediate Holding, LLC, Kodiak Holdings, as the new borrower, the other parties thereto, and Wells Fargo Bank, N.A., as administrative agent (the “Kodiak Holdings Term Loan”), and granted the lenders thereunder certain consent rights over Kodiak Holdings’ exercise of its rights under the Kodiak Stockholders’ Agreement. The lenders under the Kodiak Holdings Term Loan have different interests than Kodiak’s stockholders and may exercise these consent rights in ways that are adverse to the interests of Kodiak’s stockholders. See the section titled “Information about Kodiak—Certain Relationships and Related Party Transactions—Kodiak Holdings—Stockholders’ Agreement” beginning on page 142 of this consent statement/prospectus for more information.

EQT may have interests that conflict with the interests of Kodiak’s other stockholders. Certain of Kodiak’s directors may also have conflicts of interest because they are also employees of EQT, investment advisors to EQT managed funds, or directors or officers of EQT. The resolution of these conflicts of interest may not be in Kodiak’s or your best interests.

EQT may have interests that conflict with the interests of Kodiak’s other stockholders. In connection with the closing of Kodiak’s IPO, EQT pledged its shares in Kodiak as collateral under the Kodiak Holdings Term Loan. The lenders under the Kodiak Holdings Term Loan are funds or accounts managed by (i) the Infrastructure Debt strategy of Ares Management Corporation and (ii) Caisse de dépôt et placement du Québec. Pursuant to the Kodiak Holdings Term Loan, EQT is limited from taking or causing its subsidiaries from approving or taking certain actions without the consent of the lenders, including amending organizational documents, authorizing equity issuances in excess of certain thresholds, incurring indebtedness for borrowed money (other than indebtedness under Kodiak’s senior secured asset-based revolving credit facility (as amended, the “ABL Facility”) provided under and governed by the ABL Credit Agreement, certain working capital and ordinary course financings, and indebtedness otherwise permitted by the ABL Facility (other than certain unsecured debt)), materially modifying Kodiak’s dividend policy, entering into certain affiliate transactions or entering into a voluntary liquidation or the commencement of bankruptcy proceedings. These restrictions are consistent with the consent rights held by Kodiak Holdings under the Kodiak Stockholders’ Agreement. See the section titled “Information About Kodiak—Certain Relationships and Related Party Transactions of Kodiak—Kodiak Holdings—Stockholders’ Agreement” beginning on page 142 of this consent statement/prospectus for more information.

In addition, certain of Kodiak’s directors may also have conflicts of interest because they are also employees of EQT, investment advisors to EQT managed funds, or directors or officers of EQT. These positions may conflict with such individuals’ duties as one of Kodiak’s directors or officers regarding business dealings and other matters between EQT and Kodiak. The resolution of these conflicts may not always be in Kodiak’s or your best interest.

EQT is not limited in its ability to compete with Kodiak, and the corporate opportunity provisions in the Kodiak Charter could enable EQT to benefit from corporate opportunities that may otherwise be available to Kodiak.

EQT may invest in other companies in the future that may compete with Kodiak. Conflicts of interest could arise in the future between Kodiak, on the one hand, and EQT, on the other hand, concerning among other things, potential competitive business activities or business opportunities.

Kodiak’s amended and restated certificate of incorporation (the “Kodiak Charter”) provides that, to the fullest extent permitted by applicable law, Kodiak renounce any interest or expectancy in any business opportunity that involves any aspect of the energy equipment or services business or industry and that may be from time to time presented to EQT or any of Kodiak’s directors or officers who is also an employee, partner, member, manager, officer or director of EQT or any affiliate of EQT, even if the opportunity is one that Kodiak might reasonably have pursued or had the ability or desire to pursue if granted the opportunity to do so. The Kodiak Charter provides that no such person or party shall be liable to Kodiak by reason of the fact that such person pursues any such business opportunity or fails to offer any such business opportunity to Kodiak. As a result, any of Kodiak’s directors or officers who is also an employee, partner, member, manager, officer or director of EQT or any affiliate of EQT may become aware, from time to time, of certain business opportunities, such as acquisition opportunities, and may direct such opportunities to other businesses in which they have invested, in which case Kodiak may not become aware of or otherwise have the ability to pursue such opportunity. Further, such businesses may choose to compete with Kodiak for these opportunities. As a result, by renouncing Kodiak’s interest and expectancy in any business opportunity that may be from time to time presented to any member of EQT or an affiliate of EQT or any of Kodiak’s directors or officers who is also an employee, partner, member, manager, officer or director of EQT or any affiliate of EQT, Kodiak’s business or prospects could be adversely affected if attractive business opportunities are procured by such parties for their own benefit rather than for ours. The Kodiak Charter provides that, at any time EQT beneficially owns less than 35% of the shares outstanding of Kodiak Common Stock, any amendment to or adoption of any provision inconsistent with the Kodiak Charter’s provisions governing the renouncement of business opportunities must be approved by the holders of at least 66.66% of the voting power of the outstanding stock of the corporation entitled to vote thereon. See the section titled “Description of Kodiak Common Stock” beginning on page 247 of this consent statement/prospectus for more information. Any actual or perceived conflicts of interest with respect to the foregoing could have an adverse impact on the trading price of Kodiak Common Stock.

A significant reduction by Kodiak Holdings of its ownership interests in Kodiak could adversely affect Kodiak.

Kodiak believes that Kodiak Holdings’ substantial ownership interest in Kodiak provides Kodiak Holdings and its affiliates with an economic incentive to assist Kodiak to be successful. Kodiak Holdings is not subject to any obligation to maintain its ownership interest in Kodiak and may elect at any time thereafter to sell all or a substantial portion of or otherwise reduce its ownership interest in Kodiak. If Kodiak Holdings sells all or a substantial portion of its ownership interest in Kodiak, it may have less incentive to assist in Kodiak’s success and its affiliates serving as members of Kodiak’s Board may resign.

Furthermore, the shares that Kodiak Holdings owns are subject to a pledge as collateral under the Kodiak Holdings Term Loan. In the event that Kodiak Holdings is subject to a continuing event of default under the Kodiak Holdings Term Loan, after the expiration of any applicable grace period and subject to the exercise of applicable cure rights, the lenders may foreclose on such shares and acquire a controlling interest in Kodiak. In such case, the lenders would assume Kodiak Holdings’ rights under the Kodiak Stockholders’ Agreement and would thereafter have consent rights over many aspects of Kodiak’s business, including any modifications to Kodiak’s dividend policy and the ability to nominate directors, as more fully described under the section titled “Certain Relationships and Related Party Transactions of Kodiak—Kodiak Holdings—Stockholders’ Agreement” beginning on page 142 of this consent statement/prospectus. The lenders under the Kodiak Holdings Term Loan may have different interests than Kodiak Holdings and may have interests that are different from, or conflict with, those of Kodiak’s other stockholders.

Such actions could adversely affect Kodiak’s ability to successfully implement its business strategies which could adversely affect its cash flows or results of operations.

Risks Related to Kodiak’s Indebtedness

Kodiak’s substantial indebtedness could adversely affect its financial condition and impair Kodiak’s ability to operate its business.

Kodiak has a significant amount of indebtedness. As of September 30, 2023, on an as adjusted basis after giving effect to the consummation of the Mergers, the issuance of the Kodiak Notes, and the anticipated draw down on the ABL Facility in connection with the Refinancing (as defined below), Kodiak’s total long-term debt was approximately $2.5 billion in aggregate principal amount and Kodiak expects to have approximately $1.1 billion of total availability under the ABL Facility, subject to certain restrictions described herein which may reduce such amounts available. Kodiak used the net proceeds from the offering of the Kodiak Notes to reduce outstanding borrowings under the ABL Facility, which it expects to draw down to consummate the Refinancing. Kodiak would have had approximately $1.1 billion of availability under the ABL Facility as of September 30, 2023, pending the expected draw down to consummate the Refinancing.

Subject to the limits contained in the ABL Credit Agreement, Kodiak may be able to incur substantial additional debt from time to time to finance working capital, capital expenditures, investments or acquisitions, dividends or for other purposes. If Kodiak does so, the risks related to its substantial indebtedness could intensify. Specifically, Kodiak’s substantial indebtedness could have important consequences, including the following:

•	making it more difficult for Kodiak to satisfy its obligations with respect to its debt;

•	limiting Kodiak’s ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions or other general company requirements on favorable terms or at all;

•

requiring a substantial portion of Kodiak’s cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, acquisitions, future business opportunities and other general purposes;

•	increasing Kodiak’s vulnerability to general adverse economic and industry conditions;

•	exposing Kodiak to the risk of increased interest rates as certain of its borrowings, including borrowings under the ABL Credit Agreement, are at variable rates of interest;

•	limiting Kodiak’s flexibility in planning for and reacting to changes in the industry in which it competes;

•	consequences relating to adverse borrowing base redeterminations;

•	placing Kodiak at a disadvantage compared to other, less leveraged competitors; and

•	increasing Kodiak’s cost of borrowing.

In addition, Kodiak’s ability to refinance Kodiak’s indebtedness prior to maturity is dependent on the condition of the capital and credit markets and Kodiak’s financial condition. Kodiak can provide no assurance that it will be able to refinance its indebtedness or that any indebtedness incurred to refinance Kodiak’s indebtedness will be on comparable terms. See the section titled “Risk Factors—Risk Factors Related to Kodiak’s Business and Industry—Kodiak may be unable to access the capital and credit markets or borrow on affordable terms to obtain additional capital that Kodiak may require” beginning on page 44 of this consent statement/prospectus for more information.

The terms of the ABL Credit Agreement restrict Kodiak’s current and future operations, particularly its ability to respond to changes or to take certain actions.

The ABL Credit Agreement contains restrictive covenants (which contain a number of exceptions and qualifications that may be material) that impose significant operating and financial restrictions on Kodiak and may limit Kodiak’s ability to engage in acts that may be in Kodiak’s long-term best interest, including restrictions on Kodiak’s ability to:

•	incur additional indebtedness and guarantee indebtedness;

•	pay dividends or make other distributions or repurchase or redeem equity interests;

•	prepay, redeem or repurchase certain debt;

•	issue certain preferred units or similar equity securities;

•	make loans and investments;

•	sell, transfer or otherwise dispose of assets;

•	incur liens;

•	enter into transactions with affiliates;

•	enter into agreements restricting Kodiak’s restricted subsidiaries’ ability to pay dividends;

•	enter into certain swap agreements;

•	amend certain organizational documents;

•	enter into sale and leaseback transactions; and

•	consolidate, merge or sell all or substantially all of Kodiak’s assets.

In addition, the ABL Credit Agreement contains certain operating and financial covenants and requires Kodiak to maintain specified financial ratios and satisfy other financial condition tests. Kodiak’s ability to comply with those covenants and meet those financial ratios and tests can be affected by events beyond its control, and Kodiak may be unable to meet them. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Kodiak—Liquidity and Capital Resources—Description of Indebtedness” beginning on page 121 of this consent statement/prospectus for more information.

A breach of the covenants or restrictions under the ABL Credit Agreement could result in an event of default. Such a default may allow the creditors to accelerate the related debt and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. In addition, an event of default under the ABL Credit Agreement would permit the lenders under the ABL Credit Agreement to terminate all commitments to extend further credit under that facility. Furthermore, if Kodiak were unable to repay the amounts due and payable under the ABL Credit Agreement, those lenders could proceed against the collateral granted to them to secure that indebtedness. In the event Kodiak’s lenders accelerate the repayment of its borrowings, Kodiak and its subsidiaries may not have sufficient assets to repay that indebtedness. As a result of these restrictions, Kodiak may be:

•	limited in how Kodiak conducts its business;

•	unable to raise additional debt or equity financing to operate during general economic or business downturns; or

•	unable to compete effectively or to take advantage of new business opportunities.

These restrictions may affect Kodiak’s ability to grow in accordance with Kodiak’s strategy. In addition, Kodiak’s financial results, Kodiak’s substantial indebtedness and Kodiak’s credit ratings could adversely affect the availability and terms of Kodiak’s financing.

Kodiak’s variable rate indebtedness subjects it to interest rate risk, which could cause its debt service obligations to increase significantly.

Borrowings under the ABL Credit Agreement are at variable rates of interest and expose Kodiak to interest rate risk. If interest rates were to increase, Kodiak’s debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and Kodiak’s net income and cash flows, including cash available for servicing Kodiak’s indebtedness, will correspondingly decrease. Kodiak has in the past entered into, and in the future may enter into, interest rate swaps that involve the exchange of floating for fixed rate interest payments to reduce interest rate volatility. However, Kodiak may not maintain interest rate swaps with respect to all of Kodiak’s variable rate indebtedness, and any swaps it enters into may not fully mitigate Kodiak’s interest rate risk.

Kodiak may not be able to generate sufficient cash to service all of its indebtedness and may be forced to take other actions to satisfy its obligations under its indebtedness, which may not be successful. Kodiak’s ability to generate cash depends on many factors beyond Kodiak’s control.

Kodiak’s ability to make scheduled payments on or refinance its debt obligations depends on its financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond its control. Kodiak may be unable to maintain a level of cash flows from operating activities sufficient to permit it to pay the principal, premium, if any, and interest on its indebtedness.

If Kodiak’s cash flows and capital resources are insufficient to fund its debt service obligations, it could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance its indebtedness. Kodiak may not be able to effect any such alternative measures, if necessary, on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow Kodiak to meet its scheduled debt service obligations. The ABL Credit Agreement restricts Kodiak’s ability to dispose of assets and use the proceeds from those dispositions and may also restrict Kodiak’s ability to raise debt or equity capital to be used to repay other indebtedness when it becomes due. Kodiak may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations then due.

In addition, Kodiak may in the future conduct its operations through subsidiaries, certain of which may not be guarantors of Kodiak’s indebtedness. Accordingly, repayment of Kodiak’s indebtedness may be dependent on the generation of cash flow by its subsidiaries and their ability to make such cash available to Kodiak, by dividend, debt repayment or otherwise. Unless they are guarantors of its indebtedness, Kodiak’s subsidiaries do not have any obligation to pay amounts due on Kodiak’s indebtedness or to make funds available for that purpose. Kodiak’s subsidiaries may not be able to, or may not be permitted to, make distributions to enable Kodiak to make payments in respect of Kodiak’s indebtedness. Each subsidiary is a distinct legal entity, and, under certain circumstances, legal and contractual restrictions may limit Kodiak’s ability to obtain cash from its subsidiaries. While the ABL Credit Agreement limits the ability of Kodiak’s subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to Kodiak, these limitations are subject to qualifications and exceptions. In the event that Kodiak does not receive distributions from its subsidiaries, Kodiak may be unable to make required principal and interest payments on its indebtedness.

Kodiak’s inability to generate sufficient cash flows to satisfy its debt obligations, or to refinance its indebtedness on commercially reasonable terms or at all, would materially and adversely affect Kodiak’s financial position and results of operations and Kodiak’s ability to satisfy its obligations under the ABL Facility. Kodiak’s ability to generate cash in the future is, to a significant extent, subject to general economic, financial, competitive, legislative, tax, regulatory, environmental and other factors that are beyond Kodiak’s control.

If Kodiak cannot make scheduled payments on its debt, Kodiak will be in default and the lenders under the ABL Facility could terminate their commitments to loan money, the lenders could foreclose against the assets securing their borrowings, and Kodiak could be forced into bankruptcy or liquidation.

Despite Kodiak’s current level of indebtedness, Kodiak and its subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks to Kodiak’s financial condition described above.

Kodiak and its subsidiaries may be able to incur significant additional indebtedness in the future. Although the ABL Credit Agreement contains restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the additional indebtedness incurred in compliance with these restrictions could be substantial. If Kodiak incurs any additional indebtedness that ranks equally to Kodiak’s outstanding debt obligations, subject to collateral arrangements, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of Kodiak’s Company. This may have the effect of reducing the amount of proceeds paid to you. These restrictions also will not prevent Kodiak from incurring obligations that do not constitute indebtedness. In addition, as of September 30, 2023, the ABL Facility provided for unused commitments of $396.2 million. Upon consummation of the Mergers, including the application of proceeds received from the Minimum Debt Financing, Kodiak expects to have approximately $1.1 billion of total availability under the ABL Facility, subject to certain restrictions described herein which may reduce such amounts available. Because the borrowing capacity under the ABL Facility is determined on the basis of a fluctuating borrowing base comprised predominantly of eligible accounts receivable, inventory and the appraised value of our compression units, such amounts may not reflect future borrowing capacity. If new debt is added to Kodiak’s current debt levels, the related risks that Kodiak and the guarantors now face could intensify.

Risks Related to Owning Kodiak Common Stock Following the Mergers

Kodiak is a “controlled company” within the meaning of the rules of the NYSE and, as a result, qualifies for, but does not currently rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.

Kodiak Holdings directly controls (and EQT indirectly controls) a majority of Kodiak’s voting power. As a result, Kodiak is a “controlled company” within the meaning of the NYSE corporate governance standards. Under the NYSE rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and need not comply with certain requirements, including the requirement that a majority of the board of directors consist of independent directors and the requirements that Kodiak’s compensation and nominating and governance committees be composed entirely of independent directors. Kodiak does not currently utilize these exemptions. However, for so long as Kodiak qualifies as a “controlled company,” it will maintain the option to utilize some or all of these exemptions. If Kodiak utilizes these exemptions, it may not have a majority of independent directors and Kodiak’s compensation and nominating and governance committees may not consist entirely of independent directors, and such committees will not be subject to annual performance evaluations. Accordingly, in the event Kodiak elects to rely on these exemptions in the future, you would not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE. See the section titled “Information About Kodiak—Management—Controlled Company Status” beginning on page 104 of this consent statement/prospectus for more information.

If securities or industry analysts do not publish research reports or publish unfavorable research about Kodiak’s business, the price and trading volume of Kodiak Common Stock could decline.

The trading market for Kodiak Common Stock depends in part on the research reports that securities or industry analysts publish about Kodiak or its business. If securities or industry analysts suspend or cease coverage of Kodiak, the trading price for Kodiak Common Stock and other securities would be negatively affected. In the event one or more of the analysts who covers Kodiak downgrades Kodiak’s securities, the price of Kodiak’s securities would likely decline. If one or more of these analysts ceases to cover Kodiak or fails to publish regular reports on Kodiak, interest in the purchase of Kodiak’s securities could decrease, which could cause the price of Kodiak Common Stock and other securities and their trading volume to decline.

The Kodiak Charter and Kodiak Bylaws contain provisions that could delay, discourage or prevent a takeover attempt even if a takeover might be beneficial to Kodiak’s stockholders, and such provisions may adversely affect the market price of Kodiak Common Stock.

Provisions contained in the Kodiak Charter and Kodiak Bylaws could make it more difficult for a third party to acquire Kodiak. The Kodiak Charter and Kodiak Bylaws also impose various procedural and other requirements, which could make it more difficult for stockholders to effect certain corporate actions. For example, the Kodiak Charter authorizes the Kodiak Board to determine the rights, preferences, privileges and restrictions of unissued series of preferred stock without any vote or action by Kodiak’s stockholders. Thus, the Kodiak Board can authorize and issue shares of preferred stock with voting or conversion rights that could adversely affect the voting or other rights of holders of Kodiak’s capital stock. These rights may have the effect of delaying or deterring a change of control of Kodiak. Additionally, for example, Kodiak’s amended and restated bylaws (the “Kodiak Bylaws”) (i) establish limitations on the removal of directors and on the ability of Kodiak’s stockholders to call special meetings, (ii) include advance notice requirements for nominations for election to the Kodiak Board and for proposing matters that can be acted upon at stockholder meetings, (iii) provide that the Kodiak Board is expressly authorized to adopt, or to alter or repeal, the Kodiak Bylaws, and (iv) provide for a classified board of directors, consisting of three classes of approximately equal size, each class serving staggered three-year terms, so that only approximately one-third of Kodiak’s directors are elected each year.

See the section titled “Description of Kodiak Capital Stock—Anti-Takeover Effects of Provisions of the Kodiak Charter and the Kodiak Bylaws” beginning on page 248 of this consent statement/prospectus for more information. These provisions could limit the price that certain investors might be willing to pay in the future for shares of Kodiak Common Stock.

The Kodiak Charter designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by Kodiak’s stockholders, which could limit Kodiak’s stockholders’ ability to obtain a favorable judicial forum for disputes with Kodiak or its directors, officers, employees or agents.

The Kodiak Charter provides that, unless it consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on Kodiak’s behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of Kodiak’s directors, officers, employees or agents to Kodiak or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Kodiak Charter or Kodiak Bylaws, or (iv) any action asserting a claim against Kodiak that is governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Notwithstanding the foregoing sentence, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under U.S. federal securities laws, including the Securities Act and the Exchange Act. Any person or entity purchasing or otherwise acquiring any interest in shares of Kodiak’s capital stock will be deemed to have notice of, and consented to, the provisions of the Kodiak Charter described in the preceding sentences. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Kodiak or its directors, officers, employees or agents, which may discourage such lawsuits against Kodiak and such persons. Alternatively, if a court were to find these provisions of the Kodiak Charter inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, Kodiak may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect Kodiak’s business, financial condition or results of operations.

Kodiak cannot assure you that it will be able to pay dividends on the Kodiak Common Stock.

The Kodiak Board may elect to declare cash dividends on the Kodiak Common Stock, subject to its compliance with applicable law, and depending on, among other things, economic conditions, Kodiak’s financial condition, results of operations, projections, liquidity, earnings, legal requirements, and restrictions in the agreements governing Kodiak’s indebtedness (as further discussed below). The declaration and amount of any future dividends is subject to the discretion of the Kodiak Board and Kodiak has no obligation to pay any dividends at any time. Kodiak’s ability to pay dividends depends on Kodiak’s receipt of cash dividends from Kodiak’s operating subsidiaries, which may further restrict Kodiak’s ability to pay dividends as a result of the laws of their jurisdiction of organization, agreements of Kodiak’s subsidiaries or covenants under any existing and future outstanding indebtedness Kodiak or its subsidiaries incur. See Note 7 (“Debt and Credit Facilities”) to Kodiak’s annual financial statements.

Kodiak’s ABL Facility contains certain restrictions on its ability to pay dividends. Kodiak may pay dividends (1) when no default or event of default has occurred and is continuing or would result after giving effect to such the payment of such dividends, (2) if (i) the Reversion Date (as defined in the ABL Credit Agreement) has not occurred, availability under the ABL Facility is at least equal to $125 million or (ii) the Reversion Date has occurred, availability under the ABL Facility exceeds the greater of (x) 10% of the total commitments then in effect under the ABL Facility or (y) $200 million and (3) when Kodiak is in compliance with the financial covenants contained in the ABL Credit Agreement applicable at such time. Such financial covenants require that Kodiak maintains (1) an Interest Coverage Ratio (calculated based on the ratio of EBITDA to Interest Expense, each as defined in the ABL Credit Agreement) of not less than 2.50 to 1.00, determined as of the last day of each fiscal quarter and (2) (a) prior to the issuance of unsecured debt (for purposes of this description, an “Unsecured Debt Issuance”), a Leverage Ratio (calculated based on the ratio of Total Debt to EBITDA, each as defined in the ABL Credit Agreement), determined quarterly as of the last day of each fiscal quarter, not to exceed (i) 5.25 to 1.00 for the fiscal quarters ending September 30, 2023 and December 31, 2023, (ii) 5.00 to 1.00 for the fiscal quarter ending March 31, 2024, (iii) 4.75 to 1.00 for the fiscal quarter ending June 30, 2024 and (iv) 4.50 to 1.00 for each fiscal quarter ending on or after September 30, 2024 and (b) after an

Unsecured Debt Issuance both (x) a Leverage Ratio, determined as of the last day of each fiscal quarter, not to exceed (i) 5.75 to 1.00 for the first four fiscal quarters ending after such Unsecured Debt Issuance and (ii) 5.25 to 1.00 for each fiscal quarter ending thereafter and (y) a Secured Leverage Ratio (calculated based on the ratio of Senior Secured Debt to EBITDA, each as defined in the ABL Credit Agreement) determined as of the last day of each fiscal quarter, not to exceed (i) 3.75 to 1.00 for the first four fiscal quarters ending after such Unsecured Debt Issuance and (ii) 3.25 to 1.00 for each fiscal quarter ending thereafter.

Due to the foregoing, Kodiak cannot assure you that it will be able to pay a dividend in the future or continue to pay a dividend after it commences paying dividends.

Terms of subsequent financings may adversely impact stockholder equity.

If Kodiak raises more equity capital from the sale of Kodiak Common Stock, such equity could be offered at a price more favorable than the then current market price of Kodiak Common Stock. If Kodiak issues debt securities, the holders of the debt would have a claim to Kodiak’s assets that would be prior to the rights of stockholders until the debt is paid. Interest on these debt securities would increase costs and could negatively impact Kodiak’s operating results.

In accordance with Delaware law and the provisions of Kodiak’s certificate of incorporation and the Kodiak Stockholders’ Agreement, Kodiak may issue one or more classes or series of preferred stock that ranks senior in right of dividends, liquidation or voting to Kodiak Common Stock. Preferred stock may have such designations, preferences, limitations and relative rights, including preferences over Kodiak Common Stock respecting dividends and distributions, as the Kodiak Board may determine, and the issuance of preferred stock would dilute the ownership of Kodiak’s existing stockholders. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of Kodiak Common Stock. For example, Kodiak might grant holders of preferred stock the right to elect some number of Kodiak’s directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences Kodiak might assign to holders of preferred stock could affect the residual value of the common stock. The terms of any series of preferred stock may also reduce or eliminate the amount of cash available for payment of dividends to Kodiak’s holders of common stock or subordinate the claims of Kodiak’s holders of common stock to Kodiak’s assets liquidation. Kodiak Common Stock will not be subject to redemption or sinking fund provisions.

Taking advantage of the reduced disclosure requirements applicable to “emerging growth companies” may make Kodiak Common Stock less attractive to investors.

Kodiak qualifies as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”). An emerging growth company may take advantage of certain reduced reporting and other requirements that are otherwise applicable generally to public companies. Pursuant to these reduced disclosure requirements, emerging growth companies are not required to, among other things, comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, provide certain disclosures regarding executive compensation, hold stockholder advisory votes on executive compensation or obtain stockholder approval of any golden parachute payments not previously approved. In addition, emerging growth companies have longer phase-in periods for the adoption of new or revised financial accounting. Kodiak will cease to be an emerging growth company upon the earliest of (i) the last day of the fiscal year in which Kodiak has $1.235 billion or more in annual revenues; (ii) the date on which Kodiak becomes a “large accelerated filer” (the fiscal year-end on which the total market value of Kodiak’s common equity securities held by non-affiliates is $700 million or more as of June 30); (iii) the date on which Kodiak issues more than $1.0 billion of non-convertible debt securities over a three-year period; or (iv) the last day of the fiscal year following the fifth anniversary of Kodiak’s IPO.

Kodiak intends to take advantage of all of the reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act, until Kodiak is no longer an emerging growth company. If Kodiak were to subsequently elect instead to comply with these public company effective dates, such election would be irrevocable pursuant to Section 107 of the JOBS Act.

Kodiak’s election to use the phase-in periods permitted by this election may make it difficult to compare Kodiak’s financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the longer phase-in periods under Section 107 of the JOBS Act and who will comply with new or revised financial accounting standards. Kodiak cannot predict if investors will find Kodiak Common Stock less attractive because Kodiak will rely on these exemptions. If some investors find Kodiak Common Stock less attractive as a result, there may be a less active trading market for Kodiak Common Stock and Kodiak Common Stock price may be more volatile. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies.

Risks Related to Owning OpCo Units Following the Mergers

OpCo Units will not be listed on any national exchange, may be illiquid and are subject to restrictions in the OpCo LLC Agreement that will govern Kodiak Services and OpCo Units, and the redemption rights with respect to the OpCo Units are subject to significant limitations.

The merger agreement does not require Kodiak Services, and Kodiak Services does not intend, to list its units on a national securities exchange. As a result, OpCo Units will not trade and may be illiquid. Moreover, under the terms of the OpCo LLC Agreement, the OpCo Units will generally not be transferable without the approval of Kodiak, which approval Kodiak may withhold in its sole and absolute discretion, except in limited circumstances as described in the section titled “Description of OpCo Units and Series A Preferred Stock—OpCo Units—Transfer Restrictions” beginning on page 254 of this consent statement/prospectus. The OpCo Units may not ever be traded on a stock exchange or transferrable at prices holders of OpCo Units may find attractive, or at all.

Under the OpCo LLC Agreement, holders of OpCo Units will have the right to cause Kodiak Services to redeem each of such holders’ OpCo Units for either, at Kodiak Services’ election, (i) one share of Kodiak Common Stock (together with the cancellation of one share of Series A Preferred Stock), subject to conversion rate adjustments for stock splits, stock dividends, reclassification and other similar transactions, or (ii) an equivalent amount of cash. This redemption right, however, is subject to significant limitations. Each holder of OpCo Units may effect a redemption or exchange of an amount of less than 300,000 OpCo Units no more than once per quarter, and the holder must submit for redemption at least 50,000 OpCo Units or, if such holder owns fewer than 50,000 OpCo Units, all the OpCo Units owned by such holder. If the holder of OpCo Units, either alone or concurrently with its affiliates, effects a redemption or exchange of an amount of at least 300,000 OpCo Units, it may only do so no more frequently than five times during any calendar year. Subject to certain limitations, Kodiak may also impose additional limitations and restrictions on the redemption right, or may require holders to redeem all of their OpCo Units, to the extent it determines, in its sole discretion, such limitations and restrictions to be necessary or appropriate to avoid undue risk that Kodiak Services may be classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code. As a result, holders of OpCo Units may not be able to quickly and in the ordinary course exercise their redemption rights in response to market conditions and their investment objectives. For more information, see the section titled “Description of OpCo Units and Series A Preferred Stock—OpCo Units—Redemptions” beginning on page 253 of this consent statement/prospectus.

If the IRS makes audit adjustments to Kodiak Services’ U.S. federal income tax returns, it may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustments directly from Kodiak Services, in which case the amount of cash available for distribution to holders of OpCo Units could be substantially reduced.

Under the rules applicable to U.S. federal income tax audits of partnerships, subject to certain exceptions, any audit adjustment to items of income, gain, loss, deduction, or credit of a partnership (and any partner’s distributive share thereof) is determined, and taxes, interest, or penalties attributable thereto can be assessed and collected, at the partnership level. In the event of an IRS audit, absent available elections, it is possible Kodiak Services could be required to pay additional taxes, interest and penalties as a result of an audit adjustment. If Kodiak Services is required to make any such payments of taxes, penalties and interest, its cash available for distributions to holders of OpCo Units could be substantially reduced.

Tax Risks Related to Owning Kodiak Common Stock Following the Mergers

The U.S. federal income tax treatment of distributions on Kodiak Common Stock to a U.S. holder will depend upon Kodiak’s tax attributes and the U.S. holder’s tax basis in its Kodiak Common Stock, which are not necessarily predictable and can change over time.

Distributions of cash or other property on Kodiak Common Stock, if any, will constitute dividends for U.S. federal income tax purposes to the extent paid from Kodiak’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed Kodiak’s current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the U.S. holder’s tax basis in its shares of Kodiak Common Stock and thereafter as capital gain from the sale or exchange of such shares. Also, if any U.S. holder sells shares of Kodiak Common Stock, the U.S. holder will recognize a gain or loss equal to the difference between the amount realized and the U.S. holder’s tax basis in such shares.

To the extent that the amount of Kodiak’s distributions is treated as a non-taxable return of capital as described above, such distribution will reduce the U.S. holder’s tax basis in its shares of Kodiak Common Stock. Consequently, such excess distributions will result in a corresponding increase in the amount of gain, or a corresponding decrease in the amount of loss, recognized by the U.S. holder upon the sale of shares of Kodiak Common Stock or subsequent distributions with respect to such shares. Additionally, with regard to U.S. corporate holders of Kodiak Common Stock, to the extent that a distribution on Kodiak Common Stock exceeds both Kodiak’s current and accumulated earnings and profits and such U.S. holder’s tax basis in such shares, such U.S. holders would be unable to utilize the corporate dividends-received deduction (to the extent it would otherwise be applicable to such U.S. holder) with respect to the gain resulting from such excess distribution.

Holders are encouraged to consult their tax advisors as to the tax consequences of receiving distributions on Kodiak Common Stock that are not treated as dividends for U.S. federal income tax purposes.

Tax Risks Related to Owning OpCo Units Following the Mergers

The redemption of OpCo Units held by Electing Unitholders following the Mergers is expected to be a taxable transaction for U.S. federal income tax purposes, and the amount of gain, if any, recognized upon a subsequent redemption of OpCo Units could be greater than expected and/or greater than the gain that an Electing Unitholder would have recognized if such Electing Unitholder had instead received Kodiak Common Stock pursuant to the Initial LP Merger.

Unitholders who receive OpCo Units in the Subsequent LP Merger will have a redemption right with respect to such units, subject to Kodiak’s call right. See the section titled “Description of OpCo Units and Series A Preferred Stock—OpCo Units—Redemptions” of this consent statement/prospectus. Exchanges or redemptions of OpCo Units pursuant to the redemption right or call right are expected to be treated for U.S. federal income tax purposes as a sale of such units to Kodiak in a taxable transaction in exchange for the shares of Kodiak Common Stock or cash received with respect to such exchanges or redemptions. If such treatment applies, an Electing Unitholder who receives Kodiak Common Stock (or cash) in exchange for OpCo Units will recognize gain or loss for U.S. federal income tax purposes equal to the difference between such unitholder’s amount realized and adjusted tax basis in the OpCo Units redeemed. The amount of any such gain or loss recognized by such an Electing Unitholder as a result of a redemption will vary depending on each Electing Unitholder’s particular situation at the time of such redemption, including the value of the Kodiak Common Stock (or the amount of cash) received by such Electing Unitholder in the redemption, the adjusted tax basis of the OpCo Units redeemed, the extent, if any, to which such Electing Unitholder’s share of Kodiak Services’ nonrecourse liabilities immediately prior to the redemption exceeds such Electing Unitholder’s adjusted tax basis in its OpCo Units redeemed (i.e., such Electing Unitholder’s negative tax basis capital account, if any), and the amount of any suspended passive losses that may be available to a particular unitholder to offset a portion of the gain recognized by the Electing Unitholder. Please also read “Risk Factors—Tax Risks Related to the Mergers—The amount of gain, if any recognized for U.S. federal income tax purposes by Partnership Common Unitholders (other than Electing Unitholders) as a result of the Initial LP Merger could be greater than expected.” above. The amount of such gain could be substantial and could be materially different than the gain, if any, that would be recognized by an Electing Unitholder had such Electing Unitholder not elected to receive the Up-C Consideration and received the Kodiak Common Stock Consideration instead. Eligible Unitholders are strongly encouraged to consult their tax advisors as to the tax consequences of the redemption of OpCo Units and the advisability of electing to receive the Up-C Consideration in lieu of the Kodiak Common Stock Consideration.

Holders of OpCo Units will be required to pay taxes on their share of Kodiak Services’ income, even if they do not receive any cash distributions from Kodiak Services.

Holders of OpCo Units will be required to pay any U.S. federal income taxes, and, in some cases, state and local income taxes on their share of Kodiak Services’ taxable income, even if they do not receive cash distributions from Kodiak Services. Kodiak Services may engage in transactions to deliver and manage liquidity that may result in income and gain to its unitholders without a corresponding cash distribution. For example, if Kodiak Services sells assets and uses the proceeds to repay existing debt or fund capital expenditures, a holder of OpCo Units may be allocated taxable income and gain resulting from the sale without receiving a cash distribution. Further, taking advantage of opportunities to reduce existing debt, such as debt exchanges, debt repurchases, or modifications of Kodiak’s existing debt, could result in “cancellation of indebtedness income” (also referred to as “COD income”) being allocated to holders of OpCo Units as taxable income. Holders of OpCo Units may be allocated COD income, and income tax liabilities arising therefrom may exceed cash distributions. The ultimate effect of any such allocations will depend on the holder’s individual tax position with respect to its units. Holders are encouraged to consult their tax advisors with respect to the consequences to them of COD income.

To the extent Kodiak Services has available cash and subject to the terms of any current or future debt instruments, the OpCo LLC Agreement will require Kodiak Services generally to make pro rata cash distributions to the holders of OpCo Units in an amount sufficient to allow Kodiak to pay its taxes. When Kodiak Services makes such distributions, the holders of OpCo Units generally will be entitled to receive proportionate distributions based on their interests in Kodiak Services at the time of such distribution. However, there can be no assurance that Kodiak Services will make such tax distributions or that any tax distributions received by an Electing Unitholder will be sufficient to allow such Electing Unitholder to pay all of its taxes.

Holders of OpCo Units may be subject to limitation on their ability to deduct interest expense incurred by Kodiak Services.

In general, Kodiak Services is entitled to a deduction for interest paid or accrued on indebtedness properly allocable to its trade or business during Kodiak Services’ taxable year. However, Kodiak Services’ ability to deduct interest paid or accrued on indebtedness properly allocable to a trade or business, “business interest,” may be limited in certain circumstances. Should Kodiak Services’ ability to deduct business interest be limited, the amount of taxable income allocated to Kodiak Services’ unitholders in the taxable year in which the limitation is in effect may increase.

Tax-exempt entities face unique tax issues from owning OpCo Units that may result in adverse tax consequences to them.

Investment in OpCo Units by tax-exempt entities, such as employee benefit plans and individual retirement accounts (known as IRAs), raises issues unique to them. For example, virtually all of Kodiak Services’ income allocated to organizations that are exempt from U.S. federal income tax, including IRAs and other retirement plans, will be unrelated business taxable income and will be taxable to them. Tax-exempt entities should consult a tax advisor before electing to receive OpCo Units pursuant to the Subsequent LP Merger.

Holders of OpCo Units will likely be subject to non-U.S., state and local taxes, and return filing requirements in jurisdictions where they do not live as a result of owning OpCo Units.

In addition to U.S. federal income taxes, holders of OpCo Units will likely be subject to other taxes, including non-U.S., state and local taxes, unincorporated business taxes and estate, inheritance, or intangible taxes that are imposed by the various jurisdictions in which Kodiak Services will conduct business or control property following the Mergers, even if they do not live in any of those jurisdictions. Holders of OpCo Units will likely be required to file non-U.S., state, and local income tax returns and pay non-U.S., state and local income taxes in some or all of these various jurisdictions. Further, holders of OpCo Units may be subject to penalties for failure to comply with those requirements. In the United States, Kodiak Services will own assets and conduct business in many states, most of which currently impose a personal income tax on individuals and an income tax on corporations and other entities. As Kodiak Services makes acquisitions or expands its business, it may own or control assets or conduct business in additional jurisdictions that impose a personal income tax. It is the responsibility of holders of OpCo Units to file all U.S. federal, non-U.S., state and local tax returns and pay any taxes due in these jurisdictions. Holders of OpCo Units should consult with their own tax advisors regarding the filing of such tax returns, the payment of such taxes, and the deductibility of any taxes paid.

In addition, holders of OpCo Units may be subject to tax in one or more non-U.S. jurisdictions as a result of owning OpCo Units if, under the laws of any such jurisdiction, Kodiak Services is considered to be carrying on business there. If holders of OpCo Units are subject to tax in any such jurisdiction, they may be required to file a tax return with, and pay taxes to, that jurisdiction based on their allocable share of Kodiak Services’ income. Kodiak Services may be required to reduce distributions to unitholders on account of any withholding obligations imposed upon Kodiak Services by that jurisdiction in respect of such allocation to the holders of OpCo Units. In addition, the United States may not allow a tax credit for any foreign income taxes that holders of OpCo Units directly or indirectly incur.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This consent statement/prospectus contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. In particular, this consent statement/prospectus includes (without limitation) forward-looking information pertaining to:

•	the anticipated financial performance of the combined entity;

•	the expected synergies and efficiencies to be achieved as a result of the Mergers;

•	expectations regarding the leverage and dividend profile of the combined entity;

•	expansion and growth of the business; and

•	the receipt of all necessary approvals to close the transaction and the timing associated therewith.

This forward-looking information is based on assumptions, estimates and analysis made by Kodiak and the Partnership and their perception of trends, current conditions and expected developments, as well as other factors that are believed by Kodiak and the Partnership to be reasonable and relevant in the circumstances and in light of the Mergers.

Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of Kodiak and the Partnership’s control. Actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not place undue reliance on any of these forward-looking statements. Important factors that could cause Kodiak and the Partnership’s actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

•	the satisfaction of closing conditions to the transaction in a timely manner, if at all;

•	receipt of all necessary regulatory and/or competition approvals on terms acceptable to Kodiak and the Partnership;

•	the ability of the combined entity to realize the anticipated benefits of, and synergies from, the transaction and the timing and quantum thereof;

•	consequences of not completing the transaction, including the volatility of the equity prices of Kodiak and the Partnership and negative reactions from the investment community;

•	actions taken by government entities or others seeking to prevent or alter the terms of the Mergers;

•	potential undisclosed liabilities unidentified during the due diligence process;

•	the accuracy of the unaudited pro forma financial information of the combined entity;

•	the success of business integration and the time required to successfully integrate;

•	the focus of management’s time and attention on the transaction and other disruptions arising from the transaction;

•	the ability to maintain desirable financial ratios;

•	the ability to access various sources of debt and equity capital, generally, and on acceptable terms;

•	the ability to maintain relationships with partners and to successfully manage and operate the integrated businesses; and

•	such other factors discussed and identified in public filings with the SEC made by Kodiak or the Partnership.

All subsequent written and oral forward-looking statements concerning the Mergers or other matters addressed or incorporated in this consent statement/prospectus and attributable to Kodiak or the Partnership or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this consent statement/prospectus. Except to the extent required by applicable law or regulation, Kodiak and the Partnership undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this consent statement/prospectus or to reflect new information or the occurrence of unanticipated events.

INFORMATION ABOUT CSI COMPRESSCO LP AND CSI COMPRESSCO GP LLC

The Partnership is a publicly traded limited partnership providing contract services related to the exploration and production of oil and natural gas, including natural gas compression services and treating services. Natural gas compression is used for oil and natural gas production, gathering, artificial lift, transmission, processing, and storage. Treating services include removal of contaminants from a natural gas stream and cooling to reduce the temperature of produced gas and liquids. The Partnership also sells used standard compressor packages and provides aftermarket services and compressor package parts and components manufactured by third-party suppliers. The Partnership provides contract compression and treating services and compressor parts and component sales to a broad base of natural gas and oil exploration and production, midstream, transmission, and storage companies operating throughout many of the onshore producing regions of the U.S., as well as in a number of international locations, including the countries of Mexico, Canada, Argentina and Chile. The Partnership’s headquarters are located at 1735 Hughes Landing Boulevard, Suite 200, The Woodlands, Texas 77380. Its phone number is (832) 365-2257 and its website is www.csicompressco.com.

The General Partner is the general partner of the Partnership and both manages and controls the Partnership’s operations. The Partnership relies on the General Partner’s board of directors and executive officers to manage its operations and make decisions on behalf of the Partnership. The General Partner’s headquarters are located at 1735 Hughes Landing Boulevard, Suite 200, The Woodlands, Texas 77380. Its phone number is (832) 365-2257 and its website is www.csicompressco.com.

INFORMATION ABOUT KODIAK

Unless the context otherwise indicates, all references in this section to “Kodiak,” the “Company,” “we,” “us,” “our” or “ours” or similar words are to Kodiak Gas Services, Inc. and its direct and indirect wholly owned subsidiaries, including Kodiak Gas Services, LLC (and, for avoidance of doubt, do not refer to the Partnership).

Company Overview

We are a leading operator of contract compression infrastructure in the U.S. Our compression operations (“Compression Operations”) are critical to our customers’ ability to reliably produce and transport natural gas and oil to support growing global energy demand. We are a market leader in the Permian Basin, which is the largest producing natural gas and oil basin in the U.S. We operate our large horsepower compression units under stable, fixed-revenue term contracts with blue-chip upstream and midstream customers. As of September 30, 2023, the weighted average initial term for our fixed-revenue term contracts was 35 months, with a weighted average remaining term of 20 months. We believe large horsepower compression units serve more stable applications, receive longer initial contracts, are more likely to be renewed, and produce higher margins, ultimately generating recurring cash flow and return on invested capital. When properly maintained, our compression assets have useful lives in excess of 30 years, consistent with the expected production lives of the key regions where we operate. We believe our partnership-focused business model positions us as the preferred contract compression operator for our customers and creates long-standing relationships. We strategically invest in the training, development, and retention of our highly skilled and dedicated employees and believe their expertise and commitment to excellence enhances and differentiates our business model. Furthermore, we maintain an intense focus on being one of the most sustainable and responsible operators of contract compression infrastructure.

On December 19, 2023, we entered into the merger agreement, pursuant to which the Partnership will become a wholly owned subsidiary of Kodiak Services, our wholly owned subsidiary. For additional information regarding the Mergers, see the section “Information About Kodiak—Recent Developments—Pending Mergers with CSI Compressco” of this consent statement/prospectus. The Partnership is a provider of contract services related to the exploration and production of oil and natural gas, including natural gas compression services and treating services. Treating services include removal of contaminants from a natural gas stream and cooling to reduce the temperature of produced gas and liquids. The Partnership also sells used standard compressor packages and compressor package parts and components manufactured by third-party suppliers and provides aftermarket services. The Partnership sells its services and parts to a broad base of natural gas and oil exploration and production, midstream, transmission, and storage companies operating throughout many of the onshore producing regions of the United States, as well as in a number of international locations, including Mexico, Canada, Argentina and Chile.

As of September 30, 2023, approximately 84% of our existing compression assets were strategically deployed in the Permian Basin and Eagle Ford Shale, which the United States Energy Information Administration (“EIA”) expect to maintain significant production volumes through at least 2050. We believe these two regions have the largest and lowest-cost unconventional resources in the U.S. Additionally, there are significant liquefied natural gas (“LNG”) export projects in development, and overall U.S. LNG export capacity is expected to double by 2027, according to the EIA. We expect this to translate into Permian Basin and Eagle Ford Shale natural gas production growth, requiring substantial additional compression horsepower. We believe these regions will play an increasingly important role in global energy security as the world continues to require reliable and growing natural gas and oil production to support increasing global energy demand. Upon consummation of the Mergers, we will retain our focus in the Permian Basin with approximately 48% of the Partnership’s compression assets located in the Permian Basin.

We are a leader in large horsepower compression, with approximately 81% of our approximately 3.2 million horsepower fleet comprised of compression units larger than 1,000 horsepower. Upon consummation of the

Mergers, we will acquire approximately 1.2 million of additional aggregate horsepower, approximately 56% of which is associated with large horsepower compression assets, and approximately 74% of the combined horsepower fleet will be comprised of large horsepower compression units. On a pro forma basis, after giving effect to the Mergers, we expect our fleet to include total revenue-generating horsepower of 4.3 million with an average fleet age of approximately six years. Due to lower initial reservoir pressures, production from unconventional resources, such as the Permian Basin and Eagle Ford Shale, requires significantly more compression horsepower than from conventional production. This need for additional horsepower in those regions supports our large horsepower strategy. Additionally, increased demand for large horsepower infrastructure is driven by multi-well pad drilling, overall well density, and large-scale gathering systems.

We believe the quality of our relationships with blue-chip customers, the historical reliability of our compression operations and the structure of our contracts produce stable, recurring cash flow. We derive substantially all of our revenues from fixed-revenue contracts. Approximately 38% and 39% of our compression operations revenue came from our four largest customers for the nine months ended September 30, 2023 and the year ended December 31, 2022, respectively. Each of these customers is a S&P 500 constituent and investment grade-rated upstream and midstream company in the Permian Basin. Our partnership-focused business model provides best-in-class reliability, which we believe is critical to securing and maintaining long-term relationships with our customers. Our assets and supporting operations have an industry-leading historical average mechanical availability (which measures the percentage of time in a given period that Compression Operations are being provided or are capable of being provided) of over 99.5% since inception. The combination of the reliability and critical nature of our assets, the superior capabilities of our work force, the strength of our customer relationships and contract structures, and our market leadership in the prolific Permian Basin have resulted in a four-year average fleet utilization of over 99% (which measures the revenue-generating horsepower divided by our total fleet horsepower).

Below is a presentation of both our and CSI Compressco’s average fleet utilization and total revenue-generating horsepower, as well as our average fleet utilization, on a pro forma basis, after giving effect to the Mergers, since 2019:

Countries around the world are moving toward a lower carbon future while needing secure low-cost sources of energy for their citizens. Recent world events have resulted in renewed attention on environmentally responsible and secure energy production provided by the U.S., and we are committed to continuing to play a meaningful role in our industry. We are focused on being a resilient and sustainable enterprise, and we have ambitious sustainability goals. We will continue to innovate processes and technologies to assist our customers in meeting their emission reduction goals, while striving to provide a safe, inclusive and supportive environment for our employees and the communities where we operate. Finally, we operate our business with integrity and ethics and maintain a corporate governance structure that includes appropriate oversight and transparency in all aspects of our operations.

Kodiak Business

Our business model is focused on large horsepower contract compression operations, which we believe is central to our customers’ efforts to meet the expected growing natural gas and oil demand from the Permian Basin and other regions in the U.S. Large horsepower compression operations tend to garner longer-term contracts that we believe are more predictable and stable for us and our customers. We believe our focus on customer service in top-tier regions, and the critical nature of our assets results in long-term customer relationships and financial stability for our business.

Our preventative and predictive maintenance and overhaul programs are designed to maximize mechanical availability and extend the useful lives of our assets over multiple decades. These programs allow us to contract our compression assets at rates that are comparable to our newest compression units. Our standardized fleet also enables streamlined and systematic training and on-site maintenance, thereby maximizing uptime for our customers. We are currently implementing advanced systems to proactively analyze and monitor the operating conditions of our equipment, with a focus on maximizing uptime for our customers. Our maintenance culture is foundational to our partnership-focused business model and has allowed us to provide on average 99.5% mechanical availability to our customers.

We believe our customers will continue to outsource their compression infrastructure needs, allowing them to limit their capital investments in compression equipment and increase their free cash flow or deploy capital on projects directly related to their core businesses. By outsourcing compression infrastructure, customers can efficiently address their changing compression requirements over time. Additionally, our customers benefit from the technical skills of our specialized personnel, and our focus on reliability and emissions reduction helps them advance their sustainability goals.

We manage our business through two operating segments: Compression Operations and Other Services. “Compression Operations” consists of operating company-owned and customer-owned compression infrastructure for our customers, pursuant to fixed-revenue contracts to enable the production and gathering of natural gas and oil. “Other Services” consists of a full range of contract services to support the needs of our customers, including station construction, maintenance and overhaul and other ancillary time and material-based offerings. Our Other Services offerings are often cross-sold, bolstering cash flow generation with no associated capital expenditures.

We have a proven track record of steady growth, cash flow generation, strong financial results driven by increasing overall compression demand (particularly for large horsepower compression units), long-standing customer relationships, the fixed-revenue nature of our contracts and best-in-class reliability of our assets. From the years ended December 31, 2021 to 2022 and the nine months ended September 30, 2022 to 2023:

•

our revenue-generating horsepower increased nearly 4% from 3.1 million horsepower at September 30, 2022 to 3.2 million horsepower at September 30, 2023, and our revenue-generating horsepower increased nearly 7% from 2.9 million horsepower at December 31, 2021 to 3.1 million horsepower at December 31, 2022;

•	our revenue increased by 18% from $528.1 million to $624.4 million and our net income decreased from $104.4 million to $26.9 million for the nine months ended September 30, 2022 and September 30,

2023, respectively. Revenue increased by 17% from $606.4 million to $707.9 million and our net income decreased from $181.0 million to $106.3 million for the years ended December 31, 2021 and December 31, 2022, respectively;

•

our Adjusted Gross Margin increased by 12% from $326.4 million to $365.2 million for the nine months ended September 30, 2022 to September 30, 2023, respectively. Adjusted Gross Margin increased by 11% from $396.2 million to $440.6 million for the years ended December 31, 2021 and December 31, 2022, respectively; and

•

our Adjusted EBITDA increased by 10% from $295.8 million to $324.3 million for the nine months ended September 30, 2022 and September 30, 2023, respectively. Adjusted EBITDA increased by 11% from $361.0 million to $399.0 million for the years ended December 31, 2021 and December 31, 2022, respectively.

Additionally, as of September 30, 2023, the aggregate commitments under our ABL Facility, which matures in March 2028, were $2.2 billion. After the consummation of the Mergers, including application of the proceeds received from the Minimum Debt Financing, we expect to have approximately $1.1 billion of total availability under the ABL Facility, subject to certain restrictions described herein which may reduce such amounts available. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Kodiak—Description of Indebtedness” of this consent statement/prospectus.

Adjusted Gross Margin and Adjusted EBITDA are not financial measures calculated in accordance with GAAP, but we believe they provide important perspective regarding our operating results and cash flow. “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Kodiak—Non-GAAP Financial Measures” below contains a description of Adjusted Gross Margin and Adjusted EBITDA and reconciliations to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Kodiak Assets

As of September 30, 2023, our compression asset base consists of 3,051 revenue-generating compression units, amounting to approximately 3.2 million horsepower of owned compression, with an average of 1,058 horsepower per revenue-generating compression unit. The average age of our fleet is 4.3 years and 76% of our compression fleet is less than five years old. Approximately 52% of our fleet is comprised of large horsepower compression units, aligning with the evolving industry demand for such units. Large compression units enable multi-well pad development, reduce downtime, improve overall unit economics and provide lower emissions per horsepower relative to small horsepower compression units. Fleet standardization and continued geographic concentration allow us to lower our cost of operations and improve margins through economies of scale.

Below is a tabular overview of our fleet by horsepower as of September 30, 2023.

	Fleet Horsepower	Percent of Horsepower	Horsepower Utilization (Period End)
Large horsepower >1,000 horsepower	2,606,177	81%	99.9%
Medium & small horsepower <1,000 horsepower	606,919	19%	99.7%

Total	3,213,096	100%

We have standardized our fleet and operational processes, creating an effective and seamless fleet maintenance program and spare parts inventory, and efficient and resilient supply chain. Additionally, our assets are designed to serve a wide variety of large horsepower applications, such as gathering, processing and transportation of natural gas and centralized gas lift of oil.

Our Key Areas of Operation

The following map illustrates the combined company’s key areas of operation and corresponding revenue-generating horsepower as of September 30, 2023, after giving effect to the Mergers:

1 Reflects revenue-generating horsepower for Kodiak and operating horsepower plus committed horsepower for CSI as of 9/30/2023; 2 Other category comprised of CSI figures identified as East and West, and Kodiak figures identified as Appalachia, Haynesville, and Other

HP = Revenue-generating horsepower

We strategically focus on deploying our compression assets in leading onshore U.S. regions with the longest production horizons. We believe partnering with top-tier customers in regions with multi-decade resource life will support continued strong utilization and recontracting of our assets through energy industry and broader macroeconomic cycles. We believe that the Mergers will be complementary to our existing geographic footprint.

Approximately 84% of our existing compression assets are deployed in the Permian Basin and Eagle Ford Shale, which the EIA expects to maintain significant production volumes through at least 2050. Likewise, a majority of the compression assets of the Partnership are located in the Permian Basin. Based on data from the EIA, these Permian Basin and Eagle Ford Shale represented 29% of U.S. Lower 48 natural gas production and 66% of U.S. Lower 48 oil production in 2022.

The Permian Basin and Eagle Ford Shale are connected through long-haul natural gas pipelines to the nearby U.S. Gulf Coast and are critical natural gas supply basins for the LNG export capacity expansion occurring in the region. In addition to the Permian Basin and Eagle Ford Shale, we have assets in the Powder River Basin, Mid-Continent Region, DJ Basin, Appalachian Basin, Barnett Shale / East Texas Region and Black

Warrior Basin. Below is a table showing revenue-generating horsepower in the areas of operations of the combined company, after giving effect to the Mergers, as of September 30, 2023:

	Revenue-Generating Horsepower	Percent of Horsepower
Permian Basin	2,779,248	65%
Eagle Ford Shale	583,449	14%
Other Areas of Operation	890,195	21%

Total	4,252,892	100%

Kodiak Customers and Contracts

We have developed long-term commercial relationships with premier upstream and midstream customers in our key areas of operations. We believe alignment with our customers’ goals is a key differentiator to our business, and we have built a reputation backed by our leading mechanical availability to earn and strengthen customer loyalty. We believe mechanical availability is the key consideration for a customer in making its contract compression decisions. It is our priority to maintain over 99.5% mechanical availability in addition to providing uninterrupted “first-call” service for any and all downtime events across our fleet. This commitment to mechanical availability maximizes total customer operational uptime and revenue stability. We believe these factors make us the leading choice for our customers.

We have developed a systematic and selective customer evaluation methodology, based on key criteria that include customers’ credit rating, size, and geological asset quality. Our four largest customers for the nine months ended September 30, 2023 and for the year ended December 31, 2022 are all S&P 500 constituents and investment grade rated upstream and midstream companies in the Permian Basin. Approximately 85% of initially contracted large horsepower for our top four customers is still in service with those customers today. On a pro forma basis after giving effect to the Mergers, our top ten customers accounted for approximately 42% of our total revenue as of September 30, 2023, and 70% of our top ten customers are investment grade rated. The table below provides further information on our top four customers:

Top 5 Pro Forma Customer Overview

Top 5 customers	Customer A	Customer B	Customer C	Customer D	Customer E
Credit rating	BBB+	A-	BBB	A	BBB-
% of Revenue (as of Q3 2023)	8.8%	5.8%	5.3%	4.4%	4.1%
Length of relationship (years)	10+	10+	10+	10+	10+

On a pro forma basis after giving effect to the Mergers, approximately 55% of our customers will be comprised of upstream companies and approximately 45% of our customers will be comprised of midstream companies on a horsepower basis as of September 30, 2023.

Our contracts are designed to provide us with predictable, stable, and recurring cash flows through industry and broader macroeconomic cycles. To maximize cash flow stability, our contracts typically include:

•	fixed-revenue structures similar to midstream take-or-pay contracts;

•	annual built-in inflation adjustments;

•	pre-billing structure for the following month’s service fees;

•	primary contract terms of one to seven years in duration (with large horsepower compression units typically contracted for a primary term of three years); and

•	provisions requiring customers to pay for all mobilization and demobilization costs, which can be significant.

Horsepower by Contract Structure as of September 30, 2023

Additionally, we believe that due largely to our history of high mechanical availability and the multi-decade resource life in our key areas of operations, our customer contracts often are renewed multiple times.

Our customer selection methodology and standardized contract structure have helped insulate our business from industry and broader macroeconomic cycles and have enabled us to drive better customer retention and increase our cash flow.

Our Sustainability Leadership

The energy industry is in a pivotal time as the world moves toward ambitious emissions reduction targets while maintaining affordable and reliable sources of energy. We maintain an intense focus on being one of the most sustainable and responsible operators of contract compression infrastructure. Furthermore, we strive to provide a safe, inclusive and supportive environment for the communities in which we live and the customers and employees with whom we work. We seek to continuously improve our operations, relationships with our stakeholders and ultimately maintain our position as a sustainable and responsible operator of contract compression infrastructure. We have a demonstrated track record of establishing programs and setting tangible targets to achieve initiatives for continuous improvement in each of these areas to create value for all of our stakeholders.

Approximately 96% of our current fleet is lower emissions capable; it is capable of operating in regions with the lowest U.S. regulatory requirements (emissions of 0.5g NOx or less). We also believe it is imperative that we continue to develop and implement innovative strategies and technologies that further reduce emissions intensity and improve the operational reliability of our business. Many of our upstream and midstream customers have significantly increased their commitments to reduce emissions and rely on us to help them achieve their reduction goals. We have also developed several technologies targeting additional emissions reductions including ecoView, our patented emissions monitoring and leak detection system that can be used to monitor, analyze and manage emissions (including GHG emissions) data and operating data from our compressors, and other fugitive methane reduction solutions. We began broad scale integration of ecoView across our large horsepower compression fleet during 2023.

Electric motor drive compression is also part of our long-term strategy to reduce emissions intensity across our fleet. We have begun deploying electric motor drive compression with select customers and have additional assets that we will deploy in the near future under long-term fixed-revenue contracts. In addition, in select geographic areas where electric infrastructure exists, we assist our customers in building out their electric compression infrastructure.

Our people are vital to the success of our business. As a result, we have developed a robust safety culture that permeates all aspects of our business. Our comprehensive training program emphasizes safety, improving technical skills and professional development for employees across functional areas. This program is further bolstered through a virtual training program currently in development to better prepare our employees to safely address situations in the field. Diversity, equity and inclusion (“DE&I”) are critically important to our organization. We believe that by embracing diversity and promoting inclusion, we can unlock the full potential of our workforce and create a more resilient, innovative and successful organization. Diversity is also important at our board level, where 56% of our board of directors identify as diverse based on gender, race and/or ethnicity. We created the Kodiak Cares Foundation to support employees and charitable causes in the community. We are also committed to supporting veterans and do so through our recruiting and hiring efforts, as well as supporting several causes that assist veterans and active-duty military. We also support our DE&I efforts in general through our outreach efforts.

Meaningful, Highly Actionable Cost Synergies

We have worked to identify various and meaningful cost synergy opportunities within various functions of the combined company. The combination presents an opportunity to achieve meaningful cost savings primarily through elimination of overlapping overhead expenses. We expect total annual cost synergies of approximately $20 million to be executed within an estimated 24 months of closing the Mergers. The total cost synergies are expected to be comprised primarily of (i) the elimination of duplicative headcount and (ii) non-headcount selling, general and administrative expenses. We estimate the associated one-time costs to achieve these cost savings will be approximately $18.6 million. Although the execution of synergies will not begin until closing, the management teams and their respective external consultants have already begun mapping out the synergy realization execution plan. No assurances can be made that those benefits or adjustments will be realized in the amounts expected or within the anticipated timeframes. See “Risk Factors—Risks Related to the Mergers—Kodiak may fail to realize all of the anticipated benefits of the Mergers or those benefits may take longer to realize than expected. Kodiak may also encounter significant difficulties in integrating the Partnership’s business.”

Competitive Strengths

We believe that the following strengths of our business differentiate us from our competitors, reinforce our leadership position and enable us to capitalize on expected demand growth for natural gas compression infrastructure:

Premier, partnership-focused business model drives long-standing relationships with top-tier customers

We believe that we have a premier, partnership-focused business model that has created long-term relationships with our customers who depend on our Compression Operations as a critical element of their core infrastructure. We treat our customers as partners, helping them optimize their compression infrastructure and bolster their cash flows.

We seek to maximize uptime and revenue for our customers with a historical average mechanical availability of over 99.5%. We maintain 24/7/365 “first-call” service for all instances of downtime across all horsepower classes. We also employ a robust inventory management system to ensure that spare parts required for maintenance and repairs are readily available in close proximity to our fleet. We believe that, upon consummation of the Mergers, our new assets and customers will benefit from this partnership focus. Our operational excellence and partnership-focused business model create substantial value for customers who benefit from increased throughput allowing them to generate additional revenue.

Mechanical Availability

Our customers are leading upstream and midstream companies operating in the top U.S. natural gas and oil basins. As a testament to the quality of the relationships with our top four customers, approximately 85% of the large horsepower initially contracted with such customers remains under contract.

Stability of our cash flow provides a strong financial profile, supporting our return of capital and growth objectives

We believe that our contract structure provides strong visibility and predictability of cash flows while insulating revenues from industry and broader macroeconomic cycles. Substantially all of our revenue is derived from fixed-revenue contracts that charge a flat monthly rate with annual built-in inflation adjustments, providing us with cash flow stability as well as downside protection. Our 5-year average fleet utilization of over 99% establishes our revenue stability.

Compression costs are a non-discretionary operating expense for our customers. Our business is essential to maintain natural gas and oil production and transmission and is insulated from commodity price fluctuations or drilling and completion activities. Our distinct but essential service enabled us to grow revenue and earnings during the COVID-19 pandemic despite macroeconomic volatility. The versatility of our units to support a variety of applications further enhances the stability of cash flows. Once our compression units are installed on customers’ locations, prolonged production disruptions and significant mobilization and demobilization costs, typically borne by our customers, would be required to displace our installed compression units.

Our disciplined approach to deploying capital with a proven track record of achieving high returns has enabled our significant growth. We order compression units when we have a customer commitment in place. Additionally, our business model benefits from growth capital spending flexibility, which allows us to rapidly increase or decrease spending as industry conditions warrant. This flexibility was evident during the COVID-19 pandemic when we reduced equipment orders and utilized a portion of our additional cash flow to repay outstanding debt. This reduction in growth capital spending was approximately $134 million, representing a 44% reduction to our start of the year budget. Our average utilization for 2020 was 98%.

Our critical natural gas infrastructure in the most prolific U.S. regions is optimally positioned to support natural gas and oil production to satisfy growing global energy demand

We focus on strategically deploying our critical compression assets in leading onshore U.S. regions. We have 84% of our horsepower deployed in the Permian Basin and Eagle Ford Shale and a majority of the horsepower to be acquired in the Mergers is deployed in the Permian Basin. We believe these two regions rank among the largest inventory unconventional resources in the U.S., and based on data from the EIA, represented 29% of U.S. Lower 48 natural gas production and 66% of U.S. Lower 48 oil production in 2022. As these resources continue to be developed, increases in well-density driven by multi-well pad drilling will result in increased demand for large compression equipment, which aligns with our large horsepower strategy.

Our business supports growing global energy demand by facilitating production of natural gas and oil. The Permian Basin and Eagle Ford Shale are increasingly providing the world with a reliable and secure supply of low-cost natural gas. We believe that projected U.S. Gulf Coast LNG liquefaction capacity additions will require incremental natural gas produced from the Permian Basin and Eagle Ford Shale. Global LNG demand is expected to almost double from 380 million ton per annum (“MTPA”) in 2021 to approximately 700 MTPA by 2040. Increase in demand for U.S. LNG exports to Europe is likely to be driven by the need to backfill the disrupted supply of Russian natural gas.

We have a purpose built, standardized large horsepower compression fleet that is critical to our customers’ operations

We began deploying large horsepower compression units for centralized gas lift in the Permian Basin in 2013, which became the industry standard by 2016. We are an industry leader in large horsepower compression units with approximately 81% of our fleet in large horsepower compression units and an average of 1,058 horsepower per revenue-generating compression unit as of September 30, 2023 and, upon consummation of the Mergers, we will add approximately .650 million additional horsepower from large horsepower compression units. We believe our concentration of large horsepower compression units positions us to obtain longer contract tenor, extended time on location, greater renewal success and higher margins per compression unit relative to smaller horsepower compression units.

An even larger, standardized compression fleet designed to support our customers’ needs results in higher mechanical availability for our customers and lower maintenance costs for us. Our rigorous maintenance program enables our compression units of all ages to operate with similar efficiency and generate similar contract rates. This operational consistency enables us to generate stable revenues through the expected multi-decade operating life of a compression unit.

Differentiated sustainability practices are core to our business model

We see the opportunity to continue to lead our industry in sustainability practices with a keen focus on doing our part to mitigate environmental impact, promote social responsibility and support good governance standards.

Approximately 96% of our current fleet is lower emissions capable; it is capable of operating in regions with the lowest U.S. regulatory requirements (emissions of 0.5g NOx or less). Maintaining a lower emissions capable fleet helps us support our customers’ emissions reduction initiatives. Furthermore, we are deploying large horsepower electric motor drive compression, reducing our emissions intensity across our fleet. Our experience of deploying electric units and working with our customers in building the infrastructure required to power electric compression has allowed us to develop expertise in electric compression construction and operations.

Our strong sustainability commitment also focuses on social and governance aspects. Our employees and the communities that we serve are central to what we do. We have implemented a variety of initiatives to support our people and deliver better service to our customers. DE&I is critically important. We have implemented robust required safety training programs that have resulted in a leading safety record, developed virtual training programs to better prepare our employees for situations in the field, and offer various mentorship and technical training programs that grow our employees’ skillsets.

Founder-led, experienced team with a proven track record of value creation

We are led by our founder and CEO, Robert M. (“Mickey”) McKee, and an experienced management team with a proven track record of value creation. Management’s extensive experience and strong leadership has resulted in a unique culture centered on entrepreneurship, responsibility, and a partnership-focused business model. We were founded and operate on the principle that our people, customers and vendors are the foundation of our success. Since our inception, this approach has contributed to significant growth, and we now have a compression fleet of 3.2 million horsepower which is expected to increase to approximately 4.4 million horsepower upon consummation of the Mergers.

Business Strategies

We intend to accomplish our objectives of pursuing disciplined growth and maintaining strong financial and balance sheet flexibility by executing on the following business strategies:

Generate a stable cash flow profile by focusing on fixed-revenue contracts in the lowest cost, largest inventory regions

Our fixed-revenue contract structures with pre-billing of monthly fees insulate our business from fluctuations in commodity prices and provide strong cash flow visibility. We target multi-year contracts with recurring contract renewals to take full advantage of the long-life inventory of our areas of operations.

Our strategic positioning in the Permian Basin and Eagle Ford Shale enables us to capitalize on the large and low-cost existing production base in two of the most critical U.S. natural gas and oil producing regions. We believe that continuing to deploy our assets in these multi-decade resource life regions will help us to maintain high asset utilization through industry and broader macroeconomic cycles and provide cash flow stability.

Continue to focus on reliable and lower emissions capable large horsepower compression infrastructure

Our lower emissions capable large horsepower compression infrastructure assets have an industry-leading historical average mechanical availability of over 99.5%. Our compression operations maximize uptime and, consequently, our customers’ cash flows, while lower emissions assets support our Company’s and our customers’ sustainability goals.

The growing share of unconventional production in the U.S. will continue to support the need for compression, which requires more horsepower compared to that of conventional production. Additionally, as customers continue to shift to multi-well pad drilling, they will increasingly require centralized compression models, relying on large horsepower compression units for their natural gas gathering, processing and transportation and gas lift operations. We believe that our industry leading large horsepower fleet, with approximately 81% of our compression units larger than 1,000 horsepower, and our focus on reliability and lower emissions capability will allow us to benefit from growing demand for these types of assets.

Pursue high return growth opportunities alongside our leading customer base

We have grown our total revenue-generating horsepower since inception in 2011 to approximately 3.2 million horsepower while achieving industry leading fleet utilization and strong margins, and we anticipate adding approximately 1.2 million additional horsepower upon consummation of the Mergers. We believe organic growth opportunities with existing and new customers in our current areas of operation will be a driver of long-term value creation. Increasing well density and the trend toward unconventional resource development will drive the need for additional large horsepower. In addition to expanding our horsepower base, we can grow our revenue base by pursuing ancillary opportunities tailored to our customers’ needs, including station construction and third-party services. Additionally, our compression operations contracts include built-in inflation adjustments resulting in continued growth of our revenue base.

We actively seek to partner and grow with customers who have meaningful acreage positions in long-life and low-cost producing regions with significant infrastructure development needs. We collaborate with our customers to jointly develop long-term solutions designed to optimize their lifecycle compression costs, positioning us as their contract compression operator of choice.

Maintain conservative balance sheet with flexibility to pursue growth objectives

We plan to maintain conservative balance sheet leverage. We intend to maintain a prudent financial policy which will enable us to maintain our commitment to capital returns while pursuing capital efficient growth projects.

Our disciplined approach to deploying capital with a proven track record of achieving high returns has enabled our significant growth. We typically only order compression units when we have a customer commitment in place.

Invest in attracting, retaining, and developing world-class talent

We believe the quality and relentless focus of our workforce is key to our success and differentiates us from our competitors and positions us as a leader in the compression industry. We seek to attract and retain a diverse workforce with equal employment opportunities and prospects for advancement, which we believe is fundamental to our success. Furthermore, we have made a significant commitment to training our employees across relevant aspects of the business to ensure that they continue to excel in their roles.

Keeping our workforce, customers, vendors, and communities safe is paramount, and we strive to maintain an industry-leading safety record. Our strong organizational safety culture centers around open communication, regular training, and safety reviews, to ensure that our health and safety program is operating to achieve desired outcomes and remains compliant with all applicable laws, rules, and regulations as well as customer requirements.

Compression Industry

Compression is a mechanical process whereby natural gas is compressed to a smaller volume resulting in higher pressures. This process is critical for the production, gathering, and transportation of natural gas as well as for centralized gas lift for oil production. Without the increased pressure, gas cannot flow from the wellhead to end-markets. With the development of unconventional natural gas and oil resources, compression infrastructure becomes even more critical for the following reasons:

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In unconventional resources, natural gas is produced at lower pressures due to the geological nature of the resources, requiring compression infrastructure immediately upon initial production and throughout most of the life of the well.

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Advancements in drilling, completion and production technologies resulted in an increase in density of well locations and adoption of multi-well pads, allowing operators to achieve economies of scale with centralization of stations with more compression units and more horsepower per unit.

Given the essential nature of their operations, compression infrastructure providers benefit from stable cash flows and fixed-revenue contracts. Furthermore, large horsepower compression infrastructure is costly to install and move, and, therefore, operators have increasingly focused on deploying capital into their core business, favoring outsourcing contract compression. By outsourcing, operators can more efficiently address their changing compression needs over time and are able to benefit from the specialized personnel and technical skills that compression infrastructure providers offer.

We believe U.S. compression infrastructure industry growth will be supported by the following factors:

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Continued, growing demand for U.S. natural gas driven by domestic natural gas and global LNG consumption. According to the EIA, natural gas accounted for approximately 30% of all energy used in the U.S. in 2022, and according to its most recent Annual Energy Outlook, U.S. natural gas consumption will increase from 36.5 trillion cubic feet in 2022 to 42.1 trillion cubic feet in 2050 (15.4% increase). Global LNG demand is expected to almost double from 380 MTPA in 2021 to approximately 700 MTPA by 2040. U.S. LNG export capacity growth is projected to increase from 14.4 Bcfd as of December 2023 to 31.3 Bcfd following the completion of LNG export expansion projects currently under construction.

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Replacement of production from maturing and aging conventional basins with production from unconventional sources, which require more compression infrastructure, to accommodate the increase in natural gas demand while offsetting declining production.

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A continued emphasis by federal, state and local regulatory agencies as well as oil and gas producers on reducing the volume of natural gas that is flared during the production of crude oil, which will result in the need for additional field infrastructure to transport natural gas, which in turn will result in increased demand for compression infrastructure.

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The prevalence of U.S. oil and gas producers in key unconventional basins like the Permian Basin and the Eagle Ford Shale to rely on centralized gas lift as the most effective and efficient artificial lift technology for the production of crude oil.

General Compression Operations Contract Structures

The following discussion describes the material terms generally common to our Compression Operations contracts allocated to our Compression Operations reporting unit. We maintain a general gas compression agreement with each of our customers and separate addenda for each compression unit.

Term and Termination

Our contracts typically have a primary term length between one and seven years, depending on the customer, application, location, and size of the compression unit, with large horsepower typically contracted for a primary term of three to five years. After the expiration of the primary term, our contracts continue on a month-to-month basis until renewed or the contract is terminated by us or our customer, upon written notice. As of September 30, 2023, approximately 6.6% of our revenue-generating horsepower is on a month-to-month contract term.

Mechanical Availability Guarantee and Operations Standards and Specifications

All of our contracts provide a guarantee of specified “mechanical availability,” which we define as the percentage of time each month that our compression operations equipment is “mechanically available” to compress gas under the design and operating conditions set forth in the contract. Our compression operations equipment is typically mechanically available during instances of downtime attributable to events of force majeure or acts or failures to act by the customer (i.e., production-related downtime). Our compression operations equipment is typically not mechanically available during all other instances of downtime including, without limitation, our scheduled maintenance.

We provide Compression Operations under contracts that typically provide that we will supply all compression operations equipment, tools, parts and field service support to meet our customers’ requirements. Our contracts do not specify the compression equipment we will use; instead, the contracts specify required operating conditions and, in consultation with the customer, we determine what equipment is necessary to meet our contractual commitments.

Fees, Taxes and Expenses

Our customers pay a fixed monthly fee for our Compression Operations similar to midstream “take-or-pay contracts.” The majority of our contracts include an annual inflation adjustment to the monthly fee based on a series of the producer price index directly related to our industry. Generally, we bill for our Compression

Operations on the 15th day of a month for the following month’s Compression Operations (i.e., pre-billed). Payments are generally due within 30 days of the invoice date. If Compression Operations are provided for a partial month, the monthly fee is pro-rated that month and is invoiced “due on receipt.” We are generally responsible for the costs and expenses associated with operation and maintenance of our compression operations equipment, although certain fees and expenses are the responsibility of our customers under the terms of our contracts. For example, fuel gas necessary to operate our compression operations equipment is provided by our customers without cost to us. Further, ad valorem or business personal property taxes assessed on our compression operations equipment are generally reimbursed by our customers, as well as any sales tax related to our Compression Operations. Additionally, our customers are typically responsible for any damage to our compression operations equipment caused by contaminants or liquid carryover in the compressed gas stream or inferior fuel gas.

We generally own the compression operations equipment in our fleet that we use to provide Compression Operations, and we typically bear the risk of loss or damage to our equipment and tools and injury or death to our personnel outside the exceptions set forth in the contracts. Additionally, substantially all of our contracts include provisions eliminating our liability for consequential damages (e.g., damage to formations, lost production, damage to production equipment, etc.).

The vast majority of our contracts require our customers to pay for any out-of-pocket expenses associated with the cost of the mobilization and demobilization of our compression operations equipment to and from their locations.

Our contracts typically provide that both we and our customers are required to carry various types of insurance coverage including, but not limited to, general liability, workers’ compensation, employers’ liability, property, automobile and excess liability insurance.

Marketing and Sales

Our marketing and customer service functions are performed on a coordinated basis by our sales and operations teams. Sales, fleet and operations personnel qualify, analyze and scope new compression applications. Additionally, our salespeople regularly visit our customers to ensure customer satisfaction, to determine a customer’s needs related to existing Compression Operations being provided and to determine the customer’s future compression requirements. This ongoing communication allows us to quickly identify and respond to our customers’ compression requirements and gives us significant insight into their activities.

Suppliers and Service Providers

We rely primarily on key vendors to manufacture, package and assemble our compression operations equipment. Although we rely primarily on these suppliers, we believe alternative sources for natural gas compression operations equipment are generally available if needed. We have not experienced any material supply problems to date.

Competition

The compression operations business is competitive. On a regional basis, we experience competition from numerous smaller companies that may be able to adapt to changes more quickly within our industry and changes in economic conditions, more readily take advantage of available opportunities and adopt more aggressive pricing policies. Additionally, the historical availability of attractive financing terms from financial institutions and equipment manufacturers has made the purchase of individual compression units affordable for our customers. We believe that we compete effectively based on our partnership-focused business model, flexibility in meeting customer needs, price, equipment availability, quality and reliability of our Compression Operations.

Seasonality

Our results of operations have not historically been materially affected by seasonality, and we do not currently have reason to believe that seasonal fluctuations will have a material impact in the foreseeable future.

Operating Risks and Insurance

We believe that our insurance coverage is customary for the industry and adequate for our business. As is customary in the compression industry, we review our safety equipment and procedures and carry insurance against most, but not all, risks of our business. Losses and liabilities not covered by insurance would increase our costs. The compression business can be hazardous, involving unforeseen circumstances, such as uncontrollable flows of gas or well fluids, fires and explosions or environmental damage. To address the hazards inherent in our business, we maintain insurance coverage that, subject to certain deductibles, includes physical damage coverage, third party general liability insurance, employer’s liability, environmental and pollution and other coverage, although coverage for environmental and pollution related losses is subject to certain limitations. Under the terms of our standard Compression Operations contract, we are responsible for maintaining insurance coverage on our compression equipment. No accidents or incidents have occurred that have caused us to experience a material adverse effect.

Governmental Regulation

We are subject to stringent and complex federal, state and local laws and regulations governing the discharge of materials into the environment or otherwise relating to protection of human health, safety and the environment. These regulations include compliance obligations for air emissions, water quality, wastewater discharges and solid and hazardous waste disposal, as well as regulations designed for the protection of human health and safety and threatened or endangered species. Compliance with these environmental laws and regulations may expose us to significant costs and liabilities and cause us to incur significant capital expenditures in our operations. We are often obligated to assist our customers in obtaining permits or approvals for their operations from various federal, state and local authorities. Permits and approvals can be denied or delayed, which may cause us to lose potential and current customers, interrupt our operations and limit our growth and revenue. Moreover, failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, imposition of remedial obligations and the issuance of injunctions delaying or prohibiting operations. Private parties may also have the right to pursue legal actions to enforce compliance, as well as to seek damages for non-compliance with environmental laws and regulations or for personal injury or property damage. While we believe that our operations are in substantial compliance with applicable environmental laws and regulations and that continued compliance with current requirements would not have a material adverse effect on us, we cannot predict whether our cost of compliance will materially increase in the future. Any changes in, or more stringent enforcement of, existing environmental laws and regulations, or passage of additional environmental laws and regulations that result in more stringent and costly pollution control equipment, waste handling, storage, transport, disposal or remediation requirements could have a material adverse effect on our operations and financial position.

See the section titled “Risk Factors—Risks Related to Kodiak’s Business and Industry—Kodiak’s operations are subject to stringent environmental, health and safety regulation, and changes in these regulations could increase Kodiak’s costs or liabilities” in this consent statement/prospectus. The following is a discussion of material environmental and safety laws that relate to our operations.

Air Emissions

The CAA and comparable state laws regulate emissions of air pollutants from various industrial sources, including natural gas compressors, and impose certain monitoring and reporting requirements. Such emissions are regulated by air emissions permits, which are applied for and obtained through various state or federal regulatory agencies. Our standard natural gas Compression Operations contract provides that the customer is responsible for obtaining air emissions permits and assuming the environmental risks related to site operations. In some instances, our customers may be required to aggregate emissions from a number of different sources on the theory that the different sources should be considered a single source. Any such determinations could have the effect of making projects more costly than our customers expected and could require the installation of more costly emissions controls, which could cause some of our customers not to pursue certain projects.

There can be no assurance that future requirements compelling the installation of more costly emission control equipment would not have a material adverse impact on our business, financial condition, results of operations and cash available for distribution. See the section titled “Risk Factors—Risks Related to Kodiak’s Business and Industry—New regulations, proposed regulations and proposed modifications to existing regulations under the Clean Air Act, if implemented, could result in increased compliance costs and changes in customers’ demand and desired suppliers” of this consent statement/prospectus.

Climate Change

Climate change and GHG emissions reduction initiatives continue to attract considerable public and scientific attention. Methane, a primary component of natural gas, and carbon dioxide, a byproduct of the burning of natural gas, are examples of GHGs. In recent years, the U.S. Congress has considered legislation to restrict or regulate GHG emissions. The $1 trillion legislative infrastructure package passed by Congress in November 2021 includes a number of climate-focused spending initiatives targeted at climate resilience, enhanced response and preparation for extreme weather events and clean energy and transportation investments. The Inflation Reduction Act of 2022 also provides significant funding for research and development of low-carbon energy production methods, carbon capture and other programs directed at addressing climate change. A number of states have begun to address GHG emissions, primarily through the planned development of emissions inventories or regional GHG cap and trade programs. Depending on the particular program, we could be required to control GHG emissions or to purchase and surrender allowances for GHG emissions resulting from our operations. In order to implement the program, the Inflation Reduction Act required revisions to GHG reporting regulations for petroleum and natural gas systems (Subpart W) by 2024. In July 2023, the EPA proposed to expand the scope of the Greenhouse Gas Reporting Program for petroleum and natural gas facilities, as required by the Inflation Reduction Act. Among other things, the proposed rule expands the emissions events that are subject to reporting requirements to include “other large release events” and applies reporting requirements to certain new sources and sectors. The rule is currently scheduled to be finalized in 2024 and would take effect on January 1, 2025 for reporting year 2025 (due March 2026) in certain circumstances, with the potential to also impact GHG reporting for reporting year 2024 (due March 2025) in certain circumstances. The fee imposed under the Methane Emissions and Waste Reduction Incentive Program for calendar year 2024 would be $900 per ton emitted over annual methane emissions thresholds, and will increase to $1,200 in 2025, and $1,500 in 2026.

Independent of Congress, the EPA has promulgated regulations controlling GHG emissions under its existing CAA authority. The EPA has adopted rules requiring many facilities, including petroleum and natural gas systems, to inventory and report their GHG emissions. In addition, the EPA rules provide air permitting requirements for certain large sources of GHG emissions. The requirement for large sources of GHG emissions to obtain and comply with permits will affect some of our and our customers’ largest new or modified facilities going forward but is not expected to cause us to incur material costs. As noted in the risk factors above (see “Risk Factors—Risks Related to Kodiak’s Business and Industry—New regulations, proposed regulations and proposed modifications to existing regulations under the Clean Air Act, if implemented, could result in increased compliance costs and changes in customers’ demand and desired suppliers”), the EPA has undertaken efforts to regulate emissions of methane (considered a GHG) in the natural gas and oil sector, with the development of additional, more stringent rules under way. In 2015, the EPA finalized a performance standard for integrated gasification combined cycled units and utility boilers based on the use of the best system of emissions reduction that the EPA has determined has been adequately demonstrated for each type of unit. The rule also sets limits for stationary natural gas combustion turbines based on the use of natural gas combined cycle technology. In May 2023, the EPA issued a notice of proposed rulemaking that would revise the limits for new gas-fired combustion turbines, existing coal, oil-and gas-fired steam generating units and certain existing gas fire combustion turbines. The initial comment period ended in July 2023, but a supplemental notice of proposed rulemaking was issued in November 2023. The supplemental comment period ended in December 2023, and a final rule is anticipated by April 2024.

At the international level, the U.S. joined the international community at the COP21, which resulted in the Paris Agreement. While the Paris Agreement did not impose direct requirements on emitters, national plans to meet its pledge could have resulted in new regulatory requirements. In April 2021, the current administration announced a new “nationally determined contribution” for U.S. GHG emissions that would achieve emissions reductions of at least 50% relative to 2005 levels by 2030. Those national commitments by themselves create no binding requirements on individual companies or facilities, but they do provide indications of the current administration’s policy direction and the types of legislative and regulatory requirements—such as the EPA’s proposed methane rules—that may be needed to achieve those commitments. In September 2021, the U.S. and European Union jointly announced the launch of the “Global Methane Pledge,” which aims to cut global methane pollution by at least 30% by 2030 relative to 2020 levels, including “all feasible reductions” in the energy sector. Since its formal launch at COP26, over 150 countries have joined the pledge. Additionally, at COP28, member countries entered into an agreement that calls for actions towards achieving, at a global scale, a tripling of renewable energy capacity and doubling energy efficiency improvements by 2030. The goals of the agreement, among other things, is to accelerate efforts towards the phase-down of unabated coal power, phase out inefficient fossil fuel subsidies, and take other measures that drive the transition away from fossil fuels in energy systems. With the exception of the final EPA methane rules and related updates, which were announced by President Biden at COP28, we cannot predict whether these pledges made in connection with the Paris Agreement will result in any particular new regulatory requirements or whether such requirements will cause us to incur material costs. Various state and local governments have also publicly committed to furthering the goals of the Paris Agreement.

Additionally, on March 21, 2022, the SEC issued a proposed rule regarding the enhancement and standardization of mandatory climate-related disclosures for investors. The proposed rule would require registrants to include certain climate-related disclosures in their registration statements and periodic reports, including, but not limited to, information about the registrant’s governance of climate-related risks and relevant risk management processes; climate-related risks that are reasonably likely to have a material impact on the registrant’s business, results of operations, or financial condition and their actual and likely climate-related impacts on the registrant’s business strategy, model, and outlook; climate-related targets, goals and transition plan (if any); certain climate-related financial statement metrics in a note to their audited financial statements; Scope 1 and Scope 2 GHG emissions; and Scope 3 GHG emissions and intensity, if material, or if the registrant has set a GHG emissions reduction target, goal or plan that includes Scope 3 GHG emissions. According to the most recent SEC rulemaking agenda, the SEC is targeting April 2024 for the finalization of these rules. Although the proposed rule’s ultimate date of effectiveness and the final form and substance of these requirements is not yet known and the ultimate scope and impact on our business is uncertain, compliance with the proposed rule, if finalized, may result in increased legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly, and place strain on our personnel, systems and resources.

Although it is not currently possible to predict with specificity how any proposed or future GHG legislation, regulation, agreements or initiatives will impact our business, any legislation or regulation of GHG emissions that may be imposed in areas in which we conduct business or on the assets we operate could result in increased compliance or operating costs, additional operating restrictions or reduced demand for our services, and could have a material adverse effect on our business, financial condition and results of operations. See “Risk Factors—Risks Related to Kodiak’s Business and Industry—Kodiak’s business is subject to climate-related transitional risks, including evolving climate change legislation, regulatory initiatives and stakeholder pressures which could result in increased operating expenses and capital costs, financial risks and potential reduction in demand for Kodiak’s services.” Notwithstanding potential risks related to climate change, the International Energy Agency estimates that natural gas and oil will continue to represent a significant share of global energy use through 2040 under some, though not all, future scenarios. However, recent activism directed at shifting funding and/or demand away from companies with fossil fuel-related assets could result in limitations or restrictions on certain sources of funding for the energy sector. See “Risk Factors—Risks Related to Kodiak’s Business and Industry—A climate-related decrease in demand for natural gas and oil could negatively affect Kodiak’s business.”

Water Discharge

The CWA and analogous state laws impose restrictions and strict controls with respect to the discharge of pollutants, including spills and leaks of oil and other substances, into waters of the United States (“WOTUS”). The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the EPA or an analogous state agency. The CWA and regulations implemented thereunder also prohibit the discharge of dredge and fill material into regulated waters, including jurisdictional wetlands, unless authorized by an appropriately issued permit. The CWA also requires the development and implementation of spill prevention, control and countermeasures, including the construction and maintenance of containment berms and similar structures, if required, to help prevent the contamination of navigable waters in the event of a petroleum hydrocarbon tank spill, rupture or leak at such facilities. Additionally, the CWA and analogous state laws require individual permits or coverage under general permits for discharges of storm water runoff from certain types of facilities. Federal and state regulatory agencies can impose administrative, civil and criminal penalties, as well as other enforcement mechanisms for non-compliance with discharge permits or other requirements of the CWA and analogous state laws and regulations.

The definition of WOTUS and, relatedly, the scope of federal CWA jurisdiction, have been the subject of notable rulemaking efforts and judicial challenges over several decades, culminating in a recent U.S. Supreme Court decision issued in May 2023. In 2015, the EPA and the U.S. Army Corps of Engineers (“Corps”) issued a rule defining the scope of the EPA’s and the Corps’ jurisdiction over WOTUS under the CWA, which never took effect before being replaced by the Navigable Waters Protection Rule (“NWPR”) in 2020. A coalition of states and cities, environmental groups and agricultural groups challenged the NWPR, which was vacated by a federal district court in August 2021. The EPA and the Corps issued a final rule in January 2023 that redefined the definition of WOTUS, which was disapproved and nullified by the U.S. Senate in March 2023. The definition of WOTUS was further impacted by the U.S. Supreme Court’s decision issued in May 2023 in Sackett v. EPA, wherein the U.S. Supreme Court significantly reduced the reach of WOTUS from its earlier jurisprudence by holding that, under the CWA, the word “waters” refers only to geographical features that are described in ordinary parlance as “streams, rivers, oceans, and lakes” and adjacent wetlands that are indistinguishable from those bodies of water due to a continuous surface connection. In September 2023, EPA and the Corps published a direct-to-final rule redefining WOTUS to amend the January 2023 rule and align with the decision in Sackett. The final rule eliminated the “significant nexus” test from consideration when determining federal jurisdiction and clarified that the CWA only extends to relatively permanent bodies of water and wetlands that have a continuous surface connection with such bodies of water. The final rule is currently subject to challenges in federal district court. Federal and state regulatory agencies can impose administrative, civil and criminal penalties for non-compliance with discharge permits or other requirements of the CWA and analogous state laws and regulations. Spill prevention, control and countermeasure plan requirements imposed under the CWA require appropriate containment berms and similar structures to help prevent the contamination of navigable waters in the event of a hydrocarbon tank spill, rupture or leak. The CWA and analogous state laws also require individual permits or coverage under general permits for discharges of storm water runoff from certain types of facilities. The Oil Pollution Act of 1990, as amended (the “OPA”), amends the CWA and establishes strict liability and natural resource damages liability for unauthorized discharges of oil into waters of the United States. OPA requires owners or operators of certain onshore facilities to prepare facility response plans for a discharge of oil into waters of the United States.

Our Compression Operations do not currently generate process wastewaters that are discharged into waters of the United States and we do not foresee this occurring in the future. In any event, our customers assume responsibility under the majority of our standard gas compression agreements for obtaining any permits that may be required under the CWA, whether for discharges or developing property by filling wetlands. Considerable legal uncertainty exists surrounding the standard for what constitutes jurisdictional waters and wetlands subject to the protections and requirements of the CWA.

Safe Drinking Water Act

A significant portion of our customers’ natural gas production is developed from unconventional sources that require hydraulic fracturing as part of the completion process. Hydraulic fracturing involves the injection of water, sand and chemicals under pressure into the rock formation to stimulate gas production. The U.S. Congress has from time to time considered legislation to amend the SDWA to exempt hydraulic fracturing from the definition of “underground injection” and require federal permitting and regulatory control of hydraulic fracturing and disclosure of the chemical constituents of the fluids used in the fracturing process. Scrutiny of hydraulic fracturing activities continues in other ways. In December 2016, the EPA issued a report on the potential impacts of hydraulic fracturing on drinking water resources. The final report concluded that “water cycle” activities associated with hydraulic fracturing may impact drinking water resources “under some circumstances,” noting that the following hydraulic fracturing water cycle activities and local-or regional-scale factors are more likely than others to result in more frequent or more severe impacts: water withdrawals for fracturing in times or areas of low water availability; surface spills during the management of fracturing fluids, chemicals or produced water; injection of fracturing fluids into wells with inadequate mechanical integrity; injection of fracturing fluids directly into groundwater resources; discharge of inadequately treated fracturing wastewater to surface waters; and disposal or storage of fracturing wastewater in unlined pits. To date, the EPA has taken no further action in response to the December 2016 report. Under the federal CWA, the EPA also prohibits the discharge of wastewater from hydraulic fracturing and certain other natural gas operations to publicly owned wastewater treatment plants.

State and federal regulatory agencies have also recently focused on a possible connection between the operation of injection wells used for natural gas and oil waste disposal and seismic activity. Increased regulation and attention given to induced seismicity could lead to greater opposition to, and litigation concerning, natural gas and oil activities utilizing hydraulic fracturing or injection wells for waste disposal, which could indirectly impact our business, financial condition and results of operations. See “Risk Factors—Risks Related to Kodiak’s Business and Industry—Increased regulation of hydraulic fracturing could result in reductions of, or delays in, natural gas and oil production by our customers, which could adversely impact our revenue.”

We cannot predict the future of any such legislation and what additional, if any, provisions would be included. If additional levels of regulation, restrictions and permits were required through the adoption of new laws and regulations at the federal or state level or the development of new interpretations of those requirements by the agencies that issue the required permits could lead to operational delays, increased operating costs and process prohibitions that could reduce demand for our Compression Operations, which would materially adversely affect our revenue and results of operations.

Solid Waste

The Resource Conservation and Recovery Act (“RCRA”) and comparable state laws control the management and disposal of hazardous and non-hazardous waste. These laws and regulations govern the generation, storage, treatment, transfer and disposal of wastes that we generate including, but not limited to, used oil, antifreeze, filters, sludges, paint, solvents and sandblast materials. The EPA and various state agencies have limited the approved methods of disposal for these types of wastes. Drilling fluids, produced waters and most of the other wastes associated with the exploration, development and production of natural gas, natural gas liquids and oil, if properly handled, are currently exempt from regulation as hazardous waste under RCRA and, instead, are regulated under RCRA’s less stringent non-hazardous waste provisions, state laws or other federal laws. However, it is possible that certain natural gas, natural gas liquids and oil drilling and production wastes now classified as non-hazardous could be classified as hazardous wastes in the future. Any such change could result in an increase in the costs to manage and dispose of wastes, which could increase the costs of our customers’ operations.

Site Remediation

CERCLA and comparable state laws impose strict, joint and several liability without regard to fault or the legality of the original conduct on certain classes of persons that are considered to have contributed to the release of a hazardous substance into the environment. These persons include the owner and operator of a disposal site where a hazardous substance release occurred and any company that transported, disposed of or arranged for the transport or disposal of hazardous substances released at the site. Under CERCLA, such persons may be liable for the costs of remediating the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies. Additionally, where contamination may be present, it is not uncommon for the neighboring landowners and other third parties to file claims for personal injury, property damage and recovery of response costs. Although we generate materials in the course of our operations that may be regulated as hazardous substances, we have not received notification that we may be potentially responsible for cleanup costs under CERCLA at any site.

While we do not currently own or lease any facilities or properties for storage or maintenance of our inactive compression operations equipment, we may use third-party properties for such storage and possible maintenance and repair activities. Additionally, our active compression operations equipment typically is installed on properties owned or leased by third-party customers and operated by us pursuant to terms set forth in the contracts executed by those customers. Under most of our contracts, our customers must contractually indemnify us for certain damages we might incur as a result of the release into the environment of hazardous and toxic substances. We are not currently responsible for any remedial activities at any properties we use; however, there is always the possibility that our future use of those properties may result in spills or releases of petroleum hydrocarbons, wastes or other regulated substances into the environment that may cause us to become subject to remediation costs and liabilities under CERCLA, RCRA or other environmental laws. We cannot provide any assurance that the costs and liabilities associated with the future imposition of such remedial obligations upon us would not have a material adverse effect on our operations or financial position.

Endangered Species Act and Migratory Birds

The ESA was established to protect endangered and threatened species. Pursuant to the ESA, if a species is listed as threatened or endangered, restrictions may be imposed on activities adversely affecting that species’ habitat. The U.S. Fish and Wildlife Service may designate critical habitat and suitable habitat areas it believes are necessary for survival of a threatened or endangered species. While some of our facilities are in areas that may be designated as a habitat for endangered species, we believe that we are in substantial compliance with the ESA. Similar protections are offered to migratory birds under the MBTA and to bald and golden eagles under the Bald and Golden Eagle Protection Act. The presence of any protected species or the final designation of previously unprotected species as threatened or endangered in areas where we operate could result in increased costs from species protection measures or could result in limitations, delays, or prohibitions on our customers’ exploration and production activities.

Safety and Health

The Occupational Safety and Health Act (“OSHA”) and comparable state laws and regulations govern the protection of the health and safety of employees. The OSHA hazard communication standard, the EPA community right-to-know regulations under Title III of CERCLA and similar state statutes and regulations require that we organize and, as necessary, disclose information about hazardous materials used or produced in our operations to various federal, state and local agencies, as well as employees. Other OSHA standards regulate specific worker safety aspects of our operations.

Properties

We do not currently own or lease any material facilities or properties for storage or maintenance of our compression units. As of September 30, 2023, our headquarters consisted of 13,320 square feet of leased space located at 15320 Highway 105 W, Suite 210, Montgomery, Texas 77356, and 13,279 square feet of leased space located at 15258 Highway 105 W, Suite 200, Montgomery, Texas 77356. In 2024, Kodiak will relocate its corporate headquarters to a leased space consisting of 53,060 square feet located at 9950 Woodloch Forest Drive, The Woodlands, Texas 77380.

Legal Proceedings

From time to time, we and our subsidiaries may be involved in various claims and litigation arising in the ordinary course of business. In management’s opinion, the resolution of such matters is not expected to have a material adverse effect on our financial position, results of operations or cash flows.

Beginning in October 2019 through April 2023, we received notices of audits from the State of Texas Comptroller’s office for the periods covering December 2015 through December 2022. Based on the timing and nature of a previous settlement, we may receive similar treatment on settlement of our sales tax liability. We are actively in settlement discussions with the Comptroller, and if necessary, we will exhaust our administrative remedies to the maximum extent possible. See “Risk Factors—Risks Related to Kodiak’s Business and Industry—Kodiak has in the past been, and may in the future be, subject to sales tax audits in jurisdictions where Kodiak operates. As a result, Kodiak may incur material unanticipated sales tax liabilities.”

Human Capital

Employees

As of September 30, 2023, we had 774 full-time employees. None of our employees are subject to collective bargaining agreements.

We consider our employees to be our greatest asset and believe that our success depends on our ability to attract, develop and retain our employees. Diversity, equity and inclusion are foundational to our leadership approach, and our focus is on how our actions and the actions of our employees foster diversity, equity and inclusion in our everyday activities at Kodiak. We support diversity in hiring, and 29% of our executive leadership team is gender diverse and 37% of our total workforce is gender, racially and/or ethnically diverse as of the date hereof.

We support pay equity for all legally protected individuals (i.e., gender, ethnicity, race) and believe we offer competitive and comprehensive compensation and benefits packages that include annual bonuses, stock awards, a 401(k) plan with employer contribution, healthcare and insurance benefits, health savings account with employer contribution, dependent care flexible spending account, paid time off, family leave, an employee assistance program and tuition assistance, among many other benefits.

Safety, Health and Wellness

The success of our business is fundamentally connected to the well-being of our people, and so we are committed to the safety, health and wellness of our employees. Safety is a core value of our Company. We actively promote the highest standards of safety, behavior and environmental awareness and strive to meet or exceed all applicable local and national regulations.

Talent Development

We invest significant resources to develop the talent needed to provide our industry-leading natural gas Compression Operations. We work closely with suppliers to develop training programs for our field service technicians. Our field service technicians are supported by a dedicated training team. Additionally, we offer a number of non-technical, targeted skills-based and career-enhancing training programs, including technical orientation for non-technical employees, supervisor coaching, performance management and conflict resolution. Our talent development programs provide employees with the resources they need to help achieve their career goals, build management skills and lead their organizations.

Recent Developments

Dividend

On November 10, 2023, Kodiak paid a quarterly cash dividend of $0.38 per share to all holders of Kodiak Common Stock as of the close of business on November 3, 2023, resulting in an aggregate payment of approximately $29 million.

Pending Mergers with CSI Compressco

On December 19, 2023, Kodiak entered into the merger agreement with the Partnership, pursuant to which Kodiak agreed to acquire 100% of the issued and outstanding partnership interests of the Partnership in an all-equity transaction valued at approximately $854 million, including the assumption of $619 million of net debt, based on the closing price of Kodiak’s stock on December 18, 2023.

In connection with closing of the Mergers, Kodiak intends to (i) repay all amounts outstanding under the Partnership’s existing (a) Loan and Security Agreement, dated as of June 29, 2018, as amended, (b) Loan, Security and Guaranty Agreement, dated as of January 29, 2021, as amended, and to terminate such agreements and any security interests and guarantees in connection therewith and (ii) call for redemption, contingent upon consummation of the Mergers, the Partnership’s existing (a) 7.50% First Lien Notes due 2025 and (b) 10.00%/10.75% Second Lien Notes due 2026. The transactions described in clauses (i) and (ii), are collectively referred to herein as the “Refinancing.”

Third Amendment to ABL

On January 22, 2024, Kodiak, Kodiak Services and certain other subsidiaries of Kodiak entered into the Third Amendment to Fourth Amended and Restated Credit Agreement (the “Third Amendment”), which amended the ABL Credit Agreement. The Third Amendment, among other things, amended certain provisions of the ABL Credit Agreement (i) to accommodate the consummation of the transactions contemplated by the Merger Agreement and (ii) to account for Kodiak’s organizational structure after giving effect to the transactions contemplated by the Merger Agreement.

2029 Notes Indenture

On February 2, 2024, Kodiak Services consummated the Minimum Debt Financing by issuing the Kodiak Notes, pursuant to the Indenture, by and among Kodiak Services, Kodiak, certain other subsidiary guarantors party thereto, and U.S. Bank Trust Company, National Association, as trustee. In the event that the Mergers are not consummated on or prior to January 1, 2025, or at any time prior to January 1, 2025, the merger agreement is terminated without the consummation of the Mergers, Kodiak Services will redeem all of the Kodiak Notes at a price equal to 100% of issue price of the Kodiak Notes plus accrued and unpaid interest to, but excluding, the redemption date. The Indenture contains certain covenants and customary events of default.

We expect to close the Mergers in the second quarter of 2024, subject to the satisfaction of customary closing conditions, although we cannot assure you that we will complete the Mergers on the terms contemplated or at all. See the section titled “Risk Factors—Risks Related to the Mergers” of this consent statement/prospectus.

Available Information

We maintain a website at www.kodiakgas.com. On our website, we make available, free of charge, our annual, quarterly and current reports, including amendments to such reports, as soon as reasonably practicable after we electronically file such material with, or furnish such material to, the SEC.

Information relating to our corporate governance, including our Corporate Governance Guidelines, Code of Business Conduct and Ethics, Committee Charters, information concerning our executive officers and members of our board of directors (the “Kodiak Board”), and ways to communicate with us are available on our website. We will provide any of the foregoing information without charge upon written request to our Corporate Secretary, Kodiak Gas Services, Inc., 15320 Highway 105 W, Suite 210, Montgomery, Texas 77356. Information relating to shareholder services is also available on our website. The information contained on our website does not constitute a part of this consent statement/prospectus.

Management of Kodiak

Directors and Executive Officers

Set forth below are the names, ages and positions of our directors and executive officers as of the date hereof.

Name	Age	Position
Mickey McKee	45	President, Chief Executive Officer and Director
Chad Lenamon	48	Executive Vice President and Chief Operations Officer
John Griggs	51	Executive Vice President and Chief Financial Officer
Kelly Battle	52	Executive Vice President, Chief Legal Officer, Chief Compliance Officer and Corporate Secretary
Cory Roclawski	44	Executive Vice President and Chief Human Resource Officer
Randall Hogan	68	Chairperson of the Board of Directors
Alex Darden	48	Director
Terry Bonno	66	Director
Peggy Montana	68	Director
Jon-Al Duplantier	56	Director
Chris Drumgoole	48	Director
Gretchen Holloway	49	Director
Nirav Shah	37	Director

Robert (“Mickey”) McKee—President, Chief Executive Officer and Director. Robert (“Mickey”) McKee formed Kodiak Services in June 2011, and he has served as its President since 2011 and its Chief Executive Officer since 2019. Mr. McKee brings 19 years of experience to us with extensive background in natural gas compression operations. Prior to co-founding our predecessor in 2010, he was the Senior Vice President of Sales and Engineering for CDM Resource Management, LLC (“CDM”), a provider of contract natural gas compression operations, from 2003 to 2010. He also managed the Engineering and Fleet Management group, worked with vendors and OEM manufacturers, as well as managed the sales and marketing efforts of some of the highest growth areas at CDM, all the while building meaningful relationships with customers. Prior to that, Mr. McKee worked for two years in CDM’s Operations group researching and qualifying projects as well as installing compression equipment across Texas and Louisiana. He contributes much of his knowledge of the industry to his time working directly for the original founders of CDM Resource Management. He received a Bachelor’s Degree in Mechanical Engineering from Tulane University.

We believe that Mr. McKee’s experience and deep knowledge of our business qualify him to serve as a member of the Kodiak Board.

William (“Chad”) Lenamon—Executive Vice President and Chief Operations Officer. William (“Chad”) Lenamon has served as our Executive Vice President and Chief Operations Officer since January 2023 and has served as the Chief Operating Officer of Kodiak Services since October 2022. Previously, Mr. Lenamon served as Executive Vice President of Special Projects and Supply Chain of Kodiak Services from October 2019 to October 2022. Prior to joining the Company, Mr. Lenamon spent over 25 years serving in various roles in operations, engineering, fleet management, and supply chain within the natural gas and oil compression industry, including President and Chief Operating Officer of Pegasus Optimization Managers, LLC from July 2017 until its acquisition by the Company in October 2019, and President and Chief Operating Officer of CDM Resource Management, LLC from 2010 to 2015.

John Griggs—Executive Vice President and Chief Financial Officer. John Griggs has served as our Executive Vice President and Chief Financial Officer since January 2023. Prior to joining the Company, Mr. Griggs held Chief Financial Officer roles at Circulus Holdings, PBLLC, a leading plastics recycling company, from June 2021 to January 2023; Conquest Completion Services, LLC, a leading operator of high-capacity coiled tubing units for the natural gas and oil industry, from June 2018 to June 2021; and Rubicon Oilfield International, LLC, an oilfield products manufacturing company, from 2015 to June 2018. From 2011 through 2014, Mr. Griggs was a Managing Director at CSL Capital Management, an energy private equity firm. From 2005 through 2011, Mr. Griggs was a Senior Vice President for the direct capital arm of the D.E. Shaw Group where he focused on direct debt and equity investments in energy companies. Prior to 2005, Mr. Griggs served as an investment banker in the M&A department of Simmons & Company International, where he covered the oilfield service and midstream sectors. From 2017 to April 2021, Mr. Griggs was a board member and chairman of the audit committee of Nuverra Environmental Solutions, Inc. Mr. Griggs received a Master of Business Administration from the Harvard Business School and a Bachelor of Arts in Liberal Arts from the University of Texas at Austin.

Kelly Battle—Executive Vice President, Chief Legal Officer, Chief Compliance Officer and Corporate Secretary. Kelly Battle has served as our Executive Vice President, Chief Legal Officer, Chief Compliance Officer and Corporate Secretary since December 2022. Prior to joining the Company, Ms. Battle was the Vice President, General Counsel and Corporate Secretary at Exterran Corporation, a provider of oil and natural gas production, processing, treating, transportation, and produced water treatment solutions, where she worked for over 18 years in various roles. Prior to joining Exterran Corporation, Ms. Battle was an attorney with Vinson & Elkins from 2000 to 2004 and Clements, O’Neill, Pierce, Nickens, Wilson & Fulkerson from 1996 to 2000. She received her Juris Doctor as well as her Bachelor of Arts, Plan II from the University of Texas at Austin.

Cory Roclawski—Executive Vice President and Chief Human Resource Officer. Cory Roclawski has served as our Executive Vice President and Chief Human Resource Officer since January 2023 and has served as the Chief Human Resource Officer of Kodiak Services since February 2020. Ms. Roclawski has more than 20 years of experience in human resource leadership and in the midstream, upstream, and oil field services segments. Prior to joining the Company, Ms. Roclawski was the Vice President of Human Resources at Rubicon Oilfield International, LLC from May 2016 to February 2020, and Senior Human Resource Manager at Exterran Corporation from October 2012 to May 2016. She received a Master of Business Administration from Baldwin Wallace University and a Bachelor of Science in Business Administration in Labor Relations and Human Resource Management from Miami University.

Randall Hogan—Chairperson. Randall Hogan has served as Chairperson of the Kodiak Board since the consummation of our IPO in July 2023, as Chairperson of the board of directors of Kodiak Services since January 2019. Mr. Hogan has served as a director of nVent Electric plc since May 2018, including as Chairperson from May 2018 to May 2023, and a member of the board of directors of Medtronic plc since January 2015. Mr. Hogan has been an Advisor to EQT since 2018. Mr. Hogan retired in May 2018 after serving as Pentair plc’s Chief Executive Officer from 2001 to 2018 and as its Chairman of the board from 2002 to 2018. Prior to his role as Chief Executive Officer, Mr. Hogan held various leadership roles at Pentair plc including President and Chief Operating Officer from 1999 to December 2000, and Executive Vice President and President of the Electrical and Electronic Enclosures Group from 1998 to 1999. Prior to joining Pentair plc in 1998, Mr. Hogan served as President of United Technologies’ Carrier Transicold Division; Vice President and General

Manager at the Pratt & Whitney Industrial Turbines; executive positions at General Electric; and Consultant at McKinsey & Company. From December 2013 to January 2016, Mr. Hogan was Chairperson of the Board of the Federal Reserve Bank of Minneapolis. Mr. Hogan received a Bachelor of Science in Civil and Environmental Engineering from the Massachusetts Institute of Technology and a Master of Business Administration from the University of Texas at Austin.

We believe that Mr. Hogan’s organizational leadership and board experience qualify him to serve as a member of the Kodiak Board.

Alex Darden—Director. Alex Darden has served as a director on the Kodiak Board since the consummation of our IPO in July 2023, and serves as a member of the board of directors of both Madison Energy Investments and Cypress Creek Renewables, LLC. Mr. Darden is also President of EQT Partners Inc. and Head of EQT Infrastructure Advisory Team Americas. Prior to joining EQT Partners in 2008, Mr. Darden worked at GE Energy Financial Services where he made structured debt and equity investments in energy industry assets and companies. From 1998 to 2002, Mr. Darden held various positions within ABB Inc. He also previously was a member of the board of directors of Covanta Holding Corporation, Contanda Terminals LLC, Direct ChassisLink Inc., Peregrine Midstream Partners LLC, Synagro Technologies Inc, and Fenix Marine Services Ltd., and Dextr.Cloud Inc. Mr. Darden received a Bachelor of Science in Business from North Carolina State University.

We believe that Mr. Darden’s extensive leadership experience, skills and background qualify him to serve as a member of the Kodiak Board.

Terry Bonno—Director. Terry Bonno has served as a director on the Kodiak Board since the consummation of our IPO in July 2023 and as a member of the board of directors of Kodiak Services since February 2019. Additionally, she serves on the NOW Inc. (DNOW) board of directors and the audit committee since May 2014, and the environmental, social, governance and nominating committee since May 2022. From 2017 to the divesture to 3i Group plc in 2019, Ms. Bonno served as a board director of Tampnet Inc., an operator of offshore high-capacity communication networks. Ms. Bonno also served as a board director for several energy industry and charity boards. She has performed charity board service since 2014 to Spindletop Community Impact Partners. In 2017, Ms. Bonno was chosen as an industry expert to serve in an advisory capacity to the National Offshore Safety Advisory Committee for a three-year term ending in 2020. Ms. Bonno also served as Senior Vice President of Industry and Community Relations for Transocean Ltd. from 2017 until her retirement in October 2018. Before that, Ms. Bonno served as Senior Vice President of Marketing for Transocean Ltd. from 2011 to 2017 and as Vice President of Marketing from 2008 to 2011, with oversight of Transocean’s marketing in fourteen countries. Previously, Ms. Bonno served in various director and management roles at Transocean Ltd., leading the marketing and contracts efforts for West Africa and the Americas from 2001 until 2008. Ms. Bonno previously served in various director and management positions of increasing responsibility in accounting, corporate planning and marketing. Ms. Bonno received a Bachelor of Business Administration in Accounting from Stephen F. Austin State University, and she is a Certified Public Accountant.

We believe that Ms. Bonno’s public and private company board experience, extensive industry experience and expertise in business development qualify her to serve as a member of the Kodiak Board.

Margaret (“Peggy”) Montana—Director. Margaret (“Peggy”) Montana has served as a director on the Kodiak Board since the consummation of our IPO in July 2023, a member of the board of directors of Kodiak Services since February 2019 and a member of the board of directors of Gibson Energy since September 2020. Ms. Montana retired as Chief Executive Officer and President of Shell Midstream Partners G.P., LLC in June 2015, and served on its board of directors from June 2014 to March 2020. Ms. Montana served in many roles with Shell USA, Inc. from August 2004 to June 2015, including Executive Vice President, U.S. Pipelines and Special Projects and Executive Vice President, Supply and Distribution. Ms. Montana has served as Chair of the American Petroleum Institute Downstream Committee and led a study on Emergency Preparedness for the National Petroleum Council. Ms. Montana has also served on the board of the Houston YMCA since 2009 and the Board of Trustees for Missouri University of Science & Technology since April 2018. Previously, Ms. Montana also served on the boards of Contanda LLC from June 2017 to December 2019 and KMG Chemicals, Inc. from December 2017 to November 2018. Ms. Montana received a Bachelor’s Degree in Chemical Engineering from the University of Missouri-Rolla.

We believe that Ms. Montana’s energy industry and senior executive experience qualify her to serve as a member of the Kodiak Board.

Jon-Al Duplantier—Director. Jon-Al Duplantier has served as a director on the Kodiak Board since the consummation of our IPO in July 2023. Mr. Duplantier has been a member of the board of directors of Sitio Royalties Corp. since December 2022, of Stellar Bancorp, Inc. since October 2022, and of AltaGas Ltd. since February 2021. Mr. Duplantier previously served as a member of the board of directors of Brigham Minerals, Inc. from February 2021 to December 2022 and of Allegiance Bancshares, Inc. from January 2021 to September 2022. Mr. Duplantier retired as President, Rental Tools and Well Services of Parker Drilling Company in July 2020 after serving in such capacity since April 2018. Prior to holding such position, Mr. Duplantier served as Senior Vice President, Chief Administrative Officer and General Counsel from April 2014 to March 2018, among other roles from September 2009 to April 2014. Parker Drilling Company filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code in December 2018. Prior to joining Parker Drilling Company, Mr. Duplantier served in many senior legal, commercial and environmental roles at ConocoPhilips from August 2002 to September 2009, including Senior Counsel, Exploration and Production, Managing Counsel, Indonesia, and Managing Counsel, Environmental, among other positions. Mr. Duplantier began his career as a patent attorney with E.I. Du Pont de Nemours and Company. Mr. Duplantier received a Juris Doctor from Louisiana State University and a Bachelor of Science in Chemistry from Grambling State University.

We believe that Mr. Duplantier’s broad experience across commercial, governance and legal aspects of business, along with his professional and leadership experience qualify him to serve as a member of the Kodiak Board.

Christopher (“Chris”) Drumgoole—Director. Christopher (“Chris”) Drumgoole has served as a director on the Kodiak Board since the consummation of our IPO in July 2023. Mr. Drumgoole has been a member of the board of directors of ONUG, a forum for IT business leaders interested in open technologies, since January 2016 and of the Advisory Board of Florida International University’s College of Engineering & Computing since January 2011. Mr. Drumgoole and has been a board observer of Infinia ML since April 2020. Mr. Drumgoole has served as Executive Vice President of DXC Technology Company since August 2021, and he previously served as Executive Vice President and Chief Operating Officer until April 2023. Before joining DXC Technology Company, Mr. Drumgoole served as Chief Information Officer from May 2018 to April 2020, and as Chief Technology Officer from April 2014 to April 2018 at General Electric Co. Prior to his roles at General Electric, Mr. Drumgoole was the Chief Operating Officer of the Terremark subsidiary of Verizon Enterprise Solutions from January 2012 to April 2014. He previously served on the board of directors and member of the audit committee of PetSmart, Inc. from November 2019 through October 2023. Mr. Drumgoole previously held other senior positions with Terremark Worldwide, Inc. from October 2008 to January 2012. Mr. Drumgoole received a Bachelor of Business Administration in Management Information Systems from Pace University.

We believe that Mr. Drumgoole’s executive leadership experience and technology strategy and management experience in complex technology environments qualify him to serve as a member of the Kodiak Board.

Gretchen Holloway—Director. Gretchen Holloway has served as a director on the Kodiak Board since the consummation of our IPO in July 2023. Ms. Holloway has been a member of the board of directors of the Women Thrive Advisory Board since September 2022. Ms. Holloway has also been a member of the finance committee of the Children’s Hospital of Michigan Foundation since July 2015. Ms. Holloway has served as Senior Vice President and Chief Financial Officer of ITC Holdings Corp., an energy company which owns and operates high-voltage electricity transmission networks, since July 2017, and she previously served as Vice President, Interim Chief Financial Officer and Treasurer from October 2016 to July 2017, Vice President and

Treasurer from November 2015 to October 2016, Vice President, Finance from May 2014 to November 2015, and various senior and director-level roles from January 2004 to May 2014. In her current role, Ms. Holloway is responsible for the Company’s accounting, internal audit, treasury, financial planning and analysis, management reporting, risk management and tax functions. Prior to joining ITC Holdings Corp., Ms. Holloway held various financial roles at CMS Energy Corp. from November 1999 to January 2004. She served as a director of Caribbean Utilities Company, Ltd. from May 2021 to May 2023 and of Inforum, a professional organization designed to accelerate careers for women and boost talent initiatives for companies in Michigan, from May 2019 to May 2023. Ms. Holloway began her career in public accounting at Arthur Andersen. Ms. Holloway received a Bachelor of Business Administration in Finance from Western Michigan University. In 2023, Ms. Holloway completed the Advanced Management Program at the University of Chicago Booth School of Business.

We believe that Ms. Holloway’s technical financial skills, business acumen and leadership experience qualify her to serve as a member of the Kodiak Board.

Nirav Shah—Director. Nirav Shah has served as a director on the Kodiak Board since August 2023 and previously served as director on the board of directors of Kodiak Services from 2021 until 2022. Mr. Shah has been employed by EQT Partners Inc. since 2014 where he manages existing portfolio investments and sources new investment opportunities. Mr. Shah was promoted to Partner in 2023. Prior to joining EQT Partners, Mr. Shah worked at AMP Capital Investors, an infrastructure private equity firm focusing on investments in the energy, transportation and telecommunications sectors. Mr. Shah received a Bachelor of Science in business administration from the University of Michigan.

We believe that Mr. Shah’s extensive investment experience in the energy and infrastructure space and expertise in business valuation, governance and financial management qualify him to serve as a member of the Kodiak Board.

Board of Directors

The Kodiak Board currently consists of nine members. The number of members of the Kodiak Board will be determined from time to time by resolution of the Kodiak Board.

The Kodiak Board is divided into three classes of directors, with each class as equal in number as possible, serving staggered three-year terms. Class I, Class II and Class III directors will serve until our annual meetings of stockholders in 2024, 2025 and 2026, respectively. Mickey McKee, Jon-Al Duplantier and Gretchen Holloway are Class I directors; Alex Darden, Randall Hogan and Peggy Montana are Class II directors; and Chris Drumgoole, Terry Bonno and Nirav Shah are Class III directors. At each annual meeting of stockholders held after the initial classification, directors will be elected to succeed the class of directors whose terms have expired. This classification of the Kodiak Board could have the effect of increasing the length of time necessary to change the composition of a majority of the Kodiak Board. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of the Kodiak Board. Our directors are removable only for “cause.”

In evaluating director candidates, we assess whether a candidate possesses the integrity, judgment, knowledge, experience, skills and expertise that are likely to enhance the Kodiak Boards’ ability to manage and direct our affairs and business, including, when applicable, to enhance the ability of the committees of the Kodiak Board to fulfill their duties.

The Kodiak Board has determined that each of Alex Darden, Randall Hogan, Terry Bonno, Peggy Montana, Jon-Al Duplantier, Chris Drumgoole, Gretchen Holloway and Nirav Shah are independent under NYSE listing standards. Randall Hogan currently serves as chairman of the Kodiak Board.

Controlled Company Status

For purposes of the corporate governance rules of the NYSE, we are a “controlled company.” Controlled companies under those rules are companies of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company. Kodiak Holdings directly owns (and EQT indirectly owns) more than 50% of the voting power of our capital stock. Accordingly, we are eligible for, but do not currently rely on, certain exemptions from the corporate governance requirements of the NYSE. Specifically, as a “controlled company,” we would not be required to have (1) a majority of independent directors, (2) a nominating and corporate governance committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, (3) a compensation committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities or (4) an annual performance evaluation of the nominating and governance and compensation committees. Because we rely on some or all of these exemptions in the future, we do not have the same protections afforded to stockholders of companies that are subject to all of the applicable corporate governance rules of the NYSE.

Committees of the Board of Directors

The Kodiak Board has three standing committees: the Audit & Risk Committee, the Nominating, Governance & Sustainability Committee, and the Personnel & Compensation Committee. Additionally, we may have such other committees as the Kodiak Board shall determine from time to time. Each of the standing committees of the Kodiak Board has the composition and responsibilities described below.

Audit & Risk Committee

The Audit & Risk Committee consists of Gretchen Holloway, Peggy Montana and Chris Drumgoole, each of whom is independent under SEC rules and NYSE listing standards. Gretchen Holloway serves as chair of the Audit & Risk Committee. As required by the SEC rules and NYSE listing standards, the Audit & Risk Committee consists solely of independent directors. SEC rules also require that a public company disclose whether its audit committee has an “audit committee financial expert” as a member. An “audit committee financial expert” is defined as a person who, based on his or her experience, possesses the attributes outlined in such rules. We have determined that Gretchen Holloway satisfies the definition of “audit committee financial expert.”

The Audit & Risk Committee oversees, reviews, acts on and reports on various auditing and accounting matters to the Kodiak Board, including the selection of our independent accountants, the scope of our annual audits, fees to be paid to the independent accountants, the performance of our independent accountants and our accounting practices. In addition, the Audit & Risk Committee oversees the principal risks associated with the Company’s business, as well as our compliance programs relating to legal and regulatory requirements. The Audit & Risk Committee Charter adopted by the Kodiak Board defines the committee’s primary duties in a manner consistent with the rules of the SEC and the listing standards of the NYSE.

Nominating, Governance & Sustainability Committee

The Nominating, Governance & Sustainability Committee consists of Jon-Al Duplantier, Alex Darden, Terry Bonno and Nirav Shah, each of whom is independent under NYSE listing standards. Jon-Al Duplantier serves as chair of the Nominating, Governance & Sustainability Committee. The Nominating, Governance & Sustainability Committee identifies, evaluates and recommends qualified nominees to serve on the Kodiak Board; develops and oversees our internal corporate governance processes and the Company’s sustainability objectives. The Nominating, Governance & Sustainability Committee Charter adopted by the Kodiak Board defines the committee’s primary duties in a manner consistent with the rules of the SEC and the listing standards of the NYSE.

Personnel & Compensation Committee

The Personnel & Compensation Committee consists of Terry Bonno, Jon-Al Duplantier, and Randall Hogan, each of whom is independent under NYSE listing standards. Terry Bonno serves as chair of the Personnel & Compensation Committee. The Personnel & Compensation Committee establishes salaries, incentives and other forms of compensation for officers and other employees, administers our incentive compensation and benefit plans, and oversees the development, implementation and effectiveness of the Company’s human capital management practices, policies, strategies and goals. The Personnel & Compensation Committee Charter adopted by the Kodiak Board defines the committee’s primary duties in a manner consistent with the rules of the SEC and the listing standards of the NYSE.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serve on the board of directors or compensation committee of a company that has an executive officer that serves on the Kodiak Board or Personnel & Compensation Committee. No member of the Kodiak Board is an executive officer of a company in which one of our executive officers serves as a member of the board of directors or compensation committee of that company.

Executive Sessions of Our Board of Directors

Our independent directors are provided the opportunity to meet in executive sessions at each regularly scheduled meeting of the Kodiak Board.

Risk Oversight

The Kodiak Board is actively involved in oversight of risks that could affect us. This oversight function is conducted primarily through committees of the Kodiak Board, but the full Kodiak Board retains responsibility for general oversight of risks. The Audit & Risk Committee is charged with oversight of our system of internal controls and risks relating to financial reporting, legal, regulatory and accounting compliance. The Kodiak Board will continue to satisfy its oversight responsibility through full reports from the Audit & Risk Committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within our Company.

Code of Business Conduct and Ethics

The Code of Business Conduct and Ethics adopted by the Kodiak Board is applicable to our employees, directors and officers, in accordance with applicable U.S. federal securities laws and the corporate governance rules of the NYSE. Any waiver of this code may be made only by the Kodiak Board and will be promptly disclosed as required by applicable U.S. federal securities laws and the corporate governance rules of the NYSE.

Corporate Governance Guidelines

The Corporate Governance Guidelines were adopted by the Kodiak Board in accordance with the corporate governance rules of the NYSE and serves as a general framework to assist the Kodiak Board in carrying out its responsibility for the business and affairs of Kodiak that are to be managed by or are under the direction of the Kodiak Board.

Management’s Discussion and Analysis of Financial Condition and Results of Operations of Kodiak

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited consolidated financial statements and related notes as of and for the years ended December 31, 2022 and 2021 and unaudited condensed consolidated financial statements and related notes as of

September 30, 2023 and for the three and nine months ended September 30, 2023 and 2022 included elsewhere in this consent statement/prospectus. The following discussion includes forward-looking statements that involve certain risks and uncertainties. For further information on items that could impact our future operating performance or financial condition, see the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” elsewhere in this consent statement/prospectus. We assume no obligation to update any of these forward-looking statements, except as required by law.

Overview

We are a leading operator of contract compression infrastructure in the U.S. Our Compression Operations are critical to our customers’ ability to reliably produce, gather and transport natural gas and oil to support growing global energy demand. We are a market leader in the Permian Basin, which is the largest producing natural gas and oil basin in the U.S. We operate our large horsepower compression units under stable, fixed-revenue contracts with blue-chip upstream and midstream customers. Our compression assets have long useful lives consistent with the expected production lives of the key regions where we operate. We believe our partnership-focused business model positions us as the preferred contract compression operator for our customers and creates long-standing relationships. We strategically invest in the training, development, and retention of our highly skilled and dedicated employees and believe their expertise and commitment to excellence enhances and differentiates our business model. Furthermore, we maintain an intense focus on being one of the most sustainable and responsible operators of contract compression infrastructure.

We manage our business through two operating segments: Compression Operations and Other Services. Compression Operations consists of operating Company-owned and customer-owned compression infrastructure for our customers, pursuant to fixed-revenue contracts to enable the production and gathering of natural gas and oil. Other Services consists of a full range of contract services to support the needs of our customers, including station construction, maintenance and overhaul, and other ancillary time and material-based offerings. Our Other Services offerings are often cross-sold with Compression Operations.

Trends and Outlook

We provide contract compression infrastructure for customers in the oil and gas industry. Our assets are specifically utilized in natural gas compression applications in the Permian Basin, Eagle Ford Shale and other U.S. regions. Our customers are dependent on these applications to produce, process and transport natural gas throughout the value chain and ultimately to end markets. Our assets are central to meeting growing global natural gas and oil demand and U.S. production. Furthermore, the long-life nature of our assets and our fixed-revenue contracts help to protect our business from the impact of industry and broader macroeconomic cycles.

Unconventional resources, large-scale centralized gathering systems and multi-well pad operations require more horsepower than conventional resources, driving demand for our large horsepower compression units. Upstream and midstream companies have increasingly prioritized capital discipline and return of capital to stockholders. We believe that our customers will increasingly continue to outsource their compression infrastructure needs in an effort to reduce capital expenditures outside of their core business and benefit from our technical skill and expertise.

We believe that the U.S. natural gas and oil industry is facing uncertainties and continued pressures from regulators and shifting sentiments from investors and other stakeholders, primarily related to broader adoption of emission reduction targets and other sustainability initiatives. Many energy companies, including some of our customers, have announced significant GHG emission reduction initiatives. A growing number of our customers are evaluating potential opportunities in electric compression infrastructure, and we are well positioned to support them in these strategic initiatives.

Approximately 84% of our existing compression assets are strategically deployed in the Permian Basin and Eagle Ford Shale, which are two of the most significant crude oil and associated gas basins in the U.S., and the

EIA expects to maintain significant production volumes through at least 2050. We believe these two regions have the largest and lowest-cost unconventional resources in the U.S., exhibited by strong recent growth with natural gas and crude oil production from the two regions growing 13% and 12%, respectively, on average annual basis from 2017 to 2022. Additionally, there are significant U.S. LNG export projects in development, and overall LNG export capacity is expected to meaningfully grow over the next decade, in particular along the U.S. Gulf Coast. We expect this growth in Gulf Coast LNG export capacity to translate into increasing Permian Basin and Eagle Ford Shale natural gas production growth, requiring substantial additional compression horsepower. We believe these regions will play an increasingly important role in global energy security as the world continues to require reliable and growing natural gas and oil production to support increasing global energy demand.

See the section titled “Information About Kodiak—Compression Industry” for more information regarding natural gas compression industry trends. Ultimately, the extent to which our business will be impacted by the factors described above, as well as future developments beyond our control, cannot be predicted with reasonable certainty. However, we continue to believe in the long-term demand for our Compression Operations given the necessity of compression in gathering, processing and production of natural gas and centralized gas lift of oil.

How We Evaluate Our Operations

Revenue-Generating Horsepower

Revenue-generating horsepower growth is the primary driver for our revenue growth, and it is the base measure for evaluating our efficiency of capital deployed. Revenue-generating horsepower includes compression units that are operating under contract and generating revenue and compression units which are available to be deployed and for which we have a signed contract or are subject to a firm commitment from our customer.

Horsepower Utilization

We calculate horsepower utilization as (i) revenue-generating horsepower divided by (ii) fleet horsepower. The primary reason for tracking and analyzing our horsepower utilization is to determine the percentage of our fleet that is currently generating revenue for future cash flow generation and the efficiency of our capital deployed.

Revenue-Generating Horsepower per Revenue-Generating Compression Units

We calculate revenue-generating horsepower per revenue-generating compression units as (i) revenue-generating horsepower divided by (ii) revenue-generating compression units. The primary reason for tracking and analyzing our revenue-generating horsepower per revenue-generating compression units is to determine the expected operational and financial performance of the Company.

Revenue

One of our measures of financial performance is the amount of revenue generated quarterly and annually as revenue is an indicator of overall business growth for the Company.

Adjusted Gross Margin and Adjusted Gross Margin Percentage

We track Adjusted Gross Margin on an absolute dollar basis and as a percentage of revenue. We define Adjusted Gross Margin, a non-GAAP financial measure, as revenue less cost of operations, exclusive of depreciation and amortization expense. We define Adjusted Gross Margin Percentage as Adjusted Gross Margin divided by total revenues. We believe that Adjusted Gross Margin is useful as a supplemental measure of our operating profitability. Adjusted Gross Margin is impacted primarily by the pricing trends for service operations and cost of operations, including labor rates for service technicians, volume and per compression unit costs for lubricant oils and coolants, quantity and pricing of routine preventative maintenance on compression units, and property tax rates on compression units.

Adjusted Gross Margin should not be considered an alternative to, or more meaningful than, gross margin or any other measure of financial performance presented in accordance with GAAP. Moreover, Adjusted Gross Margin as presented may not be comparable to similarly titled measures of other companies. Because we capitalize assets, depreciation and amortization of equipment is a necessary element of our costs. To compensate for the limitations of Adjusted Gross Margin as a measure of our performance, we believe that it is important to consider gross margin determined under GAAP, as well as Adjusted Gross Margin, to evaluate our operating profitability. See “—Non-GAAP Financial Measures.”

Adjusted EBITDA and Adjusted EBITDA Percentage

We track Adjusted EBITDA on an absolute dollar basis and as a percentage of revenue. We define Adjusted EBITDA as net income (loss) before interest expense, net: income tax expense (benefit); and depreciation and amortization; plus (i) loss on extinguishment of debt; (ii) loss (gain) on derivatives; (iii) equity compensation expense; (iv) transaction expenses; (v) gain (loss) on sale of capital assets; and (vi) impairment of compression equipment. We define Adjusted EBITDA Percentage as Adjusted EBITDA divided by total revenues. Adjusted EBITDA and Adjusted EBITDA Percentage are used as supplemental financial measures by our management and external users of our financial statements, such as investors, commercial banks and other financial institutions, to assess:

•	the financial performance of our assets without regard to the impact of financing methods, capital structure or historical cost basis of our assets;

•	the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;

•	the ability of our assets to generate cash sufficient to make debt payments and pay dividends; and

•	our operating performance as compared to those of other companies in our industry without regard to the impact of financing methods and capital structure.

We believe that Adjusted EBITDA and Adjusted EBITDA Percentage provide useful information because, when viewed with our GAAP results and the accompanying reconciliation, they provide a more complete understanding of our performance than GAAP results alone. We also believe that external users of our financial statements benefit from having access to the same financial measures that management uses in evaluating the results of our business.

Adjusted EBITDA and Adjusted EBITDA Percentage should not be considered as alternatives to, or more meaningful than, revenues, net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP as measures of operating performance and liquidity. Moreover, our Adjusted EBITDA and Adjusted EBITDA Percentage as presented may not be comparable to similarly titled measures of other companies. See “—Non-GAAP Financial Measures.”

Sources of Our Revenues

Compression Operations

Compression Operations revenue consists of operating Company-owned and customer-owned compression infrastructure for our customers, pursuant to fixed-revenue contracts to enable the gathering and production of natural gas and oil. Additionally, revenue from these fixed-revenue contracts can include mobilization and demobilization charges that are directly reimbursable by our customers.

Other Services

Other Services revenue consists of a full range of contract services to support the needs of our customers, including station construction, maintenance and overhaul, and other ancillary time and material-based offerings.

Principal Components of Our Cost Structure

Compression Operations

Compression Operations expenses consist of direct and indirect expenses related to operating compression infrastructure assets, such as labor, supplies, machinery, freight and crane expenses.

Other Services

Other Services expenses consist of compressor station construction and other ancillary expenses to support the needs of customers, including parts, labor and materials.

Depreciation and Amortization

Depreciation expense consists primarily of depreciation on property, plant and equipment purchased and leasehold improvements. Amortization expense consists primarily of amortization of intangible assets related to trade name and customer relationships.

Selling, General and Administrative

Selling, General and Administrative expenses primarily consist of compensation and benefits-related costs associated with our finance, legal, human resources, information technology, administrative functions, and sales and marketing. Selling, General and Administrative costs also consist of third-party professional service fees for external legal, accounting and other consulting services, corporate rent and lease charges, corporate insurance costs, and software expense.

Long-lived Asset Impairment

Long-lived assets, including property, plant, and equipment, and other finite-lived identifiable intangible assets, are reviewed for impairment whenever events or changes in circumstances, including the removal of compression units from active fleet, indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to future undiscounted net cash flows expected to be generated by the asset. Impairment losses are recognized in the period in which the impairment occurs and represent the excess of the asset carrying value over its fair value. There were no indicators that the carrying amount may not be recoverable for the nine months ended September 30, 2023 and 2022, respectively.

Interest Expense, Net

Interest expense, net relates to interest incurred on outstanding borrowings under our ABL Facility and our prior Term Loan (as defined below), which was repaid in part with proceeds from the consummation of our IPO and novated and assumed by an affiliate of Kodiak Holdings, net of interest income earned on cash balances.

Gain (Loss) on Derivatives

Gain (loss) on Derivatives is derived from both the changes in the mark-to-market valuation and periodic settlement of derivative instruments related to interest rate swaps whereby we have exchanged variable interest rates for fixed interest rates and, in connection with our prior Term Loan, entered into interest rate collars which represent a simultaneous purchase of a cap rate with the sale of a floor rate. Derivative instruments are used to manage our exposure to fluctuations in the variable interest rate of the ABL Facility and, prior to the consummation of our IPO, our prior Term Loan and thereby mitigate the risks and costs associated with financing activities. We have not designated any derivative instruments as hedge for accounting purposes and we do not enter into such instruments for speculative trading purposes. Gains and losses on derivatives are presented in the other income and expense section of the consolidated statements of operations as gain or loss on derivatives.

2023 Operational Highlights

The following table summarizes certain horsepower, unit count and horsepower utilization percentages for our fleet for the periods presented.

	As of September 30,		Percentage Change
	2023	2022
Operating Data (at period end):
Fleet horsepower(1)	3,213,096	3,106,316	3.4%
Revenue-generating horsepower(2)	3,210,076	3,098,545	3.6%
Fleet compression units	3,051	3,011	1.3%
Revenue-generating compression units	3,034	3,004	1.0%
Revenue-generating horsepower per revenue-generating compression unit(3)	1,058	1,031	2.6%
Horsepower utilization(4)	99.9%	99.7%	0.2%

(1)

Fleet horsepower includes revenue-generating horsepower and idle horsepower, which are comprised of compression units that do not have a signed contract or are not subject to a firm commitment from our customer and therefore are not generating revenue. Fleet horsepower excludes 31,520 and 60,025 of non-marketable or obsolete horsepower as of September 30, 2023, and 2022, respectively.

(2)

Revenue-generating horsepower includes compression units that are operating under contract and generating revenue and compression units which are available to be deployed and for which we have a signed contract or are subject to a firm commitment from our customer.

(3)	Calculated as (i) revenue-generating horsepower divided by (ii) revenue-generating compression units at period end.
(4)	Horsepower utilization is calculated as (i) revenue-generating horsepower divided by (ii) fleet horsepower.

Horsepower

The 3.4% and 3.6% increase in fleet horsepower and revenue-generating horsepower, respectively, were primarily attributable to the purchase and deployment of new compression units to support our existing customer base as well as select new customers in the key regions in which we operate. The 2.6% increase in revenue-generating horsepower per revenue-generating compression unit was due to the purchase and deployment of new, large horsepower units.

2022 Operational Highlights

The following table summarizes certain horsepower and horsepower utilization percentages for our fleet for the periods presented.

	As of December 31,		Percentage Change
	2022	2021
Operating Data (at period end):
Fleet horsepower(1)	3,134,306	2,935,826	6.8%
Revenue-generating horsepower(2)	3,131,631	2,933,203	6.8%
Fleet compression units	3,024	2,904	4.1%
Revenue-generating compression units	3,021	2,900	4.2%
Revenue-generating horsepower per revenue-generating compression unit(3)	1,037	1,011	2.6%
Horsepower utilization(4)	99.9%	99.9%	—

(1)

Fleet horsepower includes revenue-generating horsepower and idle horsepower, which are compression units that do not have a signed contract or are not subject to a firm commitment from our customer and therefore are not generating revenue. Fleet horsepower excludes 58,645 and 65,355 of non-marketable or obsolete horsepower as of December 31, 2022, and December 31, 2021, respectively.

(2)

Revenue-generating horsepower includes compression units that are operating under contract and generating revenue, which are available to be deployed and for which we have a signed contract or is subject to a firm commitment from our customer.

(3)	Calculated as (i) revenue-generating horsepower divided by (ii) revenue-generating compression units at period end.
(4)	Horsepower utilization is calculated as (i) revenue-generating horsepower divided by (ii) fleet horsepower.

Horsepower

The 6.8% and 6.8% increase in fleet horsepower and revenue-generating horsepower, respectively, were primarily attributable to an increase in the purchase and deployment of new compression units to support our existing customer base as well as select new customers in the key regions in which we operate.

Financial Results of Operations

Kodiak’s statement of operations for the years ended December 31, 2022 and 2021 are derived from the audited annual financial statements included elsewhere in this consent statement/prospectus. Kodiak’s statement of operations for the three and nine month periods ended September 30, 2023 and 2022 are derived from the unaudited interim condensed financial statements included elsewhere in this consent statement/prospectus.

Three Months Ended September 30, 2023 Compared to the Three Months Ended September 30, 2022

The following table presents selected financial and operating information for the periods presented (in thousands):

	For the Three Months Ended September 30,
	2023	2022	% Change
Revenues:
Compression Operations	$186,673	$163,662	14.1%
Other Services	44,310	18,983	133.4%

Total revenues	230,983	182,645	26.5%
Operating expenses:
Cost of operations (exclusive of depreciation and amortization shown below):
Compression Operations	65,470	55,872	17.2%
Other Services	38,820	14,037	176.6%
Depreciation and amortization	46,087	44,111	4.5%
Selling, general and administrative	19,648	11,190	75.6%
Gain on sale of capital assets	—	(818)	nm

Total operating expenses	170,025	124,392	36.7%

Income from operations	60,958	58,253	4.6%
Other income (expenses):
Interest expense, net	(39,710)	(49,859)	(20.4)%
Loss on extinguishment of debt	(6,757)	—	nm
Gain on derivatives	15,141	51,862	(70.8)%
Other income (expense)	38	(19)	(300.0)%

Total other income (expenses)	(31,288)	1,984	(1,677.0)%

Income before income taxes	29,670	60,237
Income tax expense	7,904	14,337	(44.9)%

Net income	$21,766	$45,900	(52.6)%

Revenues and Sources of Income

Compression Operations

Compression Operations revenue increased $23.0 million (14.1%) for the three months ended September 30, 2023 compared to the three months ended September 30, 2022. Substantially all, or $22.9 million, of the increase was the result of an increase in average revenue-generating horsepower as a result of increased demand for our Compression Operations and due to an increase in average revenue per revenue-generating horsepower per month.

Other Services

Other Services revenue increased $25.3 million (133.4%) for the three months ended September 30, 2023 compared to the three months ended September 30, 2022. This increase was primarily due to a $24.3 million increase in revenue from station construction services driven primarily by increases in demand and scope of station projects, and a $1.0 million increase in revenue from sales of parts and service, driven by increased customer demand.

Operating Costs and Other Expenses

Compression Operations

Compression Operations expenses increased $9.6 million (17.2%) for the three months ended September 30, 2023 compared to the three months ended September 30, 2022. This increase was primarily due to a $4.6 million increase in direct expenses, driven by increases in pricing and volume of lubricant oil and coolant and parts to support increased activity, a $3.0 million increase in direct labor expenses related to increased headcount and salaries, a $1.9 million increase in indirect expenses, and a $0.1 million increase in freight and crane charges that are directly reimbursable by our customers.

Other Services

Other Services expense increased $24.8 million (176.6%) for the three months ended September 30, 2023 compared to the three months ended September 30, 2022. This increase was primarily due to a $23.7 million increase in expenses from station construction services, driven primarily by increases in demand and scope of station projects, and $1.1 million from sales of parts and service, driven by increased customer demand.

Depreciation and Amortization

Depreciation and Amortization increased $2.0 million (4.5%) for the three months ended September 30, 2023 compared to the three months ended September 30, 2022. This was primarily due to an increase in compression equipment purchased, which resulted in increased depreciation associated with that equipment.

Selling, General and Administrative

Selling, General and Administrative expenses increased $8.5 million (75.6%) for the three months ended September 30, 2023 compared to the three months ended September 30, 2022. This was primarily due to a $2.5 million increase in stock compensation expense mainly related to share-based compensation awards granted as part of the IPO, a $2.0 million increase in bad debt expense related to expected credit losses from a customer in bankruptcy experiencing financial distress, a $1.1 million increase in labor and benefits, mainly related to increased headcount and salaries, a $1.1 million increase in professional fees mainly related to transaction costs and a $0.6 million increase in other overhead expenses, primarily as a result of higher insurance, office expenses, and other general administrative expenses.

Interest Expense, Net

Interest expense, net decreased $10.1 million (20.4%) for the three months ended September 30, 2023 compared to the three months ended September 30, 2022. This decrease is primarily due to the extinguishment of our prior Term Loan in July 2023; partially offset by an increase in the effective interest rate on the ABL Facility.

Loss on Extinguishment of Debt

Loss on Extinguishment of Debt increased $6.8 million related to the write off of debt issuance costs and other fees as a result of the extinguishment of our prior Term Loan for the three months ended September 30, 2023. No such loss was recognized in the three months ended September 30, 2022.

Gain on Derivatives

Gain on Derivatives decreased $36.7 million (70.8%) for the three months ended September 30, 2023 compared to the three months ended September 30, 2022. This is primarily related to an $8.0 million increase in the fair value of derivatives due to an increase in the long-term Secured Overnight Financing Rate (“SOFR”) yield curve and cash received on derivatives of $7.2 million, as compared to a $53.9 million increase in the fair value of derivatives due to an increase in the long-term SOFR yield curve and cash paid on derivatives of $2.0 million during the three months ended September 30, 2023, and 2022, respectively.

Income Tax Expense

Income Tax Expense decreased by $6.4 million (44.9%) for the three months ended September 30, 2023 compared to the three months ended September 30, 2022. This was primarily due to a decrease in pre-tax income of $30.6 million for the three months ended September 30, 2023, compared to pre-tax income for the three months ended September 30, 2022.

Nine Months Ended September 30, 2023 Compared to the Nine Months Ended September 30, 2022

The following table presents selected financial and operating information for the periods presented (in thousands):

	For the Nine Months Ended September 30,		% Change
	2023	2022
Revenues:
Compression Operations	$545,989	$483,965	12.8%
Other Services	78,412	44,172	77.5%

Total revenues	624,401	528,137	18.2%
Operating expenses:
Cost of operations (exclusive of depreciation and amortization shown below):
Compression Operations	193,257	167,145	15.6%
Other Services	65,907	34,638	90.3%
Depreciation and amortization	136,414	129,913	5.0%
Selling, general and administrative	46,171	32,760	40.9%
Gain on sale of capital assets	(721)	(825)	(12.6)%

Total operating expenses	441,028	363,631	21.3%

Income from operations	183,373	164,506	11.5%

	For the Nine Months Ended September 30,		% Change
	2023	2022
Other income (expenses):
Interest expense, net	(182,030)	(104,616)	74.0%
Loss on extinguishment of debt	(6,757)	—	nm
Gain on derivatives	42,080	76,972	(45.3)%
Other income (expense)	39	(10)	(490.0)%

Total other expenses	(146,668)	(27,654)	430.4%

Income before income taxes	36,705	136,852	(73.2)%
Income tax expense	9,765	32,496	(70.0)%

Net income	$26,940	$104,356	(74.2)%

Revenues and Sources of Income

Compression Operations

Compression Operations revenue increased $62.0 million (12.8%) for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. The $62.0 million increase was the result of an increase in average revenue-generating horsepower as a result of increased demand for our Compression Operations and due to an increase in average revenue per revenue-generating horsepower per month.

Other Services

Other Services revenue increased $34.2 million (77.5%) for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. This increase was primarily due to a $29.8 million increase in revenues from station construction services, driven primarily by increases in demand and scope of station projects, and $4.4 million from sales of parts and service, driven by increased customer demand.

Operating Costs and Other Expenses

Compression Operations

Compression Operations expenses increased $26.1 million (15.6%) for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. This increase was primarily due to a $11.6 million increase in direct expenses, driven by increases in pricing and volume of lubricant oil and coolant and parts to support increased activity, a $9.9 million increase in direct labor expenses related to increased headcount and salaries, and a $4.7 million increase in indirect expenses; partially offset by a $0.1 million decrease in freight and crane charges that are directly reimbursable by our customers.

Other Services

Other Services expense increased $31.3 million (90.3%) for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. This was primarily due to a $27.6 million increase in expenses from station construction services, driven primarily by increases in demand and scope of station projects, and $3.7 million from sales of parts and service, driven by increased customer demand.

Depreciation and Amortization

Depreciation and Amortization increased $6.5 million (5.0%) for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. This was primarily due to an increase in compression equipment purchased, which resulted in increased depreciation associated with that equipment.

Selling, General and Administrative

Selling, General and Administrative expenses increased $13.4 million (40.9%) for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. This was primarily due to a

$3.1 million increase in labor and benefits, mainly related to increased headcount and salaries, a $2.8 million increase in stock compensation expense related to equity compensation plans, a $2.0 million increase in bad debt expense related to expected credit losses from a customer in bankruptcy experiencing financial distress, a $2.5 million increase in professional fees mainly related to transactions costs, and a $2.5 million increase in other overhead expenses, primarily as a result of higher insurance, entertainment and office expenses.

Interest Expense, Net

Interest expense, net increased $77.4 million (74.0%) for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. This is primarily due to (i) an increase in borrowings under the ABL Facility and our prior Term Loan, of which $825 million was related to the May 2022 recapitalization (as discussed in Note 9 (“Debt and Credit Facilities”) to the condensed consolidated financial statements included elsewhere in this consent statement/prospectus) and (ii) increased effective interest rates on the ABL Facility and our prior Term Loan. This was partially offset by the extinguishment of our prior Term Loan in July 2023.

Loss on Extinguishment of Debt

Loss on Extinguishment of Debt increased $6.8 million related to the write off debt issuance costs and other fees as a result of the extinguishment of our prior Term Loan for the nine months ended September 30, 2023. No such loss was recognized in the nine months ended September 30, 2022.

Gain on Derivatives

Gain on Derivatives decreased $34.9 million (45.3%) for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. This is primarily related to a $25.8 million settlement on the termination of derivatives attributable to our prior Term Loan and $29.8 million cash received on derivative settlements on our interest rate swaps and collars, offset by a decrease in the change in fair value of the derivatives of $13.5 million for the nine months ended September 30, 2023, as compared to a $9.7 million cash paid on derivatives on our interest rate swaps and collars, offset by an increase in the change in fair value of derivatives of $86.7 million for the nine months ended September 30, 2022, due to an increase in the long-term SOFR and LIBOR yield curves.

Income Tax Expense

Income Tax Expense decreased by $22.7 million (70.0%) for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. This was primarily due to a decrease in pre-tax income of $100.2 million for the nine months ended September 30, 2023 compared to pre-tax income for the nine months ended September 30, 2022.

Year Ended December 31, 2022 Compared to the Year Ended December 31, 2021

The following table presents selected financial and operating information for the periods presented (in thousands):

	For Years Ended December 31,
	2022	2021	% Change
Revenues:
Compression Operations	$654,957	$583,070	12.3
Other Services	52,956	23,305	127.2

Total revenues	707,913	606,375	16.7
Operating expenses:
Cost of operations (exclusive of depreciation and amortization shown below):
Compression Operations	225,715	192,813	17.1
Other Services	41,636	17,364	139.8

	For Years Ended December 31,
	2022	2021	% Change
Depreciation and amortization	174,463	160,045	9.0
Selling, general and administrative	44,882	37,665	19.2
Long-lived asset impairment	—	9,107	*
(Gain) loss on sale of capital assets	(874)	426	(305.2)

Total operating expenses	485,822	417,420	16.4

Income from operations	222,091	188,955	17.5
Other income (expenses):
Interest expense, net	(165,867)	(84,640)	96.0
Gain on derivatives	83,116	18,174	357.3
Other income (expense)	17	(99)	(117.2)

Total other expenses	(82,734)	(66,565)	24.3

Income before income taxes	139,357	122,390	13.9
Income tax expense (benefit)	33,092	(58,573)	(156.5)

Net income	$106,265	$180,963	(41.3)

*	Not applicable

Revenues and Sources of Income

Compression Operations

Compression Operations revenue increased $71.9 million (12.3%) for the year ended December 31, 2022 compared to the year ended December 31, 2021 with $81.9 million of the revenue increase due to an increase in average revenue-generating horsepower as a result of increased demand for our Compression Operations (consistent with increased operating activity in the oil and gas industry) and an increase in average revenue per revenue-generating horsepower per month; partially offset by a $8.7 million decrease in revenues attributable to services related to customer-owned horsepower and a $1.3 million decrease in freight and crane charges that are directly reimbursable by our customers.

Other Services

Other Services revenue increased $29.7 million (127.2%) for the year ended December 31, 2022 compared to the year ended December 31, 2021. This increase was primarily due to a $28.5 million in station construction services, driven by an increase in the number of stations and average revenue per compressor station to support customer capacity demands, and a $1.2 million increase in sales of parts and service, driven by increased customer demand.

Operating Costs and Other Expenses

Compression Operations

Compression Operations expenses increased $32.9 million (17.1%) for the year ended December 31, 2022 compared to the year ended December 31, 2021. This increase was primarily due to a $18.5 million increase in direct expenses, driven by increases in pricing and volume of lubricant oil and coolant and parts to support increased activity, a $8.6 million increase in direct labor expenses related to increased headcount and salaries, and a $6.9 million increase in indirect expenses; partially offset by a $1.1 million decrease in freight and crane charges that are directly reimbursable by our customers.

Other Services

Other Services expenses increased $24.3 million (139.8%) for the year ended December 31, 2022, compared to the year ended December 31, 2021. This was primarily due to a $24.0 million increase in construction service expenses related to increased scale in compressor station construction services to meet customer capacity demands.

Depreciation and Amortization

Depreciation and Amortization increased $14.4 million (9.0%) for the year ended December 31, 2022 compared to the year ended December 31, 2021. This was primarily due to an increase in compression equipment purchased in 2022, which resulted in increased depreciation associated with that equipment.

Selling, General and Administrative

Selling, General and Administrative expenses increased $7.2 million (19.2%) for the year ended December 31, 2022 compared to the year ended December 31, 2021. This was primarily due to a $2.6 million increase in labor and benefits, a $0.6 million increase in bad debt expense, and a $4.1 million increase in other overhead expenses, primarily as a result of increased travel, recruiting, advertising and entertainment expenses.

Long-lived Asset Impairment

No long-lived asset impairment was recorded for the year ended December 31, 2022, as compared to the $9.1 million impairment recognized during the year ended December 31, 2021, which was primarily as the result of compression equipment that was identified as not being part of our ongoing operations under the Compression Operations segment.

Gain (Loss) on Sale of Capital Assets

The loss on the sale of capital assets decreased $1.3 million (305.2%) for the year ended December 31, 2022 compared to December 31, 2021. This is primarily due to a gain on the sale of compression equipment to a customer for the year ended December 31, 2022.

Interest Expense, Net

Interest expense, net increased $81.2 million (96.0%) for the year ended December 31, 2022 compared to the year ended December 31, 2021. This is primarily due to (i) an increase in borrowings under the ABL Facility and our prior Term Loan, of which $825 million was related to the May 2022 Recapitalization (as discussed in Note 7 (“Debt and Credit Facilities”) to Kodiak’s annual financial statements) and (ii) increased effective interest rates on the ABL Facility and our prior Term Loan.

Gain (Loss) on Derivatives

Gain on Derivatives increased $64.9 million (357.3%) for the year ended December 31, 2022 compared to the year ended December 31, 2021. This is primarily due to a $18.4 million decrease in cash paid on derivative settlements and an $46.5 million increase due to an increase in the market interest rates which impacted the fair value of the derivatives and their classification on the balance sheet from a liability classification for the year ended December 31, 2021 to an asset classification for the year ended December 31, 2022.

Income Tax Expense (Benefit)

Income Tax Expense increased by $91.7 million (156.5%) for the year ended December 31, 2022 compared to the year ended December 31, 2021. This was primarily due to the full release in 2021 of the $83.6 million valuation allowance associated with federal and state deferred tax assets. The remaining $7 million increase is primarily related to an increase in pre-tax book income in 2022 and a deferred tax benefit in 2021, created by a lower state tax effective rate.

Liquidity and Capital Resources

Overview

Our ability to fund operations, finance capital expenditures, service our debt, and pay dividends depends on the levels of our operating cash flows and access to the capital and credit markets. Our primary sources of liquidity are cash flows generated from our operations and our borrowing availability under the ABL Facility. Our cash flow is affected by numerous factors, including prices and demand for our compression infrastructure assets, conditions in the financial markets and various other factors. We believe cash generated by operating activities will be sufficient to service our debt, fund working capital, fund our estimated capital expenditures and, as the Kodiak Board may determine from time to time in its discretion, pay dividends.

Cash Requirements

Capital Expenditures

The compression infrastructure business is capital intensive, requiring significant investment to expand, maintain, and upgrade existing operations. Our capital requirements have consisted primarily of, and we anticipate that our capital requirements will continue to consist primarily of, the following:

•

Growth Capital Expenditures: (1) capital expenditures made to expand the operating capacity or operating income capacity of assets by acquisition of additional compression units, (2) capital expenditures made to maintain the operating capacity or operating income capacity of assets by acquisition of replacement compression units and (3) capital expenditures on assets required to operate the business but not including compression units—such as trucks, wash trailers, crane trucks, leasehold improvements, technology hardware and software and related implementation expenditures, furniture and fixtures, and other general items that are typically capitalized and that have a useful life beyond one year. We make capital expenditures not related to our compression units (as described in clause (3) above) if and when necessary to support the operations of our revenue-generating horsepower.

•

Maintenance Capital Expenditures: periodic capital expenditures incurred at predetermined operating intervals to maintain consistent and reliable operating capacity of our assets over the near term. Such maintenance capital expenditures typically involve overhauls of significant components of our compression units, such as the engine and compressor, pistons, rings, heads and bearings. These maintenance capital expenditures are predictable, and the majority of these expenditures are tied to a detailed, unit-by-unit schedule based on hours of operation or age. We utilize a disciplined and systematic asset management program whereby we perform major unit overhauls and engine replacements on a defined schedule based on hours of operation. As a result, our maintenance capital expenditures may vary considerably from year to year based on when such assets were added to the fleet. Maintenance capital expenditures, along with regularly scheduled preventive maintenance expenses, are typically sufficient to sustain the operating capacity of our assets over the full expected useful life of the compression units. Maintenance capital expenditures do not include expenditures to replace compression units when they reach the end of their useful lives.

The majority of our growth capital expenditures are related to the acquisition cost of new compression units. Maintenance capital expenditures are related to overhauls of significant components of our compression equipment, such as the engine and compressor, which return the components to a like-new condition but do not modify the application for which the compression equipment was designed.

For the nine months ended September 30, 2023, growth capital expenditures were $124.0 million and maintenance capital expenditures were $28.1 million. For the nine months ended September 30, 2022, growth capital expenditures were $163.2 million and maintenance capital expenditures were $27.8 million. The decrease in growth capital expenditures was primarily related to an adjustment to our capital allocation framework in conjunction with the Company’s IPO and subsequent desire to pay a regular dividend. The decrease in maintenance capital expenditures was primarily a result of a decrease in scheduled unit overhauls that occurred based on the age and operating hours of such units.

For the year ended December 31, 2022, growth capital expenditures were $211.0 million and maintenance capital expenditures were $48.3 million. For the year ended December 31, 2021, growth capital expenditures were $163.8 million and maintenance capital expenditures were $38.1 million. The increase in growth capital expenditures was primarily related to an increase in the purchase of new compressor equipment to support organic growth. The increase in maintenance capital expenditures was primarily a result of a large number of scheduled unit overhauls that occurred in 2022 based on the age and operating hours of such units.

Dividends

The Kodiak Board may elect to declare cash dividends on Kodiak Common Stock, subject to our compliance with applicable law, and depending on, among other things, economic conditions, our financial condition, results of operations, projections, liquidity, earnings, legal requirements, and restrictions in the agreements governing our indebtedness (as further discussed herein). If, and to the extent the Kodiak Board were to declare a cash dividend to our stockholders, we expect the dividend to be paid from our Discretionary Cash Flow. The timing, amount and financing of dividends, if any, will be subject to the discretion of the Kodiak Board from time to time. On October 24, 2023, the Kodiak Board declared a quarterly cash dividend that was paid on November 10, 2023, to all stockholders of record as of the close of business on November 3, 2023. See Note 20 (“Subsequent Events”) to the condensed consolidated financial statements included elsewhere in this consent statement/prospectus.

Over the long-term, we expect to fund any dividends and our budgeted growth capital expenditures using our Discretionary Cash Flow. In the event our Discretionary Cash Flow is insufficient for the purpose of funding any such dividends and our budgeted growth capital expenditures for such period, we may fund such shortfall (i) with additional borrowings under our ABL Facility, which as of September 30, 2023, had $396.2 million available (subject to the requirement that our availability, in the case of dividends, under the ABL Facility exceeds the greater of (x) 10% of the total commitments under the facility of $2.2 billion or (y) $200 million) or (ii) reduce our growth capital expenditures for such period. Any such additional borrowings under our ABL Facility will result in an increase in our interest expense for such period. Any such reduction in our growth capital expenditures may result in lower growth in our revenue-generating horsepower in future periods.

Contractual Obligations

Our material contractual obligations as of September 30, 2023 consisted of the following:

•	Long-term debt of $1.8 billion, which is due in March 2028; and

•

purchase commitments of $215.7 million, of which $182.9 million is expected to be settled within the next twelve months, primarily consisting of future commitments to purchase new compression units ordered but not received. See Note 13 (“Commitments and Contingencies”) to the condensed consolidated financial statements included elsewhere in this consent statement/prospectus.

Our material contractual obligations as of December 31, 2022 consisted of the following:

•

Long-term debt of $2.7 billion. Of such amount, $1.8 billion was outstanding under our ABL Facility and was, as of December 31, 2022, due in 2024. In March 2023, the maturity of the ABL Facility was extended to March 2028. The remainder of such amount was outstanding under our prior Term Loan, which was, as of December 31, 2022, due in 2027. In March 2023, the maturity of our prior Term Loan was extended to September 2028. This loan which was partially paid off with proceeds from the consummation of our IPO with remaining outstanding indebtedness assumed by an affiliate of Kodiak Holdings in July 2023; and

•

purchase commitments of $166.9 million due within 12 months, that primarily consist of commitments to purchase compression units. See Note 10 (“Commitments and Contingencies”) to Kodiak’s annual financial statements.

Other Commitments

As of September 30, 2023, other commitments include operating lease payments totaling $52.6 million.

As of December 31, 2022, other commitments include operating lease payments totaling $9.8 million.

Sources of Cash

Cash Flows

The following table summarizes our cash flows for the nine months ended September 30, 2023, and 2022 (in thousands):

	Nine Months Ended September 30,		$ Variance
	2023	2022
Net cash provided by operating activities	$203,699	$186,854	$16,845
Net cash used in investing activities	(144,563)	(191,770)	47,207
Net cash used in financing activities	(73,439)	(2,543)	(70,896)

Net decrease in cash and cash equivalents	$(14,303)	$(7,459)	$(6,844)

Operating Activities

The $16.8 million increase in net cash provided by operating activities for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022 was primarily due to a $38.9 million increase in Adjusted Gross Margin and an increase in cash received on derivatives of $65.3 million, partially offset by an increase of interest expense, net of $77.4 million; further impacted by changes in working capital, such as a decrease in inventory purchases of $10.1 million, an increase in contract liability of $10.8 million, an increase in accounts receivable, net of $26.4 million, and an increase in prepaid expenses and other current assets of $4.3 million.

Investing Activities

The $47.2 million decrease in net cash used in investing activities for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022 was primarily due to a $54.4 million decrease in growth capital expenditures offset by a $7.0 million decrease in proceeds from sale of assets and a $0.3 million increase in maintenance capital expenditures.

Financing Activities

The $70.9 million increase in net cash used in financing activities for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022 was primarily due to a decrease in borrowings on debt instruments of $652.6 million, an increase in payments on debt instruments of $475.9 million, an increase in offering costs of $9.2 million, an increase in payments of debt issuance cost of $5.0 million, and an increase in payment related to loss on extinguishment of debt of $1.8 million. This was offset by an increase in net proceeds from the IPO of $277.9 million and a decrease in equity distribution of $795.7 million.

Cash Flows

The following table summarizes our cash flows for the years ended December 31, 2022, and 2021 (in thousands):

	Year Ended December 31,
	2022	2021	$ Variance
Net cash provided by operating activities	$219,846	$249,978	$(30,132)
Net cash used in investing activities	(251,382)	(202,034)	(49,348)
Net cash provided by (used in) financing activities	23,172	(43,254)	66,426

Net (decrease) increase in cash and cash equivalents	$(8,364)	$4,690	$(13,054)

Operating Activities

The $30.1 million decrease in net cash provided by operating activities for the year ended December 31, 2022 compared to the year ended December 31, 2021 was primarily due to an $18.5 million decrease in net income, adjusted for non-cash items, which is mainly related to a $62.8 million increase in interest expense on additional borrowings; partially offset by an increase in income from operations, and an $11.7 million decrease in working capital, primarily consisting of an increase in inventory related to higher spare parts and component purchases in support of our operations; partially offset by an increase in accruals related to interest and other accrued expenditures.

Investing Activities

The $49.3 million increase in net cash used in investing activities for the year ended December 31, 2022 compared to the year ended December 31, 2021 was primarily due to a $57.4 million increase in cash paid for capital assets, mainly related to additional purchases of units and maintenance expenditures for compression equipment. This was offset by an $8.1 million increase in proceeds from the sale of assets.

Financing Activities

The $66.4 million change in net cash provided by financing activities for the year ended December 31, 2022 compared to the year December 31, 2021 was primarily due to an increase in borrowings on debt instruments of $1,050.0 million, a decrease in contributions by Kodiak Holdings of $24.0 million, and a decrease of $1.1 million in equity instrument distributions. This was offset by an $838.0 million increase in distributions to Kodiak Holdings (as discussed in Note 7 (“Debt and Credit Facilities”) to Kodiak’s annual financial statements), an increase in payments on debt instruments of $95.5 million, and an increase of $26.9 million payment of debt issuance cost.

Description of Indebtedness

ABL Facility

As of January 1, 2022, a wholly owned subsidiary of Kodiak had an ABL Facility with unaffiliated secured lenders and JPMorgan Chase Bank, N.A., as administrative agent. On March 22, 2023, wholly-owned subsidiaries of Kodiak entered into the ABL Credit Agreement, whereby the total facility (among other things) was increased to $2.2 billion and certain changes were made to our financial covenants and maturity date. On May 31, 2023, the ABL Credit Agreement was amended to, among other things, permit distributions of overallotment proceeds from the IPO and revise the terms related to the payment and prepayment of our prior Term Loan. On June 27, 2023, the ABL Credit Agreement was further amended to remove the ability to make distributions related to overallotment proceeds from the IPO and to instead require prepayment of the obligations and cash collateralization of any letter of credit exposure upon the issuance of any equity interests by Kodiak pursuant to the overallotment in the IPO. In connection with the IPO, the Company became a borrower under the ABL Facility. As of September 30, 2023, there was $14.7 million letters of credit outstanding under the ABL Facility. The maturity date of the ABL Facility is March 22, 2028. See Note 9 (“Debt and Credit Facilities”) to the unaudited condensed consolidated financial statements included elsewhere in this consent statement/prospectus. The ABL Credit Agreement requires that we meet certain financial ratios.

Commencing with the first fiscal quarter ended September 30, 2023, we must maintain an interest coverage ratio of not less than 2.50 to 1.00, determined as of the last day of each fiscal quarter.

Additionally, our Leverage Ratio (as defined in the ABL Credit Agreement), determined quarterly as of the last day of each fiscal quarter, may not exceed (i) 5.25 to 1.00 for the fiscal quarters ending September 30, 2023 and December 31, 2023, (ii) 5.00 to 1.00 for the fiscal quarter ending March 31, 2024, (iii) 4.75 to 1.00 for the fiscal quarter ending June 30, 2024, and (iv) 4.50 to 1.00 for each fiscal quarter ending on or after September 30, 2024.

All obligations under the ABL Facility are collateralized by essentially all the assets of the Company. We were in compliance with all covenants as of September 30, 2023 and December 31, 2022.

The ABL Credit Agreement also restricts the Company’s ability to: incur additional indebtedness and guarantee indebtedness; pay dividends or make other distributions or repurchase or redeem equity interests; prepay, redeem or repurchase certain debt; issue certain preferred units or similar equity securities; make loans and investments; sell, transfer or otherwise dispose of assets; incur liens; enter into transactions with affiliates; enter into agreements restricting the Company’s restricted subsidiaries’ ability to pay dividends; enter into certain swap agreements; amend certain organizational documents; enter into sale and leaseback transactions; and consolidate, merge or sell all or substantially all of the Company’s assets.

The applicable interest rate under the ABL Facility is (i) in the case of SOFR-based borrowings, the Term SOFR or Daily Simple SOFR rate then in effect (subject to a floor of 0%) plus 0.10% plus a spread that depends on our Leverage Ratio as of the most recent determination date ranging from 2.00% if our Leverage Ratio is less than or equal to 3.00:1.00 to 3.00% if our Leverage Ratio is greater than 5.50:1.00 and (ii) in the case of prime rate-based borrowings, the prime rate (subject to a floor of 2.5%) plus a spread that depends on our Leverage Ratio as of the most recent determination date ranging from 1.00% if our Leverage Ratio is less than or equal to 3.00:1.00 to 2.00% if our Leverage Ratio is greater than 5.50:1.00.

The applicable interest rates as of September 30, 2023 were 10.25% (prime rate plus 1.75%) and 8.28% (Term SOFR rate plus 0.10% plus 2.75%). The applicable interest rates as of December 31, 2022 were 9.50% (prime rate plus 2.00%) and 7.60% (Term SOFR rate plus 0.10% plus 3.00%). We pay an annualized commitment fee of 0.25% on the unused portion of our ABL Facility if borrowings are greater than 50% of total commitments and 0.50% on the unused portion on the ABL Facility if borrowings are less than 50% of total commitments.

On January 22, 2024, Kodiak, Kodiak Services and certain other subsidiaries of Kodiak entered into the Third Amendment, which amended the ABL Credit Agreement. The Third Amendment, among other things, amended certain provisions of the ABL Credit Agreement (i) to accommodate the consummation of the transactions contemplated by the merger agreement and (ii) to account for Kodiak’s organizational structure after giving effect to the transactions contemplated by the merger agreement.

Term Loan

As of January 1, 2022, a wholly owned subsidiary of Kodiak had a term loan (the “Term Loan”) pursuant to a credit agreement with unaffiliated unsecured lenders and Wells Fargo Bank, N.A., as administrative agent. On May 19, 2022, we entered into the Term Loan Credit Agreement (as amended from time to time, the “Term Loan Credit Agreement”) whereby we increased the aggregate commitments under our prior Term Loan from $400 million to $1 billion.

On March 31, 2023, our wholly owned subsidiary entered into the First Amendment to the Term Loan Credit Agreement, which extended the maturity date to September 22, 2028.

On July 3, 2023, we used the net proceeds of our IPO, together with the proceeds resulting from the termination of the Company’s interest rate swaps and collars attributable to our prior Term Loan and borrowings under our ABL Facility, to repay $300 million of borrowings outstanding under our prior Term Loan. In connection with the IPO, all of the Company’s and its subsidiaries’ remaining obligations under our prior Term Loan were assumed by a parent entity of Kodiak Holdings, and the Company’s obligations thereunder were terminated. As a result, the Company is no longer a borrower or guarantor under, nor otherwise obligated with respect to the debt outstanding, under our prior Term Loan.

We were in compliance with all financial covenants as of December 31, 2022 and through the date of termination. The applicable interest rates were 12.16% and 10.67% as of June 30, 2023 and December 31, 2022, respectively.

2029 Notes Indenture

On February 2, 2024, Kodiak Services consummated the Minimum Debt Financing by issuing $750,000,000 aggregate principal amount of 7.250% senior notes due 2029 (the “Kodiak Notes”), pursuant to an indenture, dated February 2, 2024 (the “Indenture”), by and among Kodiak Services, Kodiak, certain other subsidiary guarantors party thereto, and U.S. Bank Trust Company, National Association, as trustee.

In the event that the Mergers are not consummated on or prior to January 1, 2025, or at any time prior to January 1, 2025, the merger agreement is terminated without the consummation of the Mergers, Kodiak Services will redeem all of the Kodiak Notes at a price equal to 100% of issue price of the Kodiak Notes plus accrued and unpaid interest to, but excluding, the redemption date. At any time prior to February 15, 2026, Kodiak Services may, on any one or more occasions, redeem all or part of the Kodiak Notes, at a redemption price equal to 100% of the principal amount of the Kodiak Notes plus a “make-whole” premium plus accrued and unpaid interest, if any, to, but not including, the redemption date. At any time prior to February 15, 2026, Kodiak Services may also redeem up to 40% of the aggregate principal amount of the Kodiak Notes with an amount of cash not greater than the net cash proceeds from one or more equity offerings, at a redemption price of 107.250% of the principal amount of the Kodiak Notes to be redeemed, plus accrued and unpaid interest, if any, to, but not including, the redemption date, as long as at least 50% of the aggregate principal amount of the Kodiak Notes originally issued remains outstanding after each such redemption and the redemption occurs within 180 days after the date of the closing of such equity offering. On or after February 15, 2026, Kodiak Services may, on any one or more occasions, redeem all or part of the Kodiak Notes at the following redemption prices: 103.625% beginning on February 15, 2026; 101.813% beginning on February 15, 2027; and 100.000% beginning on February 15, 2028.

The Indenture contains certain covenants that limit the ability of the Kodiak and its restricted subsidiaries, including Kodiak Services, to make distributions on, purchase or redeem the Kodiak’s equity interests or repurchase or redeem contractually subordinated indebtedness; make certain investments; incur or guarantee additional indebtedness, issue any disqualified stock, or issue other preferred securities (other than non-economic preferred securities); create or incur certain liens to secure indebtedness; sell or otherwise dispose of assets; consolidate with or merge with or into another person; enter into transactions with affiliates; and create unrestricted subsidiaries. If the Kodiak Notes achieve an investment grade rating from any two of Moody’s Investors Service, Inc., S&P Global Ratings and Fitch Ratings, Inc. and no default under the Indenture exists, many of the foregoing covenants will terminate. If Kodiak or Kodiak Services experiences certain kinds of changes of control and Moody’s, S&P or Fitch decreases their rating of the Kodiak Notes as a result thereof within 60 days, holders of the Kodiak Notes will be entitled to require Kodiak Services to repurchase all or any part of that holder’s notes at a price of 101% of the aggregate principal amount of the notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to the date of settlement. The Indenture also contains customary events of default.

Derivatives and Hedging Activities

To mitigate a portion of the exposure to fluctuations in the variable interest rate of the ABL Facility and our prior Term Loan, we have entered into various derivative instruments.

Our interest rate swaps exchange variable interest rates for fixed interest rates. We have not designated any derivative instruments as hedges for accounting purposes and do not enter into such instruments for speculative or trading purposes. See Note 10 (“Derivative Instruments”) to the condensed consolidated financial statements included elsewhere in this consent statement/prospectus.

Parent Entity Distribution

On June 27, 2023, we made a cash distribution of $42.3 million to a parent entity of Kodiak Holdings prior to the consummation of the IPO, of which $11.0 million was funded with cash on hand and $31.3 million was funded with borrowings under the ABL Facility.

Non-GAAP Financial Measures

Management uses a variety of financial and operating metrics to analyze our performance. These metrics are significant factors in assessing our operating results and profitability and include the non-GAAP financial measures of Adjusted Gross Margin, Adjusted Gross Margin Percentage, Adjusted EBITDA, Adjusted EBITDA Percentage, Discretionary Cash Flow and Free Cash Flow.

Adjusted Gross Margin and Adjusted Gross Margin Percentage

Adjusted Gross Margin is a non-GAAP financial measure. We define Adjusted Gross Margin as revenue less cost of operations, exclusive of depreciation and amortization expense. We define Adjusted Gross Margin Percentage as Adjusted Gross Margin divided by total revenues. We believe that Adjusted Gross Margin is useful as a supplemental measure of our operating profitability. Adjusted Gross Margin is impacted primarily by the pricing trends for service operations and cost of operations, including labor rates for service technicians, volume and per compression unit costs for lubricant oils and coolants, quantity and pricing of routine preventative maintenance on compression units and property tax rates on compression units. Adjusted Gross Margin should not be considered an alternative to, or more meaningful than, gross margin or any other measure of financial performance presented in accordance with GAAP. Moreover, Adjusted Gross Margin as presented may not be comparable to similarly titled measures of other companies. Because we capitalize assets, depreciation and amortization of equipment is a necessary element of our costs. To compensate for the limitations of Adjusted Gross Margin as a measure of our performance, we believe that it is important to consider gross margin determined under GAAP, as well as Adjusted Gross Margin, to evaluate our operating profitability.

Adjusted Gross Margin for Compression Operations

	Nine Months Ended September 30,		Year Ended December 31,
	2023	2022	2022	2021
	(in thousands)		(in thousands)
Total revenues	$545,989	$483,965	$654,957	$583,070
Cost of sales (excluding depreciation and amortization)	(193,257)	(167,145)	(225,715)	(192,813)
Depreciation and amortization	(136,414)	(129,913)	(174,463)	(160,045)

Gross margin	$216,318	$186,907	$254,779	$230,212

Gross margin percentage	39.6%	38.6%	38.9%	39.5%
Depreciation and amortization	136,414	129,913	174,463	160,045

Adjusted Gross Margin	$352,732	$316,820	$429,242	$390,257
Adjusted Gross Margin Percentage(1)	64.6%	65.5%	65.5%	66.9%

(1)	Calculated using Adjusted Gross Margin for Compression Operations as a percentage of total Compression Operations revenues.

Adjusted Gross Margin for Other Services

	Nine Months Ended September 30,		Year Ended December 31,
	2023	2022	2022	2021
	(in thousands)		(in thousands)
Total revenues	$78,412	$44,172	$52,956	$23,305
Cost of sales (excluding depreciation and amortization)	(65,907)	(34,638)	(41,636)	(17,364)
Depreciation and amortization	—	—	—	—
Gross margin	$12,505	$9,534	$11,320	$5,941
Gross margin percentage	15.9%	21.6%	21.4%	25.5%
Depreciation and amortization	—	—	—	—
Adjusted Gross Margin	$12,505	$9,534	$11,320	$5,941
Adjusted Gross Margin Percentage(1)	15.9%	21.6%	21.4%	25.5%

(1)	Calculated using Adjusted Gross Margin for Other Services as a percentage of total Other Services revenues.

Adjusted EBITDA and Adjusted EBITDA Percentage

We define Adjusted EBITDA as net income (loss) before interest expense, net: income tax expense (benefit); and depreciation and amortization; plus (i) loss on extinguishment of debt; (ii) loss (gain) on derivatives; (iii) equity compensation expense; (iv) transaction expenses; (v) gain (loss) on sale of capital assets; and (vi) impairment of compression equipment. We define Adjusted EBITDA Percentage as Adjusted EBITDA divided by total revenues. Adjusted EBITDA and Adjusted EBITDA Percentage are used as supplemental financial measures by our management and external users of our financial statements, such as investors, commercial banks and other financial institutions, to assess:

•	the financial performance of our assets without regard to the impact of financing methods, capital structure or historical cost basis of our assets;

•	the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;

•	the ability of our assets to generate cash sufficient to make debt payments and pay dividends; and

•	our operating performance as compared to those of other companies in our industry without regard to the impact of financing methods and capital structure.

We believe that Adjusted EBITDA and Adjusted EBITDA Percentage provide useful information because, when viewed with our GAAP results and the accompanying reconciliation, they provide a more complete understanding of our performance than GAAP results alone. We also believe that external users of our financial statements benefit from having access to the same financial measures that management uses in evaluating the results of our business.

Adjusted EBITDA and Adjusted EBITDA Percentage should not be considered as alternatives to, or more meaningful than, revenues, net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP as measures of operating performance and liquidity. Moreover, our Adjusted EBITDA and Adjusted EBITDA Percentage as presented may not be comparable to similarly titled measures of other companies.

Given we are a capital intensive business, depreciation, impairment of compression equipment and the interest cost of acquiring compression equipment are necessary elements of our costs. To compensate for these items, we believe that it is important to consider both net income and net cash provided by operating activities determined under GAAP, as well as Adjusted EBITDA and Adjusted EBITDA Percentage, to evaluate our financial performance and our liquidity. Our Adjusted EBITDA and Adjusted EBITDA Percentage exclude some, but not all, items that affect net income and net cash provided by operating activities, and these measures may vary among companies. Management compensates for the limitations of Adjusted EBITDA and Adjusted EBITDA Percentage as an analytical tool by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating this knowledge into management’s decision-making processes.

The following table reconciles net income, the most directly comparable GAAP financial measure, to Adjusted EBITDA, its most directly comparable Non-GAAP financial measure, for each of the periods presented (in thousands):

	Nine Months Ended September 30,		Year Ended December 31,
	2023	2022	2022	2021
Net income	$26,940	$104,356	$106,265	$180,963
Interest expense, net	182,030	104,616	165,867	84,640
Income tax expense (benefit)	9,765	32,496	33,092	(58,573)
Depreciation and amortization	136,414	129,913	174,463	160,045
Loss on extinguishment of debt	6,757	—	—	—
Gain on derivatives	(42,080)	(76,972)	(83,116)	(18,174)
Equity compensation expense(1)	3,452	619	971	1,224
Transaction expenses(2)	1,713	1,600	2,370	1,351
(Gain) loss on sale of capital assets	(721)	(825)	(874)	426
Impairment of compression equipment(3)	—	—	—	9,107

Adjusted EBITDA	$324,270	$295,803	$399,038	$361,009

Adjusted EBITDA Percentage	51.9%	56.0%	56.4%	59.5%

(1)

For the nine months ended September 30, 2023, and 2022, there were $3.4 million and $0.6 million, respectively, of non-cash adjustments for equity compensation expense. For the years ended December 31, 2022 and 2021, there were $1.0 million and $1.2 million, respectively, of non-cash adjustments for equity compensation expense related to the time-based vested shares.

(2)	Represents certain costs associated with non-recurring professional services, our equity owners’ expenses and other costs.
(3)	Represents non-cash charges incurred to write down long-lived assets with recorded values that are not expected to be recovered through future cash flows.

The following table reconciles net cash provided by operating activities to Adjusted EBITDA for each of the periods presented (in thousands):

	Nine Months Ended September 30,		Year Ended December 31,
	2023	2022	2022	2021
Net cash provided by operating activities	$203,699	$186,854	$219,846	$249,978
Interest expense, net	182,030	104,616	165,867	84,640
Income tax expense (benefit)	9,765	32,496	33,092	(58,573)
Deferred tax provision (benefit)	(6,312)	(26,807)	(27,301)	60,972
Cash (received) paid on derivatives	(55,631)	9,704	4,247	22,653
Loss on extinguishment of debt	2,398	—	—	—
Transaction expenses(1)	1,713	1,600	2,370	1,351
Other(2)	(16,814)	(11,978)	(17,130)	(6,406)
Change in operating assets and liabilities	3,422	(682)	18,047	6,394

Adjusted EBITDA	$324,270	$295,803	$399,038	$361,009

(1)	Represents certain costs associated with non-recurring professional services, our equity owners’ expenses and other costs.
(2)	Includes amortization of debt issuance costs, non-cash lease expense, provision for credit losses and inventory reserve.

Discretionary Cash Flow

We define Discretionary Cash Flow as net cash provided by operating activities less (i) maintenance capital expenditures; (ii) gain (loss) on sale of capital assets; (iii) certain changes in operating assets and liabilities; and (iv) certain other expenses; plus (x) cash loss on extinguishment of debt; and (y) transaction expenses. We believe Discretionary Cash Flow is a useful liquidity and performance measure and supplemental financial measure for us in assessing our ability to pay cash dividends to our stockholders, make growth capital expenditures and assess our operating performance. Our ability to pay dividends is subject to limitations due to restrictions contained in our ABL Credit Agreement as further described elsewhere herein. Discretionary Cash Flow is presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP, such as revenues, net income, operating income (loss) or cash flows from operating activities. Discretionary Cash Flow as presented may not be comparable to similarly titled measures of other companies.

Free Cash Flow

We define Free Cash Flow as net cash provided by operating activities less (i) maintenance capital expenditures; (ii) gain (loss) on sale of capital assets; (iii) certain changes in operating assets and liabilities; (iv) certain other expenses; and (v) net growth capital expenditures; plus (x) cash loss on extinguishment of debt; (y) transaction expenses; and (z) proceeds from sale of capital assets. We believe Free Cash Flow is a liquidity measure and useful supplemental financial measure for us in assessing our ability to pursue business opportunities and investments to grow our business and to service our debt. Free Cash Flow is presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP, such as revenues, net income (loss), operating income (loss) or cash flows from operating activities. Free Cash Flow as presented may not be comparable to similarly titled measures of other companies.

The following table reconciles net cash provided by operating activities, to Discretionary Cash Flow and Free Cash Flow, for each of the periods presented (in thousands):

	Nine Months Ended September 30,		Year Ended December 31,
	2023	2022	2022	2021
Net cash provided by operating activities	$203,699	$186,854	$219,846	$249,978
Maintenance capital expenditures(1)	(28,056)	(27,771)	(48,313)	(38,088)
Loss on extinguishment of debt	2,398	—	—	—
Transaction expenses(2)	1,713	1,600	2,370	1,351
(Gain) loss on sale of capital assets	(721)	(825)	(874)	426
Change in operating assets and liabilities	3,422	(682)	18,047	6,394
Other(3)	(4,833)	(1,700)	(2,529)	112

Discretionary Cash Flow	$177,622	$157,476	$188,547	$220,173

Growth capital expenditures(4)(5)	(124,015)	(163,162)	(212,953)	(170,806)
Proceeds from sale of capital assets	1,055	8,023	8,082	13

Free Cash Flow	$54,662	$2,337	$(16,324)	$49,380

(1)

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Kodiak—Liquidity and Capital Resources—Cash Requirements—Capital Expenditures” for information regarding amounts designated as maintenance capital expenditures.

(2)	Represents certain costs associated with non-recurring professional services, our equity owners’ expenses and other costs.
(3)	Includes non-cash lease expense, provision for credit losses and inventory reserve.
(4)

For the nine months ended September 30, 2023 and 2022, growth capital expenditures includes a $6.5 million increase and a $8.8 million decrease in accrued capital expenditures, respectively. For the years ended December 31, 2022 and 2021, growth capital expenditures includes a $1.9 million and $7.0 million increase in accrued capital expenditures, respectively.

(5)

For the nine months ended September 30, 2023 and 2022, there were $10.7 million and $3.9 million of non-unit growth capital expenditures, respectively. Remaining amounts for the nine months ended September 30, 2023 and 2022 represent growth capital expenditures to expand our compression fleet. For the years ended December 31, 2022 and 2021, there were $7.4 million and $4.4 million of non-unit growth capital expenditures, respectively. Remaining amounts for the years ended December 31, 2022 and 2021 represent growth capital expenditures to expand the operating capacity of the Company. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Kodiak—Liquidity and Capital Resources—Cash Requirements—Capital Expenditures” for information regarding amounts designated as growth capital expenditures.

The following table reconciles net income to Discretionary Cash Flow and Free Cash Flow, for each of the periods presented (in thousands):

	Nine Months Ended September 30,		Year Ended December 31,
	2023	2022	2022	2021
Net income	$26,940	$104,356	$106,265	$180,963
Depreciation and amortization	136,414	129,913	174,463	160,045
Change in fair value of derivatives	13,551	(86,676)	(87,363)	(40,827)
Loss on extinguishment of debt	6,757	—	—	—
Deferred tax provision (benefit)	6,312	26,807	27,301	(60,972)
Amortization of debt issuance costs	11,260	9,453	13,727	6,944
Equity compensation expense(1)	3,452	619	971	1,224
Transaction expenses(2)	1,713	1,600	2,370	1,351
Impairment of compression equipment(3)	—	—	—	9,107
(Gain) loss on sale of capital assets	(721)	(825)	(874)	426
Maintenance capital expenditures(4)	(28,056)	(27,771)	(48,313)	(38,088)

Discretionary Cash Flow	$177,622	$157,476	$188,547	$220,173
Growth capital expenditures(5)(6)	(124,015)	(163,162)	(212,953)	(170,806)
Proceeds from sale of capital assets	1,055	8,023	8,082	13

Free Cash Flow	$54,662	$2,337	$(16,324)	$49,380

(1)

For the nine months ended September 30, 2023 and 2022, there were $3.4 million and $0.6 million, respectively, of non-cash adjustments for equity compensation expense. For the years ended December 31, 2022 and 2021, there were $1.0 million and $1.2 million, respectively, of non-cash adjustments for equity compensation expense related to the Company’s time-based vested shares.

(2)	Represents certain costs associated with non-recurring professional services, our equity owners’ expenses and other costs.
(3)	Represents non-cash charges incurred to write down long-lived assets with recorded values that are not expected to be recovered through future cash flows.
(4)

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Kodiak—Liquidity and Capital Resources—Cash Requirements—Capital Expenditures” for information regarding amounts designated as maintenance capital expenditures.

(5)

For the nine months ended September 30, 2023 and 2022, growth capital expenditures include a $6.5 million increase and a $8.8 million decrease in the change in accrued capital expenditures, respectively. For the years ended December 31, 2022 and 2021, growth capital expenditures includes a $1.9 million and $7.0 million increase in accrued capital expenditures, respectively.

(6)

For the nine months ended September 30, 2023 and 2022, there were $10.7 million and $3.9 million of non-unit growth capital expenditures, respectively. Remaining amounts for the nine months ended September 30, 2023 and 2022 represent growth capital expenditures to expand our operating capacity. For the years ended December 31, 2022 and 2021, there were $7.4 million and $4.4 million of non-unit growth capital expenditures, respectively. Remaining amounts for the years ended December 31, 2022 and 2021 represent growth capital expenditures to expand the operating capacity of the Company. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Kodiak—Liquidity and Capital Resources—Cash Requirements—Capital Expenditures” for information regarding amounts designated as growth capital expenditures.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations is based upon certain financial estimates, judgments and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the periods presented. We base our estimates on historical experience, available information and various other assumptions we believe to be reasonable under the circumstances. On an ongoing basis, we evaluate our estimates; however, actual results may differ from these estimates under different assumptions or conditions. The accounting policies that we believe require management’s most difficult, subjective or complex judgments and are the most critical to its reporting of results of operations and financial position are as follows:

Revenue Recognition over Time

The Company enters into contracts to provide compressor station construction services to customers under its Other Services segment. Construction service contracts consist of a highly integrated set of tasks and components and accordingly are accounted for as a single performance obligation. Because the Company’s performance creates and enhances assets that are controlled by customers, the Company recognizes construction services revenue over time.

The measure of progress used to recognize construction services revenue is a cost-to-cost measure of progress because it most faithfully depicts the Company’s performance on the contract. Under the cost-to-cost measure of progress, the percentage of completion of each contract is measured based on the transaction price and the ratio of actual costs incurred to total estimated costs expected for the construction services. This input method requires management to estimate total future costs to complete a construction project, such as labor, raw materials, and subcontract costs.

Estimates are based on conditions and information available at the time the estimate is made, as well as the knowledge and experience of the Company’s engineers, project managers, and financial professionals. Factors that must be considered in estimating the total costs to be incurred under a construction services contract include labor productivity and availability, the nature and complexity of work to be performed, the impact of change orders, availability of raw materials and the impact of delayed performance. Events or changes in circumstances can cause management’s estimates to be revised, which may result in significant adjustments to revenue amounts previously recognized. If changes to the scope of services or estimates of total cost occur, an adjustment to the transaction price or total estimated cost is recognized in the period of change.

Business Combinations and Goodwill

Goodwill acquired in connection with business combinations represents the excess of consideration over the fair value of net assets acquired. Certain assumptions and estimates are employed in determining the fair value of assets acquired and liabilities assumed. Goodwill is not amortized, but is reviewed for impairment annually, or more frequently if impairment indicators arise that suggest the carrying value of goodwill may not be recovered.

Goodwill - Impairment Assessments

We evaluate goodwill for impairment annually and whenever events or changes indicate that it is more likely than not that the fair value at the reporting unit level could be less than its carrying value (including goodwill). We estimate the fair value based on a number of factors, including macroeconomic conditions, industry and market considerations, cost factors, overall financial performance and Company specific events. Estimating projected cash flows requires us to make certain assumptions as it relates to future operating performance.

Application of the goodwill impairment test requires judgments, including a qualitative assessment to determine whether there are any impairment indicators, and determining the fair value of the reporting unit. A number of significant assumptions and estimates are involved in the application of the income approach to forecast future cash flows, including revenue and operating income growth rates, discount rates and other factors. While we believe that our estimates of current value are reasonable, if actual results differ from the estimates and judgments used, including such items as future cash flows and the volatility inherent in markets which we serve, impairment charges against the carrying value of those assets could be required in the future.

No events or circumstances occurred that indicated that the fair value of the entity may be below its carrying amount; therefore, no goodwill impairment was recorded for the three and nine months ended September 30, 2023 and 2022 or the years ended December 31, 2022 and 2021.

Impairment of Long-Lived Assets

Long-lived assets, including property, plant, and equipment, and other finite-lived identifiable intangible assets, are reviewed for impairment whenever events or changes in circumstances, including the removal of compression units from our active fleet, indicate that the carrying amount of an asset may not be recoverable. Such events and changes may include significant changes in performance relative to expected operating results, significant changes in asset use, significant negative industry or economic trends, and changes in our business strategy, among others. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to estimated future undiscounted net cash flows expected to be generated by the asset.

Impairment losses are recognized in the period in which the impairment occurs and represent the excess of the asset carrying value over its fair value estimated future undiscounted net cash flows. No impairment was recorded for the three and nine months ended September 30, 2023 and 2022 or the year ended December 31, 2022. In December 2021, certain compression equipment was identified as not being part of our ongoing operations. As such, a recoverability assessment was performed, and fair value was assessed using a combination of market and cost approached. Based on the assessed fair value an impairment expense of $9.1 million was recorded for the year end December 31, 2021.

Estimated Useful Lives of Property, Plant and Equipment

Property, plant and equipment is carried at cost. Depreciation is computed on a straight-line basis using useful lives that are estimated based on assumptions and judgments that reflect both historical experience and expectations regarding future use of our assets. The use of different assumptions and judgments in the calculation of depreciation, especially those involving useful lives, would result in significantly different net book values of our assets and results of operations.

Commitments and Contingencies

From time to time, we may be involved in various claims and litigation arising in the ordinary course of business. Additionally, our compliance with state and local sales tax regulations is subject to audit by various taxing authorities. Certain taxing authorities have either claimed or issued an assessment that specific operational processes, which we and others in our industry regularly conduct, result in transactions that are subject to state sales taxes. We and others in our industry have disputed these claims and assessments based on either existing tax statutes or published guidance by the taxing authorities.

We utilize both internal and external counsel in evaluating our potential exposure to adverse outcomes from orders, judgments or settlements. While we are unable to predict the ultimate outcome of these actions, the accounting standard for contingencies requires management to make judgments about future events that are inherently uncertain. We are required to record a loss during any period in which we believe a contingency is probable and can be reasonably estimated. To the extent that actual outcomes differ from our estimates, or additional facts and circumstances cause us to revise our estimates, our earnings will be affected. We record legal costs as incurred, and all recorded legal liabilities are revised, as required, as better information becomes available to us.

As of September 30, 2023, based on the information currently available, we have accrued a contingent liability of approximately $28.7 million relating to the Sales Tax Audit for the periods currently under audit classified in accrued liabilities on the consolidated balance sheet.

As of September 30, 2023, there are no other legal matters for which resolution could have a material adverse effect on the consolidated financial statements.

Fair Value of Derivative Instruments

We use any of three valuation approaches to measure fair value: the market approach, the income approach, and the cost approach in determining the appropriate valuation methodologies based on the nature of the asset or liability being measured and the reliability of the inputs used in arriving at fair value.

We record derivative instruments at fair value using level 2 inputs of the fair value hierarchy. The interest rate swaps and interest rate collars are valued using a discounted cash flow analysis on the expected cash flows of each derivative using observable inputs from actively quoted public markets, including interest rate curves and credit spreads.

As of September 30, 2023, $51.8 million was recorded for the fair value of the asset of the derivative instruments compared to $65.3 million asset of the derivative instruments recorded as of December 31, 2022.

Recently Adopted Accounting Pronouncements

In June 2016, the Financial Accounting Standards Board issued Accounting Standards Update 2016-13, Financial Instruments—Credit Losses (“Topic 326”): Measurement of Credit Losses on Financial Instruments, which changes the impairment model for financial assets measured at amortized cost and certain other instruments, including trade and other receivables, held-to-maturity debt securities and loans, and requires entities to use a new current expected credit loss model that will result in earlier recognition of allowance for losses. The Company adopted this Topic 326 on January 1, 2023. The adoption of this amendment did not have a material impact on the Company’s unaudited condensed consolidated financial statements.

Qualitative and Quantitative Disclosures About Market Risk

Interest Rate Risk

Our primary exposure to interest rate risk results from outstanding borrowings under the ABL Facility, which has a floating interest rate component. We use interest rate derivative instruments to manage our exposure to fluctuations in these variable interest rate components.

As of September 30, 2023 and December 31, 2022, we had $1.789 billion and $1.754 billion, respectively, outstanding under the ABL Facility and $1.225 billion and $1.325 billion outstanding and effective notional amounts of floating to fixed interest rate swaps, respectively, which we attribute to our borrowings under our ABL Facility. Excluding the effect of interest rate swaps, the average annualized interest rate incurred on the ABL Facility for borrowings during the nine months ended September 30, 2023 was approximately 8.25% and we estimate that a 1.0% increase in the applicable average interest rates for the nine months ended September 30, 2023 would have resulted in an estimated $13.4 million increase in ABL-related interest expense.

Counterparty Risk

Our credit exposure generally relates to receivables for services provided and a counterparty’s failure to meet its obligations under a derivatives contract with the Company. If any significant customer of ours should have credit or financial problems resulting in a delay or failure to pay the amount it owes us, it could have a material adverse effect on our business, financial condition, results of operations and cash flows. Additionally, if any significant vendor of ours should have financial problems or operational delays, it could have a material adverse effect on our business, financial condition, results of operations and cash flows. For example, an affiliate of one of our customers in the Powder River Basin has been undergoing a bankruptcy proceeding since 2019. Such customer has from time to time been late in remitting payment for our compression services, which we have continued to deliver, and we are pursuing prompt payment of the amount owed.

We do not believe the amount owed presents any material concentration risk. If payment is not timely remitted, we expect to suspend services to such customer. During the three months ended September 30, 2023, the Company recorded bad debt expense of $2.0 million related to the collectability of outstanding receivables.

The Company uses credit and other financial criteria to evaluate the credit standing of, and to select, counterparties to its derivative instruments. Although the Company does not obtain collateral or otherwise secure the fair value of its derivative instruments, associated credit risk is mitigated by the Company’s risk management policies and procedures.

Concentration Risk

For the nine months ended September 30, 2023 and year ended December 31, 2022, our four largest customers accounted for approximately 38% and 39%, respectively, of our recurring revenues, with no single customer accounting for more than 14% for both ending periods. If any significant customer of ours should discontinue their partnership with us, it could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Commodity Price Risk

Market risk is the risk of loss arising from adverse changes in market rates and prices. We do not take title to any natural gas or oil in connection with our services and, accordingly, have no direct exposure to fluctuating commodity prices. However, the demand for our Compression Operations depends upon the continued demand for, and production of, natural gas and oil. Sustained low natural gas or oil prices over the long term could result in a decline in the production of natural gas or oil, which could result in reduced demand for our Compression Operations.

Internal Controls and Procedures

Effectiveness of Internal Control over Financial Reporting

We are not currently required to comply with the SEC’s rules implementing Section 404 of the Sarbanes-Oxley Act and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. We will be required to comply with the SEC’s rules implementing Section 302 of the Sarbanes-Oxley Act, which will require our management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. We will not be required to make our first assessment of the effectiveness of our internal control over financial reporting under Section 404 until our second annual report on Form 10-K. Further, our independent registered public accounting firm is not yet required to formally attest to the effectiveness of our internal controls over financial reporting, and will not be required to do so for as long as we are an “emerging growth company” pursuant to the provisions of the JOBS Act.

Evaluation of Disclosure Controls and Procedures

Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by an issuer in the reports that it files or submits under the Exchange Act is accumulated and communicated to the issuer’s management, including its principal executive and financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure. Our management, with the participation and supervision of our Chief Executive Officer and our Chief Financial Officer, have evaluated our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) as of September 30, 2023. Based on that evaluation, our Chief Executive Officer and Chief Financial Officer have concluded that, as of September 30, 2023, our disclosure controls and procedures were not effective due to the material weakness in our internal control over financial reporting described below. However, after giving full consideration to such material weakness, and the additional analyses and other procedures that we performed to ensure that our condensed consolidated financial statements for the quarterly period ended September 30, 2023 were prepared in accordance with U.S. GAAP, our management has concluded that our consolidated financial statements present fairly, in all material respects, our financial position, results of operations and cash flows for the periods disclosed in conformity with U.S. GAAP.

Management has determined that the Company had a material weakness in its internal control over financial reporting. A material weakness is defined as a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. We did not maintain effective internal control over the proper inclusion of an out of period adjustment in the preparation of comparable interim unaudited condensed consolidated financial statements, which resulted in an adjustment to our derivative interest rate swaps for the period ended March 31, 2022.

Remediation Plan

We have begun the process of, and we are focused on, measures to remediate the material weakness related to out of period adjustments in the comparable interim unaudited condensed financial statements. Our internal control remediation efforts include the following:

•	we have evaluated closing entries within each respective historical period and account balance by formally documenting and tracking out of period adjustments.

•

we have enhanced our assessment of out of period adjustments for inclusion in comparable interim unaudited condensed financial statements to ensure transactions are recorded in the appropriate reporting period.

•

we engaged an outside firm to assist management with (i) reviewing our current processes, procedures, and systems and assessing the design of controls to identify opportunities to enhance the design of controls that would address relevant risks identified by management, and (ii) enhancing and implementing protocols to retain sufficient documentary evidence of operating effectiveness of such controls.

We cannot provide any assurance that such remedial measures, or any other remedial measures we take, will be effective.

Changes in Internal Control Over Financial Reporting

We are taking actions to remediate the material weaknesses relating to our internal control over financial reporting. Except as otherwise described above, there were no changes in our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) during the quarter ended September 30, 2023 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Executive Compensation of Kodiak

We are currently considered an “emerging growth company” within the meaning of the Securities Act for purposes of the SEC’s executive compensation disclosure rules. Accordingly, we are required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year End Table, as well as limited narrative disclosures regarding executive compensation for our last completed fiscal year. Further, our reporting obligations extend only to the following “Named Executive Officers,” which are the individuals who served as our principal executive officer during the fiscal year ended December 31, 2023 (the “2023 Fiscal Year”) and our next two most highly compensated executive officers at the end of the 2023 Fiscal Year.

Name	Principal Position
Mickey McKee	President and Chief Executive Officer
John Griggs	Executive Vice President and Chief Financial Officer
Chad Lenamon	Executive Vice President and Chief Operations Officer

2023 Summary Compensation Table

The following table summarizes the compensation awarded to, earned by or paid to our Named Executive Officers for the 2023 Fiscal Year and the fiscal year ended December 31, 2023 (the “2022 Fiscal Year”).

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	All Other Compensation ($) (6)	Total ($)
Mickey McKee	2023	697,692	—	3,111,375	—	1,008,000	65,701	4,882,768
President and Chief Executive Officer	2022	650,635	150,000	—	111,250	685,819	36,753	1,634,457
John Griggs (7)	2023	425,000	75,000	1,033,413	—	660,000	39,743	2,233,156
Executive Vice President and Chief Financial Officer	2022	—	—	—	—	—	—	—
Chad Lenamon	2023	396,862	—	829,700	—	660,000	48,973	1,935,535
Executive Vice President and Chief Operations Officer	2022	341,662	150,000	—	111,250	271,143	39,900	913,955

(1)	Amounts in this column reflect the base salary earned by each Named Executive Officer in each of the 2023 Fiscal Year and 2022 Fiscal Year.
(2)	Amounts in this column reflect discretionary one-time bonuses earned by each Named Executive Officer in each of the 2023 Fiscal Year and 2022 Fiscal Year.
(3)

Amounts reported in this column represent the grant date fair value of restricted stock unit awards and performance stock unit awards granted to our Named Executive Officers pursuant to the Omnibus Plan (as defined below) on July 3, 2023. The amounts shown in this column were computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 718. See Note 12 (“Stockholders’ Equity—2023 Omnibus Incentive Plan”) to Kodiak’s financial statements as of and for the three months ended September 30, 2023 for details. The value of the performance stock units reported in the Stock Awards column is based on the probable outcome of the performance conditions (at the award date) in accordance with ASC Topic 718 assuming no forfeitures. For performance stock units awarded in 2023, the values assuming the highest level of performance conditions will be achieved are: $3,600,000 for Mr. McKee, $1,080,000 for Mr. Griggs, and $960,000 for Mr. Lenamon. These amounts do not necessarily correspond to the actual value that will be realized by our Named Executive Officers.

(4)

Amounts reported in this column reflect the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of Class B Units of Kodiak Holdings granted to each Named Executive Officer during the 2022 Fiscal Year. In connection with the consummation of the IPO, each Class B Unit granted to Named Executive Officers of Kodiak Holdings was exchanged on a one-for-one basis for Class B Units of Frontier Upper Tier Partnership, LP, an affiliate of EQT (“Frontier Holdings”). The Class B Units represent membership interests in Frontier Holdings that are intended to constitute profits interests for federal income tax purposes. Despite the fact that the Class B Units do not require the payment of an exercise price, they are most similar economically to stock options. Accordingly, they are classified as “options” under the definition provided in Item 402(a)(6)(i) of Regulation S-K as an instrument with an “option-like feature.” See Note 12 (“Stockholders’ Equity—Class B and C Profits Interests”) to Kodiak’s annual financial statements for details.

(5)

The Company maintains long-term and short-term cash-based incentive compensation plans with a one-year performance period. In December 2023, Messrs. Griggs and Lenamon elected to receive restricted stock units in lieu of cash payments under the Company’s Cash LTIP (as defined below). The amounts set forth in this filing for each Named Executive Officer are broken down as follows: (i) for Mr. McKee, $1,008,000 (all under the Company’s STIP (as defined below)); (ii) for Mr. Griggs, $660,000 ($150,000 of which was earned under the Company’s Cash LTIP (as defined below) and $510,000 of which was earned under the Company’s STIP); and (iii) for Mr. Lenamon, $660,000 ($180,000 of which was earned under the Company’s Cash LTIP and $480,000 of which was earned under the Company’s STIP). Please see the “Narrative Disclosure to Summary Compensation Table” below for more details regarding the Company’s long-term and short-term cash-based incentive compensation plans.
(6)

Amounts in this column reflect truck allowances, dividend payments, individual disability insurance premiums, relocation, group term life insurance premiums, and 401(k) plan employer matching contributions.

(7)	Mr. Griggs has served as the Company’s Executive Vice President and Chief Financial Officer since January 2023.

Narrative Disclosure to Summary Compensation Table

Base Salary

Messrs. McKee, and Lenamon’s annualized base salaries in 2023 initially were $660,000 and $345,600, respectively, and then increased to $700,000 and $400,000, respectively, later in 2023. Mr. Griggs’s annualized base salary in 2023 was $425,000.

Long-Term and Short-Term Cash Incentive Compensation

In 2023, our Named Executive Officers were eligible for discretionary bonuses under our long-term and short-term cash-based incentive compensation plan. Under our long-term incentive cash-based incentive compensation plan (the “Cash LTIP”), participants earned annual cash awards that are payable in ratable installments over a four-year period based on the achievement of individual performance metrics. Under our short-term cash-based incentive compensation plan (the “STIP”), participants earned annual cash awards that were payable based on the achievement of personal, financial and safety target metrics (calculated on an annual basis as the product of (i) individual earnings, multiplied by (ii) the individual target, multiplied by (iii) a set payout factor). Under our Cash LTIP and STIP, our Named Executive Officers participated as follows: (a) Mr. McKee did not participate in the Cash LTIP during the 2023 calendar year, but did earn a discretionary bonus under the STIP with a 120% annual target; (b) Mr. Griggs participated in the Cash LTIP and earned a discretionary bonus under the STIP with a 100% annual target; and (c) Mr. Lenamon participated in the Cash LTIP and earned a discretionary bonus under the STIP with a 100% annual target, in each case, with actual STIP amounts to be calculated based on the achievement of personal, financial and safety metrics.

In 2023, our Named Executive Officers were eligible to participate in our Cash LTIP, which provided for cash payments of long-term incentive awards as they vested based on achievement of stated individual performance objectives over the four-year period following the date of grant. Messrs. Griggs and Lenamon both received awards pursuant to the Cash LTIP on January 1, 2023. In December 2023, Messrs. Griggs and Lenamon both elected to receive a grant of restricted stock units that vest over a three-year period in lieu of cash payments that vest over a four-year period. One-third of the restricted stock units vested on January 5, 2024, with the remaining restricted stock units vesting in equal annual installments in January of each of 2025 and 2026, subject to such Named Executive Officer’s continued employment through each applicable vesting date.

Long-Term Equity Incentive Compensation

Class B Units in Kodiak Holdings

We historically offered long-term equity incentives to our Named Executive Officers through grants of Class B Units in Kodiak Holdings. In connection with the consummation of the IPO, each Class B Unit granted to Named Executive Officers of Kodiak Holdings was exchanged on a one-for-one basis for Class B Units of Frontier Holdings on the same terms and conditions, and as a continuation of, such officer’s Class B Units in Kodiak Holdings. These Class B Unit awards are subject to time- and performance-based vesting requirements, and certain of the Class B Units are entitled to priority catch-up distributions. The Class B Units that are subject to time-vesting are subject to accelerated vesting upon certain change in control events and are subject to potential continued vesting upon the occurrence of certain terminations of employment. We do not anticipate that the consummation of the Mergers will result in accelerated vesting of any of the Class B Units in Frontier Holdings held by the Named Executive Officers. See below under “—Potential Payments Upon Termination or Change in Control” for additional information regarding the circumstances that could result in accelerated vesting of these awards.

2023 Omnibus Incentive Plan

In connection with the consummation of the IPO, our board of directors adopted an omnibus incentive plan (the “Omnibus Plan”) in which our Named Executive Officers, employees, consultants and directors are eligible to participate. The Omnibus Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, stock awards, dividend equivalents, other stock-based awards, cash awards and substitute awards intended to align the interests of service providers, including our Named Executive Officers, with those of our shareholders. The Omnibus Plan is filed herewith as Exhibit 10.5.

In connection with the consummation of the IPO, we granted awards under the Omnibus Plan. The awards granted to our Named Executive Officers were comprised (i) 40% of restricted stock units and (ii) 60% of performance stock units. The restricted stock units vest ratably on each of the first three anniversaries of the date of grant, subject to such Named Executive Officer’s continued employment through the applicable vesting date. The performance stock units vest based 30% on achievement of each of discretionary cash flow, consolidated net leverage ratio and absolute total shareholder return and 10% on achievement of the Company’s ESG scorecard, in each case, during a three-year performance period and subject to the Named Executive Officer’s continued employment through the applicable vesting date.

Additional Narrative Disclosure

Truck Allowances

We maintain a program whereby all employees of the Company are eligible for a monthly truck allowance, including fuel. Each of our Named Executive Officers was eligible for an annual truck allowance equal to $17,400.

Retirement Benefits

We do not have a defined benefit pension plan or nonqualified deferred compensation plan. We currently maintain a retirement plan intended to provide benefits under Section 401(k) of the Code, pursuant to which employees, including the Named Executive Officers, can make voluntary pre-tax contributions. We match 100% of elective deferrals up to 6% of elective deferrals for all participants. These matching contributions are immediately vested. All contributions under the plan are subject to certain annual dollar limitations, which are periodically adjusted for changes in the cost of living.

Disability Insurance

We also maintain an additional disability insurance plan for certain key leadership employees whereby the Company pays 100% of the premiums.

Potential Payments Upon Termination or Change in Control

Class B Units

A Named Executive Officer’s outstanding time-vesting Class B Units in Frontier Holdings will become 100% vested upon a “Change of Control” of Frontier Holdings, which is generally the sale of (i) Frontier Holdings’ equity securities pursuant to which an independent third party or parties acquires a majority of the equity securities by vote or value or (ii) all or substantially all of Frontier Holding’s assets on a consolidated basis. We do not anticipate that the consummation of the Mergers will constitute a “sale” of Kodiak Holdings for this purpose. Additionally, if a Class B Unit holder’s employment is terminated by Frontier Holdings or one of its subsidiaries without “Cause,” due to the Class B Unit holder’s death or disability or due to the Class B Unit holder’s resignation for “Good Reason,” then, in each case: (a) the time-vesting Class B Units that were scheduled to vest on the next time-vesting date will immediately become vested; (b) the time-vesting Class B Units that remain unvested will remain eligible to fully vest on a change of control that occurs within the nine-month period following such termination (provided that, if a definitive agreement that, if consummated, would result in a change of control is entered into before such nine-month tail period is concluded, then the unvested time-vesting Class B Units will remain eligible to vest on the consummation of such transaction, even if such transaction occurs beyond the nine-month tail period); (c) if such termination occurs within the one-year period following a corporate transaction (which includes any merger, reverse merger or similar corporate transaction that does not constitute a Change of Control), then all unvested time-vesting Class B Units will immediately become vested; and (d) the performance-vesting Class B Units will remain eligible to vest for nine months following such termination.

Restricted Stock Units

In the event a Change in Control (as defined in the Omnibus Plan) is consummated and the restricted stock units are not assumed by the surviving entity in connection with such Change in Control, any unvested portion of the restricted stock units that is outstanding as of immediately prior to the consummation of the Change in Control will automatically vest prior to the Change in Control. Additionally, upon termination of the Named Executive Officer due to death, Disability (as defined in the Omnibus Plan), or upon a Qualifying Termination (as defined in the Executive Severance Plan (as defined below)), any unvested portion of the restricted stock units as of immediately prior to the Named Executive Officer’s termination of service will automatically vest upon such termination of service.

Performance Stock Units

In the event a Named Executive Officer’s termination of service occurs as a result of (i) death, (ii) Disability (as defined in the Omnibus Plan) or (iii) a Qualifying Termination (as defined in the Executive Severance Plan) outside of a Change in Control Protection Period (as defined in the Executive Severance Plan), a pro-rated portion of the outstanding and unvested performance restricted stock units shall immediately vest at the target level of performance.

In the event a Named Executive Officer’s termination of service as a result of a Qualifying Termination during a Change in Control Protection Period, or to the extent the performance stock units are not assumed by the surviving entity in connection with such Change in Control, all outstanding performance stock units will immediately become vested as of such Change in Control, with performance being deemed achieved at the greater of target or actual performance.

Executive Severance Plan

In connection with the IPO, we assumed sponsorship of the Executive Severance Plan of Kodiak Gas Services, Inc. (the “Executive Severance Plan”) previously adopted and approved by Kodiak Services. For

Eligible Executives (as defined in the Executive Severance Plan) who are eligible for severance benefits under another individual agreement with the company group, the Executive Severance Plan supersedes all prior agreements, practices, policies, procedures and plans relating to severance benefits.

Upon the termination of an Eligible Executive’s employment due to a Qualifying Termination (as defined in the Executive Severance Plan) that occurs outside of a Change in Control Protection Period, such Eligible Executive is entitled to receive the following severance benefits, payable in a lump sum within 60 days after such Eligible Executive’s Date of Termination (as defined in the Executive Severance Plan): (i) a cash severance payment equal to the product of (A) such Eligible Executive’s Base Salary (as defined in the Executive Severance Plan) and (B) the Applicable Multiple (as defined below), (ii) a pro-rated portion of such Eligible Executive’s Target Annual Bonus (as defined in the Executive Severance Plan), multiplied by a fraction (A) the numerator of which equals the number of calendar days that such Eligible Executive was employed by a member of the Company Group during the calendar year that includes the Date of Termination and (B) the denominator of which equals 365 or 366, as applicable, (the “Pro-Rata Bonus”), and (iii) a cash payment equal to the product of (A) the annual cost to continue coverage for such Eligible Executive’s group health plan, dental and vision coverage (including coverage for such Eligible Executive’s spouse and eligible dependents), determined under the Company’s group health plans as in effect immediately prior to such Eligible Executive’s Date of Termination and (B) the Applicable Multiple (the “Health Continuation Payment”). For purposes of the Executive Severance Plan, the “Applicable Multiple” means (i) three, for Tier 1 Executives, (ii) two, for Tier 2 Executives and (iii) one, for Tier 3 Executives (each as defined in the Executive Severance Plan).

Upon the termination of an Eligible Executive’s employment due to a Qualifying Termination that occurs during a Change of Control Protection Period and so long as such Eligible Executive satisfies the conditions to payment of severance benefits described below, such Eligible Executive shall be entitled to receive the following severance benefits, payable in a lump sum within 60 days after such eligible executive’s date of termination: (i) a cash severance payment equal to the product of (A) the sum of such Eligible Executive’s Base Salary and Target Annual Bonus and (B) the Applicable Multiple, (ii) the Pro-Rata Bonus, and (iii) the Health Continuation Payment.

For purposes of the Executive Severance Plan, Mr. McKee is a Tier 1 Executive and Messrs. Griggs and Lenamon are Tier 2 Executives.

Payment of the severance benefits under the Executive Severance Plan to an Eligible Executive is subject to the Eligible Executive’s (i) execution and non-revocation of a general release of claims in favor of the Company and (ii) continued compliance with the terms of the Executive Severance Plan, including, but not limited to, the restrictive covenants obligations under the Executive Severance Plan.

Outstanding Equity Awards at 2023 Fiscal Year-End

The following table reflects information regarding outstanding equity-based awards held by our Named Executive Officers as of December 31, 2023.

		Option Awards (1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Mickey McKee	2/15/2021	4,704.6	(3)	18,818.3(4)	N/A	N/A	—		—	—		—
	8/15/2022	50	(5)	200(6)	N/A	N/A	—		—	—		—
	7/3/2023	—		—	N/A	N/A	75,000	(11)	$1,506,000	112,500	(12)	$2,259,000
John Griggs	7/3/2023	—		—	N/A	N/A	28,750	(11)	$577,300	33,750	(12)	$677,700
	12/8/2023	—		—	N/A	N/A	8,175	(13)	$164,154	—		—
Chad Lenamon	2/15/2021	122.2	(7)	488.8(8)	N/A	N/A	—		—	—		—
	8/15/2022	50	(9)	200(10)	N/A	N/A	—		—	—		—
	7/3/2023	—		—	N/A	N/A	20,000	(11)	$401,600	30,000	(12)	$602,400
	12/8/2023	—		—	N/A	N/A	6,540	(13)	$131,323	—		—

(1)

All awards in this table (rounded to the nearest tenth) consist of Class B Units representing membership interests in Kodiak Holdings that are intended to constitute profits interests for federal income tax purposes. Despite the fact that the Class B Units do not require the payment of an exercise price, they are most similar economically to stock options. 25% of each Class B Unit award is subject to time-vesting and the remaining 75% is subject to performance-vesting. The time-vesting Class B Units vest over a five-year period, with 20% of the time-vesting Class B Units vesting on the first anniversary of the specified vesting commencement date, and the remaining 80% vesting in equal installments on each anniversary thereafter, with such time-vesting Class B Units accelerating and becoming fully vested on the occurrence of a change of control, subject (in each case) to the Class B Unit holder’s continuous service with us through the applicable vesting date. The performance-vesting Class B Units vest based on the achievement of certain investor return metrics, subject to the Class B Unit holder’s continuous service with us through the applicable vesting date. See the “37.5—Potential Payments Upon Termination or Change in Control” section below for a summary of the treatment of the time-vesting Class B Units on certain sale events.

(2)	The amounts in this column were calculated based on $20.08, the closing price of our common stock on the New York Stock Exchange on December 31, 2023.
(3)	2,352.2 of these Class B Units were vested as of the February 15, 2021 grant date, and 1,176.1 of these Class B Units vested on February 8th of each of 2022 and 2023.
(4)	1,176.1 of these Class B Units vested on February 8, 2024. Additionally, 17,642.2 of these Class B Units remain eligible to performance-vest.
(5)	37.5 of these Class B Units were vested as of the August 15, 2022 grant date and 12.5 of these Class B Units vested on February 8, 2023.
(6)	12.5 of these Class B Units vested on February 8, 2024. Additionally, 187.5 of these Class B Units remain eligible to performance-vest.
(7)	30.5 of these Class B Units were vested as of the February 15, 2021 grant date, and 30.5 of these Class B Units vested on October 24th of each of 2021, 2022 and 2023.

(8)	30.5 of these Class B Units will vest on October 24, 2024. Additionally, 458.2 of these Class B Units remain eligible to performance-vest.
(9)	25 of these Class B Units were vested as of the August 15, 2022 grant date, and 12.5 of these Class B Units vested on October 24th of each of 2022 and 2023.
(10)	12.5 of these Class B Units will vest on October 24, 2024. Additionally, 187.5 of these Class B Units remain eligible to performance-vest.
(11)	Represents restricted stock units that will vest one-third on July 3 of each of 2024, 2025 and 2026, subject to the Named Executive Officer’s continued employment through each applicable vesting date.
(12)

Represents an award of performance stock units assuming target performance that vest based on achievement of a combination of discretionary cash flow, consolidated net leverage ratio, absolute total shareholder return and ESG scorecard during the three-year performance period commencing as of June 28, 2023 and ending December 31, 2025, subject to such Named Executive Officer’s continued employment through the relevant certification date. The target amount reported in this column assumes that performance with respect to each of discretionary cash flow, consolidated net leverage ratio and absolute total shareholder return is achieved at 100% and that the ESG scorecard metric has been met. As of December 31, 2023, all performance stock units remained unvested.

(13)

Represents restricted stock units that vest over a three-year period in lieu of cash payments under the Cash LTIP that vest over a four-year period. One-third of the restricted stock units vested on January 5, 2024, with the remaining restricted stock units vesting in equal annual installments in January of each of 2025 and 2026, subject to such Named Executive Officer’s continued employment through each applicable vesting date.

Director Compensation

The Board has adopted a compensation program for our non-employee directors, or the “Director Compensation Policy.” The Director Compensation Policy became effective as of July 3, 2023. Pursuant to the Director Compensation Policy, each member of the Board who is not our employee will receive the following cash compensation for board services, as applicable:

•	$80,000 per year for service as a board member;

•	$50,000 per year for service as the non-executive chair; and

•

$20,000 per year for service as chairperson of the Audit Committee, $15,000 per year for service as chairperson of our Compensation Committee and $15,000 per year for service as chairperson of the Nominating and Corporate Governance Committee.

In addition, pursuant to the Director Compensation Policy, on the date of each annual meeting, each individual who serves as a non-employee director as of such date and will continue to serve as a non-employee director immediately following such date will receive grants of restricted stock units with a grant date value equal to approximately $150,000. The restricted stock units will vest on the earlier of (i) the day immediately preceding the date of the first annual meeting following the date of grant and (ii) the first anniversary of the date of grant, in each case, subject to such director’s continuing service on the Board through such dates of vesting. All of a non-employee director’s outstanding restricted stock units shall vest in full immediately prior to the occurrence of a Change in Control (as defined in the Omnibus Plan). Our Director Compensation Policy provides that the equity award shall be granted under and shall be subject to the terms and provisions of our Omnibus Plan and shall be granted subject to the execution and delivery of award agreements.

Director Compensation Table

The following table summarizes the compensation awarded or paid to certain non-employee members of our board of directors for the fiscal year ended December 31, 2023. For summary information on the provision of the plans and programs, refer to the “Director Compensation” discussion immediately preceding this table.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
Randall J. Hogan	$165,000	$150,000	$3,563	$318,563
Margaret C. (“Peggy”) Montana	$75,000	$150,000	$3,563	$228,563
Gretchen Holloway	$50,000	$150,000	$3,563	$203,563
Jon-Al Duplantier	$47,500	$150,000	$3,563	$201,063
Chris Drumgoole	$40,000	$150,000	$3,563	$193,563
Terry B. Bonno	$82,500	$150,000	$3,563	$236,063
Alexander Darden	—	—	—	—
Nirav Shah	—	—	—	—
Teresa Mattamouros (4)	—	—	—	—

(1)	Represents fees earned by or paid to our non-employee directors for services during calendar year 2023, including, prior to the IPO, for service on boards of our subsidiaries.
(2)

On July 3, 2023, each of our non-employee directors received an award of 9,375 restricted stock units. The amounts reflected in this column represent the grant date fair value of the restricted stock units granted to each of our non-employee directors pursuant to the Omnibus Plan, as computed in accordance with FASB ASC Topic 718. See Note 12 (“Stockholders’ Equity—2023 Omnibus Incentive Plan”) to Kodiak’s financial statements as of and for the three months ended September 30, 2023 for details.

(3)	Represents dividend equivalent payments on unvested restricted stock units.
(4)	Ms. Mattamouros resigned from the Board effective as of August 7, 2023.

Certain Relationships and Related Party Transactions of Kodiak

The descriptions set forth below are qualified in their entirety by reference to the applicable agreements.

Kodiak Holdings

Stockholders’ Agreement

In connection with the consummation of the Kodiak IPO, Kodiak entered into a stockholders’ agreement with Kodiak Holdings, dated as of July 3, 2023 (the “Kodiak Stockholders’ Agreement”), that provides Kodiak Holdings and its affiliates who hold shares of Kodiak Common Stock certain rights to designate nominees for election to the Kodiak Board. The Kodiak Stockholders’ Agreement provides that, subject to compliance with applicable law and stock exchange rules, for so long as Kodiak Holdings and its affiliates beneficially own at least 35% of the shares of Kodiak Common Stock then outstanding, Kodiak Holdings is entitled to designate two directors to the Kodiak Board; and for so long as Kodiak Holdings and its affiliates beneficially own at least 10% of the shares of Kodiak Common Stock then outstanding, Kodiak Holdings is entitled to designate at least one director. For so long as Kodiak Holdings has the right to designate directors to the Kodiak Board, it will also have the right to appoint the same number of board observers, who are entitled to attend all meetings of the Kodiak Board in a non-voting, observer capacity.

For so long as Kodiak Holdings beneficially owns at least 35% of the shares of Kodiak Common Stock then outstanding, Kodiak may not, without the approval of Kodiak Holdings, take any of the following actions:

•	change the size of the Kodiak Board;

•	amend, restate, modify or waive the Kodiak Charter or Kodiak Bylaws;

•

enter into voluntary liquidation or dissolution, commence bankruptcy or insolvency proceedings, adopt a plan with respect to any of the foregoing or decide not to oppose any similar proceeding commenced by a third party;

•	consummate a transaction that would result in a change of control of Kodiak or a sale of all or substantially all of Kodiak’s assets;

•	incur debt for borrowed money (or liens securing such debt) in excess of $50 million, including incremental incurrences under existing debt facilities;

•

authorize, create (by way of reclassification, merger, consolidation or otherwise) or issue in excess of $25 million of any equity securities of any kind (other than pursuant to any equity compensation plan approved by the compensation committee or intra-company issuances among Kodiak and its subsidiaries), including any designation of the rights (including special voting rights) of one or more classes of preferred stock;

•	modify its dividend policy; and

•	sell, transfer or otherwise dispose of its assets not in the ordinary course of business in a transaction or series of transactions with a fair market value in excess of $100 million.

As a result of the consummation of the Kodiak IPO, EQT is subject to contractual restrictions that may affect Kodiak Holdings’ exercise of its rights to approve corporate actions under the Kodiak Stockholders’ Agreement. Specifically, in connection with the closing of the Kodiak IPO, Kodiak Holdings pledged the shares it owns in Kodiak as collateral under the Kodiak Holdings Term Loan, pursuant to which all of Kodiak’s and its subsidiaries’ remaining obligations under that certain Amended and Restated Credit Agreement, dated as of May 19, 2022, as amended by that certain First Amendment, dated March 31, 2023, among Kodiak Services, Frontier Intermediate Holding, LLC, Wells Fargo Bank, N.A. as Administrative Agent, and the lenders party thereto were assumed by Kodiak Holdings (and which were further assumed by a parent entity of Kodiak Holdings), and Kodiak’s obligations thereunder were terminated. The lenders under the Kodiak Holdings Term Loan are funds or accounts managed by (i) the Infrastructure Debt strategy of Ares Management Corporation and (ii) Caisse de dépôt et placement du Québec. Pursuant to the Kodiak Holdings Term Loan, EQT is limited from taking or causing its subsidiaries from approving or taking certain actions without the consent of the lenders thereunder, including amending organizational documents, authorizing equity issuances in excess of certain thresholds, incurring indebtedness for borrowed money (other than indebtedness under the Kodiak ABL Facility, certain working capital and ordinary course financings, and indebtedness otherwise permitted by the Kodiak ABL Facility (other than certain unsecured debt)), materially modifying Kodiak’s dividend policy, entering into certain affiliate transactions or entering into a voluntary liquidation or the commencement of bankruptcy proceedings.

The lenders under the Kodiak Holdings Term Loan have different interests than Kodiak’s stockholders and may exercise these consent rights in ways that are adverse to the interests of Kodiak’s stockholders.

The Kodiak Stockholders’ Agreement will terminate upon the earliest to occur of (a) the date on which Kodiak Holdings and its affiliates are no longer entitled to designate a director to the Kodiak Board and (b) the written notice of Kodiak Holdings to Kodiak requesting such termination.

Registration Rights Agreement

In connection with the consummation of the Kodiak IPO, Kodiak entered into a registration rights agreement with Kodiak Holdings granting it registration rights (the “Registration Rights Agreement”). Under the Registration Rights Agreement, Kodiak agreed to register the sale of shares of Kodiak Common Stock held by Kodiak Holdings and certain other holders under certain circumstances, and to provide such stockholders with certain customary underwritten offering, block trade and piggyback rights.

Lease Agreement

In 2021, 2022 and 2023, Kodiak Services paid $108,000, $126,000 and $138,000, respectively, to Canyon Ridge Ranch, LLC, a Texas limited liability company (“Canyon Ridge”), in exchange for the right to use real property located at 865 Metz Road, Goliad, Texas 77963 for recreational purposes. Chad Lenamon, Kodiak’s current Executive Vice President and Chief Operations Officer, holds a 50% interest in the profits and losses of Canyon Ridge and is one of two managing members thereof.

Procedures for Approval of Related Party Transactions

A “Related Party Transaction” is a transaction, arrangement or relationship in which Kodiak or any its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

•	any person who is, or at any time during the applicable period was, one of Kodiak’s executive officers or one of its directors;

•	any person who is known by Kodiak to be the beneficial owner of more than 5.0% of Kodiak Common Stock;

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5.0% of Kodiak Common Stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5.0% of Kodiak Common Stock; and

•

any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10.0% or greater beneficial ownership interest.

The Kodiak Board adopted a written related party transactions policy in connection with the consummation of the Kodiak IPO. Pursuant to this policy, the Audit & Risk Committee reviews all material facts of each proposed Related Party Transaction and either approves or disapproves entry into such Related Party Transaction, subject to certain limited exceptions. In determining whether to approve or disapprove entry into a Related Party Transaction, the Audit & Risk Committee takes into account, among other factors: (1) whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and (2) the extent of the Related Person’s interest in the transaction. Further, the related party transactions policy requires that all Related Party Transactions required to be disclosed in Kodiak’s SEC filings be so disclosed in accordance with applicable laws, rules and regulations.

Securities Ownership of Certain Beneficial Owners and Management of Kodiak

The following table sets forth information with respect to the beneficial ownership of Kodiak Common Stock as of January 10, 2024 by:

•	each of our Named Executive Officers;

•	each of our directors;

•	all of our directors and executive officers as a group; and

•	each person known to us to beneficially own 5% or more of outstanding Kodiak Common Stock.

Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of Kodiak Common Stock beneficially owned by them, except to the extent this power may be shared with a spouse. All information with respect to beneficial ownership has been furnished by the respective directors, executive officers or 5% or more stockholders, as the case may be. The applicable percentages of shares beneficially owned before the Mergers are based on 77,432,379 shares of Kodiak Common

Stock, held by 32 holders of record, outstanding as of January 10, 2024. The applicable percentages of shares beneficially owned after giving effect to the Mergers are calculated using 84,155,011 shares of Kodiak Common Stock outstanding under the Minimum Up-C Consideration Election scenario and 82,329,670 shares of Kodiak Common Stock outstanding under the Maximum Up-C Consideration Election scenario. Unless otherwise noted, the mailing address of each listed beneficial owner is 15320 Highway 105 W, Suite 210, Montgomery, Texas 77356.

	Before the Mergers		After giving effect to the Mergers
	Amount and Nature of Beneficial Ownership	Percent of Class	Minimum Up-C Consideration Election		Maximum Up-C Consideration Election
Name of Beneficial Owner			Amount and Nature of Beneficial Ownership	Percent of Class	Amount and Nature of Beneficial Ownership	Percent of Class
5% Stockholders
Frontier TopCo Partnership, L.P.(1)	59,000,000	76.00%	59,000,000	70.1%	59,000,000	71.7%

Directors and Named Executive Officers
Kelly Battle(2)	2,417	*	2,417	*	2,417	*
Terry Bonno(3)	13,000	*	13,000	*	13,000	*
Alexander Darden	—	—	—	—	—	—
Christopher Drumgoole(4)	1,000	*	1,000	*	1,000	*
Jon-Al Duplantier(5)	1,000	*	1,000	*	1,000	*
John Griggs(6)	6,417	*	6,417	*	6,417	*
Ewan Hamilton(7)	4,533	*	4,533	*	4,533	*
Randall Hogan(8)	3,000	*	3,000	*	3,000	*
Gretchen Holloway	—	—	—	—	—	—
William “Chad” Lenamon(9)	4,933	*	4,933	*	4,933	*
Robert “Mickey” McKee(10)	38,680	*	38,680	*	38,680	*
Margaret “Peggy” Montana(11)	5,000	*	5,000	*	5,000	*
Cory Roclawski(12)	2,033		2,033		2,033
Nirav Shah	—	—	—	—	—	—
Directors and Named Executive Officers as a group (14 persons)	82,013.00	*	82,013.00	*	82,013.00	*

*	less than 1%
(1)

Consists of shares of Kodiak Common Stock held directly by Kodiak Holdings. Frontier Topco GP, LLC is the general partner of Kodiak Holdings. EQT Infrastructure III SCSp (“EQT Infrastructure III”) owns 100% of the membership interests in Frontier GP. EQT Fund Management S.a` r.l. (“EFMS”) has exclusive responsibility for the management and control of the business and affairs of investment vehicles which constitute the majority of the total commitments to EQT Infrastructure III. As such, EFMS has the power to control Frontier GP’s voting and investment decisions and may be deemed to have beneficial ownership of the securities held by Kodiak Holdings. EFMS is overseen by a board that acts by majority approval. The individual members of such board are Joshua Stone, Peter Veldman and Sara Huda. The registered address of Kodiak Holdings and Frontier GP is 108 Lakeland Ave, Dover, Kent County, Delaware, 19901 USA. The registered address of EFMS is 51A, Boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg, which is also the mailing address of each of Kodiak Holdings and Frontier GP. In connection with the closing of this offering, Kodiak Holdings will pledge the shares it owns as collateral under the Kodiak Holdings Term Loan and will grant the lenders thereunder certain consent rights over Kodiak Holdings’ exercise of its rights under the Kodiak Stockholders Agreement.

(2)	Excludes 24,200 shares of Kodiak Common Stock deliverable upon the vesting of restricted stock units that will not vest within 60 days of January 10, 2024.
(3)	Excludes 9,375 shares of Kodiak Common Stock deliverable upon the vesting of restricted stock units that will not vest within 60 days of January 10, 2024.

(4)	Excludes 9,375 shares of Kodiak Common Stock deliverable upon the vesting of restricted stock units that will not vest within 60 days of January 10, 2024.
(5)	Excludes 9,375 shares of Kodiak Common Stock deliverable upon the vesting of restricted stock units that will not vest within 60 days of January 10, 2024.
(6)	Excludes 34,200 shares of Kodiak Common Stock deliverable upon the vesting of restricted stock units that will not vest within 60 days of January 10, 2024.
(7)	Excludes 21,235 shares of Kodiak Common Stock deliverable upon the vesting of restricted stock units that will not vest within 60 days of January 10, 2024.
(8)	Excludes 9,375 shares of Kodiak Common Stock deliverable upon the vesting of restricted stock units that will not vest within 60 days of January 10, 2024.
(9)

Includes (i) 3,733 shares of Kodiak Common Stock held by Mr. Lenamon and (ii) 1,200 shares of Kodiak Common Stock held by immediate family members of Mr. Lenamon. Excludes 24,360 shares of Kodiak Common Stock deliverable upon the vesting of restricted stock units that will not vest within 60 days of January 10, 2024.

(10)

Includes (i) 22,500 shares of Kodiak Common Stock held by Mr. McKee and (ii) 16,180 shares of Kodiak Common Stock held by StarMac Investments, Ltd., of which Mr. McKee is a manager of the general partner, Starmac Management Co., LLC. Excludes 75,000 shares of Kodiak Common Stock deliverable upon the vesting of restricted stock units that will not vest within 60 days of January 10, 2024.

(11)	Excludes 9,375 shares of Kodiak Common Stock deliverable upon the vesting of restricted stock units that will not vest within 60 days of January 10, 2024.
(12)	Excludes 24,985 shares of Kodiak Common Stock deliverable upon the vesting of restricted stock units that will not vest within 60 days of January 10, 2024.

Kick Stock Merger Sub, LLC

Stock Merger Sub is a Delaware limited liability company and an indirect, wholly owned subsidiary of Kodiak. Stock Merger Sub was formed on December 15, 2023, solely for the purpose of consummating the Initial LP Merger and has no operating assets. Stock Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. Stock Merger Sub’s principal executive office is located at 15320 Highway 105 W, Suite 210, Montgomery, Texas 77356.

Kick GP Merger Sub LLC and Kick Unit Merger Sub, LLC

GP Merger Sub and Unit Merger Sub are Delaware limited liability companies and direct, wholly owned subsidiaries of Kodiak Services. GP Merger Sub and Unit Merger Sub were formed on December 7, 2023, solely for the purpose of consummating the GP Merger and Subsequent LP Merger, respectively, and have no operating assets. GP Merger Sub and Unit Merger Sub have not carried on any activities to date, except for activities incidental to their formation and activities undertaken in connection with the transactions contemplated by the merger agreement. GP Merger Sub and Unit Merger Sub’s respective principal executive offices are located at 15320 Highway 105 W, Suite 210, Montgomery, Texas 77356.

PARTNERSHIP SOLICITATION OF WRITTEN CONSENTS

Consents

The Partnership is providing these consent solicitation materials to all holders of Partnership Common Units as of the Partnership Record Date. Partnership Common Unitholders are being asked to (i) approve the merger agreement and (ii) approve, on a nonbinding, advisory basis, the Transaction-Related Compensation Proposal, by executing and delivering the written consent furnished with this consent statement/prospectus.

Units Entitled to Consent and Consent Required

Only holders of record of Partnership Common Units at the close of business on the Partnership Record Date will be notified of and be entitled to execute and deliver a written consent. Each Partnership Common Unitholder is entitled to one vote for each Partnership Common Unit held as of the Partnership Record Date.

To approve the merger agreement, the holders of a majority of the outstanding Partnership Common Units must consent to the approval of the merger agreement. To approve the Transaction-Related Compensation Proposal on a non-binding, advisory basis, the holders of a majority of the outstanding Partnership Common Units must consent to the approval of the Transaction-Related Compensation Proposal.

As of the Partnership Record Date, there were 142,102,322 Partnership Common Units outstanding and entitled to consent with respect to the approval of the merger agreement and, on a non-binding, advisory basis, of the Transaction-Related Compensation Proposal, and directors and officers of the General Partner and their affiliates (other than the Supporting Unitholders) owned and were entitled to consent with respect to Partnership Common Units representing less than 2% of the Partnership Common Units outstanding on that date. The Partnership currently expects that the General Partner’s directors and officers (other than the Supporting Unitholders) will deliver written consents in favor of the approval of the merger agreement and the Transaction-Related Compensation Proposal with respect to the Partnership Common Units owned by them, although none of them has entered into any agreements obligating him or her to do so.

The Supporting Unitholders, who collectively own approximately 54% of the outstanding Partnership Common Units, have each entered into a Support Agreement pursuant to which such Supporting Unitholders have agreed, subject to the terms and conditions of such Support Agreements, to execute and return written consents approving the merger agreement and each of the other matters for which the Partnership is soliciting consents in connection with the merger agreement within 24 hours after the registration statement, of which this consent statement/prospectus forms a part, becomes effective under the Securities Act. The delivery of the written consents by the Supporting Unitholders will be sufficient to approve the merger agreement and the other transactions contemplated by the merger agreement. See the section titled “The Support Agreements” beginning on page 219 of this consent statement/prospectus for more information.

Submission of Consents

You may consent to the approval of the merger agreement and, on a non-binding, advisory basis, the Transaction-Related Compensation Proposal, with respect to your Partnership Common Units by completing and signing the written consent furnished with this consent statement/prospectus and returning it to Mediant by the consent deadline.

If you hold Partnership Common Units as of the Partnership Record Date and you wish to give your written consent, you must fill out the enclosed written consent, date and sign it, and promptly return it as instructed. If you hold your Partnership Common Units directly with Computershare Trust Company, N.A., you must complete and deliver your written consent to Mediant at the address below:

By Mail. Mediant Communications, Inc., P.O. Box 8016, Cary, NC 27512-9903, attention Tabulator.

By Email. tabulations@betanxt.com

The delivery of the written consents from the Supporting Unitholders pursuant to the Support Agreements will constitute receipt by the Partnership of the requisite approval of the merger agreement and, on a non-binding, advisory basis, the Transaction-Related Compensation Proposal, and a failure of any other Partnership Common Unitholder to deliver a written consent is not expected to have any effect on the approval of the merger agreement or the Transaction-Related Compensation Proposal.

Executing Consents; Revocation of Consents

You may execute a written consent to approve the merger agreement and/or the Transaction-Related Compensation Proposal on a non-binding, advisory basis (which is equivalent to a vote “FOR” the approval of the merger agreement and/or the approval of the Transaction-Related Compensation Proposal) or disapprove, or abstain from consenting with respect to, the approval of the merger agreement and/or, on a non-binding, advisory basis, the Transaction-Related Compensation Proposal (which is equivalent to a vote “AGAINST” the approval of the merger agreement and/or the Transaction-Related Compensation Proposal). If you do not return your written consent, it will have the same effect as a vote “AGAINST” both the approval of the merger agreement and the Transaction-Related Compensation Proposal. If you are a Partnership Common Unitholder as of the close of business on the Partnership Record Date and you return a signed written consent without indicating your decision on the approval of the merger agreement or the Transaction-Related Compensation Proposal, you will have given your consent to approve the merger agreement and the Transaction-Related Compensation Proposal.

Your consent to the approval of the merger agreement or the Transaction-Related Compensation Proposal may be changed or revoked at any time before the consent deadline; however, such change or revocation is not expected to have any effect, as the delivery of the written consents from the Supporting Unitholders pursuant to the Support Agreements will constitute receipt by the Partnership of the requisite approval of the merger agreement and the Transaction-Related Compensation Proposal. If you wish to change or revoke a previously given consent before the consent deadline, you may do so by delivering a new written notice of consent with a later date, or by delivering a revocation notice of consent to Mediant.

Solicitation of Consents; Expenses

The expense of filing, printing and mailing this consent statement/prospectus, including all filing and other fees paid to the SEC (other than attorney’s fees, accountants’ fees and related expenses) is being borne 100% by Kodiak. The Partnership has retained Mediant to aid in solicitation of consents for the Partnership consent solicitation and to verify certain records related to the solicitation. The Partnership will pay Mediant a fee of approximately $18,750 as compensation for its services and will reimburse it for its reasonable out-of-pocket expenses. Officers and employees of the General Partner may solicit consents by telephone and personally, in addition to solicitation by mail. These persons will receive their regular compensation but no special compensation for soliciting consents.

Determination of the General Partner Board

The General Partner Board has, by unanimous vote, (i) determined that it is in the best interests of the Partnership (and the Partnership Common Unitholders) and the General Partner (and the holder of the GP Membership Interests) to enter into the merger agreement and to proceed with and consummate the Mergers and the other transactions contemplated thereby, (ii) determined that the merger agreement and the transactions contemplated thereby are, (A) with respect to the LP Mergers, in the best interests of the Partnership and the Partnership Common Unitholders and fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership) and (B) with respect to the GP Merger and the Subsequent LP Merger, in the best interests of the General Partner and the holder of the GP Membership Interests, (iii) approved the merger agreement and the transactions contemplated thereby, including the Mergers, and (iv) directed that (A) the merger agreement, including the LP Mergers, be submitted to a vote of the Partnership Common Unitholders by written consent pursuant to Section 13.11 and Section 14.3(a) of the Partnership Agreement, and recommended approval of the merger agreement and the transactions contemplated thereby, including the LP Mergers, by the Partnership Common Unitholders and (B) the merger agreement and the GP Merger and the Subsequent LP Merger be submitted to a vote of the holder of the GP Membership Interests by written consent pursuant to Section 12.3(a) of the Limited Liability Company Agreement of the General Partner, dated as of January 27, 2021, and recommended approval of the merger agreement and the transactions contemplated thereby, including the GP Merger and the Subsequent LP Merger, by the holder of the GP Membership Interests.

THE MERGERS

Effects of the Mergers

Upon satisfaction or waiver of the conditions to closing in the merger agreement, on the closing date, (i) Stock Merger Sub, an indirect, wholly owned subsidiary of Kodiak formed for the purpose of effecting the Initial LP Merger, will merge with and into the Partnership, with the Partnership surviving the Initial LP Merger, (ii) following the Initial LP Merger, Frontier I will contribute its Partnership Common Units to Kodiak Services, and in exchange therefor, Kodiak Services will issue to Frontier I a number of OpCo Units equal to the number of shares of Kodiak Common Stock issued in the Initial LP Merger and the number of shares required to be issued in connection with conversion of Partnership Phantom Units, and (iii) immediately following the Contribution, (A) GP Merger Sub, a wholly owned subsidiary of Kodiak Services formed for the purpose of effecting the GP Merger, will merge with and into the General Partner, with the General Partner surviving the GP Merger as a direct wholly owned subsidiary of Kodiak Services and (B) Unit Merger Sub, a wholly owned subsidiary of Kodiak Services formed for the purpose of effecting the Subsequent LP Merger, will merge with and into the Initial LP Surviving Entity, with the Initial LP Surviving Entity surviving the Subsequent LP Merger as a wholly owned subsidiary of Kodiak Services.

At the Initial Effective Time, pursuant to the Initial LP Merger, each Partnership Common Unit issued and outstanding immediately prior to the Initial Effective Time (other than the Partnership Common Units (i) held directly by Kodiak, Kodiak Services, Stock Merger Sub, GP Merger Sub or Unit Merger Sub or (ii) held by the Electing Unitholders) will be automatically converted into the right to receive 0.086 shares of Kodiak Common Stock, with cash paid in lieu of the issuance of fractional shares, if any. Each Electing Unit shall remain unchanged following the Initial LP Merger.

At the Subsequent Effective Time, (i) pursuant to the GP Merger, all of the GP Membership Interests held by Spartan will be automatically cancelled, retired and cease to exist for no consideration and (ii) pursuant to the Subsequent LP Merger, (A) each Electing Unit issued and outstanding immediately prior to the Subsequent Effective Time will be automatically cancelled, retired and shall cease to exist and will be automatically converted into the right to receive a number of OpCo Units equal to the Exchange Ratio, with cash paid in lieu of the issuance of fractional shares, if any, and an equal number of shares of Series A Preferred Stock and (B) the Partnership GP Interest will represent the right for Spartan, as the former holder of the GP Membership Interests, to receive a number of OpCo Units equal to (1) the number of notional units representing the economic Partnership GP Interest multiplied by (2) the Exchange Ratio, with cash paid in lieu of the issuance of fractional shares, if any, and an equal number of shares of Series A Preferred Stock.

Following the Mergers and subject to certain limitations, each Electing Unitholder will have the right, which we refer to as the redemption right to cause Kodiak Services to redeem each of its OpCo Units for either, at Kodiak Services’ election, (i) one share of Kodiak Common Stock (together with the cancellation of one share of Series A Preferred Stock), subject to conversion rate adjustments for stock splits, stock dividends, reclassification and other similar transactions, or (ii) an equivalent amount of cash, pursuant to the OpCo LLC Agreement that will be effective at the closing of the Mergers. Alternatively, upon the exercise of the redemption right, Kodiak (instead of Kodiak Services) will have the call right to, for administrative convenience, acquire each tendered OpCo Unit directly from the redeeming Electing Unitholder. In addition, Kodiak has the right to require the redemption of all or a portion of an Electing Unitholders’ OpCo Units in certain circumstances. Subject to certain exceptions in the OpCo LLC Agreement, Electing Unitholders will not be able to sell, transfer or redeem OpCo Units and Series A Preferred Stock prior to 180 days following the closing of the Mergers.

Background of the Mergers

The terms of the Mergers are the result of arm’s length negotiations between Kodiak and the Partnership. The following is a summary of the events leading up to the signing of the merger agreement and the key meetings, negotiations, discussions and actions by and between Kodiak and the Partnership and their respective advisors that preceded the public announcement of the acquisition.

As part of the Partnership’s ongoing strategic planning process, the General Partner Board, together with the General Partner’s management, regularly reviews and assesses the Partnership’s long-term strategic plans and goals, opportunities, overall industry trends, the competitive environment in which the Partnership operates and the Partnership’s short- and long-term performance. As part of these reviews, the General Partner Board, with the assistance of the Partnership’s advisors, routinely considers various strategic alternatives that would enhance the value for the Partnership Common Unitholders, including, among other things, business combination transactions. From the time Spartan acquired the General Partner in January 2021, two of the primary focuses of the General Partner Board and management were to reduce the Partnership’s leverage and increase its scale, including through potential acquisitions or combinations.

Between January 2021 and September 2023, the General Partner’s management had conversations with multiple contract compression companies regarding potential transactions or combinations. Those conversations did not result in a transaction for a variety of reasons, including (i) that they may have negatively impacted leverage relative to the Partnership on a standalone basis, (ii) that the fleets of the Partnership and the potential counterparty were not a strategic or operational fit, (iii) that it would not add sufficient scale to the combined company relative to the Partnership on a standalone basis, (iv) timing concerns, (v) lack of responsiveness or interest from the potential counterparty, (vi) that it may have negatively impacted the Partnership’s ability to refinance its indebtedness or increased the cost of capital to do so and (vii) tax considerations. Concurrent with its growth efforts, the Partnership was also focusing on refinancing its outstanding indebtedness, which includes maturities of senior secured notes in 2025 and 2026, and had discussions with multiple parties including traditional asset-based credit facility lenders and private equity firms regarding the availability and terms of a potential refinancing package. During this period, the Partnership also improved its net leverage ratio from 6.5x as of June 30, 2021 to 4.8x as of September 30, 2023. Despite the reduction in leverage, these discussions led the General Partner’s management to believe that the cost to refinance the indebtedness would be significantly higher for the Partnership on a standalone basis and substantially dilutive to distributable cash flow. Due to the high cost of refinancing, the General Partner’s management did not advance these discussions and continued to evaluate strategic alternatives related to potential business combination transactions, including how such transactions may improve the Partnership’s ability to refinance its indebtedness or lower the cost to do so without excessive dilution of distributable cash flow.

In early May 2023, Mickey McKee, President and Chief Executive Officer of Kodiak, contacted John Jackson, Chief Executive Officer of the Partnership, to meet for lunch and to introduce himself. Mr. McKee and Mr. Jackson met on May 10, 2023, and Mr. McKee inquired of Mr. Jackson whether the Partnership would be open to the idea of Kodiak merging into the Partnership as a pathway for Kodiak to go public. Mr. Jackson responded that the Partnership could potentially be willing to evaluate such a proposal, subject to further diligence and discussion. Mr. McKee indicated that he would discuss with Kodiak’s financial advisors and ask them to prepare pro forma metrics for a potential transaction. Thereafter, Mr. McKee and Mr. Jackson exchanged telephone calls to stay in contact, but no decisions were made regarding a potential transaction. In early June 2023, Mr. McKee contacted Mr. Jackson to advise him that Kodiak had decided to pursue a stand-alone IPO since the public markets appeared to be opening, and that he would remain in contact. Kodiak ultimately completed its IPO in July 2023.

On July 26, 2023, Mr. McKee and Mr. Jackson met again for lunch, and Mr. McKee advised that Kodiak continued to believe in the merits of a potential combination. Mr. Jackson indicated that a combination might be beneficial, subject to further diligence and discussion, and agreement on consideration. Mr. McKee advised that Kodiak was in the process of working through its first public earnings release. Mr. McKee wanted to allow Kodiak’s management time to adjust to the new public company reporting requirements, so he suggested that they reconvene at the end of 2023 or early 2024. Mr. Jackson advised that the Partnership would be willing to explore further conversations about a potential transaction; however, the Partnership would soon be working to refinance its 2025 notes and that, from a financial perspective, it would be preferable to explore a potential transaction prior to that refinancing. Mr. McKee and Mr. Jackson agreed to reconvene at a later date and no decisions were made regarding a potential transaction.

On September 20, 2023, Kodiak’s board of directors met with members of Kodiak’s management and representatives of Barclays, acting as representatives of Kodiak, and authorized Kodiak’s management to pursue a potential transaction with the Partnership.

On September 22, 2023, Mr. McKee and Mr. Jackson met for lunch, and Mr. McKee presented Mr. Jackson with an unsolicited oral indication of interest regarding a potential transaction between Kodiak and the Partnership and Kodiak’s proposed terms for that transaction. The proposed terms Mr. McKee conveyed during the meeting included an all-stock transaction with no premium to the Partnership’s current trading price, with Mr. McKee indicating that Kodiak planned to submit a proposal in writing to the Partnership for consideration.

On September 25, 2023, representatives of Kodiak submitted a written unsolicited, non-binding proposal to General Partner’s management to acquire the Partnership in a stock-for-unit transaction at an exchange ratio of 0.0673 shares of Kodiak Common Stock per Partnership Common Unit.

On September 26, 2023, the General Partner’s management met electronically by video conference with the General Partner Board to advise the General Partner Board of Kodiak’s unsolicited proposal. The General Partner Board authorized the General Partner’s management to engage financial advisors for the purpose of evaluating the unsolicited proposal, as well as a potential transaction with Kodiak.

On September 27, 2023, representatives of the Partnership contacted Vinson & Elkins, L.L.P. (“Vinson & Elkins”) about retaining Vinson & Elkins as outside legal counsel in connection with the potential transaction with Kodiak, subject to clearing conflicts. Vinson & Elkins advised the Partnership that it was available to assist with the transaction and was engaged by the Partnership for such purposes. Representatives of the Partnership also contacted Jefferies to discuss the potential engagement of Jefferies to serve as a financial advisor in connection with a potential transaction with Kodiak.

On September 28, 2023, Kodiak’s management sent drafts of a mutual confidentiality agreement and an exclusivity agreement to the General Partner’s management. During early October 2023, the General Partner’s management conveyed to Kodiak’s management that the Partnership would not enter into an exclusivity agreement at that point but wanted to continue discussions about a potential transaction and continue negotiating the mutual confidentiality agreement. From such time until October 19, 2023, representatives of Vinson & Elkins, the General Partner’s management, Kodiak and Kodiak’s outside legal counsel, King & Spalding, LLP (“King & Spalding”), exchanged drafts of a mutual confidentiality agreement and an exclusivity agreement.

On October 3, 2023, representatives of Jefferies had an initial discussion with Ted Gardner, chairman of the General Partner Board, Mr. Jackson and Jon Byers, Chief Financial Officer of the Partnership regarding a potential transaction with Kodiak.

On October 4, 2023, representatives of the Partnership provided Jefferies with financial and operating information with respect to the Partnership for use by Jefferies in its financial analysis of the Partnership.

On October 5, 2023, representatives of Jefferies, the General Partner’s management, and the General Partner Board met electronically to discuss Kodiak’s unsolicited proposal for a potential transaction. Following discussion, the General Partner Board determined to make a counterproposal with an exchange ratio of 0.0820 shares of Kodiak Common Stock for each Partnership Common Unit, and authorized representatives of Jefferies and the General Partner’s management to communicate such proposal to Kodiak’s representatives. Later that evening, Jefferies, acting at the direction of the General Partner Board, communicated a non-binding counterproposal to representatives of Barclays which included an exchange ratio of 0.0820 shares of Kodiak Common Stock for each Partnership Common Unit.

On October 10, 2023, representatives of Kodiak responded to the Partnership’s counterproposal with a new non-binding proposal that included an exchange ratio of 0.0707 shares of Kodiak Common Stock for each

Partnership Common Unit. Later that day, the General Partner Board held a meeting to discuss and evaluate Kodiak’s most recent offer with its advisors, including Jefferies and Vinson & Elkins. Following discussions, the General Partner Board determined to make a counterproposal with an exchange ratio of 0.0750 shares of Kodiak Common Stock for each Partnership Common Unit. Following these discussions, the General Partner Board authorized Jefferies, on behalf of the Partnership, to communicate such proposal to Kodiak’s representatives. Representatives of the Partnership and Kodiak agreed to continue discussions assuming an exchange ratio in the range of 0.0707 and 0.0750 shares of Kodiak Common Stock for each Partnership Common Unit.

Between September 26, 2023 and October 19, 2023, the General Partner Board and its advisors had multiple conversations with the General Partner’s management regarding their views on the proposed acquisition terms from Kodiak. Such discussions included (i) the consideration that would be received by Partnership Common Unitholders in exchange for Partnership Common Units, (ii) the consideration that would be received by Spartan for its limited liability company interests in the General Partner and the Partnership GP Interest and the fact that it would be the same as that received by the other holders of Partnership Common Units, (iii) the fact that the General Partner’s management, based on informal discussions with other industry management teams, thought it was unlikely that another suitor would be willing to propose a potential transaction on more favorable terms than Kodiak’s proposal, (iv) whether third-party outreach prior to attempting to reach agreement on a transaction with Kodiak would be likely to result in more favorable terms for a potential transaction, (v) that the combined company would be anticipated to have the largest contract compression fleet in the gas compression industry, offering treating, gas cooling, and aftermarket services with a strong presence in the most active U.S. basins, (vi) the significant anticipated expansion of financial scale of the combined company and expectation that the combined company would be capable of pursuing opportunities for future investment, further innovation and significant financial flexibility, (vii) that the combined company would be anticipated to be in a better position to refinance the Partnership’s outstanding indebtedness on more favorable terms due to its scale and lower pro forma leverage and (viii) that the cost of capital of the combined company as compared to the Partnership as a standalone company would likely improve. The General Partner Board ultimately supported management’s view that third-party outreach was unlikely to result in more favorable terms for a potential transaction and could significantly damage the prospects of a potential transaction with Kodiak, and the General Partner Board agreed to move forward with Kodiak in an attempt to improve and finalize the terms of a potential transaction.

Between October 10, 2023 and October 19, 2023, Kodiak’s management reiterated its request that the Partnership enter into an exclusivity agreement concurrently with entry into the mutual confidentiality agreement and indicated that it was not willing to continue discussions or enter into the mutual confidentiality agreement unless the mutual exclusivity agreement was concurrently executed. In light of such considerations and the fact that the parties had agreed upon a range for the exchange ratio, the General Partner’s management negotiated the terms of a potential exclusivity agreement to include mutual exclusivity for Kodiak and the ability for the Partnership to entertain any unsolicited proposal from a third party for an alternative transaction if the General Partner Board determined it was in the best interest of the Partnership and its unitholders.

On October 19, 2023, the Partnership held its regular meeting of the General Partner Board for the third quarter of 2023. The General Partner Board discussed the mutual confidentiality agreement and the considerations related to the exclusivity agreement, including, among other things, that (i) it was necessary to keep Kodiak engaged and have a potential deal with Kodiak, (ii) the exclusivity agreement was mutual, (iii) it was unlikely that another suitor would be willing to propose a potential transaction on more favorable terms than Kodiak’s proposal and (iv) the General Partner Board would retain the ability to entertain superior proposals during the exclusivity period. In light of those factors, the General Partner Board decided that it was in the best interest of the Partnership to enter into the mutual confidentiality agreement and exclusivity agreement and approved entry into such agreements by the Partnership. Following the meeting, the Partnership and Kodiak entered into the mutual confidentiality agreement and mutual exclusivity agreement and began to share certain confidential commercial and legal information. Representatives of the Partnership and Kodiak also reiterated that the exchange ratio would be in the range of 0.0707 and 0.0750 shares of Kodiak Common Stock for each Partnership Common Unit. The confidentiality agreement included a standstill provision prohibiting Kodiak from acquiring or offering to acquire Partnership Common Units for a period of twelve months. The exclusivity agreement provided that neither party would solicit, initiate or encourage any discussions that could lead to an alternative transaction proposal from a third party for a period of forty-five days.

On October 20, 2023, Kodiak’s board of directors met with members of Kodiak’s management and representatives of Barclays to discuss a potential transaction with the Partnership. In addition, Kodiak’s board of directors met several times with members of Kodiak’s management and representatives of King & Spalding and Barclays throughout the remainder of the period leading up to the execution of the merger agreement.

Also on October 20, 2023, Barclays sent an initial due diligence request list on Kodiak’s behalf to representatives of Jefferies. Representatives of Jefferies shared the due diligence request list with the Partnership and Vinson & Elkins shortly thereafter.

On October 27, 2023, the Partnership entered into an engagement letter with Jefferies, which contained the terms of Jefferies’ engagement as financial advisor to the Partnership in connection with a potential transaction with Kodiak. That same day, the Partnership began to populate a virtual data room (“VDR”) in response to Kodiak’s inquiries in connection with its due diligence. Shortly thereafter, the Partnership opened access to its VDR to Kodiak and its legal and financial advisors.

On November 2, 2023, representatives of Kodiak’s management and the General Partner’s management held a meeting to introduce the respective management teams, to discuss potential synergies between Kodiak and the Partnership and to discuss a potential merger transaction and potential timing.

On November 8, 2023, Kodiak began to populate a VDR for due diligence purposes. Shortly thereafter, Kodiak opened access to its VDR to the Partnership and its legal and financial advisors. From November 8, 2023 until November 15, 2023, Kodiak and Partnership coordinated to provide responses to the due diligence inquiries from representatives of Kodiak regarding the Partnership, including holding a due diligence call on November 15, 2023 between the General Partner’s management, Kodiak management and representatives of Partnership and Kodiak, including representatives of Jefferies, Vinson & Elkins, and King & Spalding.

Between November 8, 2023 and November 21, 2023, the General Partner’s management held multiple electronic meetings with the General Partner Board to discuss and review the status of the mutual due diligence process, the consideration to be received, the proposed “Up-C” transaction structure, and a tentative timeline for review and negotiation of the merger agreement.

On several occasions between November 9, 2023 and December 11, 2023, members of the General Partner’s management, members of Kodiak management, Vinson & Elkins, King & Spalding and Deloitte & Touche LLP (solely for an electronic meeting on November 17, 2023), as an advisor to Kodiak, held videoconference calls to discuss the potential to use an Up-C structure for the proposed transaction, pursuant to which certain Partnership Common Unitholders with common tax attributes could elect to receive either Kodiak Common Stock or a partnership interest in a Kodiak subsidiary exchangeable for Kodiak Common Stock (the “Up-C Structure”). Throughout this period, the General Partner’s management provided regular updates to the General Partner Board regarding the Up-C Structure and the status of discussions between the management teams. The transaction structure initially proposed by Kodiak would have been, for U.S. federal income tax purposes, a fully taxable transaction to all of the Partnership Common Unitholders, including Spartan. For most Partnership Common Unitholders, the expectation was that the consequences of such a taxable transaction would not be materially adverse. That is, any gain or loss recognized by a Partnership Common Unitholder for U.S. federal income tax purposes would equal the difference between such Partnership Common Unitholder’s amount realized, including such Partnership Common Unitholder’s share of the Partnership’s nonrecourse liabilities, and adjusted tax basis in the Partnership Common Units exchanged (which also includes such Partnership Common Unitholder’s share of the Partnership’s nonrecourse liabilities). Because most Partnership Common Unitholders were expected to have a relatively high adjusted tax basis in their Partnership Common Units, the amount of any gain was not expected to be material. However, it was expected that certain of the Partnership Common Unitholders, including Spartan, would have material gain as a result of such Partnership Common Unitholders’ share of the Partnership’s nonrecourse liabilities significantly exceeding such Partnership Common Unitholders’ adjusted tax basis in their Partnership Common Units (i.e., such Partnership Common Unitholders have a significant negative tax basis capital account). The Up-C Structure proposed by the General Partner’s management was expected to provide such Partnership Common Unitholders, including Spartan, with the opportunity to defer such recognition for U.S. federal income tax purposes by exchanging their Partnership Common Units for substantially equivalent interests (“OpCo Units”) in a subsidiary of Kodiak taxable as a partnership for U.S. federal income tax purposes, which OpCo Units would be subsequently redeemable for Kodiak Common Stock, subject to certain limitations. For a more complete discussion of certain U.S. federal income tax consequences of the Mergers, see the sections titled “Material U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Consequences of the Initial LP Merger for Partnership Common Unitholders Other Than Electing Unitholders” and “Material U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Consequences of the Subsequent LP Merger for Electing Unitholders.” In a fully taxable transaction, it is common for the acquired company’s equity holders to immediately sell all or a portion of the consideration they receive in order to pay the applicable taxes, which can have a material negative impact on the acquiring company’s stock price. In contrast, the Up-C Structure would help to reduce potential selling pressure on Kodiak Common Stock following the closing by allowing the holders of a significant number of Partnership Common Units to defer recognition of gain resulting from the transaction by electing to receive OpCo Units, eliminating the need for immediate sales in order to pay the applicable taxes. However, the management teams were concerned that permitting all Partnership Common Unitholders, many of whom would not materially benefit from such deferral, to exchange their Partnership Common Units for substantially equivalent interests in a subsidiary of Kodiak would create an undue administrative burden on Kodiak, could pose a risk that Kodiak Services could be treated as a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, and may not be feasible under applicable securities laws. The respective management teams agreed that a threshold of $50,000 for a Partnership Common Unitholder’s negative tax basis capital account in the Partnership would appropriately balance such concerns with the more adverse U.S. federal income tax consequences to such holders with a negative tax basis capital account in excess of that amount. The holders expected to meet or exceed that threshold included most of the largest unitholders of the Partnership, including Spartan. Any holders meeting the threshold that elect to receive OpCo Units would be subject to a lockup preventing them from selling such OpCo Units (or Kodiak Common Stock following a redemption) for 180 days following closing of the transaction, and following such period would be subject to certain limitations on the timing and amount of future exchanges. In contrast, holders that receive Kodiak Common Stock in a taxable transaction would have the ability, subject to certain limited circumstances, to immediately sell the Kodiak Common Stock they receive in the transaction, providing them access to liquidity to pay any applicable taxes.

On November 22, 2023, John Griggs, Kodiak’s Chief Financial Officer, contacted Mr. Byers and informed him that while Kodiak’s board of directors remained enthusiastic about the prospect of a potential transaction with the Partnership, it remained focused on reducing and / or eliminating transaction costs, including any debt commitment fees that would be payable by Kodiak in connection with obtaining a debt commitment letter at signing of the potential transaction. Accordingly, Mr. Griggs noted that the initial draft of the merger agreement to be provided by King & Spalding to Vinson & Elkins would not contemplate Kodiak obtaining committed debt financing at signing of the potential transaction, and it would also provide Kodiak with the option to terminate the merger agreement subject only to payment of a termination fee equal to 6% of the Partnership’s equity value.

From November 30, 2023 until December 5, 2023, Kodiak and the Partnership coordinated to provide responses to the due diligence inquiries from representatives of the Partnership regarding Kodiak, including holding a due diligence call on December 5, 2023 between the General Partner’s management, Kodiak management and representatives of the Partnership and Kodiak, including representatives of Jefferies, Vinson & Elkins, and King & Spalding.

On the afternoon of November 30, 2023, King & Spalding sent an initial draft of the merger agreement to Vinson & Elkins. The draft contemplated, among other things: (i) two reverse triangular mergers: a general partner merger and a limited partnership merger; (ii) the delivery of the Support Agreements by certain large unitholders of the Partnership, directors and officers of the General Partner, which would require the unitholders, officers and directors to deliver their written consent to the Mergers within twenty-four hours of the registration statement being declared effective, (iii) (a) an antitrust covenant that expressly disclaimed any obligation for Kodiak to (1) litigate any claim brought by DOJ, FTC or any other governmental entity with respect to the Mergers or (2) divest assets or otherwise take any action to limit or restrict the conduct of Kodiak’s business, and (b) no restriction on Kodiak from taking actions that could delay or impede the ability to consummate the Mergers; (iv) a financing cooperation covenant requiring the Partnership to (a) provide certain financial and legal information, (b) assist Kodiak in the preparation of offering memoranda, offering documents and materials for rating agency presentations, and (c) otherwise cooperate and assist in the negotiation and preparation of materials necessary to obtain debt financing sufficient to pay off the outstanding principal and interest of the Partnership’s first lien and second lien notes due in 2025 and 2026, respectively; (v) no obligation for Kodiak to attempt to consummate such debt financing; (vi) a termination fee payable by the Partnership in certain circumstances to be equal to 4.75% of the Partnership’s equity value; (vii) a termination fee payable by Kodiak in certain circumstances to be equal to 6% of the Partnership’s equity value, (viii) unilateral specific performance right for Kodiak, and (ix) interim operating covenants restricting the Partnership’s and Kodiak’s ability to conduct their respective businesses outside of the ordinary course of business prior to Closing.

On December 6, 2023, Vinson & Elkins and King & Spalding corresponded regarding the Partnership’s position on several key terms in King & Spalding’s November 30 draft of the merger agreement, including: (i) Kodiak’s option to terminate the merger agreement subject only to payment of a termination fee equal to 6% of the Partnership’s equity value, (ii) the efforts standard applicable to each of Kodiak and the Partnership with respect to obtaining the debt financing, and (iii) Kodiak’s obligations to take certain actions to pursue antitrust regulatory approvals. Also on December 6, 2023, Kodiak’s senior management and the General Partner’s management discussed key terms in the merger agreement.

On December 8, 2023, the General Partner’s management held an electronic meeting with the General Partner Board to discuss and review the status of the mutual due diligence process, the status of negotiations with respect to the exchange ratio and a potential counteroffer in light of changes in market prices of the Partnership Common Units, the proposed Up-C Structure, and an updated timeline for negotiation of the merger agreement. The General Partner Board instructed Jefferies to propose a new exchange ratio to Kodiak and on the same day representatives of Jefferies communicated a new exchange ratio of 0.0930 shares of Kodiak Common Stock per Partnership Common Unit to representatives of Kodiak.

On December 10, 2023, representatives of Barclays communicated to representatives of Jefferies a proposal for an exchange ratio of 0.0860 shares of Kodiak Common Stock per Partnership Common Unit. Later that day, King & Spalding and Vinson & Elkins corresponded regarding Kodiak’s position on several key terms previously discussed between King & Spalding and Vinson & Elkins on December 6, 2023.

On December 11, 2023, King & Spalding and Vinson & Elkins held a call to discuss certain items in the merger agreement. Shortly after the call, Vinson & Elkins sent a revised draft of the merger agreement to King & Spalding. The draft contemplated, among other things: (i) addition of a “fiduciary out” option which would (a) allow the Partnership to terminate the merger agreement to accept a superior proposal or (b) allow the General Partner Board to change its recommendation to the Partnership Common Unitholders if there was an intervening event that made the Mergers no longer advisable, in which case Kodiak would have a right to terminate the merger agreement; (ii) a covenant requiring Kodiak and the Partnership to consider any action, commitment or remedy to consummate the Mergers, including defending the transaction through litigation and making divestitures that would not reasonably be expected to result in a material adverse effect on Kodiak’s or the Partnership’s business; (iii) a termination fee payable by the Partnership in certain circumstances to be equal to

3% of the Partnership’s equity value and a termination fee payable by Kodiak in certain circumstances to be

$30 million; (iv) revisions to the negative interim operating covenants to (a) allow additional flexibility for the Partnership to operate its business in the interim period and (b) include additional restrictions on actions by Kodiak that could affect unitholder value, including restrictions on share repurchases and declaration of dividends exceeding a certain amount per share; (v) revision of the financing cooperation covenant to require Kodiak to exercise reasonable best efforts to obtain the debt financing, (vi) an outside date of September 1, 2024, with a mutual right to extend for two successive three-month periods if antitrust approvals had not been obtained by the outside date but all other conditions to closing had been satisfied; and (vii) a mutual specific performance right for Kodiak and the Partnership.

On December 12, 2023, Vinson & Elkins and King & Spalding held a call to discuss material terms in the draft of the merger agreement circulated by Vinson & Elkins the previous day, including the addition of new language in the merger agreement to reflect the Up-C Structure that had been agreed to between the General Partner’s management and Kodiak management. The Up-C Structure involved, among other things, allowing Eligible Unitholders to receive a number of OpCo Units equal to the Exchange Ratio and an equal number of shares of Series A Preferred Stock in exchange for each Partnership Common Unit held by such Eligible Unitholder as merger consideration.

On December 13, 2023, representatives of King & Spalding sent an initial draft of the form of support agreement to representatives of Vinson & Elkins. Between December 13, 2023 until the signing of the merger agreement, the parties negotiated the form of support agreement.

On December 14, 2023, King & Spalding sent a revised draft of the merger agreement to Vinson & Elkins, which reflected, among other things, (i) a proposal that unitholders signing Support Agreements would agree not to transfer Kodiak Common Stock for a period of 180 days following the effective time of the Mergers; (ii) acceptance of the Partnership’s right to terminate the Mergers to accept a superior proposal; (iii) (a) revisions to the negative interim operating covenants of the Partnership, including revisions pertaining to incurring debt, making distributions and incurring capital expenditures in the event on an emergency, or making cash or equity grants to employees or management of the Partnership and (b) revisions to the negative interim operating covenants of Kodiak, including deletion of the restriction on share repurchases, limitation of the restriction on interim period mergers or acquisitions and limitation of the restriction on declaring dividends exceeding a certain amount per share; (iv) revision of the antitrust covenant to (a) reinsert the disclaimer of any obligation for Kodiak to divest assets and (b) provide that the requirement to litigate against the DOJ, FTC or any other governmental entity with respect to the Mergers is a mutual obligation of Kodiak and the Partnership, (v) revisions to the financing cooperation covenant to provide that Kodiak’s obligations thereunder will be deemed satisfied upon a single attempt to arrange, obtain and consummate the debt financing prior to the outside date; and (vi) a termination fee payable by the Partnership in certain circumstances to be $15 million and a termination fee payable by Kodiak in certain circumstances to be $20 million.

On December 15, 2023, the General Partner Board held a special meeting to discuss the draft of the merger agreement received from King & Spalding and status of negotiations. Certain members of the General Partner’s management and representatives of Vinson & Elkins and Jefferies were also present at the meeting. Vinson & Elkins provided a summary of the terms of the most recent draft of the merger agreement and considerations the General Partner Board should be mindful of in evaluating the Mergers, including the standard of care required of each member of the General Partner Board under the Partnership’s limited partnership agreement and Delaware law. Vinson & Elkins also led a discussion regarding considerations with respect to the merger consideration to be made available to Eligible Unitholders, including that the pool of Eligible Unitholders was expected to include a significant number of unitholders that are not affiliated with the General Partner. Certain members of the General Partner’s management and Vinson & Elkins discussed key terms in the draft merger agreement. In addition, representatives of Jefferies reviewed with the General Partner Board their preliminary financial analysis of the exchange ratio based on the Management Forecasts (as defined below).

Between December 15, 2023 until the date of signing of the merger agreement, the parties exchanged and negotiated ancillary transaction agreements, including the Certificate of Designation and OpCo LLC Agreement. During this time, the parties also negotiated and exchanged drafts of disclosure letters.

On the afternoon of December 16, 2023, Vinson & Elkins sent a revised draft of the merger agreement to King & Spalding. This draft reflected, among other things: (i) the Up-C Structure where Eligible Unitholders could elect to receive 0.086 OpCo Units and an equal number of shares of Series A Preferred Stock in exchange for each Partnership Common Unit held by such unitholder prior to the effective time of the Mergers as merger consideration; (ii) revisions to the negative interim operating covenants (a) of the Partnership, including with respect to the ability of the Partnership to borrow under its revolving credit facility, the Partnership’s ability to make annual cash and/or equity grants to employees and certain members of management, and the ability of the Partnership to incur capital expenditures in the event of emergency and (b) of Kodiak with respect to its ability to conduct share repurchases in excess of $25 million or declare dividends exceeding a certain amount per share; (iii) a requirement for Kodiak to make two attempts to arrange, obtain and consummate a debt financing with the second attempt taking place at least thirty days following the first attempt; and (iv) a right for Kodiak to terminate the merger agreement in the event it was unsuccessful in obtaining debt financing and pay the termination fee. The parties continued to negotiate key points and exchanged interim drafts of the merger agreement reflecting incremental revisions to certain provisions. King & Spalding sent an initial draft of the registration rights agreement that evening.

During the day on December 17, 2023, the parties came to an agreement with respect to several ancillary agreements, including the Support Agreements.

Throughout the day on December 17, 2023 and the morning of December 18, 2023, representatives of each of King & Spalding and Vinson & Elkins exchanged drafts of the merger agreement and disclosure schedules.

On the afternoon of December 18, 2023 after receiving the draft of the merger agreement from Vinson & Elkins and determining that all material merger agreement terms were agreed, the General Partner Board reconvened to hold a special meeting in the late afternoon to approve the proposed transaction with Kodiak. Jefferies reviewed with the General Partner Board its financial analysis of the exchange ratio based on the Management Forecasts. Jefferies delivered to the General Partner Board its oral opinion, that was subsequently confirmed by delivery of a written opinion, dated December 18, 2023 and that is attached to this consent statement/prospectus as Annex F, that as of the date of such opinion, and based upon the assumptions, qualifications and limitations described in the opinion, the exchange ratio is fair, from a financial point of view, to the holders of Partnership Common Units (other than Cancelled Units), taking into account the Partnership GP Interest Merger Consideration issued to Spartan in the Subsequent LP Merger. Representatives of Vinson & Elkins also provided an update on the terms negotiated in the merger agreement. After discussion, the General Partner Board unanimously (i) determined that the merger agreement and transactions contemplated thereby, including the Mergers, were, (a) with respect to the LP Mergers, in the best interest of the Partnership and the holders of Partnership Common Units and fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership) and (b) with respect to the GP Merger and the Subsequent LP Merger, in the best interests of the General Partner and its sole member (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the Mergers, (iii) approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the Mergers, (iv) resolved to recommend adoption of the merger agreement by the Partnership Common Unitholders and (v) directed that the merger agreement be submitted to the Partnership Common Unitholders and Spartan for adoption.

On the night of December 18, 2023, King & Spalding sent a draft of the merger agreement to Vinson & Elkins, which represented the final, agreed form.

On the morning of December 19, 2023, representatives of each of Vinson & Elkins and King & Spalding finalized the merger agreement exhibits, disclosure schedules and Support Agreements, following which the Partnership and Kodiak executed and delivered the merger agreement. Concurrently with the execution of the merger agreement, Spartan, Orvieto, Merced and certain executive officers of the Partnership executed and delivered Support Agreements.

Prior to the opening of U.S. stock markets on December 19, 2023, the Partnership and Kodiak issued a joint press release announcing the merger agreement.

Approval of the General Partner Board and Reasons for the Mergers

On December 18, 2023, the General Partner Board, by unanimous vote, (i) determined that it is in the best interests of the Partnership (and the Partnership Common Unitholders) and the General Partner (and the holder of the GP Membership Interests) to enter into the merger agreement and to proceed with and consummate the Mergers and the other transactions contemplated thereby, (ii) determined that the merger agreement and the transactions contemplated thereby are, (A) with respect to the LP Mergers, in the best interests of the Partnership and the Partnership Common Unitholders, and fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership) and (B) with respect to the GP Merger and the Subsequent LP Merger, in the best interests of the General Partner and the holder of the GP Membership Interests, (iii) approved the merger agreement and the transactions contemplated thereby, including the Mergers, and (iv) directed that (A) the merger agreement, including the LP Mergers, be submitted to a vote of the Partnership Common Unitholders by written consent pursuant to Section 13.11 and Section 14.3(a) of the Partnership Agreement, and recommended approval of the merger agreement and the transactions contemplated thereby, including the LP Mergers, by the Partnership Common Unitholders and (B) the merger agreement and the GP Merger and the Subsequent LP Merger be submitted to a vote of the holder of the GP Membership Interests by written consent pursuant to Section 12.3(a) of the Limited Liability Company Agreement of the General Partner, dated as of January 27, 2021, and recommended approval of the merger agreement and the transactions contemplated thereby, including the GP Merger and the Subsequent LP Merger, by the holder of the GP Membership Interests.

In reaching its decision to approve and declare advisable the merger agreement, the Mergers and the other transactions contemplated by the merger agreement, the General Partner Board, as described in the section titled “The Mergers —Background of the Mergers” beginning on page 150 of this consent statement/prospectus, held a number of meetings, consulted with General Partner’s management and its respective outside legal and financial advisors, Vinson & Elkins and Jefferies, and considered the business, assets and liabilities, results of operations, financial performance, strategic direction and prospects of the Partnership and Kodiak. At its meeting held on December 18, 2023, after due consideration and consultation with General Partner management and outside legal and financial advisors, the General Partner Board unanimously, and in good faith, determined that it is in the best interests of the Partnership (and the Partnership Common Unitholders) and the General Partner (and the holder of the GP Membership Interests) to enter into the merger agreement and to proceed with and consummate the Mergers and the other transactions contemplated thereby.

In making its determination, approval, and in recommending that the Partnership Common Unitholders vote in favor of the adoption of the merger agreement by written consent, the General Partner Board consulted with the General Partner’s management and the General Partner Board’s respective outside legal and financial advisors, and considered a number of factors (not necessarily in order of relative importance) that the General Partner Board viewed as being generally positive or favorable in coming to its determination, approval, and related recommendation, including the following:

•

the fact that the merger consideration has an implied value per Partnership Common Unit of $1.65, based on the closing price of Kodiak Common Stock as of December 18, 2023 (the last trading day prior to the public announcement of the merger agreement), and represented a premium of approximately 6.8% to the Partnership’s 60-day volume weighted average price of $1.54;

•

the combined company is anticipated to have the largest contract compression fleet in the gas compression industry, offering treating, gas cooling, and aftermarket services with a strong presence in the most active U.S. basins, enabling the combined company to pursue additional commercial opportunities and achieve cost savings;

•

the significant anticipated expansion of financial scale of the combined company and expectation that the combined company will be in a solid financial position with a strong balance sheet providing the capability for pursuing opportunities for future investment, further innovation and significant financial flexibility;

•

the expectation that the fixed-revenue contracts with inflation-protection mechanisms that support Kodiak’s and the Partnership’s combined revenues would drive relatively stable cash flows through various commodity price cycles;

•	the combined company is anticipated to be in a better position to refinance the Partnership’s outstanding indebtedness, including its bonds due 2025, due to its scale and lower pro forma leverage;

•

the expectation that the combined company would generate $20 million of expected annualized run-rate cost synergies based on operating efficiencies and will have a strong position in key operating areas, including the Permian Basin, the most active basin in the United States;

•

the belief that, from an operational perspective, the Mergers will expand the scale, geographic diversity and footprint and access to capital markets of the combined company as compared to the Partnership as a standalone company;

•	the belief that the Mergers will improve the cost of capital of the combined company as compared to the Partnership as a standalone company;

•	the expectation that the transaction would be immediately accretive to Discretionary Cash Flow and Free Cash Flow per share, and leverage-neutral after expected synergies;

•	the experience and track record of Kodiak’s executive management team and the Kodiak Board, which are expected to continue on in their roles following the consummation of the transactions;

•

the belief that the Exchange Ratio provides greater value to the Partnership Common Unitholders than the long-term value of the Partnership as a standalone publicly traded partnership and that, after significant negotiation, the Exchange Ratio was Kodiak’s final offer and was the highest price per Partnership Common Units that Kodiak would be willing to pay;

•

the belief that the all-equity consideration allows the Partnership Common Unitholders to participate in the value and opportunities of Kodiak after the Mergers, including, among other things, an increased dividend, expected future growth, greater stock trading liquidity and significant opportunities for long-term value appreciation;

•

the fact that the Exchange Ratio provides for a fixed number of shares of Kodiak Common Stock or OpCo Units and shares of Series A Preferred Stock, as applicable, and therefore the implied value of the consideration payable to the Partnership Common Unitholders will increase in the event that the market price of Kodiak Common Stock increases prior to the closing of the transactions contemplated by the merger agreement;

•

that the Mergers and the all-equity consideration offered in connection therewith would provide, based on the Exchange Ratio, the Partnership Common Unitholders with ownership of approximately 14% of Kodiak’s equity on a fully diluted basis;

•

the fact that the General Partner Board considered the results of the due diligence reviews of Kodiak and its business conducted by the General Partner Board and its financial advisors and outside legal counsel, as well as the General Partner’s management;

•	the absence of other strategic alternatives available to the Partnership that would provide comparable or superior value and terms;

•	the fact that the Mergers and the issuance of Kodiak equity in connection with the Mergers are not subject to a vote of Kodiak’s equity owners;

•	that the Partnership is entitled to specific performance of Kodiak’s obligations under the merger agreement, subject to certain limited exceptions;

•	the fact that Spartan is receiving the same merger consideration per Partnership Common Unit as the other Partnership Common Unitholders;

•

the financial analyses of Jefferies, as reviewed, discussed with and relied on by the General Partner Board, as well as the opinion of Jefferies to the effect that, as of December 18, 2023, and based upon and subject to the assumptions, qualifications and limitations described in Jefferies’ opinion, the Exchange Ratio in the merger agreement was fair, from a financial point of view, to the Partnership Common Unitholders (other than cancelled units), taking into account the Partnership GP Interest Merger Consideration to be issued to Spartan in the Subsequent LP Merger, as more fully described under the section titled “The Mergers—Opinion of the General Partner Board’s Financial Advisor” beginning on page 165 of this consent statement/prospectus, and the full text of the written opinion of Jefferies, which is attached as Annex F to this consent statement/prospectus;

•

the information and discussions with General Partner management and outside legal and financial advisors regarding each of the Partnership’s and Kodiak’s business, assets, financial condition, results of operations, current business strategy and prospects, including the projected long-term financial results of each of the Partnership and Kodiak as a stand-alone company, the size and scale of the combined company and the expected effect of the Mergers on the combined company and its ability to achieve future growth and generate additional returns for the Partnership Common Unitholders;

•

the alignment of complementary cultures and operating philosophies, including a shared commitment to safety and integrity, employee development, operating efficiency, technological innovation, shareholder return policy and community relationships;

•	the anticipated customer, supplier, employee and other key stakeholder reactions to the Mergers;

•

the significance that Spartan Energy Partners LP, Merced Capital L.P. and Orvieto Fund LP, which together own more than 50% of the outstanding Partnership Common Units as of the execution date, are in support of the Mergers and have entered into separate Support Agreements obligating such unitholders to, subject to the terms and conditions of the Support Agreements, (i) deliver written consents covering all of their respective Partnership Common Units approving each of the matters for which the Partnership is soliciting consents of the Partnership Common Unitholders in accordance with the merger agreement and (ii) not transfer the Kodiak Common Stock received in connection with the Mergers for 180 days from the closing of the Mergers;

•

the General Partner Board’s view, after consultation with General Partner management and its outside legal advisors, concerning the likelihood that regulatory approvals and clearances necessary to consummate the Mergers would be obtained, without the imposition of conditions sufficiently material to preclude the Mergers;

•

the fact that qualifying Eligible Unitholders would be given the opportunity to elect to receive the Up-C Consideration in lieu of shares of Kodiak Common Stock, with the expectation that any such Electing Unitholders generally would not recognize any gain or loss for U.S. federal income tax purposes as a result of the Mergers in exchange for receiving a less liquid security that is also subject to a lock-up period of 180 days;

•

although the Mergers are expected to be a taxable transaction for the Partnership Common Unitholders (other than the Electing Unitholders) for U.S. federal income tax purposes, the expectation that the consequences of such a taxable transaction to the Partnership Common Unitholders (other than those eligible to be Electing Unitholders) would not be materially adverse; and

•

the review by the General Partner Board with General Partner management and outside legal advisor of the structure of the Mergers and the financial and other terms of the merger agreement, including the parties’ representations, warranties and covenants, the conditions to their respective obligations and the termination provisions as well as the likelihood of consummation of the proposed transactions and the evaluation of the General Partner Board of the likely time period necessary to complete the Mergers; the General Partner Board also considered the following specific aspects of the merger agreement:

•

the nature of the closing conditions included in the merger agreement, including the reciprocal exceptions to the events that would constitute a material adverse effect on either the Partnership or Kodiak for purposes of the merger agreement, as well as the likelihood of satisfaction of all conditions to completion of the transactions contemplated by the merger agreement;

•

that the representations and warranties of the Partnership or Kodiak, as well as the interim operating covenants requiring the parties to conduct their respective businesses in the ordinary course prior to completion of the Mergers, subject to specific limitations, are generally reciprocal;

•

the reciprocal requirements to use reasonable best efforts to obtain approvals or clearances by applicable competition authorities, including the obligation on each party to defend through litigation any claim asserted in any court or other governmental body with respect to the Mergers by the FTC, DOJ or any other applicable governmental entity;

•

the restrictions on the Partnership to (i) solicit or facilitate any inquiries or proposal that constitutes, or would reasonably be expected to lead to, an acquisition proposal, (ii) provide non-public information to third parties regarding an acquisition proposal and (iii) engaging in negotiations with third parties or entering into definitive agreements with respect to an acquisition proposal (“Non-Solicit”);

•

the limited exceptions to Non-Solicit which allow the General Partner Board to, prior to the termination of the Initial Superior Proposal Period, provide non-public information regarding the Partnership, and engage in discussions with a third party that makes an unsolicited written bona fide acquisition proposal if the General Partner Board determines in good faith after consultation with counsel, that failure to engage in such discussions would be inconsistent with the General Partner Board’s contractual “good faith” obligation as defined in the Partnership Agreement and such acquisition proposal constitutes or may reasonably constitute a superior proposal;

•

the fact that the General Partner Board has the ability to terminate the merger agreement under certain circumstances, including if Kodiak shall have breached or failed to perform its representations, warranties or covenants in certain circumstances;

•	the fact that Kodiak agreed to pay a significant termination fee to the Partnership if Kodiak fails to, under certain conditions, obtain the Minimum Debt Financing;

•	the fact that the General Partner Board, after discussing the termination fees with its advisors, believed that such fees were consistent with market practice; and

•

the inability of the General Partner Board to withdraw or change its recommendation to the Partnership Common Unitholders to provide consent in favor of the merger agreement unless a superior proposal is available prior to Superior Proposal Termination Period or an adverse intervening event has occurred prior to the receipt of the Burro Written Consent.

The General Partner Board also considered a number of uncertainties, risks and factors it deemed generally negative or unfavorable in making its determination, approval and related recommendation, including the following (not necessarily in order of relative importance):

•

the fact that the General Partner Board did not conduct a public auction process or other formal solicitation of interest from third parties for the acquisition of Partnership Common Units; and that while management of the Partnership had discussions with other parties, none of the discussions led to sufficiently attractive offers or proposals believed to have a reasonable likelihood of yielding any offers commensurate with the terms of the transaction with Kodiak;

•	the risk that Mergers may not be consummated due to Kodiak’s inability to secure the Minimum Debt Financing;

•

Kodiak’s unwillingness to accept a post-signing market check of the proposed transaction based on the fact that Kodiak required the Support Agreements from the Supporting Unitholders contractually obligating them to deliver written consents approving the Mergers;

•

the fact that the Exchange Ratio in the merger agreement provides for a fixed number of shares of Kodiak Common Stock or OpCo Units and shares of Series A Preferred Stock, and, as such, Partnership Common Unitholders cannot be certain at the time of submitting their consent to the transactions of the market value of the merger consideration they will receive, and the possibility that Partnership Common Unitholders could be adversely affected by a decrease in the trading price of Kodiak Common Stock before the closing of the Mergers and the fact that the merger agreement does not provide the Partnership with a value-based termination right;

•	the risk that Kodiak’s financial performance may not meet the General Partner Board’s expectations;

•

the difficulties and challenges inherent in completing the Mergers and integrating the businesses, operations and workforces of the Partnership and Kodiak and the risk that anticipated benefits of the Mergers, including cost synergies, might not be realized;

•

the fact that the Mergers may not be completed in a timely manner, or at all, including that completion of the Mergers depends on factors outside of the Partnership’s or Kodiak’s control, and the risk that the pendency of the Mergers for an extended period of time following the announcement of the execution of the merger agreement could have an adverse impact on the Partnership and/or Kodiak, including their respective customer, supplier and other key stakeholder relationships;

•	the possible diversion of management and employee attention for an extended period of time during the pendency of the Mergers;

•	the risk that, despite the retention efforts of the Partnership and Kodiak prior to the consummation of the Mergers, the combined company may lose key personnel;

•

the provisions of the merger agreement which prohibit the Partnership from soliciting or entertaining other acquisition proposals and the potential payment to Kodiak by the Partnership of a termination fee of $15 million, if the merger agreement is terminated in certain circumstances as described in the section titled “The Merger Agreement—Termination Fees” beginning on page 216 of this consent statement/prospectus;

•

the potential negative impact on the market price of Partnership Common Units if the merger agreement is terminated, the reason or reasons for such termination and whether such termination results from factors adversely affecting the Partnership, including (a) the possibility that, as a result of the termination of the merger agreement, potential acquirers may consider the Partnership to be an unattractive acquisition candidate and (b) the possible sale of Partnership Common Units by short-term investors following announcement that the merger agreement was terminated;

•

the risk that the $20 million termination fee to which the Partnership may be entitled, subject to the terms and conditions of the merger agreement, if the merger agreement is terminated in certain circumstances may not be sufficient to compensate the Partnership for the harm that it might suffer as a result of such termination;

•	the potential for litigation relating to the Mergers and the associated costs, burden and inconvenience involved in defending those proceedings;

•	that certain provisions of the merger agreement may have the effect of discouraging alternative proposals involving the Partnership;

•

the restrictions in the merger agreement on the conduct of the Partnership’s business during the period between execution of the merger agreement and the consummation of the Mergers, including that the Partnership must use reasonable best efforts to conduct its business in the ordinary course, subject to specific limitations, which could negatively impact the Partnership’s ability to pursue certain business opportunities or strategic transactions;

•

the risk that regulatory agencies may delay, object to and challenge the Mergers or may impose terms and conditions in order to resolve those objections that adversely affect the financial results of the Partnership or Kodiak prior to the closing, or the combined company following the effective time of the Mergers;

•

the fact that Partnership Common Unitholders, including the unaffiliated Partnership Common Unitholders, are not entitled to dissenters’ or appraisal rights under the merger agreement, the Partnership Agreement or Delaware law;

•

the fact that the terms of the merger agreement do not require approval of a majority of the unaffiliated Partnership Common Unitholders to be obtained in order to consummate the transactions contemplated thereby;

•

the General Partner Board considered the limited ability of a third party to enter into a strategic combination with the Partnership on terms more favorable than the Mergers with Kodiak as a result of the Non-Solicit and exceptions thereto, as well as the provisions of the Support Agreements obligating more than 50% of the Partnership Common Unitholders to provide their consent with respect to the Mergers;

•

the fact that the Exchange Ratio is fixed under the merger agreement, meaning that the trading value of the merger consideration, consisting of 0.086 shares of Kodiak Common Stock or OpCo Units and shares of Series A Preferred Stock, as applicable, for each Partnership Common Unit, upon consummation of the Mergers might be more or less than the trading value of such consideration on the date of the execution of the merger agreement;

•	the substantial transaction costs to be incurred in connection with the Mergers; and

•

the risks of the type and nature described in the sections titled “Risk Factors” and the matters described in the section titled “Cautionary Statement Regarding Forward-Looking Statements” of this consent statement/prospectus beginning on pages 29 and 74, respectively.

The General Partner Board considered all of these factors as a whole, as well as others, and, on balance, concluded that it supported a favorable determination to approve the merger agreement and to make its recommendations to the Partnership Common Unitholders.

In addition, the General Partner Board was aware of and considered the interests of its directors and executive officers that are different from, or in addition to, the interests of the Partnership Common Unitholders generally, including the treatment of equity awards held by such directors and executive officers in the Mergers described in the section titled “The Mergers” beginning on page 150 of this consent statement/prospectus and the obligation of the combined company to indemnify the Partnership’s directors and officers against certain claims and liabilities.

The foregoing discussion of the information and factors that the General Partner Board considered is not intended to be exhaustive, but rather is meant to include the material factors that the General Partner Board considered. The General Partner Board collectively reached the conclusion to approve the merger agreement, the Mergers and the other transactions contemplated by the merger agreement in light of the various factors described above and other factors that the members of the General Partner Board believe were appropriate. In view of the complexity and wide variety of factors, both positive and negative, that the General Partner Board considered in connection with its evaluation of the Mergers, the General Partner Board did not find it practical, and did not attempt, to quantify, rank or otherwise assign relative or specific weights or values to any of the factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the General Partner Board. Moreover, each member of the General Partner Board applied his or her own personal business judgment to the process and may have given different weight to different factors. The General Partner Board based its recommendation on the totality of the information presented, including thorough discussions with, and questioning of, General Partner management and the General Partner’s outside legal and financial advisors. The General Partner Board considered the financial analyses, the fairness opinion provided by Jefferies on December 18, 2023, as well as other factors it considered (as described above), in reaching its conclusions regarding the transactions contemplated by the merger agreement and whether such transactions were in the best interests of the Partnership and the Partnership Common Unitholders. Overall, the General Partner Board believed that the positive factors supporting the transactions contemplated by the merger agreement outweighed the negative factors they considered.

The General Partner and the General Partner Board have not, including, without limitation, in making the determinations set forth above, assumed any obligations to the Partnership Common Unitholders (whether fiduciary, contractual, implied, or otherwise) other than those obligations that exist in the Partnership Agreement. Under the Partnership Agreement, whenever the General Partner makes a determination or takes or declines to take any other action (including action taken by the General Partner Board or any committee thereof), in its capacity as the general partner of the Partnership, the General Partner, the General Partner Board or the applicable committee thereof must make such determination or take or decline to take such other action in good faith, and such determination, action or omission is not subject to any other or different standard under applicable law. Under the Partnership Agreement, an action or determination will be deemed to be made in “good faith” if the person or persons making such determination or taking or declining to take such other action must believe that the determination or other action is in the best interests of the Partnership or the Partnership Common Unitholders. Nothing in this consent statement/prospectus or the actions or determinations of the General Partner or the General Partner Board described in this consent statement/prospectus should be read to mean that the General Partner or the General Partner Board assumed any obligations to the Partnership or its limited partners (whether fiduciary, contractual, implied, or otherwise) other than those obligations that exist in the Partnership Agreement. You are urged to read the full text of the Partnership Agreement, which is incorporated by reference into this consent statement/prospectus. See the section titled “Where You Can Find More Information” beginning on page 283 of this consent statement/prospectus.

In considering whether to consent to the adoption of the merger agreement, Partnership Common Unitholders should be aware that the executive officers and directors of the General Partner have certain interests in the transaction that may be different from, or in addition to, the interests of Partnership Common Unitholders generally. See the section titled “The Mergers” beginning on page 150 of this consent statement/prospectus.

The foregoing description of the General Partner’s consideration of the factors supporting the Mergers is forward-looking in nature. This information should be read in light of the factors discussed in the section titled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 74 of this consent statement/prospectus.

Opinion of the General Partner Board’s Financial Advisor

In October 2023, the General Partner Board retained Jefferies to act as its financial advisor in connection with a possible sale, disposition, or other business transaction or series of transactions involving all or a material portion of the equity in or assets of one or more entities comprising the Partnership. In connection with this engagement, the General Partner Board requested that Jefferies evaluate the fairness to the Partnership and to the holders of Partnership Common Units (excluding the Cancelled Units) from a financial point of view, of the Exchange Ratio set forth in the merger agreement, taking into account the Partnership GP Interest Merger Consideration to be issued to Spartan in the Subsequent LP Merger. At the meeting of the General Partner Board on December 18, 2023, Jefferies rendered an oral opinion, confirmed by delivery of a written opinion dated as of the same date, to the General Partner Board to the effect that, as of that date and based upon and subject to the various assumptions, qualifications and limitations on the scope of the review undertaken by Jefferies as set forth in its opinion, the Exchange Ratio set forth in the merger agreement was fair, from a financial point of view, to the Partnership and to the holders of Partnership Common Units (excluding Cancelled Units), taking into account the Partnership GP Interest Merger Consideration to be issued to Spartan in the Subsequent LP Merger.

The full text of the written opinion of Jefferies, dated as of December 18, 2023, is attached hereto as Annex F. Jefferies’ opinion sets forth, among other things, the assumptions, qualifications and limitations on the scope of the review undertaken by Jefferies in rendering its opinion. Jefferies’ opinion was directed to the General Partner Board and addresses only the fairness, from a financial point of view, of the Exchange Ratio set forth in the merger agreement as of the date of the opinion to the Partnership and to the holders of Partnership Common Units (excluding Cancelled Units), taking into account the Partnership GP Interest Merger Consideration to be issued to Spartan in the Subsequent LP Merger. It does not address any other aspects of the transactions contemplated by the merger agreement and does not constitute a recommendation as to how or whether any holders of Partnership Common Units should consent, vote or act with respect to the transactions contemplated by the merger agreement or any matter related thereto. The summary of the opinion of Jefferies set forth below is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Jefferies, among other things:

•	reviewed a draft dated December 18, 2023 of the Merger Agreement;

•	reviewed certain publicly available financial and other information about each of the Partnership and Kodiak;

•

reviewed certain information furnished to Jefferies by management of the General Partner, relating to the business, operations and prospects of the Partnership, including financial forecasts and analyses under various business assumptions;

•

reviewed certain information furnished to Jefferies by Kodiak management, relating to the business, operations and prospects of Kodiak, including financial forecasts and analyses under various business assumptions, which information was reviewed by management of the Partnership and approved for Jefferies’ use by the General Partner;

•	considered the potential pro forma impact of the Mergers;

•	held discussions with members of senior management of the General Partner concerning the matters described in the second, third, fourth and fifth bullet points above;

•	reviewed the implied trading multiples of certain publicly traded companies or partnerships that Jefferies deemed relevant in evaluating the Partnership and Kodiak; and

•	conducted such other financial studies, analyses and investigations as Jefferies deemed appropriate.

In Jefferies’ review and analysis and in rendering its opinion, with the General Partner’s permission, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by or on behalf of the Partnership, the General Partner or Kodiak or that was publicly available to Jefferies (including, without limitation, the information described above), or that was otherwise reviewed by Jefferies. Jefferies relied on assurances of the management of the General Partner that it was not aware of any facts or circumstances that would make such information inaccurate or misleading. In Jefferies’ review, Jefferies did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did Jefferies conduct a physical inspection of any of the properties or facilities of, the Partnership or Kodiak, nor was Jefferies furnished with any such evaluations or appraisals, nor did Jefferies assume any responsibility to obtain any such evaluations or appraisals.

With respect to the financial forecasts provided to and, at the General Partner’s direction, reviewed by Jefferies, Jefferies noted that projecting future results of any company is inherently subject to uncertainty. With respect to the Projections for the Partnership prepared by management of the General Partner and provided to Jefferies by the Partnership, the General Partner management informed Jefferies, and Jefferies assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the General Partner as to the future financial performance of the Partnership. With respect to the Projections for Kodiak forecasts prepared by Kodiak management, reviewed by management of the General Partner and approved for Jefferies’ use by the General Partner, the General Partner informed Jefferies, and Jefferies assumed, that such financial forecasts were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgment of management of the General Partner as to the future financial performance of Kodiak. Jefferies expressed no opinion as to such financial forecasts or the assumptions on which they were made, nor did Jefferies express any opinion as to any potential pro forma effects of the Mergers.

Jefferies’ opinion was based on economic, monetary, regulatory, market and other conditions existing and which could be evaluated as of the date of its opinion. Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting Jefferies’ opinion of which Jefferies became aware after the date of its opinion.

Jefferies made no independent investigation of any legal or accounting matters affecting the Partnership or Kodiak, and Jefferies assumed the correctness in all respects material to Jefferies’ analysis of all legal, accounting, and tax advice given to the Partnership and the General Partner Board, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the merger agreement to the Partnership, Kodiak and the holders of Partnership Common Units. Jefferies assumed that the final form of the merger agreement would be substantially similar to the last draft reviewed by Jefferies in all respects material to Jefferies’ opinion. Jefferies also assumed that the transactions contemplated by the merger agreement would be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any term, condition or agreement. Jefferies also assumed that in the course of obtaining any necessary regulatory or third-party approvals, consents and releases for the transactions contemplated by the merger agreement, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on the Partnership, Kodiak, or the contemplated benefits of the transactions contemplated by the merger agreement, in any respect material to Jefferies’ opinion. Jefferies also expressed no opinion as to the price of shares of Kodiak Common Stock or any other securities of Kodiak that would trade at any future time.

Jefferies’ opinion was for the use and benefit of the General Partner Board (in its capacity as such) in its consideration of the transactions contemplated by the merger agreement, and Jefferies’ opinion did not address the relative merits of the transactions contemplated by the merger agreement as compared to any alternative transaction or opportunity that might be available to the Partnership , nor did it address the underlying business decision by the Partnership to engage in the transactions contemplated by the merger agreement. In addition, Jefferies was not asked to address, and its opinion did not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Partnership, other than the holders of Partnership Common Units (excluding Cancelled Units). Jefferies expressed no opinion with respect to the Partnership GP Interest Merger Consideration to be received by Spartan with respect to the number of notional units representing the economic Partnership GP Interest held by the General Partner, whether relative to the Kodiak Common Stock Consideration or otherwise. Jefferies’ opinion was authorized by the Fairness Opinion Committee of Jefferies.

In connection with rendering its opinion, Jefferies performed a variety of financial and comparative analyses, which are summarized below. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the applications of those methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Jefferies believes that its analyses must be considered as a whole. Considering any portion of Jefferies’ analyses or the factors considered by Jefferies, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusion expressed in Jefferies’ opinion. In addition, Jefferies may have given various analyses more or less weight than other analyses and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described below should not be taken to be Jefferies’ view of the Partnership’s or Kodiak’s actual value. Accordingly, the conclusions reached by Jefferies are based on all analyses and factors taken as a whole and also on the application of Jefferies’ own experience and judgment.

In performing its analyses, Jefferies made numerous assumptions with respect to industry performance, general business, economic, monetary, regulatory, market and other conditions and other matters, many of which are beyond the parties’ and Jefferies’ control. The analyses performed by Jefferies are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the per unit or per share value of the Partnership Common Units or the Kodiak Common Stock, respectively, do not purport to be appraisals or to reflect the prices at which the Partnership Common Units or the Kodiak Common Stock, as applicable, may actually be sold or acquired. The analyses performed were prepared solely as part of Jefferies’ analysis of the fairness, from a financial point of view, of the Exchange Ratio to the Partnership and to the holders of Partnership Common Units (excluding Cancelled Units), taking into account the Partnership GP Interest Merger Consideration to be issued to Spartan in the Subsequent LP Merger, and were provided to the General Partner Board in connection with the delivery of Jefferies’ opinion.

The following is a summary of the material financial and comparative analyses performed by Jefferies in connection with Jefferies’ delivery of its opinion and that were presented to the General Partner Board at the meeting on December 18, 2023. The financial analyses summarized below include information presented in tabular format. In order to fully understand Jefferies’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies’ financial analyses. The following summary does not purport to be a complete description of the financial analyses performed by Jefferies and factors considered in connection with Jefferies’ opinion.

Unaudited Financial Projections Provided to Jefferies

Management of the General Partner provided Jefferies with unaudited financial projections for the Partnership for the years 2024 through 2028 on a stand-alone basis without giving effect to the transactions contemplated by the merger agreement, which unaudited projections were approved for Jefferies’ use by the General Partner. Kodiak management provided Jefferies with unaudited financial projections for Kodiak for the years 2024 through 2028 on a stand-alone basis without giving effect to the transactions contemplated by the merger agreement, and such unaudited projections were reviewed by management of the General Partner and approved for Jefferies’ use by the General Partner. These unaudited financial projections for the Partnership and Kodiak are referred to collectively as the “Management Forecasts” and are set out in the section titled “The Partnership and Kodiak Unaudited Prospective Financial Information” beginning on page 173. Jefferies used the Management Forecasts in performing certain valuation analyses, as applicable, to imply valuations for each of the Partnership and Kodiak on a stand-alone basis without giving effect to the transactions contemplated by the merger agreement. For further information regarding the Management Forecasts and the terms defined therein, see the section titled “The Partnership and Kodiak Unaudited Prospective Financial Information” beginning on page 173.

In calculating implied exchange ratio ranges as reflected in certain of the analyses described below, Jefferies:

1.

divided the low-end of the approximate implied per unit equity value ranges derived for the Partnership from such analyses by the high-end of the approximate implied per share equity value ranges derived for Kodiak from such analyses in order to calculate the low-end of the implied exchange ratio ranges; and

2.

divided the high-end of the approximate implied per unit equity value ranges derived for the Partnership from such analyses by the low-end of the approximate implied per share equity value ranges derived for Kodiak from such analyses in order to calculate the high-end of the implied exchange ratio ranges.

Selected Public Companies Analysis

Jefferies performed a selected public companies analysis of each of the Partnership and Kodiak in which Jefferies reviewed publicly available financial, stock market and operating information of the Partnership, Kodiak and the selected publicly traded companies and partnerships listed below.

In performing a selected public companies analysis of each of the Partnership and Kodiak, Jefferies reviewed publicly available financial, stock market information and operating information of the following compression companies, referred to as the selected companies, that Jefferies in its professional judgment considered generally relevant to the Partnership and Kodiak for purposes of its financial analyses:

•	USA Compression Partners, LP,

•	Archrock, Inc.,

•	Enerflex Ltd., and

•	Natural Gas Services Group, Inc.

For each of the selected companies, Jefferies reviewed, among other information, current yields as of December 18, 2023, estimated yields for calendar year 2024, and estimated enterprise values as a multiple, to the extent publicly available, of estimated EBITDA for calendar years 2024 and 2025. For purposes of this analysis, Jefferies calculated “yields” as the current or estimated distributions per unit (in case of a partnership) or dividends per share (in case of a corporation) divided by the current unit or share price, as applicable, based on closing unit or share prices on December 18, 2023, the last full trading day prior to the date that Jefferies delivered its opinion to the General Partner Board. Enterprise values for each of the selected companies, the Partnership, and Kodiak were calculated as (x) equity value, based on fully diluted units or shares outstanding and the closing share or unit price as of December 18, 2023, plus (y) total debt, preferred shares and non-controlling interests (as applicable) less (z) cash and cash equivalents. Estimated financial data of the selected companies were based on publicly available research analysts’ estimates and other publicly available information. Estimated financial data for each of the Partnership and Kodiak was based on the Management Forecasts.

In its analysis, Jefferies derived and compared yields and multiples for the Partnership, Kodiak and the selected companies, as follows:

•	current yields as of December 18, 2023 (referred to below as “Current Yield”),

•	estimated yields for calendar year 2024 (referred to below as “2024E Yield”),

•	the total enterprise value divided by estimated EBITDA for calendar year 2024 (referred to below as “TEV/2024E EBITDA”), and

•	the total enterprise value divided by estimated EBITDA for calendar year 2025 (referred to below as “TEV/2025E EBITDA”).

This analysis indicated the following:

Selected Companies Multiples

	Low	High	Mean	Median
Selected Companies
Current Yield	0%	9%	4%	3%
2024E Yield	0%	9%	4%	3%
TEV/2024E EBITDA	4.0x	9.7x	6.8x	6.6x
TEV/2025E EBITDA	3.9x	9.3x	6.4x	6.2x

Using the reference ranges for the benchmarks set forth below, which ranges were selected by Jefferies in its professional judgment, based on estimated distributions per Partnership Common Unit of $0.04 and estimated Partnership Adjusted EBITDA of $147 million for 2024 and $169 million for 2025 from the Management Forecasts, Jefferies determined implied per unit equity value ranges for the Partnership as follows:

CCLP Benchmark	Range	CCLP Implied Per Unit Equity Value Range (in U.S. dollars)
Current Yield	2.5%—3.5%	$1.14—$1.60
2024E Yield	3.5%—4.5%	$0.89—$1.14
TEV/2024E Adjusted EBITDA	5.5x—6.5x	$1.34—$2.38
TEV/2025E Adjusted EBITDA	5.0x—6.0x	$1.59—$2.77

Using the reference ranges for the benchmarks set forth below, which ranges were selected by Jefferies in its professional judgment, based on estimated dividends per share of Kodiak Common Stock of $1.63 and estimated Kodiak Adjusted EBITDA of $480 million for 2024 and $536 million for 2025, from the Management Forecasts, Jefferies determined implied per share equity value ranges for Kodiak as follows:

Kodiak Benchmark	Range	Kodiak Implied Per Share Equity Value Range (in U.S. dollars)
Current Yield	8.0%—10.0%	$16.34—$20.43
2024E Yield	8.0%—10.5%	$15.56—$20.43
TEV/2024E Adjusted EBITDA	6.5x—8.0x	$17.14—$26.44
TEV/2025E Adjusted EBITDA	6.0x—7.5x	$18.34—$28.72

Using the implied value ranges per Partnership Common Unit and share of Kodiak Common Stock using the analyses described above, Jefferies calculated the ratio of the lowest implied value per Partnership Common Unit to the highest implied value per share of Kodiak Common Stock, and the ratio of the lowest implied value per share of Kodiak Common Stock to the highest implied value per Partnership Common Unit.

This analysis indicated the following:

Implied Exchange Ratio Ranges

Benchmark	Implied Exchange Ratio Range
Current Yield	0.056x—0.098x
2024E Yield	0.044x—0.073x
TEV/2024E Adjusted EBITDA	0.051x—0.139x
TEV/2025E Adjusted EBITDA	0.055x—0.151x

No company or partnership utilized in the selected public company analysis is identical to the Partnership or Kodiak. In evaluating the selected companies, Jefferies made numerous judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the Partnership’s, Kodiak’s and Jefferies’ control. Mathematical analysis, such as determining the median, is not in itself a meaningful method of using comparable company data.

Discounted Cash Flow Analysis

Using the Management Forecasts, Jefferies performed separate discounted cash flow analyses of the Partnership and Kodiak by calculating the estimated present value of the unlevered free cash flow that each of the Partnership and Kodiak was forecasted to generate during the calendar years 2024 through 2028, and the estimated terminal values for each of the Partnership and Kodiak. The unlevered free cash flow for each of the Partnership and Kodiak was calculated as Adjusted EBITDA less capital expenditures, based on the Management Forecasts. The terminal value of the Partnership was calculated by applying a selected terminal multiple range of 5.0x to 6.0x to the Partnership’s estimated Adjusted EBITDA for the 2028 calendar year, and the terminal value of Kodiak was calculated by applying a selected terminal multiple range of 6.0x to 7.5x to Kodiak’s estimated Adjusted EBITDA for the 2028 calendar year, in each case based on the Management Forecasts. Jefferies calculated the present value of the Partnership’s estimated unlevered free cash flow and terminal value using a discount rate of 11.30% to 12.30%, and calculated the present value of the Kodiak estimated unlevered free cash flow and terminal value using a discount rate of 8.78% to 9.78%, which rates were based on the weighted average cost of capital for companies with similar size and in similar businesses as each of the Partnership and Kodiak, respectively. This analysis indicated an implied per share equity value range for the Partnership of US$2.53 to US$3.76, and an implied per unit equity value range for Kodiak of US$25.08 to US$35.39.

Using the implied value ranges per Partnership Common Unit and share of Kodiak Common Stock derived using the discounted cash flow analyses summarized above, Jefferies calculated the ratio of the lowest implied value per Partnership Common Unit to the highest implied value per share of Kodiak Common Stock, and the ratio of the lowest implied value per Partnership Common Unit to the highest implied value per share of Kodiak Common Stock.

This analysis indicated the following:

Implied Exchange Ratio Range
0.071x—0.150x

Third Party Premiums Paid

For informational purposes only, using publicly available information Jefferies reviewed the premiums paid in sixteen selected transactions announced since January 2013 and listed below that Jefferies in its professional judgment considered generally relevant to its review of the financial terms of the transactions contemplated by the merger agreement because they involved transactions in the energy industry. Such transactions, referred to as the selected third party transactions, and the month and year each was announced, were as follows:

Date Announced	Buyer	Seller
08/16/23	Energy Transfer Partners	Crestwood Equity Partners LP
05/14/23	ONEOK, Inc.	Magellan Midstream Partners LP
01/24/23	Enerflex Ltd.	Exterran Corporation
10/26/21	Crestwood Equity Partners LP	Oasis Midstream Partners LP
02/17/21	Energy Transfer LP	Enable Midstream Partners, LP
09/16/19	Energy Transfer LP	SemGroup Corporation
05/10/19	IFM Global Infrastructure Fund	Buckeye Partners LP
08/29/17	Zenith Energy Inc.	Arc Logistics Partners LP
05/18/17	Energy Transfer Partners	PennTex Midstream Partners

Date Announced	Buyer	Seller
09/06/16	Enbridge, Inc.	Spectra Energy Corp.
07/13/15	MPLX LP	MarkWest Energy Partners LP
10/13/14	Targa Resources Partners LP	Atlas Energy L.P.
11/12/14	Enterprise Products Partners L.P.	Oiltanking Products L.P.
10/10/13	Regency Energy Partners	PVR Partners
05/06/13	Inergy Midstream	Crestwood Midstream Partners
01/29/13	Kinder Morgan Energy Partners L.P.	Copano Energy, L.L.C.

For each of the selected third party transactions, Jefferies calculated the premium represented by the offer price over the target company’s closing unit or stock price one trading day prior to the transaction’s announcement, and the premium represented by the offer price over the target’s seven-day average unit or stock trading price and 30-day average unit or stock trading price prior to the transaction’s announcement. The analysis indicated the following premiums for those time periods prior to announcement:

Premiums Paid Percentages

Time Period Prior to Announcement	75th Percentile	Mean	Median	25th Percentile
1 Trading Day	26.2%	25.1%	16.6%	10.9%
7 Trading Days Average	24.8%	25.1%	18.3%	9.8%

Time Period Prior to Announcement	75th Percentile	Mean	Median	25th Percentile
30 Trading Days Average	24.3%	24.9%	17.3%	10.0%

Applying the lowest implied unit price from the 25th percentile of the foregoing analysis (i.e., approximately 10.0% to the average 30 day unit trading price prior to announcement) and the highest implied unit price from the 75th percentile of the foregoing analysis (i.e., approximately 24.8% to the average seven-day unit trading price to announcement) to the Partnership Common Unit 30-day average trading price of $1.59 and average seven-day trading price of $1.74, respectively, this review indicated a range of implied equity values per Partnership Common Unit of $1.75 to $2.17.

Using the implied value ranges per Partnership Common Unit derived from Jefferies’ review of third party premiums paid as summarized above and the closing price per share of Kodiak Common Stock on December 18, 2023 of $19.13, Jefferies calculated the ratio of the lowest implied value per Partnership Common Unit to the closing price per share of Kodiak Common Stock on December 18, 2023, and the ratio of the highest implied value per Partnership Common Unit to the closing price per share of Kodiak Common Stock on December 18, 2023. Jefferies’ review of third party premiums paid in selected third party transactions indicated an implied exchange ratio range of 0.092x to 0.114x.

No third party transaction reviewed by Jefferies is identical to the transactions contemplated by the merger agreement, and none of the target companies in such transactions is identical to the Partnership. The review by Jefferies of premiums paid in selected third party transactions described above was not a valuation methodology used by Jefferies in rendering its fairness opinion.

General

Jefferies’ opinion was one of many factors taken into consideration by the General Partner Board in making its determination to approve the proposed transactions contemplated by the merger agreement and should not be considered determinative of the views of the General Partner Board with respect to the proposed transactions contemplated by the merger agreement or the Exchange Ratio.

Jefferies was selected by the General Partner Board based on Jefferies’ qualifications, expertise and reputation. Jefferies is an internationally recognized investment banking and advisory firm. Jefferies, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services.

Jefferies was engaged by the Partnership to act as financial advisor to the Partnership in connection with a possible sale, disposition or other business transaction or series of transactions involving all or a material portion of the equity or assets of one or more entities comprising the Partnership. Pursuant to Jefferies’ engagement as financial advisor to the Partnership and as a result of the Partnership’s entry into the merger agreement and other transactions contemplated therein, Jefferies will receive a fee for its services. The Partnership has agreed to pay Jefferies a fee of US$6.0 million, US$0.5 million of which was payable upon delivery of Jefferies’ opinion, and US$5.5 million of which is payable upon the closing of the Mergers contemplated by the merger agreement. The Partnership has also agreed to reimburse Jefferies for all out-of-pocket expenses (including fees and expenses of its counsel, ancillary expenses and the fees and expenses of any other independent experts retained by Jefferies) and to indemnify Jefferies against certain liabilities arising out of or in connection with the services rendered and to be rendered by it under its engagement. Jefferies did not provide financial advisory or financing services for the Partnership or Kodiak, nor did Jefferies’ receive fees from, the Partnership or Kodiak during the past two years. In the ordinary course of business, Jefferies and its affiliates may trade or hold securities of the Partnership, Kodiak, and/or their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions in those securities. In addition, in the future Jefferies may seek to provide financial advisory and/or financing services to the Partnership, Kodiak or entities that are affiliated with the Partnership or Kodiak, for which Jefferies would expect to receive compensation. Except as otherwise expressly provided in its engagement letter with the Partnership, Jefferies’ opinion may not be used or referred to by the Partnership, or quoted or disclosed to any person in any manner, without Jefferies’ prior written consent.

The Partnership and Kodiak Unaudited Prospective Financial Information

The Partnership and Kodiak do not as a matter of course make public long-term forecasts or internal projections as to future sales, performance, revenues, earnings or other results due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. As a result, the Partnership and Kodiak do not endorse the unaudited prospective financial information as a reliable indication of future results. However, the unaudited prospective financial information set forth below is included to present the financial information made available and utilized in connection with the General Partner Board’s evaluations of the Mergers and the other transactions contemplated by the merger agreement. The unaudited internal financial forecasts with respect to the Partnership and Kodiak were prepared by the management of the Partnership and Kodiak, respectively, for the years 2024 through 2028 on a standalone basis without giving effect to the Mergers, and were provided to the General Partner Board and Kodiak in connection with the Mergers (collectively, the “Management Forecasts”). The Management Forecasts were also provided to Jefferies for its use and reliance in connection with the financial analyses that Jefferies performed in connection with its opinion described in the section titled “—Opinion of the General Partner Board’s Financial Advisor.” The inclusion of this information should not be regarded as an indication that any of the Partnership, Kodiak, their respective advisors, or other representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future performance or events, or that it should be construed as financial guidance, and such summary projections set forth below should not be relied on as such. The Management Forecasts are not being included in this consent statement/prospectus in order to influence any holder of Partnership Common Units to make an investment decision with respect to the Mergers or to influence any holder of Partnership Common Units as to whether such unitholder should deliver a written consent or act with respect to the approval of the merger agreement, the Mergers or the other transactions contemplated by the merger agreement or any other matter.

This information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity, the Management Forecasts reflect numerous estimates and assumptions that were deemed to be reasonable as of the respective dates the estimates and assumptions were made, but are inherently uncertain and may be beyond the control of the General Partner’s and Kodiak’s management, including, among others, the Partnership’s and Kodiak’s future results, changes in the oil and gas industry (including with respect to the supply, demand or price of oil, natural gas, and natural gas liquids), the competitive nature of natural gas compression services and treating services industry in which the Partnership and Kodiak conduct their business, general economic and regulatory conditions, and other matters described in the sections titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” The Management Forecasts reflect both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The Partnership and Kodiak can give no assurance that the Management Forecasts and the underlying estimates and assumptions will be realized. In addition, since the Management Forecasts are inherently forward looking and cover multiple years, such information by its nature becomes less predictive with each successive year. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the Management Forecasts related to the Partnership, Kodiak or both to be inaccurate include, but are not limited to, risks and uncertainties relating to the Partnership’s and Kodiak’s business, industry performance, the regulatory environment, general business and economic conditions, and other matters described in the sections titled “Risk Factors.” Please also see “Cautionary Statement Regarding Forward-Looking Statements” and “Where You Can Find More Information.”

The Management Forecasts were not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information but, in the view of the General Partner’s and Kodiak’s management, the Management Forecasts related to the Partnership and Kodiak, respectively, were prepared on a reasonable basis, reflect the best estimates and judgments then-available, and present, to the best of such management’s knowledge and belief, the then-expected operations and financial performance of the Partnership and Kodiak. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this consent statement/prospectus are cautioned not to place undue reliance on the Management Forecasts. Neither the Partnership’s independent registered public accounting firm nor Kodiak’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the Management Forecasts contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the Management Forecasts. The report of the independent registered public accounting firm of the Partnership contained in its Annual Report on Form 10-K for the year ended December 31, 2022, which is incorporated by reference into this consent statement/prospectus, and the report of the independent registered public accounting firm of Kodiak contained in this consent statement/prospectus, relate to historical financial information of the Partnership and Kodiak, respectively, and such reports do not extend to the Management Forecasts included below and should not be read to do so. The Management Forecasts set forth in this consent statement/prospectus have been prepared by, and is the responsibility of, the General Partner’s management as they relate to the Partnership and Kodiak’s management as they relate to Kodiak.

Furthermore, the Management Forecasts do not take into account any circumstances or events occurring after the date it was prepared. The Partnership and Kodiak can give no assurance that, had the Management Forecasts been prepared as of the date of the merger agreement, as of the date of this joint consent statement/prospectus or as of any future date, similar estimates and assumptions would be used. Except as required by applicable securities laws, the Partnership and Kodiak do not intend to, and disclaim any obligation to, make publicly available any update or other revision to the Management Forecasts to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, including with respect to the accounting treatment of the Mergers under GAAP, or to reflect changes in general economic or industry conditions.

The Management Forecasts do not take into account all the possible financial and other effects on the Partnership or Kodiak of the Mergers, the effect on the Partnership and Kodiak of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed, or not taken in anticipation of the Mergers. Further, the Management Forecasts do not take into account the effect on the Partnership or Kodiak of any possible failure of the Mergers to occur. None of the Partnership, Kodiak or their respective affiliates, officers, directors, advisors, or other representatives has made, makes, or is authorized in the future to make any representation to any Partnership Common Unitholders or Kodiak stockholder or other person regarding the Partnership’s or Kodiak’s ultimate performance compared to the information contained in the Management Forecasts or that the forecasted results will be achieved. The inclusion of the Management Forecasts herein should not be deemed an admission or representation by the Partnership, Kodiak, their respective advisors or other representatives or any other person that it is viewed as material information of the Partnership or Kodiak or that the Management Forecasts applicable to the Partnership, Kodiak or both, will be achieved, particularly in light of the inherent risks and uncertainties associated with such forecasts. The Management Forecasts included below are not being included to influence your decision whether to consent to the approval of the merger agreement or any other matter for which the Partnership is soliciting consents of the holders of the Partnership Common Units, but are being provided solely because it was made available to and utilized in connection with the General Partner Board’s evaluation of the Merger and the other transactions contemplated by the merger agreement.

In light of the foregoing, and considering that the written consent of Partnership Common Unitholders will be solicited several months after the Management Forecasts were prepared, as well as the uncertainties inherent in any forecasted information, Partnership Common Unitholders are cautioned not to place undue reliance on such information, and the Partnership urges all Partnership Common Unitholders to review the Partnership’s most recent SEC filings for a description of the Partnership’s reported financial results and Kodiak’s most recent SEC filings for a description of Kodiak’s reported financial results. Please see the section titled “Where You Can Find More Information.”

Management Forecast for the Partnership

The following table sets forth certain summarized prospective financial information regarding the Partnership on a standalone basis for the years ending December 31, 2024 through 2028 (the “Projections for the Partnership”), which information was prepared by the General Partner’s management and authorized by the General Partner to be used and relied upon by Jefferies in connection with financial analyses that Jefferies performed in connection with its opinion described in “—Opinion of the General Partner Board’s Financial Advisor.” Projections for the Partnership should not be regarded as an indication that the General Partner considered, or now considers, it to be necessarily predictive of actual future performance or events, or that such information should be construed as financial guidance, and such information does not take into account any circumstances or events occurring after the date it was prepared.

	Unaudited Partnership Financial Forecast Provided by General Partner Management(1)
(in millions)	2024E	2025E	2026E	2027E	2028E
Adjusted EBITDA(2)	$147	$169	$192	$220	$248
Capital Expenditure	$53	$94	$96	$108	$109
Distributable Cash Flow(3)	$74	$95	$118	$144	$169
Unlevered Free Cash Flow(4)	$94	$75	$96	$112	$139

(1)	Projections do not include the impact of potential synergies.
(2)

Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, and before certain charges, including equity compensation and non-cash costs of compressors sold. Adjusted EBITDA is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss) or other measures prepared in accordance with GAAP.
(3)

Distributable Cash Flow is defined as Adjusted EBITDA less current income tax expense, maintenance capital expenditures, and interest expense. Distributable Cash Flow is not a measure of financial performance under GAAP. Distributable Cash Flow should not be considered as a substitute for cash flow from operations or other measures prepared in accordance with GAAP.

(4)

Unlevered Free Cash Flow is defined as Adjusted EBITDA less capital expenditures. Unlevered Free Cash Flow is not a measure of financial performance under GAAP. Unlevered Free Cash Flow should not be considered as a substitute for cash flow from operations or other measures prepared in accordance with GAAP.

Management Forecast for Kodiak

Kodiak’s management also prepared and provided to the General Partner for the purposes of evaluating the contemplated transaction certain unaudited prospective financial information with respect to Kodiak on a standalone basis for the years ending December 31, 2024 through 2028 (the “Projections for Kodiak”). The following table sets forth a summary of the Projections for Kodiak, which information was prepared by Kodiak management, reviewed by General Partner management and authorized by the General Partner Board to be used and relied upon by Jefferies in connection with financial analyses that Jefferies performed in connection with its opinion described in “—Opinion of the General Partner Board’s Financial Advisor.” Projections for Kodiak should not be regarded as an indication that the Partnership or Kodiak considered, or now considers, it to be necessarily predictive of actual future performance or events, or that such information should be construed as financial guidance, and such information does not take into account any circumstances or events occurring after the date it was prepared.

	Unaudited Kodiak Financial Forecast Provided by Kodiak Management(1)
(in millions)	2024E	2025E	2026E	2027E	2028E
Adjusted EBITDA(2)	$480	$536	$584	$634	$692
Capital Expenditure	$221	$246	$282	$324	$373
Discretionary Cash Flow(3)	$313	$359	$402	$432	$455
Unlevered Free Cash Flow(4)	$260	$290	$301	$310	$319

(1)	Projections do not include the impact of potential synergies.
(2)

Adjusted EBITDA is defined as net income (loss) before interest expense, net: income tax expense (benefit); and depreciation and amortization; plus (i) loss on extinguishment of debt; (ii) loss (gain) on derivatives; (iii) equity compensation expense; (iv) transaction expenses; (v) loss (gain) on sale of assets; and (vi) impairment of compression equipment. Adjusted EBITDA is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss) or other measures prepared in accordance with GAAP.

(3)

Discretionary Cash Flow is defined as net cash provided by operating activities less (i) maintenance capital expenditures; (ii) gain on sale of capital assets; (iii) certain changes in operating assets and liabilities; and (iv) certain other expenses; plus (x) cash loss on extinguishment of debt; and (y) transaction expenses. Discretionary Cash Flow is not a measure of financial performance under GAAP. Discretionary Cash Flow should not be considered as a substitute for cash flow from operations or other measures prepared in accordance with GAAP.

(4)

Unlevered Free Cash Flow is defined as Adjusted EBITDA less capital expenditures. Unlevered Free Cash Flow is not a measure of financial performance under GAAP. Unlevered Free Cash Flow should not be considered as a substitute for cash flow from operations or other measures prepared in accordance with GAAP.

Interests of the General Partner’s Directors and Executive Officers in the Mergers

You should be aware that aside from their interests as Partnership Common Unitholders, the General Partner’s directors and executive officers have interests in the Mergers that are different from, or in addition to, those of other Partnership Common Unitholders generally. The members of the General Partner Board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the Mergers. See the section above titled “—Background of the Mergers,” and the section titled “—Approval of the General Partner Board and Reasons for the Mergers.” The Partnership’s common unitholders should take these interests into account in deciding whether to vote “FOR” the merger proposal. These interests are described in more detail above, and certain of them are quantified in the narrative and the table below. As the amounts provided below are estimates based on multiple assumptions that may or may not actually occur or be accurate as of the date referenced, the actual amounts, if any, that may be paid or become payable may materially differ from the amounts set forth below.

Treatment of Equity-Based Awards

Under the merger agreement, equity-based awards held by Partnership directors and executive officers as of the effective time of the Merger will be treated at the effective time of the Merger as follows:

Partnership Phantom Units that are unvested and outstanding (including any underlying accumulated but not yet settled distribution equivalent rights) at the Initial Effective Time, will be assumed by Kodiak and converted into a Kodiak RSU in respect of that share of Kodiak Common Stock equal to the product of (x) the number of Partnership Common Units subject to such Partnership Phantom Units immediately prior to the initial effective time and (y) the Exchange Ratio, rounded to the nearest whole share. Each such Kodiak RSU shall be scheduled to vest, subject to the holder’s continued service, on the same schedule as and according to the same terms and conditions as were applicable to the Partnership Phantom Units immediately prior to initial effective time. Any accumulated but not yet settled distribution equivalent rights associated with the Partnership Phantom Units as of the Initial Effective Time will also carry over and will be paid by and in accordance with the terms and conditions applicable to such Partnership Phantom Units immediately prior to the initial effective time.

At the Initial Effective Time, each Partnership Phantom Unit that has not yet settled (including any underlying accumulated but not yet settled distribution equivalent rights) will be converted into shares of Kodiak Common Stock equal to the product obtained by multiplying (x) the number of Partnership Common Units subject to such Partnership Phantom Units (which include any additional Partnership Common Units that would have been paid out with respect to accumulated but not yet settled distribution equivalent rights pursuant to the applicable award agreement governing such Partnership Phantom Units) by (y) the exchange ratio, rounded to the nearest whole share. As of December 31, 2023, none of the Partnership’s executive officers or directors hold any vested but outstanding Partnership Phantom Units.

In the event that the conversion of accumulated but not yet settled distribution equivalent rights into a number of shares of Kodiak Common Stock results in a partial share of Kodiak Common Stock, the value of such partial share of Kodiak Common Stock will be paid out in cash, without interest, no later than 30 days following the Initial Effective Time. The value of such partial share will be equal to (x) the fraction of a share of Kodiak Common Stock that such person would otherwise be entitled to receive multiplied by (y) the volume weighted average closing price of one share of Kodiak Common Stock on the last trading day immediately prior to the date on which the Initial Effective Time shall occur.

The number of unvested equity-based awards held by each director and executive officer of the Partnership as of December 31, 2023 is set forth below. For an estimate of the amounts that would be payable to each of the Partnership’s named executive officers upon the vesting and settlement of their unvested equity-based awards, see “—Quantification of Payments and Benefits to the Partnership’s Named Executive Officers” below.

Executive Officer and Independent Director Name	Number of Units Subject to Outstanding Time-Based Phantom Unit Awards (#)
John E. Jackson	153,062
Jonathan W. Byers	153,062
Robert W. Price	153,062
Matthew Pitcock.	124,397
Rodney Pruski	119,507
Derek Anchondo	97,510
Riplee Parkening	50,287
Denise Essenberg	44,118
Ted A. Gardner	44,118
James R. Larson	44,118
Stephen R. Gill	44,118
Michael J. Tucker	44,118

Change of Control Payments and Benefits

For purposes of the agreements described below, the completion of the Mergers will constitute a “change of control” as defined within the applicable documents.

The Partnership entered into change in control severance agreements with the NEOs on December 19, 2023 (which we refer to as the “Change in Control Severance Agreements”) with our named executive officers: Robert Price, John E. Jackson, and Jonathan Byers (each, an “NEO”) pursuant to which, each NEO is eligible to receive certain payments and benefits in the event they are terminated by the Partnership without Cause (as defined below) or in the event the NEO terminates his employment for Good Reason (as defined below) (in each case, a “Qualifying Termination”) on or within 12 months following a change of control, which includes the Mergers.

If payments and benefits become due to an NEO under the Change in Control Severance Agreements, those payments and benefits include: (i) a severance payment in an amount equal to 2 (or in the case of Mr. Jackson, 2.5) multiplied by the sum of (x) the NEO’s annualized base salary immediately prior to the date of their termination and (y) the target value of the NEO’s annual cash bonus opportunity, if any, for the calendar year during which the date of their termination occurs; (ii) a pro-rated portion of the NEO’s target annual bonus for the calendar year of the date of the NEO’s termination based on the number of days the NEO worked with respect to such calendar year; (iii) COBRA premium payments for group health care coverage continuation, or other continuation coverage payments for or equal to a period of 24 months following the date of the NEO’s termination.

For purposes of the Change in Control Severance Agreements, the term “Cause” generally means the termination of an NEO’s employment due to (i) willful neglect in the performance of the NEO’s duties to the Partnership of an affiliate or willful and repeated failure or refusal to perform such duties; (ii) engagement in conduct in connection with the NEO’s employment or services for the Partnership, which results or could reasonably be expected to result in, material harm to the business or reputation of the Partnership or an affiliate; (iii) conviction, or plea of guilty or no contest to a felony; (iv) material violation of the policies of the Partnership; (v) fraud or misappropriation, embezzlement, or misuse of funds or property belonging to the Partnership or an affiliate; (vi) act of personal dishonesty that involves personal profit; or (vii) any breach of any non-competition, non-solicitation, no-hire, or confidentiality covenant between the NEO and the Partnership or an affiliate.

Additionally, for purposes of the Change in Control Severance Agreements, the term “Good Reason” means with respect to the NEO’s termination of employment, the occurrence of any of the following events without the written consent of the NEO: (i) a material diminution in the NEO’s base salary, target bonus, or long-term incentive compensation opportunities; (ii) a material diminution in the NEO’s authority, duties, responsibilities or reporting relationship with the Partnership or its affiliates; (iii) the NEO’s being required to be based at any other office or location of employment more than 50 miles from the NEO’s primary office or location of employment immediately prior to the change of control; (iv) a failure of the Partnership to require a successor to expressly assume and perform the Change in Control Severance Agreements; or (v) a material diminution in the aggregate benefits offered under the benefit programs of the Partnership and its affiliates, including but not limited to employer health, vision, or dental employee paid premiums, or 401(k) plan, other than as a result of, or response to, changes in applicable law.

The Change in Control Severance Agreements do not provide for excise tax gross-ups. Each agreement includes a “net-best” provision, which would reduce any parachute payments under Section 280G of the Code to the safe-harbor limit, as defined under Section 280G of the Code, if it is more financially advantageous to the executive officer on an after-tax basis.

For a quantification of the potential amounts that could become payable to the Partnership’s NEOs pursuant to the Change in Control Severance Agreements, see the section below titled “—Quantification of Payments and Benefits to the Partnership’s Named Executive Officers.”

Retention Agreements and Severance Benefits

The Partnership anticipates that it will enter into retention agreements pursuant to a retention program (the “Retention Program”) which will be adopted prior to the Closing of the Mergers. As part of the anticipated Retention Program, the Partnership may grant cash or equity retention awards for the benefit of Partnership service providers to promote retention and to incentivize effort to consummate the merger and effectuate integration. None of our NEO’s will be eligible to participate in the Retention Program, but the four non-NEO executive officers of the Partnership will be eligible to participate in the Retention Program.

The retention amount each non-NEO executive officer is currently expected to receive under the program is as follows: Matthew Pitcock is eligible to receive $200,000; Rodney Pruski is eligible to receive $200,000; Derek Anchondo is eligible to receive $200,000; and Riplee Parkening is eligible to receive $200,000.

The allocation of amounts under the Retention Program and terms and conditions of the awards are to be mutually agreed between the CEO of the Partnership and the CEO of Kodiak (or each of their respective designees), provided that (i) no award under the retention program may be granted to an NEO of the Partnership, (ii) except with respect to recipients terminated without cause by the Partnership or any of its subsidiaries prior to the closing date, no award of portion of an award under the Retention Program shall vest or be paid prior to 12 months following the merger, and (iii) all awards under the Retention Program shall be made in substantially the form of retention agreement agreed to by Kodiak following the date of the merger agreement.

Notwithstanding the terms of the Retention Program set forth in the previous sentence, the terms of the Retention Program for the four non-NEO members of management are anticipated to also include potential severance benefits and equity award protections. In the event that Messrs. Pitcock, Pruski, Anchondo or Parkening are terminated without cause prior to the closing, they will receive full accelerated vesting and settlement of all unvested equity-based compensation awards. For information on the amount of equity held by each non-NEO executive officer, see the table in the “—Interests of the General Partner’s Directors and Executive Officers in the Mergers” section above. In the event that the non-NEO executive officers are terminated without cause from the execution date of the merger agreement to a date that is 12 months following the closing of the Mergers, the non-NEO executive officer will also receive (i) severance payments calculated based on a minimum of 16 weeks of pay plus 2 weeks of severance pay for each year of service, rounded up, for a maximum severance of 39 weeks of severance pay, (ii) COBRA medical costs paid directly to the health plan provider for an amount of time that runs concurrently with the weeks of severance, rounded up for the full month (unless they obtain alternative employment, in which case COBRA coverage will cease), and (iii) pro-rata bonus for the year in which the termination occurs.

The severance payments and COBRA continuation coverage payments each non-NEO executive officer is expected to receive assuming a termination without cause as of December 31, 2023 and assuming COBRA continuation coverage is paid out for the full period of eligibility is as follows: Matthew Pitcock would receive $185,976.35; Rodney Pruski would receive $199,822.50; Derek Anchondo would receive $123,844.63; and Riplee Parkening would receive $128,890.07.

Annual Bonuses and 2024 Incentive Awards

The merger agreement provides that each individual who is an employee of Partnership or an affiliate as of immediately prior to the Initial Effective Time, who is eligible as of immediately prior to the Initial Effective Time for a bonus under the Partnership annual short-term incentive plan, will receive a pro-rated bonus for the calendar year in which the closing date occurs, to the extent such bonus was not otherwise paid prior to the Initial Effective Time. Following the closing date, continuing employees will be eligible for a pro-rata bonus for the remainder of the calendar year in which the closing date occurs under a similar Kodiak plan.

The merger agreement also provides that if the Closing has not occurred prior to February 1, 2024, the Partnership may grant equity-based awards to employees (including NEOs and executive officers) of the Partnership and its Subsidiaries in the ordinary course of business consistent with past practice. Any amounts quantified in this disclosure do not include the 2024 awards which may be granted this year.

Quantification of Payments and Benefits to the Partnership’s Named Executive Officers

Item 402(t) of Regulation S-K requires disclosure of compensation arrangements or understandings with the Partnership’s NEOs that are based on or otherwise related to the merger, whether present, deferred or contingent. The individuals disclosed within this section and referred to as the NEOs are the Partnership’s principal executive officer, principal financial officer and next most highly compensated executive officer other than the principal executive officer and principal financial officer for the Partnership’s most recently completed fiscal year.

The table set forth below includes the amount of payments and benefits that each of the Partnership’s NEOs could potentially receive that is based on or otherwise relates to the Merger under the merger agreement and any other plan, agreement or arrangement. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section such term is used to describe the merger-related compensation payable to the Partnership NEOs. These payments include the payments described above and are not in addition to those described in previous sections. The amounts do not reflect any increases to compensation or new incentive award grants that could occur prior to the actual closing of the Mergers. The amounts presented in the table below do not necessarily represent what each NEO will actually receive, and are calculated based on particular assumptions, as outlined below. These payments are specifically identified in this fashion to allow for a non-binding, advisory vote of the Partnership’s common unitholders regarding these payments and benefits.

The amounts in the table below were calculated using the following assumptions: (i) the consummation of the Mergers occur on December 31, 2023 (which is the assumed date solely for purposes of this golden parachute compensation disclosure); (ii) none of the NEOs’ Partnership equity awards are being accelerated in connection with the Mergers, nor would the equity become accelerated in connection with a qualifying termination under the Change in Control Severance Agreements, therefore there is not an “Equity” column to disclose in the table below; (iii) the employment of each of the NEOs will be terminated by the Partnership on December 31, 2023 in a manner that constitutes a qualifying termination under the Change in Control Severance Agreements; (iv) each

NEO has properly executed any documents and complied with all requirements necessary in order to receive the benefits noted below (including, for example, execution and non-revocation of a release of claims); (v) the NEO’s base salary and annual target bonus remain unchanged from those in place as of December 31, 2023; and (vi) there are no pension, non-qualified deferred compensation, or tax reimbursement payments to report for any NEO, therefore there are no columns for those items within the table below. Some of the assumptions used in the table below are subject to change and, as a result, the actual amounts to be received by any of the individuals below may differ from the amounts set forth below.

Change of Control Compensation

Name	Cash ($)(1)	Perquisites/ Benefits ($)(2)	Total ($)
John E. Jackson	3,534,500	42,369	3,576,869
Jonathan W. Byers	1,784,750	52,860	1,837,610
Robert W. Price	1,784,750	42,369	1,827,119

(1)

These amounts reflect the cash severance amounts payable under the Partnership change of control plan as described under the section titled “—Change of Control Payments and Benefits.” Details of the cash payments are shown in the following supplemental table:

Name	Salary ($)(a)	Accrued Salary and Vacation ($)(b)	Target Bonus ($)(c)	Prorated Bonus ($)(d)	Total ($)
John E. Jackson	1,287,500	0	1,605,000	642,000	3,534,500
Jonathan W. Byers	824,000	0	640,500	320,250	1,784,750
Robert W. Price	824,000	0	640,500	320,250	1,784,750

(a)

2.5x Mr. Jackson’s annualized base salary, 2.0x Messrs. Byers’ and Price’s annualized base salary, in each case, for the year in which their respective terminations occurred, presumed for purposes of these disclosures to be 2023.

(b)	Assumes none of the NEOs have accrued salary or vacation as of December 31, 2023.
(c)

2.5x Mr. Jackson’s target bonus, 2.0x Messrs. Byers’ and Price’s target bonus, in each case, for the year in which their respective terminations occurred, presumed for purposes of these disclosures to be 2023.

(d)	Prorated bonus at target for each NEO, assuming a qualifying termination of December 31, 2023.

(2)

These amounts reflect benefits that are part of severance under the Change in Control Severance Agreements described under the section titled “ —Change of Control Payments and Benefits,” which include COBRA premium payments for group health care coverage continuation, or other continuation coverage payments for or equal to a period of 24 months following the date of the NEO’s termination. It is assumed that each NEO will remain eligible for premium payments for the full 24 months.

Securities Ownership of Certain Beneficial Owners and Management

To the Partnership’s knowledge, the following tables set forth certain information regarding the beneficial ownership of Partnership Common Units as of the close of business on December 31, 2023 (except as noted in the footnotes below) and with respect to: (1) each person known by the Partnership to beneficially own 5% or more of the outstanding Partnership Common Units; (2) each member of the board of directors of the General Partner; (3) each named executive officer of the General Partner; and (4) the members of the board of directors of the General Partner and the General Partner’s current executive officers as a group.

Principal Unitholders

The following table contains information regarding the only persons the Partnership knows of that beneficially own more than 5% of outstanding Partnership Common Units as of December 31, 2023. Percentage of class amounts are based on 141,995,028 Partnership Common Units outstanding as of December 31, 2023.

	Partnership Common Units beneficially owned
Name of beneficial owner	Number	Percentage
Spartan Energy Partners LP (1)	63,824,877	44.9%
Invesco Ltd.(2)	10,731,105	7.5%
Merced Capital, L.P.(3)	7,736,528	5.4%
Hill City Capital Master Fund LP(4)	7,459,259	5.3%

(1)

The number of Partnership Common Units is based solely on a Schedule 13D/A filed by Spartan Energy Partners LP (“Spartan LP”) on December 21, 2023. The Partnership Common Units beneficially owned by Spartan LP are directly held of record by Spartan LP, the General Partner and CSI Compressco Investment LLC (“CSI Investment”). The General Partner and CSI Investment are each a wholly owned subsidiary of Spartan. Spartan Energy Partners GP LLC (“Spartan GP”) is the General Partner of Spartan LP, and Spartan LP is the sole member of Spartan. Each of Spartan LP, the General Partner, and CSI Investment has sole voting and investment power over the Partnership Common Units held by them. As a result, each of the General Partner, Spartan GP and Spartan LP may be deemed to share beneficial ownership of the Partnership Common Units held by CSI Investment and the General Partner, and Spartan GP may be deemed to share beneficial ownership of the Partnership Common Units held by Spartan LP. Spartan GP is managed by a board of directors consisting of Ted A. Gardner and John E. Jackson. Each of the foregoing individuals disclaims beneficial ownership of the Partnership Common Units held by CSI Investment and the General Partner. The address of each of the persons identified in this note is 1735 Hughes Landing, Boulevard, Suite 200, The Woodlands, Texas 77380.

(2)

The number of Partnership Common Units is based solely on a Schedule 13G filed by Invesco Ltd. on February 10, 2023. Invesco Ltd., in its capacity as a parent holding company to its investment advisers, may be deemed to beneficially own 10,731,105 Partnership Common Units which are held of record by clients of Invesco Ltd. Invesco Advisers, Inc. is a subsidiary or Invesco Ltd. and it advises the Invesco SteelPath MLP Select 40 Fund which owns the securities reported above. However, no one individual has greater than 5% economic ownership. The shareholders of the Fund have the right to receive or the power to direct the receipt of dividends and proceeds from the sale of securities listed above. The address of each of the persons identified in this note is 1555 Peachtree Street, NE, Suite 180, Atlanta, GA 30309.

(3)

The number of Partnership Common Units is based solely on a Schedule 13D/A filed by Merced Capital, L.P. on December 21, 2023. The Partnership Common Units beneficially owned by Merced Capital, L.P. are held for the account of Merced Partners Limited Partnership, Merced Partners V, L.P. and Athilon Capital Corp. LLC. Merced Capital, L.P. is the general partner of Merced Partners Limited Partnership, Merced Partners V, L.P. and Athilon Capital Corp. LLC. Merced Capital, L.P. is managed by Series E of Merced Capital Partners, LLC, a series of a Delaware limited liability company. David A. Ericson, Vincent C. Vertin and Stuart B. Brown have voting control over the interests in Series E of Merced Capital Partners, LLC and may be deemed to have voting and investment control over the subject Partnership Common Units. The address of each of the persons identified in this note is 601 Carlson Parkway, Suite 200, Minnetonka, MN 55305.

(4)

The number of Partnership Common Units is based solely on a Schedule 13G/A filed by Hill City Capital Master Fund LP on February 7, 2023. The Partnership Common Units beneficially owned by Hill City Capital Master Fund LP are directly held of record by Hill City Capital Master Fund LP. Hill City Capital Master Fund LP is managed by Hill City Capital LP. Herbert Frazier is the Managing Member of Hill City Capital LP and may be considered to have voting and investment control over the subject Partnership Common Units. The address of each of the persons identified in this note is 89 Nexus Way, Camara Bay, Grand Cayman KY1-9009.

Unit Ownership of Directors and Executive Officers

The following table sets forth, as of February 16, 2024, the beneficial ownership of Partnership Common Units by:

•	each of the General Partner’s directors;

•	each of the General Partner’s named executive officers; and

•	all of the General Partner’s directors and executive officers as a group.

The mailing address of each director and officer listed below is c/o CSI Compressco LP, 1735 Hughes Landing Boulevard, Suite 200, The Woodlands, TX 77380.

	Partnership Common Units beneficially owned
Name of beneficial owner	Number	Percentage
John E. Jackson	863,109	*
Jonathan W. Byers	735,852	*
Denise Essenberg	120,028	*
Ted A. Gardner	1,296,140	*
James R. Larson	270,775	*
Stephen R. Gill	290,028	*
Robert W. Price	556,816	*
Joe McElroy	—	—
Michael J. Tucker(1)	4,343,268	3.1%
Director and executive officers as a group (14 persons)	9,165,893	6.5%

*	Less than 1%
(1)

The Partnership Common Units beneficially owned by Michael J. Tucker are directly held by Mr. Tucker and Orvieto Fund LP, a Delaware limited partnership. 44,118 Partnership Common Units are directly held by Mr. Tucker, and 4,299,150 Partnership Common Units are directly held by Orvieto Fund LP. Orvieto Fund LP is managed by Orvieto Partners, LP, a Delaware limited partnership. As Managing Partner of Orvieto Partners, L.P., Mr. Tucker has voting and investment control of Orvieto Partners, LP, and may be deemed to have voting and investment control over the Partnership Common Units held by Orvieto Fund LP.

Expenses and Fees of the Mergers

All fees and expenses incurred by Kodiak and the Partnership in connection with the Mergers will be paid by the party incurring those fees or expenses, whether or not the Mergers are completed, except that Kodiak will be responsible for (i) the expenses incurred in connection with the filing, printing and mailing of the registration statement, of which this consent statement/prospectus forms a part, and all filing and other fees paid to the SEC, in each case in connection with the Mergers (other than attorneys’ fees, accountants’ fees and related expenses), and (ii) the payment of all filing fees pursuant to the HSR Act in connection with the transactions contemplated the merger agreement.

Upon termination of the merger agreement under certain circumstances, the Partnership may be required to pay Kodiak a breakup fee equal to $15 million or Kodiak may be required to pay the Partnership a reverse breakup fee equal to $20 million. See the section titled “The Merger Agreement—Termination Fees.”

Expected Timing of the Mergers

Kodiak and the Partnership currently expect to complete the Mergers in the second quarter of 2024, subject to certain regulatory approvals and other closing conditions, including HSR Act clearance. Because many of the conditions to the completion of the Mergers are beyond the control of Kodiak and the Partnership, the exact timing for the completion of the Mergers cannot be predicted with any degree of certainty.

No Kodiak Stockholder Approval

Kodiak stockholders are not required to approve the merger agreement or the issuance of Kodiak Common Stock, Series A Preferred Stock or OpCo Units in connection with the Mergers.

Kodiak Services Amended and Restated LLC Agreement

Following the closing of the Mergers, Kodiak will continue to operate its business through Kodiak Services, which will continue to directly or indirectly hold all of the assets and operations of Kodiak and the Partnership. Kodiak will be the sole managing member of Kodiak Services and will be responsible for all operational, management and administrative decisions relating to Kodiak Services’ business and will consolidate financial results of Kodiak Services and its subsidiaries. Kodiak Services will be governed by the OpCo LLC Agreement to be effective as of the Subsequent Effective Time and after the Frontier Mergers.

Pursuant to the OpCo LLC Agreement, immediately following the Subsequent Effective Time, (i) Frontier I will merge with and into Kodiak, with Kodiak surviving the Frontier I Merger and (ii) Frontier II will merge with and into Kodiak, with Kodiak surviving the Frontier II Merger.

As a result of the transactions contemplated by the merger agreement, the Electing Unitholders at the Initial Effective Time will hold OpCo Units and a corresponding number of shares of Series A Preferred Stock. An OpCo Unit, together with a corresponding share of Series A Preferred Stock, generally will be equivalent economically (except with respect to taxes) and in respect of voting power to one share of Kodiak Common Stock.

Redemption Rights

Pursuant to the OpCo LLC Agreement, after 180 days following the closing of the Mergers and subject to certain limitations including as to quantity and frequency, the holders of OpCo Units (other than Kodiak and its wholly owned subsidiaries) will have the redemption right to cause Kodiak Services to redeem each of its OpCo Units for either, at Kodiak Services’ election, (i) one share of Kodiak Common Stock (together with the cancellation of one share of Series A Preferred Stock), subject to conversion rate adjustments for stock splits, stock dividends, reclassification and other similar transactions, or (ii) an equivalent amount of cash. Alternatively, upon the exercise of the redemption right, Kodiak (instead of Kodiak Services) will have the call right to, for administrative convenience, acquire each tendered OpCo Unit directly from the redeeming Electing Unitholder. Subject to certain exceptions in the OpCo LLC Agreement, Electing Unitholders will not be able to sell, transfer or redeem OpCo Units and Series A Preferred Stock prior to 180 days following the closing of the Mergers. Upon a change of control of Kodiak, Kodiak Services will have the right to require each holder of OpCo Units to exercise its redemption right with respect to some or all of such holder’s OpCo Units (together with a corresponding number of shares of Series A Preferred Stock). In the event that (i) the holders of OpCo Units (other than Kodiak and its wholly owned subsidiaries) beneficially own, in the aggregate, less than 1.5% of the then outstanding OpCo Units and (ii) shares of Kodiak Common Stock are listed or admitted to trading on a national securities exchange, Kodiak will have the right, in its sole discretion, to require each holder of OpCo Units (other than Kodiak and its wholly owned subsidiaries) that beneficially owns less than 50,000 OpCo Units, to exercise its redemption right with respect to some or all of such holder’s OpCo Units (together with a corresponding number of shares of Series A Preferred Stock). Commencing on the fifth anniversary of the closing of the Mergers, Kodiak Services will have the right to require each holder of OpCo Units to exercise its redemption right with respect to some or all of such holder’s OpCo Units (together with a corresponding number of shares of Series A Preferred Stock).

Distributions and Allocations

Under the OpCo LLC Agreement, and subject to the obligations of Kodiak Services to make tax distributions and to reimburse Kodiak for its corporate and other overhead expenses, Kodiak will have the right to determine when distributions will be made to the holders of OpCo Units and the amount of any such distributions. Following the closing of the Mergers, if Kodiak authorizes a distribution, such distribution will be made to the holders of OpCo Units generally on a pro rata basis in accordance with their respective percentage ownership of OpCo Units.

The holders of OpCo Units, including Kodiak, will generally incur U.S. federal, state and local income taxes on their share of any net taxable income of Kodiak Services. Net income and losses of Kodiak Services generally will be allocated to the holders of OpCo Units on a pro rata basis in accordance with their respective percentage ownership of OpCo Units, subject to requirements under U.S. federal income tax law that certain items of income, gain, loss or deduction be allocated disproportionately in certain circumstances. Please see “Material U.S. Federal Income Tax Considerations— Material U.S. Federal Income Tax Consequences of Owning and Disposing of OpCo Units Received by Electing Unitholders in the Subsequent LP Merger.” To the extent Kodiak Services has available cash and subject to the terms of any current or future debt instruments, the OpCo LLC Agreement will require Kodiak Services to make pro rata distributions to holders of OpCo Units, including Kodiak, in an amount sufficient to allow Kodiak to pay its taxes; provided that such distributions may be made as an advance solely to Kodiak for up to ninety days.

In addition, the OpCo LLC Agreement will require Kodiak Services to make non-pro rata payments to Kodiak to reimburse it for its corporate and other overhead expenses, which payments are not treated as distributions under the OpCo LLC Agreement.

Issuance of Equity

The OpCo LLC Agreement will provide that, generally, at any time Kodiak issues a share of Kodiak Common Stock or any other equity security (other than Series A Preferred Stock), the net proceeds received by Kodiak with respect to such issuance, if any, shall be concurrently invested in Kodiak Services, and Kodiak Services shall issue to Kodiak one OpCo Unit or other economically equivalent equity interest. Conversely, if at any time, any shares of Kodiak Common Stock (or other equity security of Kodiak) are redeemed, repurchased or otherwise acquired, Kodiak Services shall redeem, repurchase or otherwise acquire an equal number of OpCo Units (or other economically equivalent equity interest) held by Kodiak upon the same terms and for the same price, as the shares of Kodiak Common Stock (or other equity security of Kodiak) are redeemed, repurchased or otherwise acquired.

Registration Rights Agreement

In connection with the closing of the Mergers, Kodiak and Kodiak Services will enter into a registration rights agreement with the Electing Unitholders, pursuant to which, among other things, the Electing Unitholders will have customary rights to require Kodiak to file and maintain the effectiveness of a registration statement with respect to the re-sale of the shares of Kodiak Common Stock that would be issued to the Electing Unitholders upon the redemption of the OpCo Units and shares of Series A Preferred Stock that the Electing Unitholders receive in the Subsequent LP Merger, and under certain circumstances, to require Kodiak to undertake underwritten offerings of such shares of Kodiak Common Stock.

Accounting Treatment of the Mergers

Kodiak prepares its financial statements in accordance with GAAP. The Mergers will be accounted for as a business combination, using the acquisition method of accounting with Kodiak being considered the acquirer of the Partnership for accounting purposes. This means that Kodiak will record all assets acquired and liabilities assumed from the Partnership at their acquisition date fair values on the closing date of the Mergers.

Regulatory Approvals

The following is a summary of the material regulatory requirements for completion of the transactions contemplated by the merger agreement.

Antitrust. Under the HSR Act, and related rules and regulations, certain transactions, including the Mergers, may not be completed until Notification and Report Forms have been filed with the Antitrust Division and the FTC, and the applicable waiting period (and any extensions of such waiting period) has expired or been terminated. Kodiak and the Partnership each filed the required Notification and Report Forms under the HSR Act on January 3, 2024. Kodiak withdrew its HSR notification on February 2, 2024 and refiled the notification on February 6, 2024. The 30 calendar day waiting period under the HSR Act will therefore expire at 11:59 p.m. on March 7, 2024 unless Kodiak and the Partnership receive a Second Request from the DOJ or the FTC.

At any time before or after the effective time, the Antitrust Division, the FTC or foreign antitrust authorities could take action under the U.S. or foreign antitrust laws, including seeking to prevent the Mergers, to rescind the Mergers or to conditionally approve the Mergers upon the divestiture of assets of Kodiak or the Partnership or behavioral commitments, or subject to other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the Mergers or permitting completion subject to divestitures, behavioral commitments, or other regulatory concessions or conditions. There can be no assurance that regulatory authorities will not impose conditions on the completion of the Mergers or require changes to the terms of the Mergers. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the Mergers on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

General. Pursuant to the terms of the merger agreement, each of the Partnership and Kodiak has agreed to use, reasonable best efforts to take all actions that are necessary, proper or advisable to complete, in the most expeditious manner practicable (and in any event no later than September 1, 2024), the Mergers and the transactions contemplated by the merger agreement, including using reasonable best efforts to accomplish the following:

•	obtain all required consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties;

•	obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from any applicable governmental entities in order to consummate the Mergers; and

•	execute and deliver any additional instruments necessary to consummate the transactions contemplated by the merger agreement and fully to carry out the purposes of the merger agreement.

Notwithstanding the foregoing, (i) the Burro Parties and their subsidiaries will not commit to the payment of any fee, penalty or other consideration or make any other concession, waiver or amendment under any contract in connection with obtaining any consent without the prior written consent of Kodiak, and (ii) the aforementioned requirements to obtain regulatory approval do not obligate Kodiak to obtain any financing to consummate the transactions contemplated by the merger agreement.

The Partnership and Kodiak have also agreed to:

•

make an appropriate and complete filing of a Notification and Report Form pursuant to the HSR Act with respect to the Mergers within ten business days of the date of the merger agreement (unless a later date is agreed by the Partnership and Kodiak), as promptly as practicable, and use reasonable best efforts to furnish to each other party all necessary information and reasonable assistance as such other party may reasonably request to make such HSR Act filing;

•

to the extent practicable, consult with the other in connection with, all of the information relating to the other parties, as the case may be, and any of their respective subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any applicable governmental entity in connection with the Mergers and the other transactions contemplated by the merger agreement;

•

subject to applicable law and the instructions of any applicable governmental entity, keep each other reasonably apprised of the status of matters relating to the completion of the transactions contemplated by the merger agreement, including promptly furnishing the other with copies of notices or other written communications received by each party, as the case may be, or any of their respective subsidiaries, from any applicable governmental entity and/or third party with respect to such transactions; and

•

to the extent practicable under the circumstances, provide the other party and its counsel with the opportunity to participate in any meeting with any applicable governmental entity in respect of any filing, investigation or other inquiry in connection with the transactions contemplated by the merger agreement.

In addition, the Partnership and Kodiak have agreed that Kodiak will make all strategic decisions and lead all discussions, negotiations and other proceedings, and coordinate all activities with respect to any requests that may be made by, or any actions, consents, undertakings, approvals, or waivers that may be sought by or from, any applicable governmental entity, in connection with obtaining regulatory approvals for the Mergers, including determining the strategy for contesting, litigating or otherwise responding to objections to, or proceedings challenging, the consummation of the Mergers, in each case subject to good faith consultations with the Partnership reasonably in advance and in consideration of the Partnership’s views.

Each of Kodiak and the Partnership has agreed to defend through litigation any claim asserted in any court or other governmental body with respect to the Mergers by the FTC, DOJ or any other applicable governmental entity. However, Kodiak and its subsidiaries and affiliates will not be required to offer, negotiate, commit to, effect, enter into or take any action, agreement, condition, commitment or remedy of any kind, including but not limited to any remedy that would require Kodiak or its subsidiaries or affiliates to sell, divest, lease, license, transfer, dispose of, or otherwise encumber, impair, limit or restrict any Kodiak’s or its subsidiaries’ or affiliates’ ownership, control, management or operation of assets or businesses (including for the avoidance of doubt, any equity or other interests) of Kodiak or its subsidiaries or affiliates, the Partnership and the General Partner or any of their respective affiliates.

Election Procedures and Exchange of Units

Election Procedures

On or about the mailing date of this consent statement/prospectus, the Partnership will mail an election form and other appropriate and customary materials to each Eligible Unitholder (as defined below), as of the Partnership Record Date. A form of the election form is filed as Exhibit 99.3 to the registration statement of which this consent statement/prospectus forms a part.

Each election form will include a request to deliver all documentation, in form and substance reasonably acceptable to the Partnership and Kodiak, necessary (i) to determine whether or not such U.S. Partnership Common Unitholder (A) is an accredited investor and (B) has a negative tax basis capital account, as determined for U.S. federal income tax purposes, with respect to such Partnership Common Unitholder’s interest in the Partnership with an absolute value greater than $50,000 at the relevant time (any Partnership Common Unitholder with these attributes we refer to as an “Eligible Unitholder”) and (ii) to be admitted as a member of Kodiak Services. If a Partnership Common Unitholder delivers an election form prior to March 5, 2024, and Kodiak and the Partnership mutually determine, in good faith, that such unitholder satisfies all of the conditions set forth in the foregoing clauses (i) and (ii), and/or the election form, then such unitholders will be entitled to make an election as set forth below.

Each election form will permit each Eligible Unitholder (or the beneficial owner through customary documentation and instructions) to specify whether such holder elects to receive in respect of such holder’s

Partnership Common Units either (i) the Kodiak Common Stock Consideration or (ii) the Up-C Consideration. A Partnership Common Unitholder will deliver an election form to the Partnership in accordance with the instructions included in the election form during the period from the mailing date to March 5, 2024.

Any election will have been properly made by an Eligible Unitholder only if the Partnership has actually received a properly completed election form prior to March 5, 2024. After an election has been properly made with respect to any Partnership Common Units, any subsequent transfer of such Partnership Common Units will automatically revoke such election. Any election form may be revoked or changed by the person submitting it, by written notice received by the Partnership prior to March 5, 2024. Subject to the terms of the merger agreement and of the election form, the Partnership and Kodiak will have discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the election forms, and any good faith decisions of the Partnership and Kodiak regarding such matters will be binding and conclusive. Neither Kodiak nor the Partnership will be under any obligation to notify any person of any defect in an election form.

Each Eligible Unitholder that properly makes such an election to receive the Up-C Consideration, instead of the Kodiak Common Stock Consideration, will be referred to as an “Electing Unitholder” and any Partnership Common Units held by such Electing Unitholder, “Electing Units.”

All Partnership Common Unitholders other than the Eligible Unitholders will not receive an election form and will only be eligible to receive the Kodiak Common Stock Consideration pursuant to the Mergers. If any Eligible Unitholder fails to timely complete and return a form of election and such other documents as required by the Partnership by March 5, 2024, that Eligible Unitholder will only be eligible to receive the Kodiak Common Stock Consideration pursuant to the Mergers and subject to the terms of the Merger Agreement.

Exchange of Units

Computershare Trust Company, N.A. will serve as the exchange agent.

As soon as reasonably practicable after the Initial Effective Time, the exchange agent will mail to each Partnership Common Unitholder, that has the right to receive the Kodiak Common Stock Consideration or Up-C Consideration (or corresponding dividends, distributions or cash in lieu of fractional shares or units), (i) a form of letter of transmittal and (ii) instructions for use in effecting the surrender of the Partnership Common Units in exchange for the Kodiak Common Stock Consideration or Up-C Consideration, as applicable (or corresponding dividends, distributions or cash in lieu of fractional shares or units). The Partnership Common Unitholders will be paid the applicable merger consideration (and corresponding dividends, distributions or cash in lieu of fractional shares or units) to which they are entitled upon the surrender to the exchange agent of their Partnership Common Units, a completed and validly executed letter of transmittal and any other documents required by the exchange agent. No interest will be paid or will accrue on any unpaid dividends or cash in lieu of fractional shares or units, if any, payable to Partnership Common Unitholders.

As soon as reasonably practicable after the Initial Effective Time and upon the Subsequent Effective Time, Spartan will be paid the Partnership GP Interest Merger Consideration (and any corresponding cash in lieu of fractional OpCo Units). No interest will be paid or accrued on any unpaid dividends or cash in lieu of fractional OpCo Units, if any, payable to Spartan. Kodiak will use reasonable best efforts to cause Spartan to receive OpCo Units and Series A Preferred Stock concurrent with the receipt of Kodiak Common Stock by the holders of the non-Electing Units.

No dividends with respect to Kodiak Common Stock or distributions with respect to the OpCo Units with a record date after the Initial Effective Time will be paid to the holder of any unsurrendered Partnership Common Units with respect to the shares of Kodiak Common Stock or OpCo Units that the holder thereof has the right to receive the applicable merger consideration, and no cash payment in lieu of fractional shares of Kodiak Common

Stock or OpCo Units will be paid to any such holder, in each case until such Partnership Common Units or the Partnership GP Interest have been surrendered in accordance with the terms of the merger agreement. Following the surrender of any such Partnership Common Units or the Partnership GP Interest, the record holders of such Partnership Common Units and the Partnership GP Interest will be paid, without interest, (i) promptly after such surrender, the amount of any dividends or distributions, as applicable, with a record date after the Initial Effective Time theretofore paid with respect to such whole shares of Kodiak Common Stock or Opco Units, as applicable, and the amount of any cash in lieu of fractional shares or units) and (ii) at the appropriate payment date, the amount of dividends or distributions, as applicable, with a record date after the Initial Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Kodiak Common Stock or OpCo Units, as applicable.

The merger consideration (and corresponding dividends, distributions or cash in lieu of fractional shares or units) paid upon the surrender for exchange of Partnership Common Units or the Partnership GP Interest in accordance with the terms of the merger agreement will be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Partnership Common Units or the Partnership GP Interest. At the Initial Effective Time, the unit transfer books of the Partnership will be closed and there will be no further registration of transfers of the Partnership Common Units. If, after the Initial Effective Time, the Partnership Common Units are presented to Kodiak or the exchange agent for transfer or transfer is sought for the Partnership Common Units, such Partnership Common Units will be cancelled and exchanged as provided in the merger agreement.

Notwithstanding the foregoing, no certificates or scrip representing fractional shares of Kodiak Common Stock, OpCo Units or Series A Preferred Stock will be issued upon the surrender for exchange of the Partnership Common Units or the Partnership GP Interest, no dividends or distributions with respect to the Kodiak Common Stock or OpCo Units will be payable on or with respect to any fractional share or unit, and such fractional share or unit interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Kodiak or a unitholder of Kodiak Services. In lieu of the issuance of any such fractional share or unit, Kodiak will pay to each former holder of record of Partnership Common Units, or Spartan with respect to the Partnership GP Interest, who otherwise would be entitled to receive a fractional share of Kodiak Common Stock or OpCo Units an amount in cash (without interest) determined by multiplying (i) the fraction of a share of Kodiak Common Stock or OpCo Units that such holder or Spartan, as applicable, would otherwise be entitled to receive pursuant to the merger agreement by (ii) the volume weighted average closing price of one share of Kodiak Common Stock on the NYSE for the five trading days ending at 4:00 p.m., Eastern Time, on the last trading day immediately prior to the date on which the Initial Effective Time will occur, as such price is reported under the heading “U.S. Equities” by Bloomberg Financial Markets or such other source as Kodiak and the Partnership agree in writing. Notwithstanding the foregoing, to the extent any former holder of Partnership Common Units or Spartan with respect to the Partnership GP Interest is entitled to receive a fractional share of Series A Preferred Stock, the amount of shares of Series A Preferred Stock, such former holder of Partnership Common Units or Spartan with respect to the Partnership GP Interest would otherwise have been entitled to receive in the aggregate, will be rounded down to the nearest whole number so that such former holder will receive an equal number of shares of Series A Preferred Stock and OpCo Units, and any former holder of Partnership Common Units or Spartan with respect to the Partnership GP Interest who would otherwise be entitled to receive a fractional share of Series A Preferred Stock will not be entitled to any additional consideration in respect of such fractional share of Series A Preferred Stock.

One year after the Initial Effective Time, any portion of the exchange fund that remains undistributed to the holders of Partnership Common Units or Spartan, as applicable, will be delivered to Kodiak and any remaining holders of Partnership Common Units or Spartan, as applicable, may thereafter look only to Kodiak (or Kodiak Services), as general creditors thereof, for payment of the merger consideration (and corresponding dividends, distributions or cash in lieu of fractional shares), without interest.

If any Partnership Common Units have not been exchanged prior to two years after the Initial Effective Time (or immediately prior to such earlier date on which the related merger consideration and all corresponding dividends, distributions or cash in lieu of fractional shares), or would otherwise escheat to or become the property of any governmental entity, any such merger consideration (and such dividends or distributions and cash) will, to the extent permitted by applicable law, become the property of the surviving entities, free and clear of all claims or interest of any person previously entitled thereto.

If any Partnership Common Units have been lost, stolen or destroyed, the exchange agent will deliver the merger consideration payable in respect thereof, (and corresponding dividends, distributions or cash in lieu of fractional shares), upon the making of an affidavit, in form and substance reasonably acceptable to Kodiak, of that fact by the person claiming such Partnership Common Units to be lost, stolen or destroyed and, if required by Kodiak or the exchange agent, the posting by such person of a bond in such amount as Kodiak or the exchange agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Initial LP Surviving Entity with respect to such Partnership Common Units.

Each of Kodiak, Kodiak Services, Frontier I, the Merger Subs, the surviving entities and their affiliates and the Exchange Agent will be entitled to deduct and withhold from the consideration or other amounts otherwise payable pursuant to the merger agreement any amounts or securities as may be required to be deducted and withheld under applicable law.

Financing of the Mergers

Kodiak’s obligation to close the Mergers is conditioned upon Kodiak’s completion of the Minimum Debt Financing. The total amount of funds necessary for Kodiak to close the Mergers and the related transactions, and to pay the fees and expenses required to be paid at the closing of the Mergers by Kodiak under the merger agreement, includes the funds needed to: (i) refinance certain outstanding debt of the Partnership and its subsidiaries and (ii) pay any of the Partnership’s expenses that are payable by Kodiak pursuant to the terms of the merger agreement but unpaid as of the Subsequent Effective Time.

Under the merger agreement, Kodiak is obligated to make at least two attempts to arrange, obtain and consummate an offering of senior notes on certain satisfactory terms. Each of Kodiak’s attempts will include marketing efforts and a roadshow that are customary for a first-time issuer of notes. If the Minimum Debt Financing has not been obtained after Kodiak’s first attempt, the second attempt cannot occur within 30 days of the first attempt without the Partnership’s prior written consent. Kodiak expects to pay the Payment Amounts with cash on hand, including with net proceeds from the completion of the Minimum Debt Financing.

On February 2, 2024, Kodiak Services consummated the Minimum Debt Financing by issuing the Kodiak Notes, pursuant to the Indenture, by and among Kodiak Services, Kodiak, certain other subsidiary guarantors party thereto, and U.S. Bank Trust Company, National Association, as trustee. In the event that the Mergers are not consummated on or prior to January 1, 2025, or at any time prior to January 1, 2025, the merger agreement is terminated without the consummation of the Mergers, Kodiak Services will redeem all of the Kodiak Notes at a price equal to 100% of issue price of the Kodiak Notes plus accrued and unpaid interest to, but excluding, the redemption date. The Indenture contains certain covenants and customary events of default.

See the section titled “The Merger Agreement—Conditions to the Mergers” beginning on page 194 of this consent statement/prospectus for more information.

NYSE Listing of Kodiak Common Stock Issued in the Transactions; Delisting and Deregistration of Partnership Common Units After the Transactions

Shares of Kodiak Common Stock are currently listed on the NYSE under the ticker symbol “KGS.” It is a condition to closing that Kodiak Common Stock to be issued in the Mergers (including the shares of Kodiak Common Stock issuable upon a redemption pursuant to the OpCo LLC Agreement to holders of OpCo Units) to Partnership Common Unitholders be approved for listing on the NYSE, subject to official notice of issuance. Upon completion of the Mergers, the Partnership Common Units will cease to be listed on the Nasdaq and will subsequently be deregistered under the Exchange Act.

TRANSACTION-RELATED COMPENSATION

As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, the Partnership is required to submit a proposal to the Partnership Common Unitholders for a non-binding, advisory vote to approve the payment of certain compensation to the Partnership’s named executive officers that is based on or otherwise relates to the transaction. This proposal gives the Partnership Common Unitholders the opportunity to consent, on a non-binding, advisory basis, to the compensation that the named executive officers will or may be entitled to receive from the Partnership that is based on or otherwise relates to the transaction. This compensation is summarized in the table (including the footnotes to the table) under the section titled “The Mergers—Change of Control Compensation” above.

The General Partner Board encourages you to review carefully the named executive officer Transaction-Related Compensation information disclosed in this consent statement/prospectus.

Partnership Common Unitholders are being asked to approve the following resolution:

“RESOLVED, that the Partnership Common Unitholders hereby approve, on a non-binding, advisory basis, the compensation that will or may become payable to the Partnership’s named executive officers that is based on or otherwise relates to the transaction, as disclosed pursuant to Item 402(t) of Regulation S-K in the Change of Control Compensation table and the related footnotes and narrative disclosures.”

The written consent for the approval of the Transaction-Related Compensation Proposal is a consent separate and apart from the consent on the approval of the merger agreement. Accordingly, you may consent to the approval of the merger agreement but not consent to the approval of the Transaction-Related Compensation Proposal and vice versa. Because the consent for the Transaction-Related Compensation Proposal is advisory only, it will not be binding on the Partnership. Therefore, if the merger agreement is approved and the transactions contemplated thereby are completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory consent of the Partnership Common Unitholders.

The Supporting Unitholders, who collectively own approximately 54% of the outstanding Partnership Common Units in the aggregate, have each entered into the Support Agreements pursuant to which such Supporting Unitholders have agreed, subject to the terms and conditions of such Support Agreements, to execute and return written consents approving the merger agreement and each of the other matters for which the Partnership is soliciting consents in connection with the merger agreement within 24 hours after the registration statement, of which this consent statement/prospectus forms a part, becomes effective under the Securities Act. The delivery of the written consents by the Supporting Unitholders will be sufficient to approve the merger agreement and, on a non-binding, advisory basis, this Transaction-Related Compensation Proposal. When the Supporting Unitholders execute and return their written consents approving the merger agreement and the Transaction-Related Compensation Proposal, no other consents from the other Partnership Common Unitholders will be required to approve the merger agreement and the Transaction-Related Compensation Proposal. However, your vote is important, and we encourage you to vote your Partnership Common Units and to vote “FOR” this Transaction-Related Compensation Proposal.

THE MERGER AGREEMENT

The following section summarizes material provisions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached as Annex A to this consent statement/prospectus and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this consent statement/prospectus. You are urged to read the merger agreement carefully and in its entirety before making any decisions regarding the Mergers.

The merger agreement summary is included in this consent statement/prospectus only to provide you with information regarding the terms and conditions of the merger agreement, and not to provide any other factual information about Kodiak or the Partnership or their respective subsidiaries, affiliates or businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this consent statement/prospectus and in the documents incorporated by reference herein. See “Where You Can Find More Information.”

The representations, warranties and covenants contained in the merger agreement and described in this document were made only for purposes of the merger agreement and as of specific dates and may be subject to more recent developments, were made solely for the benefit of the other parties to the merger agreement and may be subject to limitations agreed upon by the contracting parties, including being qualified by reference to confidential disclosures which may modify, qualify or create exceptions to the representations and warranties, for the purposes of allocating risk between the parties to the merger agreement instead of establishing these matters as facts, and may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors. The representations and warranties contained in the merger agreement do not survive the Initial Effective Time. Moreover, information concerning the subject matter of the representations, warranties, covenants and agreements may change after the date of the merger agreement.

Kodiak and the Partnership will provide additional disclosure in their filings with the SEC, to the extent that they are aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the merger agreement and will update such disclosure as required by federal securities laws.

The Mergers

The merger agreement by and among Kodiak, Kodiak Services, Stock Merger Sub, GP Merger Sub, Unit Merger Sub, the General Partner and the Partnership, provides for (i) the merger of Stock Merger Sub with and into the Partnership, with the Partnership surviving the Initial LP Merger as a partially owned subsidiary of Frontier I, (ii) following the Initial LP Merger, the contribution by Frontier I of its Partnership Common Units to Kodiak Services, and in exchange therefor, Kodiak Services’ issuance to Frontier I a number of OpCo Units equal to the number of shares of Kodiak Common Stock issued in the Initial LP Merger and the number of shares required to be issued in connection with conversion of outstanding and vested time-based phantom units of the Partnership, and (iii) immediately following the Contribution, (A) the merger of GP Merger Sub with and into the General Partner, with the General Partner surviving the GP Merger as a direct wholly owned subsidiary of Kodiak Services and (B) the merger of Unit Merger Sub with and into the Initial LP Surviving Entity, with the Initial LP Surviving Entity surviving the Subsequent LP Merger as a direct and indirect wholly owned subsidiary of Kodiak Services. The Partnership organizational documents immediately prior to the Initial Effective Time will be the governing documents of the Partnership after the Initial LP Merger unless and until such are amended following the Initial LP Merger. The General Partner organizational documents and the Initial LP Surviving Entity organizational documents, in each case, immediately prior to the Subsequent Effective Time, will be the governing documents of the General Partner and the Initial LP Surviving Entity respectively after the Subsequent Effective Time unless and until such are amended following the GP Merger and the Subsequent LP Merger.

Closing of the Mergers and the Effective Times

The closing of the Mergers will occur on the third business day following the satisfaction or waiver of the closing conditions (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions), which are described in the section titled “The Merger Agreement—Conditions to the Mergers” unless another date, time or place is agreed to in writing by Kodiak and the Partnership. However, in no event will the closing occur prior to April 2, 2024 (which we refer to as the “Inside Date”), unless Kodiak delivers a written notice to the Partnership stating that the closing will occur subject to the satisfaction or waiver of the closing conditions (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions) on a date specified by Kodiak on not less than three business days’ notice (unless such notice is waived by the Partnership) prior to the Inside Date.

Directors and Officers

Certain directors and officers of Kodiak will be the initial directors and officers of the Subsequent LP Surviving Entity and the GP Surviving Entity following the Subsequent Effective Time and will hold their respective offices in accordance with the governing documents of the Subsequent LP Surviving Entity and the GP Surviving Entity.

Kodiak Common Stock Consideration

At the Initial Effective Time, pursuant to the Initial LP Merger, each Partnership Common Unit issued and outstanding immediately prior to the Initial Effective Time (other than the Partnership Common Units (i) held directly by Kodiak, Kodiak Services, Stock Merger Sub, GP Merger Sub or Unit Merger Sub or (ii) held by the Electing Unitholders) will be automatically converted into the right to receive 0.086 shares of Kodiak Common Stock, with cash paid in lieu of the issuance of fractional shares, if any. Each Electing Unit shall remain unchanged and outstanding following the Initial LP Merger.

Up-C Consideration and Partnership GP Interest Merger Consideration

At the Subsequent Effective Time, pursuant to the Subsequent LP Merger, (i) each Electing Unit issued and outstanding immediately prior to the Subsequent Effective Time will be automatically cancelled, retired and shall cease to exist and will be automatically converted into the right to receive a number of OpCo Units equal to the Exchange Ratio, with cash paid in lieu of the issuance of fractional shares, if any, and an equal number of shares of Series A Preferred Stock and (ii) the Partnership GP Interest will represent the right for Spartan, as the former holder of the GP Membership Interests, to receive a number of OpCo Units equal to (A) the number of notional units representing the economic Partnership GP Interest in the Partnership multiplied by (B) the Exchange Ratio, with cash paid in lieu of the issuance of fractional units, if any, and an equal number of shares of Series A Preferred Stock.

Eligible Unitholders will have an opportunity to make the election to receive the Up-C Consideration instead of the Kodiak Common Stock Consideration and will be provided a form of election in order to make such election. All Partnership Common Unitholders other than the Eligible Unitholders will not receive an election form and will only be eligible to receive the Kodiak Common Stock Consideration pursuant to the Mergers. If any Eligible Unitholder fails to timely complete and return a form of election and such other documents as required by the Partnership by March 5, 2024, that Eligible Unitholder will only be eligible to receive the Kodiak Common Stock Consideration pursuant to the Mergers and subject to the terms of the merger agreement.

Conditions to the Mergers

Conditions to Each Party’s Obligation to Complete the Mergers

The obligations of the Kodiak Parties, on the one hand, and the Burro Parties, on the other hand, to complete the Mergers are subject to the satisfaction (or waiver) of the following conditions, among others, at or prior to the Initial Effective Time:

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Partnership Unitholder Approval. Partnership Unitholder Approval in accordance with the governing documents of the Partnership and applicable law, including Rule 14c-2 of the Exchange Act, must have been obtained.

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No Injunction or Legal Restraints; Illegality. No injunction, law or other legal restraint prohibiting the Mergers, including no agreements with any government entity prohibiting or making the consummation of the Mergers illegal, must be in effect.

•

NYSE Listing. Kodiak Common Stock issuable to the holders of the Partnership Common Units (including the shares of Kodiak Common Stock issuable pursuant to the OpCo LLC Agreement to holders of OpCo Units and Series A Preferred Stock) must have been approved for listing on the NYSE, subject to official notice of issuance.

•	Regulatory Approvals. Expiration or termination of any applicable waiting period (and any extension thereof) under the HSR Act must have occurred.

•

Registration Statement. The registration statement (of which this consent statement/prospectus forms a part) must be effective, and no stop order suspending the effectiveness of the registration statement must have been issued and no proceeding for such purpose must have been initiated or threatened by the SEC.

Conditions to the Burro Parties’ Obligation to Complete the Mergers

The obligations of Partnership, General Partner and their subsidiaries to effect the Mergers is further subject to the satisfaction, or waiver by both Partnership, at or prior to the Initial Effective Time of the following conditions:

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Accuracy of Representations. The Kodiak Parties’ representations must be accurate as of the execution date and as of the closing date, except where the failure to be accurate would not have, except for certain representations, a material adverse effect on the Kodiak Parties and their respective subsidiaries, taken as a whole.

•

The representations and warranties of the Kodiak Parties regarding authority to enter into the Mergers and the absence of a material adverse effect as applicable to the Kodiak Parties since September 30, 2023 must be true and correct in all respects.

•	Certain representations and warranties of the Kodiak Parties regarding capitalization and brokers must be true and correct except for de minimis inaccuracies.

•

Certain representations and warranties of the Kodiak Parties regarding the proper tax classification of Kodiak Services and knowledge, after reasonable diligence, that no Kodiak Party is aware of any fact or circumstance that could reasonably be expected to prevent the intended tax treatment of the Mergers must be true and correct in all material respects as of the execution date.

•	Performance of Obligations. The Kodiak Parties must have performed in all material respects all obligations required to be performed by them under the merger agreement.

•

Absence of Material Adverse Effect. Since the execution of the merger agreement, a material adverse effect on the Kodiak Parties and their respective subsidiaries, taken as a whole, must not have occurred.

•	Officer’s Certificate. The Kodiak Parties must have delivered a certificate signed by an executive officer of Kodiak, certifying that the three foregoing conditions have been satisfied.

•

Pre-Closing Contributions. All material assets and material liabilities (excluding any income taxes) of the Kodiak Parties and their respective subsidiaries must be owned, and material operations of the Kodiak Parties and their respective subsidiaries must be conducted, by Kodiak Services (or a wholly owned subsidiary of Kodiak Services).

•

Certificate of Designation. The Partnership must have received evidence that the certificate of designation with respect to Series A Preferred Stock (the “Certificate of Designation”) has been filed with, and accepted by, the Delaware Secretary of State.

•	OpCo LLC Agreement. The Partnership must have received evidence that the OpCo LLC Agreement has been adopted as the limited liability company agreement of Kodiak Services.

Conditions to the Kodiak Parties’ Obligation to Complete the Mergers

The obligation of Kodiak, Kodiak Services, Stock Merger Sub, GP Merger Sub, Unit Merger Sub, and their subsidiaries to effect the Mergers is further subject to the satisfaction, or waiver by Kodiak, at or prior to the Initial Effective Time, of the following conditions:

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Accuracy of Representations. The Burro Parties’ representations must be accurate as of the execution date and as of the closing date, except where the failure to be accurate would not have, except for certain representations, a material adverse effect as on the Burro Parties and their respective subsidiaries, taken as a whole.

•

The representations and warranties of the Burro Parties regarding authority to enter into the Mergers and the absence of a material adverse effect on the Burro Parties since September 30, 2023 must be true and correct in all respects.

•	Certain representations and warranties of the Burro Parties regarding capitalization, ownership of subsidiaries and brokers must be true and correct except for de minimis inaccuracies.

•

The representation and warranty of the Burro Parties regarding knowledge, after reasonable diligence, that no Burro Party is aware of any fact or circumstance that could reasonably be expected to prevent the intended tax treatment of the Mergers must be true and correct in all material respects as of the execution date.

•	Performance of Obligations. The Burro Parties must have performed in all material respects all obligations required to be performed by them under the merger agreement.

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Absence of Material Adverse Effect. Since the execution of the merger agreement, a material adverse effect on the Burro Parties and their respective subsidiaries, taken as a whole, must not have occurred.

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Officer’s Certificate. The Burro Parties must have delivered to Kodiak a certificate signed by an executive officer of the General Partner, certifying that the three foregoing conditions have been satisfied.

•	Minimum Debt Financing. Kodiak must have consummated the Minimum Debt Financing.

No Dissenters’ or Appraisal Rights

No dissenters’ or appraisal rights are available with respect to the Mergers or the other transactions contemplated by the merger agreement.

Representations and Warranties

The merger agreement contains general representations and warranties made by the Kodiak Parties on the one hand, and the Burro Parties on the other, to the other parties, regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the Mergers. These representations and warranties are in many respects subject to materiality, knowledge and other similar qualifications contained in the merger agreement and expire at the Initial Effective Time. The representations and warranties of each of the Kodiak Parties, on the one hand, and the Burro Parties, on the other, were made solely for the benefit of the other parties. In addition, those representations and warranties were intended not as statements of actual fact, but rather as a way of allocating risk between the parties, were modified by the disclosure letters attached to the merger agreement, were subject to the materiality standard described in the merger agreement (which may differ from what may be viewed as material by you) and were made only as of the date of the merger agreement and the closing date or another date as is specified in the merger agreement. Information concerning the subject matter of these representations or warranties may have changed since the date of the merger agreement. Kodiak and the Partnership will provide additional disclosure in their SEC reports to the extent that they are aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the merger agreement and will update such disclosure as required by federal securities laws.

Representations and Warranties of the Burro Parties

The Burro Parties made a number of representations and warranties to the Kodiak Parties, including representations and warranties related to the following matters:

•	the organization, qualification to do business and good standing of the Burro Parties and their respective subsidiaries;

•	the capital structure of the Burro Parties and their respective subsidiaries;

•

the authority of the Burro Parties to enter into the merger agreement and to consummate the transactions contemplated thereby, and the governmental and regulatory approvals necessary, to enter into the merger agreement and consummate the transactions contemplated thereby, and the absence of any loss, or creation of any lien, or violation of the organizational documents or contracts of the Burro Parties or their respective subsidiaries or any applicable laws resulting from the consummation of the transactions contemplated by the merger agreement;

•	Partnership’s SEC filings and the financial statements contained therein;

•	Partnership’s and its subsidiaries’ internal controls over financial reporting and disclosure controls and procedures;

•	the absence of undisclosed liabilities for the Burro Parties and their respective subsidiaries;

•	the accuracy of the information supplied by Partnership and its subsidiaries for this consent statement/prospectus and the registration statement of which it is a part;

•	the conduct of the Burro Parties and their subsidiaries’ business and the absence of certain adverse changes or events since September 30, 2023;

•	litigation, investigations, claims or judgments against the Burro Parties or their subsidiaries;

•	compliance with laws and permits;

•	employee benefit plans and other employee benefits matters;

•	certain employment and labor matters related to the Burro Parties and their respective subsidiaries;

•	environmental laws and regulations;

•	the Burro Parties and their respective subsidiaries’ taxes, tax returns and other tax matters;

•	the Burro Parties and their respective subsidiaries’ material contracts;

•	adequacy of insurance policies issued in favor of Burro Parties and their subsidiaries;

•	owned and leased real property;

•	status of the Burro Parties and their respective subsidiaries’ business relationships and communications with their top ten customers;

•	intellectual property matters (including information technology and data privacy);

•	the inapplicability of any state takeover laws to the Mergers or other transactions contemplated by the merger agreement;

•	the absence of any “poison pill” anti-takeover plan or other similar device in effect;

•	related party transactions;

•

the absence of any violations of applicable anti-corruption, anti-bribery, anti-money laundering, export control and economic sanctions laws by the Burro Parties or any of their respective subsidiaries;

•	certain regulatory matters related to the Burro Parties and their respective subsidiaries;

•	investment bankers, brokers or finder fees in connection with the consummation of the Mergers;

•

the receipt by Partnership of an opinion from Jefferies, LLC related to the fairness of the merger consideration, form a financial point of view, to the Partnership Common Unitholders that are unaffiliated with the General Partner; and

•	the absence of any additional representations or warranties of the Kodiak Parties beyond those in the merger agreement.

Representations and Warranties of the Kodiak Parties

The Kodiak Parties made a number of representations and warranties to the Burro Parties, including representations and warranties related to the following matters:

•	the organization, qualification to do business and good standing of the Kodiak Parties and their respective subsidiaries;

•	the capital structure of the Kodiak Parties and their respective subsidiaries;

•

the authority of the Kodiak Parties to enter into the merger agreement and to consummate the transactions contemplated thereby, and the governmental and regulatory approvals necessary, to enter into the merger agreement and consummate the transactions contemplated thereby, and the absence of any loss, or creation of any lien, or violation of the organizational documents or contracts of the Kodiak Parties or their respective subsidiaries or any applicable laws resulting from the consummation of the transactions contemplated by the merger agreement;

•	Kodiak’s SEC filings and the financial statements contained therein;

•	Kodiak and its subsidiaries’ internal controls over financial reporting and disclosure controls and procedures;

•	the absence of undisclosed liabilities for the Kodiak Parties and their respective subsidiaries;

•	the accuracy of the information supplied by the Kodiak and its subsidiaries for this consent statement/prospectus and the registration statement of which it is a part;

•	the conduct of the Kodiak Parties and their subsidiaries’ business and the absence of certain adverse changes or events since September 30, 2023;

•	litigation, investigations, claims or judgments against the Kodiak Parties or their subsidiaries;

•	compliance with laws and permits;

•	employee benefit plans and other employee benefits matters;

•	certain employment and labor matters related to the Kodiak Parties and their respective subsidiaries;

•	environmental laws and regulations;

•	the Kodiak Parties and their respective subsidiaries’ taxes, tax returns and other tax matters;

•	the Kodiak Parties and their respective subsidiaries’ material contracts;

•	adequacy of insurance policies issued in favor of Kodiak Parties and their subsidiaries;

•	owned and leased real property and rights-of-way;

•	status of the Kodiak Parties and their respective subsidiaries’ business relationships and communications with their top ten customers;

•	intellectual property matters (including information technology and data privacy);

•	the inapplicability of any state takeover laws to the Mergers or other transactions contemplated by the merger agreement;

•	the absence of any “poison pill” anti-takeover plan or other similar device in effect;

•	related party transactions;

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the absence of any violations of applicable anti-corruption, anti-bribery, anti-money laundering, export control and economic sanctions laws by the Kodiak Parties or any of their respective subsidiaries;

•	certain regulatory matters related to the Kodiak Parties and their respective subsidiaries;

•	investment bankers, brokers or finder fees in connection with the consummation of the Mergers;

•	the receipt by the Kodiak of an opinion from Barclays Capital Inc. related to the fairness of the Exchange Ratio, from a financial point of view to Kodiak; and

•	the absence of any additional representations or warranties of the Kodiak Parties beyond those in the merger agreement.

Definition of Material Adverse Effect

Many of the representations and warranties of the Kodiak Parties, on the one hand, and the Burro Parties on the other are qualified by a material adverse effect standard. For purposes of the merger agreement, “material adverse effect,” with respect to either the Kodiak Parties on the one hand, or the Burro Parties on the other, is defined to mean any effect that (i) is or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the applicable party, taken as a whole, or (ii) materially impairs the ability of the applicable party to consummate, or prevents or materially delays, the Mergers or any of the other transactions contemplated by the merger agreement or would reasonably be expected to do so; provided, however, that events described in clause (i) do not include the following for the Kodiak Parties and the Burro Parties, respectively:

“Material Adverse Effect as Applicable to the Kodiak Parties”

1.

changes generally affecting the economy or the financial, credit or securities markets, in the United States, including effects on such industry, economy or markets resulting from any regulatory and political conditions or developments in general;

2.

changes or developments in prices for oil, natural gas or other commodities or for the Kodiak Parties and their respective subsidiaries’ raw material inputs and end products, including general market prices and regulatory changes generally affecting the industries in which the Kodiak Parties and their respective subsidiaries operate;

3.

earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires, epidemics, pandemics (including COVID-19), or any weather-related or meteorological events or other force majeure event or natural disasters;

4.	outbreak or escalation of hostilities or acts of war or terrorism, sabotage, civil disobedience, cyber-attack or any escalation or general worsening of the foregoing;

5.	changes in GAAP or accounting standards and interpretations thereof;

6.

the negotiation, execution, announcement, pendency or the existence of the Mergers or any of the other transactions contemplated by the merger agreement (provided that this clause does not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the announcement or pendency of the Mergers or any of the other transactions contemplated by the merger agreement);

7.	the taking of any action required by the merger agreement or at the request of the Partnership or its affiliates;

8.

any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other law of or by any national, regional, state or local governmental entity, or market administrator;

9.

any changes in the unit price or trading volume of the Partnership Common Units or in the credit rating of any of the Burro Parties or their subsidiaries (it being understood that the underlying circumstances giving rise to such failure may be taken into account unless otherwise excluded in the definition of material adverse effect as applicable to the Kodiak Parties); or

10.

the failure to meet or exceed any projection or forecast (it being understood that the underlying circumstances giving rise to such failure may be taken into account unless otherwise excluded in the definition of material adverse effect), but with respect to the first, second, third, fourth, fifth and the eighth of the foregoing clauses only if the impact of such effect is not disproportionately adverse to the Kodiak Parties, or their respective subsidiaries, taken as a whole, as compared to other participants in the industry of providing contract compression infrastructure related to the exploration and production of oil and natural gas.

“Material Adverse Effect as Applicable to the Burro Parties”

1.

changes generally affecting the economy or the financial, credit or securities markets, in the United States, including effects on such industry, economy or markets resulting from any regulatory and political conditions or developments in general;

2.

changes or developments in prices for oil, natural gas or other commodities or for the Burro Parties or their respective subsidiaries’ raw material inputs and end products, including general market prices and regulatory changes generally affecting the industries in which the Burro Parties or their subsidiaries operate;

3.

earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires, epidemics, pandemics (COVID-19), or any weather-related or meteorological events or other force majeure event or natural disasters,

4.	outbreak or escalation of hostilities or acts of war or terrorism, sabotage, civil disobedience, cyber-attack or any escalation or general worsening of the foregoing;

5.	changes in GAAP or accounting standards and interpretations thereof;

6.

the negotiation, execution, announcement, pendency or the existence of the Mergers or any of the other transactions contemplated by the merger agreement (provided that this clause shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the announcement or pendency of the Mergers or any of the other transactions contemplated by the merger agreement);

7.	the taking of any action required by the merger agreement or at the request of Kodiak or its affiliates;

8.

any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local governmental entity, or market administrator;

9.

any changes in the unit price or trading volume of the Partnership Common Units or in the credit rating of any of the Burro Parties, or their respective subsidiaries (it being understood that the underlying circumstances giving rise to such failure may be taken into account unless otherwise excluded in the definition of material adverse effect as applicable to the Burro Parties); or

10.

the failure to meet or exceed any projection or forecast (it being understood that the underlying circumstances giving rise to such failure may be taken into account unless otherwise excluded in the definition of material adverse effect), but with respect to the first, second, third, fourth, fifth and the eighth of the foregoing clauses only if the impact of such effect is not disproportionately adverse to the Burro Parties, or their subsidiaries, taken as a whole, as compared to other participants in the industry of providing national gas compression services and treating services related to the exploration and production of oil and natural gas.

Conduct of Business Pending the Mergers

Obligations of the Burro Parties

The Burro Parties have agreed that, from the execution date until the earlier of the termination of the merger agreement in accordance with its terms or the Initial Effective Time, except (i) as required by law (including any COVID-19 law) or any applicable stock exchange or regulatory authority, (ii) as may be consented to in writing in advance by Kodiak (which consent will not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly required by the merger agreement or (iv) as set forth on the Partnership’s disclosure letter to the merger agreement, the Burro Parties will, and will cause their respective subsidiaries to, carry on their business in the ordinary course consistent with past practices and to use reasonable best efforts to:

•	preserve intact their business organization, maintain their assets, rights and properties in good repair and condition;

•	keep available the services of their current directors, officers and employees (other than any terminations for cause or voluntary resignations); and

•	and preserve their goodwill and their relationships with customers, suppliers, contractors, licensors, licensees, distributors and others having business dealings with them.

The Burro Parties have further agreed that, from the execution date until the earlier of the termination of the merger agreement in accordance with its terms or the Initial Effective Time, except (i) as required by law (including any COVID-19 law) or any applicable stock exchange or regulatory authority, (ii) as may be consented to in writing in advance by Kodiak (which consent will not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly required by the merger agreement or (iv) as set forth on Partnership’s disclosure letter to the merger agreement, the Burro Parties will not, and will not permit their respective subsidiaries to, subject to certain exceptions:

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(A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its outstanding partnership interests, limited liability company interests, or other equity interests, except for dividends or distributions (1) by a wholly owned subsidiary of the Partnership to its parent, (2) by the Partnership in an amount not to exceed $0.01 per Partnership Common Unit and $0.01 per notional unit representing the economic Partnership GP Interest in the Partnership per quarter and (3) by the General Partner in an amount not to exceed the dividends, distributions or reimbursement of expenses the General Partner receives from the Partnership, (B) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of the Partnership, General Partner, or any of their respective subsidiaries, or any options, warrants, or rights to acquire any such shares or other equity interests or (C) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

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issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien any shares of its capital stock or other equity interests or any securities convertible into, or exchangeable for or exercisable for any such capital stock or other equity interests, or any rights, warrants or options to acquire, any such capital stock or other equity interests, or any unit appreciation rights, “phantom” unit rights, performance units, rights to receive capital stock of the Partnership on a deferred basis or other rights linked to the value of Partnership Common Units, including pursuant to contracts effective as of the date the merger agreement became effective;

•	amend or otherwise change, or authorize or propose to amend or otherwise change, its governing documents;

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directly or indirectly acquire or agree to acquire by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof;

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directly or indirectly sell, lease, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any lien or otherwise dispose in whole or in part of any of its material properties, assets or rights or any interest therein, other than sales of assets to third parties with a fair market value that does not exceed $2,500,000 individually or $10,000,000 in the aggregate;

•	adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

•

(A) incur, issue, create, assume, guarantee, endorse or otherwise become liable or responsible for any indebtedness (other than indebtedness incurred as a result of borrowings under the Partnership’s existing credit facilities that is incurred solely for the purposes of maintaining working capital, including making ordinary course distributions, debt service payments (including capital lease obligations) in an amount up to $23,000,000 in the aggregate) or modify or refinance any indebtedness, in each case whether or not evidenced by a note, bond, debenture or similar instrument, or enter into any “keep well” or other agreement to maintain the financial condition of another person other than as in accordance with the merger agreement, (B) repay or prepay any indebtedness, other than indebtedness under the Partnership credit facilities, or (C) make any loans, advances or capital contributions to, or investments in, any other person, other than Partnership, General Partner, or their subsidiaries;

•

incur or commit to incur any capital expenditure or authorization or commitment with respect thereto that in the aggregate exceed 110% of the amount set forth in the capital expenditure budget for the 2024 and 2025 fiscal years, as applicable and as each is set forth in the Partnership’s disclosure letter, except for expenditures made in response to an emergency up to $1,000,000;

•	(A) cancel any indebtedness owed to Partnership, General Partner, or their subsidiaries, or (B) waive, release, grant or transfer any right of material value;

•

(A) modify, amend, terminate, cancel or extend (except for any extensions or renewals in the ordinary course of business) any material contract of the Partnership or (B) enter into any contract that if in effect after the merger agreement is effective would be a material contract of the Partnership, except, in each case, to the extent such modification, amendment, termination, cancellation or extension or entry into such contract (x) is in the ordinary course of business and (y) would not be materially adverse to the business of the Partnership, taken as a whole;

•

commence any action (other than an action as a result of an action commenced against any of the Partnership, General Partner, or their subsidiaries), or compromise, settle or agree to settle any action

(including any action brought by a third party relating to the merger agreement or the transactions contemplated thereby) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages not in excess of $500,000 individually or $1,000,000 in the aggregate, in any case without the imposition of any injunctive relief limiting Partnership, General Partner, or their subsidiaries’ ability to conduct business, or the admission of wrongdoing by, any Partnership, General Partner, or their subsidiaries;

•

change its fiscal year, financial or tax accounting methods, principles or practices, in each case except insofar as may have been required by a change in GAAP or applicable law, or revalue any of its material assets;

•

except in the ordinary course of business and consistent with past practices, settle or compromise any liability for material taxes, change any method of accounting for tax purposes, make, revoke or modify any tax election, file any amended material tax return, enter into any closing agreement with any governmental entity with respect to taxes, or surrender any right to claim a material refund of taxes;

•

other than as required by an existing employee benefit plan, (A) grant any current or former director, officer, employee or independent contractor any increase in compensation or other benefits, or grant any type of compensation or benefits to any current or former director, officer, employee or independent contractor not previously receiving or entitled to receive such type of compensation or benefit, (B) grant or pay to any current or former director, officer, employee or independent contractor any severance, retention, change in control, termination or similar pay, or provide for any modifications thereto or increases therein, (C) amend any equity-based award (including in respect of unit options, unit appreciation rights, performance units, restricted units, phantom units or other unit-based or unit-related awards or the removal or modification of any restrictions in any employee benefit plan or awards made thereunder), (D) adopt or enter into any collective bargaining agreement or other labor union contract, (E) take any action to waive the vesting requirements or accelerate the vesting, funding or payment of any compensation or benefit under any employee benefit plan or other contract, (F) adopt any new employee benefit or compensation plan or arrangement or amend, modify or terminate any existing employee benefit plan or (G) loan or advance any money or other property to any current or former director, officer, employee or independent contractor (other than routine advancement of business expenses);

•

(A) hire any employee or engage any independent contractor who is a natural person based in the United States, in each case with annual base salary or base wages in excess of $200,000, (B) hire any employee or engage any independent contractor who is a natural person that is not based in the United States, or (C) terminate the employment of any employee of the Burro Parties and their subsidiaries at the vice president-level (or its equivalent) or above (other than any termination for cause);

•

fail to keep in force insurance policies or replacement or revised provisions regarding insurance coverage with respect to the assets, operations and activities of the Partnership, General Partner and their subsidiaries;

•

renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of any Burro Party and their respective subsidiaries;

•	enter into any new line of business outside of its existing business; and

•	authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Obligations of the Kodiak Parties

The Kodiak Parties have agreed that, from the execution date until the earlier of the termination of the merger agreement in accordance with its terms or the Initial Effective Time, except (i) as required by law (including any COVID-19 law) or any applicable stock exchange or regulatory authority, (ii) as may be consented to in writing in advance by Partnership, (iii) as may be expressly required by the merger agreement, or (iv) as set forth on Kodiak’s disclosure letter to the merger agreement, the Kodiak Parties will, and will cause their respective subsidiaries to, carry on their business in the ordinary course consistent with past practices and to use reasonable best efforts to:

•

carry on their business in the ordinary course consistent with past practice and use reasonable best efforts to maintain intact their business organization, preserve their assets, rights and properties in good repair and condition;

•	keep available the services of their current directors, officers and employees (other than any terminations for cause or voluntary resignations); and

•	preserve their goodwill and their relationships with customers, suppliers, contractors, licensors, licensees, distributors and others having business dealings with them.

The Kodiak Parties have further agreed that, from the execution date until the earlier of the termination of the merger agreement in accordance with its terms or the Initial Effective Time, except (i) as required by law (including any COVID-19 law) or any applicable stock exchange or regulatory authority, (ii) as may be consented to in writing in advance by the Partnership (which consent will not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly required by the merger agreement, or (iv) as set forth on Kodiak’s disclosure letter to the merger agreement, the Kodiak Parties will not, and will not permit their respective subsidiaries to, subject to certain exceptions:

•

(A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for (1) dividends or distributions by a subsidiary of Kodiak to its parent or (2) dividends paid with respect to Kodiak Common Stock in an amount not to exceed $0.44 per share per quarter, (B) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests or (C) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of any of Kodiak Party and their respective subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests;

•

issue, deliver or sell any shares of its capital stock or other equity interests or any securities convertible into, or exchangeable for or exercisable for any such capital stock or other equity interests, or any rights, warrants or options to acquire, any such capital stock or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive capital stock of Kodiak on a deferred basis or other rights linked to the value of Kodiak Common Stock, grant equity compensation awards under the Kodiak omnibus plan and issue shares of Kodiak Common Stock or other equity interests of Kodiak to any of its subsidiaries;

•	amend or otherwise change, or authorize or propose to amend or otherwise change, its governing documents;

•

directly or indirectly acquire or agree to acquire by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an material investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof, in each case except for acquisitions of assets from existing customers in connection with maintaining or increasing business with such customers;

•	adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

•

change its fiscal year, financial or tax accounting methods, principles or practices, in each case except insofar as may have been required by a change in GAAP or applicable law, or revalue any of its material assets;

•	enter into any new line of business outside of its existing business; and

•	authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Mutual Access

Until the earlier of the Initial Effective Time and the termination of the merger agreement, Kodiak and the Partnership have agreed to afford the other party and its representatives, reasonable access during normal business hours to its and its subsidiaries’ all respective properties, assets, books, contracts, commitments, personnel and records, and any reports, schedules, registration statements, or documents filed or received by it pursuant to the requirements of federal or state securities laws and other information concerning its business, properties and personnel as a party may reasonably request (including tax returns filed and those in preparation and the work papers of its auditors). Notwithstanding the obligations described above, neither the Partnership nor Kodiak is required to afford such access or disclosure to the extent it would contravene applicable law.

Non-Solicitation by the Partnership

Termination of Discussions

The Partnership and the General Partner agreed to, immediately following the execution of the merger agreement, cease and terminate any discussions related to any acquisition proposal (as defined below), and to cause their respective subsidiaries and their respective directors, officers and employees of the Partnership, the General Partner and such subsidiaries, and to use reasonable best efforts to cause the other representatives of the Partnership, the General Partner and such subsidiaries, to cease and terminate such discussions.

Non-Solicitation Obligations

Subject to certain exceptions summarized below, from the date of the merger agreement until the earlier of the Initial Effective Time or the termination of the merger agreement, the Partnership and the General Partner have agreed that they will not, and they will cause their respective subsidiaries and their respective directors, officers and employees of the Partnership, the General Partner and such subsidiaries not to, directly or indirectly:

•

solicit, initiate, knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer, that constitutes, or would reasonably be expected to lead to, an acquisition proposal;

•

furnish any non-public information regarding the Partnership of any of its subsidiaries, or afford access to the business, properties, books or records of the Partnership or any of its subsidiaries, in connection with or in response to an acquisition proposal or any inquiries regarding an acquisition proposal;

•

engage or participate in any discussions or negotiations with any person (other than the Kodiak Parties or their respective directors, officers, employees, affiliates or representatives) with respect to an acquisition proposal;

•

enter into any letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, exchange agreement or any other agreement (whether binding or not) with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal or requiring the Partnership or the General Partner to abandon, terminate or fail to consummate the Mergers, as applicable, or any other transaction contemplated by the merger agreement; or

•	agree to do any of the foregoing.

Exceptions to Non-Solicitation Provision

Notwithstanding its non-solicitation obligations described above, prior to the earlier of (i) 11:59 p.m. Central time on January 31, 2024 and (ii) the date on which the Burro Written Consent is obtained (the “Initial

Superior Proposal Period”), the Partnership, or the General Partner Board may (A) furnish non-public information regarding the Partnership or any of its subsidiaries, or afford access to the business, properties, books or records of the Partnership or any of its subsidiaries, and (B) engage and participate in discussions and negotiations in response to an unsolicited, written and bona fide acquisition proposal if (x) the General Partner Board, or any committee thereof, concludes in good faith, after consultation with its financial advisors and outside legal counsel, that (i) failure to take such action contemplated in the foregoing clauses (A) and (B) would be inconsistent with the General Partner Board’s contractual obligations to act in “good faith” as such term is defined in the Partnership Agreement and (ii) such unsolicited, written and bona fide acquisition proposal constitutes or could reasonably be expected to result in a superior proposal (as defined below) and (y) (i) such acquisition proposal was received after the date of the merger agreement but prior to the end of the Initial Superior Proposal Period, and did not result from a breach of the Partnership’s non-solicitation obligations described above, (ii) the Partnership notifies Kodiak with respect to such acquisition proposal in the manner required by the merger agreement and (iii) the Partnership furnishes any non-public information to the maker of the acquisition proposal only pursuant to a confidentiality agreement that is not less restrictive to such person than the confidentiality agreement between the Partnership and Kodiak and any such information not previously provided to Kodiak will be provided or made available to Kodiak on substantially concurrent with the time it is provided to such other person. If the Partnership receives an acquisition proposal prior to the expiration of the Initial Superior Proposal Period and the General Partner Board concludes, after consultation with its advisors, that (i) failure to engage in discussions with the person making such acquisition proposal would be inconsistent with its duty to act in “good faith” as such term is defined in the Partnership Agreement, and (ii) the acquisition proposal constitutes a superior proposal, then the General Partner Board may continue discussions with such persons until the expiration of the Superior Proposal Termination Period.

The Partnership’s non-solicitation obligations described above do not prohibit the Partnership or the General Partner Board from informing any person that the Partnership is a party to the merger agreement and of the non-solicitation restrictions therein.

Additionally, the Partnership and the General Partner Board will be permitted to take a position and disclose such position to Partnership Common Unitholders or to issue a “stop, look and listen” communication under applicable Exchange Act rules, or otherwise make any disclosures that the General Partner Board determines, in good faith, after consultation with its outside counsel, is required under applicable law or regulation; provided, that any such disclosure that does not expressly reaffirm the General Partner Board’s recommendation in favor of the Mergers may result in a change of the General Partner Board recommendation to approve and adopt the merger agreement.

The Partnership has agreed to notify Kodiak promptly (and in any event within 48 hours thereafter) upon the receipt of an acquisition proposal (including the material terms thereof and the identity of the person, or group of persons, that has provided such acquisition proposal) and of any material modification thereto.

Obligation to Recommend and Maintain its Recommendation to Approve and Adopt the Merger Agreement

The Partnership, through the General Partner Board, has agreed, subject to its right to change its recommendation in the circumstances described below, to recommend the approval of the merger agreement to Partnership Common Unitholders, to include such recommendation in this consent statement/prospectus and to publicly reaffirm such recommendation within 24 hours of a request to do so by Kodiak.

Except as permitted below, the General Partner Board may not (each of the following is referred to herein as a “change of recommendation”):

•	withhold, withdraw, amend, qualify or modify, including publicly proposing to do the foregoing;

•

approve, adopt, authorize, resolve or recommend, or propose to approve, adopt, authorize, resolve or recommend, or allow the Partnership or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar contract or any tender or exchange offer providing for, with respect to, or in connection with, any acquisition proposal; or

•

fail to publicly announce, within ten business days after a tender offer or exchange offer relating to the securities of the Partnership will have been commenced, a statement disclosing that the General Partner Board recommends rejection of such tender offer or exchange offer and affirms the recommendation of the General Partner Board.

Notwithstanding the foregoing, the General Partner Board is permitted to make a change of recommendation at any time prior to the termination of the Superior Proposal Termination Period if the following conditions are met:

•	the Partnership has received a written acquisition proposal or an intervening event (as defined below) has occurred;

•	in the case of a written acquisition proposal:

•	such acquisition proposal did not result from a breach of the Partnership’s non-solicitation obligations;

•

the General Partner Board determines in good faith after consultation with its financial advisors and outside legal counsel that such acquisition proposal constitutes a superior proposal (as defined below);

•

in the case of an intervening event, following consultation with outside legal counsel, the General Partner Board determines that the failure to make a change of recommendation would be inconsistent with the General Partner Board’s contractual obligation to act in “good faith” as such term is defined in the Partnership Agreement; and

•	in either case:

•

the Partnership provides Kodiak four business days’ prior written notice of its intention to make a change of recommendation and includes, in either case, the reasons for making such change in recommendation and, in the case of a superior proposal, the required information regarding the superior proposal;

•

after providing the foregoing notice and prior to making such a change of recommendation or, in the case of a superior proposal, termination of the merger agreement, the Partnership negotiates in good faith with Kodiak during such four business day period (to the extent that Kodiak desires to negotiate) to revise the terms of the merger agreement to eliminate the need for the General Partner Board to make a change of recommendation in connection with an intervening event or, in the case of a superior proposal, such that the acquisition proposal no longer constitutes a superior proposal; and

•

the General Partner Board, after considering in good faith any changes to the terms of the merger agreement proposed in writing by Kodiak in a manner that would form a binding contract if accepted by the Partnership, determines in good faith following such four business day period, after consultation with its outside legal counsel and financial advisors, (i) that the acquisition proposal would continue to constitute a superior proposal or (ii) that the General Partner Board’s contractual obligation to act in “good faith” as such term is defined in the Partnership Agreement continues to require a change of recommendation with respect to such intervening event.

In the event that an acquisition proposal is subsequently modified by the party making such acquisition proposal, the Partnership will once again be required to comply with the foregoing, except that the four business day period for notice, negotiation and consideration will be shortened to two business days. If the Superior

Proposal Termination Period would otherwise end during any period for notice, negotiation or consideration, the Superior Proposal Termination Period will be extended and end on the second business day following such required period.

Definition of Acquisition Proposal, Acquisition Transaction, Intervening Event and Superior Proposal

Acquisition Proposal

As used above, an “acquisition proposal” means any bona fide offer or proposal, whether or not in writing, received from or made public by a third party relating to any acquisition transaction.

Acquisition Transaction

An “acquisition transaction” means any transaction or series of related transactions in which a third person directly or indirectly:

•

acquires (i) assets of the Partnership and its subsidiaries equal to 25% or more of the Partnership’s consolidated assets or to which 25% or more of the Partnership’s consolidated revenues or earnings are attributable, or (ii) all or any portion of the Partnership GP Interest; or

•

acquires “beneficial ownership” (as defined in the Exchange Act) of (i) 25% or more of any class of equity securities of the Partnership entitled to vote on the approval of the merger agreement, or (ii) all or any portion of the Partnership GP Interest.

Intervening Event

An “intervening event” means any material event, fact, circumstance, development or occurrence that is not known (or if known, the material consequences of which were not known or reasonably foreseeable), to or by the General Partner Board as of the date of the merger agreement, which event, fact, circumstance, development, occurrence or material consequence becomes known to or by the General Partner Board prior to the termination of the Superior Proposal Termination Period; provided, that such event, fact, circumstance, development or occurrence will not constitute an intervening event if the event:

•

generally affects the economy, the financial or securities markets, or political, legislative or regulatory conditions, in each case in the United States or elsewhere, unless such event disproportionately affects the Partnership and its subsidiaries (taken as a whole) or Kodiak or its subsidiaries (taken as a whole), relative to other similarly situated companies in the industries in which the Partnership and its subsidiaries or Kodiak and its subsidiaries operate; or

•

results from or arises out of (a) changes or developments in the industries in which the Partnership or its subsidiaries or Kodiak or its subsidiaries conduct business, as applicable, (b) changes or developments in prices for oil, natural gas or other commodities or for the Partnership’s or Kodiak’s raw material inputs and end products, (c) the announcement or existence of, compliance with or performance under, the merger agreement (including the impact thereof on the relationships of the Partnership or its subsidiaries or Kodiak or its subsidiaries, as applicable, with employees, labor unions, customers, suppliers or partners and including any lawsuit or other proceeding with respect to the transactions contemplated by the merger agreement), (d) adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation ordinance or law of or by any governmental entity or market administrator, (e) failure by the Partnership to meet financial projections or forecasts or estimates of financial metrics for any period (though this exception will not affect a determination on the event underlying the failure or intervening event), (f) changes in the unit price or trading volume of the Partnership Common Units or Kodiak Common Stock or the credit rating of Kodiak or any of its subsidiaries (though this exception will not affect a determination that an event underlying the change has resulted in an intervening event), (g) any acquisition proposal, (h) any superior proposal, or (i) any regulatory approvals and efforts to close the Mergers; except with respect to clauses (a), (b) and (d), to the extent the event disproportionately affects the Partnership or its subsidiaries or Kodiak and its subsidiaries (taken as a whole) relative to other similarly situated companies in the industries in which the Partnership and its subsidiaries or Kodiak and its subsidiaries operate, as applicable.

Superior Proposal

A “superior proposal” means a written acquisition proposal (constituting an acquisition transaction):

•

where the person making such proposal seeks to acquire (i) more than 50% of the equity securities of the Partnership or all or any portion of the Partnership GP Interest or (ii) more than 50% of the assets of the Partnership and its subsidiaries, taken as a whole, or all or any portion of the Partnership GP Interest; and

•

on terms that the General Partner Board, or any committee thereof, determines, in good faith, after consultation with its outside legal counsel and its financial advisor, is (i) if accepted, reasonably likely to be consummated in accordance with its terms and (ii) more favorable, from a financial point of view, to Partnership Common Unitholders (in their capacity as such) than the Mergers and the transactions contemplated by the merger agreement (taking into account any proposal by Kodiak to amend or modify the terms of the merger agreement which are committed to in writing), after taking into account such factors deemed relevant by the General Partner Board, or any committee thereof, including the form of consideration, timing, likelihood of consummation, required approvals and conditions to consummation.

Partnership Employee Equity-Based Awards

At the Initial Effective Time, each Partnership Phantom Unit that has not yet settled (including any underlying accumulated but not yet settled distribution equivalent rights as of the Initial Effective Time) will be converted into a number of shares of Kodiak Common Stock (rounded to the nearest whole share) equal to (a) the number of Partnership Common Units subject to such vested Partnership Phantom Unit multiplied by (b) the Exchange Ratio. Each unvested portion of an outstanding Partnership Phantom Unit will be assumed by Kodiak and automatically converted into a Kodiak RSU in respect of the number of shares of Kodiak Common Stock equal to (x) the number of Partnership Common Units subject to such unvested Partnership Phantom Unit multiplied by (y) the Exchange Ratio.

After the Initial Effective Time, each such Kodiak RSU described above will continue to vest under the original vesting schedule associated with the Partnership Phantom Unit award, and will remain subject to all material terms and conditions of the original award (including rights to distribution equivalent rights) that applied to the corresponding Partnership Phantom Unit award prior to the Initial Effective Time. Any accumulated but not yet settled distribution equivalent rights associated with the Partnership Phantom Units as of the Initial Effective Time will also carry over and be paid by and in accordance with the terms and conditions applicable to such Partnership Phantom Unit immediately prior to the Initial Effective Time.

Employee Matters

Kodiak has agreed that it will, for at least one year after the closing of the Mergers, provide to each individual who is an employee of any Burro Party or any their respective subsidiaries, as of immediately prior to the Initial Effective Time and who continue employment during such time period (each, a “Continuing Employee”) with (i) a base salary, annual cash bonus opportunity and annual long term incentive awards, taken as a whole, that are not less favorable than the base salary, annual cash bonus opportunity and long term incentive award opportunities, in each case, as provided to such employee by the Burro Parties or their subsidiaries immediately prior to the Initial Effective Time; and (ii) severance, paid-time off, qualified defined contribution retirement and health insurance benefits, taken as a whole, that are not less favorable than those provided under the Burro Parties’ benefit plans for such employee immediately prior to the Initial Effective Time.

Except to the extent required by applicable law, Kodiak will ensure that, as of the Initial Effective Time, each Continuing Employee receives full credit (solely for purposes of eligibility to participate, vesting, vacation entitlement and severance benefits) for service with the Burro Parties and their subsidiaries under the comparable employee benefit plans, programs and policies of Kodiak in which such employees became participants. However, the foregoing will not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits. As of the Initial Effective Time, Kodiak will, or will cause its subsidiaries to, credit to Continuing Employees the amount of vacation time that those employees had accrued under any applicable Burro Party’s benefit plan as of the Initial Effective Time. With respect to each health or welfare benefit plan maintained by Kodiak or its subsidiaries for the benefit of Continuing Employees, Kodiak will (i) use reasonable best efforts to cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan, and (ii) cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar Burro Party’s benefit plan for the plan year that includes the Initial Effective Time for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the plans maintained by Kodiak or its subsidiaries, as applicable, for the plan year in which the Initial Effective Time occurs.

If Kodiak requests in writing ten business days before the closing date that the Partnership terminate any 401(k) plan that it sponsors or maintains (which we refer to as a “Burro 401(k) Plan”), then (i) the Partnership must provide Kodiak with evidence that such plan has been terminated, contingent upon the occurrence of the Initial Effective Time and (ii) the Continuing Employees will be eligible to participate, effective as of the Initial Effective Time (or as soon as reasonably administratively practicable thereafter), in a 401(k) plan sponsored or maintained by Kodiak or one of its Subsidiaries (which we refer to as the “Kodiak 401(k) Plan”). The Partnership and Kodiak will use reasonable best efforts to take any and all actions as may be required, including amendments to the Burro 401(k) Plan and/or the Kodiak 401(k) Plan, to permit the Continuing Employees who are then actively employed to make rollover contributions to the Kodiak 401(k) Plan of “eligible rollover distributions” in the form of cash or notes in an amount equal to the full account balance distributed to such employee from the Burro 401(k) Plan.

Each Continuing Employee who is eligible as of immediately prior to the Initial Effective Time for a bonus under the Partnership’s annual short-term incentive plan shall receive a pro-rated bonus for the calendar year in which the closing date occurs (to the extent such bonus is not otherwise paid prior to the Initial Effective Time), based on the number of days of such calendar year which have lapsed prior to and including the closing date, as determined in accordance with the terms of the plan in good faith by the General Partner Board or the Compensation Committee of the General Partner Board based on actual performance as of the Initial Effective Time (or a date reasonably proximate thereto), and measured on a pro-rated basis as determined by General Partner Board or the Compensation Committee of the General Partner Board, with such pro-rata bonus payable at the same time bonuses are paid to similarly situated employees of Kodiak. Following the closing date, Continuing Employees will be eligible for a pro-rata bonus for the remainder of the calendar year in which the closing date occurs under a similar Kodiak benefit plan, subject to the terms and conditions of such Kodiak benefit plan.

Regulatory Approvals and Efforts to Close the Mergers

Each of the parties to the merger agreement has agreed to use, reasonable best efforts to take all actions that are necessary, proper or advisable to complete, in the most expeditious manner practicable (and in any event no later than September 1, 2024), the Mergers and the transactions contemplated by the merger agreement, including using reasonable best efforts to accomplish the following:

•	obtain all required consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties;

•	obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from any applicable governmental entities in order to consummate the Mergers; and

•	execute and deliver any additional instruments necessary to consummate the transactions contemplated by the merger agreement and fully to carry out the purposes of the merger agreement.

Notwithstanding the foregoing, (i) the Burro Parties and their subsidiaries will not commit to the payment of any fee, penalty or other consideration or make any other concession, waiver or amendment under any contract in connection with obtaining any consent without the prior written consent of Kodiak, and (ii) the aforementioned requirements to obtain regulatory approval do not obligate Kodiak to obtain any financing to consummate the transactions contemplated by the merger agreement.

The Partnership and Kodiak have also agreed to:

•

make an appropriate and complete filing of a Notification and Report Form pursuant to the HSR Act with respect to the Mergers within ten business days of the date of the merger agreement (unless a later date is agreed by the Partnership and Kodiak), as promptly as practicable, and use reasonable best efforts to furnish to each other party all necessary information and reasonable assistance as such other party may reasonably request to make such HSR Act filing;

•

to the extent practicable, consult with the other in connection with, all of the information relating to the other parties, as the case may be, and any of their respective subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any applicable governmental entity in connection with the Mergers and the other transactions contemplated by the merger agreement;

•

subject to applicable law and the instructions of any applicable governmental entity, keep each other reasonably apprised of the status of matters relating to the completion of the transactions contemplated by the merger agreement, including promptly furnishing the other with copies of notices or other written communications received by each party, as the case may be, or any of their respective subsidiaries, from any applicable governmental entity and/or third party with respect to such transactions; and

•

to the extent practicable under the circumstances, provide the other party and its counsel with the opportunity to participate in any meeting with any applicable governmental entity in respect of any filing, investigation or other inquiry in connection with the transactions contemplated by the merger agreement.

In addition, Kodiak has agreed to make all strategic decisions and lead all discussions, negotiations and other proceedings, and coordinate all activities with respect to any requests that may be made by, or any actions, consents, undertakings, approvals, or waivers that may be sought by or from, any applicable governmental entity, in connection with obtaining regulatory approvals for the Mergers, including determining the strategy for contesting, litigating or otherwise responding to objections to, or proceedings challenging, the consummation of the Mergers, in each case subject to good faith consultations with the Partnership reasonably in advance and in consideration of the Partnership’s views.

Each of Kodiak, the Partnership and the General Partner has agreed to defend through litigation any claim asserted in any court or other governmental body with respect to the Mergers by the FTC, DOJ or any other applicable governmental entity; provided, that Kodiak and its subsidiaries and affiliates will not be required to offer, negotiate, commit to, effect, enter into or take any action, agreement, condition, commitment or remedy of any kind, including but not limited to any remedy that would require Kodiak or its subsidiaries or affiliates to sell, divest, lease, license, transfer, dispose of, or otherwise encumber, impair, limit or restrict any Kodiak’s or its subsidiaries’ or affiliates’ ownership, control, management or operation of assets or businesses (including for the avoidance of doubt, any equity or other interests) of Kodiak or its subsidiaries or affiliates, the Partnership and the General Partner or any of their respective affiliates.

Indemnification and Insurance

Kodiak has agreed that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the indemnified parties (as defined below) will survive the Mergers and continue in full force and effect. Kodiak will, to the fullest extent permitted under applicable law, indemnify and hold harmless each current and former director, officer or employee of the Partnership or any of its subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service occurred, or does occur prior to the Initial Effective Time, at the request or for the benefit of the Partnership, the General Partner, and the applicable subsidiaries thereof (such persons, the “indemnified parties”) against any costs or expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation whether civil, criminal, administrative or investigative and including any matters addressed by alternative dispute resolution mechanism(s), arising out of or in connection with any action or omission by them in their capacities as such that occur or are alleged to have occurred, whether before or after the effective time.

The parties have agreed that for six (6) years from and after the Initial Effective Time, (i) Kodiak will maintain the exculpation, indemnification and advancement of expenses provisions of the Burro Parties’ and any of its subsidiaries’ organizational documents or in any indemnification agreements of the Partnership, the General Partner or the applicable subsidiaries thereof with any of their respective directors, officers or employees; however, all rights to indemnification in respect of any action pending or asserted or any claim made within such period will continue until the disposition of such action or resolution of such claim and (ii) Kodiak will maintain the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the effective time by the Partnership, the General Partner and the applicable subsidiaries thereof, subject to certain limitations, but Kodiak will not be required to pay annual premiums in excess of 300% of the most recent annual premiums paid by the Partnership or the General Partner (which we refer to as the “Maximum Amount”). Kodiak will cause the surviving entities of the Mergers to purchase, effective at the time that the Mergers become effective (or at such other time agreed to by the parties), a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Initial Effective Time (or at such other time agreed to by the parties), that were committed or alleged to have been committed by such indemnified parties in their capacity as such; provided, however, that the cost of any such “tail policy” will in no event exceed the Maximum Amount.

If any surviving entity, the General Partner, Kodiak Parties or any of their respective successors or assigns, consolidates, merges, transfers or conveys all or substantially all of their businesses or assets to a third party, then, in each such case, to the extent necessary, a proper provision will be made so that the successors and assigns of the surviving entities, General Partner, or Kodiak Parties, as the case may be, will assume the insurance and indemnification obligations as describe herein and in the merger agreement.

Financing Assistance

Kodiak has agreed that it will use its reasonable best efforts to take, or cause to be taken as promptly as practicable after the signing of the merger agreement, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain, and consummate the Minimum Debt Financing. Upon request of the Partnership, Kodiak shall keep the Partnership informed of any material developments concerning the availability, status or efforts to arrange and obtain the Minimum Debt Financing required to consummate the Mergers. Notwithstanding anything to the contrary contained herein, Kodiak shall be deemed to have satisfied its obligations if (i) the Marketing Period has ended and (ii) Kodiak has made at least two (2) attempts to arrange, obtain and consummate the Minimum Debt Financing prior to the Outside Date; provided, that the second attempt must come no earlier than 30 days after the end of the first attempt without the prior written consent of the Partnership.

The Partnership has agreed it will, and will cause its subsidiaries and their respective representatives to, use reasonable best efforts to provide customary, reasonable, and timely cooperation, to the extent reasonably requested by Kodiak, in connection with any financing by Kodiak, including the Minimum Debt Financing, or any of its respective subsidiaries in connection with the Mergers or otherwise, but will not be required to pay any commitment fee, provide any security or incur any liability in connection with any financing prior to the effective time. In addition to the foregoing, the Burro Parties will:

•

as promptly as practicable, furnish Kodiak and any financing parties with required information, and provide reasonable assistance to Kodiak in connection with Kodiak’s preparation of financial statements and financial information; however, Burro will not be required to provide any information related to the proposed aggregate amount of debt financing or fees and costs incurred in connection with debt financing, any post-closing or pro forma cost savings, synergies, capitalization, or any financial information related to Kodiak and its subsidiaries;

•

provide reasonable and customary assistance to Kodiak and any financing parties in their preparation of offering documents, offering memoranda, offering circulars, private placement memoranda, prospectuses, syndication documents and other syndication materials to the extent customary in connection with obtaining debt financing; Burro will also assist with materials for rating agency presentations, and will otherwise reasonably cooperate with the marketing efforts of Kodiak and the Financing Parties in connection to debt financing;

•

make senior management and other representatives of the Burro Parties available to participate in meetings, drafting sessions, presentations, road shows, rating agency presentations, due diligence sessions and other customary syndication or marketing activities;

•

use reasonable best efforts to cause the Burro Parties’ independent registered accounting firm to provide customary assistance, including, customary comfort letters in connection with debt financing, necessary consents and to participate in a reasonable number of due diligence sessions;

•

provide customary authorization letters authorizing the distribution of the Burro Parties’ information to prospective lenders in connection with a syndicated bank financing or otherwise with respect to any bank information memoranda or similar document;

•	assist Kodiak and any financing parties in obtaining or updating corporate, facility and issue credit ratings;

•

assist in negotiation, preparation, execution and delivery of any credit agreement, indenture, note, debenture or other debt security, purchase, underwriting or agency agreement, guarantees, security documents, including schedules or disclosures, cash management agreements, hedging agreements, other supporting documents and customary closing certificates, and any other definitive and ancillary documentation for any debt financing as may be requested by Kodiak;

•	make introductions between Kodiak and Burro Parties’ existing lenders and facilitate relevant coordination between Kodiak and such lenders;

•

cooperate with the due diligence of Financing Parties and their representatives in connection with any Debt Financing to the extent reasonable and customary, including by providing customary back-up certificates and factual information to support any legal opinion that any internal or external counsel for Kodiak may require in connection with any debt financing;

•

deliver prior to closing, as reasonably requested and in accordance with the terms of the merger agreement, all documentation and other information regarding the Burro Parties that any financing party reasonably determines is required by domestic and foreign anti-money laundering rules and regulations, including a beneficial ownership certificate in respect to any of the Burro Parties that qualifies as a “legal entity customer” under 31 C.F.R. § 1010.230;

•

to the extent requested by Kodiak, in connection with any steps Kodiak may determine are necessary or desirable to take in order to prepay or redeem, satisfy and discharge all amounts and obligations outstanding under the Burro Credit facilities (as defined in the merger agreement) the Partnership’s notes or any other indebtedness, provide all reasonable assistance to, and evidence thereof, to Kodiak, including, preparing, submitting and/or issuing customary notices in respect of any such prepayment or redemption; provided, that any such prepayment and redemption shall be contingent upon (a) the occurrence of the closing, (b) obtaining from the agent a customary payoff letter in respect of the Burro Credit Facilities, (c) cooperating in the satisfaction, discharge and release of liens securing the Burro Credit Facilities and the Partnership’s notes including obtaining customary lien termination and other instruments of discharge and (d) taking such actions as may be permitted or required by the terms of the Burro Credit Facilities or the Partnership’s notes to prepare, submit and/or issue such notices in respect of any prepayment or redemption thereof or to satisfy, discharge and/or defease any or all obligations thereunder;

•	to the extent requested by Kodiak, provide guarantees in connection with any debt financing; and

•	consent to the use of its and its subsidiaries trademarks, trade names and logos in connection with any debt financing, subject to certain conditions.

Notwithstanding the foregoing, none of the Partnership nor any of its affiliates shall be required to take or permit the taking of any action that would: (i) require the Burro Parties or any persons who are officers or directors of such entities to pass resolutions or consents to approve or authorize the execution of any debt financing or enter into, execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement that would be effective prior to closing, (ii) cause any provision of the merger agreement to be breached by the Partnership or any of its affiliates, (iii) require the Partnership or any of its affiliates to (A) pay any commitment or other similar fee or (B) incur any other expense, liability or obligation which expense, liability or obligation is not reimbursed or indemnified hereunder in connection with any debt financing prior to the closing, or (C) have any obligation of the Partnership or any of its affiliates under any agreement, certificate, document or instrument be effective until the closing, (iv) cause any director, officer, employee or stockholder of the Burro Parties to incur any personal liability or provide any representation or certificate such director, officer, employee or stockholder believes in good faith is false to the extent disclosed to the Kodiak Parties in writing, (v) conflict with the governing documents of the Burro Parties or any laws, or material contracts, (vi) provide access to or disclose information to the extent that the Burro Parties determine in good faith would jeopardize any attorney-client privilege or other similar privilege or protection of the Partnership or any of its affiliates in respect of such information; (vii) require the Burro Parties or any of their respective subsidiaries or representatives to prepare or provide any Excluded Information (as defined in the merger agreement), (viii) require the representatives of the Burro Parties to provide any legal opinion or (ix) unreasonably interfere with the ongoing operations of the Partnership or any of its subsidiaries. Kodiak shall, promptly on request by the Partnership, reimburse the Partnership and its affiliates for all reasonable, documented and invoiced out-of-pocket costs (including reasonable, documented and invoiced out-of-pocket attorneys’ fees) incurred in good faith by them or their representatives in connection with the abovementioned financing cooperation and shall indemnify and hold harmless the Partnership and its affiliates and their respective representatives against any and all losses suffered or incurred by them in connection with any debt financing, any action taken by them at the request of Kodiak or its representatives pursuant to abovementioned listed items and any information used in connection therewith.

Other Covenants and Agreements

The merger agreement contains additional agreements between the parties relating to the following matters, among other things:

•	taking such actions to render state takeover laws to be inapplicable to the Mergers and the other transactions contemplated by the merger agreement;

•

promptly notifying each other of any notice or communication from any governmental entity in connection with the transactions contemplated by the merger agreement, as well as other certain actions, changes, conditions or events;

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providing each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to the merger agreement, the Mergers and the other transactions contemplated thereby;

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taking steps as may be required to cause any dispositions of the Partnership Common Units or acquisitions of shares of Kodiak Common Stock resulting from the merger agreement transactions to be exempt under Rule 16b-3 under the Exchange Act;

•

providing reasonable opportunity to participate in the defense and settlement of any litigation commenced by any of their respective security holders against them or their respective directors relating to the Mergers or any of the other transactions contemplated by the merger agreement;

•	the listing on the NYSE of the shares of Kodiak Common Stock to be issued in the Initial LP Merger and such other Kodiak Common Stock to be reserved for issuance in connection with the Mergers;

•

Kodiak will prepare and file with the SEC the Registration Statement, of which the consent statement/prospectus to the Partnership Common Unitholders will be included as a prospectus, in connection with the registration under the Securities Act of the Kodiak Common Stock to be issued in the Initial LP Merger. The Partnership will distribute the consent statement/prospectus to Partnership Common Unitholders as promptly as reasonably practicable after the registration statement on Form S-4, of which this document forms a part, is declared effective under the Securities Act;

•	certain tax matters;

•	the Partnership and the General Partner will terminate certain affiliate agreements of the Burro Parties;

•	Kodiak and the Partnership agree to coordinate regarding dividends or distributions to their stockholders and unitholders; and

•	each party will provide reasonable access to personnel, properties, books and record;

•	the resignation of the directors and officers of the Burro Parties, to be effective as of the closing date;

•

the Partnership and Kodiak, consistent with the terms and conditions of the merger agreement, will maintain complete control and supervision over their respective operations prior to the Initial Effective Time;

•	Kodiak will amend and restate the limited liability company agreement of Kodiak Services to be the OpCo LLC Agreement; and

•	Kodiak will cause Kodiak Services to enter into a registration rights agreement immediately following the Subsequent Effective Time.

Termination of the Merger Agreement

The merger agreement may be terminated in accordance with its terms at any time prior to the Initial Effective Time:

•	by mutual written consent of Kodiak and the Partnership;

•

by either Kodiak or the Partnership, if the Mergers have not been completed on or before September 1, 2024, provided, that if the Marketing Period has commenced but not yet been completed as of the close of business on the third business day prior to the Outside Date, then the Outside Date will be automatically extended until two business days after the final day of the Marketing Period; and provided, further, that such right to terminate the merger agreement will not be available to a party if the failure of such party to fulfill in any material respect any of such party’s obligations under the merger agreement has been the primary cause of, or the primary factor that resulted in, the failure of the Mergers to be consummated by the Outside Date; or

•

by either Kodiak or the Partnership, if an order or preliminary or permanent injunction issued by a court of competent jurisdiction that is in effect or other law is entered, enacted or becomes effective permanently enjoining or otherwise prohibiting the consummation of the Mergers and, if an order or injunction, such order or injunction becomes final and non-appealable; provided that the right to terminate is not available to any party whose failure to fulfill in any material respect any of its obligations under the merger agreement has been the primary cause of, or the primary factor that resulted in, such order or injunction.

Kodiak may also terminate the merger agreement:

•

if any Burro Party has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform (i) would result in a failure of a closing condition and (ii) has not or cannot be cured prior to the earlier of the Outside Date and thirty days after Kodiak’s delivery of written notice of such breach or failure (provided that Kodiak is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement that would result in a failure of a closing condition);

•

if, prior to the receipt of the approval of majority of Partnership Common Units and the approval of a majority of GP Membership Interests, in each case, in favor of the Mergers, the General Partner Board changes its recommendation for the Mergers in any manner adverse to Kodiak or enters into any other agreement with respect to, or in connection with an alternative acquisition proposal from a third party; or

•

if (i) the Marketing Period has ended and Kodiak has made at least two attempts (with each attempt including marketing efforts and a roadshow that are customary for a first time issuer of notes) to arrange, obtain and consummate the Minimum Debt Financing prior to the Outside Date and (ii) at such time Kodiak has not consummated the Minimum Debt Financing; provided that the right to terminate will not be available to Kodiak if, at such time, any Kodiak Party’s willful and material breach of its representations, warranties, covenants or agreements in the merger agreement would result in the failure of a closing condition.

The Partnership may also terminate the merger agreement:

•

if any Kodiak Party has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform (i) would result in a failure of a closing condition and (ii) has not or cannot be cured prior to the earlier of the Outside Date and thirty days after the Partnership’s delivery of written notice of such breach or failure (provided that the Partnership is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement that would result in a failure of a closing condition);

•

before the earlier of (i) 11:59 p.m. Central time on February 20, 2024 and (ii) the date on which the Burro Written Consent is obtained, in order to enter into a definitive agreement with respect to a superior proposal; or

•

if (A) all of the mutual closing conditions and the additional conditions to the Kodiak Parties’ obligation to close have been satisfied or waived by the Partnership (other than those conditions that by their nature are to be satisfied at the closing), (B) on or after April 2, 2024, the Partnership has delivered written notice to Kodiak to the effect that all of the mutual closing conditions and additional conditions to the Kodiak Parties’ obligation to close have been satisfied or waived by the Partnership (other than those conditions that by their nature are to be satisfied at the closing) and the Burro Parties are prepared to close the Mergers and (C) the Kodiak Parties fail to close the Mergers on or before the third business day after the delivery of such notice and the Burro Parties were prepared to close the Mergers during that three business day period.

Effect of Termination

If the merger agreement is validly terminated (other than any obligations to pay a reverse breakup fee or the breakup fee, and certain other provisions of the merger agreement, including the requirements to abide by the confidentiality provisions and enforcement of the terms of the merger agreement) the merger agreement will become void and have no effect, without any liability or obligation on the part of the Burro Parties or the Kodiak Parties to the other except as related to the reverse breakup fee and breakup fee, and except that no party will be relieved from any liabilities or damages resulting from that party’s fraud or willful and material breach of any covenant or obligation in the merger agreement prior to its termination, in which case the non-breaching party will be entitled to all rights and remedies available at law or in equity, or as provided for in the confidentiality agreement between Kodiak and the Partnership.

Termination Fees

Kodiak has agreed to pay the Partnership $20 million (referred to as the “reverse breakup fee”):

•	within three business days of termination of the merger agreement, if the Partnership terminates the merger agreement because of Kodiak’s failure to close when required;

•

within three business days of termination of the merger agreement, if Kodiak terminates the merger agreement at the Outside Date and at that time the Partnership was entitled to terminate the merger agreement because of Kodiak’s failure to close when required;

•

within three business days of termination of the merger agreement, if Kodiak or the Partnership terminate the merger agreement at the Outside Date and at that time (i) Kodiak has not consummated, or waived the condition to consummate, the Minimum Debt Financing, (ii) Kodiak’s failure to consummate the Minimum Debt Financing is not due to an action of or failure to act by the Partnership in material breach of the Partnership’s obligations under the merger agreement after Kodiak has provided written notice of such alleged breach or failure to act and a 30-day opportunity to cure at the end of which the Partnership has failed to cure and (iii) the Marketing Period has ended and all of the mutual closing conditions and the additional conditions to the Kodiak Parties’ obligation to close the Mergers have been satisfied or waived by the Partnership (other than the condition to consummate the Minimum Debt Financing and those conditions that by their nature are to be satisfied at the closing); or

•

concurrently with termination of the merger agreement, if Kodiak terminates the merger agreement because (i) the Financing Termination Conditions have been satisfied and (ii) at such time Kodiak has not consummated the Minimum Debt Financing; provided that the right to terminate will not be available to Kodiak if, at such time, any Kodiak Party’s willful and material breach of its representations, warranties, covenants or agreements in the merger agreement would result in the failure of a closing condition.

The Partnership has agreed to pay Kodiak $15 million (referred to as the “breakup fee”):

•	within three business days of termination of the merger agreement, if Kodiak terminates the merger agreement because (i) any Burro Party breached or failed to perform any of its representations,

warranties, covenants or other agreements contained in the merger agreement, which failure to perform results in the failure of a closing condition, (ii) prior to such termination and after the date of the merger agreement, any person (other than the Kodiak Parties or any of their respective affiliates) has made an acquisition proposal, which has been publicly announced or disclosed or otherwise communicated to the General Partner Board or any affiliate of the General Partner and (iii) within 12 months after the date of such termination, any Burro Party enters into a definitive agreement with respect to an acquisition proposal (or publicly approves or recommends to the Partnership Common Unitholders or otherwise does not oppose, in the case of a tender or exchange offer, an acquisition proposal) or consummates an acquisition proposal;

•

within three business days of termination of the merger agreement, if Kodiak terminates the merger agreement prior to the receipt of the Burro Written Consent, because the General Partner Board changes its recommendation for the Mergers; or

•

concurrently with the termination of the merger agreement, if the Partnership terminates the merger agreement before the end the Superior Proposal Termination Period, in order to enter into a definitive agreement with respect to a superior proposal.

“Acquisition Transaction” is defined in “—Non-Solicitation by the Partnership —Definition of Acquisition Proposal, Acquisition Transaction, Intervening Event and Superior Proposal,” except that when the term is used in this section, the references to “25% or more” will be changed to “more than 50%.”

Upon (i) Kodiak’s payment of the reverse breakup fee to the Partnership or (ii) the Partnership’s payment of the breakup fee to Kodiak, pursuant to the merger agreement, no party will have any further liability under the merger agreement to the Burro Parties or the Kodiak Parties, as applicable. Notwithstanding the foregoing, the payment of the reverse breakup fee or breakup fee will not release any party from liability arising out of or the result of that party’s fraud or willful and material breach of any covenant or obligation in the merger agreement. In no event will Kodiak or the Partnership be required to pay the reverse breakup fee or breakup fee, as applicable, on more than one occasion. If Kodiak or the Partnership fail to pay promptly, the reverse breakup fee or the breakup fee, as applicable, when due under the merger agreement, that party will also be obligated to interest, accruing from the due date and the reasonable attorneys’ fees and expenses in connection with any action taken to collect payment.

Expenses

Other than as provided in the provisions of the merger agreement regarding termination fees summarized above, all fees and expenses incurred by Kodiak and the Partnership in connection with the Mergers will be paid by the party incurring those fees or expenses, whether or not the Mergers are completed, except that Kodiak will be responsible for (i) the expenses incurred in connection with the filing, printing and mailing of the registration statement, of which this consent statement/prospectus forms a part, and all filing and other fees paid to the SEC, in each case in connection with the Mergers (other than attorneys’ fees, accountants’ fees and related expenses), and (ii) the payment of all filing fees pursuant to the HSR Act in connection with the transactions contemplated the merger agreement.

Amendment and Waiver

At any time prior to the Initial Effective Time, any provision of the merger agreement may be amended, modified or supplemented or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Kodiak and the Partnership by action taken or authorized by the Kodiak Board and the General Partner Board, respectively, whether before or after the Partnership Unitholder Approval has been obtained; provided, however, that after the Partnership Unitholder Approval has been obtained, no amendment may be made that pursuant to applicable law requires further approval by the holders of the Partnership Common Units without such further approval. The merger agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment thereto, signed on behalf of each of the parties. The conditions to each of the parties’ obligations to consummate the Mergers are for the sole benefit of such party and, at any time and from time to time prior to the Initial Effective Time, may be waived by such party in whole or in part to the extent permitted by applicable laws. Any such waiver will be valid only if set forth in writing and signed by the party or parties to be bound thereby. No failure or delay of any party in exercising any right or remedy under the merger agreement will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

Governing Law

The merger agreement and all disputes or controversies arising out of or relating to the merger agreement or the transactions contemplated by the merger agreement are governed by, and construed in accordance with the laws of the State of Delaware without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

THE SUPPORT AGREEMENTS

The following section summarizes material provisions of the Support Agreements. This summary is subject to, and qualified in its entirety by reference to, the Support Agreements, which are attached as Annex B, Annex C, Annex D, and Annex E, respectively, to this consent statement/prospectus and are incorporated by reference herein.

Contemporaneously with the execution of the merger agreement, Kodiak, the Partnership and the General Partner entered into separate support agreements with each of the Supporting Unitholders (with all named executive officers entering into one support agreement). Spartan LP and its affiliates own approximately 44.95% of the issued and outstanding Partnership Common Units. Merced Capital L.P. owns approximately 5.45% of the issued and outstanding Partnership Common Units. Orvieto Fund LP owns approximately 3.03% of the issued and outstanding Partnership Common Units. The named executive officers of the General Partner collectively own approximately 1.52% of the issued and outstanding Partnership Common Units. In addition, Spartan owns the General Partner. The General Partner owns 674,587 (which constitutes all) notional units representing the economic Partnership GP Interest in the Partnership. Pursuant to the Support Agreements, each Supporting Unitholder agreed to, among other things, (i) within 24 hours of the time when the registration statement, of which this consent statement/prospectus is a part, has been declared effective by the SEC and such Supporting Unitholder has received from Kodiak a copy of this consent statement/prospectus, execute and deliver (or cause to be delivered) a written consent, that is attached as Exhibit B to the Support Agreements, covering all of the Partnership Common Units held by such Supporting Unitholder approving each of the matters for which the Partnership is soliciting consents of the holders of Partnership Common Units and (ii) during the period commencing at the Subsequent Effective Time and ending on the date that is 180 days after the Subsequent Effective Time (we refer to the end of such period as the “lock-up termination date”), not directly or indirectly transfer any shares of Kodiak Common Stock that such Supporting Unitholder receives as merger consideration pursuant to the merger agreement. When the Supporting Unitholders execute and return their written consents approving the merger agreement and the Transaction-Related Compensation Proposal, no other consents from the other Partnership Common Unitholders will be required to approve the merger agreement and the Transaction-Related Compensation Proposal.

In addition, until the termination of the Support Agreements (as described below), the Support Agreements restrict the ability of the Supporting Unitholders to transfer Partnership Common Units, GP Membership Interests and the Partnership GP Interest, as applicable, subject to certain exceptions.

Pursuant to the Support Agreements, subject to certain exceptions, the Supporting Unitholders and their respective representatives are not permitted to (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal, (ii) furnish any non-public information regarding the Partnership or any of its subsidiaries or afford access to the business, properties, books or records of the Partnership or any of its subsidiaries, to any person in connection with or in response to an acquisition proposal or any inquiries regarding an acquisition proposal, (iii) engage or participate in any discussions or negotiations with any person with respect to an acquisition proposal or (iv) enter into any agreement with respect to any acquisition proposal or approve or resolve to approve any acquisition proposal.

The Support Agreements will terminate upon the earlier to occur of the (a) the lock-up termination date, (b) the valid termination of the merger agreement in accordance with its terms (including any extension thereof), and (c) subject to certain conditions, the date of any amendment to, or waiver or modification of, the merger agreement that extends the Outside Date or reduces the amount or changes the form of the merger consideration payable pursuant to the merger agreement.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information are derived from the historical consolidated financial statements of Kodiak and the Partnership, respectively, and reflects (i) the Mergers and the other transactions contemplated by the merger agreement, which includes the impacts of (a) the Mergers, (b) the extinguishment of the Partnership’s outstanding debt, and (c) the issuance of new debt; and (ii) the impacts associated with Kodiak’s initial public offering, which occurred on July 3, 2023, and which includes (a) the issuance of shares pursuant to said initial public offering and (b) the termination, pursuant to an assumption of the obligations under the Term Loan by a parent entity of Kodiak Holdings, as further described below, of Kodiak and Kodiak’s subsidiaries’ obligations under the Term Loan (the “Term Loan Transaction” and collectively with the transactions described under the foregoing clause (a), the “Offering Transactions”).

The unaudited pro forma combined financial information related to the Mergers has been prepared by Kodiak using the acquisition method of accounting in accordance with GAAP. Kodiak has been treated as the acquirer for accounting purposes, and thus accounts for the Mergers as a business combination in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). The valuations of the assets acquired and liabilities assumed, and therefore the purchase price allocations, are preliminary and have not yet been finalized as of the date of this filing. As a result of the foregoing, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma combined financial information.

Pursuant to the Term Loan Transaction, all of Kodiak’s and its subsidiaries’ obligations under the Term Loan were assumed by a parent entity of Kodiak Holdings, and Kodiak’s obligations thereunder were terminated. All of Kodiak’s interest rate swaps and collars attributable to the Term Loan were also terminated in connection with the Term Loan Transaction (the “Term Loan Derivative Settlement”). Following the consummation of the Term Loan Transaction, Kodiak is no longer a borrower or guarantor under, nor otherwise obligated with respect to debt under the Term Loan.

The unaudited pro forma condensed combined balance sheet as of September 30, 2023 gives effect to the Mergers and the other transactions contemplated by the merger agreement as if they had occurred as of September 30, 2023. No adjustments related to the Offering Transactions have been applied to the unaudited pro forma condensed combined balance sheet as of September 30, 2023, as the Offering Transactions are already reflected in Kodiak’s historical consolidated balance sheet as of September 30, 2023. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2023 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 give effect to the Mergers and the other transactions contemplated by the merger agreement and the Offering Transactions as if they had occurred on January 1, 2022.

The unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statements of operations have been derived from and should be read in conjunction with the following financial statements, which are included or incorporated by reference in this consent statement/prospectus:

•

The historical unaudited condensed consolidated financial statements of Kodiak as of and for the nine months ended September 30, 2023 and the historical audited consolidated financial statements of Kodiak as of and for the year ended December 31, 2022; and

•

The historical unaudited condensed consolidated financial statements of the Partnership as of and for the nine months ended September 30, 2023 and the historical audited consolidated financial statements of the Partnership as of and for the year ended December 31, 2022.

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X.

The pro forma adjustments are based on available information and upon assumptions that Kodiak management believes are reasonable in order to reflect, on a pro forma basis, the effect of the Mergers and the other transactions contemplated by the merger agreement and the Offering Transactions on the historical financial information of Kodiak. The adjustments are described in the notes to the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statements of operations.

The unaudited pro forma condensed combined financial information is included for informational purposes only. The unaudited pro forma condensed combined financial information should not be relied upon as being indicative of Kodiak’s results of operations or financial condition had the Mergers and the other transactions contemplated by the merger agreement and the Offering Transactions occurred on the dates assumed. The unaudited pro forma condensed combined financial information also does not project Kodiak’s results of operations or financial position for any future period or date, including, but not limited to, the anticipated realization of ongoing savings from potential operating efficiencies, asset dispositions, cost savings, or economies of scale that the combined company may achieve with respect to the combined operations. Specifically, the unaudited pro forma condensed combined statements of operations does not include projected synergies expected to be achieved as a result of the Mergers and any associated costs that may be required to be incurred to achieve the identified synergies. The unaudited pro forma condensed combined statements of operations also exclude the effects of costs of integration activities and asset dispositions that may result from the Mergers. The unaudited pro forma condensed combined statements of operations and balance sheet should be read in conjunction with the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” Kodiak’s consolidated financial statements and related notes and the Partnership’s consolidated financial statements and related notes included or incorporated by reference in this consent statement/prospectus.

The unaudited pro forma condensed combined financial information presents two scenarios as follows:

•	Maximum Up-C Consideration Election: This scenario assumes that all Eligible Unitholders elect to receive the Up-C Consideration.

•	Minimum Up-C Consideration Election: This scenario assumes that no unitholders other than Spartan elect to receive the Up-C Consideration reflecting Spartan’s expressed intent to make such election.

Balance Sheet Pro Forma Adjustments

(in thousands)

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2023

(in thousands)

			Minimum Up-C Consideration Election							Maximum Up-C Consideration Election
	Kodiak Gas Services, Inc. (as reported)	CSI Compressco LP (as reported)	Transaction Accounting Adjustments			Financing Adjustments			Kodiak Gas Services, Inc. Pro Forma	Transaction Accounting Adjustments			Kodiak Gas Services, Inc. Pro Forma
Assets
Current assets
Cash and cash equivalents	$6,128	$15,502	$(18,250)	(B	)	$(643,545)	(F	)	$21,630				$21,630
			(6,017)	(C	)	735,475	(G	)
						(67,663)	(H	)
Accounts receivable, net	116,875	54,864							171,739				171,739
Accounts receivable—affiliate	—	608							608				608
Inventories, net	70,606	46,715							117,321				117,321
Contract assets	9,608	—							9,608				9,608
Prepaid expenses and other current assets	13,253	7,123							20,376				20,376

Total current assets	216,470	124,812	(24,267)			24,267			341,282	—			341,282
Property, plant and equipment, net	2,511,110	522,063	230,315	(A	)				3,263,488				3,263,488
Operating lease right-of-use assets, net	33,453	25,028							58,481				58,481
Goodwill	305,553	—	78,764	(A	)				384,317				384,317
Identifiable intangible assets, net	125,257	16,921	19,779	(A	)				161,957				161,957
Fair value of derivative instruments	51,790	—							51,790				51,790
Deferred tax assets	—	3							3				3
Other assets	607	3,412							4,019				4,019

Total assets	3,244,240	692,239	304,591			24,267			4,265,337	—			4,265,337

Liabilities and Stockholders’ Equity / Partners’ Capital
Current liabilities:
Accounts payable	48,835	22,408							71,243				71,243
Unearned income	—	3,955							3,955				3,955
Accrued liabilities	102,448	56,112				(7,400)	(F	)	151,160				151,160
Contract liabilities	71,917	—							71,917				71,917
Fair value of derivative instruments	—	—							—				—

Total current liabilities	223,200	82,475	—			(7,400)			298,275	—			298,275
Long-term debt, net of unamortized debt issuance cost	1,747,912	619,341	600	(A	)	(619,941)	(F	)	2,415,724				2,415,724
						735,475	(G	)
						(67,663)	(H	)					—
Operating lease liabilities	34,026	16,504							50,530				50,530
Deferred tax liabilities	65,258	1,034	3,484	(D	)				69,776				69,776
Other liabilities	2,052	7,532				(7,500)	(F	)	2,084				2,084

Total liabilities	2,072,448	726,886	4,084			32,971			2,836,389	—			2,836,389
Stockholders’ equity / Partners’ capital
General partner interest	—	(1,667)	1,667	(A	)				—				—
Common shares	—	(18,563)	18,563	(A	)				—				—
Common shares	774	—	67	(A	)				841	(19)	(A	)	822
Preferred shares	—	—	55	(A	)				55	19	(A	)	74
Additional paid-in capital	956,465	—	293,489	(A	)				1,249,954				1,249,954
Retained earnings	214,553	—	(18,250)	(B	)	(8,704)	(F	)	284,211	34,919	(E	)	319,130
			(6,017)	(C	)
			(3,484)	(D	)
			106,113	(E	)
Accumulated other comprehensive loss	—	(14,417)	14,417	(A	)				—				—
Noncontrolling interest	—	—	(106,113)	(E	)				(106,113)	(34,919)	(E	)	(141,032)

Total stockholders’ equity / partners’ capital	1,171,792	(34,647)	300,507			(8,704)			1,428,703	—			1,428,703

Total liabilities and stockholders’ equity attributable to common shareholders	$3,244,240	$692,239	$304,591			$24,267			$4,265,337	$—			$4,265,337

Please refer to the notes to the unaudited pro forma condensed combined financial information.

Income Statement Pro Forma Adjustments

(in thousands)

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2023

(in thousands, except share and per share amounts)

			Initial Public Offering						Minimum Up-C Consideration Election							Maximum Up-C Consideration Election
	Kodiak Gas Services, Inc. (as reported)	CSI Compressco LP (as reported)	Transaction Accounting Adjustments			Financing Adjustments			Transaction Accounting Adjustments			Financing Adjustments			Kodiak Gas Services, Inc. Pro Forma	Transaction Accounting Adjustments			Kodiak Gas Services, Inc. Pro Forma
Revenues:
Total revenues	$624,401	$287,857													$912,258				$912,258
Operating expenses:
Cost of operations (exclusive of depreciation and amortization shown below)	259,164	159,619													418,783				418,783
Depreciation and amortization	136,414	57,193							(3,172)	(EE	)				190,435				190,435
Selling, general and administrative expenses	46,171	33,956	3,318	(AA	)										83,445				83,445
Long— lived asset impairment	—	—													—				—
(Gain) loss on sale of fixed assets	(721)	—													(721)				(721)

Total operating expenses	441,028	250,768	3,318			—			(3,172)			—			691,942	—			691,942

Income from operations	183,373	37,089	(3,318)			—			3,172			—			220,316	—			220,316
Other income (expenses):
Interest expense, net	(182,030)	(40,472)				38,221	(CC	)				40,472	(HH	)	(184,457)				(184,457)
						(2,890)	(DD	)				(42,960)	(II	)
												5,202	(JJ	)					—
Loss on extinguishment of debt	(6,757)	—													(6,757)				(6,757)
Gain on derivatives	42,080	—													42,080				42,080
Other income (expense)	39	(1,065)													(1,026)				(1,026)

Total other expenses	(146,668)	(41,537)	—			35,331			—			2,714			(150,160)	—			(150,160)

Income (loss) before income taxes	36,705	(4,448)	(3,318)			35,331			3,172			2,714			70,156	—			70,156
Income tax expense (benefit)	9,765	1,685	(738)	(BB	)	7,858	(BB	)	705	(BB	)	604	(BB	)	21,907				21,907
									2,028	(FF	)

Net income (loss)	26,940	(6,133)	(2,580)			27,473			439			2,110			48,249	—			48,249

Noncontrolling interest / General partner interest in net loss	—	(28)							2,882	(GG	)	168	(GG	)	3,022	967	(GG	)	3,989

Net income (loss) attributable to common shareholders / Common units interest in net loss	$26,940	$(6,105)	$(2,580)			$27,473			$(2,443)			$1,942			$45,227	$(967)			$44,260

Pro forma net income per share:
Basic	0.41	(0.04)													0.63				0.63
Diluted	0.41	(0.04)													0.63				0.63
Weighted average shares outstanding
Basic	64,954,244	141,868,154													71,676,877				69,851,535
Diluted	65,121,859	141,868,154													71,844,492				70,019,150

Please refer to the notes to the unaudited pro forma condensed combined financial information.

Income Statement Pro Forma Adjustments

(in thousands)

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2022

(in thousands, except share and per share amounts)

			Initial Public Offering				Minimum Up-C Consideration Election									Maximum Up-C Consideration Election
	Kodiak Gas Services, Inc. (as reported)	CSI Compressco LP (as reported)	Transaction Accounting Adjustments			Financing Adjustments			Transaction Accounting Adjustments			Financing Adjustments			Kodiak Gas Services, Inc. Pro Forma	Transaction Accounting Adjustments			Kodiak Gas Services, Inc. Pro Forma
Revenues:
Total revenues	$707,913	$353,398													$1,061,311				$1,061,311
Operating expenses:
Cost of operations (exclusive of depreciation and amortization shown below)	267,351	197,566													464,917				464,917
Depreciation and amortization	174,463	78,231							(6,203)	(EE	)				246,491				246,491
Selling, general and administrative expenses	44,882	42,563	7,518	(AA	)				(18,250)	(LL	)				82,730				82,730
									6,017	(MM	)
Long-lived asset impairment	—	135													135				135
(Gain) loss on sale of fixed assets	(874)	—													(874)				(874)

Total operating expenses	485,822	318,495	7,518			—			(18,436)			—			793,399	—			793,399

Income from operations	222,091	34,903	(7,518)			—			18,436			—			267,912	—			267,912

Other income (expenses):
Interest expense, net	(165,867)	(50,503)				76,234	(CC	)				50,503	(HH	)	(141,791)				(141,791)
						(5,763)	(DD	)				(57,280)	(II	)
												6,428	(JJ	)
												8,704	(OO	)					—
Gain on derivatives	83,116	—				(45,149)	(KK	)							42,214				42,214
Other income (expense)	17	(1,882)													(1,865)				(1,865)

Total other expenses	(82,734)	(52,385)	—			25,322			—			8,355			(101,442)	—			(101,442)

Income before income taxes / Loss before taxes and discontinued operations	139,357	(17,482)	(7,518)			25,322			18,436			8,355			166,470	—			166,470
Income tax expense	33,092	4,786	(1,672)	(BB	)	5,632	(BB	)	4,100	(BB	)	1,858	(BB	)	45,772	—			45,772
									(5,508)	(FF	)
									3,484	(NN	)

Net income / Loss from continuing operations	106,265	(22,268)	(5,846)			19,690			14,336			6,497			120,698	—			120,698

Income from discontinued operations, net of taxes	—	173													173				173

Net income / Net loss	106,265	(22,095)	(5,846)			19,690			14,336			6,497			120,871	—			120,871

Noncontrolling interest / General partner interest in net loss	—	(104)							7,179	(GG	)	402	(GG	)	7,477	2,357	(GG	)	9,834

Net income (loss) attributable to common shareholders / Common units interest in net loss	$106,265	$(21,991)	$(5,846)			$19,690			$7,157			$6,095			$113,394	$(2,357)			$111,037

Pro forma net income per share:
Basic and diluted	1.80	(0.16)													1.58				1.59
Weighted average shares outstanding
Basic and diluted	59,000,000	141,109,230													71,676,877				69,851,535

Please refer to the notes to the unaudited pro forma condensed combined financial information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X, and presents the pro forma financial condition and results of operations of Kodiak based upon the historical financial information of Kodiak and the Partnership after giving effect to the Mergers and the other transactions contemplated by the merger agreement and the Offering Transactions and related adjustments set forth in the notes to the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not reflect any management adjustments for expected effects of the Mergers and the other transactions contemplated by the merger agreement and the Offering Transactions.

The unaudited pro forma condensed combined balance sheet as of September 30, 2023, gives effect to the Mergers and the other transactions contemplated by the merger agreement as if they had occurred on September 30, 2023. No adjustments related to the Offering Transactions have been applied to the unaudited pro forma condensed combined balance sheet as of September 30, 2023, as the Offering Transactions are already reflected in Kodiak’s historical consolidated balance sheet as of September 30, 2023. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2023 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022, give effect to the Mergers and the other transactions contemplated by the merger agreement and the Offering Transactions as if they had occurred on January 1, 2022.

Offering Transactions

Kodiak offered 18,400,000 shares of common stock in its initial public offering. Kodiak used the net proceeds from this offering (net of underwriting discounts and commissions and estimated expenses), together with a portion of the proceeds resulting from the Term Loan Derivative Settlement and borrowings under the ABL Facility, to repay $300.0 million of borrowings outstanding under the Term Loan and fees relating to the Term Loan Transaction. Pursuant to the Term Loan Transaction, all of Kodiak’s and its subsidiaries’ obligations under the Term Loan were assumed by a parent entity of Kodiak Holdings, and Kodiak’s obligations thereunder were terminated. Following the consummation of the Term Loan Transaction, Kodiak is no longer a borrower or guarantor under, nor otherwise obligated with respect to debt under the Term Loan.

The Mergers

Kodiak and the Partnership have entered into a merger agreement, pursuant to which Kodiak will acquire the Partnership, and the Partnership will cease to be a publicly held limited partnership. Upon the terms and subject to the conditions set forth in the merger agreement, (i) Stock Merger Sub will merge with and into the Partnership, with the Partnership surviving the Initial LP Merger, (ii) following the Initial LP Merger, Frontier I will contribute its Partnership Common Units to Kodiak Services, and in exchange therefor, Kodiak Services will issue to Frontier I a number of OpCo Units equal to the number of shares of Kodiak Common Stock issued in the Initial LP Merger and the number of shares required to be issued in connection with conversion of outstanding time-based phantom unit of the Partnership, and (iii) immediately following the Contribution, (A) GP Merger Sub will merge with and into the General Partner, with the General Partner surviving the GP Merger as a direct wholly owned subsidiary of Kodiak Services and (B) Unit Merger Sub will merge with and into the Initial LP Surviving Entity, with the Initial LP Surviving Entity surviving the Subsequent LP Merger as a wholly owned subsidiary of Kodiak Services.

Financing of the Mergers

Kodiak’s obligation to close the Mergers is conditioned upon Kodiak’s completion of an offering of senior notes on certain satisfactory terms. The total amount of funds necessary for Kodiak to close the Mergers and the related transactions, and to pay the fees and expenses required to be paid at the closing of the Mergers by Kodiak under the Merger Agreement, includes the funds needed to: (i) refinance certain outstanding debt of the Partnership and its subsidiaries and (ii) pay any of the Partnership’s expenses that are payable by Kodiak pursuant to the terms of the Merger Agreement but unpaid as of the Subsequent Effective Time.

Under the Merger Agreement, Kodiak is obligated to make at least two attempts to arrange, obtain and consummate an offering of senior notes on certain satisfactory terms. Each of Kodiak’s attempts will include marketing efforts and a roadshow that are customary for a first-time issuer of notes. If the Minimum Debt Financing has not been obtained after Kodiak’s first attempt, the second attempt cannot occur within 30 days of the first attempt without the Partnership’s prior written consent. Kodiak expects to pay the Payment Amounts with cash on hand, including with net proceeds from the completion of the Minimum Debt Financing.

On February 2, 2024, Kodiak Services consummated the Minimum Debt Financing by issuing the Kodiak Notes, pursuant to the Indenture, by and among Kodiak Services, Kodiak, certain other subsidiary guarantors party thereto, and U.S. Bank Trust Company, National Association, as trustee. In the event that the Mergers are not consummated on or prior to January 1, 2025, or at any time prior to January 1, 2025, the merger agreement is terminated without the consummation of the Mergers, Kodiak Services will redeem all of the Kodiak Notes at a price equal to 100% of issue price of the Kodiak Notes plus accrued and unpaid interest to, but excluding, the redemption date. The Indenture contains certain covenants and customary events of default.

2. Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

The following adjustments were made related to the unaudited pro forma condensed combined balance sheet as of September 30, 2023:

A. Reflects the purchase price allocation adjustments to record the Partnership’s assets and liabilities at estimated fair value based on the consideration conveyed of $293.6 million, as detailed below.

The purchase price was allocated among the identified assets to be acquired. Goodwill was recognized as a result of the acquisition, which represents the excess fair value of consideration over the fair value of the underlying net assets, largely arising from the extensive industry expertise that has been established by the Partnership. This was considered appropriate based on the determination that the Mergers would be accounted for as a business combination under ASC 805. The estimates of fair value are based upon preliminary valuation assumptions believed to be reasonable but which are inherently uncertain and unpredictable; and, as a result, actual results may differ from estimates.

Net Assets Identified	Fair Value
Intangibles	36,700
Property, plant, and equipment (1)	752,378
Goodwill	78,764
Current assets	124,812
Non-current assets	28,443
Deferred tax liabilities	(1,031)
Long term debt	(619,941)
Other current liabilities	(82,475)
Other non-current liabilities	(24,039)

Total Fair Value	$293,611

Value Conveyed
Purchase Consideration (2)	293,611

Total Purchase Consideration	$293,611

(1)

The Property, plant, and equipment fair value was primarily related to compression and other equipment, which accounted for 93.4% of the balance. The estimated weighted average remaining useful life of Machinery and equipment was 11 years.

(2)

Purchase consideration was provided in the form of equity only and was calculated as the 12.3 million total shares to be issued to existing Partnership Common Unitholders and Spartan multiplied by $23.93, the closing price of shares of Kodiak Common Stock on February 9, 2024.

A 10% fluctuation in the market price of Kodiak’s stock price would affect the value of the preliminary merger consideration reflected in the unaudited pro forma condensed combined financial information with a corresponding change to goodwill (bargain purchase gain) related to the transaction, as illustrated in the table below:

Change in Stock Price	Stock Price	Estimated Merger Consideration (in millions)	Estimated Goodwill (Bargain purchase gain) (in millions)
As presented in the pro forma condensed combined results	$23.93	$293.6	$78.8
10% increase in stock price	$26.32	$322.9	$108.1
10% decrease in stock price	$21.54	$264.3	$49.4

Intangible assets were comprised of the following:

Asset type	Fair value	Useful Life	Valuation methodology
Customer Relationships	$30,400	10 years	Multi-period Excess Earnings Method
Trade Name	6,300	5 years	Relief from Royalty Method

	$36,700

Under the Maximum Up-C Consideration Election scenario, all Eligible Unitholders were assumed to elect to receive the Up-C Consideration resulting in the issuance of an additional 1.8 million OpCo Units and shares of Series A Preferred Stock of Kodiak and 1.8 million fewer shares of Kodiak Common Stock, compared to the Minimum Up-C Consideration Election scenario.

B. Reflects the payment of estimated transaction costs of $18.3 million, including certain legal, accounting, investment banking, due diligence, and other related costs.

C. Reflects the payment of compensation expense in connection with the change in control severance agreements approved by the General Partner Board on December 18, 2023.

D. Reflects an adjustment to the Kodiak deferred tax liability balance based on the capitalization at closing of the Mergers.

E. Immediately following the Mergers, the economic interests held by the noncontrolling interest (comprising holders of OpCo Units and Series A Preferred Stock other than Kodiak following the closing) will be approximately 6.2% under the Minimum Up-C Consideration Election scenario and 8.2% under the Maximum Up-C Consideration Election scenario. The noncontrolling interest was then calculated by multiplying the OpCo Units (other than those held by Kodiak) by the share price of Kodiak Common Stock. The following table shows the economic interest in Kodiak Services immediately following the closing of the Mergers and related transactions:

Kodiak Services OpCo Units	Minimum Up-C Consideration Election		Maximum Up-C Consideration Election
Direct or indirect owners by share type held in Kodiak (1)	Units	%	Units	%
Kodiak – Existing common shareholders	77,400,000	86.3%	77,400,000	86.3%
The Partnership – Kodiak Common Stock Consideration	6,722,633	7.5	4,897,291	5.5
The Partnership – Up-C Consideration	5,546,954	6.2	7,372,296	8.2

	89,669,587	100.0%	89,669,587	100.0%

(1)	The Electing Unitholders will hold their OpCo Units directly, whereas the OpCo Units associated with other holders of Kodiak Common Stock will be held by Kodiak.

F. Reflects the extinguishment of $619.9 million of the Partnership’s outstanding long-term debt, and $14.9 million in other borrowings as of September 30, 2023. The extinguishment included an estimated prepayment penalty of $8.7 million related to the outstanding long-term debt, which was recorded as interest expense.

G. Reflects the issuance of $750.0 million of debt, net of debt issuance costs of $14.5 million, as described in the section entitled “Financing of the Mergers.”

H. Reflects the Company’s intent to pay down $67.6 million in long-term debt under the ABL Facility using the net proceeds of the Mergers and the related transactions.

3. Notes to Unaudited Pro Forma Condensed Combined Statement of Operations

The following adjustments were made related to the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2023 and for the year ended December 31, 2022:

AA. Reflects share-based compensation expense in connection with the awards granted under the Omnibus Plan (as defined within the historical financial statements included elsewhere in this consent statement/prospectus), which were associated with the Offering Transactions. Some awards under this plan vest pursuant to service conditions while others vest pursuant to both service and performance conditions. For the purpose of this adjustment, we have assumed the performance conditions are probable of being met.

BB. Represents the pro forma adjustment to taxes as a result of adjustments to the income statement, which was calculated using the global blended statutory income tax rate of 22.2%.

CC. Reflects the elimination of historical interest expense associated with the elimination of $1.0 billion of borrowings under the Term Loan as part of the Offering Transactions.

DD. Reflects the adjustment to record interest expense related to the amounts funded under the ABL Facility as part of the Offering Transactions, calculated as 8.2% of the change in the ABL Facility as part of the initial public offering, inclusive of $38.9 million used to pay down the Term Loan and $31.3 million used to provide a cash distribution to Kodiak Holdings.

EE. Reflects the incremental depreciation and amortization expense related to assets that were stepped up in basis as a result of the Mergers. The intangibles are comprised of trade name, trademark, and customer relationships, which were adjusted to fair value based on the purchase price allocation reflected at adjustment (A). The depreciation and amortization expense was calculated on a straight-line basis using the estimated remaining useful lives of the assets, which varied among the different assets.

FF. Reflects the tax impact of transitioning all subsidiaries of the Partnership that were previously pass-through entities for tax purposes into taxable entities, calculated using the global blended statutory income tax rate of 22.2%.

GG. Immediately following the Mergers, the economic interests held by the noncontrolling interest (comprising holders of OpCo Units and Series A Preferred Stock other than Kodiak following the closing) will be approximately 6.2% under the Minimum Up-C Consideration Election scenario and 8.2% under the Maximum Up-C Consideration Election scenario. Net income/(loss) attributable to the noncontrolling interest was then calculated by multiplying the noncontrolling interest percentage by net income/(loss), inclusive of the impacts of all other adjustments.

HH. Reflects the elimination of historical interest expense associated with the elimination of the Partnership’s outstanding debt, as presented at adjustment (F).

II. Reflects interest expense related to the issuance of new debt, as presented at adjustment (G), calculated based on an interest rate of 7.3%. This adjustment also includes the amortization of debt issuance costs of $14.5 million over the estimated five-year term of the notes.

JJ. Reflects the removal of historical interest expense associated with the paydown of long-term debt under the ABL Facility, as presented at adjustment (H).

KK. Reflects the elimination of historical change in value of derivative assets in the form of a gain of $45.1 million for the year ended December 31, 2022. This represents the change in fair value related to the interest rate swaps and interest rate collars held related to the borrowings under the Term Loan, which were eliminated as part of the Offering Transactions.

LL. Reflects estimated transaction costs associated with the Mergers and the other transactions contemplated by the merger agreement, as presented at adjustment (B). This charge is not expected to recur in the twelve months following closing.

MM. Reflects compensation expense in connection with the change in control severance agreements approved by the General Partner Board on December 18, 2023, as presented at adjustment (C).

NN. Reflects the income tax expense associated with the deferred tax liability related to acquirer’s tax impact of the estimated change in their state apportionment caused as a result of the transaction and is not related to a change of tax rates; this expense is recorded at closing as a result of the Mergers. This charge is not expected to recur in the twelve months following closing.

OO. Reflects the interest expense recorded at closing as a result of the estimated prepayment penalty and write off of unamortized debt issuance costs, as discussed in adjustment (F). These charges are not expected to recur in the 12 months following closing.

4. Unaudited Pro Forma Net Income Per Share

Unaudited basic pro forma net income per share is computed by dividing pro forma net income attributable to common shares by the pro forma weighted average number of common shares outstanding during the period.

Unaudited diluted pro forma net income per share is computed by dividing pro forma net income attributable to common shares by the weighted average number of common shares outstanding during the period after adjusting for the impact of securities that would have a dilutive effect on net income per share.

Pro forma net income per share—basic and diluted

(in thousands except share and per share amounts)

	Minimum Up-C Consideration Election	Maximum Up-C Consideration Election
For the Nine Months Ended September 30, 2023
Numerator:
Pro forma net income—basic and diluted	$45,227	$44,260

Denominator:
Pro forma weighted average shares outstanding—basic(1)	71,676,877	69,851,535
Pro forma weighted average shares outstanding—diluted(1)	71,844,492	70,019,150

Net income (loss) attributable to common shareholders:
Basic	$0.63	$0.63
Diluted	$0.63	$0.63

For the Year Ended December 31, 2022
Numerator:
Pro forma net income—basic and diluted	$113,394	$111,037

Denominator:
Pro forma weighted average shares outstanding—basic and diluted(1)	71,676,877	69,851,535

Net income (loss) attributable to common shareholders:
Basic and diluted	$1.58	$1.59

(1)

The pro forma weighted average number of shares outstanding during the period uses the historical weighted average shares outstanding as of September 30, 2023, which includes the impacts of the Offering Transactions, and further gives effect to the Mergers.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the material U.S. federal income tax consequences to U.S. holders (as defined below) of Partnership Common Units (i) in the case of Partnership Common Unitholders other than Electing Unitholders, of exchanging their Partnership Common Units for shares of Kodiak Common Stock (and cash in lieu of fractional shares of Kodiak Common Stock, if any) pursuant to the Initial LP Merger and of owning and disposing of such shares of Kodiak Common Stock received in the Initial LP Merger, and (ii) in the case of Electing Unitholders, of exchanging their Partnership Common Units for OpCo Units and shares of Series A Preferred Stock (and cash in lieu of fractional OpCo Units, if any) pursuant to the Subsequent LP Merger and of owning and disposing of such OpCo Units received in the Subsequent LP Merger. This discussion is based upon current provisions of the Code, existing and proposed Treasury Regulations promulgated under the Code and current administrative rulings and court decisions, all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change or differing interpretation could cause the tax consequences to vary substantially from the consequences described below. The U.S. federal income tax laws are complex and subject to varying interpretation. Neither the Partnership nor Kodiak has sought, or intends to seek, a ruling from the IRS with respect to any of the tax consequences discussed below, and the closing of the Mergers is not conditioned upon achieving, or receiving a ruling from any tax authority or opinion from any tax advisor in regards to, any particular tax treatment. Some tax aspects of the Mergers are not certain, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position.

This discussion does not purport to be a complete discussion of all U.S. federal income tax consequences of the Mergers and any related transactions. Moreover, this discussion is limited to U.S. holders of Partnership Common Units, shares of Kodiak Common Stock, or OpCo Units, as applicable, that hold such interests as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment) and has only limited application to corporations, estates, trusts, nonresident aliens or other holders subject to specialized tax treatment, such as tax-exempt institutions, employee benefit plans, foreign persons, financial institutions, insurance companies, real estate investment trusts (REITs), individual retirement accounts (IRAs), mutual funds, traders in securities that elect to mark-to-market, persons subject to the alternative minimum tax, holders whose functional currency is not the U.S. dollar, persons who hold Partnership Common Units, shares of Kodiak Common Stock, or OpCo Units, as applicable, as part of a hedge, straddle or conversion transaction, persons who acquired Partnership Common Units by gift or in exchange for property other than cash, holders required to recognize income no later than when an item is taken into account as revenue in an applicable financial statement, persons who received (or are deemed to have received) their Partnership Common Units as compensation or through the exercise (or deemed exercise) of options, unit appreciation rights, phantom units or restricted units granted under a Partnership equity incentive plan, Spartan, or persons who actually or constructively hold five percent or more (by vote or value) of the Partnership Common Units, shares of Kodiak Common Stock, or OpCo Units, as applicable. In addition, this discussion does not address any tax consequences arising under the laws of any U.S. state or local or non-U.S. jurisdiction or under any U.S. federal laws other than income tax laws (such as estate or gift tax laws) and does not address the net investment income tax.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of Partnership Common Units, shares of Kodiak Common Stock, or OpCo Units, as applicable, that, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Partnership Common Units, shares of Kodiak Common Stock, or OpCo Units, as applicable, the tax treatment of a partner in the partnership generally will depend upon the status of the partner or the partnership, upon the activities of the partnership and upon certain determinations made at the partnership or partner level. Accordingly, if you are a partner in a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that holds Partnership Common Units, shares of Kodiak Common Stock, or OpCo Units, as applicable, you should consult your tax advisor regarding the tax consequences to you of the Mergers and of owning and disposing of shares of Kodiak Common Stock or OpCo Units, as applicable.

THE TAX CONSEQUENCES TO A PARTNERSHIP COMMON UNITHOLDER OF THE MERGERS AND ANY RELATED TRANSACTIONS AND OF OWNING AND DISPOSING OF SHARES OF KODIAK COMMON STOCK OR OPCO UNITS, AS APPLICABLE, MAY BE COMPLEX AND WILL DEPEND ON SUCH HOLDER’S SPECIFIC SITUATION AND FACTORS NOT WITHIN KODIAK’S OR THE PARTNERSHIP’S CONTROL. PARTNERSHIP COMMON UNITHOLDERS SHOULD CONSULT WITH, AND RELY SOLELY UPON, THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES TO THEM OF THE MERGERS AND ANY RELATED TRANSACTIONS AND OF OWNING AND DISPOSING OF SHARES OF KODIAK COMMON STOCK OR OPCO UNITS, AS APPLICABLE.

Assumptions Related to the U.S. Federal Income Tax Treatment of the Mergers

The expected U.S. federal income tax consequences of the Mergers are dependent upon the Partnership and, in the case of the Subsequent LP Merger and GP Merger, Kodiak Services being treated as partnerships for U.S. federal income tax purposes at the time of the Mergers. If either the Partnership or Kodiak Services were to be treated as a corporation for U.S. federal income tax purposes at the time of the Mergers, the consequences of the Mergers would be materially different. If Kodiak Services were to be treated as a corporation for U.S. federal income tax purposes, the Subsequent LP Merger would likely be a fully taxable transaction to the Electing Unitholders. In such case, Electing Unitholders would recognize gain or loss on the exchange of their Partnership Common Units pursuant to the Subsequent LP Merger in the same manner as discussed below under “—Material U.S. Federal Income Tax Consequences of the Initial LP Merger for Partnership Common Unitholders Other Than Electing Unitholders—U.S. Federal Income Tax Treatment of the Initial LP Merger,” including any gain resulting from the extent, if any, to which such Electing Unitholder’s share of the Partnership’s nonrecourse liabilities immediately prior to the Subsequent LP Merger exceeds such Electing Unitholder’s adjusted tax basis in its Partnership Common Units (i.e., such Electing Unitholder’s negative tax basis capital account, if any). The discussion below assumes that each of the Partnership and Kodiak Services will be classified as a partnership for U.S. federal income tax purposes at the time of the Mergers.

Material U.S. Federal Income Tax Consequences of the Initial LP Merger for Partnership Common Unitholders Other Than Electing Unitholders

This section applies to you if you are a Partnership Common Unitholder other than an Electing Unitholder who exchanges Partnership Common Units for shares of Kodiak Common Stock (and cash in lieu of fractional shares of Kodiak Common Stock, if any) pursuant to the Initial LP Merger.

U.S. Federal Income Tax Treatment of the Initial LP Merger

The receipt of Kodiak Common Stock (and cash in lieu of fractional shares of Kodiak Common Stock, if any) by a U.S. holder in exchange for Partnership Common Units pursuant to the Initial LP Merger is expected to be a taxable transaction for U.S. federal income tax purposes. If such treatment applies, a U.S. holder who receives Kodiak Common Stock (and cash in lieu of fractional shares of Kodiak Common Stock, if any) in exchange for Partnership Common Units pursuant to the Initial LP Merger will recognize gain or loss in an amount equal to the difference between (i) the sum of (A) the amount of any cash received, (B) the fair market value of any Kodiak Common Stock received, and (C) such U.S. holder’s share of the Partnership’s nonrecourse liabilities immediately prior to the Initial LP Merger and (ii) such U.S. holder’s adjusted tax basis in the Partnership Common Units exchanged therefor, which will have taken into account such U.S. holder’s share of the Partnership’s nonrecourse liabilities immediately prior to the Initial LP Merger. Accordingly, the computation of a U.S. holder’s gain or loss similarly will take into account the extent, if any, to which such U.S. holder’s share of the Partnership’s nonrecourse liabilities immediately prior to the Initial LP Merger exceeds such U.S. holder’s adjusted tax basis in its Partnership Common Units (i.e., such U.S. holder’s negative tax basis capital account, if any). See the section titled “The Mergers—Background of the Mergers.”

A U.S. holder’s initial tax basis in its Partnership Common Units purchased with cash equaled, at the time of such purchase, the amount such holder paid for the Partnership Common Units plus the U.S. holder’s share of the Partnership’s nonrecourse liabilities. Over time that basis would have (i) increased by the U.S. holder’s share of the Partnership’s income and by any increases in the U.S. holder’s share of the Partnership’s nonrecourse liabilities and (ii) decreased, but not below zero, by (A) distributions from the Partnership, (B) the U.S. holder’s share of the Partnership’s losses, (C) any decreases in the U.S. holder’s share of the Partnership’s nonrecourse liabilities, and (D) the U.S. holder’s share of the Partnership’s expenditures that are not deductible in computing taxable income and are not required to be capitalized.

Except as noted below, gain or loss recognized by a U.S. holder on the exchange of Partnership Common Units in the Initial LP Merger will generally be taxable as capital gain or loss. However, a portion of this gain or loss, which portion could be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to “unrealized receivables” or to “inventory items” owned by the Partnership and its non-corporate subsidiaries. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the exchange of a Partnership Common Unit pursuant to the merger agreement and may be recognized even if there is a net taxable loss realized on the exchange of such U.S. holder’s Partnership Common Units pursuant to the merger agreement. Consequently, a U.S. holder may recognize both ordinary income and capital loss upon the exchange of Partnership Common Units in the Initial LP Merger.

Capital gain or loss recognized by a U.S. holder will generally be long-term capital gain or loss if the U.S. holder’s holding period for its Partnership Common Units is more than one year as of the effective time of the Initial LP Merger. Long-term capital gains of non-corporate taxpayers are generally taxed at reduced rates. The deductibility of capital losses is subject to limitations.

The amount of gain or loss recognized by each U.S. holder in the Initial LP Merger will vary depending on each U.S. holder’s particular situation, including the value of the Kodiak Common Stock and the amount of cash, if any, received by the U.S. holder in the Initial LP Merger, the U.S. holder’s share of nonrecourse liabilities of the Partnership, the adjusted tax basis of the Partnership Common Units exchanged by the U.S. holder in the Initial LP Merger, and the amount of any suspended passive losses that may be available to a particular unitholder to offset a portion of the gain, if any, recognized by the U.S. holder.

A U.S. holder’s tax basis in the Kodiak Common Stock received in the Initial LP Merger will equal the fair market value of such Kodiak Common Stock at the time of the Initial LP Merger. A U.S. holder’s holding period in Kodiak Common Stock received in the Initial LP Merger will begin on the day after the date of the Initial LP Merger.

Each U.S. holder is strongly urged to consult its own tax advisor with respect to the unitholder’s specific tax consequences of the Initial LP Merger, taking into account its own particular circumstances.

Allocations by the Partnership for the Taxable Period Ending on the Date of the Mergers

Partnership Common Unitholders will be allocated their share of the Partnership’s items of income, gain, loss, and deduction for the taxable period of the Partnership ending on the date of the Mergers. These allocations will be made in accordance with the terms of the Partnership Agreement. Each Partnership Common Unitholder will receive a Schedule K-1 from the Partnership for the taxable year ending on the effective date of the Mergers and will be required to include in income such unitholder’s share of income, gain, loss and deduction for this period. Any such income and gain allocated to a U.S. holder will increase the U.S. holder’s tax basis in the Partnership Common Units held and, therefore, will reduce the gain, or increase the loss, recognized by such U.S. holder resulting from the Initial LP Merger. Any losses or deductions allocated to a U.S. holder will decrease the U.S. holder’s tax basis in the Partnership Common Units held and, therefore, will increase the gain, or reduce the loss, recognized by such U.S. holder resulting from the Initial LP Merger.

Material U.S. Federal Income Tax Consequences of Owning and Disposing of Kodiak Common Stock Received by Partnership Common Unitholders Other Than Electing Unitholders in the Initial LP Merger

Dividends

A U.S. holder generally will be required to treat distributions received with respect to its Kodiak Common Stock as dividend income to the extent of Kodiak’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). Distributions in excess of current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of, and will reduce (but not below zero), the U.S. holder’s basis in its Kodiak Common Stock. Any remaining excess will be treated as gain realized on the sale of Kodiak Common Stock and will be treated as described below in “—Sale, Exchange, or Other Disposition of Kodiak Common Stock.” With certain exceptions and provided certain holding period requirements are met, any portion of a distribution that is treated as a dividend paid to a non-corporate U.S. holder generally will constitute a “qualified dividend” that will be subject to U.S. federal income tax at the lower applicable long-term capital gains rate. Dividends received by a corporate U.S. holder may be eligible for a dividends received deduction, subject to applicable limitations.

Sale, Exchange, or Other Disposition of Kodiak Common Stock

Upon the sale, exchange, or other taxable disposition of Kodiak Common Stock received in the Initial LP Merger, a U.S. holder will generally recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any other property received in exchange for such Kodiak Common Stock and (ii) the U.S. holder’s adjusted tax basis in such Kodiak Common Stock. This capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in the shares disposed of is more than one year at the time of the taxable disposition. Long-term capital gains of non-corporate taxpayers are generally taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Material U.S. Federal Income Tax Consequences of the Subsequent LP Merger for Electing Unitholders

This section applies to you if you are an Electing Unitholder who exchanges Partnership Common Units for OpCo Units and shares of Series A Preferred Stock (and cash in lieu of fractional OpCo Units, if any) pursuant to the Subsequent LP Merger. For the purposes of the following discussion, and based upon and subject to the assumptions, representations, qualifications, and limitations set forth herein and in the exhibit attached hereto as Exhibit 8.1, Vinson & Elkins L.L.P. is of the opinion that, for U.S. federal income tax purposes, the receipt by a U.S. holder of OpCo Units in exchange for such U.S. holder’s Partnership Common Units pursuant to the Subsequent LP Merger should not result in the recognition of gain or loss to such U.S. holder other than any gain or loss resulting from (i) any cash paid in lieu of fractional OpCo Units, (ii) any cash deemed to be received as a result of a net reduction in the amount of nonrecourse liabilities allocated to such U.S. holder pursuant to Section 752 of the Code, or (iii) the issuance of shares of Series A Preferred Stock.

U.S. Federal Income Tax Treatment of the GP Merger and the Subsequent LP Merger

For U.S. federal income tax purposes, the GP Merger and the Subsequent LP Merger are intended to be treated as a partnership merger transaction under Treasury Regulations Sections 1.708-1(c)(1) and 1.708-1(c)(3)(i), whereby the Partnership is treated as the terminating partnership and Kodiak Services is treated as the resulting partnership. If such treatment applies, for U.S. federal income tax purposes, and subject to the discussion below with respect to the shares of Series A Preferred Stock and cash in lieu of fractional OpCo Units, if any, (i) the Partnership will be deemed to contribute its assets attributable to the interests of the Electing Unitholders (and Spartan) to Kodiak Services in exchange for OpCo Units and the assumption of the Partnership’s liabilities attributable to the interests of the Electing Unitholders (and Spartan), and (ii) the Partnership will then be deemed to distribute OpCo Units to the Electing Unitholders (and Spartan), and its assets and liabilities attributable to the interests of the Partnership Common Unitholders other than the Electing Unitholders (and held by Kodiak Services immediately prior to the GP Merger and Subsequent LP Merger), in liquidation of the Partnership (the “Assets-Over Form”).

The receipt of shares of Series A Preferred Stock and cash in lieu of fractional OpCo Units, if any, by Electing Unitholders (and Spartan) pursuant to the GP Merger and the Subsequent LP Merger is intended to be treated first as reimbursement for preformation capital expenditures in accordance with Treasury Regulations Section 1.707-4(d) and thereafter be treated as consideration in connection with a “sale within a merger” by the relevant holder in accordance with Treasury Regulations Section 1.708-1(c)(4).

The remainder of this discussion, except as otherwise noted, assumes that the GP Merger and the Subsequent LP Merger will be treated for U.S. federal income tax purposes in the manner described above.

Tax Consequences of the GP Merger and the Subsequent LP Merger to the Partnership

In general, the deemed contribution of assets by the Partnership to Kodiak Services in exchange for OpCo Units pursuant to the Assets-Over Form will not result in the recognition of gain or loss by the Partnership. A deemed receipt of cash by the Partnership as a result of Kodiak Services’ deemed assumption of the Partnership’s liabilities, or as a result of the payment of cash in lieu of fractional OpCo Units, could give rise to a partially taxable “disguised sale” of assets from the Partnership to Kodiak Services. Under Section 707 of the Code and the Treasury Regulations promulgated thereunder (the “disguised sale rules”), a transfer of property (other than money) by a partner to a partnership and a transfer of money or other consideration (other than an interest in such partnership) by the partnership to such partner (including the partnership’s assumption of, or taking of property subject to, certain liabilities), may, in certain circumstances, be characterized in whole or in part as a “disguised sale” of property by the partner to the partnership, rather than as a non-taxable contribution of such property to the partnership. Any such taxable gain recognized by the Partnership under the disguised sale rules would be allocated to the Electing Unitholders pursuant to the Partnership Agreement. However, the deemed receipt of cash from Kodiak Services is expected to qualify for one or more exceptions to “disguised sale” treatment, and Kodiak Services and the Partnership believe that such liabilities qualify for one or more of the exceptions to the “disguised sale” rules. Therefore, Kodiak Services and the Partnership intend to take the position that neither the Partnership nor Kodiak Services will recognize any income or gain as a result of the “disguised sale” rules with respect to such liabilities.

Further, under the disguised sale rules, a contribution of cash or other property by a partner to a partnership and a transfer of property (other than an interest in such partnership) by the partnership to such partner, may, in certain circumstances, also be characterized in whole or in part as a “disguised sale” of property by the partnership to the partner, rather than as a non-taxable distribution of such property by the partnership. Although not contemplated, contributions of cash or other property to the Partnership after the date of the merger agreement and prior to the effective time of the Subsequent LP Merger, if any, may be treated as part of a “disguised sale” of a portion of the OpCo Units received in the Subsequent LP Merger and may result in gain to the Partnership. Any such taxable gain recognized by the Partnership as part of a “disguised sale” would be allocated to the Electing Unitholders pursuant to the Partnership Agreement.

Tax Consequences of the Subsequent LP Merger to Electing Unitholders

Under the Assets-Over Form, Electing Unitholders will be deemed to receive distributions in liquidation of the Partnership consisting of OpCo Units and, to the extent not treated as consideration in connection with a “sale within a merger” by the relevant holder in accordance with Treasury Regulations Section 1.708-1(c)(4), shares of Series A Preferred Stock and cash in lieu of fractional OpCo Units, if any. In general, the receipt by a U.S. holder of OpCo Units pursuant to the Subsequent LP Merger will not result in the recognition of taxable gain or loss to such U.S. holder. Accordingly, Electing Unitholders generally will not recognize gain as a result of the extent, if any, to which such Electing Unitholder’s share of the Partnership’s nonrecourse liabilities immediately prior to the Subsequent LP Merger exceeds such Electing Unitholder’s adjusted tax basis in its Partnership Common Units (i.e., such U.S. holder’s negative tax basis capital account, if any). See “The Mergers—Background of the Mergers.” However, the receipt of cash by a U.S. holder (including, as discussed below, a deemed distribution of cash resulting from a net reduction in the amount of nonrecourse liabilities allocated to such unitholder) will result in the recognition of taxable gain as follows: (i) in the case of any cash treated as received as consideration in a “sale within a merger,” as gain or loss on a sale of a portion of the U.S. holder’s Partnership Common Units, and (ii) in the case of any other cash received (or deemed received) pursuant to the Subsequent LP Merger, to the extent that such actual or deemed receipt of cash exceeds such U.S. holder’s adjusted tax basis in the Partnership Common Units surrendered (and is not treated as sold as a part of the “sale within a merger”) in the Subsequent LP Merger.

As a partner in the Partnership, an Electing Unitholder is entitled to include the nonrecourse liabilities of the Partnership attributable to its Partnership Common Units in the tax basis of its Partnership Common Units. As a partner in Kodiak Services after the Subsequent LP Merger, an Electing Unitholder will be entitled to include the nonrecourse liabilities of Kodiak Services attributable to the OpCo Units received in the Subsequent LP Merger in the tax basis of such units received. The nonrecourse liabilities of Kodiak Services will include the nonrecourse liabilities of the Partnership after the Subsequent LP Merger. The amount of nonrecourse liabilities attributable to a Partnership Common Unit or an OpCo Unit is determined under complex U.S. federal income tax regulations.

If the nonrecourse liabilities attributable to the OpCo Units received by a U.S. holder in the Subsequent LP Merger exceed the nonrecourse liabilities attributable to Partnership Common Units surrendered by such U.S. holder in the Subsequent LP Merger, such U.S. holder’s tax basis in the OpCo Units received will be correspondingly higher than such U.S. holder’s tax basis in the Partnership Common Units surrendered. If the nonrecourse liabilities attributable to the OpCo Units received by a U.S. holder in the Subsequent LP Merger are less than the nonrecourse liabilities attributable to the Partnership Common Units surrendered by such U.S. holder in the Subsequent LP Merger, such U.S. holder’s tax basis in the OpCo Units received will be correspondingly lower than the U.S. holder’s tax basis in the Partnership Common Units surrendered. See the section titled “—Tax Basis and Holding Period of the OpCo Units Received” below.

Any reduction in a U.S. holder’s share of nonrecourse liabilities described in the preceding paragraph will be treated as a deemed cash distribution to such U.S. holder. If the amount of any actual or deemed distributions of cash to a U.S. holder exceeds such U.S. holder’s tax basis in the Partnership Common Units surrendered, such U.S. holder will recognize taxable gain in an amount equal to such excess. While there can be no assurance, Kodiak Services and the Partnership expect that most Electing Unitholders will not recognize gain in this manner. However, the application of the rules governing the allocation of nonrecourse liabilities in the context of the Subsequent LP Merger is complex and subject to uncertainty. There can be no assurance that an Electing

Unitholder will not recognize gain as a result of the distributions deemed received by such Electing Unitholder as a result of a net decrease in the amount of nonrecourse liabilities allocable to such Electing Unitholder as a result of the Subsequent LP Merger.

The amount and effect of any income or gain that may be recognized by a U.S. holder will depend on such U.S. holder’s particular situation, including the ability of the U.S. holder to utilize any suspended passive losses. Depending on these factors, any particular U.S. holder may, or may not, be able to offset all or a portion of any income or gain recognized. Each Electing Unitholder should consult such unitholder’s own tax advisor in analyzing whether the Subsequent LP Merger causes such unitholder to recognize deemed distributions in excess of the tax basis of its Partnership Common Units surrendered in the Subsequent LP Merger.

Tax Basis and Holding Period of the OpCo Units Received

A U.S. holder’s initial tax basis in its Partnership Common Units purchased with cash equaled, at the time of such purchase, the amount such holder paid for the Partnership Common Units plus the U.S. holder’s share of the Partnership’s nonrecourse liabilities. Over time that basis would have (i) increased by the U.S. holder’s share of the Partnership’s income and by any increases in the U.S. holder’s share of the Partnership’s nonrecourse liabilities and (ii) decreased, but not below zero, by (A) distributions from the Partnership, (B) the U.S. holder’s share of the Partnership’s losses, (C) any decreases in the U.S. holder’s share of the Partnership’s nonrecourse liabilities, and (D) the U.S. holder’s share of the Partnership’s expenditures that are not deductible in computing taxable income and are not required to be capitalized.

A U.S. holder will have an initial aggregate tax basis in the OpCo Units that such U.S. holder receives in the Subsequent LP Merger equal to such U.S. holder’s adjusted tax basis in the Partnership Common Units exchanged therefor, decreased by any basis attributable to such U.S. holder’s share of the Partnership’s nonrecourse liabilities, and increased by such U.S. holder’s share of Kodiak Services’ nonrecourse liabilities immediately after the Subsequent LP Merger. In addition, the tax basis in the OpCo Units received in the Subsequent LP Merger by a U.S. holder will be increased by the amount of any income or gain recognized by such U.S. holder pursuant to the transactions contemplated by the Subsequent LP Merger.

As a result of the Assets-Over Form, a U.S. holder will have a holding period in the OpCo Units received in the LP Merger that is not determined by reference to its holding period in its Partnership Common Units exchanged therefor. Instead, such U.S. holder’s holding period in the OpCo Units received in the Subsequent LP Merger to the extent attributable to the Partnership’s capital assets or assets used in its business as defined in Section 1231 of the Code will include the Partnership’s holding period in those assets. The holding period for OpCo Units received by a U.S. holder to the extent attributable to other assets of the Partnership, such as inventory and receivables, will begin on the day following the Subsequent LP Merger.

Allocations by the Partnership for the Taxable Period Ending on the Date of the Mergers

Partnership Common Unitholders will be allocated their share of the Partnership’s items of income, gain, loss, and deduction for the taxable period of the Partnership ending on the date of the Mergers. These allocations will be made in accordance with the terms of the Partnership Agreement. Each Partnership Common Unitholder will receive a Schedule K-1 from the Partnership for the taxable year ending on the effective date of the Mergers and will be required to include in income its share of income, gain, loss and deduction for this period. Any such income and gain allocated to a U.S. holder will increase the U.S. holder’s tax basis in the Partnership Common Units held, and any losses or deductions allocated to a U.S. holder will decrease the U.S. holder’s tax basis in the Partnership Common Units held. Accordingly, such allocations will affect the determination of such U.S. holder’s tax basis in the OpCo Units received in the Subsequent LP Merger, as described above.

Material U.S. Federal Income Tax Consequences of Owning and Disposing of OpCo Units Received by Electing Unitholders in the Subsequent LP Merger

Partnership Status

A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account its share of items of income, gain, loss and deduction of the partnership in computing its federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partnership or the partner unless the amount of cash distributed to him is in excess of the partner’s adjusted basis in its partnership interest.

If Kodiak Services were to be considered a publicly traded partnership within the meaning of Section 7704 of the Code, however, it is expected that Kodiak Services would be treated as an association taxable as a corporation for U.S. federal income tax purposes. A “publicly traded partnership” is a partnership the interests of which are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. Under certain circumstances, redemptions of OpCo Units pursuant to the redemption right or call right, or other transfers of OpCo Units, could cause Kodiak Services to be treated as a publicly traded partnership. Applicable Treasury Regulations provide for certain safe harbors from treatment as a publicly traded partnership, and we intend to operate such that redemptions or other transfers of OpCo Units qualify for one or more such safe harbors. For example, we intend to limit the number holders of OpCo Units, and the OpCo LLC Agreement, which will be entered into in connection with the Mergers, will provide for limitations on the ability of holders of OpCo Units to transfer their OpCo Units and will provide Kodiak, as managing member of Kodiak Services, with the right to impose restrictions (in addition to those already in place) on the ability of holders of OpCo Units to redeem such units pursuant to the redemption right to the extent Kodiak believes it is necessary to ensure that Kodiak Services will continue to be treated as a partnership for U.S. federal income tax purposes.

If Kodiak Services were treated as an association taxable as a corporation in any taxable year, Kodiak Services’ items of income, gain, loss and deduction would be reflected only on its tax return rather than being passed through to its unitholders, and Kodiak Services’ net income would be taxed to it at corporate rates. In addition, any distribution made to a unitholder would be treated as taxable dividend income, to the extent of Kodiak Services’ current and accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in its units, or taxable capital gain, after the unitholder’s tax basis in its units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return.

The discussion below is based on the assumption that Kodiak Services will be classified as a partnership for U.S. federal income tax purposes.

Flow-Through of Taxable Income

Subject to the discussion below under “—Entity-Level Collections,” Kodiak Services will not pay any U.S. federal income tax. Instead, each holder of OpCo Units will be required to report on its income tax return its share of Kodiak Services’ income, gains, losses and deductions without regard to whether Kodiak Services makes cash distributions to it. Consequently, Kodiak Services may allocate income to a holder of OpCo Units even if such U.S. holder has not received a cash distribution. Each holder of OpCo Units will be required to include in income its allocable share of Kodiak Services’ income, gains, losses and deductions for Kodiak Services’ taxable year ending with or within its taxable year. Kodiak Services’ taxable year ends on December 31.

Treatment of Distributions

Distributions by Kodiak Services to a holder of OpCo Units generally will not be taxable to a U.S. holder for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds such U.S.

holder’s tax basis in its units immediately before the distribution. Cash distributions by Kodiak Services in excess of a U.S. holder’s tax basis generally will be considered to be gain from the sale or exchange of such units, taxable in accordance with the rules described under “—Disposition of Units; Redemption Right.” Any reduction in a U.S. holder’s share of Kodiak Services’ liabilities for which no partner bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution by Kodiak Services of cash to that U.S. holder. To the extent Kodiak Services’ distributions cause a U.S. holder’s “at-risk” amount to be less than zero at the end of any taxable year, such U.S. holder must recapture any losses deducted in previous years. See the section titled “—Limitations on Deductibility of Losses.”

A non-pro rata distribution of money or property, including a deemed distribution as a result of a reduction in a U.S. holder’s share of Kodiak Services’ nonrecourse liabilities, may result in ordinary income to a U.S. holder, regardless of its tax basis in its OpCo Units, if the distribution reduces the U.S. holder’s share of Kodiak Services’ “unrealized receivables,” including depreciation, recapture and/or substantially appreciated “inventory items,” each as defined in the Code, and collectively, “Section 751 Assets.” To that extent, a U.S. holder generally will be treated as having been distributed its proportionate share of the Section 751 Assets and then having exchanged those assets with Kodiak Services in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in a U.S. holder ’s realization of ordinary income, which will equal the excess of (i) the non-pro rata portion of that distribution over (ii) the U.S. holder’s tax basis (often zero) for the share of Section 751 Assets deemed relinquished in the exchange.

Basis of Units

See the section titled “—Material U.S. Federal Income Tax Consequences of the Subsequent LP Merger for Electing Unitholders—Tax Basis and Holding Period of the OpCo Units Received” for a discussion of how to determine the initial tax basis of OpCo Units received in the Subsequent LP Merger.

A U.S. holder’s tax basis of OpCo Units will be increased by the U.S. holder’s share of Kodiak Services’ income, by any increases in its share of Kodiak Services’ nonrecourse liabilities and, on the disposition of an OpCo Unit, by its share of certain items related to business interest not yet deductible by him due to applicable limitations. See the section titled “—Limitations on Interest Deductions.” That basis will be decreased, but not below zero, by distributions from Kodiak Services, by the U.S. holder’s share of Kodiak Services’ losses, by any decreases in the U.S. holder’s share of Kodiak Services’ nonrecourse liabilities, by the U.S. holder’s share of Kodiak Services’ excess business interest (generally, the excess of Kodiak Services’ business interest over the amount that is deductible) and by the U.S. holder’s share of Kodiak Services’ expenditures that are not deductible in computing taxable income and are not required to be capitalized. A U.S. holder will have a share, generally based on its share of profits, of Kodiak Services’ nonrecourse liabilities.

Limitations on Deductibility of Losses

The deduction by a U.S. holder of its share of Kodiak Services’ losses will be limited to the tax basis in the U.S. holder’s units and, in the case of an individual unitholder, estate, trust, or corporate unitholder (if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations), to the amount for which the U.S. holder is considered to be “at risk” with respect to Kodiak Services’ activities, if that is less than its tax basis. A U.S. holder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause its at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a U.S. holder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that its at-risk amount is subsequently increased, provided such losses do not exceed such U.S. holder’s tax basis in its units. Upon the taxable disposition of a unit, any gain recognized by a U.S. holder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain would no longer be utilizable.

In general, a U.S. holder will be at risk to the extent of the tax basis of its units, excluding any portion of that basis attributable to its share of Kodiak Services’ nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (ii) any amount of money such U.S. holder borrows to acquire or hold its units, if the lender of those borrowed funds owns an interest in Kodiak Services, is related to the U.S. holder or can look only to the units for repayment. A U.S. holder’s at-risk amount will increase or decrease as the tax basis of the U.S. holder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in its share of Kodiak Services’ nonrecourse liabilities.

In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely held corporations and personal service corporations can deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. Consequently, any passive losses Kodiak Services generates will not be available to offset a U.S. holder’s salary, active business or other income. Passive losses that are not deductible because they exceed a U.S. holder’s passive income may be deducted in full when such U.S. holder disposes of its entire investment in Kodiak Services in a fully taxable transaction with an unrelated party. The passive loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation. A U.S. holder’s share of Kodiak Services’ net income may be offset by any of Kodiak Services’ suspended passive losses.

In addition, a non-corporate U.S. holder will not be allowed to take a deduction for certain excess business losses in such taxable years. An excess business loss is the excess (if any) of a taxpayer’s aggregate deductions for the taxable year that are attributable to the trades or businesses of such taxpayer (determined without regard to the excess business loss limitation) over the aggregate gross income or gain of such taxpayer for the taxable year that is attributable to such trades or businesses plus a threshold amount. Any losses disallowed in a taxable year due to the excess business loss limitation may be used by the applicable U.S. holder in the following taxable year if certain conditions are met. U.S. holders to which this excess business loss limitation applies will take their allocable share of Kodiak Services’ items of income, gain, loss and deduction into account in determining this limitation. This excess business loss limitation will be applied to a non-corporate U.S. holder after the passive loss limitations and may limit such U.S. holder’s ability to utilize any losses Kodiak Services generates that are allocable to such U.S. holder and that are not otherwise limited by the basis, at-risk and passive loss limitations described above.

Limitations on Interest Deductions

Kodiak Services’ ability to deduct interest paid or accrued on indebtedness properly allocable to a trade or business, “business interest,” may be limited in certain circumstances. Should Kodiak Services’ ability to deduct business interest be limited, the amount of taxable income allocated to Kodiak Services’ unitholders in the taxable year in which the limitation is in effect may increase. However, in certain circumstances, a unitholder may be able to utilize a portion of a business interest deduction subject to this limitation in future taxable years. Prospective unitholders should consult their tax advisors regarding the impact of this business interest deduction limitation on an investment in OpCo Units.

In addition, the deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	Kodiak Services’ interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or (if applicable) qualified dividend income. In addition, the unitholder’s share of Kodiak Services’ portfolio income will be treated as investment income.

Entity-Level Collections

If Kodiak Services were required or elects under applicable law to pay any U.S. federal, state or local or non-U.S. income tax on behalf of any current or former unitholder, Kodiak Services is authorized to pay those taxes from its funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. Payments by Kodiak Services as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction

Kodiak Services’ net profit or net losses, as applicable, generally will be allocated among the holders of OpCo Units in accordance with the number of OpCo Units held by them.

Specified items of Kodiak Services’ income, gain, loss and deduction will be allocated to account for any difference between the tax basis and fair market value of any property contributed to Kodiak Services that exists at the time of such contribution, referred to in this discussion as the “Contributed Property.” Following the Subsequent LP Merger, in the event Kodiak Services divests itself of assets held by it immediately prior to the Mergers (including through distributions of such assets), all or a portion of any gain recognized as a result of a divestiture of such units or other assets may be required to be allocated to Kodiak, and in the event Kodiak Services divests itself of assets held by the Partnership immediately prior to the Mergers, including through distributions of such assets, all or a portion of any gain recognized as a result of a divestiture of such units or other assets may be required to be allocated to holders of OpCo Units that were Partnership Common Unitholders (or transferees thereof). In addition, a holder of OpCo Units that was a Partnership Common Unitholder (or a transferee thereof) may also be required to recognize its share of the Partnership’s remaining “built-in gain” upon certain distributions by Kodiak Services to that unitholder of other Kodiak Services property (other than money) within seven years following the Mergers. No special distributions will be made to such holders of OpCo Units with respect to any tax liability for such transactions. Finally, although Kodiak Services does not expect that its operations will result in the creation of negative capital accounts (subject to certain adjustments), if negative capital accounts (subject to certain adjustments) nevertheless result, items of Kodiak Services’ income and gain will be allocated in an amount and manner sufficient to eliminate such negative balance as quickly as possible.

An allocation of items of Kodiak Services’ income, gain, loss or deduction, other than an allocation required by the Code to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and “tax” capital account, credited with the tax basis of Contributed Property, will generally be given effect for U.S. federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect.” In any other case, a partner’s share of an item will be determined on the basis of its interest in Kodiak Services.

Tax Rates

Currently, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 37% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than one year) of individuals is 20%. Such rates are subject to change by new legislation at any time. In addition, a 3.8% Medicare tax (or net investment income tax) is imposed on certain net investment income earned by individuals, estates and trusts. For these purposes, net investment income generally includes a U.S. holder’s allocable share of Kodiak Services’ income and gain realized by a U.S. holder from a sale of units.

For taxable years beginning after December 31, 2017, and ending on or before December 31, 2025, a non-corporate U.S. holder is entitled to a deduction equal to 20% of its “qualified business income” attributable to Kodiak Services, subject to certain limitations.

Unitholders should consult their tax advisors regarding the application of the net investment income tax and the application and availability of the deduction for qualified business income.

Accounting Method and Taxable Year

Kodiak Services uses the year ending December 31 as its taxable year and the accrual method of accounting for federal income tax purposes. Each holder of OpCo Units will be required to include in income its share of Kodiak Services’ income, gain, loss and deduction for Kodiak Services’ taxable year ending within or with its taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of its units following the close of Kodiak Services’ taxable year but before the close of its taxable year must include its share of Kodiak Services’ income, gain, loss, deduction and guaranteed payments in income for its taxable year, with the result that such unitholder will be required to include in income for its taxable year its share of more than twelve (12) months of Kodiak Services’ income, gain, loss, deduction and guaranteed payments. See the section titled “—Disposition of Units; Redemption Right.”

Tax Basis, Depreciation and Amortization

The tax basis of Kodiak Services’ assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The U.S. federal income tax burden associated with the difference between the fair market value of Kodiak Services’ assets and their tax basis immediately prior to the Mergers will be borne by Kodiak, and the U.S. federal income tax burden associated with the difference between the fair market value of the Partnership’s assets and their tax basis immediately prior to the Mergers, to the extent attributable to the interests of the Electing Unitholders, will be borne by the Electing Unitholders. See the section titled “—Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, Kodiak Services may use the depreciation and cost recovery methods, including bonus depreciation to the extent available, that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. Property Kodiak Services subsequently acquires or constructs may be depreciated using accelerated methods permitted by the Code.

If Kodiak Services disposes of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property Kodiak Services owns will likely be required to recapture some or all of those deductions as ordinary income upon a sale of its interest in Kodiak Services. See the section titled “—Allocation of Income, Gain, Loss and Deduction” and “—Disposition of Units; Redemption Right.”

Valuation and Tax Basis of Kodiak Services’ Properties

The U.S. federal income tax consequences of the ownership and disposition of units will depend in part on Kodiak Services’ estimates of the relative fair market values, and the initial tax bases, of Kodiak Services’ assets. Although Kodiak Services may from time to time consult with professional appraisers regarding valuation matters, Kodiak Services will make many of the relative fair market value estimates. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or determinations of basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Units; Redemption Right

Unitholders who receive OpCo Units in the Subsequent LP Merger will have a redemption right with respect to such units, subject to Kodiak’s call right. See the section titled “—Description of OpCo Units and Series A Preferred Stock—OpCo Units—Redemptions” for more information. Exchanges or redemptions of OpCo Units pursuant to the redemption right or call right are expected to be treated for U.S. federal income tax purposes as a sale of such units to Kodiak in a taxable transaction in exchange for the shares of Kodiak Common Stock or cash received with respect to such exchanges or redemptions. No assurance can be provided that the foregoing treatment will not be successfully challenged by the IRS, and the following discussion assumes such treatment is correct. If such treatment applies, a redeeming unitholder will recognize gain or loss as described below.

Gain or loss will be recognized by a U.S. holder on a sale or other taxable disposition of OpCo Units equal to the difference between the amount realized and the U.S. holder’s tax basis for the units sold. A U.S. holder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by it plus its share of Kodiak Services’ nonrecourse liabilities. If the amount realized includes a unitholder’s share of Kodiak Services’ nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Except as noted in the following paragraph, gain or loss recognized by a unitholder on the sale or exchange of a unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held for more than one year will generally be taxed at the U.S. federal income tax rate applicable to long-term capital gains. Both ordinary income and capital gain recognized on a sale of units may be subject to the net investment income tax in certain circumstances. See the section titled “—Tax Rates.”

A portion of the gain or loss with respect to OpCo Units, which will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to Kodiak Services’ Section 751 Assets. Ordinary income attributable to Section 751 Assets may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a U.S. holder may recognize both ordinary income and a capital loss upon a sale of units. Long-term capital gains of non-corporate taxpayers are generally taxed at reduced rates. The deductibility of capital losses is subject to limitations. Ordinary income recognized by a U.S. holder on disposition of OpCo Units may be reduced by such U.S. holder’s deduction for qualified business income.

Upon a sale or other disposition of less than all of a U.S. holder’s OpCo Units, a portion of the U.S. holder’s tax basis must be allocated to the units sold or disposed of using an “equitable apportionment” method, which generally means that the tax basis allocated to the units sold equals an amount that bears the same relation to the U.S. holder’s tax basis in its entire interest in Kodiak Services as the value of the units sold bears to the value of the U.S. holder’s entire interest in Kodiak Services. In addition, if a U.S. holder has a divided holding period in its interest in Kodiak Services, then the holding period of the transferred units shall be divided between long-term and short-term capital gain or loss in the same proportions as the long-term and short-term capital gain or loss that the U.S. holder would realize if its entire interest in Kodiak Services were transferred in a fully taxable transaction immediately before the actual transfer.

In general, Kodiak Services’ taxable income and losses will be determined annually and will be apportioned as between a transferor and a transferee of OpCo Units based on the portion of the relevant taxable period during which each was treated as an owner of such units for U.S. federal income tax purposes.

Information Returns and Audit Procedures

Kodiak Services intends to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including an estimated Schedule K-1, which describes its share of Kodiak Services’ income, gain, loss and deduction for Kodiak Services’ preceding taxable year. In preparing this information, which will not be reviewed by counsel, Kodiak Services will take various accounting and reporting positions, some of which are discussed above, to determine each unitholder’s share of income, gain, loss and deduction. Kodiak Services cannot assure you that those positions will yield a result that conforms to the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS. Kodiak Services cannot assure unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

The IRS may audit Kodiak Services’ U.S. federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of its return. Any audit of a unitholder’s return could result in adjustments not related to Kodiak Services’ returns as well as those related to Kodiak Services’ returns.

Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. Pursuant to the Bipartisan Budget Act of 2015, for taxable years beginning after December 31, 2017, if the IRS makes audit adjustments to Kodiak Services’ income tax returns, it may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustment directly from Kodiak Services. Similarly, for such taxable years, if the IRS makes audit adjustments to income tax returns filed by an entity in which Kodiak Services is a member or partner, it may assess and collect any taxes (including penalties and interest) resulting from such audit adjustment directly from such entity. Generally, Kodiak Services expects to elect to have its unitholders take any such audit adjustment into account in accordance with their interests in Kodiak Services during the taxable year under audit, but there can be no assurance that such election will be effective in all circumstances. If Kodiak Services is unable to have its unitholders take such audit adjustment into account in accordance with their interests in Kodiak Services during the tax year under audit, Kodiak Services’ current unitholders may bear some or all of the tax liability resulting from such audit adjustment, even if such unitholders did not own Kodiak Services’ units during the tax year under audit. If, as a result of any such audit adjustment, Kodiak Services is required to make payments of taxes, penalties and interest, Kodiak Services’ cash available for distribution to Kodiak Services’ unitholders might be substantially reduced.

Kodiak Services will be required to designate a partner, or other person, with a substantial presence in the United States as the partnership representative (“Partnership Representative”). The Partnership Representative will have the sole authority to act on Kodiak Services’ behalf for purposes of, among other things, U.S. federal income tax audits and judicial review of administrative adjustments by the IRS. If Kodiak Services does not make such a designation, the IRS can select any person as the Partnership Representative. Kodiak Services currently anticipates that Kodiak Services will designate Kodiak as its Partnership Representative. Further, any actions taken by Kodiak Services or by the Partnership Representative on Kodiak Services’ behalf with respect to, among other things, U.S. federal income tax audits and judicial review of administrative adjustments by the IRS, will be binding on Kodiak Services and all of Kodiak Services’ unitholders.

State, Local, Foreign and Other Tax Considerations

In addition to U.S. federal income taxes, a holder of OpCo Units will likely be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which Kodiak Services does business or owns property or in which such unitholder is a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on its investment in Kodiak Services. Kodiak Services currently owns property or does business, and will own property or do business following the Mergers, in many states. Several of these states impose a personal income tax on individuals; certain of these states also impose an income tax on corporations and other entities. Kodiak Services may also own property or do business in other jurisdictions in the future. Although a unitholder may not be required to file a return and pay taxes in some jurisdictions because its income from that jurisdiction falls below the filing and payment requirement, a unitholder will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which Kodiak Services does business or owns property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require Kodiak Services, or Kodiak Services may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by Kodiak Services. See the section titled “—Entity-Level Collections.” Based on current law and Kodiak Services’ estimate of its future operations, Kodiak anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states, localities and foreign jurisdictions, of its investment in Kodiak Services. Accordingly, each unitholder is urged to consult its own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as U.S. federal tax returns, that may be required of him or her.

Information Reporting and Backup and Other Applicable Withholding

Generally, information reporting requirements may apply in connection with payments made to U.S. holders in connection with the Mergers or otherwise in connection with the ownership of Kodiak Common Stock or OpCo Units following the Mergers. Further, the consideration payable to U.S. holders in connection with the Mergers and distributions payable with respect to Kodiak Common Stock or OpCo Units may be subject to deduction or withholding as required under applicable law. A U.S. holder may be subject to U.S. backup withholding unless such U.S. holder provides the applicable withholding agent with a properly completed and executed IRS Form W-9 (or appropriate substitute or successor form) providing such U.S. holder’s correct taxpayer identification number and certifying that such U.S. holder is not subject to backup withholding, or otherwise establishes an exemption, and otherwise complies with the backup withholding rules. Moreover, the transferee of an interest in a partnership that is engaged in a U.S. trade or business (such as the Partnership and Kodiak Services) is generally required to withhold 10% of the amount realized by the transferor (in this case, either a holder of Partnership Common Units who receives Kodiak Common Stock or OpCo Units in exchange for Partnership Common Units in the Mergers or a holder of or OpCo Units upon a subsequent disposition of such units) unless the transferor certifies that it is not a foreign person. In the case of the disposition of the Partnership Common Units, the obligation to withhold is imposed on the transferor’s broker.

Any amounts withheld under the U.S. backup withholding rules or otherwise are not an additional tax and will generally be allowed as a credit against a U.S. holder’s U.S. federal income tax liability, if any, and may entitle such U.S. holder to a refund, provided that the U.S. holder timely furnishes the required information to the IRS.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF PARTNERSHIP COMMON

UNITS, KODIAK COMMON STOCK OR OPCO UNITS. SUCH HOLDERS SHOULD CONSULT WITH, AND RELY SOLELY UPON, THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGERS AND ANY RELATED TRANSACTIONS AND OF OWNING KODIAK COMMON STOCK OR OPCO UNITS FOLLOWING THE COMPLETION OF THE MERGERS, INCLUDING THE EFFECT OF ANY U.S. FEDERAL, STATE AND LOCAL, NON-U.S. OR OTHER TAX LAWS AND OF POTENTIAL CHANGES IN SUCH LAWS.

DESCRIPTION OF KODIAK COMMON STOCK

The following summary of the Kodiak Charter and the Kodiak Bylaws does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to the Kodiak Charter and the Kodiak Bylaws.

Kodiak Common Stock

Merger Consideration. At the closing of the Mergers, and in the manner described in this consent statement/prospectus, each Partnership Common Units issued and outstanding immediately prior to the Initial Effective Time (other than the Partnership Common Units (i) held directly by any Kodiak Party or (ii) held by the Electing Unitholders) will be automatically converted into the right to receive 0.086 shares of Kodiak Common Stock.

Authorization. Subject to the provisions of the Kodiak Charter and legal limitations, the Kodiak Board has the authority, without further vote or action by Kodiak’s stockholders, subject to the Kodiak Stockholders’ Agreement: (i) to issue up to 50,000,000 shares of preferred stock in one or more series, and (ii) to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series, including provisions related to dividends, conversion, voting, redemption, and liquidation, which may be superior to those of Kodiak Common Stock. As of February 20, 2024, there are 750,000,000 shares of Kodiak Common Stock authorized, of which 77,434,577 shares of Kodiak Common Stock are issued and outstanding, and there were no shares of preferred stock of Kodiak outstanding.

Each holder of Kodiak Common Stock, as such, is entitled to one vote for each share of Kodiak Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Notwithstanding the foregoing, to the fullest extent permitted by law, holders of Kodiak Common Stock, as such, have no voting power with respect to, and are not entitled to vote on, any amendment to the Kodiak Charter (including any Certificate of Designation relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Kodiak Charter (including any Certificate of Designation relating to any series of preferred stock) or pursuant to the Delaware General Corporation Law. Except as otherwise provided in the Kodiak Charter or required by applicable law, the holders of Kodiak Common Stock shall vote together as a single class (or, if the holders of one or more series of preferred stock (such as the Series A Preferred Stock) are entitled to vote together with the holders of Kodiak Common Stock, as a single class with the holders of such other series of preferred stock) on all matters submitted to a vote of the stockholders generally.

Subject to the rights and preferences of any preferred stock that Kodiak may issue in the future (including, with respect to distributions in liquidation, the Series A Preferred Stock), the holders of Kodiak Common Stock are entitled to receive:

•	dividends as may be declared by the Kodiak Board; and

•	all of Kodiak’s assets available for distribution to stockholders in liquidation, pro rata, based on the number of shares held.

No redemption or sinking fund provisions is applicable to Kodiak Common Stock. All outstanding shares of Kodiak Common Stock are fully paid and non-assessable.

Opt Out of Section 203 of the DGCL

In the Kodiak Charter, Kodiak has elected not to be subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, those provisions, if applicable, would prohibit a Delaware corporation, including those whose securities are listed for trading on the NYSE, from engaging in any business combination with any interested stockholder for a period of three years following the time that the stockholder became an interested stockholder, unless:

•

the transaction that resulted in the stockholder becoming an interested stockholder, or the business combination, is approved by the board of directors before the time the interested stockholder attained that status;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•

on or after the date the interested stockholder attained that status, the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Anti-Takeover Effects of Provisions of the Kodiak Charter and the Kodiak Bylaws

Notwithstanding the opt out from Section 203 of the DGCL, some provisions of the Kodiak Charter and the Kodiak Bylaws could make certain change of control transactions more difficult, including acquisitions of Kodiak by means of a tender offer, a proxy contest or otherwise. These provisions may also have the effect of preventing changes in the Kodiak Board. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in Kodiak’s best interests, including transactions that might result in a premium over the market price for Kodiak’s shares. Therefore, these provisions could adversely affect the price of Kodiak Common Stock.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Kodiak to first negotiate with the Kodiak Board. Kodiak believes that the benefits of increased protection and Kodiak’s potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure Kodiak arising from such provisions outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

The Kodiak Charter and the Kodiak Bylaws

•	Among other things, the Kodiak Charter and the Kodiak Bylaws:

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establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or business to be brought before meetings of Kodiak’s stockholders. These procedures provide that notice of stockholder proposals must be timely delivered to Kodiak’s corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely in connection with an annual meeting, notice must be delivered to Kodiak’s corporate secretary not less than 90 days nor more than 120 days prior to the first anniversary of the date of Kodiak’s proxy statement released to the stockholders for the preceding year’s annual meeting. The Kodiak Bylaws specify the requirements as to form and content of such stockholders’ notices. These requirements may deter stockholders from bringing matters before the stockholders at an annual or special meeting;

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authorize the Kodiak Board to issue undesignated preferred stock. This ability makes it possible for the Kodiak Board to issue, without stockholder approval, preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of Kodiak. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of Kodiak;

•	provide that, subject to the rights of any holders of preferred stock the authorized number of directors may be changed only by resolution of the Kodiak Board;

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provide that, if EQT beneficially owns, in the aggregate, less than 35% of the voting power of the stock of Kodiak entitled to vote generally in the election of directors, any action required or permitted to be taken by the stockholders of Kodiak must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders, subject to the rights of the holders of any series of preferred stock with respect to such series;

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provide that, subject to the Kodiak Stockholders’ Agreement, all vacancies, including newly created directorships, shall, except as otherwise required with regards to rights granted to holders of preferred stock, except as otherwise required by law or, if applicable, the rights of holders of a series of preferred stock, be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum, a sole remaining director, or the stockholders and that, at any time when EQT beneficially owns, in the aggregate, less than 35% in voting power of the stock of Kodiak entitled to vote generally in the election of directors, all vacancies, including newly created directorships, occurring in the Board shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by stockholders);

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provide that, except as otherwise required by law and subject to the rights of the holders of any series of preferred stock, special meetings of the stockholders may be called only by or at the direction of the Kodiak Board or the Chairman of the Kodiak Board; provided, however, that at any time when EQT beneficially owns, in the aggregate, at least 35% in voting power of the stock of Kodiak entitled to vote generally in the election of directors, special meetings may also be called by or at the direction of the Board or the Chairman of the Board at the request of EQT;

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provide that, the Kodiak Board shall be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three-year terms, other than directors which may be elected by holders of preferred stock, if any and that, at any time when EQT beneficially owns, in the aggregate, less than 35% in voting power of the stock of Kodiak entitled to vote generally in the election of directors, directors may be removed only for cause and only by the affirmative vote of the holders of at least two thirds in voting power of all the then-outstanding shares of stock of Kodiak entitled to vote thereon, voting together as a single class. This system of electing and remaining directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of Kodiak because it generally makes it more difficult for stockholders to replace a majority of the directors;

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provide that, Kodiak generally renounces any interest or expectancy in any business opportunity (existing and future) that might be a corporate opportunity, including one that involves any aspect of the energy business or industry and that may be from time to time presented to EQT or certain other persons, and that such persons have no obligation to offer Kodiak those investments or opportunities;

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provide that, if EQT beneficially owns, in the aggregate, less than 35% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, the Kodiak Bylaws may be amended by stockholders, and certain provisions of the Kodiak Charter may be amended, only with the affirmative vote of the holders of at least two-thirds in voting power of all the then-outstanding shares of stock of Kodiak entitled to vote thereon.

Forum Selection

The Kodiak Charter provides that unless Kodiak consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for:

•	any derivative action or proceeding brought on Kodiak’s behalf;

•	any action asserting a claim of breach of a fiduciary duty owed by any of Kodiak’s directors, officers, or employees to Kodiak or Kodiak’s stockholders;

•	any action asserting a claim against Kodiak or any director or officer of Kodiak arising pursuant to any provision of the DGCL, the Kodiak Charter or the Kodiak Bylaws; or

•	any action asserting a claim governed by the internal affairs doctrine.

The Kodiak Charter further provides that, unless Kodiak consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the Exchange Act.

The Kodiak Charter also provides that, to the fullest extent permitted by law, any person purchasing or otherwise acquiring any interest in shares of Kodiak’s capital stock will be deemed to have notice of, and to have consented to, these forum selection provisions. Although Kodiak believes these provisions benefit Kodiak by providing increased consistency in the application of law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against Kodiak’s directors, officers, and employees. The enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in the Kodiak Charter is inapplicable or unenforceable.

Stockholders’ Agreement

The Stockholders’ Agreement provides that, subject to compliance with applicable law and stock exchange rules, for so long as Kodiak Holdings and its affiliates beneficially own at least 35% of Kodiak Common Stock then outstanding, it shall be entitled to designate two directors to the Kodiak Board; and for so long as Kodiak Holdings and its affiliates beneficially own at least 10% of Kodiak Common Stock then outstanding, it shall be entitled to designate at least one director. So long as Kodiak Holdings has the right to designate directors to the Kodiak Board, it will also have the right to appoint the same number of the Kodiak Board observers, who will be entitled to attend all meetings of the Kodiak Board in a non-voting, observer capacity.

For so long as Kodiak Holdings beneficially owns at least 35% of outstanding Kodiak Common Stock, Kodiak and Kodiak’s subsidiaries may not, without the approval of Kodiak Holdings, take any of the following actions:

•	change the size of the Kodiak Board;

•	amend, restate, modify or waive Kodiak’s certificate of incorporation or Bylaws;

•

enter into voluntary liquidation or dissolution, commence bankruptcy or insolvency proceedings, adopt a plan with respect to any of the foregoing or decide not to oppose any similar proceeding commenced by a third party;

•	consummate a transaction that would result in a change of control of Kodiak or a sale of all or substantially all of Kodiak’s assets;

•	incur debt for borrowed money (or liens securing such debt) in excess of $50 million, including incremental incurrences under existing debt facilities;

•

authorize, create (by way of reclassification, merger, consolidation or otherwise) or issue in excess of $25 million of any equity securities of any kind (other than pursuant to any equity compensation plan approved by the compensation committee or intra-company issuances among Kodiak and Kodiak’s subsidiaries), including any designation of the rights (including special voting rights) of one or more classes of preferred stock;

•	modify Kodiak’s dividend policy; and

•	sell, transfer or otherwise dispose of Kodiak’s assets not in the ordinary course of business in a transaction or series of transactions with a fair market value in excess of $100 million.

Limitation of Liability and Indemnification of Officers and Directors

As permitted by Section 145 of the DGCL, the Kodiak Bylaws provide that:

•

Kodiak shall indemnify Kodiak’s directors and executive officers to the fullest extent permitted by the DGCL, subject to limited exceptions, and that Kodiak may indemnify other officers, employees or other agents;

•	Kodiak shall advance expenses to Kodiak’s directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to limited exceptions; and

•	the rights provided in the Kodiak Bylaws are not exclusive.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors or officers of corporations, then the personal liability of Kodiak’s directors and officers will be further limited to the fullest extent permitted by the DGCL.

DESCRIPTION OF OPCO UNITS AND SERIES A PREFERRED STOCK

The following description of OpCo Units and Series A Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Kodiak Charter and the Kodiak Bylaws, the Certificate of Designation, and the OpCo LLC Agreement. The Certificate of Designation and OpCo LLC Agreement will be effective at the closing of the Mergers, each in a form of which will be filed as an exhibit to the registration statement (of which this consent statement/prospectus forms a part).

Series A Preferred Stock

Merger Consideration. At the closing of the Mergers, and in the manner described in this consent statement/prospectus, the Electing Unitholders will be entitled to receive, as consideration for each Electing Unit, in lieu of a number of shares of Kodiak Common Stock equal to the Exchange Ratio, a number of OpCo Units equal to the Exchange Ratio and an equal number of shares of Series A Preferred Stock of Kodiak.

Authorization. Subject to the provisions of the Kodiak Charter and legal limitations, the Kodiak Board has the authority, without further vote or action by Kodiak’s stockholders, subject to the Kodiak Stockholders’ Agreement: (i) to issue up to 50,000,000 shares of preferred stock in one or more series, and (ii) to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series, including provisions related to dividends, conversion, voting, redemption, and liquidation, which may be superior to those of Kodiak Common Stock. As of February 20, 2024, there are 750,000,000 shares of Kodiak Common Stock authorized, of which 77,434,577 shares of the Kodiak Common Stock are issued and outstanding. As of February 20, 2024, there were no shares of preferred stock of Kodiak outstanding and, except as contemplated by the merger agreement with respect to shares of Series A Preferred Stock, Kodiak has no present plans to issue any preferred stock. At the closing of the Mergers, the authorized number of shares of Series A Preferred Stock will initially be 8,000,000 shares and such authorized number of shares may be increased or decreased by the Kodiak Board.

Dividends. Except with respect to dividends in connection with the adoption of a “poison pill” or similar shareholders rights plan, the holders of Series A Preferred Stock will not be entitled to receive any dividends (including cash, stock or property) in respect of their Series A Preferred Stock. However, in the event of a dividend to holders of shares of Kodiak Common Stock in the form of shares of Kodiak Common Stock or rights to acquire shares of Kodiak Common Stock, the holders of Series A Preferred Stock will be entitled to simultaneously receive a dividend of Series A Preferred Stock or rights to acquire Series A Preferred Stock, in each case in the same proportion and manner.

Liquidation Preference. When issued in the manner described in this consent statement/prospectus, the shares of Series A Preferred Stock offered hereby will be fully paid and nonassessable. In addition, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of Kodiak, each holder of Series A Preferred Stock will be entitled to receive out of the assets of Kodiak available for distribution to Kodiak’s stockholders, before any distribution of assets is made on shares of Kodiak Common Stock, an amount equal to $0.01 per share of Series A Preferred Stock. Neither the voluntary sale, conveyance, exchange or transfer, for cash, shares of stock, securities or other consideration, of all or substantially all of Kodiak’s property or assets, nor the merger or consolidation of Kodiak with or into any corporation or other entity or the merger or consolidation of any corporation or other entity with or into Kodiak will be deemed to be a voluntary or involuntary liquidation, dissolution of winding-up of Kodiak.

Voting Rights. Each holder of Series A Preferred Stock will be entitled to one vote for each share of Series A Preferred Stock on all matters submitted to a vote of the holders of Kodiak Common Stock, as adjusted to account for any subdivision or combination of shares of Kodiak Common Stock. Except as otherwise provided in Kodiak’s charter or required by applicable law, the holders of the Series A Preferred Stock will vote together as a single class with the holders of Kodiak Common Stock on all matters submitted to a vote of Kodiak’s stockholders generally.

Merger or Consolidation. In the event of a merger or consolidation of Kodiak with or into another entity (whether or not Kodiak is the surviving entity) or any other transaction in which shares Kodiak Common Stock are exchanged for or converted into other stock or securities, or the right to receive cash and/or any other property, the holders of Series A Preferred Stock will not be entitled to receive any economic consideration in respect of the Series A Preferred Stock.

Transfer Restrictions. To the extent that any OpCo Units are transferred to Kodiak or Kodiak Services pursuant to a redemption in accordance with the OpCo LLC Agreement, then simultaneous with that transfer, an equal number of shares of Series A Preferred Stock registered in the name of the transferor will automatically and without further action on the part of Kodiak or that transferor be transferred to Kodiak and will no longer be outstanding. Subject to the foregoing and certain exceptions, the transfer of any OpCo Units pursuant to the terms of the OpCo LLC Agreement will result in the automatic transfer of an equal number of shares of Series A Preferred Stock from the same transferor to the same transferee.

OpCo Units

Merger Consideration. At the closing of the Mergers, and in the manner described in this consent statement/prospectus, the Electing Unitholders will be entitled to receive, as consideration for each Electing Unit, in lieu of a number of shares of Kodiak Common stock equal to the Exchange Ratio, a number of OpCo Units equal to the Exchange Ratio and an equal number of shares of Series A Preferred Stock of Kodiak.

Authorization. Kodiak Services is authorized to issue from time to time such number of OpCo Units and other securities or units that Kodiak determines, solely to the extent they are in the aggregate substantially equivalent to a class of common stock of Kodiak or class or series of preferred stock of Kodiak, subject to certain terms and conditions.

Redemptions. After 180 days following the closing of the Mergers, the holders of OpCo Units (other than Kodiak and its wholly owned subsidiaries) will have the redemption right to cause Kodiak Services to redeem each of its OpCo Units for either, at Kodiak Services’ election, (i) one share of Kodiak Common Stock (together with the cancellation of one share of Series A Preferred Stock), subject to conversion rate adjustments for stock splits, stock dividends, reclassification and other similar transactions, or (ii) an equivalent amount of cash. The redemption right will be subject to the following limitations, among others:

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for each redemption, a redeeming holder of OpCo Units will be (1) required to redeem at least a number of OpCo Units equal to the lesser of 50,000 OpCo Units and all of the OpCo Units then held by such redeeming holder and (2) permitted to effect a redemption of OpCo Units no more frequently than once per calendar quarter;

•

notwithstanding the limitation above, a redeeming holder of OpCo Units, either alone or concurrently with its affiliates, may exercise its redemption right no more frequently than once during any 45-day period with respect to at least 300,000 OpCo Units at any time, but no more frequently than five times total during any calendar year; and

•

Kodiak may, in its discretion, adopt a policy to limit holders of OpCo Units’ redemptions to a particular date or period during each quarter by providing notice of such limitation to all holders of OpCo Units prior to the beginning of the relevant quarter.

•

Alternatively, upon the exercise of the redemption right, Kodiak (instead of Kodiak Services) will have the call right to, for administrative convenience, acquire each tendered OpCo Unit directly from the redeeming Electing Unitholder.

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Upon a change of control of Kodiak, Kodiak Services will have the right to require each holder of OpCo Units to exercise its redemption right with respect to some or all of such holder’s OpCo Units (together with a corresponding number of shares of Series A Preferred Stock).

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In the event that (i) the holders of OpCo Units (other than Kodiak and its wholly owned subsidiaries) beneficially own, in the aggregate, less than 1.5% of the then outstanding OpCo Units and (ii) shares of Kodiak Common Stock are listed or admitted to trading on a national securities exchange, Kodiak will have the right, in its sole discretion, to require each holder of OpCo Units (other than Kodiak and its wholly owned subsidiaries) that beneficially owns less than 50,000 OpCo Units, to exercise its redemption right with respect to some or all of such holder’s OpCo Units (together with a corresponding number of shares of Series A Preferred Stock).

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Commencing on the fifth anniversary of the closing of the Mergers, Kodiak Services will have the right to require each holder of OpCo Units to exercise its redemption right with respect to some or all of such holder’s OpCo Units (together with a corresponding number of shares of Series A Preferred Stock).

Subject to certain limitations, Kodiak may impose additional limitations and restrictions on the redemption right, or may require holders to redeem all of their OpCo Units, to the extent it determines, in its sole discretion, such limitations and restrictions to be necessary or appropriate to avoid undue risk that Kodiak Services may be classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code.

Registration Rights. In connection with the closing of the Mergers, Kodiak will enter into a registration rights agreement with the Electing Unitholders, pursuant to which, among other things, the Electing Unitholders will have customary rights to require Kodiak to file and maintain the effectiveness of a registration statement with respect to the re-sale of the shares of Kodiak Common Stock that would be issued to the Electing Unitholders upon the redemption of the OpCo Units and shares of Series A Preferred Stock that the Electing Unitholders receive in the Subsequent LP Merger, and under certain circumstances, to require Kodiak to undertake underwritten offerings of such shares of Kodiak Common Stock.

Distributions and Allocations.

Subject to the obligations of Kodiak Services to make tax distributions and to reimburse Kodiak for its corporate and other overhead expenses, Kodiak will have the right to determine when distributions will be made to the holders of OpCo Units and the amount of any such distributions. Following the closing of the Mergers, if Kodiak authorizes a distribution, such distribution will be made to the holders of OpCo Units generally on a pro rata basis in accordance with their respective percentage ownership of OpCo Units.

Net income and losses of Kodiak Services generally will be allocated to the holders of OpCo Units on a pro rata basis in accordance with their respective percentage ownership of OpCo Units, subject to requirements under U.S. federal income tax law that certain items of income, gain, loss or deduction be allocated disproportionately in certain circumstances. To the extent Kodiak Services has available cash and subject to the terms of any current or future debt instruments, Kodiak Services will be required to make pro rata distributions to holders of OpCo Units in an amount sufficient to allow Kodiak to pay its taxes; provided that such distributions may be made as an advance solely to Kodiak for up to ninety days.

Voting Rights. Except as required by applicable law or the terms of the OpCo LLC Agreement, no holder of OpCo Units (other than Kodiak) has any right to vote on any matter involving Kodiak Services.

Transfer Restrictions. Subject to certain exceptions in the OpCo LLC Agreement, Electing Unitholders will not be able to sell, transfer or redeem OpCo Units and Series A Preferred Stock prior to 180 days following the closing of the Mergers. Except for the redemptions described above, or transfers of OpCo Units to certain permitted transferees, holders of OpCo Units may not transfer all or any portion of its interests in Kodiak

Services (which includes the OpCo Units) without the Kodiak’s prior written consent, which consent may be granted or withheld in Kodiak’s sole discretion.

Managing Member and Fiduciary Duties. Kodiak will be the managing member of Kodiak Services, which may from time to time delegate authority to officers or to others to act on behalf of Kodiak Services. Without limiting the generality of the foregoing, and except as otherwise required by law or as set forth in the OpCo LLC Agreement (1) Kodiak will have full and complete charge of all affairs of Kodiak Services, (2) the management and control of Kodiak Services’ business activities and operations shall rest exclusively with Kodiak, and Kodiak will make all decisions regarding the business, activities and operations of Kodiak Services (including the incurrence of costs and expenses) in its sole discretion without the consent of any other holder of OpCo Units and (3) the holders of OpCo Units other than Kodiak (in their capacity as such) will not participate in the control, management, direction or operation of the activities or affairs of Kodiak Services and will have no power to act for or bind Kodiak Services. In connection with Kodiak’s performance of its duties as the managing member of Kodiak Services, Kodiak acknowledges that it will owe to the holders of OpCo Units the same fiduciary duties as it would owe to the stockholders of a Delaware corporation if it were a member of the board of directors of such a corporation and the holders of OpCo Units were stockholders of such corporation. The holders of OpCo Units have acknowledged that Kodiak will take action through the Kodiak Board, and that the members of the Kodiak Board will owe comparable fiduciary duties to the stockholders of Kodiak.

Amendments. The OpCo LLC Agreement may be amended with the approval of Kodiak; provided, however, that no such amendment may: (1) be made to the provision of the OpCo LLC Agreement that governs amendments without the prior written consent of Kodiak, as managing member, and the holders of a majority of the outstanding OpCo Units (excluding OpCo Units held by Kodiak and its subsidiaries); (2) modify the limited liability of any holder of OpCo Units, or increase the liabilities or obligations of any holder of OpCo Units, in each case, without the consent of each such affected holder of OpCo Units; or (3) materially alter or change any rights, preferences or privileges of any interests in Kodiak Services in a manner that is different, adverse or prejudicial relative to any other interests, without the approval of a majority in interest of the holders of OpCo Units holding the interests affected in such a different, adverse or prejudicial manner (excluding interests held by Kodiak and its subsidiaries). However, Kodiak may, without the written consent of any holder of OpCo Units, amend, supplement, waive or modify any provision of the OpCo LLC Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect: (1) the admission, substitution, or withdrawal of holders of OpCo Units in accordance with this Agreement; (2) a change in the name of Kodiak, the location of the principal place of business of Kodiak, the registered agent of Kodiak or the registered office of Kodiak; (3) any amendment, supplement, waiver or modification that the managing member determines in its reasonable discretion to be necessary or appropriate to address changes in U.S. federal income tax regulations, legislation or interpretation; and/or (4) a change in the Fiscal Year or taxable year of Kodiak and any other changes that the managing member determines to be necessary or appropriate as a result of a change in the Fiscal Year or taxable year of Kodiak including a change in the dates on which distributions are to be made by Kodiak. If an amendment has been approved in accordance with this agreement, such amendment shall be adopted and effective with respect to all members. Upon obtaining such approvals as may be required by this Agreement, and without further action or execution on the part of any member or other person, any amendment to this Agreement may be implemented and reflected in a writing executed solely by the managing member and the members shall be deemed a party to and bound by such amendment.

Indemnification. Kodiak Services must indemnify and hold harmless, to the fullest extent permitted by applicable law any person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit, investigation or proceeding, whether civil, criminal, administrative or investigative (which we refer to as a “Proceeding”) by reason of the fact that he, or a person for whom he is the legal representative, is or was a manager entitled to indemnification under the OpCo LLC Agreement, a holder of OpCo Units, an officer, or acting as the managing member, representative or, while a manager entitled to indemnification under the OpCo LLC Agreement, a member, an officer, or acting as the, managing member, representative, is or was serving at the request of Kodiak Services as a member, director, officer, trustee, employee or agent of another limited liability company or of a corporation, partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (which we refer to as a “Covered Person”), whether the basis of such Proceeding is alleged action in an official capacity as a member, director, officer, trustee, employee or agent, or in any other capacity while serving as a member, director, officer, trustee, employee or agent, against all expenses, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such Covered Person in connection with such Proceeding. Kodiak Services must, to the fullest extent not prohibited by applicable law, pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition; provided, however, such payment of expenses in advance of the final disposition of the Proceeding will be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined by final judicial decision from which there is no further right to appeal that the Covered Person is not entitled to be indemnified under the OpCo LLC Agreement. The rights to indemnification and advancement of expenses under the OpCo LLC Agreement will be contract rights and such rights will continue as to a Covered Person who has ceased to be a member, director, officer, trustee, employee or agent and shall inure to the benefit of his heirs, executors and administrators. Except for Proceedings to enforce rights to indemnification and advancement of expenses, Kodiak Services must indemnify and advance expenses to a Covered Person in connection with a Proceeding (or part thereof) initiated by such Covered Person only if such Proceeding (or part thereof) was authorized by Kodiak.

Kodiak’s Expense Reimbursement. Kodiak will not be compensated for its services as the managing member of Kodiak Services except as expressly provided in the OpCo LLC Agreement. Kodiak Services must (1) pay, or cause to be paid, all costs, fees, operating expenses and other expenses of Kodiak Services (including the costs, fees and expenses of attorneys, accountants or other professionals and the compensation of all personnel providing services to Kodiak Services) incurred in pursuing and conducting, or otherwise related to, the activities of Kodiak Services and (2) in the sole discretion of Kodiak, reimburse Kodiak for any reasonable out-of-pocket costs, fees or expenses incurred by it in connection with serving as the managing member, subject to certain terms and conditions.

Maintenance of One-to-One Ratio Between Shares of Kodiak Common Stock and OpCo Units. The OpCo LLC Agreement requires Kodiak Services to take all actions with respect to its interests, including OpCo Units, to maintain at all times a one-to-one ratio between the number of interests owned by Kodiak and the shares of Kodiak Common Stock (or other equity securities of Kodiak) that are outstanding. If at any time after the closing of the Mergers, Kodiak issues or disposes from treasury a share of Kodiak Common Stock or any other equity security of Kodiak (other than shares of Series A Preferred Stock), (1) Kodiak Services must concurrently issue to Kodiak (or a subsidiary of Kodiak) one OpCo Unit (if Kodiak issues or disposes from treasury a share of Kodiak Common Stock), or such other equity security of Kodiak Services (if Kodiak issues or disposes from treasury equity securities other than Kodiak Common Stock) corresponding to the equity securities issued or disposed from treasury by Kodiak, and with substantially the same rights to dividends and distributions and other economic rights as those of such equity securities of Kodiak to be issued or disposed from treasury and (2) Kodiak must concurrently contribute to Kodiak Services the net proceeds or other property received by Kodiak (if any) for such share of Kodiak Common Stock or other equity security, subject to certain terms and conditions. Subject to certain exceptions, Kodiak Services may not issue any additional OpCo Units to Kodiak or any subsidiary of Kodiak unless substantially simultaneously therewith Kodiak or a subsidiary of Kodiak issues or disposes from its treasury an equal number of shares of Kodiak Common Stock to another person, and (y) Kodiak Services may not issue any other equity securities to Kodiak or any subsidiary of Kodiak unless substantially simultaneously Kodiak or a subsidiary of Kodiak issues or disposes from its treasury, an equal number of shares of a class or series of equity securities of Kodiak to another person, which equity securities have substantially the same rights to dividends and distributions and other economic rights as those of such equity securities. If at any time Kodiak or any Kodiak subsidiary issues debt securities, Kodiak or a subsidiary of Kodiak must transfer to Kodiak Services (in a manner to be determined by Kodiak in its reasonable discretion) the proceeds received by Kodiak or a subsidiary of Kodiak in exchange for such debt securities in a manner that directly or indirectly burdens Kodiak Services with the repayment of the debt securities. In the event any equity security outstanding at Kodiak is exercised or otherwise converted and, as a result, any shares of Kodiak Common Stock or other equity securities of Kodiak are issued, (1) the corresponding equity security outstanding at Kodiak Services, if any, must be similarly exercised or otherwise converted, as applicable, and an equivalent number of OpCo Units or other equity securities of Kodiak Services must be issued to Kodiak as contemplated above, and (2) Kodiak must concurrently contribute to Kodiak Services the net proceeds received by Kodiak from any such exercise.

COMPARISON OF RIGHTS OF HOLDERS OF KODIAK COMMON STOCK AND

PARTNERSHIP COMMON UNITHOLDERS

Kodiak is a Delaware corporation, while the Partnership is a Delaware limited partnership. Ownership interests in a limited partnership are fundamentally different from ownership interests in a corporation. The rights of holders of Kodiak Common Stock are governed by the Kodiak Organizational Documents and the DGCL. The rights of Partnership Common Unitholders are governed by the Partnership Agreement and the Delaware Partnership Act. In the Initial LP Merger, Partnership Common Units (other than Partnership Common Units held directly by Kodiak and certain of its subsidiaries and Electing Units) will be converted into the right to receive Kodiak Common Stock, and the rights of Partnership Common Unitholders who receive Kodiak Common Stock will be governed by the Kodiak Organizational Documents and the DGCL following the Initial LP Merger.

Rights of Holders of OpCo Units and Holders of Series A Preferred Stock

At the closing of the Mergers, and in the manner described in this consent statement/prospectus, the Electing Unitholders will be entitled to receive, as consideration for each Electing Unit, in lieu of a number of shares of Kodiak Common Stock equal to the Exchange Ratio, a number of OpCo Units equal to the Exchange Ratio and an equal number of shares of Series A Preferred Stock of Kodiak.

The OpCo Units will be governed by the OpCo LLC Agreement and the Delaware Limited Liability Company Act. Following the Mergers and subject to certain limitations, each Electing Unitholder will have the redemption right to cause Kodiak Services to redeem each of his, her or its OpCo Units for either, at Kodiak Services’ election, (i) one share of Kodiak Common Stock (together with the cancellation of one share of Series A Preferred Stock), subject to conversion rate adjustments for stock splits, stock dividends, reclassification and other similar transactions, or (ii) an equivalent amount of cash, pursuant to the terms of the OpCo LLC Agreement that will be effective at the closing of the Mergers and is attached as Exhibit A to the merger agreement. Subject to certain exceptions in the OpCo LLC Agreement, Electing Unitholders will not be able to sell, transfer or redeem OpCo Units and Series A Preferred Stock prior to 180 days following the closing of the Mergers contemplated by the merger agreement.

Each holder of an OpCo Unit will also hold one share of Series A Preferred Stock for each OpCo Unit held by it. The rights of holders of Series A Preferred Stock will be governed by the Kodiak Organizational Documents, the Certificate of Designation and the DGCL. Each holder of Series A Preferred Stock will be entitled to one vote for each share of Series A Preferred Stock on all matters submitted to a vote of the holders of Kodiak Common Stock and, except as otherwise provided in the Kodiak Charter or required by applicable law, the holders of the Series A Preferred Stock will vote together as a single class with the holders of Kodiak Common Stock on all matters submitted to a vote of holders of Kodiak Common Stock generally. An OpCo Unit, together with a corresponding share of Series A Preferred Stock, generally will be equivalent economically (except with respect to taxes) and in respect of voting power to one share of Kodiak Common Stock. In addition, the OpCo LLC Agreement requires Kodiak Services to take all actions with respect to its interests, including OpCo Units, to maintain at all times a one-to-one ratio between the number of OpCo Units (or other interests in Kodiak Services) owned by Kodiak, other than Series A Preferred Stock and the shares of Kodiak Common Stock (or other equity securities of Kodiak) that are outstanding.

See the section titled “Description of OpCo Units and Series A Preferred Stock” beginning on page 252 of this consent statement/prospectus for more information.

Comparison of Rights of Holders of Kodiak Common Stock and Partnership Common Unitholders

Set forth below is a discussion of the material differences between the rights of a holder of Kodiak Common Stock, on the one hand, and the rights of a Partnership Common Unitholder, on the other hand. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to the DGCL, Delaware Partnership Act, the Kodiak Organizational Documents and the Partnership Agreement, as applicable. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. Partnership Common Unitholders should read carefully the relevant provisions of the Kodiak Organizational Documents and the Partnership Agreement. Copies of documents referred to in this summary may be obtained as described under “Where You Can Find More Information.” Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Kodiak Organizational Documents and the Partnership Agreement, as applicable.

Purpose and Term of Existence

Kodiak	The Partnership
Kodiak Charter. Kodiak’s stated purpose is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

The Partnership’s stated purposes under the Partnership Agreement are to (a) engage directly in or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in any business activity that is approved by the General Partner, in its sole discretion, and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Partnership Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a group member. However, the General Partner may not cause the Partnership to engage directly or indirectly in any business activity that would cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. The General Partner has no duty or obligation to propose or approve, and may, in its sole discretion, decline to propose or approve the conduct by the Partnership of any business.

The Partnership’s partnership term will continue until the Partnership is dissolved pursuant to the terms of the Partnership Agreement. The Partnership’s existence as a separate legal entity will continue until cancellation of its certificate of limited partnership pursuant to the Delaware Partnership Act.

Authorized and Issued Capital

Kodiak	The Partnership

Kodiak Charter. As of February 20, 2024, there were 77,434,577 shares of Kodiak Common Stock outstanding and zero shares of Series A Preferred Stock. Kodiak is authorized to issue 800,000,000 shares of stock, consisting of (i) 50,000,000 shares of preferred stock, par value $0.01 per share, and (ii) 750,000,000 shares of Kodiak Common Stock.

The number of authorized shares may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of Kodiak entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and, unless required by the Kodiak Charter (including any certificate of designation relating to any series of preferred stock), no vote of the holders of any of the Kodiak Common Stock or preferred stock voting separately as a class will be required to increase or decrease the number of authorized shares.

Certificate of Designation. The merger agreement contemplates Kodiak filing the Certificate of Designation with the Delaware Secretary of State establishing 8,000,000 shares of Series A Preferred Stock.

As of February 20, 2024, the Partnership had outstanding 142,102,322 Partnership Common Units, 63,824,877 of which were owned by the General Partner and its affiliates. The Partnership may issue an unlimited number of additional limited partner interests and other equity securities, including in additional classes or series, with such designations, preferences, rights, powers, and duties, which may be senior or in addition to those of its common units or other existing classes of units, as the General Partner may determine, all without the approval of any Partnership Common Unitholders. Additionally, as of February 20, 2024, there were 674,587 notional General Partner units outstanding.

Kodiak Dividends; Partnership Distributions

Kodiak	The Partnership

Kodiak Charter. Dividends and other distributions in cash, property of Kodiak or shares of Kodiak Common Stock, may be declared and paid ratably at such times and in such amounts as the Kodiak Board in its discretion determines.

Certificate of Designation. Except with respect to dividends in connection with the adoption of a “poison pill” or similar shareholders rights plan, the Certificate of Designation contemplated by the merger agreement does not entitle the holders of Series A Preferred Stock to receive any dividends (including cash, stock or property) in respect of their Series A Preferred Stock; provided, that, in the event of a dividend to holders of Kodiak Common Stock in the form of shares of Kodiak Common Stock or rights to acquire Kodiak Common Stock, the holders of Series A Preferred Stock will simultaneously receive a dividend of Series A

Distributions of Available Cash. Within 45 days after the end of each quarter, the Partnership will distribute all of its available cash to its unitholders of record on the applicable record date. “Available cash” is defined in the Partnership Agreement and generally means, for any quarter ending prior to liquidation, all cash and cash equivalents on hand at the end of that quarter:

•  Plus any additional cash or cash equivalents of the Partnership and its subsidiaries on hand on the date of determination of available cash, as determined by the General Partner,

•  less, the amount of any cash reserves established by the General Partner to:

•  provide for the proper conduct of the business (including reserves for future

Kodiak	The Partnership
Preferred Stock or rights to acquire Series A Preferred Stock, in each case in the same proportion and manner.

capital expenditures and for anticipated future credit needs);

•  comply with applicable law, any debt instrument or other agreement or obligation; or

•  provide funds for distributions to unitholders for any one or more of the next four quarters.

Distributions of Cash Upon Liquidation. If the Partnership dissolves in accordance with the Partnership Agreement, the Partnership will sell or otherwise dispose of its assets in a process called liquidation. Upon dissolution, subject to Section 17-804 of the Delaware Partnership Act, the Partnership will first apply the proceeds of liquidation to the payment of its creditors, including partners who are creditors, and to the creation of a reserve for contingent liability. The Partnership will then distribute any remaining proceeds to its unitholders in accordance with their capital account balances.

Subject to the provisions above and Section 17-804 of the Delaware Partnership Act, upon dissolution, the Partnership will make distributions in a manner it determines to be in the best interests of its partners.

Merger or Consolidation

Kodiak	The Partnership

DGCL. Under Section 251 of the DGCL, a merger requires (i) the board of directors of each corporation that desires to merge to adopt a resolution approving an agreement of merger and declaring its advisability and (ii) the adoption of the executed agreement of merger by holders of a majority of the outstanding voting power of the shares of capital stock entitled to vote thereon of each corporation at an annual or special meeting.

Kodiak Charter. At any time when EQT beneficially owns, in the aggregate, at least 35% in voting power of the capital stock of Kodiak entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders of Kodiak may be taken without a meeting, without prior notice and without a vote, if a written consent or consents, setting forth the action so taken, will be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such

A merger or consolidation of the Partnership requires the prior consent of the General Partner. The General Partner must also approve the merger agreement or the plan of conversion, which must include certain information as set forth in the Partnership Agreement.

Subject to certain exceptions set forth in the Partnership Agreement and described below, once approved by the General Partner, the merger agreement or plan of conversion must be submitted to a vote of the limited partners, and the merger agreement or plan of conversion will be approved upon receipt of the affirmative vote or consent of a majority of the outstanding units unless the merger agreement or plan of conversion contains any provision that, if contained in an amendment to the Partnership Agreement would require a greater percentage of the outstanding units, in which case such greater percentage will be required.

Kodiak	The Partnership

action at a meeting at which all shares entitled to vote thereon were present and voted and will be delivered to Kodiak.

At any time when EQT beneficially owns, in the aggregate, less than 35% in voting power of the capital stock of Kodiak entitled to vote generally in the election of directors, any action required or permitted to be taken by the stockholders of Kodiak must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders; provided, however, that any action required or permitted to be taken by the holders of preferred stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of preferred stock.

Certificate of Designation. Pursuant to the Certificate of Designation, in the event of a merger or consolidation of Kodiak with or into another entity (whether or not Kodiak is the surviving entity) or any other transaction in which shares of Kodiak Common Stock are exchanged for or converted into other stock or securities, or the right to receive cash and/or any other property, the holders of Series A Preferred Stock will not be entitled to receive any economic consideration in respect of the Series A Preferred Stock.

The General Partner may consummate any merger or consolidation without the prior approval of unitholders if the General Partner has received an opinion of counsel that the merger or consolidation, as the case may be, would not result in the loss of limited liability under the Delaware Partnership Act of any limited partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes, the transaction would not result in an amendment to the Partnership Agreement that could not otherwise be adopted solely by the General Partner, the Partnership is the surviving entity, each unit outstanding immediately prior to the transaction will be identical following the merger or consolidation and the units to be issued do not exceed 20% of the Partnership’s outstanding partnership interests immediately prior to such merger or consolidation.

In addition, if certain conditions in the Partnership Agreement are satisfied, the General Partner may convert the Partnership or any of its subsidiaries into a new limited liability entity or merge the Partnership or any of its subsidiaries into, or convey some or all of the Partnership’s assets to, a newly formed limited liability entity if the General Partner has received an opinion of counsel that the merger or consolidation, as the case may be, would not result in the loss of limited liability under the Delaware Partnership Act of any limited partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes, the sole purpose of such conversion, merger or conveyance is to effect a mere change in the legal form of the partnership into another limited liability entity and the governing instruments of the new entity provide the limited partners and the General Partner with the same rights and obligations as contained in the Partnership Agreement.

Disposal of Assets

Kodiak	The Partnership
DGCL. Section 271 of the DGCL provides that a sale of all or substantially all of the assets of a Delaware corporation must be approved by the affirmative vote of the holders of a majority of the voting power of the outstanding shares entitled to vote on the merger or sale. Neither the Kodiak Charter nor the Kodiak Bylaws provide a different standard regarding the vote required	The General Partner generally may not, without the prior approval of a majority of the Partnership’s outstanding units, sell, exchange, or otherwise dispose of all or substantially all the assets of the Partnership and its subsidiaries in a single transaction or a series of related transactions. However, the General Partner may, without such approval,

Kodiak	The Partnership
to approve a sale of all or substantially all of the assets of Kodiak.	(i) mortgage, pledge, hypothecate, or grant a security interest in all or substantially all of the Partnership’s assets and (ii) sell any or all of the Partnership’s assets in a forced sale pursuant to the foreclosure of, or other realization upon, any such encumbrance.

Management by Kodiak Board; the General Partner

Kodiak	The Partnership
DGCL. Except as otherwise provided by the Kodiak Charter or the DGCL, the business and affairs of Kodiak will be managed by or under the direction of the Kodiak Board. The Kodiak Board may exercise all such authority and powers of Kodiak and do all such lawful acts and things as are not by the DGCL or the Kodiak Charter directed or required to be exercised or done by the stockholders.	The General Partner conducts, directs, and manages all activities of the Partnership. Except as expressly provided in the Partnership Agreement, all management powers over the business and affairs of the Partnership are exclusively vested in the General Partner, and no limited partner has any management power over the business and affairs of the Partnership. The General Partner has full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the Partnership’s business.

Nomination and Election of Kodiak Board; the General Partner

Kodiak	The Partnership

Kodiak Charter. Except as provided in the Kodiak Charter and the DGCL, the business and affairs of Kodiak will be managed by or under the direction of the Kodiak Board. Except as otherwise provided for or fixed pursuant to the provisions of Article IV of the Kodiak Charter (including any certificate of designation with respect to any series of preferred stock) and Article VI of the Kodiak Charter relating to the rights of the holders of any series of preferred stock to elect additional directors, the total number of directors will be determined from time to time exclusively by resolution adopted by the Kodiak Board. The directors (other than those directors elected by the holders of any series of preferred stock, voting separately as a series or together with one or more other such series, as the case may be) will be divided into three classes designated Class I, Class II and Class III. Each class will consist, as nearly as possible, of one-third of the total number of such directors.

Stockholders’ Agreement. Kodiak Holdings has the right (but not the obligation) to designate or nominate to the Kodiak Board, (i) two directors, for so long as Kodiak Holdings beneficially owns, directly or indirectly, 35% or more of the voting power of all shares of Kodiak’s capital stock entitled to vote generally in the election of directors; and (ii) one

Unitholders are not entitled to elect the General Partner or its directors or officers except as described in “—Withdrawal or Removal of the General Partner” below.

Kodiak	The Partnership

director, for so long as Kodiak Holdings beneficially owns, directly or indirectly, 10% or more, but less than 35%, of the voting power of all shares of Kodiak’s capital stock entitled to vote generally in the election of directors.

Certificate of Designation. Except as otherwise provided in the Kodiak Charter or required by applicable law, the holders of the Series A Preferred Stock will vote together as a single class with the holders of Kodiak Common Stock (or, if the holders of one or more other classes or series of capital stock or preferred stock are entitled to vote together with the holders of Kodiak Common Stock and Series A Preferred Stock, as a single class with the holders of the Kodiak Common Stock and such other classes or series of capital stock or preferred stock) on all matters submitted to a vote of the stockholders generally.

Removal of Kodiak Directors; Withdrawal or Removal of the General Partner

Kodiak	The Partnership

Kodiak Charter. Subject to the rights granted under the Stockholders’ Agreement, any or all of the directors (other than the directors elected by the holders of any series of preferred stock, voting separately as a series or together with one or more other such series, as the case may be) may be removed at any time either with or without cause by the affirmative vote of a majority in voting power of all outstanding shares of stock of Kodiak entitled to vote thereon, voting as a single class; provided, however, that at any time when EQT beneficially owns, in the aggregate, less than 35% in voting power of the stock of Kodiak entitled to vote generally in the election of directors, any such director or all such directors may be removed only for cause and only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of Kodiak entitled to vote thereon, voting together as a single class.

Certificate of Designation. The Certificate of Designation does not provide any specific rights to holders of Series A Preferred Stock to remove Kodiak directors other than the right to participate in the vote described above.

Withdrawal of the General Partner. The General Partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ advance notice to the unitholders, and that withdrawal will not constitute a breach of the Partnership Agreement. In addition, the Partnership Agreement permits the General Partner in some instances to sell or otherwise transfer all of its general partner interest in the Partnership without the approval of the unitholders.

Removal of the General Partner The General Partner may be removed if such removal is approved by unitholders holding at least 66-2/3% of the outstanding units (including units held by the General Partner and its affiliates) voting as a single class. The right of the holders of outstanding units to remove the General Partner may not be exercised unless the Partnership has received a withdrawal opinion of counsel. The ownership of more than 34% of outstanding units by the General Partner and its affiliates would give it the practical ability to prevent its removal.

The Partnership will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred in connection with the

Kodiak	The Partnership
termination of any employees employed by the departing general partner or its affiliates for the benefit of the Partnership or the other subsidiaries of the Partnership.

Filling Vacancies on the Kodiak Board; Replacing the General Partner

Kodiak	The Partnership

Kodiak Charter. Subject to the rights granted to the holders of any one or more series of preferred stock then outstanding or the rights granted pursuant to the Stockholders’ Agreement, any newly created directorship on the Kodiak Board that results from an increase in the number of directors and any vacancy occurring in the Kodiak Board (whether by death, resignation, retirement, disqualification, removal or other cause) will be filled by a majority of the directors then in office, although less than a quorum, by a sole remaining director or by the stockholders; provided, however, that at any time when EQT beneficially owns, in the aggregate, less than 35% in voting power of the stock of Kodiak entitled to vote generally in the election of directors, any newly created directorship on the Kodiak Board that results from an increase in the number of directors and any vacancy occurring in the Kodiak Board will be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by stockholders). Any director elected to fill a vacancy or newly created directorship will hold office until the next election of the class for which such director has been chosen and until his or her successor is elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

Stockholders’ Agreement. If at any time Kodiak Holdings has designated fewer than the total number of individuals that Kodiak Holdings is then entitled to designate pursuant to Section 2.1(a) of the Stockholders’ Agreement, Kodiak Holdings will have the right to designate such additional individuals which it is entitled to so designate, in which case, any individuals nominated by or at the direction of the Kodiak Board or any duly-authorized committee thereof for election as directors to fill any vacancy on the Kodiak Board will include such designees, and Kodiak will use its best efforts to (i) effect the appointment or election of such additional designees, whether by increasing the size of the Kodiak Board or otherwise, and (ii) cause the appointment or election of such additional designees to fill any such newly-

Replacement Following Withdrawal of the General Partner. If the General Partner gives a notice of withdrawal, the holders of a majority of the outstanding units may, prior to the effective date of such withdrawal, elect a successor general partner. The Person so elected as successor general partner will automatically become the successor general partner or managing member, to the extent applicable, of the other subsidiaries of the Partnership of which the General Partner is a general partner or a managing member.

If a successor is not elected, or is elected but a withdrawal opinion of counsel has not been obtained, the Partnership will be dissolved, wound up and liquidated, unless within a specified time period after that withdrawal, the holders of a majority of the outstanding units agree to continue the Partnership’s business and to appoint a successor general partner.

Replacement Following Removal of the General Partner. Any removal of the General Partner is subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding units, including units held by the General Partner and its affiliates. Any such vote for removal by the holders of a majority of the outstanding units for removal of the General Partner must also provide for the election of a successor general partner.

Kodiak	The Partnership

created vacancies or to fill any other existing vacancies.

Certificate of Designation. The Certificate of Designation does not provide any rights to holders of Series A Preferred Stock to fill vacancies on the Kodiak Board other than the right to participate in any stockholder vote to fill vacancies, if then permitted in the Kodiak Charter.

Transfer of General Partner Interest

Kodiak	The Partnership
Not applicable.

The General Partner may transfer all or any of its general partner interest in the Partnership, without unitholders’ approval. Such a transfer will not be permitted unless:

•  the transferee agrees to assume the rights and duties of General Partner under the Partnership Agreement;

•  the Partnership receives an opinion of counsel that such transfer would not result in the loss of limited liability under the Delaware Partnership Act of any limited partner, or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes; and

•  such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest of the General Partner as the general partner or managing member, if any, of any subsidiary of the Partnership.

Limited Call Rights

Kodiak	The Partnership
Not applicable.	If at any time the General Partner and its affiliates hold more than 90% of the total limited partner interests of any class then outstanding, the General Partner will have the right, which it may assign to any of its affiliates or to the Partnership, to acquire all, but not less than all, of the limited partner interests of such class at a price no less than such class’s then current market price.

Preemptive Rights

Kodiak	The Partnership
DGCL. Under the DGCL, holders of Kodiak Common Stock do not have preemptive rights (the right of existing stockholders to participate in subsequent share issuances) unless, and except to the extent that, these rights are affirmatively granted to such stockholder in the certificate of incorporation. The Kodiak Charter does not provide any preemptive rights for stockholders.

The General Partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase partnership interests from the Partnership whenever, and on the same terms that, the Partnership issues partnership interests to persons other than the General Partner and its affiliates, to the extent necessary to maintain the percentage interests of the General Partner and its affiliates equal to that which existed immediately prior to the issuance of such partnership interests.

No other unitholders of the Partnership will have preemptive rights with respect to the issuance of any partnership interests.

Amendment of Governing Documents

Kodiak	The Partnership

Kodiak Charter. At any time when EQT beneficially owns, in the aggregate, less than 35% in voting power of the capital stock of Kodiak entitled to vote generally in the election of directors, in addition to any vote required by applicable law, the following provisions in the Kodiak Charter may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of capital stock of Kodiak entitled to vote thereon, voting together as a single class: Article V, Article VI, Article VII, Article VIII, Article IX and Article X. For the purposes of the Kodiak Charter, beneficial ownership of shares will be determined in accordance with Rule 13d-3 promulgated under the Exchange Act.

Kodiak Bylaws. The Kodiak Board is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the Kodiak Bylaws without the assent or vote of the stockholders of Kodiak in any manner not inconsistent with the Delaware laws or the Kodiak Charter. At any time when EQT beneficially owns, in the aggregate, less than 35% in voting power of the capital stock of Kodiak entitled to vote generally in the election of directors, in addition to any vote of the holders of any class or series of capital stock of Kodiak required therein (including any certificate of designation relating to any series of preferred stock), the Kodiak Bylaws or applicable law, the affirmative vote of the holders of at least 66 2/3% in voting power

Amendments to the Partnership Agreement may be proposed only by the General Partner. The General Partner has no duty or obligation to propose or approve any amendment and may decline to do so in its sole discretion, and, in declining to propose or approve an amendment, has no duty to act in good faith or pursuant to any standard imposed by the Partnership Agreement or the partnership agreement of any subsidiary of the Partnership or other agreement contemplated by the Partnership Agreement or the Delaware Partnership Act or other law. Any amendment that materially and adversely affects the rights or preferences of any type or class of partner interests in relation to other types or classes of partner interests will require the approval of at least a majority of the type or class of partnership interests so affected. However, in some circumstances, more particularly described in the Partnership Agreement, the General Partner may make amendments to the Partnership Agreement without the approval of the limited partners or assignees to reflect:

•  a change in the name of the Partnership, the location of its principal place of business, its registered agent, or its registered office;

•  the admission, substitution, withdrawal, or removal of partners;

•  a change that the General Partner determines to be necessary or appropriate to qualify or continue the Partnership’s qualification as a limited partnership or a

Kodiak	The Partnership

of all the then-outstanding shares of capital stock of Kodiak entitled to vote thereon, voting together as a single class, will be required in order for the stockholders of Kodiak to alter, amend, repeal or rescind, in whole or in part, any provision of the Kodiak Bylaws or to adopt any provision inconsistent therewith.

Certificate of Designation. The Certificate of Designation does not provide any rights to holders of Series A Preferred Stock to amend the Kodiak Organizational Documents other than the right to participate in any stockholder vote to amend the Kodiak Organizational Documents as set out above.

partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither the Partnership nor its operating company or subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•  a change that the General Partner determines does not adversely affect the limited partners (or any particular class of limited partners) in any material respect;

•  a change that the General Partner determines to be necessary or appropriate to (i) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling, or regulation of any federal or state agency or judicial authority or contained in any federal or state statute or (ii) facilitate the trading of the Partnership limited partner interests or to comply with any rule, regulation, guideline, or requirement of any national securities exchange on which the limited partner interests are or will be listed for trading;

•  a change that the General Partner determines to be necessary or appropriate in connection with splits or combinations of partnership interests;

•  a change required to effect the intent of the provisions of the Partnership Agreement or otherwise contemplated by the Partnership Agreement;

•  a change in the Partnership’s fiscal year or taxable period and any changes that the General Partner determines are necessary or appropriate as a result of a change in the Partnership’s fiscal year or taxable period;

•  an amendment that is necessary, in the opinion of counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees, or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether or not

Kodiak	The Partnership

substantially similar to plan asset regulations currently applied or proposed;

•  an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization or issuance of any class or series of partnership interests;

•  any amendment expressly permitted by the Partnership Agreement to be made by the General Partner acting alone;

•  an amendment effected, necessitated, or contemplated by a merger agreement approved in accordance with the Partnership Agreement;

•  an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or an investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity in connection with the conduct by the Partnership of activities permitted by the Partnership Agreement;

•  a merger or conveyance to effect a change in the Partnership’s legal form; or

•  any other amendments substantially similar to the foregoing.

Proposed amendments (other than those described above) must be approved by the General Partner and the holders of at least a majority of the outstanding units, unless a greater or different percentage is required under the Partnership Agreement or by Delaware law. No provision of the Partnership Agreement that establishes a percentage of outstanding units (including units deemed owned by the General Partner) required to take any action may be amended, altered, changed, repealed, or rescinded to reduce such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of outstanding units whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced or increased, as applicable.

No amendment to the Partnership Agreement (other than those that may be made by the General Partner without the approval of the Partnership’s limited partners) may enlarge the obligations of any limited

Kodiak	The Partnership

partner without its consent unless approved by at least a majority of the type or class of limited partner interests so affected. No amendment to the Partnership Agreement may enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable, or otherwise payable to the General Partner or any of its affiliates, without the consent of the General Partner, which may be given or withheld at its option.

No amendment to the Partnership Agreement (other than those that may be made by the General Partner without the approval of the Partnership’s limited partners) will become effective without the approval of the holders of at least 90% of the outstanding units voting together as a single class unless the Partnership obtains an opinion of counsel to the effect that such amendment will not affect the limited liability of any limited partner under applicable law.

Meetings, Voting and Action by Written Consent

Kodiak	The Partnership

Kodiak Charter. Except as otherwise required by law and subject to the rights of the holders of any series of preferred stock, special meetings of the stockholders of Kodiak for any purpose or purposes may be called at any time only by or at the direction of the Kodiak Board or the chairman of the Kodiak Board; provided, however, that at any time when EQT beneficially owns, in the aggregate, at least 35% in voting power of the capital stock of Kodiak entitled to vote generally in the election of directors, special meetings of the stockholders of Kodiak for any purpose or purposes may also be called by or at the direction of the Kodiak Board or the chairman of the Kodiak Board at the request of EQT.

An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, will be held at such place, if any, on such date, and at such time as will be fixed exclusively by resolution of the Kodiak Board or a duly authorized committee thereof; provided that the Kodiak Board may in its sole discretion determine that any such meeting will, in addition to or instead of a physical location, be held by means of remote communication (including virtually).

Except as described below, limited partners or assignees who are record holders of units on a record date will be entitled to notice of, and to vote at, meetings of the limited partners and to act upon matters for which the limited partners have the right to vote or to act. Limited partners’ interests that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, will be voted by the General Partner at the written direction of the record holder. Absent direction of this kind, the limited partner interests will not be voted.

Each record holder of a unit has a vote according to its percentage interest in the Partnership, although additional limited partner interests having special voting rights could be issued. However, if at any time any person or group, other than the General Partner and its affiliates, their transferees, transferees of their transferees (provided that the General Partner has notified such secondary transferees that the voting limitation shall not apply to them), or a person or group who acquires units (provided that, prior to such acquisition, the General Partner has notified such person or group that the voting limitation shall not apply to them), acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting

Kodiak	The Partnership

At any time when EQT beneficially owns, in the aggregate, at least 35% in voting power of the capital stock of Kodiak entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders of Kodiak may be taken without a meeting, without prior notice and without a vote, if a written consent or consents, setting forth the action so taken, will be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and will be delivered to Kodiak

At any time when EQT beneficially owns, in the aggregate, less than 35% in voting power of the capital stock of Kodiak entitled to vote generally in the election of directors, any action required or permitted to be taken by the stockholders of Kodiak must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders; provided, however, that any action required or permitted to be taken by the holders of preferred stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of preferred stock.

rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting to such person or group, calculating required votes, determining the presence of a quorum or for other similar purposes.

The unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any such action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Special meetings of the limited partners may be called by the General Partner or by limited partners owning 20% or more of the outstanding units of the class or classes for which a meeting is proposed, in accordance with the procedures set forth in the Partnership Agreement. Within 60 days of receipt of such a call from the limited partners, if applicable, the General Partner must send notice of any meetings to all unitholders of record as of a record date which may not be less than 10 or more than 60 days prior to the date of the meeting and any such meeting may be held not less than 10 days or more than 60 days after the mailing of notice of the meeting.

Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by limited partners owning not less than the minimum percentage of the outstanding units as would be necessary to authorize or take that action at a meeting at which all of the limited partners were present and voted.

The unitholders have no right to elect the General Partner on an annual or other continuing basis.

Stockholder Proposals and Director Nominations

Kodiak	The Partnership
Kodiak Bylaws. Nominations of persons for election to the Kodiak Board and the proposal of business other than nominations to be considered by the stockholders may be made at an annual meeting of stockholders only: (i) as provided in the Stockholders’ Agreement (with respect to nominations of persons for election to the	Not applicable.

Kodiak	The Partnership

Kodiak Board only), (ii) pursuant to Kodiak’s notice of meeting (or any supplement thereto); (iii) by or at the direction of the Kodiak Board or any duly authorized committee of the Kodiak Board; or (iv) by any stockholder of Kodiak who is entitled to vote at the meeting, who complied with the notice procedures set forth in the Kodiak Bylaws and who was a stockholder of record at the time such notice is delivered to the secretary of Kodiak, at the time of the record date of the annual meeting and at the time of the annual meeting.

Limitation on Liability; Indemnification; Advancement of Expenses

Kodiak	The Partnership

Kodiak Charter. To the fullest extent that the DGCL or any other Delaware law permits, no person who is or was a director of Kodiak will be personally liable to Kodiak or any of its stockholders for monetary damages for breach of fiduciary duty as a director, as applicable; provided that the Kodiak Charter will not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to Kodiak or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit. Repeals or amendments to the Kodiak Charter or changes in laws will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits Kodiak to further limit or eliminate the liability of directors) and will not adversely affect any right or protection of a director of Kodiak existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.

To the fullest extent that the DGCL or any other Delaware law permits, no person who is or was an officer of Kodiak shall be personally liable to Kodiak or any of its stockholders for monetary damages for breach of fiduciary duty as an officer; provided that this provision will not eliminate or limit the liability of an officer (i) for any breach of the officer’s duty of loyalty to Kodiak or its stockholders, (ii) for any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) for any transaction from which the officer derived an improper personal benefit or (iv) for any action by or in the right of Kodiak. Repeals or amendments to

Section 17-108 of the Delaware Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever. The Partnership Agreement provides that certain persons, including the General Partner or its affiliates, managers, managing members, directors, officers, employees, agents, and fiduciaries or trustees of the Partnership or the General Partner or its affiliates will not be liable for monetary damages to the Partnership, any of its limited partners, or any other persons who have acquired interests in the equity interests of the Partnership, for losses sustained or liabilities incurred as a result of any act or omission of any such person unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, such person acted in bad faith or engage in fraud, willful misconduct, or in the case of a criminal matter, acted with knowledge that such person’s conduct was criminal.

The Partnership Agreement indemnifies certain persons, including the General Partner, managers, managing members, directors, officers, employees, and agents, to the fullest extent permitted by law for any proceedings as a result of such persons acting on behalf of the Partnership, subject to certain limitations in the Partnership Agreement. The Partnership Agreement also provides for advancement of expenses for proceedings against any such person. Further, the Partnership Agreement allows the Partnership to purchase and maintain insurance on behalf of the General Partner and any person designated by the General Partner to protect against any liability incurred by such person on behalf of the Partnership.

Kodiak	The Partnership

the Kodiak Charter or changes in laws will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits Kodiak to further limit or eliminate the liability of officers) and will not adversely affect any right or protection of an officer of Kodiak existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Kodiak will indemnify, to the fullest extent permitted by the DGCL, any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of Kodiak or any predecessor of Kodiak, or serves or served at any other enterprise as a director, officer, employee or agent at the request of Kodiak or any predecessor to Kodiak. The indemnification will inure to the benefit of the heirs, executors and administrators of any person entitled to indemnification under the Kodiak Charter and will not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Any amendment, repeal, or modification of the Kodiak Charter will not adversely affect any right or protection pursuant to the Kodiak Charter of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

Kodiak Bylaws. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any Proceeding, by reason of the fact that he or she is or was a director or an officer of Kodiak or, while a director or officer of Kodiak, is or was serving at the request of Kodiak as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee, agent or trustee or in any other capacity while serving as a director, officer,

employee, agent or trustee, will be indemnified and held harmless by Kodiak to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits Kodiak

Kodiak	The Partnership

to provide broader indemnification rights than such law permitted Kodiak to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Covered Person in connection with such Proceeding; provided, however, that, except as provided in the Kodiak Bylaws with respect to Proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such Covered Person, Kodiak will indemnify any such Covered Person in connection with a Proceeding (or part thereof) initiated by such Covered Person only if such Proceeding (or part thereof) was authorized by the Kodiak Board.

A Covered Person will have the right to be paid by Kodiak the expenses (including attorney’s fees) incurred in appearing at, participating in or defending any such Proceeding in advance of its final disposition or in connection with a Proceeding brought to establish or enforce a right to indemnification or advancement of expenses under Article VII of the Kodiak Bylaws; provided, however, that, if the DGCL requires or in the case of an advance made in a Proceeding brought to establish or enforce a right to indemnification or advancement, an advancement of expenses incurred by an Covered Person in his or her capacity as a director or officer of Kodiak (and not in any other capacity in which service was or is rendered by such Covered Person, including, without limitation, service to an employee benefit plan) will be made solely upon delivery to Kodiak of an undertaking, by or on behalf of such Covered Person, to repay all amounts so advanced if it will ultimately be determined by final judicial decision from which there is no further right to appeal that such Covered Person is not entitled to be indemnified or entitled to advancement of expenses under Section 7.01 and Section 7.02 of the Kodiak Bylaws or otherwise.

Fiduciary Duties; Conflicts of Interest

Kodiak	The Partnership

Kodiak directors owe certain fiduciary duties to holders of Kodiak Common Stock under the DGCL.

Kodiak Charter. In recognition and anticipation that (i) certain directors, principals, officers, employees and/or other representatives of EQT and their

The Partnership Agreement contains provisions that eliminate the General Partner’s fiduciary duties to the Partnership and its unitholders. The Partnership Agreement also restricts the remedies available to unitholders for actions taken that might, without those limitations, constitute breaches of fiduciary duty.

Kodiak	The Partnership

respective affiliates may serve as directors, officers or agents of Kodiak, (ii) directors, principals, officers, employees and/or other representatives of EQT and their respective affiliates may engage and may continue to engage in the same or similar activities or related lines of business as those in which Kodiak, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which Kodiak, directly or indirectly, may engage, and (iii) members of the Kodiak Board who are not employees of Kodiak and their respective affiliates may engage and may continue to engage in the same or similar activities or related lines of business as those in which Kodiak, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which Kodiak, directly or indirectly, may engage, the Kodiak Charter contains provisions to regulate and define the conduct of certain affairs of Kodiak with respect to certain categories of business opportunities as they may involve such persons.

None of (i) directors, principals, officers, employees and/or other representatives of EQT or any of their respective affiliates or (ii) any members of the Kodiak Board who are not employees of Kodiak (including any member who serves as an officer of Kodiak in both his or her director and officer capacities) or his or her affiliates ((i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) will, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which Kodiak or any of its affiliates engages or proposes to engage or (2) otherwise competing with Kodiak or any of its affiliates, and, to the fullest extent permitted by law, no Identified Person will be liable to Kodiak or its stockholders or to any affiliate of Kodiak for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, Kodiak renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for an Identified Person and Kodiak or any of its affiliates, except as provided in the Kodiak Charter. Subject to Section 9.1(C) of the Kodiak Charter, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity that may be a corporate opportunity for itself, herself or

The General Partner may take into account the interests of other parties in addition to the Partnership’s interests when resolving conflicts of interest. In effect, these provisions limit the General Partner’s fiduciary duties to the Partnership’s unitholders. The Partnership Agreement also restricts the remedies available to the Partnership’s unitholders for actions taken by the General Partner that might, without those limitations, constitute breaches of fiduciary duty. Whenever a potential conflict of interest arises between the General Partner or any of its affiliates, on the one hand, and the Partnership, its subsidiaries or any partner, on the other, any resolution or course of action by the General Partner or its affiliates in respect of such conflict of interest will be permitted and deemed approved by all partners and will not breach the Partnership Agreement or any duty in law or equity, if such resolution or course of action is:

•  approved by a majority of the members of the conflicts committee acting in good faith;

•  approved by the vote of a majority of outstanding Partnership Common Units (excluding Partnership Common Units owned by the General Partner and its affiliates);

•  on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties; or

•  fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership).

The General Partner will not be required, in connection with its resolution of a conflict of interest, to seek approval of a majority of the members of the conflicts committee or approval of the unitholders of the Partnership and may adopt a resolution or course of action that has not received such approval. If approval of a majority of the members of the conflicts committee is sought, then it will be presumed the conflicts committee of the General Partner Board acted in good faith. If neither approval of a majority of the members of the conflicts committee nor approval of the unitholders is sought and the General

Kodiak	The Partnership

himself and Kodiak or any of its affiliates, such Identified Person will, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to Kodiak or any of its affiliates and, to the fullest extent permitted by law, will not be liable to Kodiak or its stockholders or to any affiliate of Kodiak for breach of any fiduciary duty as a stockholder, director or officer of Kodiak solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.

Kodiak does not renounce its interest in any corporate opportunity offered to any members of the Kodiak Board who are not employees of Kodiak (including any member who serves as an officer of Kodiak) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of Kodiak, and the provisions of Section 9.1(B) of the Kodiak Charter will not apply to any such corporate opportunity.

A corporate opportunity will not be deemed to be a potential corporate opportunity for Kodiak if it is a business opportunity that (i) Kodiak is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of Kodiak’s business or is of no practical advantage to Kodiak or (iii) is one in which Kodiak has no interest or reasonable expectancy.

Partner Board determines that the resolution or course of action satisfies the third or fourth bullet points above, then it will be presumed the General Partner Board acted in good faith.

Whenever the General Partner, or any committee of the General Partner Board (including the conflicts committee), makes a determination or takes or declines to take any other action, or any affiliate of the General Partner causes the General Partner to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, then, unless another express standard is provided for in the Partnership Agreement, the General Partner, such committee or such affiliate of the General Partner causing the General Partner to do so, will make such determination or take or decline to take such other action in good faith and will not be subject to any other or different standards (including fiduciary standards) imposed by the Partnership Agreement, any other agreement contemplated by the Partnership Agreement or under the Delaware Partnership Act or any other law, rule or regulation or at equity. In order for a determination or other action to be in “good faith”, the person or persons making such determination or taking or declining to take such other action must believe that the determination or other action is in the best interests of the Partnership or the Partnership Common Unitholders.

The Partnership Agreement also entitles the General Partner to take or decline to take any action in its individual capacity, as opposed to in its capacity as the general partner of the Partnership, free of any duty (including any fiduciary duty) or obligation whatsoever to the Partnership, its subsidiaries or any limited partner or any other person bound by the Partnership Agreement and, to the fullest extent permitted by law, with no requirement to act in good faith. Examples include the exercise of its limited call right, its voting rights with respect to the units it owns and its determination whether or not to consent to any

merger or consolidation of the Partnership or amendment to the Partnership Agreement.

Taxation

Kodiak	The Partnership
Kodiak is a corporation for U.S. federal income tax purposes, which means that it is subject to entity-level	The Partnership is a flow-through entity for U.S. federal income tax purposes, which means that it is

Kodiak	The Partnership

U.S. federal income taxes at the corporate tax rate (currently 21% as of January 12, 2024).

Cash distributions to Kodiak stockholders are taxable to each stockholder as ordinary dividend income to the extent distributed out of Kodiak’s current or accumulated “earnings and profits” (as determined under U.S. federal income tax principles). Cash distributions in excess of Kodiak’s current and accumulated earnings and profits are treated as a non-taxable return of capital, which reduce a stockholder’s adjusted tax basis in such holder’s Kodiak Common Stock and, to the extent the cash distribution exceeds such holder’s adjusted tax basis, as gain from the sale or exchange of such shares.

not generally subject to entity-level U.S. federal income taxes.

Each Partnership Common Unitholder receives a Schedule K-1 from the Partnership reflecting such unitholder’s share of the Partnership’s items of income, gain, loss, and deduction for each fiscal year following the end of such fiscal year.

Appraisal Rights

Kodiak	The Partnership
Under the DGCL, stockholders who properly demand and perfect appraisal rights in connection with a merger or consolidation of the corporation (including by not voting in favor of the adoption of the merger agreement and continuing to hold their shares through the effective time of the merger) have the right to receive payment of the fair value of their stock in cash as appraised by the Delaware Court of Chancery. Subject to certain exceptions, the DGCL provides that appraisal rights are not available to any class of stock listed on a national securities exchange or held of record by over 2,000 stockholders, unless, in either case, such stockholders are required in the merger to accept in exchange for their shares anything other than (i) shares of the surviving corporation, (ii) shares of stock of another corporation which is listed on a national securities exchange or held of record by more than 2000 holders, (iii) cash in lieu of fractional shares of such corporations, or (iv) any combination of the above. As such, no appraisal or dissenters’ rights are available with respect to the Mergers.	Not applicable.

Dissolution

Kodiak	The Partnership
Kodiak Charter. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Kodiak, after payment or provision for payment of the debts and other liabilities of Kodiak and subject to the rights, if any, of the holders of preferred stock or any class or series of stock having a	The Partnership will continue as a limited partnership until dissolved under the Partnership Agreement. The Partnership will dissolve, and its affairs will be wound up, upon: (i) an event of withdrawal of the General Partner, as provided in the Partnership Agreement, unless a successor general partner is

Kodiak	The Partnership

preference over or the right to participate with the Kodiak Common Stock as to distributions upon dissolution or liquidation or winding up, the holders of all outstanding shares of Kodiak Common Stock will be entitled to receive the remaining assets of Kodiak available for distribution ratably in proportion to the number of shares held by each such stockholder.

Certificate of Designation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of Kodiak, each holder of Series A Preferred Stock will be entitled to receive out of the assets of Kodiak available for distribution to stockholders of Kodiak, before any distribution of assets is made on the Kodiak Common Stock or on any other class or series of stock of Kodiak that is not Parity Stock or Senior Stock (each as defined below), but after distributions of assets on each class or series of stock of Kodiak (including any series of preferred stock established after the date the Certificate of Designation becomes effective) the terms of which expressly provide that such class or series ranks senior to the Series A Preferred Stock as to distribution of assets upon the liquidation, winding-up or dissolution of Kodiak (“Senior Stock”), an amount equal to $0.01 per share of Series A Preferred Stock. If, upon any voluntary or involuntary liquidation, dissolution, or winding-up of Kodiak, Kodiak’s assets, or proceeds thereof, distributable among the holders of the Series A Preferred Stock are insufficient to pay in full the preferential amount aforesaid and the liquidation preference on any class or series of stock of Kodiak (including any series of preferred stock established after the date the Certificate of Designation becomes effective) the terms of which expressly provide that such class or series ranks pari passu with the Series A Preferred Stock as to distribution of assets upon the liquidation, winding-up or dissolution of Kodiak (“Parity Stock”), then such assets, or the proceeds thereof, will be distributed among the holders of the Series A Preferred Stock and any other Parity Stock equally and ratably in proportion to the respective amounts that would be payable on such shares of Series A Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full. Neither the voluntary sale, conveyance, exchange or transfer, for cash, shares of stock, securities or other consideration, of all or substantially all of Kodiak’s property or assets, nor the merger or consolidation of Kodiak with or into any corporation or other entity or the merger or consolidation of any corporation or other elected and admitted to the Partnership pursuant to the Partnership Agreement, (ii) an election to dissolve by the General Partner that is approved by the holders of a majority of the outstanding units, voting as a single class, (iii) the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Partnership Act, or (iv) at any time there are no limited partners of the Partnership, unless the Partnership is continued without dissolution in accordance with the Delaware Partnership Act.

Kodiak	The Partnership
entity with or into Kodiak will be deemed to be a voluntary or involuntary liquidation, dissolution of winding-up of Kodiak. After the payment to the holders of Series A Preferred Stock of the full preferential amounts provided for above, such holders as such will have no right or claim to any of the remaining assets of Kodiak. If any assets of Kodiak distributed to holders of the Series A Preferred Stock in connection with any liquidation, dissolution, or winding up of Kodiak are other than cash, then the value of such assets will be their fair market value as determined in good faith by written resolution of the Kodiak Board.

HOUSEHOLDING

Unless the Partnership has received contrary instructions, the Partnership may send a single copy of this consent statement/prospectus to any household at which two or more Partnership Common Unitholders reside if the Partnership believes the Partnership Common Unitholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce the Partnership’s expenses. Requests for additional copies of this consent statement/prospectus should be directed to Investor Relations, CSI Compressco LP, 1735 Hughes Landing Boulevard, Suite 200, The Woodlands, Texas 77380, or contact the Partnership’s Investor Relations by telephone at (281) 364-2279 or by email at jbeyers@csicompressco.com.

LEGAL MATTERS

The validity of the issuance of Kodiak Common Stock to be issued in connection with the Mergers will be passed upon by King & Spalding.

Certain U.S. federal income tax consequences of the Mergers will be passed upon by Vinson & Elkins L.L.P.

EXPERTS

The consolidated financial statements of Kodiak Gas Services, Inc. as of and for the years ended December 31, 2022 and 2021, included in this consent statement/prospectus have been so included in reliance on the report of BDO USA, LLP (n/k/a BDO USA, P.C.), an independent registered public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

The audited consolidated financial statements of CSI Compressco LP as of December 31, 2022 and for the two years then ended, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2022, incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Kodiak and the Partnership file annual, quarterly, and current reports, proxy statements, and other information with the SEC. Kodiak’s and the Partnership’s public filings are available to the public from commercial document retrieval services and on the Internet site maintained by the SEC at www.sec.gov. The reports and other information filed by Kodiak with the SEC are also available at Kodiak’s website at www.kodiakgas.com. The reports and other information filed by the Partnership with the SEC are available at the Partnership’s website at www.csicompressco.com. The web addresses of the SEC, Kodiak and the Partnership are included as inactive textual references only. Except as specifically incorporated by reference into this consent statement/prospectus, information on those web sites is not a part of this consent statement/prospectus. Shares of Kodiak common stock are listed on the NYSE under the symbol “KGS,” and the Partnership Common Units are listed on the Nasdaq under the symbol “CCLP.”

Kodiak has filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the Kodiak Common Stock being offered in the Mergers. This consent statement/prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. Parts of the registration statement are omitted from this consent statement/prospectus in accordance with the rules and regulations of the SEC. For further information, your attention is directed to the registration statement, including the attached exhibits and annexes, which contain additional relevant information about Kodiak and the Partnership, respectively.

Kodiak is currently not eligible to incorporate in this consent statement/prospectus by reference any documents that it filed, or may file in the future, with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act.

The SEC allows the Partnership to incorporate by reference information in this consent statement/prospectus. This means that the Partnership can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this consent statement/prospectus, except for any information that is superseded by information that is included directly in this consent statement/prospectus.

This consent statement/prospectus incorporates by reference the following documents that have been previously filed with the SEC by the Partnership and contain important information about the Partnership and its financial condition (File No. 001-35195):

(1)	The Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on March 13, 2023;

(2)

The Partnership’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023, and September 30, 2023, filed on May  4, 2023, August  7, 2023, and November 2, 2023, respectively; and

(3)	The Partnership’s Current Reports on Form 8-K filed on January 20, 2023, February 28, 2023, April 24, 2023, July 18, 2023, July 26, 2023, October 20, 2023, December 19, 2023, and January 19, 2024.

To the extent that any information contained in any report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference.

Additionally, any future filings the Partnership makes with the SEC under Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act after the date of the initial filing of the registration statement on Form S-4 of which this consent statement/prospectus forms a part are incorporated by reference herein; provided, however, that any information furnished, but not filed with the SEC is not incorporated by reference herein.

Any statement contained in a document incorporated or deemed to be incorporated herein shall be deemed modified or superseded for purposes of this consent statement/prospectus to the extent that a statement contained herein or in any other subsequently filed document that is deemed to be incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this consent statement/prospectus.

FINANCIAL STATEMENTS OF KODIAK

KODIAK GAS SERVICES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands, except share and per share data)

	As of September 30, 2023	As of December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$6,128	$20,431
Accounts receivable, net	116,875	97,551
Inventories, net	70,606	72,155
Fair value of derivative instruments	—	823
Contract assets	9,608	3,555
Prepaid expenses and other current assets	13,253	9,520

Total current assets	216,470	204,035
Property, plant and equipment, net	2,511,110	2,488,682
Operating lease right-of-use assets, net	33,453	9,827
Goodwill	305,553	305,553
Identifiable intangible assets, net	125,257	132,362
Fair value of derivative instruments	51,790	64,517
Other assets	607	564

Total assets	$3,244,240	$3,205,540

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$48,835	$37,992
Accrued liabilities	102,448	93,873
Contract liabilities	71,917	57,109

Total current liabilities	223,200	188,974
Long-term debt, net of unamortized debt issuance cost	1,747,912	2,720,019
Operating lease liabilities	34,026	6,754
Deferred tax liabilities	65,258	57,155
Other liabilities	2,052	3,545

Total liabilities	$2,072,448	$2,976,447

Commitments and contingencies (Note 13)
Stockholders’ Equity:
Common stock, par value $0.01 per share; 750,000,000 shares of common stock authorized, 77,400,000 and 59,000,000 shares of common stock issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	774	590
Additional paid-in capital	956,465	33,189
Retained earnings	214,553	195,314

Total stockholders’ equity	1,171,792	229,093

Total liabilities and stockholders’ equity	$3,244,240	$3,205,540

See accompanying notes to the unaudited condensed consolidated financial statements.

KODIAK GAS SERVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in thousands, except share and per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
Revenues:
Compression Operations	$186,673	$163,662	$545,989	$483,965
Other Services	44,310	18,983	78,412	44,172

Total revenues	230,983	182,645	624,401	528,137
Operating expenses:
Cost of operations (exclusive of depreciation and amortization shown below):
Compression Operations	65,470	55,872	193,257	167,145
Other Services	38,820	14,037	65,907	34,638
Depreciation and amortization	46,087	44,111	136,414	129,913
Selling, general and administrative expenses	19,648	11,190	46,171	32,760
Gain on sale of capital assets	—	(818)	(721)	(825)

Total operating expenses	170,025	124,392	441,028	363,631

Income from operations	60,958	58,253	183,373	164,506
Other income (expenses):
Interest expense, net	(39,710)	(49,859)	(182,030)	(104,616)
Loss on extinguishment of debt	(6,757)	—	(6,757)	—
Gain on derivatives	15,141	51,862	42,080	76,972
Other income (expense)	38	(19)	39	(10)

Total other income (expenses)	(31,288)	1,984	(146,668)	(27,654)

Income before income taxes	29,670	60,237	36,705	136,852
Income tax expense	7,904	14,337	9,765	32,496

Net income	$21,766	$45,900	$26,940	$104,356

Basic and diluted earnings per share
Basic net earnings per share	$0.28	$0.78	$0.41	$1.77
Diluted net earnings per share	$0.28	$0.78	$0.41	$1.77
Basic weighted average shares of common stock outstanding	76,731,868	59,000,000	64,954,244	59,000,000
Diluted weighted average shares of common stock outstanding	76,899,483	59,000,000	65,121,859	59,000,000

See accompanying notes to the unaudited condensed consolidated financial statements.

KODIAK GAS SERVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(UNAUDITED)

(in thousands, except share data)

	Common Stock
	Shares	Amount	Additional Paid-In Capital	Retained Earnings	Total Stockholders’ Equity
Balance, January 1, 2022	59,000,000	$590	$871,403	$88,078	$960,071
Equity compensation - profits interests	—	—	(136)	619	483
Net income, as restated	—	—	—	49,555	49,555

Balance, March 31, 2022, as restated	59,000,000	$590	$871,267	$138,252	$1,010,109

Distribution to parent	—	—	(838,000)	—	(838,000)
Net income	—	—	—	8,901	8,901

Balance, June 30, 2022	59,000,000	$590	$33,267	$147,153	$181,010

Net income	—	—	—	45,900	45,900

Balance, September 30, 2022	59,000,000	$590	$33,267	$193,053	$226,910

Balance, January 1, 2023	59,000,000	$590	$33,189	$195,314	$229,093
Equity compensation - profits interests	—	—	(193)	879	686
Net loss	—	—	—	(12,343)	(12,343)

Balance, March 31, 2023	59,000,000	$590	$32,996	$183,850	$217,436

Equity compensation - profits interests	—	—	193	29	222
Distribution to parent	—	—	(33,189)	(9,111)	(42,300)
Net income	—	—	—	17,517	17,517

Balance, June 30, 2023	59,000,000	$590	$—	$192,285	$192,875

Proceeds from initial public offering, net of underwriter discount	18,400,000	184	277,656	—	277,840
Offering costs	—	—	(10,823)	—	(10,823)
Debt novation	—	—	687,590	—	687,590
Equity compensation - profits interests	—	—	—	502	502
Equity compensation - Omnibus Plan	—	—	2,042	—	2,042
Net income	—	—	—	21,766	21,766

Balance, September 30, 2023	77,400,000	$774	$956,465	$214,553	$1,171,792

See accompanying notes to the unaudited condensed consolidated financial statements.

KODIAK GAS SERVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in thousands)

	For the Nine Months Ended September 30,
	2023	2022
Cash flows from operating activities:
Net income	$26,940	$104,356
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	136,414	129,913
Stock-based compensation expense	3,452	619
Amortization of debt issuance costs	11,260	9,453
Non-cash lease expense	3,132	2,066
Provision for credit losses	2,047	85
Inventory reserve	375	375
Gain on sale of capital assets	(721)	(825)
Change in fair value of derivatives	13,551	(86,676)
Deferred tax provision	6,312	26,807
Loss on extinguishment of debt	4,359	—
Changes in operating assets and liabilities:
Accounts receivable	(21,371)	5,048
Inventories	1,174	(9,904)
Contract assets	(6,053)	(8,111)
Prepaid expenses and other current assets	(3,733)	598
Accounts payable	3,257	403
Accrued and other liabilities	8,497	8,673
Contract liabilities	14,807	3,974

Net cash provided by operating activities	203,699	186,854

Cash flows from investing activities:
Purchase of capital assets	(145,573)	(199,707)
Proceeds from sale of capital assets	1,055	8,023
Other	(45)	(86)

Net cash used in investing activities	(144,563)	(191,770)

Cash flows from financing activities:
Borrowings on debt instruments	756,418	1,409,006
Payments on debt instruments	(1,021,556)	(545,730)
Payment of debt issuance cost	(32,759)	(27,819)
Proceeds from initial public offering, net of underwriter discounts	277,840	—
Offering costs	(9,247)	—
Loss on extinguishment of debt	(1,835)	—
Distribution to parent	(42,300)	(838,000)

Net cash used in financing activities	(73,439)	(2,543)

Net decrease in cash and cash equivalents	(14,303)	(7,459)
Cash and cash equivalents - beginning of period	20,431	28,795

Cash and cash equivalents - end of period	$6,128	$21,336

Supplemental cash disclosures:
Cash paid for interest	$173,006	$88,569
Cash paid for taxes	$5,946	$1,836
Supplemental disclosure of non-cash investing activities:
(Increase) decrease in accrued capital expenditures	$(6,498)	$8,773
Supplemental disclosure of non-cash financing activities:
Non-cash debt novation	$(689,829)	$—
Non-cash loss on extinguishment of debt	$(563)	$—
Non-cash offering costs	$(792)	$—

See accompanying notes to the unaudited condensed consolidated financial statements.

KODIAK GAS SERVICES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

1. Organization and Description of Business

Kodiak Gas Services, Inc. (together with its subsidiaries, referred to as “Kodiak” or the “Company”) began its operations in 2011. On February 8, 2019, Kodiak was acquired by entities affiliated with EQT AB (publ). On October 24, 2019, the Company acquired Pegasus Optimization Managers, LLC, a provider of natural gas compression operations.

The Company is an operator of contract compression infrastructure in the U.S., primarily in the Permian Basin and Eagle Ford Shale with additional operations in the Powder River Basin, Mid-Continent Region, DJ Basin, Appalachian Basin, Barnett Shale / East Texas Region and Black Warrior Basin. The Company operates its compression units under fixed-revenue contracts with upstream and midstream customers. The Company manages its business through two operating segments: Compression Operations and Other Services. Compression Operations consists of operating Company-owned and customer-owned compression infrastructure for its customers to enable the production, gathering and transportation of natural gas and oil. Other Services consists of station construction, maintenance and overhaul, and other ancillary time and material-based offerings. See Note 18 (“Segments”).

Stock Split

On June 20, 2023, Kodiak’s board of directors approved a 590,000-for-1 split (the “Stock Split”) of the Company’s common stock. Prior to the consummation of the initial public offering of the Company’s common stock (the “IPO”), the Company was 100% owned by its parent, Frontier TopCo Partnership, L.P. (“Kodiak Holdings”). The Stock Split became effective upon filing of the Company’s Amended and Restated Certificate of Incorporation on June 28, 2023 in connection with the IPO. The par value of the Company’s common stock was not adjusted as a result of the Stock Split, however, the number of shares that the Company is authorized to issue increased to 750,000,000. As a result of the Stock Split, 59,000,000 shares of common stock were outstanding. All share and per share data shown in the accompanying condensed consolidated financial statements and related notes has been retroactively revised to give effect to the Stock Split for all periods presented.

IPO

On June 28, 2023, Kodiak’s Registration Statement on Form S-1 relating to the IPO was declared effective by the U.S. Securities and Exchange Commission (“SEC”) and the shares of its common stock began trading on the New York Stock Exchange on June 29, 2023. On July 3, 2023, Kodiak issued and sold 16,000,000 shares of common stock at a price to the public of $16.00 per share. Kodiak received net proceeds of approximately $230.8 million, after deducting expenses and underwriting discounts and commissions payable by the Company. On July 13, 2023, the Company issued and sold an additional 2,400,000 shares of common stock at a price to the public of $16.00 per share (referred to herein as the “overallotment”). The Company received net proceeds of approximately $36.2 million, after deducting underwriting discounts. The net proceeds were used for repayment of existing indebtedness, as described further in Note 9 (“Debt and Credit Facilities”), and general corporate purposes. After giving effect to these transactions, Kodiak had 77,400,000 shares of common stock issued and outstanding.

2. Basis of Presentation and Consolidation

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared on the accrual basis using accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP are not required in these interim financial statements and have been condensed or omitted. Management believes that the information furnished reflects all normal recurring adjustments necessary to fairly present the Company’s consolidated financial position, results of operations and cash flows for the periods indicated. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements presented in Kodiak’s latest annual financial statements included in Kodiak’s final prospectus filed with the SEC on June 30, 2023 pursuant to Rule 424(b)(4) (the “IPO Prospectus”), which contain a more comprehensive summary of the Company’s accounting policies. The interim results reported herein are not necessarily indicative of results for a full year.

These unaudited condensed consolidated financial statements include the accounts of Kodiak and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated upon consolidation.

Recently Adopted Accounting Pronouncements

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13, Financial Instruments—Credit Losses (“Topic 326”): Measurement of Credit Losses on Financial Instruments which changes the impairment model for financial assets measured at amortized cost and certain other instruments, including trade and other receivables, held-to-maturity debt securities and loans, and requires entities to use a new current expected credit loss model that will result in earlier recognition of allowance for losses. The Company adopted this Topic 326 on January 1, 2023. The adoption of this amendment did not have a material impact on the Company’s consolidated financial statements.

3. Revenue Recognition

The following table disaggregates the Company’s revenue by type and timing of provision of services or transfer of goods (in thousands):

	Three Months Ended September 30,
	2023	2022
Services provided over time:
Compression Operations	$184,959	$162,063
Other Services	41,268	16,987

Total services provided over time	226,227	179,050

Services provided or goods transferred at a point in time:
Compression Operations	1,714	1,599
Other Services	3,042	1,996

Total services provided or goods transferred at a point in time	4,756	3,595

Total revenue	$230,983	$182,645

	Nine Months Ended September 30,
	2023	2022
Services provided over time:
Compression Operations	$539,576	$477,430
Other Services	69,543	39,757

Total services provided over time	609,119	517,187

Services provided or goods transferred at a point in time:
Compression Operations	6,413	6,535
Other Services	8,869	4,415

Total services provided or goods transferred at a point in time	15,282	10,950

Total revenue	$624,401	$528,137

The Company derives its revenue from contracts with customers, which comprise the following revenue streams:

Compression Operations

Compression Operations consists of operating Company-owned and customer-owned compression infrastructure for the Company’s customers, pursuant to fixed-revenue contracts enabling the production, gathering and transportation of natural gas and oil.

Compression Operations for Company-owned, as well as customer-owned, compressors are generally satisfied over time as services are rendered based upon specific performance criteria identified in the applicable contract. The service performed is substantially the same during each period of the contract, and revenues are therefore recognized on a straight-line, time-based method over the contract term as the customer simultaneously receives and consumes the benefits provided by the service.

If variable consideration exists, it is allocated to the distinct monthly service within the series to which such variable consideration relates. The Company has elected to apply the invoicing practical expedient to recognize revenue for such variable consideration, as the invoice corresponds to the value transferred to the customer based on the Company’s performance completed to date.

Service revenue earned primarily on freight and crane charges that are directly reimbursable by the Company’s customers is recognized at the point in time the service is provided and control is transferred to the customer. At such time, the customer has the ability to direct the use of the benefits of such service after the performance obligation is satisfied. The amount of consideration the Company receives and revenue the Company recognizes is based upon the invoice amount.

There are typically no material obligations for returns, refunds, or warranties. The Company’s standard contracts do not usually include non-cash consideration.

Other Services

This revenue stream primarily relates to compressor station construction services provided to certain customers and services provided based on time, parts and/or materials with customers.

For most of the Company’s construction contracts, the Company integrates a significant set of tasks and components into a single contract for its customers. Hence, the entire contract is accounted for as one performance obligation. The Company recognizes revenue over time as the Company performance creates or enhances an asset that the customer controls.

For construction services, revenue is recognized using an input method. Measure of the progress towards satisfaction of the performance obligation is based on the actual amount of labor and material costs incurred. The amount of the transaction price recognized as revenue is determined by multiplying the transaction price by the ratio of actual costs incurred to total estimated costs expected for the construction services. Judgment is involved in the estimation of the progress toward completion. Any adjustments to the measure of the progress toward completion is accounted for on a prospective basis. Changes to the scope of service are recognized as an adjustment to the transaction price in the period in which the change occurs.

Services provided based on time spent, parts and/or materials is generally short-term in nature and labor rates and parts pricing is agreed upon prior to commencing the service. As revenue is recognized when time passes, this revenue is recognized at the point in time when the service is rendered.

Contract Assets and Liabilities

The Company recognizes a contract asset when the Company has the right to consideration in exchange for goods or services transferred to a customer. Contract assets are transferred to trade receivables when the rights become unconditional. The Company had contract assets of $9.6 million and $3.6 million as of September 30, 2023, and December 31, 2022, respectively. There was no contract asset balance as of January 1, 2022. The Company records contract liabilities when cash payments are received or due in advance of performance. The Company’s contract liabilities were $71.9 million as of September 30, 2023. As of January 1, 2023 and 2022, the beginning balances for contract liabilities were $57.1 million and $51.2 million, respectively, all of which was recognized as revenue in the nine months ended September 30, 2023 and 2022, respectively. No revenue was recognized from beginning balances in the three months ended September 30, 2023 and 2022.

Performance Obligations

As of September 30, 2023, the aggregate amount of transaction price allocated to unsatisfied performance obligations related to the Company’s revenue for the Compression Operations segment is $1.1 billion. The Company expects to recognize these remaining performance obligations as follows (in thousands):

	Remainder of 2023	2024	2025	2026	2027 and thereafter	Total
Remaining performance obligations	$162,915	$504,092	$241,526	$101,568	$54,906	$1,065,007

4. Accounts Receivable, net

Accounts receivable, net consist of the following (in thousands):

	As of September 30, 2023	As of December 31, 2022	As of December 31, 2021
Accounts receivable	$119,869	$98,500	$81,708
Allowance for credit losses	2,994	949	959

Accounts receivable, net	$116,875	$97,551	$80,749

For the three and nine months ended September 30, 2023, the Company recorded a $2.0 million increase in allowance for credit losses related to expected credit losses from a customer in bankruptcy experiencing financial distress. For the three and nine months ended September 30, 2022, the Company had immaterial movements related to direct write-downs charged against the allowance for credit losses.

5. Inventories, net

Inventories consist of the following (in thousands):

	As of September 30, 2023	As of December 31, 2022
Non-serialized parts	$59,093	$61,082
Serialized parts	11,513	11,073

Total inventories	$70,606	$72,155

6. Property, Plant and Equipment, net

Property, plant and equipment, net consist of the following (in thousands):

	As of September 30, 2023	As of December 31, 2022
Compression equipment	$3,113,641	$2,973,599
Trailers and vehicles	9,239	7,193
Field equipment	18,385	15,501
Technology hardware and software	10,330	6,698
Leasehold improvements	4,209	1,947
Shipping containers	3,349	3,137
Furniture and fixtures	1,570	1,519
Finance lease	530	981
Land	20	—

Total property and equipment, gross	3,161,273	3,010,575
Less: accumulated depreciation	(650,163)	(521,893)

Property, plant and equipment, net	$2,511,110	$2,488,682

Depreciation expense was $43.7 million and $129.3 million for the three and nine months ended September 30, 2023, respectively, and is recorded within depreciation and amortization on the accompanying condensed consolidated statements of operations. Depreciation expense was $41.7 million and $122.8 million for the three and nine months ended September 30, 2022, respectively.

7. Goodwill and Identifiable Intangible Assets, net

There were no changes in the carrying amount of goodwill during the nine months ended September 30, 2023. All of the goodwill was allocated to the Company’s Compression Operations reporting unit.

The Company’s identifiable intangible assets consist of the following as of September 30, 2023 and December 31, 2022 (in thousands):

	As of September 30, 2023
	Original Cost	Accumulated Amortization	Net Amount	Remaining Weighted Average Amortization Period (years)
Trade name	$13,000	$(3,018)	$9,982	15.4
Customer relationships	150,000	(34,725)	115,275	13.1

Total identifiable intangible assets	$163,000	$(37,743)	$125,257

	As of December 31, 2022
	Original Cost	Accumulated Amortization	Net Amount	Remaining Weighted Average Amortization Period (years)
Trade name	$13,000	$(2,531)	$10,469	16.1
Customer relationships	150,000	(28,107)	121,893	13.8

Total identifiable intangible assets	$163,000	$(30,638)	$132,362

Amortization expense was $2.4 million and $7.1 million for each of the three and nine months ended September 30, 2023 and 2022 and is recorded within depreciation and amortization on the condensed consolidated statements of operations.

As of September 30, 2023, the following is a summary of future minimum amortization expense for identified intangible assets (in thousands):

Amount
Years ending December 31,
Remainder of 2023	$2,368
2024	9,474
2025	9,474
2026	9,474
2027	9,474
Thereafter	84,993

Total	$125,257

8. Long-Lived and Other Asset Impairment

Long-lived assets, including property, plant, and equipment, and other finite-lived identifiable intangible assets, are reviewed for impairment whenever events or changes in circumstances, including the removal of compressors from the active fleet, indicate that the carrying amount of an asset may not be recoverable. Such events and changes may include significant changes in performance relative to expected operating results, significant changes in asset use, significant negative industry or economic trends, and changes in the Company’s business strategy, among others. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to estimated future undiscounted net cash flows expected to be generated by the asset. Impairment losses are recognized in the period in which the impairment occurs and represent the excess of the asset carrying value over its estimated future discounted net cash flows. No impairment was recorded nor triggering events were identified for the three and nine month periods ended September 30, 2023 and 2022.

9. Debt and Credit Facilities

Debt consists of the following (in thousands):

	As of September 30, 2023	As of December 31, 2022
ABL Facility	$1,789,086	$1,754,224
Term Loan	—	1,000,000

Total debt outstanding	1,789,086	2,754,224
Less: unamortized debt issuance cost	(41,174)	(34,205)

Long-term debt, net of unamortized debt issuance cost	$1,747,912	$2,720,019

ABL Facility

As of January 1, 2022, a wholly-owned subsidiary of Kodiak had a revolving asset-based loan credit facility (the “ABL Facility”) with unaffiliated secured lenders and JPMorgan Chase Bank, N.A., as administrative agent.

On May 19, 2022, wholly-owned subsidiaries of Kodiak entered into the Third Amendment to the Third Amended and Restated Credit Agreement which mainly served to amend the applicable rate from LIBOR to the Secured Overnight Financing Rate (“SOFR”) and allow for the return of capital to the parent of Kodiak in the amount of $838 million by increasing borrowings on the ABL Facility by $225 million, increasing the Term Loan by $600 million and utilizing $13 million of cash on hand. In addition, the ABL Facility size was increased from $1.9 billion to $2.1 billion to increase available liquidity under the facility. New lender fees and costs totaling $13.2 million were incurred as a result of the amendment and will be amortized over the life of the loan to interest expense.

On March 22, 2023, wholly-owned subsidiaries of Kodiak entered into the Fourth Amended and Restated Credit Agreement with the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (as amended or restated from time to time, the “ABL Credit Agreement”) which mainly served to extend the maturity date from June 2024 to March 2028. The total facility size was increased from $2.1 billion to $2.2 billion to increase available liquidity under the facility. New lender fees and costs totaling $31.8 million were incurred and will be amortized over the life of the loan to interest expense. An additional $4.2 million in accrued interest related to exiting lenders was expensed and paid in the period. The remaining unamortized debt issuance costs of $1.2 million associated with the exiting lenders was written-off in interest expense, net in the period. On May 31, 2023, the ABL Credit Agreement was amended to, among other things, permit distributions of overallotment proceeds from the IPO and revise the terms related to the payment and prepayment of the Term Loan. On June 27, 2023, the ABL Credit Agreement was further amended to remove the ability to make distributions related to overallotment proceeds from the IPO and to instead require prepayment of the obligations upon the issuance of any equity interests by Kodiak pursuant to the overallotment in the IPO. In connection with the IPO, the Company became a borrower under the ABL Facility. As of September 30, 2023, there was $14.7 million letters of credit outstanding under the ABL Facility.

Pursuant to the ABL Credit Agreement, the Company must comply with certain restrictive covenants, including a minimum interest coverage ratio of 2.5x and a maximum Leverage Ratio (calculated based on the ratio of Consolidated Total Debt to Consolidated EBITDA, each as defined in the ABL Credit Agreement). The maximum Leverage Ratio is (i) 5.25 to 1.00 for the fiscal quarters ending September 30, 2023 and December 31, 2023, (ii) 5.00 to 1.00 for the fiscal quarter ending March 31, 2024, (iii) 4.75 to 1.00 for the fiscal quarter ending June 30, 2024 and (iv) 4.50 to 1.00 for each fiscal quarter ending on or after September 30, 2024. All loan amounts are collateralized by essentially all the assets of the Company. The Company was in compliance with all covenants as of September 30, 2023 and December 31, 2022.

The ABL Credit Agreement also restricts the Company’s ability to: incur additional indebtedness and guarantee indebtedness; pay dividends or make other distributions or repurchase or redeem equity interests; prepay, redeem or repurchase certain debt; issue certain preferred units or similar equity securities; make loans and investments; sell, transfer or otherwise dispose of assets; incur liens; enter into transactions with affiliates; enter into agreements restricting the Company’s restricted subsidiaries’ ability to pay dividends; enter into certain swap agreements; amend certain organizational documents; enter into sale and leaseback transactions; and consolidate, merge or sell all or substantially all of the Company’s assets.

The applicable interest rates as of September 30, 2023 were 10.25% (prime rate plus 2.00%) and 8.34% (Term SOFR rate plus 0.10% plus 2.75%). The applicable interest rates as of December 31, 2022 were 9.50% (prime rate plus 2.00%) and 7.60% (Term SOFR rate plus 0.10% plus 3.00%). We pay an annualized commitment fee of 0.25% on the unused portion of our ABL Facility if borrowings are greater than 50% of total commitments and 0.50% on the unused portion on the ABL Facility if borrowings are less than 50% of total commitments.

The ABL Facility is a “revolving credit facility” that includes a lock box arrangement whereby, under certain events, remittances from customers are forwarded to a bank account controlled by the administrative agent and are applied to reduce borrowings under the facility. One such event occurs when availability under the ABL Credit Agreement falls below a specified threshold (i.e., the greater of $200 million or 10% of the aggregate commitments at the time of measurement). As of September 30, 2023 and December 31, 2022, availability under the ABL Facility was in excess of the specified threshold and as such the entire balance was classified as long-term in accordance with its maturity.

Term Loan

As of January 1, 2022, a wholly-owned subsidiary of Kodiak had a term loan (the “Term Loan”) pursuant to a credit agreement with unaffiliated unsecured lenders and Wells Fargo Bank, N.A., as administrative agent. In May 2022, the Company completed a recapitalization and distribution of $838 million to the parent of Kodiak primarily by increasing the borrowings from the ABL Facility by $225 million and the Term Loan by $600 million per the Amended and Restated Term Loan Credit Agreement entered into by the Company on May 19, 2022 (as amended from time to time, the “Term Loan Credit Agreement”) and utilizing $13 million of cash on hand. New lender fees and costs totaling $14.6 million were incurred for this amendment and will be amortized over the life of the loan to interest expense.

On March 31, 2023, the Company’s wholly-owned subsidiary entered into the First Amendment to the Amended and Restated Term Loan Credit Agreement pursuant to which the maturity date was extended to September 22, 2028. Lender fees and costs totaling $0.75 million were incurred for this amendment and were amortized over the life of the loan to interest expense.

On June 29, 2023, the Company terminated all interest rate swaps and collars attributable to the Term Loan and recognized a gain on derivatives and received cash of $25.8 million during the period ended June 30, 2023 (the “Term Loan Derivative Settlement”). On July 3, 2023, in connection with the IPO, the Company used the net proceeds from the IPO, together with the proceeds resulting from the Term Loan Derivative Settlement and borrowings under the ABL Facility, to repay $300 million of borrowings outstanding under the Term Loan. Additionally, a subsidiary of Kodiak entered into a Novation, Assignment, and Assumption Agreement (“Novation Agreement”) with Kodiak Holdings, pursuant to which all of the Company’s remaining obligations under the Term Loan were assumed by Kodiak Holdings, and the Company’s obligations thereunder were terminated. The Company is no longer a borrower or guarantor under, nor otherwise obligated with respect to the debt outstanding under the Term Loan. As part of the $300 million repayment of the Term Loan, unamortized debt issuance costs of $4.4 million and fees of $2.4 million were recorded to loss on extinguishment for the three and nine months ended September 30, 2023. The carrying value of the term debt novated under the Novation Agreement of $689.8 million (comprised of $700.0 million of principal balance less $10.2 million of unamortized debt issuance costs) was considered an equity transaction with the Parent and recorded to additional paid-in capital in the statement of stockholder’s equity.

As of September 30, 2023, the scheduled maturities, without consideration of potential mandatory prepayments, of the long-term debt were as follows (in thousands):

Amount
Years ended December 31,
Remainder of 2023	$—
2024	—
2025	—
2026	—
2027	—
Thereafter	1,789,086

Total	$1,789,086

Debt Issuance Costs

Debt issuance costs of $41.2 million, as of September 30, 2023, are being amortized over the term of the ABL Facility. As of December 31, 2022, $34.2 million were being amortized over the terms of the ABL Facility and Term Loan. Amortization expense related to these costs of $0.2 million and $11.3 million for the three and nine months ended September 30, 2023, are included in interest expense in the accompanying condensed consolidated statements of operations. Amortization expense was $4.3 million and $9.5 million for the three and nine months ended September 30, 2022.

10. Derivative Instruments

The Company has entered into interest rate swaps exchanging variable interest rates for fixed interest rates and in prior periods, entered into interest rate collars that fix interest rates within a range through the simultaneous purchase of an interest rate cap and sale of an interest rate floor. The Company has not designated any derivative instruments as hedges for accounting purposes and does not enter into such instruments for speculative or trading purposes. The Company’s derivative instruments are recognized on the unaudited condensed consolidated balance sheets at fair value and classified as current or long-term depending on the maturity date of the derivative instrument and whether the net carrying value is in a net asset or net liability position. Realized and unrealized gains and losses associated with the derivative instruments are recognized in gain on derivative instrument within the unaudited condensed consolidated statements of operations.

On June 29, 2023, the Company terminated $750.0 million of notional amounts related to interest rate swaps and collars attributable to the Term Loan and recognized a gain on derivatives of $25.8 million during the nine months ended September 30, 2023.

The table below summarizes information related to the notional amount and maturity dates for interest rate swaps at September 30, 2023:

Notional Amount	Maturities
$125,000,000	12/4/2024
$225,000,000	12/5/2024
$200,000,000	6/14/2025
$125,000,000	12/6/2025
$175,000,000	6/14/2026
$125,000,000	6/22/2026
$125,000,000	12/6/2026
$75,000,000	5/18/2027
$100,000,000	5/19/2027
$200,000,000	5/19/2027
$125,000,000	12/6/2027

Of the total notional amount of $1.6 billion, $375 million is related to forward dated interest rate swaps with an effective date after September 30, 2023.

The following tables set forth the Company’s assets that were measured at fair value on a recurring basis during the period, by level, within the fair value hierarchy and classification of the Company’s derivative instruments not designated as hedging instruments on the accompanying condensed consolidated balance sheets (in thousands):

	As of September 30, 2023
	Level 1	Level 2	Level 3	Total
Current assets:
Interest rate swaps	$—	$—	$—	$—

Total current assets	$—	$—	$—	$—

Non-current assets:
Interest rate swaps	$—	$51,790	$—	$51,790

Total non-current assets	$—	$51,790	$—	$51,790

Total	$—	$51,790	$—	$51,790

	As of December 31, 2022
	Level 1	Level 2	Level 3	Total
Current assets:
Interest rate swaps	$—	$823	$—	$823

Total current assets	$—	$823	$—	$823

Non-current assets:
Interest rate swaps	$—	$48,955	$—	$48,955
Interest rate collars	—	15,562	—	15,562

Total non-current assets	$—	$64,517	$—	$64,517

Total	$—	$65,340	$—	$65,340

The following table summarizes the effects of the Company’s derivative instruments in the condensed consolidated statements of operations (in thousands):

Derivative Instruments Not Designated as Hedging Instrument	Location of Gain Recognized	Three Months Ended September 30,
		2023	2022
Interest rate swaps	Gain on derivatives	$15,141	$44,809
Interest rate collars	Gain on derivatives	—	7,053

Total gain on derivative		$15,141	$51,862

Derivative Instruments Not Designated as Hedging Instrument	Location of Gain (Loss) Recognized	Nine Months Ended September 30,
		2023	2022
Interest rate swaps	Gain on derivatives	$42,649	$54,796
Interest rate collars	Gain (loss) on derivatives	(569)	22,176

Total gain on derivative		$42,080	$76,972

We record derivative instruments at fair value using level 2 inputs of the fair value hierarchy. The interest rate swaps and interest rate collars are valued using a discounted cash flow analysis on the expected cash flows of each derivative using observable inputs from actively quoted public markets. including interest rate curves and credit spreads.

11. Fair Value Measurements

The Company’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, derivative instruments and long-term debt. The carrying amounts of cash and cash equivalents, accounts receivable, accrued liabilities, and accounts payable are representative of their respective fair values due to the short-term maturity of these instruments. The fair value of debt and contingent consideration are considered Level 3 measurements. These fair value measurements are based on unobservable inputs. The fair value of variable rate long-term debt is based upon the current market rates for debt with similar credit risk and maturity which approximates fair value. Debt includes the ABL Facility and is shown net of unamortized debt issuance cost in the tables below. The contingent consideration liability is measured at fair value each reporting period and changes in estimates of fair value are recognized in earnings. The fair value estimate reflects the contractual terms of the purchase agreement (e.g., potential payment amounts, length of measurement periods, manner of calculating any amounts due) and utilizes assumptions with regard to future cash flows, probabilities of achieving such future cash flows and a discount rate. Depending on the contractual terms of the purchase agreement, the probability of achieving future cash flows generally represents the only significant unobservable input. There was no change in the fair value of contingent consideration during the three and nine months ended September 30, 2023. See fair value tables below (in thousands):

	As on September 30, 2023
	Level 1	Level 2	Level 3	Total
Debt	$—	$—	$1,747,912	$1,747,912
Contingent Consideration	—	—	3,673	3,673

Total	$—	$—	$1,751,585	$1,751,585

	As of December 31, 2022
	Level 1	Level 2	Level 3	Total
Debt	$—	$—	$2,720,019	$2,720,019
Contingent Consideration	—	—	3,673	3,673

Total	$—	$—	$2,723,692	$2,723,692

12. Stockholders’ Equity

Holders of the Company’s common stock are entitled to one vote for each share. As of September 30, 2023 and December 31, 2022, there were 77,400,000 and 59,000,000 shares of common stock issued and outstanding, respectively. Holders of common stock are entitled to receive, in the event of a liquidation, dissolution or winding up, ratably the assets available for distribution to the stockholders after payment of all liabilities.

On July 3, 2023, 16,000,000 shares of common stock were issued and sold as part of the closing of the IPO, resulting in net proceeds of $230.8 million, after deducting expenses and underwriting discounts and commissions payable by us. On July 13, 2023, the underwriters exercised in full their option to purchase additional shares of common stock pursuant to the underwriting agreement relating to the IPO. On July 13, 2023, the Company issued and sold an additional 2,400,000 shares of common stock at a price to the public of $16.00 per share. The Company received net proceeds of approximately $36.2 million, after deducting underwriting discounts and commissions payable. The net proceeds were used for repayment of existing indebtedness and general corporate purposes. After giving effect to these transactions, Kodiak had 77,400,000 shares of common stock issued and outstanding.

Class B and C Profits Interests

Prior to the IPO, Kodiak Holdings issued incentive awards to certain employees of Kodiak Gas Services, LLC (a wholly-owned subsidiary of the Company) in the form of Class B incentive units (“Class B Units”). The Company records stock-based compensation expense associated with the Class B Units because of the employment relationship of the grantees with Kodiak Gas Services, LLC.

On March 6, 2019, 61,098.4 Class B Units were authorized under the Kodiak Holdings 2019 Class B Unit Incentive Plan for grants to certain employees and non-employee board members. These Class B Units are intended to constitute “profits interests” for federal income tax purposes, but constitute a substantive class of equity under GAAP. As of September 30, 2023 , there were 60,406.9 authorized Class B Units and 57,058.5 were outstanding. As of December 31, 2022, there were 61,068.0 authorized Class B Units and 60,363.4 were outstanding. There were no Class B Units granted in the nine months ended September 30, 2023 or 2022. Twenty-five percent (25%) of the Class B Units are subject to time vesting (the “Time-Vesting Units”) and the remaining 75% of the Class B Units are subject to performance-vesting (the “Performance-Vesting Units”). Time-Vesting Units vest in equal annual installments on each of the first five anniversaries of the applicable vesting commencement date, subject to the Class B Unit holder’s continuous service through the applicable vesting date. Performance-Vesting Units vest based on the achievement of certain investor return metrics, subject to the Class B Unit holder’s continuous service through the applicable vesting date. Holders of Class B Units are entitled to distributions on vested awards in accordance with the Kodiak Holdings distribution waterfall. Class B Units are not subject to any conversion rights other than an automatic conversion to Class C incentive units (“Class C Units”) in connection with certain terminations of employment. Each Class C Unit is eligible to receive distributions up to an amount equal to the fair market value of the corresponding converted Class B Unit on the date of conversion. As of September 30, 2023 no material conversions had occurred.

There are no performance hurdles associated with the Time-Vesting Units. The fair value of each incentive award was estimated on its applicable grant date using an option pricing model.

Stock compensation expense is recognized ratably over the vesting period of the awards. During the nine months ended September 30, 2023 and 2022, approximately $1.4 million and $0.6 million, respectively, in stock compensation expense was recognized in selling, general and administrative expenses. As of September 30, 2023, there were 3,079.1 unvested Time-Vesting Units, representing $0.5 million in unrecognized stock compensation expense.

2023 Omnibus Incentive Plan

On June 20, 2023, Kodiak’s board of directors authorized and adopted the Kodiak Gas Services, Inc. Omnibus Incentive Plan (the “Omnibus Plan”) for employees, consultants and directors. The Omnibus Plan enables Kodiak’s board of directors (or a committee authorized by Kodiak’s board of directors) to award incentive and non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, stock awards, dividend equivalents, other stock-based awards, cash awards and substitute awards intended to align the interests of service providers, including the Company’s named executive officers, with those of the Company’s stockholders. A total of 6,375,000 shares of common stock have been reserved for issuance pursuant to awards under the Omnibus Plan.

On June 29, 2023, Kodiak granted 1,297,188 shares of common stock equity awards to certain employees, including Kodiak’s named executive officers, pursuant to awards under the Omnibus Plan. 985,313 of the shares were granted pursuant to awards of time-based restricted stock units (“RSUs”) that vest ratably over a three-year period, subject to continuous service through each vesting date. 311,875 of the shares were granted pursuant to awards of performance stock units (“PSUs”) that cliff vest at the end of a three-year performance period, with the ultimate number of shares earned and issued ranging from 0-190% of the number of shares subject to the PSU award, subject to continuous service through the end of the performance period.

The following table summarizes award activity under the Omnibus Plan for the nine-month period ending September 30, 2023:

	RSUs		PSUs
	Number of RSUs	Weighted-Average Price	Number of PSUs	Weighted-Average Price
Outstanding at December 31, 2022	—	—	—	—
Granted	985,313	$16.00	311,875	$16.99
Vested or exercised	—	—	—	—
Forfeited	(20,679)	—	—	—

Outstanding at September 30, 2023	964,634	$16.00	311,875	$16.99

Restricted stock awards expected to vest	964,634	$16.00	311,875	$16.99

As of September 30, 2023, the total future compensation cost related to non-vested equity awards was approximately $18.7 million assuming the performance-based restricted stock units vest at 100% per the terms of the applicable award. During the three and nine months ended September 30, 2023, approximately $2.0 million in stock compensation expense was recognized in selling, general and administrative expenses. There was no such expense recorded for the three and nine months ended September 30, 2022.

13. Commitments and Contingencies

Purchase Commitments

Purchase commitments primarily consist of future commitments to purchase new compression units ordered but not received. The commitments as of September 30, 2023, were $215.7 million, of which $182.9 million is expected to be settled within the next twelve months.

Contingent Consideration

The Company agreed to pay, as contingent consideration, up to $3.7 million of certain past due accounts receivable acquired in connection with a prior acquisition in 2019, if collected, to the seller. The Company records contingent consideration at the acquisition and end of reporting periods at fair value in accrued liabilities. As of September 30, 2023 and December 31, 2022, none of the outstanding receivables had been collected.

Sales Tax Contingency

Between October 2019 and April 2023, the Company received notices from the Texas Comptroller’s office in regards to audits for periods ranging from December 2015 through December 2022. The audits pertain to whether the Company may owe sales tax on certain of its compression equipment that it had purchased during that time period. As of December 31, 2022, the Company had accrued a total amount of $27.8 million for this contingent liability. During the nine months ended September 30, 2023, based on current information the Company accrued an additional $0.9 million and as of September 30, 2023, the Company had accrued a total of $28.7 million for this contingent liability.

Legal Matters

From time to time, the Company may become involved in various legal matters. Management believes that there are no legal matters as of September 30, 2023 whose resolution could have a material adverse effect on the unaudited condensed consolidated financial statements.

14. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following (in thousands):

	As of September 30, 2023	As of December 31, 2022
Prepaid insurance	$3,733	$3,997
Prepaid rent	799	589
Deferred IPO issuance costs	—	3,047
Deferred project costs	3,538	—
Interest rate swap receivable	1,559	—
Other	3,624	1,887

Total prepaid expenses and other current assets	$13,253	$9,520

15. Accrued Liabilities

Accrued liabilities consist of the following (in thousands):

	As of September 30, 2023	As of December 31, 2022
Sales tax liability	$28,688	$27,820
Accrued interest	11,746	16,347
Accrued bonus	10,475	7,764
Accrued taxes	14,675	9,667
Accrued payroll	1,036	2,744
Accrued legal fee	1,823	1,906
Lease liabilities - current portion	—	3,090
Contingent consideration	3,673	3,673
Accrued accounts payable	16,629	14,080
Accrued insurance	109	2,231
Station construction accrual	12,361	—
Other	1,233	4,551

Total accrued liabilities	$102,448	$93,873

16. Income Taxes

For the three and nine months ended September 30, 2023, the Company recorded income tax expense of $7.9 million and $9.8 million, respectively. Income tax expense for the three and nine months ended September 30, 2022 was $14.3 million and $32.5 million, respectively. The effective tax rate was approximately 26.6% and 26.6% for the three and nine months ended September 30, 2023, compared to 23.8% and 23.7% for the three and nine months ended September 30, 2022. The difference between the Company’s effective tax rates for the three and nine months ended September 30, 2023 and 2022 and the U.S. statutory tax rate of 21% was primarily due to state income taxes.

In August 2022, the U.S. Inflation Reduction Act of 2022 and the CHIPS and Science Act of 2022 were signed into law. These acts include, among other provisions, a corporate alternative minimum tax of 15%, an excise tax on the repurchase of corporate stock, various climate and energy provisions, and incentives for investment in semiconductor manufacturing. These provisions are not expected to have a material impact on the Company’s results of operations or financial position.

The Company did not have any uncertain tax benefits as of September 30, 2023 and December 31, 2022. For the three and nine months ended September 30, 2023 and 2022, the Company had no accrued interest or penalties related to uncertain tax positions and no amounts had been recognized in the condensed consolidated statement of operations.

17. Defined Contribution Plan

The Company maintains a defined contribution savings plan for its employees. The Company contributed $0.7 million and $2.3 million to the plan for the three and nine months ended September 30, 2023, respectively. The Company contributed $0.7 million and $2.1 million to the plan for the three and nine months ended September 30, 2022, respectively.

18. Segments

The Company manages its business through two operating segments: Compression Operations and Other Services. Compression Operations consists of operating Company-owned and customer-owned compression infrastructure for its customers, pursuant to fixed-revenue contracts to enable the production, gathering and transportation of natural gas and oil. Other Services consists of a full range of contract services to support the needs of customers, including station construction, maintenance and overhaul, and other ancillary time and material based offerings.

The Company evaluates performance and allocates resources based on the gross margin of each segment, which includes revenues directly attributable to the specific segment and all costs of service directly attributable to the specific segment, which includes cost of operations and depreciation and amortization. Depreciation and amortization for the Compression Operations segment was $46.1 million and $136.4 million for the three and nine months ended September 30, 2023 respectively. Depreciation and amortization for the Compression Operations segment was $44.1 million and $129.9 million for the three and nine months ended September 30, 2022 respectively. Revenue includes only sales to external customers. The following table represents financial metrics by segment (in thousands):

	Compression Operations	Other Services	Total
Three Months Ended September 30, 2023
Revenue	$186,673	$44,310	$230,983
Gross margin	75,116	5,490	80,606
Total assets	3,213,764	30,476	3,244,240
Capital expenditures	51,539	—	51,539
Three Months Ended September 30, 2022
Revenue	$163,662	$18,983	$182,645
Gross margin	63,679	4,946	68,625
Total assets	3,133,249	3,715	3,136,964
Capital expenditures	53,755	—	53,755
Nine Months Ended September 30, 2023
Revenue	$545,989	$78,412	$624,401
Gross margin	216,318	12,505	228,823
Total assets	3,213,764	30,476	3,244,240
Capital expenditures	145,573	—	145,573
Nine Months Ended September 30, 2022
Revenue	$483,965	$44,172	$528,137
Gross margin	186,907	9,534	196,441
Total assets	3,133,249	3,715	3,136,964
Capital expenditures	199,707	—	199,707

The following table reconciles total gross margin to income before income taxes (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Total gross margin	$80,606	$68,625	$228,823	$196,441
Selling, general and administrative expenses	(19,648)	(11,190)	(46,171)	(32,760)
Gain on sale of capital assets	—	818	721	825
Interest expense, net	(39,710)	(49,859)	(182,030)	(104,616)
Loss on extinguishment of debt	(6,757)	—	(6,757)	—
Gain on derivatives	15,141	51,862	42,080	76,972
Other (expense) income	38	(19)	39	(10)

Income before income taxes	$29,670	$60,237	$36,705	$136,852

19. Earnings Per Share of Common Stock

Basic earnings per share is computed using the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share of common stock is computed by using the weighted average shares of common stock outstanding, including the dilutive effect of restricted shares based on an average share price during the period. For the three and nine months ended September 30, 2023 and September 30, 2022, there were no anti-dilutive shares, respectively. The computations of basic and diluted earnings per share for the three and nine months ended September 30, 2023 and September 30, 2022 are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except share and per share data)	2023	2022	2023	2022
Net income	$21,766	$45,900	$26,940	$104,356
Basic weighted average shares of common stock	76,731,868	59,000,000	64,954,244	59,000,000
Effect of dilutive securities	167,615	—	167,615	—

Diluted weighted average shares of common stock	76,899,483	59,000,000	65,121,859	59,000,000

Basic earnings per share of common stock	$0.28	$0.78	$0.41	$1.77
Diluted earnings per share of common stock	$0.28	$0.78	$0.41	$1.77

20. Subsequent Events

The following event occurred subsequent to the date the condensed financial statements were available to be issued:

On October 24, 2023 the Company’s board of directors declared an initial cash dividend of $0.38 per share of common stock, or $1.52 per share of common stock on an annualized basis, for the third quarter of 2023. The cash dividend of approximately $29 million will be paid on November 10, 2023 to all stockholders of record as of the close of business on November 3, 2023.

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors

Kodiak Gas Services, Inc.

Montgomery, Texas

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Kodiak Gas Services, Inc. (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO USA, LLP

We have served as the Company’s auditor since 2020.

Houston, Texas

March 6, 2023

KODIAK GAS SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	As of December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$20,431	$28,795
Accounts receivable, net	97,551	80,749
Inventories, net	72,155	48,353
Fair value of derivative instruments	823	—
Contract assets	3,555	—
Prepaid expenses and other current assets	9,520	6,251

Total current assets	204,035	164,148
Property, plant and equipment, net	2,488,682	2,399,614
Operating lease right-of-use assets, net	9,827	—
Goodwill	305,553	305,553
Identifiable intangible assets, net	132,362	141,835
Fair value of derivative instruments	64,517	—
Other assets	564	449

Total assets	$3,205,540	$3,011,599

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$37,992	$37,593
Accrued liabilities	93,873	54,866
Contract liabilities	57,109	51,204
Fair value of derivative instruments	—	398

Total current liabilities	188,974	144,061
Long-term debt, net of unamortized debt issuance cost	2,720,019	1,845,122
Operating lease liabilities	6,754	—
Fair value of derivative instruments	—	21,625
Deferred tax liabilities	57,155	29,639
Other liabilities	3,545	11,081

Total liabilities	2,976,447	2,051,528

Commitments and contingencies (Note 10)
Stockholders’ Equity:
Common shares, $ 0.01 par value; 1,000 common shares authorized, 100 common shares issued and outstanding as of December 31, 2022 and 2021	1	1
Additional paid-in capital	33,778	871,992
Retained earnings	195,314	88,078

Total stockholders’ equity	229,093	960,071

Total liabilities and stockholders’ equity	$3,205,540	$3,011,599

See accompanying notes to the consolidated financial statements.

KODIAK GAS SERVICES, INC. CONSOLIDATED

STATEMENTS OF OPERATIONS

(in thousands, except share data)

	For Years Ended December 31,
	2022	2021
Revenues:
Compression Operations	$654,957	$583,070
Other Services	52,956	23,305

Total revenues	707,913	606,375
Operating expenses:
Cost of operations (exclusive of depreciation and amortization shown below):
Compression Operations	225,715	192,813
Other Services	41,636	17,364
Depreciation and amortization	174,463	160,045
Selling, general and administrative expenses	44,882	37,665
Long-lived asset impairment	—	9,107
(Gain) loss on sale of fixed assets	(874)	426

Total operating expenses	485,822	417,420

Income from operations	222,091	188,955
Other income (expenses):
Interest expense, net	(165,867)	(84,640)
Gain on derivatives	83,116	18,174
Other income (expense)	17	(99)

Total other expenses	(82,734)	(66,565)

Income before income taxes	139,357	122,390
Income tax expense (benefit)	33,092	(58,573)

Net income	$106,265	$180,963

Earnings per share:
Basic and diluted earnings per share	$1,062,650	$1,809,630
Weighted-average shares outstanding - basic and diluted	100	100

See accompanying notes to the consolidated financial statements.

KODIAK GAS SERVICES, INC. CONSOLIDATED STATEMENTS

OF STOCKHOLDERS’ EQUITY

(in thousands, except share data)

	Common Shares		Additional Paid- In Capital	Retained Earnings (Accumulated Deficit)	Total Stockholders’ Equity
	Shares	Amount
Balance, January 1, 2021	100	$1	$848,262	$(92,977)	$755,286
Contribution from parent	—	—	24,000	—	24,000
Equity compensation	—	—	(270)	1,224	954
Distribution to parent	—	—	—	(1,132)	(1,132)
Net income	—	—	—	180,963	180,963

Balance, December 31, 2021	100	1	871,992	88,078	960,071
Equity compensation	—	—	(214)	971	757
Distribution to parent	—	—	(838,000)	—	(838,000)
Net income	—	—	—	106,265	106,265

Balance, December 31, 2022	100	$1	$33,778	$195,314	$229,093

See accompanying notes to the consolidated financial statements.

KODIAK GAS SERVICES, INC. CONSOLIDATED

STATEMENTS OF CASH FLOWS

(in thousands)

	For Years Ended December 31,
	2022	2021
Cash flows from operating activities:
Net income	$106,265	$180,963
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	174,463	160,045
Stock-based compensation expense	971	1,224
Long-lived asset impairment	—	9,107
Amortization of debt issuance costs	13,727	6,944
Non-cash lease expense	2,817	—
Provision for bad debt	86	(538)
Inventory reserve	500	—
(Gain) loss on sale of fixed assets	(874)	426
Change in fair value of derivatives	(87,363)	(40,827)
Deferred tax provision (benefit)	27,301	(60,972)
Changes in operating assets and liabilities:
Accounts receivable, net	(16,887)	(14,936)
Inventories	(24,302)	(2,969)
Contract assets	(3,555)	—
Prepaid expenses and other current assets	(3,269)	1,399
Accounts payable	(1,518)	(2,776)
Accrued liabilities	25,579	5,240
Contract liabilities	5,905	7,648

Net cash provided by operating activities	219,846	249,978

Cash flows from investing activities:
Purchase of capital assets	(259,349)	(201,934)
Proceeds from sale of capital assets	8,082	13
Investment in fund	(102)	(36)
Other	(13)	(77)

Net cash used in investing activities	(251,382)	(202,034)

Cash flows from financing activities:
Borrowings on debt instruments	1,613,886	564,109
Payments on debt instruments	(724,895)	(629,346)
Payment of debt issuance cost	(27,819)	(885)
Contribution from parent	—	24,000
Distribution to parent	(838,000)	(1,132)

Net cash provided by (used in) financing activities	23,172	(43,254)

Net (decrease) increase in cash and cash equivalents	(8,364)	4,690
Cash and cash equivalents - beginning of year	28,795	24,105

Cash and cash equivalents - end of year	$20,431	$28,795

Supplemental cash disclosures:
Cash paid for interest	$147,513	$97,234
Cash paid for taxes	$2,177	$1,850
Supplemental disclosure of non-cash investing activities:
Non-cash accrued capital expenditures	$(1,918)	$(6,961)

See accompanying notes to the consolidated financial statements.

KODIAK GAS SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Description of Business

Kodiak Gas Services, Inc. (the “Company”, “Kodiak” or “KGS”) began operations in 2011 as Kodiak Gas Services, LLC. Shortly after commencing operations, the Company acquired all the assets and liabilities of KGS Investments, Inc. On February 8, 2019, Kodiak was acquired by EQT Partners through Frontier Acquisition I, Inc. and Frontier Acquisition II, Inc. (collectively, “Frontier”). On October 24, 2019, Kodiak acquired Pegasus Optimization Managers, LLC (“Pegasus”), a provider of natural gas compression operations. Kodiak’s key areas of operation are located in the Permian Basin and Eagle Ford Shale with other areas of operation in the Powder River Basin, Mid-Continent Region, DJ Basin, Appalachian Basin, Barnett Shale / East Texas Region and Black Warrior Basin.

We are an operator of contract compression infrastructure in the U.S. We operate our compression units under, fixed-revenue contracts with upstream and midstream customers. We manage our business through two operating segments: Compression Operations and Other Services. Compression Operations consists of operating Company- owned and customer-owned compression infrastructure for our customers to enable the production and gathering and transportation of natural gas and oil. Other Services consists of station construction, maintenance and overhaul, and other ancillary time and material-based offerings.

See Note 16 (“Segments”) to our Consolidated Financial Statements.

2. Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The accompanying consolidated financial statements of the Company have been prepared on the accrual basis using principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC. These consolidated financial statements include the accounts of Kodiak Gas Services, Inc. and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated upon consolidation.

Segment Information

The Company operates in two business segments. Operating segments are defined as components of an enterprise about which separate financial information is evaluated regularly by the chief operating decision maker, who is the Company’s chief executive officer (“CEO”), in deciding how to allocate resources and assessing performance. The Company has identified the operating segments as Compression Operations and Other Services. The Company’s chief operating decision maker allocates resources and assesses performance of the two operating segments based upon discrete financial information at the operating segment level.

The Company manages its business through two operating segments: Compression Operations and Other Services. Compression Operations consists of operating Company-owned and customer-owned compression infrastructure for its customers, pursuant to fixed-revenue contracts to enable the production, gathering and transportation of natural gas and oil. Other Services consists of a full range of contract services to support the needs of our customers including station construction, maintenance and overhaul, and other ancillary time and material-based offerings. See Note 16 (“Segments”) to our Consolidated Financial Statements.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of

KODIAK GAS SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions used in preparing the accompanying consolidated financial statements. Significant estimates and assumptions that impact these consolidated financial statements relate to, among other things, allowance for doubtful accounts, estimates of net realizable value on excess obsolete inventory, capitalized installation costs and commissioning costs, fair value of derivative instruments, estimates of cost to complete on revenue contracts with customers, and useful lives of property, plant and equipment.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Revenue Recognition

The Company recognizes revenue when obligations under the terms of a contract with customer are satisfied. Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring products or providing services to our customers. See Note 3 (“Revenue Recognition”) for more detailed information about revenue recognition for the years ended December 31, 2022 and 2021.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivables are recorded at their outstanding balances, net of any allowances for doubtful accounts, if determined necessary. In determining the allowance for doubtful accounts, the Company considers the length of time receivable balances have been outstanding, current economic conditions, and customer-specific information. Accounts deemed uncollectible are applied against the allowance for doubtful accounts. Recoveries of accounts receivable previously written off are recorded when received. There was $0.9 million and $1.0 million in allowance for doubtful accounts at December 31, 2022 and 2021, respectively.

Inventories

Inventories consist of non-serialized spare parts, fluids and other supplies consumed in the performance of revenue-generating services and parts and supplies inventory for the repair and maintenance of the Company’s equipment fleet. Serialized parts consist of components inventory to support the Company’s equipment fleet. Inventories are measured at the lower of cost or net realizable value. Cost is determined using weighted-average cost. The Company recognizes decreases in inventory values for certain items through reductions of carrying values to lower of cost or net realizable value on an as needed basis. Periodically, obsolescence reviews are performed on slow-moving inventories and reserves are established based on estimated shrinkage between physical inventory counts, changes in customer demand, technological developments, or other economic factors. These reserves are included within non-serialized parts.

Inventories consist of the following (in thousands):

	As of December 31,
	2022	2021
Non-serialized parts	$61,082	$44,308
Serialized parts	11,073	4,045

Total inventories	$72,155	$48,353

KODIAK GAS SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Property, Plant and Equipment, Net

Property, plant and equipment acquired in connection with business combinations are recorded at fair value as of the date of acquisition. All other additions of property, plant and equipment, which primarily consist of compression equipment, are recorded at cost. The Company depreciates the cost of property, plant and equipment using the straight-line method over the estimated useful lives. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss are reflected in the accompanying consolidated statements of operations for the period. The cost of additions and improvements that extend the useful lives of property, plant and equipment beyond its original life are capitalized. Routine maintenance and repair items are charged to current operations.

The Company uses estimates to capitalize installation costs associated with the transport, installation, and commissioning of each compressor unit. Costs associated with these estimates include all direct costs required to get the unit in service for its intended use such as labor, parts, materials, and any other services that are unique in nature to each individual compressor unit. Capitalized installation costs are depreciated over the life of the agreement with the customer.

Impairment of Long-Lived Assets

Long-lived assets, including property, plant, and equipment, and other finite-lived identifiable intangible assets, are reviewed for impairment whenever events or changes in circumstances, including the removal of compressors from active fleet, indicate that the carrying amount of an asset may not be recoverable. Such events and changes may include significant changes in performance relative to expected operating results, significant changes in asset use, significant negative industry or economic trends, and changes in the Company’s business strategy, among others. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to estimated future undiscounted net cash flows expected to be generated by the asset. Impairment losses are recognized in the period in which the impairment occurs and represent the excess of the asset carrying value over its estimated future discounted net cash flows. No impairment was recorded for the year ended December 31, 2022. In December 2021, certain compression equipment was identified as not being part of the Company’s ongoing operations. As such, a recoverability assessment was performed, and fair value was assessed using a combination of a market and cost approach. Based on the assessed fair value an impairment expense of $9.1 million was recorded for the year end December 31, 2021. For the year ended December 31, 2022, no triggering event for any long-lived assets was identified.

Leases

As a result of the Company’s adoption of ASC 842 Leases on January 1, 2022, the Company recorded an operating lease right-of-use (“ROU”) asset and an operating lease liability on the consolidated balance sheet. Under previous guidance, operating leases were not recorded to the balance sheet. The Company determines if an arrangement is a lease at inception. Operating leases are included in lease right-of-use assets, and operating lease liabilities in the Company’s consolidated balance sheets.

ROU lease assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. ROU lease assets and liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. As most of the Company’s leases do not provide an implicit rate, the Company uses the incremental borrowing rate based on the information available on the commencement date in determining the present value of lease payments. ROU lease assets also include any lease payments made and exclude lease incentives. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the

KODIAK GAS SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Company will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term. Variable costs such as the Company’s proportionate share of actual costs for utilities, common area maintenance, property taxes and insurance are not included in the lease liability and are recognized in the period in which they are incurred.

For short-term leases (leases that have terms of twelve months or less upon commencement), lease payments are recognized on a straight-line basis and no ROU assets are recorded. For certain equipment leases, such as office equipment, we have elected to account for the lease and non-lease components as a single lease component. The Company has elected to apply the bright line thresholds as established under ASC 840 in determining the classification of leases under ASC 842 as an accounting policy election.

As it relates to the Company’s compression operations service agreements, in which the Company is a lessor, the services nonlease component is predominant over the compression package lease component and therefore recognition of these agreements will continue to follow the ASC 606 Revenue guidance. Under previous guidance, no separation of lease and nonlease component is required, for either lessee or lessor.

Identifiable Intangible Assets, Net

Identifiable intangible assets acquired in connection with business combinations are recorded at fair value as of the date of acquisition. Other intangible assets are recorded at cost. The cost of identifiable intangible assets with finite lives are amortized using the straight-line method over their estimated useful lives, which is the period over which the assets are expected to contribute directly or indirectly to future cash flows. The Company’s identifiable intangible assets consist of trade name and customer relationships.

Goodwill

Goodwill represents the excess of acquisition consideration paid over the fair value of net assets and liabilities acquired. Goodwill is not amortized, but rather is reviewed for impairment on an annual basis (or more frequently if impairment indicators exist). The Company tests goodwill at the reporting unit level, which is the level for which there are distinct cash flows, products, capabilities and available financial information by first performing a qualitative assessment to determine if it is more likely than not that the carrying value of the entity exceeds its fair value. As of December 31, 2022 and 2021, the Company has two reporting units, however the entire goodwill balance was allocated to the Company’s Compression Operations reporting unit.

The Company conducts an annual impairment test during the fourth quarter or more frequently if there are indicators that goodwill may be impaired. The Company first performs a qualitative assessment, and if based on this assessment, it may be more likely than not that goodwill may be impaired then the Company must determine the fair value of the reporting unit and compare it to the reporting unit’s carrying value. Factors utilized in the qualitative assessment include macroeconomic conditions, industry and market considerations, cost factors, overall financial performance and Company specific events. Fair value of the reporting unit is determined based on the present value of estimated cash flows using available information regarding expected cash flows of each reporting unit, discount rates and the expected long-term cash flow growth rates. If the fair value of the reporting unit exceeds the carrying value, goodwill is not impaired, and no further testing is performed. The Company records impairment when the carrying value exceeds the fair value and to the extent there is remaining goodwill in the reporting unit under a one-step model.

The Company performed a qualitative test and noted that there were no events or circumstances occurring that indicated that the fair value of the Compression Operations reporting unit may be below its carrying amount. No goodwill impairment was recorded for the years ended December 31, 2022 and 2021.

KODIAK GAS SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Application of the goodwill impairment test requires judgments, including a qualitative assessment to determine whether there are any impairment indicators, and determining the fair value of the reporting unit if an impairment indicator is present. A number of significant assumptions and estimates are involved in the application of the income approach to forecast future cash flows, including revenue and operating income growth rates, discount rates and other factors. While we believe that our estimates of current value are reasonable, if actual results differ from the estimates and judgments used including such items as future cash flows and the volatility inherent in markets which we serve, impairment charges against the carrying value of those assets could be required in the future.

Earnings Per Share

Basic net income per share is computed by dividing net income attributable to common shareholders by the weighted-average number of common stock outstanding. Diluted net income per share is computed by dividing net income attributable to common stockholders by the Basic Weighted-Average Shares Outstanding plus all potential dilutive common shares outstanding during the period. However, the Company does not have any dilutive common shares outstanding during the years ended December 31, 2022 and 2021, respectively.

Deferred Financing Costs

Financing costs incurred related to debt issuance are deferred and amortized over the term of the related debt using a method that approximates the effective interest rate method. Unamortized debt issuance costs are recorded as a direct deduction from the carrying amount of the related loans on the consolidated balance sheets. Costs incurred in connection with revolving credit facilities are capitalized and amortized over the term of the loan.

There were unamortized debt issuance costs of $34.2 million and $20.1 million at December 31, 2022 and 2021, respectively, which are being amortized over the terms of the ABL Facility and Term Loan. Amortization expense related to these costs of $13.7 million and $6.9 million for the years ended December 31, 2022 and 2021, respectively, are included in interest expense in the accompanying consolidated statements of operations.

Derivative Instruments

In accordance with ASC Topic 815, Derivatives and Hedging (“ASC Topic 815”), the Company recognizes derivative instruments on the consolidated balance sheets at fair value, with classification as current or non-current based upon the maturity of the derivative instrument. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative and whether the Company has elected to designate the derivative as being in a hedging relationship. Currently, the Company’s interest rate swaps and interest rate collars are intended to economically hedge certain risks (“economic hedges”). The Company has elected not to apply hedge accounting to these instruments under ASC Topic 815; accordingly, all gains and losses on derivative instruments have been recognized in the accompanying consolidated statements of operations as gain (loss) on derivatives.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and deferred tax liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, the Company determines deferred tax assets and deferred tax liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The

KODIAK GAS SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

effect of a change in tax rates on deferred tax assets and deferred tax liabilities is recognized in income in the period that includes the enactment date. Management is not aware of any changes in tax laws or rates that would have a material impact on our financial position, results of operations or cash flows.

The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, carryback potential if permitted under the tax law, and results of recent operations. If the Company determines that it would be able to realize its deferred tax assets in the future, in excess of their net recorded amount, the Company would make an adjustment to the valuation allowance against deferred tax assets, which would reduce the provision for income taxes.

The Company applies a “more-likely-than-not” recognition threshold for all tax uncertainties. This approach only allows the recognition of those tax benefits that have a greater than 50% percent likelihood of being sustained upon examination by the taxing authorities. As a result of implementing this approach, the Company has reviewed its tax positions and determined there were no outstanding or retroactive tax positions with less than a 50% likelihood of being sustained upon examination by the taxing authorities. The Company believes that there are no tax positions taken or expected to be taken that would significantly increase or decrease unrecognized tax benefits within the next twelve months. The Company will recognize interest and penalties related to uncertain tax positions in income tax expense. None of the Company’s federal or state tax income tax returns are currently under examination by the Internal Revenue Service (“IRS”) or state authorities. However, fiscal years 2018 and later remain subject to examination by the IRS and respective states in the U.S.

On March 27, 2020, former President Trump signed into law the “Coronavirus Aid, Relief, and Economic Security (“CARES Act”). The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations, increased limitations on qualified charitable contributions, and technical corrections to tax depreciation methods for qualified improvement property. It also appropriated funds for the Small Business Administration (“SBA”) Paycheck Protection Program loans that are forgivable in certain situations to promote continued employment, as well as Economic Injury Disaster Loans to provide liquidity to small businesses harmed by COVID-19.

The Company examined the impact that the CARES Act may have on its business. The Company qualified for and put into practice deferment of the employer payable side of social security payments under the SBA Paycheck Protection Program totaling $1.7 million classified in accrued liabilities as of December 31, 2021. During 2022, the Company paid the outstanding amount of social security payments, presented on the consolidated balance sheets as accrued liabilities. The Company is unable to determine the impact future relief legislation will have on its financial condition, results of operation, or liquidity.

On August 16, 2022, the Inflation Reduction Act of 2022 (“IRA”) was enacted into law. The IRA contains significant tax law changes, including a corporate alternative minimum tax (“CAMT”) of 15% on adjusted financial statement income for applicable corporations, and a 1% excise tax on stock repurchases after December 31, 2022. The IRA also extends certain federal tax credits and creates new tax credits to promote sustainability initiatives. The Company examined the IRA and determined that it did not have a material impact on the consolidated financial statements. The Company will continue to monitor this legislation as additional guidance is issued by the U.S. Treasury Department.

KODIAK GAS SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fair Value Measurements

The Company uses any of three valuation approaches to measure fair value: the market approach, the income approach, and the cost approach in determining the appropriate valuation methodologies based on the nature of the asset or liability being measured and the reliability of the inputs used in arriving at fair value.

The Company’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, derivative instruments and long-term debt. The carrying amounts of cash and cash equivalents, accounts receivable, accrued liabilities, and accounts payable are representative of their respective fair values due to the short-term maturity of these instruments. The fair value of variable rate long- term debt is based upon the current market rates for debt with similar credit risk and maturity which approximates fair value. The Company records derivative instruments at fair value using level 2 inputs of the fair value hierarchy. The interest rate swaps and interest rate collar are valued using a discounted cash flow analysis on the expected cash flows of each derivative using observable inputs including interest rate curves and credit spreads. See Note 8 (“Derivative Instruments”) for more details.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. These fair value measurements incorporate nonperformance risk (i.e., the risk that an obligation will not be fulfilled) and credit risk.

The Company follows the provisions of ASC 820, Fair Value Measurements (“ASC 820”) for non-financial assets and liabilities measured on a non-recurring basis such as on a potential impairment loss related to goodwill and long-lived assets and assets and liabilities acquired in a business combination.

The inputs used in applying valuation techniques include assumptions that market participants would use in pricing the asset or liability (i.e., assumptions about risk). Inputs may be observable or unobservable. The Company uses observable inputs in the Company’s valuation techniques and classifies those inputs in accordance with the fair value hierarchy established by applicable accounting guidance, which prioritizes those inputs. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement).

The three levels of the valuation hierarchy are defined as follows:

•	Level 1 – Observable inputs such as quoted prices in active markets at the measurement date for identical, unrestricted assets or liabilities.

•

Level 2 – Other inputs that are observable directly or indirectly such as quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability.

•	Level 3 – Unobservable inputs for which there is little or no market data and which the Company makes its own assumptions about how market participants would price the assets and liabilities.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.

The fair value of debt and contingent consideration are considered Level 3 measurements. These fair value measurements are based on unobservable inputs. Debt includes the Asset Based Lending (ABL) facility and the Term Loan. The fair value estimate reflects the contractual terms of the purchase agreement (e.g., potential

KODIAK GAS SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

payment amounts, length of measurement periods, manner of calculating any amounts due) and utilizes assumptions with regard to future cash flows, probabilities of achieving such future cash flows and a discount rate. Depending on the contractual terms of the purchase agreement, the probability of achieving future cash flows of earnings generally represents the only significant unobservable input. The contingent consideration liability is measured at fair value each reporting period and changes in estimates of fair value are recognized in earnings. See fair value tables below (in thousands):

	As of December 31, 2022
	Level 1	Level 2	Level 3	Total
Debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	$—	$—	$2,720,019	$2,720,019
Contingent Consideration . . . . . . . . . . . . . . . .	—	—	3,700	3,700

Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	$—	$—	$2,723,719	$2,723,719

	As of December 31, 2021
	Level 1	Level 2	Level 3	Total
Debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	$—	$—	$1,845,122	$1,845,122
Contingent Consideration . . . . . . . . . . . . . . . .	—	—	3,700	3,700

Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	$—	$—	$1,848,822	$1,848,822

Concentrations of Credit Risk

The Company’s assets that are potentially subject to concentrations of credit risk are cash and cash equivalents and trade accounts receivable. Cash balances are maintained in financial institutions which at times exceed federally insured limits. The Company monitors the financial condition of the financial institutions in which accounts are maintained and has not experienced any losses in such accounts. The accounts receivable of the Company are spread over a number of customers, a majority of which are operators and suppliers to the natural gas and oil industries.

Major customers are defined as those individually comprising more than 10% of our revenues. For the year ended December 31, 2022, one customer comprised 13.0% of total revenues and all of these revenues were related to the Compression Operations segment. For the year ended December 31, 2021, two customers comprised 12.0% of total revenues each, and all of these revenues were related to the Compression Operations segment.

Recently Adopted Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842)(“ASC 842 Leases”), which requires entities to recognize lease assets and liabilities on the balance sheet and disclose key information about leasing arrangements. ASC 842 Leases was subsequently amended by ASU 2018-11, Codification Improvements to Topic 842, Leases, which provides entities with an additional (and optional) transition method to adopt the new leases standard (the “Comparatives Under 840 Option”).

The Company adopted these lease accounting standards effective January 1, 2022, using the modified retrospective transition method and elected the Comparatives Under 840 Option in which prior comparative information has not been recast and continues to be reported under the accounting standards in effect for those periods. Upon adoption, the Company elected the package of practical expedients to not reassess whether existing contracts contained a lease, the lease classification of existing leases and initial direct cost for existing

KODIAK GAS SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

leases. In addition to the package of practical expedients, the Company elected not to capitalize amounts pertaining to leases with terms less than twelve months, to use the portfolio approach to determine discount rates, and not to separate non-lease components from lease components. Adoption of ASC 842 Leases resulted in recognition of an operating right-of-use (“ROU”) lease asset of $11.4 million with a corresponding lease liability on the Company’s consolidated balance sheet at January 1, 2022. The Company did not recognize any finance lease ROU assets or liabilities upon adoption of ASC 842 Leases. There was no impact to the Company’s consolidated statements of operations, stockholders’ equity or cash flows upon adoption.

ASC 842 Leases also provides a practical expedient, elected by class of underlying asset, to not separate lease and nonlease components and instead account for those components as a single component if certain conditions are met. ASC 842 Leases also provides clarification for lessors on whether ASC 842 Leases or ASC Topic 606 Revenue from Contracts with Customers (“ASC 606 Revenue”) is applicable to the combined component based on determination of the predominant component. The Company concluded that for the Company’s contract compression services, in which the Company is a lessor, the services non-lease component is predominant over the natural gas compression unit lease component and therefore ongoing recognition of these agreements will continue to follow the ASC 606 Revenue guidance. The Company also elected, as a lessee, not to separate lease and nonlease components as it relates to the Company’s facility leases.

Recently Issued Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (“Topic 326”): Measurement of Credit Losses on Financial Instruments. Topic 326 states the Company will be required to use an expected-loss model for its marketable debt securities, available-for sale, which requires that credit losses be presented as an allowance rather than as an impairment write-down. Reversals of credit losses (in situations in which the estimate of credit losses declines) is permitted in the reporting period that the change occurs. Current U.S. GAAP prohibits reflecting reversals of credit losses in current period earnings. The amendments in this update are effective for the Company for fiscal years beginning after December 15, 2022. The Company does not expect the amendments to have a material impact on its consolidated financial statements.

In March 2020, the FASB issued ASU No. 2020-03, Codification Improvements to Financial Instruments, (“ASU 2020-03”). ASU 2020-03 improves and clarifies various financial instruments topics, including the current expected credit loss standard (“CECL”). ASU 2020-03 includes seven different issues that describe the areas of improvement and the related amendments to GAAP, intended to make the standards easier to understand and apply by eliminating inconsistencies and providing clarifications. This guidance is effective for the Company for fiscal years beginning after December 15, 2022. The Company is currently assessing the impact of this guidance on its consolidated financial statements.

KODIAK GAS SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Revenue Recognition

The following table disaggregates the Company’s revenue by type and timing of provision of services or transfer of goods (in thousands):

	Years Ended December 31,
	2022	2021
Services provided over time:
Compression Operations	$646,281	$573,073
Other Services	47,220	18,773

Total services provided over time	693,501	591,846

Services provided or goods transferred at a point in time:
Compression Operations	8,663	9,997
Other Services	5,749	4,532

Total services provided or goods transferred at a point in time	14,412	14,529

Total revenue	$707,913	$606,375

The Company derives its revenue from contracts with customers, which comprise the following revenue streams:

Compression Operations

Compression Operations consists of operating Company-owned and customer-owned compression infrastructure for our customers, pursuant to fixed-revenue contracts enabling the production, gathering and transportation of natural gas and oil.

Compression Operations for Kodiak owned, as well as customer-owned, compressors are generally satisfied over time as services are rendered at selected customer locations on a monthly basis and based upon specific performance criteria identified in the applicable contract. Terms are typically one to seven years and at the end of the term, transition to a month-to-month contract if not cancelled by either party. The monthly service for each location is substantially the same service month to month and is promised consecutively over the service contract term. The progress and performance of the service are measured consistently using a straight-line, time-based method as each month passes, because the performance obligations are satisfied evenly over the contract term as the customer simultaneously receives and consumes the benefits provided by the service.

If variable consideration exists, it is allocated to the distinct monthly service within the series to which such variable consideration relates. The Company has elected to apply the invoicing practical expedient to recognize revenue for such variable consideration, as the invoice corresponds to the value transferred to the customer based on our performance completed to date.

Service revenue earned primarily on freight and crane charges that are directly reimbursable by our customers are recognized at the point in time the service is provided and control is transferred to the customer. At such time, the customer has the ability to direct the use of the benefits of such service after the performance obligation is satisfied. The amount of consideration we receive and revenue we recognize is based upon the invoice amount.

There are typically no material obligations for returns, refunds, or warranties. The Company’s standard contracts do not usually include non-cash consideration.

KODIAK GAS SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Other Services

This revenue stream relates to compressor station construction services provided to certain customers and services provided based on time, parts and/or materials with contracted customers.

For most of the Company’s construction contracts, the customer contracts with the Company to provide a service of integrating a significant set of tasks and components into a single contract. Hence, the entire contract is accounted for as one performance obligation. The Company recognizes revenue over time as the Company performance creates or enhances an asset that the customer controls as the asset is created or enhanced.

For construction services, revenue is recognized using an input method. Measure of the progress towards satisfaction of the performance obligation is based on the actual amount of labor and material costs incurred. The amount of the transaction price recognized as revenue each reporting period is determined by multiplying the transaction price by the ratio of actual costs incurred to date to total estimated costs expected for the construction services. Judgment is involved in the estimation of the progress to completion. Any adjustments to the measure of the progress to completion is accounted for on a prospective basis. Changes to the scope of service is recognized as an adjustment to the transaction price in the period in which the change occurs.

Service provided based on time spent, parts and/or materials is generally short-term in nature and labor rates and parts pricing is agreed upon prior to commencing the service. The Company applies an estimated gross margin percentage, which is fixed based on historical time and materials-based service, to actual costs incurred. As revenue is recognized when time is incurred, this revenue is recognized at a point and time when the service is rendered.

Contract Assets and Liabilities

The Company recognizes a contract asset when the Company has the right to consideration in exchange for goods or services transferred to a customer. Contract assets are transferred to trade receivables when the rights become unconditional. The Company had contract assets of $3.6 million as of December 31, 2022 and no contract assets as of December 31, 2021. The Company records contract liabilities (deferred revenue) when cash payments are received or due in advance of performance. The Company’s deferred revenue was $57.1 million and $51.2 million, as of December 31, 2022 and 2021, respectively. As of January 1, 2022, the beginning balance for contract liability was $51.2 million. During the years ended December 31, 2022 and 2021 the Company recognized $51.2 million and $43.6 million, respectively, of revenue that was deferred as of the prior year end.

Performance Obligations

As of December 31, 2022, the aggregate amount of transaction price allocated to unsatisfied performance obligations related to the Company’s revenue for the Compression Operations segment is $1,042.4 million. The Company expects to recognize these remaining performance obligations as follows (in thousands):

	2023	2024	2025	2026	2027 and thereafter	Total
Remaining performance obligations	$471,091	$289,410	$153,944	$82,307	$45,599	$1,042,351

KODIAK GAS SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. Property, Plant and Equipment, Net

Property, plant and equipment, net consist of the following (in thousands):

	As of December 31,
	2022	2021
Compression equipment	$2,973,599	$2,731,638
Trailers and vehicles	7,193	6,516
Field equipment	15,501	11,417
Technology hardware and software	6,698	3,944
Leasehold improvements	1,947	1,772
Shipping containers	3,137	2,882
Furniture and fixtures	1,519	1,460
Other	981	1,541

Total property and equipment, gross	3,010,575	2,761,170
Less: accumulated depreciation	(521,893)	(361,556)

Property, plant and equipment, net	$2,488,682	$2,399,614

Depreciation expense was $165.0 million and $150.5 million for the years ended December 31, 2022 and 2021, respectively, and is recorded within depreciation and amortization on the accompanying consolidated statements of operations.

The estimated useful lives of assets are as follows:

Estimated Useful Life
Compression equipment	4-25 years
Trailers and vehicles	5 years
Field equipment	1-5 years
Technology hardware and software	3 years
Leasehold improvements	Shorter of remaining lease term or 5 years
Shipping containers	4 years
Furniture and fixtures	7 years
Other	Shorter of remaining lease term or estimated useful life

5. Leases

The Company maintains operating leases, primarily related to office space, and certain corporate equipment. The Company’s leases have remaining lease terms of up to 5 years, some of which include options that permit renewals for additional periods.

KODIAK GAS SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Operating Leases

Balance sheet information related to the Company’s operating leases were as follows (in thousands):

	Classification	For the year ended December 31, 2022
ROU assets, net	Operating lease ROU assets, net	$9,827
Lease liabilities:
Current	Accrued liabilities	$3,090
Noncurrent	Operating lease liabilities	6,754

Total lease liabilities		$9,844

The components of total lease expense are as follows (in thousands):

For the year ended December 31, 2022
Operating lease cost	$3,349
Variable lease cost	—
Short-term lease cost	337

Total lease cost	$3,686

The short-term lease cost disclosed above reasonably reflects the Company’s ongoing short-term lease commitments. These lease costs are primarily recorded within cost of operations.

Supplemental information related to the Company’s operating leases were as follows:

December 31, 2022
Weighted average remaining lease term (in years)	3.55
Weighted average discount rate	5.25%

Supplemental cash flow information related to the Company’s operating leases were as follows (in thousands):

For the year ended December 31, 2022
Operating cash flows - cash paid for amounts included in the measurement of operating lease liabilities	$3,332
Operating ROU assets obtained in exchange for new lease liabilities	$71

As of December 31, 2022, the Company does not have any additional operating and finance leases that have not yet commenced.

KODIAK GAS SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Maturities of operating lease liabilities, associated with ROU assets, as of December 31, 2022, were as follows (in thousands):

Operating Leases
Years ended December 31,
2023	$3,517
2024	3,119
2025	1,995
2026	1,313
2027	801
Thereafter	27
Total lease payments	10,772
Less: Interest	(928)
Total lease liabilities	$9,844

As of December 31, 2021, future minimum rentals under the non-cancellable operating leases under the scope of ASC 840 for certain office facilities are as follows (in thousands):

Operating Leases
Years ended December 31,
2022	$3,015
2023	2,165
2024	1,878
2025	1,116
2026	965
Thereafter	555
Total lease payments	$9,694

Rental expenses related to office leases amounted to $3.6 million for the year ended December 31, 2021.

6. Goodwill and Identifiable Intangible Assets, Net

There were no changes in the carrying amount of goodwill during the years ended December 31, 2022 and 2021. All of the goodwill was allocated to our Compression Operations reporting unit.

The Company’s identifiable intangible assets consist of the following as of December 31, 2022 and 2021 (in thousands):

	As of December 31, 2022
	Original Cost	Accumulated Amortization	Net Amount	Remaining Weighted Average Amortization Period (years)
Trade name	$13,000	$(2,531)	$10,469	16.1
Customer relationships	150,000	(28,107)	121,893	13.8

Total identifiable intangible assets	$163,000	$(30,638)	$132,362

KODIAK GAS SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	As of December 31, 2021
	Original Cost	Accumulated Amortization	Net Amount	Remaining Weighted Average Amortization Period (years)
Trade name	$13,000	$(1,881)	$11,119	17.1
Customer relationships	150,000	(19,284)	130,716	14.8

Total identifiable intangible assets	$163,000	$(21,165)	$141,835

Amortization expense was $9.5 million for each of the years ended December 31, 2022 and 2021 and is recorded within depreciation and amortization on the consolidated statements of operations.

At December 31, 2022, the following is a summary of future minimum amortization expense for identified intangible assets (in thousands):

Amount
Years ending December 31,
2023	$9,474
2024	9,474
2025	9,474
2026	9,474
2027	9,474
Thereafter	84,992

Total	$132,362

7. Debt and Credit Facilities

Debt consists of the following (in thousands):

	As of December 31,
	2022	2021
ABL Facility	$1,754,224	$1,465,234
Term Loan	1,000,000	400,000

Total debt outstanding	2,754,224	1,865,234
Less: current maturities	—	—
Less: unamortized debt issuance cost	(34,205)	(20,112)

Long-term debt, net of unamortized debt issuance cost	$2,720,019	$1,845,122

ABL Facility

As of January 1, 2021 the Company’s wholly-owned subsidiary had an ABL Facility with unaffiliated secured lenders and a bank as administrative agent. During 2021, the total facility was upsized from $1.7 billion to $1.875 billion to increase available liquidity under the facility. New lender fees and costs totaling $0.9 million were incurred and will be amortized over the life of the loans to interest expense. In May 2022, the Company completed a recapitalization and return of capital of $838 million to the Parent Company primarily by increasing the borrowings from the current ABL Facility and Term Loan of which $225 million is related to the ABL Facility.

KODIAK GAS SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On May 19, 2022, the Company’s wholly-owned subsidiary entered into the Third Amendment to the Third Amended and Restated Credit Agreement which mainly served to amend the applicable rate from LIBOR to the Secured Overnight Financing Rate (“SOFR”) and allow for the return of capital to the Parent Company. During

2022, the total facility was upsized from $1.875 billion to $2.050 billion to increase available liquidity under the facility. New lender fees and costs totaling $13.2 million were incurred and will be amortized over the life of the loans to interest expense.

Pursuant to the ABL Credit Agreement, the Company must comply with certain restrictive covenants, including a fixed charge coverage ratio and leverage ratio. As an update to the Third Amended and Restated Credit Agreement, the financial covenant restrictions were waived for the second quarter of 2022 and the maximum leverage ratio (calculated based on the ratio of Consolidated Total Debt to Consolidated EBITDA, each as defined in the ABL Credit Agreement) was increased to 7.25x through the first quarter of 2023; 7.00x thereafter through the third quarter of 2023; 6.75x thereafter through the first quarter of 2024; and 6.50x in the second quarter of 2024 and thereafter. All loan amounts are collateralized by the assets of the Company’s wholly-owned subsidiary. The Company was in compliance with all covenants as of December 31, 2022 and 2021.

The applicable interest rates as of December 31, 2022 were 9.50% (prime rate) and 7.60% (Term SOFR rate plus 0.10%) plus (3.00% spread). The applicable interest rates as of December 31, 2021 were 5.25% (prime rate) and 3.125% (LIBOR rate plus 3.00%).

The ABL Credit Agreement provides for a “revolving credit facility” that includes an arrangement, whereby, under certain events, remittances from customers are forwarded to a bank account controlled by the administrative agent and are applied to reduce borrowings under the facility. One such event occurs when availability falls below a specified threshold (i.e., the greater of $200.0 million or 10% of the aggregate commitments at such time of event). As of December 31, 2022 and 2021, availability under the agreement was in excess of the specified threshold and as such the entire balance was classified as long-term in accordance with its maturity. As previously mentioned, the ABL Credit Agreement matures in June 2024 and the Company expects to maintain it for the term and expects to be in compliance with all covenants or event of default provisions.

Term Loan

As of January 1, 2021 the Company’s wholly-owned subsidiary had a Term Loan Credit Agreement with unaffiliated unsecured lenders and a bank as administrative agent. In May 2022, the Company completed a recapitalization and return of capital of $838 million to the Parent Company primarily by increasing the borrowings from the current ABL Facility and Term Loan of which $600 million is related to the Term Loan as per the Amended and Restated Term Loan Credit Agreement entered into by the Company on May 19, 2022. As an update to the Amended and Restated Term Credit Agreement, the covenant restrictions were waived for the second quarter of 2022 and the maximum leverage ratio (calculated based on the ratio of Consolidated Total Debt to Consolidated EBITDA, each as defined in the Term Loan Credit Agreement) was increased to 7.50x through the first quarter of 2023; 7.25x thereafter through the third quarter of 2023; 7.00x thereafter through the first quarter of 2024; 6.75x thereafter through the first quarter of 2025; 6.50x thereafter through the first quarter of 2026; 6.25x thereafter through the fourth quarter of 2026; and 6.00x in the first quarter of 2027 and thereafter. Additionally, the amendment allowed for the return of capital to the Parent Company. New lender fees and costs totaling $14.6 million were incurred for this amendment and will be amortized over the life of the loans to interest expense.

Borrowings under the Term Loan bear the following applicable rates: interest rates are based on 6.00% plus an alternate base rate and 7.00% plus an adjusted eurocurrency rate for alternate base rate ABR loans and eurocurrency loans, respectively. The interest rates were 10.67% and 7.13% as of December 31, 2022 and 2021, respectively.

KODIAK GAS SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Term Loan has a maturity date of May 19, 2027, at which time all unpaid principal and interest is due. Commencing with the fiscal year ending December 31, 2023, an excess cash flow payment that would reduce the principal balance of the Term Loan is potentially due 120 days following each preceding fiscal year end. This excess cash flow payment is based the leverage ratio (calculated based on the ratio of Consolidated Total Debt to

Consolidated EBITDA, each as defined in the Term Loan Credit Agreement) at year end. Based on the calculated ratio, a payment percentage is applied to the excess cash flow to determine the amount, if any, due. The Company was in compliance with all financial covenants as of December 31, 2022 and 2021.

The ABL credit agreement and Term Loan restrict the Company’s wholly-owned subsidiary’s ability to: incur additional indebtedness and guarantee indebtedness; pay dividends or make other distributions or repurchase or redeem equity interests; prepay, redeem or repurchase certain debt; issue certain preferred units or similar equity securities; make loans and investments; sell, transfer or otherwise dispose of assets; incur liens; enter into transactions with affiliates; enter into agreements restricting our restricted subsidiaries’ ability to pay dividends; enter into certain swap agreements; amend certain organizational documents; enter into sale and leaseback transactions; and consolidate, merge or sell all or substantially all of our assets. The restricted net assets of the wholly-owned subsidiary of the Company exceed 25% of the consolidated net assets of the Parent. See Note 18, “Parent Company Information”.

As of December 31, 2022, the scheduled maturities, without consideration of potential mandatory prepayments, of the long-term debt were as follows (in thousands):

Amount
Years ended December 31,
2023	$—
2024	1,754,224
2025	—
2026	—
2027	1,000,000

Total	$2,754,224

8. Derivative Instruments

The Company has entered into interest rate swaps exchanging variable interest rate with fixed interest rates and interest rate collars which represent a simultaneous purchase of a cap rate with the sale of a floor rate. The Company has not designated any derivative instruments as hedge for accounting purposes and does not enter into such instruments for speculative or trading purposes. The Company’s cash flow is only impacted when the actual settlements under the derivative contracts result in the Company making a payment to or receiving a payment from the counterparty. Cash flows from all derivative activity for the periods presented appear in the operating section on the consolidated statements of cash flows.

As a result of the increase to the ABL Facility and Term Loan during the year ended 2022, the Company entered into additional $975.0 million notional amounts of interest rate swaps to comply with hedging requirements set forth in the credit agreements.

KODIAK GAS SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The table below summarizes information related to the notional amount and maturities dates for interest rate swaps at December 31, 2022:

Notional Amount	Maturities
$100,000,000 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	6/14/2023
$100,000,000 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	6/4/2024
$375,000,000 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	12/4/2024
$225,000,000 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	12/5/2024
$200,000,000 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	6/14/2025
$175,000,000 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	6/14/2026
$125,000,000 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	6/22/2026
$75,000,000 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	5/18/2027
$100,000,000 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	5/19/2027
$200,000,000 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	5/29/2027

The following table presents summarized information related to the collar agreements maturing in 2024:

Notional Amount
Ceiling	$200,000,000
Floor	$200,000,000

The following tables set forth the Company’s assets and liabilities that were measured at fair value on a recurring basis during the period, by level, within the fair value hierarchy and classification of the Company’s derivative instrument not designated as hedging instruments on the accompanying consolidated balance sheets (in thousands):

	As of December 31, 2022
	Level 1	Level 2	Level 3	Total
Current assets:
Interest rate swaps	$—	$823	$—	$823
Non-current assets:
Interest rate swaps	$—	$48,955	$—	$48,955
Interest rate collars	—	15,562	—	15,562

Total	$—	$65,340	$—	$65,340

	As of December 31, 2021
	Level 1	Level 2	Level 3	Total
Current liabilities:
Interest rate swaps	$—	$(398)	$—	$(398)
Non-current liabilities:
Interest rate swaps	$—	$(13,723)	$—	$(13,723)
Interest rate collars	—	(7,902)	—	(7,902)

Total	$—	$(22,023)	$—	$(22,023)

KODIAK GAS SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the effects of the Company’s derivative instruments in the consolidated statements of operations (in thousands):

Derivative Instruments Not Designated as Hedging Instrument	Location of Gain Recognized	Years Ended December 31,
		2022	2021
Interest rate swaps	Gain on derivatives	$59,591	$8,771
Interest rate collars	Gain on derivatives	23,525	9,403

Total		$83,116	$18,174

9. Stockholders’ Equity

The Company is authorized to issue up to 1,000 shares of par value common shares. Holders of the Company’s common shares are entitled to one vote for each share. As of December 31, 2022 and 2021, there were 100 shares of common shares issued and outstanding. Stockholders’ of common shares are entitled to receive, in the event of a liquidation, dissolution or winding up, ratably the assets available for distribution to the stockholders after payment of all liabilities.

Class B and C Profits Interests

Kodiak Holdings issued incentive awards to certain employees of Kodiak Gas Services, LLC (a wholly-owned subsidiary of the Company) in the form of Class B incentive units (“Class B Units”). The Company records a stock-based compensation expense associated with the Class B Units because of the employment relationship of the grantees with Kodiak Gas Services, LLC.

On March 6, 2019, 61,098.4 Class B Units were authorized under the Kodiak Holdings (f/k/a Frontier Topco Partnership, L.P.) 2019 Class B Unit Incentive Plan for grants to certain employees and non-employee board members. These Class B Units are intended to constitute “profits interests” for federal income tax purposes, but constitute a substantive class of equity under US GAAP. As of December 31, 2022 and 2021, there were 61,068.0 authorized Class B Units. There were 2,861.0 and 57,502.4, Class B Units granted in the year ended December 31, 2022 and 2021, respectively. Twenty-five percent (25%) of the Class B Units granted to employees excluding Board members are subject to time vesting (the “Time-Vesting Units”) and, the remaining 75% of the granted Class B Units are subject to performance-vesting on achievement of certain MOIC (Multiple on Invested Capital) performance criteria and market conditions. Time-Vesting Units vest in five equal annual installments on each of the first five anniversaries of the applicable vesting commencement date. Holders of Class B Unit are entitled to distributions on vested awards in accordance with the Kodiak Holdings distribution waterfall. Class B Units are not subject to any conversion rights other than an automatic conversion to Class C incentive units (“Class C Units”) in connection with certain terminations of employment. Each Class C Unit is eligible to receive distributions up to an amount equal to the fair market value of the corresponding converted Class B Unit on the date of conversion. As of December 31, 2022 no material conversions had occurred.

There are no performance hurdles associated with the Time-Vested Units. The fair value of each incentive award was estimated on their applicable grant date using an option pricing model. The grant date fair value of the Time-Vested Units was $1.3 million in 2022 and $3.1 million in 2021.

Stock compensation expense is recognized ratably over the vesting period of the awards. During 2022 and 2021, approximately $1.0 million and $1.2 million, respectively, in stock compensation expense was recognized in selling, general and administrative expenses related to time-based vesting of 3,279.4 and 5,689 Class B Units. As of December 31, 2022, there were 6,122.4 unvested time-based Class B Units representing $2.2 million in unrecognized stock compensation expense.

KODIAK GAS SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. Commitments and Contingencies

Purchase Commitments

Purchase commitments of $166.9 million that primarily consist of commitments to purchase compression units are expected to be settled within the next twelve months.

Contingent Consideration

As part of a prior acquisition, the Company agreed on contingent consideration associated with the collectability of certain past due accounts receivable amounts of $7.3 million from a particular customer. The agreement calls for any amount collected of the outstanding receivables balance up to 50% is due to seller and any amount over 50% of the outstanding receivable balance to be due to the Company. The Company records contingent consideration at the acquisition and end of reporting periods at fair value. During 2020, the Company wrote off an outstanding receivable balance due to the Company of $3.7 million to bad debt and recorded $3.7 million related to the 50% of the receivable balance due to the seller in accrued liabilities. As of December 31, 2022 and 2021, none of the outstanding receivables had been collected.

Sales Tax Contingency

Beginning in October 2019 through September 2022, the Company received notices from the Texas Comptroller’s office in regards to audits for periods ranging from December 2015 through October 2022. The audits pertain to whether the Company may owe sales tax on certain of their compression equipment that they had purchased during that time period. As of December 31, 2021, based on information currently available, the Company had accrued a contingent liability of approximately $21.3 million, of which approximately $5.2 million was reclassed from other liabilities to accrued liabilities. During the year ended December 31, 2022, based on current information the Company accrued an additional amount of approximately $6.5 million and as of December 31, 2022, the Company had accrued a total amount of $27.8 million for this contingent liability.

Legal Matters

From time to time, the Company may become involved in various legal matters. Management believes that there are no legal matters as of December 31, 2022 whose resolution could have a material adverse effect on the consolidated financial statements.

11. Prepaid Expenses and Other Current Assets

The prepaid expenses and other current assets consisted of the following (in thousands):

	As of December 31,
	2022	2021
Prepaid insurance	$3,997	$4,104
Prepaid rent	589	606
Other	4,934	1,541

Total prepaid expenses and other current assets	$9,520	$6,251

KODIAK GAS SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. Accrued Liabilities

Accrued liabilities consisted of the following (in thousands):

	As of December 31,
	2022	2021
Sales tax liability	$27,820	$16,079
Accrued interest	16,347	6,237
Accrued accounts payable	14,080	6,144
Accrued taxes	9,667	4,713
Accrued bonus	7,764	7,105
Contingent consideration	3,673	3,673
Lease liabilities - current portion	3,090	—
Accrued insurance	2,231	2,354
Accrued payroll	2,744	2,253
Social security deferral	—	1,751
Other	6,457	4,557

Total accrued liabilities	$93,873	$54,866

13. Income Taxes

The income tax expense (benefit) consisted of the following (in thousands):

	Year Ended December 31
	2022	2021
Current income taxes:
Federal	$2,746	$—
State and local	3,045	2,399

Total current tax	5,791	2,399
Deferred income taxes:
Federal	25,704	(54,210)
State and local	1,597	(6,762)

Total deferred tax	27,301	(60,972)

Income tax (benefit) expense	$33,092	$(58,573)

The effective tax rates on continuing operations for the years ended December 31, 2022 and 2021, were 24.3% and (47.8)% respectively. The tax rate reconciliation is as follows (in thousands):

	Years Ended December 31,
	2022	2021
Income before income taxes .	$139,357	$122,390
Tax at Federal Statutory Rate . . . . . . . . . . . . . . . . . . . . . .	29,265	25,702
State, Net of Federal Benefit .	3,664	(761)
Non-deductible expenses .	163	93
Change in valuation allowance	—	(83,607)

Income tax (benefit) expense	$33,092	$(58,573)

KODIAK GAS SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company’s deferred tax position reflects the net tax effects of the temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting. Significant components of the deferred tax assets and liabilities are as follows (in thousands):

	Years Ended December 31,
	2022	2021
Deferred tax assets:
Net operating losses	$450,543	$433,804
Interest expense carryforward	31,285	—
Other assets	—	233

Total gross deferred tax assets	481,828	434,037
Valuation allowance	—	—

Total deferred tax assets, net of valuation allowance	481,828	434,037

Deferred tax liabilities:
Investment in subsidiaries	(538,983)	(463,676)

Total gross deferred tax liabilities	(538,983)	(463,676)

Net deferred tax liabilities	$(57,155)	$(29,639)

Deferred Tax Assets and Liabilities

The Company regularly reviews its deferred tax assets, including net operating loss carryovers, for recoverability, and a valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset may not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which the temporary differences are deductible. In assessing the need for a valuation allowance, the Company makes estimates and assumptions regarding projected future taxable income, its ability to carry back operating losses to prior periods, the reversal of deferred tax liabilities and the implementation of tax planning strategies. Based on our cumulative earnings history and forecasted future sources of taxable income, the Company determined it is more-likely-than-not to realize existing deferred tax assets and thus released its valuation allowance in 2021. As the Company reassesses these assumptions in the future, changes in forecasted taxable income may alter this expectation and may result in an increase to the valuation allowance and an increase in the effective tax rate.

The Company’s ability to utilize its net operating loss carryforwards and other tax attributes to reduce future taxable income is subject to potential annual limitations under Internal Revenue Code Section 382 and Section 383 and similar state provisions. These limitations are applicable to the extent certain ownership changes by 5% shareholders and stock issuances by the Company during any three-year period result in a cumulative change of more than 50% in the beneficial ownership of the Company. The Company has assessed the provisions of Section 382 and Section 383 and determined there to be no impact to the Company’s deferred tax balances.

Federal and State Net Operating Losses

We have gross federal tax net operating loss carryforwards of $2.0 billion which have an indefinite life. We have gross post-apportionment state net operating loss carryforwards of $498.0 million which have various expiration dates through 2042.

KODIAK GAS SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Uncertain Tax Benefits

The Company evaluates its tax positions and recognizes only tax benefits that, more likely than not, will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax position is measured at the largest amount of benefit that has a greater than 50% likelihood of being realized upon settlement. The Company did not have any uncertain tax benefits as of December 31, 2022 and 2021. As of December 31, 2022 and 2021, the Company had no accrued interest or penalties related to uncertain tax positions and no amounts had been recognized in the consolidated statement of operations.

As of December 31, 2022, tax years 2018 and forward are subject to examination by the tax authorities in the U.S. No income tax returns are currently under examination.

14. Defined Contribution Plan

The Company maintains a defined contribution savings plan for its employees. The Company contributed $2.9 million and $2.7 million to the plan for the years ended December 31, 2022 and 2021, respectively.

15. Compensation Plans

Deferred Compensation Plan

The Company contributes to a deferred compensation plan that was established to offer added cash basis incentives for the retention of key employees. On January 1, 2021, cash awards under the Company’s 2020 Long-Term Incentive Plan (the “Plan”) were granted. In addition, the Company approved an additional grant for its 2021 calendar year. The awards were granted to eligible participating employees. The vesting of the granted long term incentive awards is time-based and the only remaining condition is contingent on providing subsequent services as an employee at the time of vesting. The awards vest, and pay out in cash ratably (25%) on January 1st of each year, over a four-year period, during which time the awards are generally forfeitable in the event of employment termination other than for death, disability, or qualifying retirement. Based on an expected probability of future payments, the Company’s obligations related to the plan totaled $5.4 million and $6.8 million as of December 31, 2022 and 2021, respectively. The non-current liability was $4.4 million and $5.9 million as of December 31, 2022 and 2021, respectively.

16. Segments

The Company manages its business through two operating segments: Compression Operations and Other Services. Compression Operations consists of operating Company and customer-owned compression infrastructure for its customers, pursuant to fixed-revenue contracts to enable the production, gathering and transportation of natural gas and oil. Other Services consists of a full range of contract services to support the needs of customers, including station construction, maintenance and overhaul, and other ancillary time and material based offerings.

The chief operating decision maker evaluates performance and allocates resources based on the gross margin of each segment, which includes revenues directly attributable to the specific segment and all costs of service directly attributable to the specific segment, which includes cost of operations and depreciation and amortization. Depreciation and amortization for the Compression Operations segment was $174,463 and $160,045 for the

KODIAK GAS SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

years ended December 31, 2022 and 2021, respectively. Revenue includes only sales to external customers. The following table represents financial metrics by segment (in thousands):

	Compression Operations	Other Services	Total
2022
Revenue	$654,957	$52,956	$707,913
Gross Margin	254,779	11,320	266,099
Total assets	3,184,286	21,254	3,205,540
Capital expenditures	259,349	—	259,349

2021
Revenue	$583,070	$23,305	$606,375
Gross Margin	230,212	5,941	236,153
Total assets	3,004,608	6,991	3,011,599
Capital expenditures	201,934	—	201,934

The following table reconciles total gross margin to income before income taxes (in thousands):

	Years Ended December 31
	2022	2021
Total Gross Margin	$266,099	$236,153
Selling, general and administrative expenses	(44,882)	(37,665)
Long lived asset impairment	—	(9,107)
Gain / (loss) on sale of fixed assets	874	(426)
Interest expense, net	(165,867)	(84,640)
Gain on derivatives	83,116	18,174
Other income (expense)	17	(99)

Income before income taxes	$139,357	$122,390

17. Subsequent Events

The Company evaluates events and transactions occurring after the consolidated balance sheet date, but before the consolidated financial statements are available to be issued. The Company has evaluated such events and transactions through March 6, 2023, the date the consolidated financial statements were available for issuance.

KODIAK GAS SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18. Parent Company Information

Kodiak Gas Services, Inc. (Parent Company Only)

Condensed Balance Sheets

(in thousands, except per share data)

	As of December 31,
	2022	2021
Assets
Current Assets
Cash and cash equivalents	$10,990	$24,000

Total current assets	10,990	24,000
Investment in Subsidiaries	31,780	856,780

Total assets	$42,770	$880,780

Liabilities and Stockholders’ Equity
Accounts payable	$103	$94
Accrued liabilities	67	34

Total liabilities	170	128

Stockholders’ Equity:

Common shares, $ 0.01 par value; 1,000 common shares authorized, 100 common shares issued and outstanding as of December 31, 2022 and 2021	1	1
Additional paid-in capital	42,780	880,780
Accumulated deficit	(181)	(129)

Total stockholders’ equity	42,600	880,652

Total liabilities and stockholders’ equity	$42,770	$880,780

The accompanying notes are an integral part of these condensed financial statements.

KODIAK GAS SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Kodiak Gas Services, Inc. (Parent Company Only)

Condensed Statements of Operations

(in thousands)

	For Years Ended December 31,
	2022	2021
Selling, general and administrative expenses	$52	$73
Total operating expenses	52	73
Loss from operations	(52)	(73)
Net loss	$(52)	$(73)

The accompanying notes are an integral part of these condensed financial statements.

KODIAK GAS SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Kodiak Gas Services, Inc. (Parent Company Only)

Condensed Statements of Cash Flows

(in thousands)

	For Years Ended December 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(52)	$(73)
Changes in operating assets and liabilities
Accrued liabilities	9	34
Accounts payable	33	39

Net cash used in operating activities	(10)	—

Cash flows from investing activities:
Proceeds from investment in subsidiaries	825,000	—

Net cash provided by investment activities	825,000	—

Cash flows from financing activities:
Contribution from parent	—	24,000
Distribution to parent	(838,000)	—

Net cash (used in) provided by financing activities	(838,000)	24,000

Net (decrease) increase in cash and cash equivalents	(13,010)	24,000
Cash and cash equivalents - beginning of year	24,000	—

Cash and cash equivalents - end of year	$10,990	$24,000

The accompanying notes are an integral part of these condensed financial statements.

KODIAK GAS SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Basis of Presentation

These condensed financial statements of Kodiak Gas Services, Inc. (the “Company”, “Kodiak” or “KGS”) (Parent Company Only) have been prepared in accordance with Rule 12-04 of Regulation S-X, as the restricted net assets of the subsidiaries of the Parent Company exceed 25% of the consolidated net assets of the Parent Company as stipulated by Rule 5-04, Section I from Regulation S-X. The ability of the Parent Company’s operating subsidiaries to pay dividends is restricted due to the terms of the subsidiaries’ Term Loan Agreement as defined in Note 7, “Debt and Credit Facilities,” to the consolidated financial statements.

These condensed Parent Company Only financial statements have been prepared using the same accounting principles and policies described in the notes to the consolidated financial statements. These condensed financial statements should be read in conjunction with the consolidated financial statements and related notes thereto.

In May 2022, the Company completed a return of capital of $838 million to the Parent Company. The Parent Company contributed $24 million to the Company in 2021.

Dividends Paid

No cash dividends were paid for the years ended December 31, 2022 and 2021.

The accompanying notes are an integral part of these condensed financial statements.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

among

KODIAK GAS SERVICES, INC.,

KODIAK GAS SERVICES, LLC,

KICK STOCK MERGER SUB, LLC,

KICK LP MERGER SUB, LLC,

KICK GP MERGER SUB, LLC,

CSI COMPRESSCO LP

and

CSI COMPRESSCO GP LLC

Dated as of December 19, 2023

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 19, 2023 (the “Execution Date”), by and among Kodiak Gas Services, Inc., a Delaware corporation (“Kick”), Kodiak Gas Services, LLC, a Delaware limited liability company and an indirect wholly owned Subsidiary of Kick (“OpCo”), Kick Stock Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of Frontier Acquisition I, Inc. (a direct wholly owned Subsidiary of Kick) (“Stock Merger Sub”), Kick LP Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of OpCo (“Unit Merger Sub”), Kick GP Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of OpCo (“GP Merger Sub” and, together with Stock Merger Sub and Unit Merger Sub, the “Merger Subs”), CSI Compressco LP, a Delaware limited partnership (the “Partnership”), and CSI Compressco GP LLC, a Delaware limited liability company and general partner of the Partnership (the “General Partner” and, together with the Partnership, the “Burro Parties” and, each individually, a “Burro Party”). Kick, OpCo and the Merger Subs are sometimes hereinafter referred to individually as a “Kick Party” and collectively, the “Kick Parties.” Kick, OpCo, Stock Merger Sub, Unit Merger Sub, GP Merger Sub, the General Partner and the Partnership are sometimes hereinafter referred to individually as a “Party” and collectively, the “Parties.”

W I T N E S S E T H:

WHEREAS, in order to induce the Kick Parties to enter into this Agreement and cause the Mergers and other transactions contemplated hereby to be consummated, (a) certain holders of Partnership Common Units, (b) the holder of the Partnership GP Interest, and (c) the holder of the GP Membership Interests, in each case are executing a voting and support agreement in favor of Kick concurrently with the execution and delivery of this Agreement (together, as may be amended, the “Support Agreements”);

WHEREAS, the board of directors of Kick (the “Kick Board”), by unanimous vote, has (a) determined that it is in the best interests of Kick and its stockholders, and declared it advisable, for Kick to enter into this Agreement and (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers and the issuance of Kick Common Stock pursuant to the Initial LP Merger and the issuance of the OpCo Stapled Units in the GP Merger and the Subsequent LP Merger;

WHEREAS, Kick, as the sole shareholder of Frontier Acquisition I, Inc., a Delaware corporation (“Frontier I”) and Frontier Acquisition II, Inc., a Delaware corporation (“Frontier II”), the members of OpCo, has (a) determined that it is in the best interests of OpCo, and declared it advisable, for OpCo to enter into this Agreement and (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers, the Contribution and the issuance of the Opco Units;

WHEREAS, OpCo, as the sole member of each of GP Merger Sub and Unit Merger Sub, has (a) determined that it is in the best interests of such Merger Subs, and declared it advisable, for such Merger Subs to enter into this Agreement and (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the GP Merger and the Subsequent LP Merger;

WHEREAS, Frontier I, as the sole member of Stock Merger Sub, has (a) determined that it is in the best interests of Stock Merger Sub, and declared it advisable, for Stock Merger Sub to enter into this Agreement and (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Initial LP Merger and the Contribution;

WHEREAS, the board of directors of the General Partner (the “General Partner Board”), by unanimous vote, has in good faith (a) determined that it is in the best interests of the Partnership (and its unitholders) and General Partner (and the holder of the GP Membership Interests) to enter into this Agreement and to proceed with and consummate the Mergers and the other transactions contemplated by the hereby, (b) determined that this Agreement and the transactions contemplated hereby are, (i) with respect to the LP Mergers, in the best interests of the Partnership and the holders of Partnership Common Units and fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership) and (ii) with respect to the GP Merger and the Subsequent LP Merger, in the best interests of the General Partner and the holder of the GP Membership Interests, (c) approved this Agreement and the transactions contemplated hereby, including the Mergers, and (d) directed that (i) this Agreement, the LP Mergers be submitted to a vote of the holders of Partnership Common Units by written consent pursuant to Section 13.11 and Section 14.3(a) of the Partnership LPA and recommended approval of this Agreement and the transactions contemplated hereby, including the LP Mergers, by the holders of Partnership Common Units and (ii) this Agreement and the GP Merger and the Subsequent LP Merger be submitted to a vote of the holder of the GP Membership Interests by written consent pursuant to Section 12.3(a) of the General Partner LLCA and recommended approval of this Agreement and the transactions contemplated hereby, including the GP Merger and the Subsequent LP Merger, by the holder of the GP Membership Interests;

WHEREAS, Spartan, as the holder of 100% of the outstanding GP Membership Interests has (a) determined that it is advisable and in the best interests of the General Partner to enter into this Agreement and (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the GP Merger; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe certain conditions to the Mergers as specified herein.

NOW, THEREFORE, in consideration of the premises set forth above, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

THE TRANSACTIONS

Section 1.1 Transactions.

(a) On the Closing Date, on the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement and in accordance with the Delaware Limited Liability Company Act, as amended (the “DLLCA”) and the Delaware Revised Uniform Limited Partnership Act, as amended (the “DRULPA”), as applicable:

(i) [Reserved];

(ii) at the Initial Effective Time, Stock Merger Sub shall be merged with and into the Partnership (the “Initial LP Merger”), whereupon the separate limited liability company existence of Stock Merger Sub shall cease and the Partnership shall continue as the surviving limited partnership in the Initial LP Merger (“Initial LP Surviving Entity”) and as a result of the Initial LP Merger, including the effects described in Section 2.1, all limited partner interests in the Initial LP Surviving Entity shall be owned by Frontier I and the Electing Unitholders.

(iii) following the Initial Effective Time, pursuant to a contribution agreement reasonably satisfactory to Kick and the Partnership, Kick shall cause Frontier I to contribute the Contributed Units to OpCo, and in exchange therefor, OpCo shall issue to Frontier I a number of OpCo Units equal to the number of shares of Kick Common Stock issued in the Initial LP Merger and the number of shares required to be issued pursuant to

Section 2.2(a) (for the avoidance of doubt, after taking into account the provisions addressing the payment of cash in lieu of fractional shares pursuant to Section 2.2(a) and Section 2.4(i) (the “Contribution”).

(iv) Immediately following the Contribution, at the Subsequent Effective Time.

(A) GP Merger Sub shall be merged with and into the General Partner (the “GP Merger”), whereupon the separate limited liability company existence of GP Merger Sub shall cease and the General Partner shall continue as the surviving limited liability company in the GP Merger (the “GP Surviving Entity”) and as a direct wholly owned Subsidiary of OpCo; and

(B) Unit Merger Sub shall be merged with and into the Initial LP Surviving Entity (the “Subsequent LP Merger” and, together with the Initial LP Merger, the “LP Mergers” and the LP Mergers, together with the GP Merger, the “Mergers”), whereupon the separate limited liability company existence of Unit Merger Sub shall cease and the Initial LP Surviving Entity shall continue as the surviving limited partnership in the Subsequent LP Merger (the “Subsequent LP Surviving Entity” and, together with the GP Surviving Entity, the “Surviving Entities” and each a “Surviving Entity”) and as a result of the Subsequent LP Merger, all limited partner interests in the Subsequent LP Surviving Entity shall be owned directly by OpCo and all general partner interests in the Subsequent LP Surviving Entity shall be owned directly by the GP Surviving Entity.

(b) As soon as practicable on the Closing Date, the Partnership shall file with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a certificate of merger (the “Initial LP Certificate of Merger”), executed in accordance with, and containing such information as is required by, the relevant provisions of the DRULPA and the DLLCA in order to effect the Initial LP Merger, and make any other filings or recordings as may be required by Delaware law in connection with the Initial LP Merger. The Initial LP Certificate of Merger shall become effective at the time of filing or at such later time as is agreed to by Kick and the Partnership and set forth in the Initial LP Certificate of Merger in accordance with the relevant provisions of the DLLCA and the DRULPA (such date and time is hereinafter referred to as the “Initial Effective Time”).

(c) As soon as practicable after the Initial Effective Time and the Contribution, (i) the General Partner shall file with the Delaware Secretary of State a certificate of merger (the “GP Certificate of Merger”), executed in accordance with, and containing such information as is required by, the relevant provisions of the DLLCA in order to effect the GP Merger, and make any other filings or recordings as may be required by Delaware law in connection with the GP Merger, and (ii) the Initial LP Surviving Entity shall file with the Delaware Secretary of State a certificate of merger (the “Subsequent LP Certificate of Merger” and, together with the Initial LP Certificate of Merger and the GP Certificate of Merger, the “Certificates of Merger”), executed in accordance with, and containing such information as is required by, the relevant provisions of the DRULPA and the DLLCA in order to effect the Subsequent LP Merger, and make any other filings or recordings as may be required by Delaware law in connection with the Subsequent LP Merger. The GP Certificate of Merger and the Subsequent LP Certificate of Merger shall be filed with the Delaware Secretary of State simultaneously and the Subsequent LP Merger and the GP Merger shall become effective concurrently at the time of filing or at such later time as is agreed to by Kick and the Partnership and set forth in each of the GP Certificate of Merger and Subsequent LP Certificate of Merger in accordance with the relevant provisions of the DLLCA and the DRULPA (such date and time is hereinafter referred to as the “Subsequent Effective Time”).

(d) The effects of the Mergers shall be as provided in this Agreement and in the applicable provisions of the DLLCA and the DRULPA. Without limiting the generality of the foregoing, (i) at the Initial Effective Time, all of the property, rights, privileges, powers and franchises of the Partnership and Stock Merger Sub shall vest in the Initial LP Surviving Entity, and all debts, liabilities and duties of the Partnership and Stock Merger Sub shall become the debts, liabilities and duties of the Initial LP Surviving Entity, all as provided under the DRULPA and the DLLCA, (ii) at the Subsequent Effective Time, all of the property, rights, privileges, powers and franchises of the General Partner and GP Merger Sub shall vest in the GP Surviving Entity, and all debts, liabilities and duties of the General Partner and GP Merger Sub shall become the debts, liabilities and duties of the GP Surviving Entity, all as provided under the DLLCA, and (iii) at the Subsequent Effective Time, all of the property, rights, privileges, powers and franchises of the Initial LP Surviving Entity and Unit Merger Sub shall vest in the Subsequent LP Surviving Entity, and all debts, liabilities and duties of the Initial LP Surviving Entity and Unit Merger Sub shall become the debts, liabilities and duties of the Subsequent LP Surviving Entity, all as provided under the DRULPA and the DLLCA.

Section 1.2 Closing. The closing of the Mergers (the “Closing”) shall take place at 10:00 a.m., Eastern Time, remotely by exchange of documents and signatures (or their electronic counterparts) on the third Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), unless another date, time or place is agreed to in writing by Kick and the Partnership; provided, that in no event shall the Closing occur prior to April 2, 2024 (the period from the date hereof until April 2, 2024, the “Inside Date Period”) unless Kick delivers a written notice to the Partnership stating that the Closing shall occur subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions) on a date specified by Kick on not less than 3 Business Days’ notice (unless such notice is waived by the Partnership) during the Inside Date Period. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3 Governing Documents; Directors and Officers.

(a) Governing Documents of Surviving Entities.

(i) At the Initial Effective Time, by virtue of the Initial LP Merger, the certificate of limited partnership of the Partnership shall continue in effect and shall be the certificate of limited partnership of the Initial LP Surviving Entity from and after the Initial Effective Time until thereafter amended in accordance with the provisions thereof and applicable Law.

(ii) At the Initial Effective Time, by virtue of the Initial LP Merger, the Partnership LPA shall continue in effect and shall be the limited partnership agreement of the Initial LP Surviving Entity from and after the Initial Effective Time until thereafter amended in accordance with the provisions thereof and applicable Law.

(iii) At the Subsequent Effective Time, by virtue of the GP Merger, the certificate of formation of the General Partner shall continue in effect and shall be the certificate of formation of the GP Surviving Entity from and after the Subsequent Effective Time until thereafter amended in accordance with the provisions thereof and applicable Law.

(iv) At the Subsequent Effective Time, by virtue of the GP Merger, the limited liability company agreement of the General Partner shall continue in effect and shall be the limited liability company agreement of the GP Surviving Entity from and after the Subsequent Effective Time until thereafter amended in accordance with the provisions thereof and applicable Law.

(v) At the Subsequent Effective Time, by virtue of the Subsequent LP Merger, the certificate of limited partnership of the Initial LP Surviving Entity shall continue in effect and shall be the certificate of limited partnership of the Subsequent LP Surviving Entity from and after the Subsequent Effective Time until thereafter amended in accordance with the provisions thereof and applicable Law.

(vi) At the Subsequent Effective Time, by virtue of the Subsequent LP Merger, the limited partnership agreement of the Initial LP Surviving Entity shall continue in effect and shall be the limited partnership agreement of the Subsequent LP Surviving Entity from and after the Subsequent Effective Time until thereafter amended in accordance with the provisions thereof and applicable Law.

(b) Officers of Initial LP Surviving Entity. The persons who are the officers of Stock Merger Sub immediately prior to the Initial Effective Time shall be the officers and hold the same offices of the Initial LP Surviving Entity effective as of the Initial Effective Time, each such person to hold office in accordance with the Governing Documents of the Initial LP Surviving Entity.

(c) Board of Directors and Officers of GP Surviving Entity. The persons who are the directors and officers of GP Merger Sub immediately prior to the Subsequent Effective Time shall be the directors and officers and hold the same offices of the GP Surviving Entity effective as of the Subsequent Effective Time, each such person to hold office in accordance with the Governing Documents of the GP Surviving Entity.

(d) Officers of Subsequent LP Surviving Entity. The persons who are the officers of Initial LP Surviving Entity immediately prior to the Subsequent Effective Time shall be the officers and hold the same offices of the Subsequent LP Surviving Entity effective as of the Subsequent Effective Time, each such person to hold office in accordance with the Governing Documents of the Subsequent LP Surviving Entity.

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT ENTITIES

Section 2.1 Effects of the Mergers.

(a) Initial LP Merger.

(i) Merger Consideration. Subject in each case to Section 2.1(d) and Section 2.4(i), at the Initial Effective Time, by virtue of the Initial LP Merger and without any action on the part of the Parties or the holders of any securities of the Parties, each Partnership Common Unit issued and outstanding immediately prior to the Initial Effective Time (other than Cancelled Units and Electing Units) (the “Non-Electing Units”) shall be converted into and shall thereafter represent the right to receive 0.086 (the “Exchange Ratio”) shares of validly issued, fully paid and nonassessable common stock, par value $0.01 per share, of Kick (“Kick Common Stock” and such consideration, the “Initial LP Merger Consideration”) upon surrender of such Non-Electing Units in accordance with Section 2.4. All such Non-Electing Units that were issued and outstanding immediately prior to the Initial Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate or certificates which immediately prior to the Initial Effective Time represented such Partnership Common Units or book-entry units which immediately prior to the Initial Effective Time represented such Non-Electing Units shall thereafter cease to have any rights with respect to such Non-Electing Units, except the right to receive the Initial LP Merger Consideration, any dividends payable pursuant to Section 2.4(f), any cash in lieu of fractional shares of Kick Common Stock payable pursuant to Section 2.4(i) and as provided by Law.

(ii) Cancelled Units. At the Initial Effective Time, each Partnership Common Unit that is held directly by Kick, OpCo, Stock Merger Sub, Unit Merger Sub or GP Merger Sub immediately prior to the Initial Effective Time (such Partnership Common Units, the “Cancelled Units”) shall, by virtue of the Initial LP Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.

(iii) Electing Units. At the Initial Effective Time, each Partnership Common Unit that is held by an Electing Unitholder immediately prior to the Initial Effective Time (such Partnership Common Units, the “Electing Units”) shall remain unchanged and outstanding following the Initial LP Merger.

(iv) Partnership GP Interest. The Partnership GP Interest shall be unchanged and remain outstanding following the Initial LP Merger as a general partner interest in the Partnership and the General Partner shall continue as the general partner of the Initial LP Surviving Entity.

(v) Stock Merger Sub Interests. At the Initial Effective Time, by virtue of the Initial LP Merger and without any action on the part of the holder thereof, the limited liability company interests of Stock Merger Sub issued and outstanding immediately prior to the Initial Effective Time shall be converted into, in the aggregate, Partnership Common Units in an amount equal to the number of Non-Electing Units (the “Contributed Units”) issued and outstanding immediately prior to the Effective Time and the holder of the limited liability company interests of Stock Merger Sub shall be admitted as a limited partner of the Initial LP Surviving Entity.

(b) GP Merger.

(i) GP Membership Interests. At the Subsequent Effective Time, by virtue of the GP Merger and without any action on the part of the Parties or the holders of any securities of the Parties, all of the GP Membership Interests issued and outstanding as of immediately prior to the Effective Time shall be cancelled and retired and shall cease to exist for no consideration.

(ii) GP Merger Sub Interests. At the Subsequent Effective Time, by virtue of the GP Merger and without any action on the part of the Parties or the holders of any securities of the Parties, the limited liability company interests of GP Merger Sub issued and outstanding immediately prior to the Subsequent Effective Time shall be converted into 100% of the limited liability company interests of the GP Surviving Entity and the holder of the limited liability company interests of GP Merger Sub shall be admitted as a member of the GP Surviving Entity.

(c) Subsequent LP Merger.

(i) Merger Consideration. Subject in each case to Section 2.1(d) and Section 2.4(i), at the Subsequent Effective Time, by virtue of the Subsequent LP Merger and without any action on the part of the Parties or the holders of any securities of the Parties, each Electing Unit issued and outstanding immediately prior to the Subsequent Effective Time shall be converted into and shall thereafter represent the right to receive a number of validly issued, fully paid and nonassessable OpCo Stapled Units equal to the Exchange Ratio (such consideration, the “Subsequent LP Merger Consideration”) upon surrender of such Electing Units in accordance with Section 2.4. All such Electing Units that were issued and outstanding immediately prior to the Subsequent Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate or certificates which immediately prior to the Subsequent Effective Time represented such Electing Units shall thereafter cease to have any rights with respect to such Electing Units, except the right to receive the Subsequent LP Merger Consideration, any distributions payable pursuant to Section 2.4(f), any cash in lieu of fractional OpCo Units payable pursuant to Section 2.4(i) and as provided by Law. At the Subsequent Effective Time, each Contributed Unit shall remain unchanged and outstanding following the Subsequent LP Merger.

(ii) Partnership GP Interest. Subject in each case to Section 2.1(d) and Section 2.4(i), at the Subsequent Effective Time, by virtue of the Subsequent LP Merger and without any action on the part of the Parties or the holders of any securities of the Parties, the Partnership GP Interest represented by the 674,587 Notional General Partner Units held by the General Partner immediately prior to the Subsequent Effective Time shall represent the right for Spartan, as the former holder of the GP Membership Interests, to receive a number of validly issued, fully paid and nonassessable OpCo Stapled Units equal to such number of Notional General Partner Units outstanding multiplied by the Exchange Ratio (such consideration, the “Partnership GP Interest Merger Consideration” and together with the Subsequent LP Merger Consideration and the Initial LP Merger Consideration, the “Merger Consideration”). Notwithstanding the foregoing, the Partnership GP Interest shall be unchanged and remain outstanding following the Subsequent LP Merger as a general partner interest in the Subsequent LP Surviving Entity and the GP Surviving Entity shall continue as the general partner of the Subsequent LP Surviving Entity.

(iii) Unit Merger Sub Interests. At the Subsequent Effective Time, by virtue of the Subsequent LP Merger and without any action on the part of the holder thereof, the limited liability company interests of Unit

Merger Sub issued and outstanding immediately prior to the Subsequent Effective Time shall be converted into, in the aggregate, Partnership Common Units in an amount equal to the number of Electing Units issued and outstanding immediately prior to the Subsequent Effective Time and the holder of the limited liability company interests of Unit Merger Sub shall be admitted as a limited partner of the Subsequent LP Surviving Entity.

(d) Certain Adjustments. If, at any time during the period between the Execution Date and the Initial Effective Time, any change in the outstanding Partnership Common Units or outstanding Kick Common Stock shall occur by reason of the occurrence or record date of any unit dividend, subdivision, reclassification, recapitalization, split, split-up, unit distribution, combination, exchange of units or other similar transaction, the Merger Consideration, the Exchange Ratio and any other similarly dependent items shall be equitably adjusted to provide to Kick, Stock Merger Sub, Unit Merger Sub, Spartan and the holders of Partnership Common Units the same economic effect as contemplated by this Agreement prior to such action, and thereafter, all references in this Agreement to the Merger Consideration, the Exchange Ratio and any other similarly dependent items shall be references to the Merger Consideration, the Exchange Ratio and any other similarly dependent items as so adjusted; provided, however, that nothing in this Section 2.1(d) shall be construed to permit any Party to take any action with respect to its securities that is prohibited by Section  5.1 or the other terms of this Agreement.

Section 2.2 Treatment of Partnership Equity Awards.

(a) Treatment of Time-Based Phantom Units.

(i) At the Initial Effective Time, automatically and without any action on the part of the holder thereof, each vested portion of a Time-Based Phantom Unit that is outstanding and has not yet settled (including any underlying accumulated but not yet settled Distribution Equivalent Rights as of the Initial Effective Time) shall be converted into a number of shares of Kick Common Stock (rounded to the nearest whole share) equal to the product of (A) the number of Partnership Common Units subject to such vested Time-Based Phantom Unit immediately prior to the Initial Effective Time (which, for purposes of clarity, shall include any additional Partnership Common Units that would have been paid out with respect to accumulated but not yet settled Distribution Equivalent Rights pursuant to the applicable award agreement governing such Time-Based Phantom Unit) multiplied by (B) the Exchange Ratio. In the event that the conversion of accumulated but not yet settled Distribution Equivalent Rights into a number of shares of Kick Common Stock for purposes of this Section 2.2(a) results in a partial share of Kick Common Stock, the value of such partial share of Kick Common Stock (determined by multiplying (i) the fraction of a share of Kick Common Stock that such person would otherwise be entitled to receive (taking into account all Time-Based Phantom Units held by such person at the Initial Effective Time and rounded to the nearest thousandth when expressed in decimal form) by (ii) the volume weighted average closing price of one share of Kick Common Stock on the NYSE for the five trading days ending at 4:00 p.m., Eastern Time, on the last trading day immediately prior to the date on which the Initial Effective Time shall occur, as such price is reported under the heading “U.S. Equities” by Bloomberg Financial Markets or such other source as Kick and the Partnership shall agree in writing) shall be paid out in cash (without interest) as soon as practicable following the Initial Effective Time, but in no event later than thirty days following the Initial Effective Time.

(ii) At the Initial Effective Time, automatically and without any action on the part of the holder thereof, each unvested portion of a Time-Based Phantom Unit that is outstanding (including any underlying accumulated but not yet settled Distribution Equivalent Rights as of the Initial Effective Time) shall be assumed by Kick and converted into a Time-Based Kick RSU in respect of that number of shares of Kick Common Stock (rounded to the nearest whole share) equal to the product of (A) the number of Partnership Common Units subject to such unvested Time-Based Phantom Unit immediately prior to the Initial Effective Time multiplied by (B) the Exchange Ratio.

(iii) After the Initial Effective Time, each such Time-Based Kick RSU described in Section 2.2(a)(ii) above shall be scheduled to vest, subject to the holder’s continued service with any Surviving Entity or its

Subsidiaries, on the same schedule as applied to the corresponding Time-Based Phantom Unit immediately prior to the Initial Effective Time. Except as expressly provided in this Section 2.2(a), each such Time-Based Kick RSU shall be subject to the same terms and conditions (including as to settlement terms and distribution equivalent rights) as applied to the corresponding Time-Based Phantom Unit immediately prior to the Initial Effective Time, except as to terms rendered inoperative by reason of the transactions contemplated by this Agreement or such other immaterial administrative or ministerial changes as the Kick Board may determine in good faith are appropriate to effectuate the administration of the converted Time-Based Kick RSU. Any accumulated but not yet settled Distribution Equivalent Rights associated with the Time-Based Phantom Units as of the Initial Effective Time will also carry over and will be paid by and in accordance with the terms and conditions applicable to such Time-Based Phantom Unit award immediately prior to the Initial Effective Time.

(b) Prior to the Initial Effective Time, the Partnership shall take all action necessary to provide for the treatment of the Time-Based Phantom Units as set forth in this Section 2.2. The Partnership shall ensure that, as of the Initial Effective Time, no participant in any employee or director unit option, unit purchase or equity compensation plan, arrangement or agreement of the Partnership shall have any rights thereunder to acquire, or other rights in respect of, the capital stock of the Partnership or any of its Subsidiaries, or any other equity interest therein (including “phantom” equity or equity appreciation rights). As of no later than immediately prior to the Initial Effective Time, the Partnership shall take all action necessary to terminate the Partnership Equity Plans, effective as of the Initial Effective Time.

Section 2.3 Election Procedures.

(a) Not less than 30 days prior to the anticipated Initial Effective Time or on such other date as Kick and the Partnership mutually agree (the “Mailing Date”), which shall be the mailing date of the Consent Statement/Prospectus to the extent practicable, the Exchange Agent shall mail an election form and other appropriate and customary transmittal materials, in such form mutually acceptable to Kick and the Partnership (the “Election Form”), to each Eligible Unitholder, as of a record date that is mutually agreed to by Kick and the Partnership, which shall be the record date used for the Consent Statement/Prospectus to the extent practicable.

(b) Each Election Form shall include a request to deliver all documentation, in form and substance reasonably acceptable to the Partnership and Kick, necessary (i) to determine whether or not such holder (A) is an Accredited Investor and (B) has the Required Negative Tax Capital and (ii) to be admitted as a member of OpCo (the “Required Documentation”). If a holder of Partnership Common Units delivers an Election Form (including the Required Documentation) prior to the Election Deadline, and Kick and the Partnership mutually determine, in good faith, that such unitholder satisfies all of the conditions specified in this Section 2.3(b) and/or the Election Form, then such unitholders shall be entitled to make an election in accordance with Section 2.3(c) (such holders eligible to make such election, the “Eligible Unitholders”).

(c) Each Election Form shall permit each Eligible Unitholder (or the beneficial owner through customary documentation and instructions) to specify whether such holder elects to receive in respect of such holder’s Partnership Common Units either (i) the Initial LP Merger Consideration or (ii) the Subsequent LP Merger Consideration. A holder of Partnership Common Units shall deliver an Election Form to the Exchange Agent in accordance with the instructions included in the Election Form during the period (the “Election Period”) from the Mailing Date to such date and time as mutually agreed by Kick and the Partnership and included in the Election Form (the “Election Deadline”); provided, that in the absence of such agreement, the Election Deadline shall be five (5) Business Days prior to Initial Effective Time. For purposes of this Agreement, each Eligible Unitholder that properly makes an election (and does not revoke such election) to receive Subsequent LP Merger Consideration shall be an “Electing Unitholder”, and, for the avoidance of doubt, each Eligible Unitholder that does not do so, and each holder of record of Partnership Common Units that is not an Eligible Unitholder, shall not be an Electing Unitholder.

(d) Any election shall have been properly made by an Eligible Unitholder only if the Exchange Agent shall have actually received a properly completed Election Form prior to the Election Deadline. After an election has been properly made with respect to any Partnership Common Units, any subsequent transfer of such Partnership Common Units shall automatically revoke such election. Any Election Form may be revoked or changed by the person submitting it, by written notice received by the Exchange Agent prior to the Election Deadline. Subject to the terms of this Agreement and of the Election Form, the Partnership and Kick shall have discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Partnership and Kick regarding such matters shall be binding and conclusive. None of Kick, the Partnership or the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

Section 2.4 Exchange and Payment.

(a) Immediately after the Initial Effective Time, Kick shall (i) deposit (or cause to be deposited) with a bank or trust company designated as exchange agent by Kick and reasonably acceptable to the Partnership (the “Exchange Agent”), in trust for the benefit of holders of Partnership Common Units, Spartan with respect to the Partnership GP Interest and GP Membership Interests outstanding immediately prior to the Initial Effective Time (other than holders of Cancelled Units) book-entry shares representing shares of (A) Kick Common Stock issuable pursuant to Section 2.1(a)(i) and (B) Kick Series A Preferred Stock issuable pursuant to Section 2.1(b)(i) and Section 2.1(c)(i) and (ii) cause to be issued the OpCo Stapled Units issuable pursuant to Section 2.1(b)(i) and Section 2.1(c)(i) (subject to Section 2.4(i)). In addition, Kick shall make available by depositing with the Exchange Agent, as necessary from time to time after the Initial Effective Time, any dividends or distributions payable pursuant to Section 2.4(f) and any cash in lieu of fractional shares of Kick Common Stock or OpCo Units payable pursuant to Section 2.4(i), in each case without interest. All certificates representing shares of Kick Common Stock or Kick Series A Preferred Stock, dividends, distributions and other cash deposited with the Exchange Agent are hereinafter referred to as the “Exchange Fund.”

(b) As soon as reasonably practicable after the Initial Effective Time, Kick shall cause the Exchange Agent to mail to each holder of record of certificate(s) (“Certificates”) that represented outstanding Partnership Common Units and uncertificated Partnership Common Units represented by book entry (“Book-Entry Units”), each as of immediately prior to the Initial Effective Time, that were converted into the right to receive the applicable Merger Consideration pursuant to Section 2.1(a)(i) or Section 2.1(c)(i), as applicable, any dividends or distributions payable pursuant to Section 2.4(f) and any cash in lieu of fractional shares of Kick Common Stock or OpCo Units payable pursuant to Section 2.4(i), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and contain such other provisions as Kick or the Exchange Agent may reasonably specify) and (ii) instructions for use in effecting the surrender of such Certificates (or affidavits of loss in lieu thereof as provided in Section 2.4(m)) or Book-Entry Units in exchange for the applicable Merger Consideration, any dividends or distributions payable pursuant to Section 2.4(f) and any cash in lieu of fractional shares of Kick Common Stock or OpCo Units payable pursuant to Section 2.4(i).

(c) As soon as reasonably practicable after the Initial Effective Time and upon surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 2.4(m)), to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents (including with respect of Book-Entry Units) as the Exchange Agent may reasonably require, the holder of Partnership Common Units shall be entitled to receive in exchange for the Partnership Common Units formerly represented by such Certificate or Book-Entry Units (subject to any applicable withholding Tax) (i) that number of whole shares of Kick Common Stock or OpCo Stapled Units (in each case, after taking into account all Partnership Common Units then held by such holder under all Certificates and Book-Entry Units so surrendered) to which such holder of Partnership Common Units shall have become entitled pursuant to Section 2.1(a)(i) or Section 2.1(c)(i), as applicable (in each case, which shall be in uncertificated book-entry form; provided that the OpCo Units shall be held on the books of OpCo pursuant to the OpCo LLC Agreement), (ii) any dividends or distributions payable pursuant to Section 2.4(f) and (iii) any cash in lieu of fractional shares of Kick Common Stock or OpCo Units payable pursuant to Section 2.4(i), and the Certificate or Book-Entry Units so surrendered shall forthwith be cancelled, as applicable. No interest will be paid or accrued on any unpaid dividends or cash in lieu of fractional shares or units, if any, payable to holders of Certificates or Book-Entry Units. Until surrendered as contemplated by this Section 2.4, each Certificate or Book-Entry Unit shall be deemed after the Initial Effective Time to represent only the right to receive the applicable Merger Consideration payable in respect thereof, any dividends or distributions payable pursuant to Section 2.4(f) and any cash in lieu of fractional shares of Kick Common Stock or OpCo Units payable pursuant to Section 2.4(i).

(d) As soon as reasonably practicable after the Initial Effective Time and upon the Subsequent Effective Time, Spartan shall be entitled to receive (i) the Partnership GP Interest Merger Consideration (which shall be in book-entry form in the case of the Kick Series A Preferred Stock, or be held on the books of OpCo in the case of the OpCo Units), and (ii) any cash in lieu of fractional OpCo Units payable pursuant to Section 2.4(i). No interest will be paid or accrued on any unpaid dividends or cash in lieu of fractional OpCo Units, if any, payable to Spartan. Kick shall use reasonable best efforts to cause Spartan to receive OpCo Stapled Units concurrent with the receipt of Kick Common Stock by the holders of the Non-Electing Units.

(e) If delivery of Initial LP Merger Consideration or the Subsequent LP Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Unit is registered, it shall be a condition of payment that (i) such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or (ii) such Book-Entry Unit shall be properly transferred, and the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the delivery of such Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Unit or shall have established to the satisfaction of Kick that such Tax is not applicable.

(f) No dividends with respect to Kick Common Stock or distributions with respect to the OpCo Units with a record date after the Initial Effective Time shall be paid to the holder of any unsurrendered Partnership Common Units with respect to the shares of Kick Common Stock or OpCo Units that the holder thereof has the right to receive in accordance herewith, and no cash payment in lieu of fractional shares of Kick Common Stock or OpCo Units shall be paid to any such holder pursuant to Section 2.4(i), in each case until the holder thereof shall surrender such Certificate(s) (or affidavit of loss in lieu thereof as provided in Section 2.4(m)) or Book-Entry Units or the Partnership GP Interests in accordance with this Article II. Following the surrender of any such Certificates (or affidavit of loss in lieu thereof as provided in Section 2.4(m)) or Book-Entry Units or the Partnership GP Interest in accordance with this Article II, there shall be paid to the holder of record thereof, without interest, (i) promptly after such surrender, the amount of any dividends or distributions, as applicable, with a record date after the Initial Effective Time theretofore paid with respect to such whole shares of Kick Common Stock or OpCo Stapled Units, as applicable, and the amount of any cash payable in lieu of a fractional share of Kick Common Stock or OpCo Units to which such holder is entitled pursuant to Section 2.4(i) and (ii) at the appropriate payment date, the amount of dividends or distributions, as applicable, with a record date after the Initial Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Kick Common Stock or OpCo Units, as applicable.

(g) [Reserved].

(h) The Merger Consideration, any dividends or distributions payable pursuant to Section 2.4(f) and any cash in lieu of fractional shares of Kick Common Stock or OpCo Units payable pursuant to Section 2.4(i) issued and paid upon the surrender for exchange of Certificates or Book-Entry Units or the Partnership GP Interest in accordance with the terms of this Article II shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the Partnership Common Units formerly represented by such Certificates or Book-Entry Units or the Partnership GP Interest previously held by the General Partner. At the Initial Effective Time, the unit transfer books of the Partnership shall be closed and there shall be no further registration of transfers of the Partnership Common Units that were outstanding immediately prior to the Initial Effective Time. If, after the Initial Effective Time, Certificates are presented to Kick or the Exchange Agent for transfer or transfer is sought for Book-Entry Units, such Certificates or Book-Entry Units shall be cancelled and exchanged as provided in this Article II.

(i) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Kick Common Stock, OpCo Units or Kick Series A Preferred Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Units or the Partnership GP Interest, no dividends or distributions with respect to the Kick Common Stock or OpCo Units shall be payable on or with respect to any fractional share or unit, and such fractional share or unit interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Kick or a unitholder of OpCo. In lieu of the issuance of any such fractional share or unit, Kick shall pay to each former holder of record of Partnership Common Units, or Spartan with respect to the Partnership GP Interest, who otherwise would be entitled to receive a fractional share of Kick Common Stock or OpCo Units an amount in cash (without interest) determined by multiplying (i) the fraction of a share of Kick Common Stock or OpCo Units that such holder or Spartan, as applicable, would otherwise be entitled to receive (taking into account all Partnership Common Units held by such holder at the Initial Effective Time and rounded to the nearest thousandth when expressed in decimal form) pursuant to Section 2.1(a)(i), Section 2.1(b)(i) and Section 2.1(c)(i) by (ii) the volume weighted average closing price of one share of Kick Common Stock on the New York Stock Exchange (the “NYSE”) for the five trading days ending at 4:00 p.m., Eastern Time, on the last trading day immediately prior to the date on which the Initial Effective Time shall occur, as such price is reported under the heading “U.S. Equities” by Bloomberg Financial Markets or such other source as Kick and the Partnership shall agree in writing (the “Fractional Payment”). Notwithstanding anything to the contrary herein, to the extent any former holder of Partnership Common Units or Spartan with respect to the Partnership GP Interest would be entitled to receive a fractional share of Kick Series A Preferred Stock (taking into account all Partnership Common Units held by such holder at the Initial Effective Time), the amount of shares of Kick Series A Preferred Stock such former holder of Partnership Common Units or Spartan with respect to the Partnership GP Interest would otherwise have been entitled to receive in the aggregate shall be rounded down to the nearest whole number so that such former holder will receive an equal number of shares of Kick Series A Preferred Stock and OpCo Units, and any former holder of Partnership Common Units or Spartan with respect to the Partnership GP Interest who would otherwise be entitled to receive a fractional share of Kick Series A Preferred Stock shall not be entitled to any additional consideration in respect of such fractional share of Kick Series A Preferred Stock.

(j) Any portion of the Exchange Fund that remains undistributed to the holders of Certificates or Book-Entry Units or Spartan, as applicable, 12 months after the Initial Effective Time shall be delivered to Kick, upon demand, and any remaining holders of Certificates or Book-Entry Units or Spartan, as applicable, shall thereafter look only to Kick (or OpCo), as general creditors thereof, for payment of the Merger Consideration, any unpaid dividends or distributions payable pursuant to Section 2.4(f) and any cash in lieu of fractional shares of Kick Common Stock or OpCo Units payable pursuant to Section 2.4(i) (subject to abandoned property, escheat or other similar laws), without interest.

(k) None of Kick, OpCo, the Surviving Entities, the Exchange Agent or any other Person shall be liable to any Person in respect of Merger Consideration, dividends or distributions with respect thereto or cash in lieu of fractional shares of Kick Common Stock or OpCo Units properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Book-Entry Units shall not have been exchanged prior to two years after the Initial Effective Time (or immediately prior to such earlier date on which the related Merger Consideration (and all dividends or distributions with respect to shares of Kick Common Stock or distributions with respect to OpCo Stapled Units and any cash in lieu of fractional shares of Kick Common Stock or OpCo Units pursuant to this Article II), would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration (and such dividends or distributions and cash), in respect thereof shall, to the extent permitted by applicable Law, become the property of Surviving Entities, free and clear of all claims or interest of any Person previously entitled thereto.

(l) The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Kick on a daily basis. Any interest and other income resulting from such investments shall be paid to Kick.

(m) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Kick, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Kick or the Exchange Agent, the posting by such Person of a bond in such amount as Kick or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Initial LP Surviving Entity with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof, any dividends or distributions payable pursuant to Section 2.4(f) and any cash in lieu of fractional shares of Kick Common Stock or OpCo Units payable pursuant to Section 2.4(i).

Section 2.5 Withholding Rights. Each of Kick, OpCo, Frontier I, the Merger Subs, the Surviving Entities and their Affiliates and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Partnership Common Units, Time-Based Phantom Units or otherwise pursuant to this Agreement, such amounts as Kick, OpCo, Frontier I, the Merger Subs, any Surviving Entity and its Affiliates or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Kick, OpCo, Frontier I, the Merger Subs, any Surviving Entity and its Affiliates or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Kick, any Surviving Entity or the Exchange Agent.

Section 2.6 No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Mergers or any of the other transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BURRO PARTIES

Except (a) as set forth in the corresponding section or subsection of the disclosure letter delivered by the Burro Parties to the Kick Parties immediately prior to the execution of this Agreement (the “Burro Disclosure Letter”) (provided that (i) the disclosure of any information in a particular section or subsection of the Burro Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Burro Disclosure Letter as an exception to a representation or warranty is not deemed an admission that such item represents a material exception or material fact, event or circumstance or that such has had, or would reasonably be expected to have, individually or in the aggregate, a Burro Material Adverse Effect) or (b) as disclosed in the Burro SEC Documents (excluding (A) any disclosure set forth in such Burro SEC Documents under the heading “Risk Factors” or in any section related to forward-looking statements, to the extent that such disclosure is non-specific, predictive or primarily cautionary in nature, and in each such case, other than historical facts included in such disclosure and (B) any disclosure in any Burro SEC Documents solely with respect to Section 3.2 and Section 3.28) filed on or after January 1, 2023 and at least 48 hours prior to the Execution Date (without giving effect to any disclosure set forth in any Burro SEC Document or any amendment to any Burro SEC Documents in each case filed on or after the Execution Date), each of the Burro Parties hereby represents and warrants to the Kick Parties as follows:

Section 3.1 Organization, Standing and Power.

(a) Each of the Burro Parties is a limited partnership or limited liability company duly formed, validly existing and in good standing under the Laws of the jurisdiction of its respective organization or formation and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.

(b) Each of the Burro Subsidiaries is an entity duly organized or formed, as applicable, validly existing and in good standing under the Laws of the jurisdiction of its respective organization or formation and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, except where the failure to be in good standing or to have such power and authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Burro Material Adverse Effect.

(c) Each Burro Group Entity is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing, holding or operation of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Burro Material Adverse Effect.

(d) The Partnership has made available to Kick true and complete copies of the Governing Documents of each Burro Group Entity in effect as of the Execution Date. All such Governing Documents are in full force and effect and no Burro Group Entity is in violation of any provisions thereof.

Section 3.2 Capitalization; Interests.

(a) As of the Execution Date, the outstanding capitalization of the Partnership consists of 141,995,028 Partnership Common Units and the Partnership GP Interest (which is represented by 674,587 non-voting Notional General Partner Units). All of such Partnership Common Units and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with the Third Amended and Restated Agreement of Limited Partnership of the Partnership, as amended as of the Execution Date (the “Partnership LPA”), and are fully paid (to the extent required under the Partnership LPA) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA) and not subject to preemptive rights. As of the Execution Date, 9,686,163 Partnership Common Units were reserved for issuance with respect to awards under the Partnership Equity Plans, of which (i) 0 Partnership Common Units are underlying outstanding vested Time-Based Phantom Units that have not yet settled, (ii) 1,763,587 Partnership Common Units are underlying outstanding unvested Time-Based Phantom Units, (iii) 57,982 Partnership Common Units are underlying outstanding accumulated but not yet settled Distribution Equivalent Rights, and (iv) no Partnership Common Units are underlying any other restricted units, options, phantom units, unit appreciation rights, distribution equivalent rights or equity or equity-like awards. All Partnership Common Units reserved for issuance under the Partnership Equity Plans, when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA) and not subject to any preemptive rights. Except as set forth above in this Section 3.2(a), as of the Execution Date, there are not any Partnership Units, partnership interests, phantom units, warrants, options, convertible securities, voting securities, distribution equivalent rights, incentive distribution rights, or equity interests of the Partnership issued and outstanding or any Rights issued or granted by, or binding upon, the Partnership. There are no outstanding obligations of any Burro Group Entity to repurchase, redeem or otherwise acquire any Partnership Units or other partnership interests, phantom units, voting securities or equity interests or any Rights of the Partnership. There are no outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the holders of Partnership Units on any matter.

(b) The General Partner is the sole general partner of the Partnership. The General Partner is the sole record and beneficial owner of the Partnership GP Interest, and the Partnership GP Interest has been duly authorized and validly issued in accordance with the Partnership LPA. The Partnership GP Interest is directly owned by the General Partner free and clear of any pledges, claims, liens, charges, options, rights of first refusal, encumbrances and security interests of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (collectively, “Liens”) other than Permitted Liens. In addition to the Partnership GP Interest, the General Partner is the beneficial owner of 7,463,257 Partnership Common Units. Except as otherwise described herein, the General Partner owns no Partnership Units, partnership interests, voting securities, equity interests or other capital stock of the Partnership or any other Person or any Rights issued or granted by, or binding upon, the Partnership or any other Person. Spartan is the sole record and beneficial owner of the outstanding GP Membership Interests, free and clear of all Liens. The consummation of the Mergers and the other transactions contemplated hereby will not result in or give rise to any obligation of the General Partner to pay any third party any payment, fee or consideration. Except for the GP Membership Interests, there are not any membership interests, voting securities, phantom units, warrants, options, convertible securities, distribution equivalent rights, incentive distribution rights, equity interests or other capital stock of the General Partner issued and outstanding or any Rights issued or granted by, or binding upon, the General Partner.

(c) Section 3.2(c) of the Burro Disclosure Letter sets forth as of the Execution Date a list of each outstanding Partnership Equity Award granted under the Partnership Equity Plans and: (i) the name of the holder of such Partnership Equity Award; (ii) the number of Partnership Common Units subject to such outstanding Partnership Equity Award; (iii) if applicable, the exercise price, purchase price, or similar pricing of such Partnership Equity Award; (iv) the date on which such Partnership Equity Award was granted or issued; (v) the applicable vesting, repurchase, or other lapse of restrictions schedule, and the extent to which such Partnership Equity Award is vested and exercisable as of the Execution Date; and (vi) if applicable, the date on which such Partnership Equity Award expires.

(d) Section 3.2(d) of the Burro Disclosure Letter sets forth as of the Execution Date a list of each outstanding Partnership Cash Award granted under the Partnership Equity Plans and: (i) the name of the holder of such Partnership Cash Award; (ii) the amount payable by the Partnership under such Partnership Cash Award as of the Execution Date; (iii) the date on which such Partnership Cash Award was granted or issued; (iv) if applicable, the date on which such Partnership Cash Award expires; and (v) the aggregate amount, taken as a whole, that would be payable by the Partnership pursuant to the Partnership Cash Awards under the Partnership Equity Plans.

(e) Except as set forth in Section 3.2(c) or Section 3.2(d) of the Burro Disclosure Letter, as of the Execution Date, no Burro Group Entity has issued any compensatory equity or equity-linked award that remains outstanding, nor has any such entity committed to issue any such award.

(f) Except for the Partnership LPA and the Support Agreements, there are no unitholder agreements, voting trusts or other agreements or understandings to which the Partnership has knowledge with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any partnership interests, voting securities or equity interests of any Burro Group Entity.

Section 3.3 Subsidiaries.

(a) Section 3.3(a) of the Burro Disclosure Letter sets forth a true and complete list of the Burro Subsidiaries and their respective jurisdictions of incorporation or organization, as applicable, as of the Execution Date.

(b) As of the Execution Date, all of the outstanding shares of capital stock or other equity or voting interests of each Burro Subsidiary are owned, directly or indirectly by the Partnership, beneficially and of record and free and clear of all Liens other than Permitted Liens, in the percentages set out on Section 3.3(b) of the Burro Disclosure Letter.

(c) There are no outstanding Rights issued or granted by, or binding upon, any of the Burro Subsidiaries as of the Execution Date.

(d) As of the Execution Date, all of the outstanding shares of capital stock or other equity or voting interests of each Burro Subsidiary have been duly authorized and are validly issued, fully paid (with respect to Burro

Subsidiaries that are limited liability companies or limited partnerships, to the extent required under the limited liability company agreement or limited partnership agreement of the applicable Burro Subsidiary) and nonassessable (with respect to Burro Subsidiaries that are limited liability companies or limited partnerships, except as such nonassessability may be affected by Sections 18-607 and 18-804 of the DLLCA or by Sections 17-303, 17-607 and 17-804 of the DRULPA and the Governing Documents of the applicable Burro Subsidiary) and not subject to preemptive rights. Other than ownership interests in the Burro Subsidiaries set forth on Section 3.3(b) of the Burro Disclosure Letter, the Burro Parties do not own beneficially, directly or indirectly, any equity securities, capital stock or other ownership interests of any Person as of the Execution Date. No Burro Party is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

Section 3.4 Authority.

(a) Each of the Burro Parties has all requisite limited liability company or limited partnership power and authority to execute and deliver this Agreement, to perform all of the terms and conditions hereof to be performed by them and, subject to receipt of the Partnership Unitholder Approval, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of the Burro Parties and the consummation of the transactions contemplated hereby, subject to (i) receipt of the GP Membership Interest Approval, which shall be obtained promptly following the execution of this Agreement and (ii) receipt of the Partnership Unitholder Approval, have been duly authorized and approved by all requisite partnership or limited liability company action on the part of each of the Burro Parties. At a meeting duly called and held, the General Partner Board, by unanimous vote, (A) determined that it is in the best interests of the Partnership (and its unitholders) and General Partner (and the holder of the GP Membership Interests) to enter into this Agreement and to proceed with and consummate the Mergers and the other transactions contemplated by the hereby, (B) determined that this Agreement and the transactions contemplated hereby are, (I) with respect to the LP Mergers, in the best interests of the Partnership and the holders of Partnership Common Units and fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership) and (II) with respect to the GP Merger and the Subsequent LP Merger, in the best interests of the General Partner and the holder of the GP Membership Interests, (C) approved this Agreement and the transactions contemplated hereby, including the Mergers, and (D) directed that (I) this Agreement, the LP Mergers be submitted to a vote of the holders of Partnership Common Units by written consent pursuant to Section 13.11 and Section 14.3(a) of the Partnership LPA and recommended approval of this Agreement and the transactions contemplated hereby, including the LP Mergers, by the holders of Partnership Common Units (the “Partnership Recommendation”) and (II) this Agreement and the GP Merger and the Subsequent LP Merger be submitted to a vote of the holder of the GP Membership Interests by written consent pursuant to Section 12.3(a) of the General Partner LLCA and recommended approval of this Agreement and the transactions contemplated hereby, including the GP Merger and the Subsequent LP Merger, by the holder of the GP Membership Interests. This Agreement has been duly executed and delivered by each of the Burro Parties, and assuming the due authorization and execution of this Agreement by the Kick Parties, constitutes the valid and legally binding obligation of each of the Burro Parties, enforceable against each of the Burro Parties in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity) (collectively, the “Enforceability Exceptions”).

(b) The approval of this Agreement and the transactions contemplated hereby, including the Mergers, by (i) the affirmative vote or consent of the holders of a Unit Majority (the “Partnership Unitholder Approval”), and (ii) the affirmative vote or consent of Members representing a Majority Interest (the “GP Membership Interest Approval”), are the only votes or approvals of partnership interests in the Partnership and limited liability company interests of the General Partner that are necessary to approve this Agreement and approve and consummate the transactions contemplated by this Agreement, including the Mergers, and no other limited liability company or limited partnership proceedings on the part of any Burro Party are necessary to approve this Agreement or to consummate the transactions contemplated hereby, including the Mergers.

Section 3.5 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by the Burro Parties does not, and the consummation of the Mergers and the other transactions contemplated hereby and compliance by the Burro Parties with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of any Burro Group Entity under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Governing Documents of any Burro Group Entity, (ii) any Contract to which any Burro Group Entity is a party or (iii) subject to the governmental filings and other matters referred to in Section 3.5(b), any federal, state, local or foreign law (including common law), statute, ordinance, rule, code, regulation, order, judgment, injunction, decree or other legally enforceable requirement (“Law”) or any rule or regulation of Nasdaq, Inc. (the “NASDAQ”) applicable to any Burro Group Entity or by which any Burro Group Entity or any of their respective properties or assets may be bound, except, in the case of clauses (ii) and (iii), as would not reasonably be expected to have, individually or in the aggregate, a Burro Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any federal, state, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission or body (each, a “Governmental Entity”) is required by or with respect to any Burro Group Entity in connection with the execution, delivery and performance of this Agreement by the Burro Parties or the consummation by the Burro Parties of the Merger or the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other applicable state or federal securities, takeover and “blue sky” laws, (ii) the filing of the Certificates of Merger with the Delaware Secretary of State as required by the DLLCA and the DRULPA, (iii) any filings and approvals required under the rules and regulations of the NASDAQ, (iv) the receipt of the Regulatory Approvals, and (v) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices, the failure of which to be obtained or made, are not and would not reasonably be expected to have, individually or in the aggregate, a Burro Material Adverse Effect.

Section 3.6 SEC Reports; Financial Statements.

(a) The Partnership has filed with or furnished to the Securities and Exchange Commission (the “SEC”) on a timely basis true and complete copies of all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by the Partnership since December 31, 2021 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Burro SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the Execution Date, then on the date of such filing), the Burro SEC Documents complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Burro SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Partnership has made all certifications and statements required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”) with respect to the Burro SEC Documents and the statements contained in any such certifications were true and correct as of the date such certifications were made.

(b) The financial statements of the Partnership included in the Burro SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the Execution Date, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP and the applicable rules and regulations promulgated by the SEC (subject, in the case of the unaudited statements, to normal year-end audit adjustments that were not, or are not expected to be, material in amount) the financial position of the Partnership and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows of the Partnership and its consolidated Subsidiaries for the periods presented therein. Since December 31, 2021, the Partnership has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of the Partnership and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

(c) The Partnership has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act), which are effective (as such term is used in Rule 13a-15(b) of the Exchange Act) to ensure that material information relating to the Partnership, including its Subsidiaries, required to be disclosed in the Partnership’s periodic and current reports under the Exchange Act, is made known to the principal executive officer and the principal financial officer of the Partnership by others within those entities in connection with the reports the Partnership files under the Exchange Act.

(d) The Partnership and its Subsidiaries have implemented and maintain a system of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) which is effective in providing reasonable assurance regarding the reliability of the Partnership’s financial reporting and the preparation of the Partnership’s financial statements for external purposes in accordance with GAAP. The Partnership has disclosed, based on its most recent evaluation of the Partnership’s internal control over financial reporting prior to the Execution Date, to the Partnership’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of the Partnership’s internal control over financial reporting which are reasonably likely to adversely affect the Partnership’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Partnership’s internal control over financial reporting. A true, correct and complete summary of any such disclosures made by management to the Partnership’s auditors and audit committee is set forth as Section 3.6(d) of the Burro Disclosure Letter.

(e) As of the Execution Date, there are no outstanding or unresolved comments in any comment letters received from the SEC staff with respect to the Burro SEC Documents. To the knowledge of the Partnership, none of the Burro SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.

(f) Neither the Partnership nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Partnership and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Partnership or any of its Subsidiaries in the Partnership’s published financial statements or other Burro SEC Documents.

(g) To the knowledge of the Burro Parties, no employee of the Burro Parties or any of their respective Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law of the type described in Section 806 of the Sarbanes-Oxley Act by the Burro Parties or any of their respective Subsidiaries. None of the Burro Parties or any of their respective Subsidiaries nor, to the knowledge of the Burro Parties, any director, officer, employee, contractor, subcontractor or agent of the Burro Parties or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Burro Parties or any of their respective Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

Section 3.7 No Undisclosed Liabilities. No Burro Group Entity has any liabilities required by GAAP to be set forth on a consolidated balance sheet of the Burro Group Entities, except (a) to the extent accrued or reserved against in the consolidated balance sheet of the Partnership and its Subsidiaries as of September 30, 2023 included in the Quarterly Report on Form 10-Q filed by the Partnership with the SEC on November 2, 2023 (without giving effect to any amendment thereto filed on or after the Execution Date), (b) for liabilities and obligations of the Burro Group Entities incurred in the ordinary course of business consistent with past practice since September 30, 2023, (c) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated hereby, or (d) liabilities that are not material individually or in the aggregate, to the Burro Group Entities (taken as a whole).

Section 3.8 Certain Information. None of the information supplied (or to be supplied) by or on behalf of the Partnership specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Kick with respect to the issuance of shares of Kick Common Stock in connection with the Mergers (as amended or supplemented from time to time, the “Registration Statement”) will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it (or any post-effective amendment or supplement) becomes or is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (b) the consent statement/prospectus filed by the Partnership and Kick with the SEC in connection with the Partnership Unitholder Approval (the “Consent Statement/Prospectus”) will, on the date the Consent Statement/Prospectus is first mailed to the holders of Partnership Common Units, and at the time of any amendments or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading. The Consent Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act. Notwithstanding the foregoing, the Partnership makes no representation or warranty with respect to information supplied by or on behalf of the Kick Parties or their Representatives for inclusion or incorporation by reference in any of the foregoing documents.

Section 3.9 Absence of Certain Changes or Events.

(a) Since September 30, 2023: (i) the Burro Group Entities have conducted their businesses only in the ordinary course consistent with past practice; and (ii) none of the Burro Group Entities has taken any action that, if taken after the Execution Date, would constitute a breach of any of the covenants set forth in clauses (i), (iv), (v), (vi), (vii), (xi), (xii) and (xix) (solely with respect to clauses (i), (iv), (v), (vi), (vii), (xi), (xii), of Section 5.1(a)) of Section 5.1(a).

(b) Since September 30, 2023 through the Execution Date, there has not been a Burro Material Adverse Effect.

Section 3.10 Litigation. There is no action, suit, claim, arbitration, investigation, inquiry, grievance or other proceeding (each, an “Action”) pending or, to the knowledge of the Partnership, threatened (a) against or affecting any Burro Group Entity or (b) to the knowledge of the Partnership, any of their respective properties or assets, in each case, other than such Actions that would not be reasonably expected to result in, individually or in the aggregate, material liability to the Burro Group Entities, taken as a whole. No Burro Group Entity or, to the knowledge of the Partnership, any of their respective properties or assets, is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity, except where such judgment, order, injunction, rule or decree of any Governmental Entity would not be reasonably expected to result in, individually or in the aggregate, material liability to the Burro Group Entities, taken as a whole. There is no Action pending or, to the knowledge of the Partnership, threatened seeking to prevent, hinder, modify, delay or challenge the Mergers or any of the other transactions contemplated by this Agreement.

Section 3.11 Compliance with Laws. The businesses of the Burro Group Entities are currently being conducted, and at all times since December 31, 2021 have been conducted, in compliance with all applicable Laws, except where the failure to so comply has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Burro Group Entities, taken as a whole. No investigation or review by any Governmental Entity with respect to the Burro Group Entities is pending or threatened in writing, other than those the outcome that would not reasonably be expected to be, individually or in the aggregate, material to the Burro Group Entities, taken as a whole. The Burro Group Entities have in effect all permits, licenses, variances, exemptions, approvals, authorizations, consents, operating certificates, franchises, orders and approvals (collectively, “Permits”) of all Governmental Entities necessary under Law for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, except where the failure to so possess or have filed any of the Permits would not reasonably be expected to result in, individually or in the aggregate, material liability to the Burro Group Entities, taken as a whole. There has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit, nor would any such revocation, non-renewal, adverse modification or cancellation result from the consummation of the transactions contemplated hereby, except where such revocation, non-renewal, adverse modification or cancellation would not reasonably be expected to result in, individually or in the aggregate, material liability to the Burro Group Entities, taken as a whole.

Section 3.12 Benefit Plans.

(a) Section 3.12(a) of the Burro Disclosure Letter contains a true and complete list of each material Burro Plan. The Partnership has provided or made available to Kick a current, accurate and complete copy of each Burro Plan and any amendments thereto, or if such Burro Plan is not in written form, a written summary of all of the material terms and conditions of such Burro Plan. With respect to each Burro Plan, the Partnership has furnished or made available to Kick a current, accurate and complete copy of, to the extent applicable: (i) any related trust agreement, insurance, annuity or other funding instrument, (ii) the most recent determination or opinion letter from the Internal Revenue Service (the “IRS”), (iii) any summary plan description, summary of material modifications, and other similar material written communications (or a written description of any material oral communications) to the participants thereof concerning the extent of the benefits provided under a Burro Plan, (iv) for the two most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports, and (v) all non-routine correspondence with any Governmental Entity. No Burro Group Entity has made any commitment (x) to create, incur liability with respect to or cause to exist any other material compensation, benefit, fringe benefit or other plan, program, arrangement or agreement or to enter into any contract or agreement to provide material compensation or benefits to any individual, in each case other than required by the terms of the Burro Plans as in effect as of the Execution Date or (y) to modify, change or terminate any Burro Plan, other than a modification, change or termination required by applicable Law.

(b) No Burro Plan is, and no Burro Group Entity or any member of their “Controlled Group” (defined as any organization which is a member of a controlled, affiliated or otherwise related group of entities within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA) has sponsored, maintained, contributed to or been required to contribute to or incurred any liability (contingent or otherwise) with respect to any of the following types of plans during the six years prior to the Closing Date: (i) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) an “employee pension benefit plan,” within the meaning of

Section 3(2) of ERISA (“Pension Plan”) that is subject to Title IV of ERISA or Section 412 of the Code, (iii) a Pension Plan which is a “multiple employer plan” as defined in Section 413 of the Code, (iv) a “funded welfare plan” within the meaning of Section 419 of the Code, or (v) a “multiple employer welfare arrangement,” within the meaning of Section 3(40)(A) of ERISA.

(c) With respect to the Burro Plans, except as would not reasonably be expected to be, individually or in the aggregate, material to the Burro Group Entities, taken as a whole:

(i) each Burro Plan complies with its terms and complies in all respects in form and in operation with the applicable provisions of ERISA and the Code and all other applicable legal requirements and all required contributions, payments, distributions and reimbursements that are due with respect to any Burro Plan and related trust or fund prior to the Closing Date have been (or prior to the Closing Date, will be) paid and each Burro Group Entity has timely deposited all amounts withheld from employees in appropriate trusts or accounts;

(ii) no non-exempt prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, to the knowledge of the Partnership, has occurred with respect to any Burro Plan;

(iii) each Burro Plan intended to be qualified under Section 401(a) of the Code is so qualified, has received a currently effective favorable determination or opinion letter from the IRS that it is so qualified or has been established under a standardized master and prototype or volume submitter plan for which a current favorable IRS advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to, and may be relied upon by, the adopting employer, and, to the knowledge of the Partnership, no circumstances exist that would reasonably be expected to adversely affect the qualification of any such Burro Plan;

(iv) there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”), the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of the Partnership, threatened, relating to the Burro Plans, any fiduciaries thereof with respect to their duties to the Burro Plans or the assets of any of the trusts under any of the Burro Plans (other than routine claims for benefits) nor are there facts or circumstances that exist that would reasonably be expected to result in any such actions;

(v) no Burro Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Entity or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity;

(vi) no Burro Group Entity maintains any Burro Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in all respects in compliance with the applicable requirements of Section 601, et seq. of ERISA and Sections 4980B and 4980H of the Code, and no Burro Group Entity is subject to any liability of any kind whatsoever, whether direct, indirect, contingent or otherwise, on account of any violation of the requirements of Section 601, et seq. of ERISA or Section 4980B or 4980H of the Code;

(vii) none of the Burro Plans currently provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by Section 601, et seq. of ERISA and Section 4980B(b) of the Code or other applicable similar law regarding health care coverage continuation (collectively “COBRA”), and no Burro Group Entity or any members of their Controlled Group has any liability to provide post-termination or retiree welfare benefits to any person or ever represented, promised or contracted to any employee or former employee of any Burro Group Entity (either individually or to employees of any Burro Group Entity as a group) or any other person that such employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by COBRA or similar state law;

(viii) each Burro Plan is maintained solely in the United States and subject only to the laws of the United States and no Burro Plan is maintained or sponsored by a professional employer organization; and

(ix) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not, either alone or in combination with any other event, (A) entitle any current or former employee, officer, director or consultant of any Burro Group Entity to severance pay, unemployment compensation, retention payments, change in control payments or any other similar payment, (B) result in, cause the accelerated vesting, funding or delivery of, or increase the amount of or otherwise enhance the value of, any payment or benefit due any such employee, officer, director or consultant, (C) trigger any obligation to fund any Burro Plan, or (D) limit or restrict the ability to merge, amend or terminate any Burro Plan.

(d) Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby would reasonably be expected to result, separately or in the aggregate (either alone or in combination with any other events), in the payment of any amount that would constitute “excess parachute payments” (as defined in Section 280G(b)(1) of the Code). There is no agreement, plan or other arrangement to which any Burro Group Entity is a party or by which any of them is otherwise bound to compensate any person in respect of Taxes or other liabilities incurred with respect to Section 409A or 4999 of the Code.

(e) Each Burro Plan that is subject to Section 409A of the Code has been operated and maintained, in all material respects, in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

(f) The Partnership has provided Kick with preliminary calculations reflecting a good faith estimate of the consequences of Sections 280G and 4999 on any “disqualified individuals” within the meaning of Section 280G of the Code in connection with the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event).

Section 3.13 Labor Matters.

(a) The Burro Group Entities are, and have been since December 31, 2021, in compliance in all material respects with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, workers compensation, equal employment opportunity, age and disability discrimination, work authorization, employee classification, payment and withholding of taxes, and employee termination notice requirements. Since December 31, 2021, there have been no and there are no pending or, to the knowledge of the Partnership, threatened material labor disputes, work stoppages, labor strikes or lockouts against any Burro Group Entity by employees, except as would not, individually or in the aggregate, result in any Burro Group Entity incurring a material liability.

(b) No Burro Group Entity is or has been a party to, is or has been bound by, is or has been negotiating, or has been asked to negotiate any collective bargaining agreement or other agreement or understanding with any labor union, labor organization, or similar employee representative. There are no (i) unfair labor practice charges or complaints against any Burro Group Entity pending before the National Labor Relations Board or any other labor relations tribunal or authority and, to the knowledge of the Partnership, no such charges or complaints are threatened, (ii) union representation claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority or (iii) pending grievances or arbitration proceedings against any Burro Group Entity that arose out of or under any collective bargaining agreement.

(c) To the knowledge of the Partnership, no current executive employee or officer of any Burro Group Entity has informed the Partnership that he or she intends to resign as a result of the consummation of the transactions contemplated hereby.

(d) With respect to any current or former employee, officer, consultant or other service provider of any Burro Group Entity, there are no actions against any Burro Group Entity pending, or to the Partnership’s knowledge, threatened to be brought or filed, in connection with the employment or engagement of any current or former employee, officer, consultant or other service provider of such Burro Group Entity, including any claim relating to employment discrimination, harassment, retaliation, equal pay or employment classification, except where such action would not, individually or in the aggregate, result in any Burro Group Entity incurring a material liability.

(e) The execution of this Agreement and the consummation of the transactions set forth in or contemplated by this Agreement will not result in any breach or violation of, or cause any payment to be made under, any applicable Laws with respect to labor and employment or any collective bargaining agreement to which any Burro Group Entity is a party.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Burro Material Adverse Effect, since December 31, 2021, the Burro Group Entities have not misclassified any Person as (i) an independent contractor or an employee leased from another employer, or (ii) exempt from state, federal, local or other applicable minimum wage or overtime regulations.

Section 3.14 Environmental Matters.

(a) Except for those matters that would not individually or in the aggregate result in any Burro Group Entity incurring a material liability:

(i) the Burro Group Entities and their respective properties, operations, services, equipment, and assets are, and for the past three years have been, in compliance with all Environmental Laws;

(ii) as of the Execution Date, the Burro Group Entities, including their property, operations, services, equipment, or assets, are not subject to, and have not otherwise received written notice of any pending or, to the knowledge of the Partnership, threatened Action, including, but not limited to government enforcement actions, notices of violations (“NOVs”), regulatory investigations, requests for information from regulators, citizen suits, or other third-party claims, under Environmental Laws; the Burro Group Entities have provided no notice and made no claims under any insurance policy or indemnity agreement regarding potential liabilities or other costs arising from any such Action;

(iii) no Burro Group Entity or, to the knowledge of the Partnership, any of their respective properties, operations, services, equipment, or assets, is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity arising from or relating to any Environmental Law;

(iv) there have been no Releases of Hazardous Materials at any property currently owned, operated, or otherwise used by the Burro Group Entities which Releases are reasonably likely to result in liability to any Burro Group Entity under Environmental Law. To the knowledge of the Partnership, there have been no Releases of Hazardous Materials at any property formerly owned, operated or otherwise used by the Burro Group Entities, or, to the knowledge of the Partnership, by any predecessors of the Burro Group Entities, which Releases are reasonably likely to result in liability to any Burro Group Entity under Environmental Law. As of the Execution Date, no Burro Group Entity has received any written notice asserting a liability or obligation under any Environmental Laws with respect to the investigation, remediation, removal, or monitoring of the Release of any Hazardous Materials at or from any property currently or formerly owned, operated, or otherwise used by any Burro Group Entity, or at or from any off-site location where Hazardous Materials from any Burro Group Entity’s operations have been sent for treatment, disposal storage or handling; and

(v) no Burro Group Entity has assumed any known or pending obligation or liability of a third party relating to or arising under any Environmental Law by Contract.

(b) All material environmental, health, and safety investigations, assessments (including, but not limited to, Phase I and Phase II environmental site assessments, desk top surveys, indoor or outdoor air monitoring, soil, water, or groundwater sampling, and workplace safety reviews), and audit reports prepared during the past five years by or on behalf of, or that are in the possession of the Burro Group Entities addressing environmental, health, and safety compliance matters or potential environmental liabilities or impacts with respect to any entity operations, services provided to third-parties, assets or equipment, or property owned, operated or otherwise used by any Burro Group Entity have been made available for review by Kick prior to the Execution Date.

(c) Except as expressly set forth in this Section 3.14 and except solely for the representations and warranties relating to the Permits as expressly set forth in Section 3.11, none of the Burro Group Entities make any representation or warranty regarding compliance or failure to comply with, or any actual or contingent liability under, any Environmental Law.

Section 3.15 Taxes.

(a) Each Burro Group Entity has filed all material Tax Returns required to be filed by it (taking into account valid extensions), and such returns are true, complete, and accurate in all material respects. Each Burro Group Entity has paid (or a Burro Group Entity has paid on its behalf) all Taxes shown as due on such Tax Returns, and the most recent financial statements contained in the Burro SEC Documents reflect an adequate reserve, in accordance with GAAP, for all Taxes payable by the Burro Group Entities accrued through the date of such Burro SEC Documents.

(b) No Burro Group Entity has made any material Tax election or change in Tax reporting or treatment since the date of such Burro SEC Documents.

(c) All Tax withholding and deposit requirements imposed on or with respect to the Burro Group Entities have been satisfied in all material respects.

(d) No material deficiencies or other claims for any Taxes have been proposed, asserted or assessed against any Burro Group Entity that are not adequately reserved for, and there are no material audits, examinations, investigations or other Proceedings ongoing, pending, or threatened in writing in respect of Taxes or Tax matters of any Burro Group Entity.

(e) There are no material liens with respect to Taxes upon any of the assets or properties of a Burro Group Entity other than with respect to Taxes not yet due and payable or that are being contested in good faith. No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to any Burro Group Entity. No Burro Group Entity has granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. No Burro Group Entity has agreed or is required to make any adjustments pursuant to Section 481(a) of the Code or any provision of state, local or foreign law similar to Section 481(a) of the Code by reason of a change in accounting method initiated by it or any other relevant party, nor has any application pending with any Tax authority requesting permission for any changes in accounting methods that relate to the business or assets of any Burro Group Entity. No Burro Group Entity will be required to include amounts in income, or exclude items of deduction, in a state or local taxable period beginning after the Closing Date as a result of (i) a change in method of accounting occurring prior to the Closing Date, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) a prepaid amount received, or paid, prior to the Closing Date or (iv) deferred gains arising prior to the Closing Date.

(f) The General Partner is a disregarded entity for federal income tax purposes, and each other Burro Group Entity is either a partnership or an entity disregarded as separate from its owner for federal income tax purposes.

(g) Each Burro Group Entity treated as a partnership for federal income tax purposes has an election under Section 754 of the Code in effect.

(h) The Partnership is a partnership for federal income tax purposes and at least 90% of the gross income of the Partnership for each taxable year ending after its initial public offering has been income that is “qualifying income” within the meaning of Section 7704(d) of the Code.

(i) None of the Burro Group Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the parent of which was a Burro Group Entity) or has any liability for the Taxes of any Person (other than another Burro Group Entity) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, or by Contract.

(j) No written claim or inquiry that has not been fully resolved has ever been made by a Governmental Entity in a jurisdiction where a Burro Group Entity does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction.

(k) No Burro Group Entity has participated in any listed transaction within the meaning of Treasury Regulation Section 1.6011-4.

(l) None of the Burro Group Entities is a party to a Tax allocation or sharing Contract (other than any Contract (i) exclusively between or among the Burro Group Entities or (ii) with third parties, made in the ordinary course of business, the primary subject matter of which is not Tax), and no payments are due or will become due by the Burro Group Entities pursuant to any such Contract.

(m) To the knowledge of the Partnership, the Burro Group Entities are in material compliance with all applicable Tax laws relating to transfer pricing.

(n) As of the date hereof, no Burro Group Entity is aware, after reasonable diligence, of the existence of any fact or circumstance that could reasonably be expected to prevent or impede the Mergers from being treated consistently with the Intended Tax Treatment.

Section 3.16 Contracts.

(a) Section 3.16 of the Burro Disclosure Letter lists, as of the Execution Date, each Contract of the following types (excluding any Burro Plan) to which any Burro Group Entity is a party or by which any of their respective properties or assets is bound;

(i) any Contract that would be required to be filed by the Partnership as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Partnership on a Current Report on Form 8-K;

(ii) any Contract that limits the ability of any Burro Group Entity (or, following the consummation of the Mergers and the other transactions contemplated by this Agreement, would limit the ability of Kick or any of its Subsidiaries, including any Surviving Entity) to compete in any line of business or with any Person or in any geographic area, or that restricts the right of any Burro Group Entity (or, following the consummation of the Mergers and the other transactions contemplated by this Agreement, would restrict the right of Kick or any of its Subsidiaries, including any Surviving Entity) to sell to or purchase from any Person, to solicit any business from any Person, or to hire any Person;

(iii) any Contract that contains any “most favored nation” or most favored customer provision, call or put option, preferential right or rights of first or last offer, negotiation or refusal, in each case other than those contained in any Contract in which such provision is solely for the benefit of any Burro Group Entity;

(iv) any Contract that provides for the formation, creation, operation, management or control of any material joint venture, partnership, strategic alliance, collaboration or other similar arrangement with a third party partnership, joint venture or limited liability company agreement;

(v) any Contract relating to Indebtedness and having an outstanding principal amount in excess of $150,000;

(vi) any Contract involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests for aggregate consideration (in one or a series of transactions) under such Contract of $150,000 or more;

(vii) any Contract that contains a put, call or similar right pursuant to which any Burro Group Entity could be required to sell, as applicable, any equity interests of any Person or material amount of assets;

(viii) any Contract for the lease of personal property or Burro Leased Real Property involving aggregate payments in excess of $400,000 in any calendar year that is not terminable by the applicable Burro Group Entity party thereto without penalty within 60 days;

(ix) any Contract that requires any Burro Group Entity to make annual expenditures in excess of $3,000,000 or aggregate payments in excess of $5,000,000 during the 12-month period following the Execution Date;

(x) any Contract that by its terms calls for aggregate payment or receipt by any Burro Group Entity under such Contract of more than $5,000,000 over the remaining term of such Contract;

(xi) any Contract pursuant to which any Burro Group Entity has continuing indemnification, guarantee, “earn-out” or other contingent payment obligations, in each case that could result in payments in excess of $150,000;

(xii) any Contract that provides for any standstill or similar obligations;

(xiii) any Contract that obligates any Burro Group Entity to make any capital commitment, loan or expenditure in an amount in excess of $5,000,000;

(xiv) any Contract that requires a consent to or otherwise contains a provision relating to a “change of control,” that is binding upon the any Burro Group Entity party thereto or that would reasonably be expected to prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement;

(xv) any Contract that provides any current employees, officers or directors of any Burro Group Entity with annual base compensation in excess of $175,000, other than (A) Contracts that are terminable without penalty, or (B) employment Contracts;

(xvi) any Contract to which any Burro Group Entity is a party, or is otherwise bound, relating to any material currency or other hedging arrangement; or

(xvii) any Contract entered into outside of the ordinary course of business, pursuant to which any Burro Group Entity is a party, or is otherwise bound, and the contracting counterparty of which is a Governmental Entity.

Each contract of the type described in clauses (i) through (xvii) is referred to herein as a “Burro Material Contract.”

(b) (i) Each Burro Material Contract is valid and binding on the Burro Group Entity party thereto and, to the knowledge of the Partnership, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions; (ii) such Burro Group Entity and, to the knowledge of the Partnership, each other party thereto has performed all obligations required to be performed by it under each Burro Material Contract; and (iii) there is no default under any Burro Material Contract by such Burro Group Entity or, to the knowledge of the Partnership, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a default on the part of such Burro Group Entity or, to the knowledge of the Partnership, any other party thereto under any such Burro Material Contract, nor has such Burro Group Entity received any notice of any such default, event or condition, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Burro Material Adverse Effect. The Partnership has made available to Kick true and complete copies of all Burro Material Contracts, including all amendments thereto.

Section 3.17 Insurance. The Burro Group Entities are covered by valid and currently effective insurance policies issued in favor of the Burro Group Entities that are customary and adequate for companies of similar size in the Burro Industry in the locations in which the Burro Group Entities operate. Section 3.17 of the Burro Disclosure Letter sets forth, as of the Execution Date, a true and complete list of all material insurance policies issued in favor of any Burro Group Entity, or pursuant to which any Burro Group Entity is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force. Except as would not reasonably be expected to have, individually or in the aggregate, a Burro Material Adverse Effect, with respect to each such insurance policy, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) no Burro Group Entity is in breach or default, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy and (c) to the knowledge of the Partnership, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation. No notice of cancellation or termination has been received with respect to any such policy, nor will any such cancellation or termination result from the consummation of the transactions contemplated hereby.

Section 3.18 Properties. Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Burro Material Adverse Effect: (a) the Partnership and its Subsidiaries have good, valid and defensible title to all real property owned by the Partnership or any of its Subsidiaries (collectively, the “Burro Owned Real Property”) and valid leasehold estates in all real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Partnership or any of its Subsidiaries (collectively, including the improvements thereon, the “Burro Leased Real Property”) free and clear of all Liens, except Permitted Liens, (b) each agreement under which the Partnership or any of its Subsidiaries is the landlord, sublandlord, tenant, subtenant, or occupant with respect to the Burro Leased Real Property (each, a “Burro Real Property Lease”) is in full force and effect and is valid and enforceable against the parties thereto in accordance with its terms, subject in each case to the Enforceability Exceptions, and neither the Partnership nor any of its Subsidiaries, or to the knowledge of the Partnership, any other party thereto, has received written notice of any default under any Burro Real Property Lease, and (c) there does not exist any pending or, to the knowledge of the Partnership, threatened condemnation or eminent domain Proceedings that affect any of the Burro Owned Real Property or Burro Leased Real Property.

Section 3.19 Suppliers and Customers.

(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Burro Group Entities, taken as a whole, since December 31, 2020 through the Execution Date, (i) there has been no termination of or a failure to renew the business relationship of the Burro Group Entities with any top ten (10) customers (each a “Burro Top Customer”) and (ii) no Burro Top Customer has notified any Burro Group Entity that it intends to terminate or not renew its business. No Burro Group Entity has received any written notice, letter, complaint or other communication from any Burro Top Customer to the effect that it has materially changed, modified, amended or reduced, or is expected to materially change, modify, amend or reduce, its business relationship with the Burro Group Entities in a manner that is materially adverse to the Burro Group Entities, taken as a whole.

Section 3.20 Intellectual Property. Each Burro Group Entity owns, or is licensed or otherwise possesses adequate rights to use (in the manner and to the extent it has used the same), all Intellectual Property used in their respective businesses as currently conducted (collectively, the “Burro Intellectual Property”) except where the failure to own or have the right to use such Burro Intellectual Property would not reasonably be expected to have, individually or in the aggregate, a Burro Material Adverse Effect. There are no pending or, to the knowledge of the Partnership, threatened claims by any Person alleging infringement, misappropriation or dilution by the Burro Group Entities of the Intellectual Property rights of any Person. In the prior six (6) years, to the knowledge of the Partnership the conduct of the businesses of the Burro Group Entities has not infringed, misappropriated or diluted, and does not infringe, misappropriate or dilute, any Intellectual Property rights of any Person except for such matters that have not and would not reasonably be expected to have, individually or in the aggregate, a Burro Material Adverse Effect. No Burro Group Entity has made any claim of infringement, misappropriation or other violation by others of its rights to or in connection with the Burro Intellectual Property. To the knowledge of the Partnership, no Person is infringing, misappropriating or diluting any Burro Intellectual Property. The Burro Group Entities have taken reasonable steps to protect the confidentiality of their trade secrets and the security of their computer systems and networks.

Section 3.21 Information Technology; Data Privacy.

(a) The Burro Group Entities own all right, title and interest in and to the Burro IT Assets, free and clear of any Liens other than Permitted Liens. except as would not reasonably be expected to be, individually or in the aggregate, material to the business of the Burro Group Entities, taken as a whole. The Burro Group Entities own or have a written valid and enforceable right to use all Burro IT Assets, except as would not reasonably be expected to be, individually or in the aggregate, material to the business of the Burro Group Entities, taken as a whole. Except as would not reasonably be expected to be, individually or in the aggregate, material to the business of the Burro Group Entities, taken as a whole, the Burro Group Entities have taken commercially reasonable steps and implemented commercially reasonable safeguards to protect the Burro IT Assets from any unauthorized access, use or other security breach and free from any disabling codes or instructions, spyware, trojan horses, worms, viruses, or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of software, data or other materials, or any viruses, Trojan horses, spyware or other malicious code (“Malicious Code”). The Burro IT Assets: (i) operate and perform as required by the Burro Group Entities for the operation of their respective businesses, (ii) since December 31, 2020, except as, individually or in the aggregate, would not reasonably be expected to result in, material liability to, or material disruption of the business operations of, the Burro Group Entities, have not malfunctioned or failed, suffered unscheduled downtime, or, to the knowledge of the Partnership, been subject to unauthorized access, use, cyber-attack or other security breach; and (iii) to the knowledge of the Partnership, no third party has gained unauthorized access to or misused the Burro IT Assets in each case in a manner that has resulted or is reasonably likely to result in (A) material liability, cost or disruption to the business of the Burro Group Entities, or (B) a duty to notify any Person, which if not notified, would reasonably be expected to result in material cost or liability to the Partnership or any Burro Subsidiary.

(b) Since December 31, 2020, the Burro Group Entities have complied with all Privacy Laws and with their respective privacy policies and other contractual commitments relating to privacy, security, collection, storage, transmission, transfer (including cross-border transfers), disclosure, use or processing of personal data (which, as used herein, includes similar terms used in Privacy Laws, such as personal information and personally identifiable information) in their possession or control (collectively, the “Data Protection Requirements”) and all anti-spam Laws. The Burro Group Entities have used commercially reasonable measures, consistent with industry practices, designed to ensure compliance with the Data Protection Requirements. Since December 31, 2020, the Burro Group Entities have not (i) experienced any material actual, alleged, or suspected data breach or other security incident involving personal information in their possession or control; or (ii) been subject to or received any notice of any material audit, investigation, complaint, or other Action by any Governmental Entity or other Person concerning any Burro Group Entities’ collection, use, processing, storage, transfer, or protection of personal data or actual, alleged, or suspected material violation of any Data Protection Requirements and to the knowledge of the Partnership, there are no material facts or circumstances that would reasonably be expected to give rise to any such Action.

(c) Since December 31, 2020, the Burro Group Entities have not had any actual disclosure or loss of, or inability to access or account for, or any incident relating to unauthorized access to or acquisition of, any personal data (a “Security Incident”) in their possession or control nor have they received written notice of any Security Incident with respect to personal or confidential data in their service provider’s control.

(d) To the knowledge of the Partnership, no Burro Group Entities has any threatened or pending Actions, or events or circumstances that are reasonably likely to give rise to material Actions as a result of any Security Incident or material vulnerability.

Section 3.22 State Takeover Statutes. No “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “Takeover Laws”) or any similar anti-takeover provision in the Governing Documents of either Burro Party is, or at the Initial Effective Time will be, applicable to this Agreement, the Mergers or any of the other transactions contemplated hereby.

Section 3.23 No Rights Plan. There is no unitholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which any Burro Party is a party or is otherwise bound.

Section 3.24 Related Party Transactions. Except as otherwise disclosed in the Burro SEC Documents, no present or former director, executive officer, stockholder, partner, member, employee or Affiliate of any Burro Group Entity, nor any of such Person’s Affiliates or immediate family members (each of the foregoing, a “Burro Related Party”), is a party to any Contract with or binding upon any Burro Group Entity or any of their respective properties or assets or, to the knowledge of the Partnership, has any interest in any property, in each case, owned by any Burro Group Entity or has engaged in any transaction with any of the foregoing within the last 12 months, in each case, that is of a type that would be required to be disclosed in the Burro SEC Documents pursuant to Item 404 of Regulation S-K that has not been so disclosed. Except as otherwise disclosed in the Burro SEC Documents, no Burro Related Party owns, directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer or director or in another similar capacity of, any supplier or other independent contractor of any Burro Group Entity, or any organization which has a Contract with any Burro Group Entity.

Section 3.25 Anti-Corruption; Anti-Bribery; Anti-Money Laundering.

(a) The Burro Group Entities and, to the knowledge of the Partnership (as knowledge is defined in the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), each of their employees, directors, officers, agents and each other Person acting on behalf of any Burro Group Entity are in all respects compliant with and for the past five (5) years, have complied with (i) the FCPA and (ii) the provisions of all other applicable anti-bribery, anti-corruption and anti-money laundering Laws (“Anti-Corruption Laws”) of each jurisdiction in which the Burro Group Entities operate or have operated and in which any agent or other representative thereof is conducting or has conducted business on behalf of any Burro Group Entity. The Burro Group Entities have since December 31, 2019 (x) instituted policies and procedures that are reasonably designed to ensure compliance in all material respects with the FCPA and other applicable Anti-Corruption Laws and (y) maintained such policies and procedures in full force and effect in all material respects.

(b) None of the Burro Group Entities, to the knowledge of the Partnership (as knowledge is defined in the FCPA), any of their directors, officers and employees and each other Person acting on behalf of any Burro Group Entity has, in the past five (5) years, directly or indirectly, violated any, or been subject to actual or, to the knowledge of the Partnership, pending or threatened Action alleging violations on the part of any of the foregoing Persons of the FCPA or Anti-Corruption Laws or any terrorism financing Law.

(c) None of the Burro Group Entities or, to the knowledge of the Partnership (as knowledge is defined in the FCPA), any of their directors, officers, employees or any other Person acting on behalf of any Burro Group Entities has, in the past five (5) years: (i) directly or indirectly, paid, offered or promised to pay, or authorized or ratified the payment of any monies, gifts or anything of value to any Government Official or any political party or candidate for political office for the purpose of (A) influencing any act or decision of such official or of any Governmental Entity, (B) to obtain or retain business, or direct business to any Person or (C) to secure any other improper benefit or advantage, in each case in violation of applicable Anti-Corruption Laws; (ii) established or maintained any unlawful fund of monies or other assets of any Burro Group Entity; (iii) made any fraudulent entry on the books or records of any Burro Group Entity; (iv) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for any Burro Group Entity, to pay for favorable treatment for business secured or to pay for special concessions already obtained for any Burro Group Entity; or (v) aided, abetted, caused (directly or indirectly), participated in, or otherwise conspired with, any Person to violate the terms of any Order or applicable Law.

Section 3.26 Sanctions.

(a) The Burro Group Entities are and, in the past five (5) years have been, in all material respects in compliance with all applicable economic sanctions and export control Laws (collectively “Export and Sanctions Regulations”) in the United States and in other jurisdictions in which the Burro Group Entities do business or are otherwise subject to such jurisdiction.

(b) None of the Burro Group Entities, or, to the knowledge of the Partnership, any director, officer, agent, employee or other Person acting on behalf of any Burro Group Entity, in their capacity as such, is currently, or has been in the past five (5) years: (i) a Sanctioned Person or (ii) engaging in any dealings or transactions with, or for the benefit of, any Sanctioned Person or in any Sanctioned Country, to the extent such activities would cause any Burro Group Entity to violate applicable Export and Sanctions Regulations in the United States or in other jurisdictions in which the Burro Group Entities do business or are otherwise subject to such jurisdiction.

(c) For the past five (5) years, the Burro Group Entities have (i) instituted policies and procedures that are reasonably designed to ensure compliance, in all material respects, with the Export and Sanctions Regulations in each jurisdiction in which the Burro Group Entities operate or are otherwise subject to jurisdiction and (ii) maintained such policies and procedures in full force and effect, in all material respects.

(d) For the past five (5) years, no Burro Group Entity (i) has been found in violation of, charged with or convicted of, any Export and Sanctions Regulations, (ii) to the knowledge of the Partnership, is under investigation by any Governmental Entity for possible violations of any Export and Sanctions Regulation, (iii) has been assessed civil penalties under any Export and Sanctions Regulations or (iv) has filed any voluntary disclosures with any Governmental Entity regarding possible violations of any Export and Sanctions Regulations.

Section 3.27 Other Regulatory Matters. No Burro Group Entity is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder or (b) a “holding company,” a “subsidiary company” of a “holding company,” an Affiliate of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the U.S. Public Utility Holding Company Act of 2005.

Section 3.28 Brokers. No broker, investment banker, financial advisor or other Person, other than Jefferies, LLC, the fees and expenses of which will be paid by the Partnership, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Burro Group Entity. The Partnership has furnished to Kick a true and complete copy of any Contract between any Burro Group Entity and Jefferies, LLC pursuant to which Jefferies, LLC could be entitled to any payment from any Burro Group Entity relating to the transactions contemplated hereby.

Section 3.29 Opinion of Financial Advisor. The General Partner Board has received an opinion of Jefferies, LLC, dated the Execution Date, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of Partnership Common Units unaffiliated with the General Partner, a signed true and complete copy of such opinion has been or will be promptly provided to Kick.

Section 3.30 Limitation of Representations and Warranties.

(a) Except for the representations and warranties expressly contained in this Article III, as qualified by the Burro Disclosure Letter, neither the Burro Parties nor any other Person makes any other express or implied representation or warranty with respect to the Burro Parties or their Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement, the Mergers or the transactions contemplated hereby, and the Burro Parties hereby disclaim any such other representations or warranties.

(b) Each of the Burro Parties acknowledges and agrees that, except for the representations and warranties expressly contained in Article IV, none of the Kick Parties or any other Person acting on behalf of any Kick Party has made or makes, and such Burro Party has not relied on, any representation or warranty, whether express or implied, with respect to any Kick Party, their respective Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to such Burro Party or any of its Representatives by or on behalf of any Kick Party. Each Burro Party acknowledges and agrees that none of the Kick Parties or any other Person acting on behalf of any Kick Party has made or makes, and such Burro Party has not relied on, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to such Burro Party or any of its Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any Kick Party or any of their respective Subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE KICK PARTIES

Except (a) as set forth in the corresponding section or subsection of the disclosure letter delivered by the Kick Parties to the Burro Parties immediately prior to the execution of this Agreement (the “Kick Disclosure Letter”) (provided that (i) the disclosure of any information in a particular section or subsection of the Kick Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Kick Disclosure Letter as an exception to a representation or warranty is not deemed an admission that such item represents a material exception or material fact, event or circumstance or that such has had, or would reasonably be expected to have, individually or in the aggregate, a Kick Material Adverse Effect) or (b) as disclosed in the Kick SEC Documents (excluding (A) any disclosure set forth in such Kick SEC Documents under the heading “Risk Factors” or in any section related to forward-looking statements, to the extent that such disclosure is non-specific, predictive or primarily cautionary in nature, and in each such case, other than historical facts included in such disclosure and (B) any disclosure in any Kick SEC Documents solely with respect to Section 4.2 and Section 4.28) filed on or after January 1, 2023 and at least 48 hours prior to the Execution Date (without giving effect to any disclosure set forth in any Kick SEC Document or any amendment to any Kick SEC Documents in each case filed on or after the Execution Date), each of the Kick Parties hereby represents and warrants to the Burro Parties as follows:

Section 4.1 Organization, Standing and Power.

(a) Each of the Kick Parties is a corporation or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its respective organization or formation and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.

(b) Each Kick Subsidiary is an entity duly organized or formed, as applicable, validly existing and in good standing under the Laws of the jurisdiction of its respective organization or formation and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, except where the failure to be in good standing or to have such power and authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Kick Material Adverse Effect.

(c) Each Kick Group Entity is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing, holding or operation of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Kick Material Adverse Effect.

(d) Each Kick Group Entity’s Governing Documents are in full force and effect and no Kick Group Entity is in violation of any provisions thereof.

(e) All of the issued and outstanding limited liability company interests of Stock Merger Sub are beneficially owned by Frontier I. Stock Merger Sub was formed solely for the purpose of engaging in the Initial LP Merger and the other transactions contemplated by this Agreement. Stock Merger Sub does not have, directly or indirectly, any assets, liabilities or obligations or conducted any business other than incident to its formation and pursuant to this Agreement, the Initial LP Merger and the other transactions contemplated hereby.

(f) All of the issued and outstanding limited liability company interests of Unit Merger Sub are beneficially owned by OpCo. Unit Merger Sub was formed solely for the purpose of engaging in the Subsequent LP Merger and the other transactions contemplated by this Agreement. Unit Merger Sub does not have, directly or indirectly, any assets, liabilities or obligations or conducted any business other than incident to its formation and pursuant to this Agreement, the Subsequent LP Merger and the other transactions contemplated hereby.

(g) All of the issued and outstanding limited liability company interests of GP Merger Sub is beneficially owned by OpCo. GP Merger Sub was formed solely for the purpose of engaging in the GP Merger and the other transactions contemplated by this Agreement. GP Merger Sub does not have, directly or indirectly, any assets, liabilities or obligations or conducted any business other than incident to its formation and pursuant to this Agreement, the GP Merger and the other transactions contemplated hereby.

Section 4.2 Capital Stock.

(a) As of the Execution Date, the authorized capital stock of Kick consists of 800,000,000 shares, of which 750,000,000 shares are Kick Common Stock and 50,000,000 shares are preferred stock, par value $0.01 per share (the “Kick Preferred Stock”). As of the Execution Date, (i) 77,400,000 shares of Kick Common Stock were issued and outstanding, (ii) no shares of Kick Preferred Stock were issued and outstanding and (iii) 1,081,325 shares of Kick Common Stock are underlying Time-Based Kick RSUs that had been granted pursuant to the Kick Omnibus Plan and (iv) 311,875 shares of Kick Common Stock are underlying Kick PSUs that had been granted pursuant to the Kick Omnibus Plan (assuming that all applicable performance-based vesting conditions are achieved at the target level for such Kick PSUs). Except as set forth in this Section 4.2(a), and for shares of Kick Common Stock issued pursuant to outstanding Kick equity awards since the Execution Date, as of the Execution Date, there are not any shares of capital stock, phantom units, voting securities, distribution equivalent rights or equity interests of Kick issued and outstanding or any Rights issued or granted by, or binding upon, Kick.

(b) As of the Execution Date, all outstanding shares of Kick Common Stock and Kick Preferred Stock have been duly authorized and validly issued in accordance with the Governing Documents of Kick and are fully paid and nonassessable and not subject to preemptive rights.

(c) The shares of Kick Common Stock to be issued pursuant to the Mergers including any shares of Kick Common Stock issuable pursuant to the OpCo LLC Agreement to holders of OpCo Stapled Units, will be duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights.

(d) There are no stockholder agreements, voting trusts or other agreements or understandings to which Kick has knowledge with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock, voting securities or equity interests of any Kick Group Entity.

(e) At Closing, the Opco Units to be issued to pursuant to this Agreement will be duly authorized, validly issued, fully paid and non-assessable (except to the extent nonassessability may be affected by Section 18-607 of the Delaware LLC Act) and the Opco Units, except as set forth in the OpCo LLC Agreement, will not be subject to preemptive rights. Except for interests held by Frontier I and Frontier II, at the Closing, there will be no interests issued or outstanding in OpCo other than the Opco Units issued pursuant to this Agreement at Closing. The Opco Units will be issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all requirements set forth in applicable contracts.

(f) At Closing, the shares of Kick Series A Preferred Stock to be issued to Spartan will be duly authorized, validly issued, fully paid and non-assessable and such Kick Series A Preferred Stock will not be subject to preemptive rights. Such Kick Series A Preferred Stock will be issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all requirements set forth in applicable contracts.

Section 4.3 Subsidiaries.

(a) Section 4.3(a) of the Kick Disclosure Letter sets forth a true and complete list of the Kick Subsidiaries and their respective jurisdictions of incorporation or organization, as applicable, as of the Execution Date.

(b) As of the Execution Date, all of the outstanding shares of capital stock or other equity or voting interests of each Kick Subsidiary are owned, directly or indirectly by Kick, beneficially and of record and free and clear of all Liens other than Permitted Liens, in the percentages set out on Section 4.3(b) of the Kick Disclosure Letter.

(c) There are no outstanding Rights issued or granted by, or binding upon, any of the Kick Subsidiaries as of the Execution Date.

(d) As of the Execution Date, all of the outstanding shares of capital stock or other equity or voting interests of each Kick Subsidiary have been duly authorized and are validly issued, fully paid (with respect to Kick Subsidiaries that are limited liability companies or limited partnerships, to the extent required under the limited liability company agreement or limited partnership agreement of the applicable Kick Subsidiary) and nonassessable (with respect to Kick Subsidiaries that are limited liability companies or limited partnerships, except as such nonassessability may be affected by Sections 18-607 and 18-804 of the DLLCA or by Sections 17-303, 17-607 and 17-804 of the DRULPA and the Governing Documents of the applicable Kick Subsidiary) and not subject to preemptive rights. Other than ownership interests in the Kick Subsidiaries set forth on Section 4.3(b) of the Kick Disclosure Letter, the Kick Parties do not own beneficially, directly or indirectly, any equity securities, capital stock or other ownership interests of any Person as of the Execution Date. No Kick Party is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

Section 4.4 Authority.

(a) Each of the Kick Parties has all requisite corporate or limited liability company power and authority to execute and deliver this Agreement, to perform all of the terms and conditions hereof to be performed by them and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of the Kick Parties and the consummation of the transactions contemplated hereby have been duly authorized and approved by all requisite corporate or limited liability company action on the part of each of the Kick Parties, subject to the approval of this Agreement and the Mergers by Frontier I as sole member of Stock Merger Sub and OpCo as (i) the sole member of Unit Merger Sub and (ii) the sole member of GP Merger Sub, each of which shall be obtained promptly following the execution of this Agreement. At a meeting duly called and held, the Kick Board, by unanimous vote, (A) determined that this Agreement and the transactions contemplated hereby are in the best interests of Kick and its stockholders, and (B) approved this Agreement and the transactions contemplated hereby. No other corporate or limited liability company proceedings on the part of any Kick Party and no other equity-holder proceedings on the part of any Kick Party or their respective equity holders are necessary to consummate the transactions contemplated hereby, including the Mergers. This Agreement has been duly executed and delivered by each of the Kick Parties and, subject to the due authorization and execution of this Agreement by the Burro Parties, constitutes the valid and legally binding obligation of each of the Kick Parties, enforceable against each of the Kick Parties in accordance with its terms, subject in each case to the Enforceability Exceptions.

Section 4.5 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by the Kick Parties does not, and the consummation of the Mergers and the other transactions contemplated hereby and compliance by the Kick Parties with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of any Kick Party under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Governing Documents of any Kick Party, (ii) any Contract to which any Kick Party is a party or (iii) subject to the governmental filings and other matters referred to in Section 4.5(b), any Law or any rule or regulation of the NYSE applicable to any Kick Party or by which any Kick Party or any of their respective properties or assets may be bound, except, in the case of clauses (ii) and (iii), as would not reasonably be expected, individually or in the aggregate, to have a Kick Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to any Kick Party in connection with the execution, delivery and performance of this Agreement by the Kick Parties or the consummation by the Kick Parties of the Mergers or the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” laws, (ii) the filing of the Certificates of Merger with the Delaware Secretary of State as required by the DLLCA and the DRULPA and the filing of the Certificate of Designation with the Delaware Secretary of State as required by the DGCL, (iii) any filings and approvals required under the rules and regulations of the NYSE, (iv) the receipt of the Regulatory Approvals, and (v) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices, the failure of which to be obtained or made, are not and would not reasonably be expected to have, individually or in the aggregate, a Kick Material Adverse Effect.

Section 4.6 SEC Reports; Financial Statements.

(a) Kick has filed with or furnished to the SEC on a timely basis true and complete copies of all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by Kick since June 30, 2023 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Kick SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the Execution Date, then on the date of such filing), the

Kick SEC Documents complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Kick SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Kick has made all certifications and statements required by Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Kick SEC Documents and the statements contained in any such certifications were true and correct as of the date such certifications were made.

(b) The financial statements of Kick included in the Kick SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the Execution Date, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP and the applicable rules and regulations promulgated by the SEC (subject, in the case of the unaudited statements, to normal year-end audit adjustments that were not, or are not expected to be, material in amount) the financial position of Kick and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows of Kick and its consolidated Subsidiaries for the periods presented therein. Since December 31, 2021, Kick has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of Kick and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

(c) Kick has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act), which are effective (as such term is used in Rule 13a-15(b) of the Exchange Act) to ensure that material information relating to Kick, including its Subsidiaries, required to be disclosed in Kick’s periodic and current reports under the Exchange Act, is made known to the principal executive officer and the principal financial officer of Kick by others within those entities in connection with the reports Kick files under the Exchange Act.

(d) Kick and its Subsidiaries have implemented and maintain a system of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) which is effective in providing reasonable assurance regarding the reliability of Kick’s financial reporting and the preparation of Kick’s financial statements for external purposes in accordance with GAAP. Kick has disclosed, based on its most recent evaluation of Kick’s internal control over financial reporting prior to the Execution Date, to Kick’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of Kick’s internal control over financial reporting which are reasonably likely to adversely affect Kick’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Kick’s internal control over financial reporting.

(e) As of the Execution Date, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Kick SEC Documents. To the knowledge of Kick, none of the Kick SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.

(f) Neither Kick nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Kick and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Kick or any of its Subsidiaries in Kick’s published financial statements or other Kick SEC Documents.

(g) To the knowledge of the Kick Parties, no employee of the Kick Parties or any of their respective Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law of the type described in Section 806 of the Sarbanes-Oxley Act by the Kick Parties or any of their respective Subsidiaries. None of the Kick Parties or any of their respective Subsidiaries nor, to the knowledge of the Kick Parties, any director, officer, employee, contractor, subcontractor or agent of the Kick Parties or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Kick Parties or any of their respective Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

Section 4.7 No Undisclosed Liabilities. No Kick Group Entity has any liabilities required by GAAP to be set forth on a consolidated balance sheet of the Kick Group Entities, except (a) to the extent accrued or reserved against in the consolidated balance sheet of Kick and its Subsidiaries as of September 30, 2023 included in the Quarterly Report on 10-Q filed by Kick with the SEC on November 9, 2023 (without giving effect to any amendment thereto filed on or after the Execution Date), (b) for liabilities and obligations of Kick and the Kick Subsidiaries incurred in the ordinary course of business consistent with past practice since September 30, 2023, (c) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated hereby, or (d)  liabilities that are not material, individually or in the aggregate, to the Kick Group Entities (taken as a whole).

Section 4.8 Certain Information. None of the information supplied (or to be supplied) by or on behalf of Kick specifically for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it (or any post-effective amendment or supplement) becomes or is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (b) the Consent Statement/Prospectus will, on the date it is first mailed to the holders of Partnership Common Units and at the time of any amendments or supplements thereto contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading. The Consent Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act. Notwithstanding the foregoing, Kick makes no representation or warranty with respect to information supplied by or on behalf of the Burro Parties or their Representatives for inclusion or incorporation by reference in any of the foregoing documents.

Section 4.9 Absence of Certain Changes or Events. Since September 30, 2023 through the Execution Date, there has not been a Kick Material Adverse Effect.

Section 4.10 Litigation. There is no Action pending or, to the knowledge of Kick, threatened (i) against or affecting any Kick Group Entity or (ii) to the knowledge of Kick, any of their respective properties or assets, in each case, other than such Actions that would not be reasonably expected to result in, individually or in the aggregate, material liability to the Kick Group Entities, taken as a whole. No Kick Group Entity or, to the knowledge of Kick, any of their respective properties or assets, is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity, except where such judgment, order, injunction, rule or decree of any Governmental Entity would not be reasonably expected to result in, individually or in the aggregate, material liability to the Kick Group Entities, taken as a whole. There is no Action pending or, to the knowledge of Kick, threatened seeking to prevent, hinder, modify, delay or challenge the Mergers or any of the other transactions contemplated by this Agreement.

Section 4.11 Compliance with Laws. The businesses of the Kick Group Entities are currently being conducted, and at all times since December 31, 2021 have been conducted, in compliance with all applicable Laws, except where the failure to so comply has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Kick Group Entities, taken as a whole. No investigation or review by any Governmental Entity with respect to the Kick Group Entities is pending or threatened in writing, other than those the outcome that would not reasonably be expected to be, individually or in the aggregate, material to the Kick Group Entities, taken as a whole. The Kick Group Entities have in effect all Permits of all Governmental Entities necessary under Law for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, except where the failure to so possess or have filed any of the Permits would not reasonably be expected to result in, individually or in the aggregate, material liability to the Kick Group Entities, taken as a whole. There has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit, nor would any such revocation, non-renewal, adverse modification or cancellation result from the consummation of the transactions contemplated hereby, except where such revocation, non-renewal, adverse modification or cancellation would not reasonably be expected to result in, individually or in the aggregate, material liability to the Kick Group Entities, taken as a whole.

Section 4.12 Benefit Plans.

(a) Section 4.12(a) of the Kick Disclosure Letter contains a true and complete list of each material Kick Plan. Kick has provided or made available to the Partnership a current, accurate and complete copy of each Kick Plan and any amendments thereto, or if such Kick Plan is not in written form, a written summary of all of the material terms and conditions of such Kick Plan. With respect to each Kick Plan, Kick has furnished or made available to the Partnership a current, accurate and complete copy of, to the extent applicable: (i) any related trust agreement, insurance, annuity or other funding instrument, (ii) the most recent determination or opinion letter from the IRS, (iii) any summary plan description, summary of material modifications, and other similar material written communications (or a written description of any material oral communications) to the employees of any Kick Group Entity or other participants thereof concerning the extent of the benefits provided under a Kick Plan, (iv) for the two most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports, and (v) all non-routine correspondence with any Governmental Entity.

(b) No Kick Plan is, and no Kick Group Entity or any member of their Controlled Group has ever sponsored, maintained, contributed to or been required to contribute to or incurred any liability (contingent or otherwise) with respect to any of the following types of plans during the six years prior to the Closing Date: (i) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) a Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code, (iii) a Pension Plan that is a “multiple employer plan” as defined in Section 413 of the Code, (iv) a “funded welfare plan” within the meaning of Section 419 of the Code, or (v) a “multiple employer welfare arrangement,” within the meaning of Section 3(40)(A) of ERISA.

(c) With respect to the Kick Plans, except as would not reasonably be expected to be, individually or in the aggregate, material to the Kick Group Entities, taken as a whole:

(i) each Kick Plan complies in all respects with its terms and complies in all respects in form and in operation with the applicable provisions of ERISA and the Code and all other applicable legal requirements and all required contributions, payments, distributions and reimbursements that are due with respect to any Kick Plan and related trust or fund prior to the Closing Date have been (or prior to the Closing Date, will be) paid and each Kick Group Entity has timely deposited all amounts withheld from employees in appropriate trusts or accounts;

(ii) no non-exempt prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, to the knowledge of Kick, has occurred with respect to any Kick Plan;

(iii) each Kick Plan intended to be qualified under Section 401(a) of the Code is so qualified, has received a currently effective favorable determination or opinion letter from the IRS that it is so qualified or has been established under a standardized master and prototype or volume submitter plan for which a current favorable IRS advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to, and may be relied upon by, the adopting employer, and, to the knowledge of Kick, no circumstances exist that would reasonably be expected to adversely affect the qualification of any such Kick Plan;

(iv) there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the PBGC, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of Kick, threatened, relating to the Kick Plans, any fiduciaries thereof with respect to their duties to the Kick Plans or the assets of any of the trusts under any of the Kick Plans (other than routine claims for benefits) nor are there facts or circumstances that exist that would reasonably be expected to result in any such actions;

(v) no Kick Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Entity or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity;

(vi) no Kick Group Entity maintains any Kick Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in all respects in compliance with the applicable requirements of Section 601, et seq. of ERISA and Sections 4980B and 4980H of the Code, and no Kick Group Entity is subject to any liability of any kind whatsoever, whether direct, indirect, contingent or otherwise, on account of any violation of the requirements of Section 601, et seq. of ERISA or Section 4980B or 4980H of the Code;

(vii) none of the Kick Plans currently provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA, and no Kick Group Entity or any members of their Controlled Group has any liability to provide post-termination or retiree welfare benefits to any person or ever represented, promised or contracted to any employee or former employee of any Kick Group Entity (either individually or to employees of any Kick Group Entity as a group) or any other person that such employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by COBRA or similar state law;

(viii) each Kick Plan is maintained solely in the United States and subject only to the laws of the United States; and

(ix) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not, either alone or in combination with any other event, (A) entitle any current or former employee, officer, director or consultant of any Kick Group Entity to severance pay, unemployment compensation, retention payments, change in control payments or any other similar payment, (B) result in, cause the accelerated vesting, funding or delivery of, or increase the amount of or otherwise enhance the value of, any payment or benefit due any such employee, officer, director or consultant, (C) trigger any obligation to fund any Kick Plan, or (D) limit or restrict the ability to merge, amend or terminate any Kick Plan.

(d) Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby would reasonably be expected to result, separately or in the aggregate (either alone or in combination with any other events), in the payment of any amount that would constitute “excess parachute payments” (as defined in Section 280G(b)(1) of the Code). There is no agreement, plan or other arrangement to which any Kick Group Entity is a party or by which any of them is otherwise bound to compensate any person in respect of taxes or other liabilities incurred with respect to Section 409A or 4999 of the Code.

(e) Each Kick Plan that is subject to Section 409A of the Code has been operated and maintained, in all material respects, in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

Section 4.13 Labor Matters.

(a) The Kick Group Entities are, and have been for the past three years, in compliance in all material respects with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, workers compensation, equal employment opportunity, age and disability discrimination, work authorization, employee classification, payment and withholding of taxes, and employee termination notice requirements. During the past three years there have been no and there are no pending or, to the knowledge of Kick, threatened material, labor disputes, work stoppages, labor strikes or lockouts against any Kick Group Entity by employees, except as would not, individually or in the aggregate, result in any Kick Group Entity incurring a material liability.

(b) No Kick Group Entity is or has been a party to, is or has been bound by, is or has been negotiating, or has been asked to negotiate any collective bargaining agreement or other agreement or understanding with any labor union, labor organization, or similar employee representative. To the knowledge of Kick, there has not been any activity on behalf of any labor union, labor organization or similar employee representative to organize any employees of any Kick Group Entity. There are no (i) unfair labor practice charges or complaints against any Kick Group Entity pending before the National Labor Relations Board or any other labor relations tribunal or authority and, to the knowledge of Kick, no such charges or complaints are threatened, (ii) union representation claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority or (iii) pending grievances or arbitration proceedings against any Kick Group Entity that arose out of or under any collective bargaining agreement.

(c) With respect to any current or former employee, officer, consultant or other service provider of any Kick Group Entity, there are no actions against any Kick Group Entity pending, or to Kick’s knowledge, threatened to be brought or filed, in connection with the employment or engagement of any current or former employee, officer, consultant or other service provider of such Kick Group Entity, including any claim relating to employment discrimination, harassment, retaliation, equal pay or employment classification, except where such action would not, individually or in the aggregate, result in any Kick Group Entity incurring a material liability.

(d) The execution of this Agreement and the consummation of the transactions set forth in or contemplated by this Agreement will not result in any breach or violation of, or cause any payment to be made under, any applicable Laws with respect to labor and employment or any collective bargaining agreement to which any Kick Group Entity is a party.

Section 4.14 Environmental Matters.

(a) Except for those matters that would not individually or in the aggregate result in any Kick Party incurring a material liability:

(i) Kick and its Subsidiaries and their respective properties, operations, services, equipment and assets are, and for the past three years have been, in compliance with all Environmental Laws;

(ii) as of the Execution Date, Kick and its Subsidiaries, including their property, operations, services, equipment, or assets, are not subject to, and have not otherwise received written notice of or been named in, any pending or, to the knowledge of Kick, threatened Action, including but not limited to NOVs, regulatory investigations, requests for information from regulators, citizen suits, or other third party claims, under Environmental Laws; Kick and its Subsidiaries have provided no notice and made no claims under any insurance policy or indemnity agreement regarding potential liabilities or other costs arising from any such Action;

(iii) no Kick Group Entity or, to the knowledge of Kick, any of their respective properties, operations, services, equipment, or assets, is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity arising from or relating to Environmental Law;

(iv) there have been no Releases of Hazardous Materials at any property currently owned, operated, or otherwise used by Kick and its Subsidiaries which Releases are reasonably likely to result in liability to any entity of Kick or its Subsidiaries under Environmental Law. To the knowledge of Kick, there have been no

Releases of Hazardous Materials at any property formerly owned, operated or otherwise used by Kick or any of its Subsidiaries, or, to the knowledge of Kick, by any predecessors of Kick or any Subsidiary of Kick, which Releases are reasonably likely to result in liability to Kick under Environmental Law. As of the Execution Date, neither Kick nor any of its Subsidiaries has received any written notice asserting a liability or obligation under any Environmental Laws with respect to the investigation, remediation, removal, or monitoring of the Release of any Hazardous Materials at or from any property currently or formerly owned, operated, or otherwise used by Kick, or at or from any off-site location where Hazardous Materials from Kick’s or its Subsidiaries’ operations have been sent for treatment, disposal storage or handling; and

(v) neither Kick nor its Subsidiaries has assumed any known or pending obligation or liability of a third party relating to or arising under any Environmental Law by Contract.

(b) Except as expressly set forth in this Section 4.14 and except solely for the representations and warranties relating to the Permits as expressly set forth in Section 4.11, neither Kick nor its Subsidiaries make any representation or warranty regarding compliance or failure to comply with, or any actual or contingent liability under, any Environmental Law.

Section 4.15 Taxes.

(a) Each Kick Group Entity has filed all material Tax Returns required to be filed by it (taking into account valid extensions), and such returns are true, complete, and accurate in all material respects. Each Kick Group Entity has paid (or a Kick Group Entity has paid on its behalf) all Taxes shown as due on such Tax Returns, and the most recent financial statements contained in the Kick SEC Documents reflect an adequate reserve, in accordance with GAAP, for all Taxes payable by the Kick Group Entities accrued through the date of such Kick SEC Documents.

(b) No Kick Group Entity has made any material Tax election or change in Tax reporting or treatment since the date of such Kick SEC Documents.

(c) No material deficiencies or other claims for any Taxes have been proposed, asserted or assessed against any Kick Group Entity that are not adequately reserved for.

(d) There are no material liens with respect to Taxes upon any of the assets or properties of a Kick Group Entity other than with respect to Taxes not yet due and payable or that are being contested in good faith. No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to any Kick Group Entity. No Kick Group Entity has granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. No Kick Group Entity has agreed or is required to make any adjustments pursuant to Section 481(a) of the Code or any provision of state, local or foreign law similar to Section 481(a) of the Code by reason of a change in accounting method initiated by it or any other relevant party, nor has any application pending with any Tax authority requesting permission for any changes in accounting methods that relate to the business or assets of any Kick Group Entity. No Kick Group Entity will be required to include amounts in income, or exclude items of deduction, in a state or local taxable period beginning after the Closing Date as a result of (i) a change in method of accounting occurring prior to the Closing Date, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) a prepaid amount received, or paid, prior to the Closing Date or (iv) deferred gains arising prior to the Closing Date.

(e) None of the Kick Group Entities has been a member of an affiliated, combined, consolidated, unitary or similar group with respect to Taxes (including any affiliated group within the meaning of Section 1504 of the Code and any similar group under state, local or non-U.S. law), or has any liability for the Taxes of any Person (other than the Kick Group Entities).

(f) None of the Kick Group Entities is a party to a Tax allocation, sharing or indemnification agreement, and no payments are due or will become due by any Kick Group Entity pursuant to any such agreement, in each case, other than (i) agreements solely between or among the Kick Group Entities or (ii) provisions contained in commercial agreements the primary purpose of which is not related to Taxes.

(g) OpCo is properly classified as a partnership for U.S. federal purposes (and applicable state and local income tax purposes).

(h) As of the date hereof, no Kick Group Entity is aware, after reasonable diligence, of the existence of any fact or circumstance that could reasonably be expected to prevent or impede the Mergers from being treated consistently with the Intended Tax Treatment.

Section 4.16 Contracts.

(a) Section 4.16 of the Kick Disclosure Letter lists, as of the Execution Date, each Contract of the following types (excluding any Kick Plan) to which any Kick Group Entity is a party or by which any of their respective properties or assets is bound:

(i) any Contract that would be required to be filed by Kick as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by Kick on a Current Report on Form 8-K;

(ii) any Contract relating to Indebtedness and having an outstanding principal amount in excess of $500,000;

(iii) any Contract involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests for aggregate consideration (in one or a series of transactions) under such Contract of $500,000 or more;

(iv) any Contract for the lease of personal property or Kick Leased Real Property involving aggregate payments in excess of $400,000 in any calendar year that is not terminable by the applicable Kick Group Entity party thereto without penalty within 60 days;

(v) any Contract that requires any Kick Group Entity to make annual expenditures in excess of $3,000,000 or aggregate payments in excess of $5,000,000 during the 12-month period following the Execution Date;

(vi) any Contract that by its terms calls for aggregate payment or receipt by any Kick Group Entity under such Contract of more than $5,000,000 over the remaining term of such Contract;

(vii) any Contract pursuant to which any Kick Group Entity has continuing indemnification, guarantee, “earn-out” or other contingent payment obligations, in each case that could result in payments in excess of $500,000;

(viii) any Contract that obligates any Kick Group Entity to make any capital commitment, loan or expenditure in an amount in excess of $5,000,000;

(ix) any Contract that provides any current employees, officers or directors of the any Kick Group Entity with annual base compensation in excess of $400,000, other than Contracts: (A) that are terminable without penalty, or (B) employment Contracts; or

(x) any Contract that would or would reasonably be expected to prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement.

Each contract of the type described in clauses (i) through (x) is referred to herein as a “Kick Material Contract.”

(b) (i) Each Kick Material Contract is valid and binding on the Kick Group Entity party thereto and, to the knowledge of Kick, each other party thereto, and is in full force and effect and enforceable in accordance with its terms except as such enforcement may be limited by the Enforceability Exceptions; (ii) such Kick Group Entity and, to the knowledge of Kick, each other party thereto has performed all obligations required to be performed by it under each Kick Material Contract; and (iii) there is no default under any Kick Material Contract by such Kick Group Entity or, to the knowledge of Kick, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a default on the part of such Kick Group Entity or, to the knowledge of Kick, any other party thereto under any such Kick Material Contract, nor has such Kick Group Entity received any notice of any such default, event or condition, in case, except as would not reasonably be expected to have, individually or in the aggregate, a Kick Material Adverse Effect.

Section 4.17 Insurance. The Kick Group Entities are covered by valid and currently effective insurance policies issued in favor of the Kick Group Entities that are customary and adequate for companies of similar size in the Kick Industry in the locations in which the Kick Group Entities operate. Except as would not reasonably be expected to have, individually or in the aggregate, a Kick Material Adverse Effect, with respect to each such insurance policy, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) no Kick Group Entity is in breach or default, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy and (c) to the knowledge of Kick, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation. No notice of cancellation or termination has been received with respect to any such policy, nor will any such cancellation or termination result from the consummation of the transactions contemplated hereby.

Section 4.18 Properties. Except as would not reasonably be expected to have, individually or in the aggregate, a Kick Material Adverse Effect: (a) Kick and its Subsidiaries have good, valid and defensible title to all real property owned by Kick or any of its Subsidiaries (collectively, the “Kick Owned Real Property”) and valid leasehold estates in all real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by Kick or any of its Subsidiaries (collectively, including the improvements thereon, the “Kick Leased Real Property”) free and clear of all Liens, except Permitted Liens, (b) each agreement under which Kick or any of its Subsidiaries is the landlord, sublandlord, tenant, subtenant, or occupant with respect to the Kick Leased Real Property (each, a “Kick Real Property Lease”) is in full force and effect and is valid and enforceable against the parties thereto in accordance with its terms, subject in each case to the Enforceability Exceptions, and neither Kick nor any of its Subsidiaries, or to the knowledge of Kick, any other party thereto, has received written notice of any default under any Kick Real Property Lease, and (c) there does not exist any pending or, to the knowledge of Kick, threatened condemnation or eminent domain Proceedings that affect any of the Kick Owned Real Property or Kick Leased Real Property.

Section 4.19 Suppliers and Customers.

(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Kick Group Entities, taken as a whole, since December 31, 2020 through the Execution Date, (i) there has been no termination of or a failure to renew the business relationship of the Kick Group Entities with any top ten (10) customers (each a “Kick Top Customer”) and (ii) no Kick Top Customer has notified any Kick Group Entity that it intends to terminate or not renew its business. No Kick Group Entity has received any written notice, letter, complaint or other communication from any Kick Top Customer to the effect that it has materially changed, modified, amended or reduced, or is expected to materially change, modify, amend or reduce, its business relationship with the Kick Group Entities in a manner that is materially adverse to the Kick Group Entities, taken as a whole.

Section 4.20 Intellectual Property. Each Kick Group Entity owns, or is licensed or otherwise possesses adequate rights to use (in the manner and to the extent it has used the same), all Intellectual Property of any kind used in their respective businesses as currently conducted (collectively, the “Kick Intellectual Property”), except where the failure to own or have the right to use such Kick Intellectual Property would not reasonably be expected to have, individually or in the aggregate, a Kick Material Adverse Effect. There are no pending or, to the knowledge of Kick, threatened claims by any Person alleging infringement, misappropriation or dilution by any Kick Group Entity of the Intellectual Property rights of any Person. In the past six (6) years, to the Knowledge of Kick, the conduct of the businesses of the Kick Group Entities has not infringed, misappropriated or diluted, and does not infringe, misappropriate or dilute, any Intellectual Property rights of any Person except for such matters that have not and would not reasonably be expected to have, individually or in the aggregate, a Kick Material Adverse Effect. No Kick Group Entity has made any claim of infringement, misappropriation or other violation by others of its rights to or in connection with the Kick Intellectual Property. To the knowledge of Kick, no Person is infringing, misappropriating or diluting any Kick Intellectual Property. The Kick Group Entities have taken reasonable steps to protect the confidentiality of their trade secrets and the security of their computer systems and networks.

Section 4.21 Information Technology; Data Privacy.

(a) The Kick Group Entities own all right, title and interest in and to the Kick IT Assets, free and clear of any Liens other than Permitted Liens except as would not reasonably be expected to be, individually or in the aggregate, material to the business of the Kick Group Entities, taken as a whole. The Kick Group Entities own or have a written valid and enforceable right to use all Kick IT Assets, except as would not reasonably be expected to be, individually or in the aggregate, material to the business of the Kick Group Entities, taken as a whole. Except as would not reasonably be expected to be, individually or in the aggregate, material to the business of the Kick Group Entities, taken as a whole, the Kick Group Entities have taken commercially reasonable steps and implemented commercially reasonable safeguards to protect the Kick IT Assets from any unauthorized access, use or other security breach and free from any Malicious Code. The Kick IT Assets: (i) operate and perform as required by the Kick Group Entities for the operation of their respective businesses, (ii) since December 31, 2020, except as, individually or in the aggregate, would not reasonably be expected to result in, material liability to, or material disruption of the business operations of, the Kick Group Entities, have not malfunctioned or failed, suffered unscheduled downtime, or, to the knowledge of Kick, been subject to unauthorized access, use, cyber-attack or other security breach; and (iii) to the knowledge of Kick, no third party has gained unauthorized access to or misused the Kick IT Assets in each case in a manner that has resulted or is reasonably likely to result in (A) material liability, cost or disruption to the business of the Kick Group Entities, or (B) a duty to notify any Person, which if not notified, would reasonably be expected to result in material cost or liability to any Kick Group Entity.

(b) Since December 31, 2020, the Kick Group Entities have complied with all Privacy Laws and with their respective privacy policies and other Data Protection Requirements and all anti-spam Laws. The Kick Group Entities have used commercially reasonable measures, consistent with industry practices, designed to ensure compliance with the Data Protection Requirements. Since December 31, 2020, the Kick Group Entities have not (i) experienced any material actual, alleged, or suspected data breach or other security incident involving personal information in their possession or control; or (ii) been subject to or received any notice of any material audit, investigation, complaint, or other Action by any Governmental Entity or other Person concerning any Kick Group Entities’ collection, use, processing, storage, transfer, or protection of personal data or actual, alleged, or suspected material violation of any Data Protection Requirements and to the knowledge of Kick, there are no material facts or circumstances that would reasonably be expected to give rise to any such Action.

(c) Since December 31, 2020, the Kick Group Entities have not had any Security Incident nor have they received written notice of any Security Incident with respect to personal data in their service provider’s control.

(d) To the knowledge of Kick, no Kick Group Entity has any threatened or pending Actions, or events or circumstances that are reasonably likely to give rise to material Actions as a result of any Security Incident or material vulnerability.

Section 4.22 State Takeover Statutes. No Takeover Laws or any similar anti-takeover provision in the Governing Documents of any Kick Party is applicable to this Agreement, the Mergers or any of the other transactions contemplated hereby.

Section 4.23 No Rights Plan. There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which any Kick Party is a party or is otherwise bound.

Section 4.24 Related Party Transactions. Except as otherwise disclosed in the Kick SEC Documents, no present or former director, executive officer, stockholder, partner, member, employee or Affiliate of any Kick Group Entity, nor any of such Person’s Affiliates or immediate family members (each of the foregoing, a “Kick Related Party”), is a party to any Contract with or binding upon any Kick Group Entity or any of their respective properties or assets or, to the knowledge of Kick, has any interest in any property, in each case, owned by any Kick Group Entity or has engaged in any transaction with any of the foregoing within the last 12 months, in each case, that is of a type that would be required to be disclosed in the Kick SEC Documents pursuant to Item 404 of Regulation S-K that has not been so disclosed. Except as otherwise disclosed in the Kick SEC Documents, no Kick Related Party owns, directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer or director or in another similar capacity of, any supplier or other independent contractor of any Kick Group Entity, or any organization which has a Contract with any Kick Group Entity.

Section 4.25 Anti-Corruption; Anti-Bribery; Anti-Money Laundering.

(a) The Kick Group Entities and, to the knowledge of Kick (as knowledge is defined in the FCPA), each of their employees, directors, officers, agents and each other Person acting on behalf of any Kick Group Entity are in all respects compliant with and for the past five (5) years, have complied with (i) the FCPA, and (ii) the provisions of all other applicable Anti-Corruption Laws of each jurisdiction in which the Kick Group Entities operate or have operated and in which any agent or other representative thereof is conducting or has conducted business on behalf of any Kick Group Entity. The Kick Group Entities have since December 31, 2019 (x) instituted policies and procedures that are reasonably designed to ensure compliance in all material respects with the FCPA and other applicable Anti-Corruption Laws and (y) maintained such policies and procedures in full force and effect in all material respects.

(b) None of the Kick Group Entities, to the knowledge of the Kick (as knowledge is defined in the FCPA), any of their directors, officers and employees and each other Person acting on behalf of any Kick Group Entity has, in the past five (5) years, directly or indirectly, violated any, or been subject to actual or, to the knowledge of the Kick, pending or threatened Action alleging violations on the part of any of the foregoing Persons of the FCPA or Anti- Corruption Laws or any terrorism financing Law.

(c) None of the Kick Group Entities or, to the knowledge of Kick (as knowledge is defined in the FCPA) any of their directors, officers, employees or any other Person acting on behalf of any Kick Group Entities has, in the past five (5) years: (i) directly or indirectly, paid, offered or promised to pay, or authorized or ratified the payment of any monies, gifts or anything of value to any Government Official or any political party or candidate for political office for the purpose of (A) influencing any act or decision of such official or of any Governmental Entity, (B) to obtain or retain business, or direct business to any Person or (C) to secure any other improper benefit or advantage, in each case in violation of applicable Anti-Corruption Laws; (ii) established or maintained any unlawful fund of monies or other assets of any Kick Group Entity; (iii) made any fraudulent entry on the books or records of any Kick Group Entity; (iv) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for any Kick Group Entity, to pay for favorable treatment for business secured or to pay for special concessions already obtained for any Kick Group Entity; or (v) aided, abetted, caused (directly or indirectly), participated in, or otherwise conspired with, any Person to violate the terms of any Order or applicable Law.

Section 4.26 Sanctions.

(a) The Kick Group Entities are and, in the past five (5) years have been, in all material respects in compliance with all Export and Sanctions Regulations in the United States and in other jurisdictions in which the Kick Group Entities do business or are otherwise subject to such jurisdiction.

(b) None of the Kick Group Entities, or, to the knowledge of Kick, any director, officer, agent, employee or other Person acting on behalf of any of the Kick Group Entities, in their capacity as such, is currently, or has been in the past five (5) years: (i) a Sanctioned Person or (ii) engaging in any dealings or transactions with, or for the benefit of, any Sanctioned Person or in any Sanctioned Country, to the extent such activities would cause Kick to violate applicable Export and Sanctions Regulations in the United States or in other jurisdictions in which the Kick Group Entities do business or are otherwise subject to such jurisdiction.

(c) For the past five (5) years, the Kick Group Entities have (i) instituted policies and procedures that are reasonably designed to ensure compliance, in all material respects, with the Export and Sanctions Regulations in each jurisdiction in which the Kick Group Entities operate or are otherwise subject to jurisdiction and (ii) maintained such policies and procedures in full force and effect, in all material respects.

(d) For the past five (5) years, no Kick Group Entities (i) has been found in violation of, charged with or convicted of, any Export and Sanctions Regulations, (ii) to the knowledge of the Kick, is under investigation by any Governmental Entity for possible violations of any Export and Sanctions Regulation, (iii) has been assessed civil penalties under any Export and Sanctions Regulations or (iv) has filed any voluntary disclosures with any Governmental Entity regarding possible violations of any Export and Sanctions Regulations.

Section 4.27 Other Regulatory Matters. Neither Kick Party is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder or (b) a “holding company,” a “subsidiary company” of a “holding company,” an Affiliate of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the U.S. Public Utility Holding Company Act of 2005.

Section 4.28 Brokers. No broker, investment banker, financial advisor or other Person, other than Barclays Capital Inc., the fees and expenses of which will be paid by Kick, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Kick Group Entity.

Section 4.29 Opinion of Financial Advisor. Kick has received the opinion of Barclays Capital Inc., dated the Execution Date, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to Kick, a signed true and complete copy of which opinion has been or will promptly be provided to the Partnership.

Section 4.30 Limitation of Representations and Warranties.

(a) Except for the representations and warranties expressly contained in this Article IV, as qualified by the Kick Disclosure Letter, neither the Kick Parties nor any other Person makes any other express or implied representation or warranty with respect to the Kick Parties or their Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement, the Mergers or the transactions contemplated hereby, and the Kick Parties hereby disclaim any such other representations or warranties

(b) Each of the Kick Parties acknowledges and agrees that, except for the representations and warranties expressly contained in Article III, none of the Burro Parties or any other Person acting on behalf of any Burro Party has made or makes, and such Kick Party has not relied on, any representation or warranty, whether express or implied, with respect to any Burro Party, their respective Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to such Kick Party or any of its Representatives by or on behalf of any Burro Party. Each Kick Party acknowledges and agrees that none of the Burro Parties or any other Person acting on behalf of any Burro Party has made or makes, and such Kick Party has not relied on, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to such Kick Party or any of its Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any Burro Party or any of their respective Subsidiaries.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business.

(a) Conduct of Business by the Burro Parties. During the period from the Execution Date to the Initial Effective Time, except (i) as consented to in writing in advance by Kick pursuant to Section 8.2(b), (ii) as expressly required by this Agreement, (iii) as set forth in a corresponding subsection of Section 5.1(a) of the Burro Disclosure Letter, or (iv) as required by applicable Law (including any COVID-19 Law), the Burro Parties shall, and shall cause each of the Burro Subsidiaries to, carry on their business in the ordinary course consistent with past practice and use reasonable best efforts to preserve intact their business organization, maintain their assets, rights and properties in good repair and condition, keep available the services of their current directors, officers and employees (other than any terminations for cause or voluntary resignations) and preserve their goodwill and their relationships with customers, suppliers, contractors, licensors, licensees, distributors and others having business dealings with them. Without limiting the generality of the foregoing, during the period from the Execution Date to the Initial Effective Time, except (z) as consented to in writing in advance by Kick (which consent shall not be unreasonably conditioned, withheld or delayed) pursuant to Section 8.2(b), (aa) as expressly required by this Agreement, (bb) as set forth in a corresponding subsection of Section 5.1(a) of the Burro Disclosure Letter, or (cc) as required by applicable Law (including any COVID-19 Law), the Burro Parties shall not, and shall not permit any of the Burro Subsidiaries, to:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its outstanding partnership interests, limited liability company interests, or other equity interests, except for (subject to Section 5.19) dividends or distributions (1) by a wholly owned Subsidiary of the Partnership to its parent, (2) by the Partnership in an amount not to exceed $0.01 per Partnership Common Unit and $0.01 per Notional General Partner Unit per quarter and (3) by the General Partner in an amount not to exceed the dividends, distributions or reimbursement of expenses the General Partner receives from the Partnership, (B) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of any Burro Group Entity or any options, warrants, or rights to acquire any such shares or other equity interests or (C) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock or other equity interests or any securities convertible into, or exchangeable for or exercisable for any such capital stock or other equity interests, or any rights, warrants or options to acquire, any such capital stock or other equity interests, or any unit appreciation rights, “phantom” unit rights, performance units, rights to receive capital stock of the Partnership on a deferred basis or other rights linked to the value of Partnership Common Units, including pursuant to Contracts as in effect on the Execution Date; provided, however, that the Partnership may (A) issue Partnership Common Units upon the exercise, settlement or conversion, as applicable, of any securities outstanding as of the Execution Date convertible or exchangeable into Partnership Common Units (including upon the vesting of Time-Based Phantom Units outstanding as of the Execution Date), in each case in accordance with their existing terms, and (B) grant any equity-based compensation awards under the Partnership Equity Plans, solely to the extent those awards are expressly contemplated by Section 5.1(a)(xiv) of the Burro Disclosure Letter;

(iii) amend or otherwise change, or authorize or propose to amend or otherwise change, its Governing Documents;

(iv) directly or indirectly acquire or agree to acquire by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof;

(v) directly or indirectly sell, lease, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any Lien or otherwise dispose in whole or in part of any of its material properties, assets or rights or any interest therein, other than sales of assets to third parties with a fair market value that does not exceed $2,500,000 individually or $10,000,000 in the aggregate;

(vi) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(vii) (A) incur, issue, create, assume, guarantee, endorse or otherwise become liable or responsible for any Indebtedness (other than Indebtedness incurred as a result of borrowings under the Burro Credit Facilities that is incurred solely for the purposes of maintaining working capital, including making ordinary course distributions, debt service payments (including capital lease obligations) in an amount up to $23,000,000 in the aggregate) or modify or refinance any Indebtedness, in each case whether or not evidenced by a note, bond, debenture or similar instrument, or enter into any “keep well” or other agreement to maintain the financial condition of another Person other than as in accordance with Section 5.15, (B) repay or prepay any Indebtedness, other than Indebtedness under the Burro Credit Facilities, or (C) make any loans, advances or capital contributions to, or investments in, any other Person, other than any Burro Group Entities;

(viii) incur or commit to incur any capital expenditure or authorization or commitment with respect thereto that in the aggregate exceed 110% of the amount set forth in the capital expenditure budget for the 2024 and 2025 fiscal years, as applicable and each as set forth in Section 5.1(a)(viii) of the Burro Disclosure Letter, except for expenditures made in response to an Emergency up to $1,000,000; provided that the Partnership shall provide notice to Kick of the occurrence of any such Emergency promptly (and in no event later than 48 hours thereafter); provided, further, to the extent the Partnership intends to make, or has made, such expenditures in response thereto and if the Partnership is unable, after reasonable efforts, to contact Kick for purposes of obtaining Kick’s prior written consent to take such actions, the Partnership may make reasonable expenditures in response to any such Emergency to mitigate further damage to any Burro Group Entity’s property or risk of injury to individuals;

(ix) (A) cancel any Indebtedness owed to any Burro Group Entity, or (B) waive, release, grant or transfer any right of material value;

(x) (A) modify, amend, terminate, cancel or extend (except for any extensions or renewals in the ordinary course of business) any Burro Material Contract or (B) enter into any Contract that if in effect on the

Execution Date would be a Burro Material Contract, except, in each case, to the extent such modification, amendment, termination, cancellation or extension or entry into such Contract (x) is in the ordinary course of business and (y) would not be materially adverse to the business of the Partnership, taken as a whole.

(xi) commence any Action (other than an Action as a result of an Action commenced against any Burro Group Entity), or compromise, settle or agree to settle any Action (including any Action brought by a third party relating to this Agreement or the transactions contemplated hereby) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages not in excess of $500,000 individually or $1,000,000 in the aggregate, in any case without the imposition of any injunctive relief limiting a Burro Group Entity’s ability to conduct business, or the admission of wrongdoing by, any Burro Group Entity;

(xii) change its fiscal year, financial or tax accounting methods, principles or practices, in each case except insofar as may have been required by a change in GAAP or applicable Law, or revalue any of its material assets;

(xiii) except in the ordinary course of business and consistent with past practices, settle or compromise any liability for material Taxes, change any method of accounting for Tax purposes, make, revoke or modify any Tax election, file any amended material Tax Return, enter into any closing agreement with any Governmental Entity with respect to Taxes, or surrender any right to claim a material refund of Taxes;

(xiv) other than as required by an existing Burro Plan, (A) grant any current or former director, officer, employee or independent contractor any increase in compensation or other benefits, or grant any type of compensation or benefits to any current or former director, officer, employee or independent contractor not previously receiving or entitled to receive such type of compensation or benefit, (B) grant or pay to any current or former director, officer, employee or independent contractor any severance, retention, change in control, termination or similar pay, or provide for any modifications thereto or increases therein, (C) amend any equity-based award (including in respect of unit options, unit appreciation rights, performance units, restricted units, phantom units or other unit-based or unit-related awards or the removal or modification of any restrictions in any Burro Plan or awards made thereunder), (D) adopt or enter into any collective bargaining agreement or other labor union contract, (E) take any action to waive the vesting requirements or accelerate the vesting, funding or payment of any compensation or benefit under any Burro Plan or other Contract, (F) adopt any new employee benefit or compensation plan or arrangement or amend, modify or terminate any existing Burro Plan or (G) loan or advance any money or other property to any current or former director, officer, employee or independent contractor (other than routine advancement of business expenses);

(xv) (A) hire any employee or engage any independent contractor who is a natural person based in the United States, in each case with annual base salary or base wages in excess of $200,000, (B) hire any employee or engage any independent contractor who is a natural person that is not based in the United States (“Non-US Employees”); provided that, with respect to clause (B), Burro Parties and Burro Subsidiaries can hire any Non-US Employee if (I) such hiring or engagement is in response to, and meant to replace, an employee or independent contractor that has ceased to be employed or engaged by such Burro Group Entity and (II) such employee or independent contractor’s annual base salary or base wages cannot exceed 110% of the Non-US Employee that has ceased to be employed or engaged by such Burro Group Entity, or (C) terminate the employment of any employee of the Burro Group Entities at the vice president-level (or its equivalent) or above (other than any termination for cause);

(xvi) fail to keep in force insurance policies or replacement or revised provisions regarding insurance coverage with respect to the assets, operations and activities of the Burro Group Entities;

(xvii) renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of any Burro Group Entities;

(xviii) enter into any new line of business outside of its existing business; or

(xix) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

(b) Conduct of Business by the Kick Parties. During the period from the Execution Date to the Initial Effective Time, except (i) as consented to in writing in advance by the Partnership, (ii) as expressly required by this Agreement, (iii) as set forth in a corresponding subsection of Section 5.1(b) of the Kick Disclosure Letter, or (iv) as required by applicable Law (including any COVID-19 Law), the Kick Parties shall, and shall cause each of the Kick Subsidiaries to, carry on their business in the ordinary course consistent with past practice and use reasonable best efforts to maintain intact their business organization, preserve their assets, rights and properties in good repair and condition, keep available the services of their current directors, officers and employees (other than any terminations for cause or voluntary resignations) and preserve their goodwill and their relationships with customers, suppliers, contractors, licensors, licensees, distributors and others having business dealings with them. Without limiting the generality of the foregoing, during the period from the Execution Date to the Initial Effective Time, except (A) as consented to in writing in advance by the Partnership (which consent shall not be unreasonably conditioned, withheld or delayed), (B) as expressly required by this Agreement, (C) as set forth in a corresponding subsection of Section 5.1(b) of the Kick Disclosure Letter, or (D) as required by applicable Law (including any COVID-19 Law), the Kick Parties shall not without the Partnership’s prior written consent:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for (subject to Section 5.19) (1) dividends or distributions by a Subsidiary of Kick to its parent or (2) dividends paid with respect to Kick Common Stock in an amount not to exceed $0.44 per share per quarter, (B) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests or (C) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of any Kick Group Entity or any options, warrants, or rights to acquire any such shares or other equity interests;

(ii) issue, deliver or sell any shares of its capital stock or other equity interests or any securities convertible into, or exchangeable for or exercisable for any such capital stock or other equity interests, or any rights, warrants or options to acquire, any such capital stock or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive capital stock of Kick on a deferred basis or other rights linked to the value of Kick Common Stock; provided, however, that Kick may (A) issue shares of Kick Common Stock upon the exercise, settlement or conversion, as applicable, of any securities outstanding as of the Execution Date, or issued pursuant to the immediately following subsection (B) of this Section 5.1(b)(ii), convertible or exchangeable into shares of Kick Common Stock, (B) grant equity compensation awards under the Kick Omnibus Plan and (C) issue shares of Kick Common Stock or other equity interests of Kick to any Kick Subsidiary;

(iii) amend or otherwise change, or authorize or propose to amend or otherwise change, its Governing Documents;

(iv) directly or indirectly acquire or agree to acquire by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an material investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof, in each case except for acquisitions of assets from existing customers in connection with maintaining or increasing business with such customers;

(v) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(vi) change its fiscal year, financial or tax accounting methods, principles or practices, in each case except insofar as may have been required by a change in GAAP or applicable Law, or revalue any of its material assets;

(vii) enter into any new line of business outside of its existing business;

(viii) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Section 5.2 No Solicitation by the Burro Parties; Recommendation of the Mergers.

(a) Except as permitted by this Section 5.2, from the Execution Date and until the earlier of the Initial Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 7.1 (the “Termination Date”), each of the Partnership and the General Partner shall not, and each of them shall cause their respective Subsidiaries, and the respective directors, officers and employees of the Partnership, the General Partner and such Subsidiaries not to, and shall use its reasonable best efforts to cause the other Representatives of the Partnership, the General Partner and such Subsidiaries not to: (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) furnish any non-public information regarding the Partnership or any of its Subsidiaries or afford access to the business, properties, books or records of the Partnership or any of its Subsidiaries, to any person (other than Kick, OpCo, Merger Subs or their respective directors, officers, employees, Affiliates or Representatives) in connection with or in response to an Acquisition Proposal or any inquiries regarding an Acquisition Proposal, (iii) engage or participate in any discussions or negotiations with any person (other than Kick, OpCo, Merger Subs or their respective directors, officers, employees, Affiliates or Representatives) with respect to an Acquisition Proposal, (iv) enter into any letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, exchange agreement or any other agreement (whether binding or not) (other than a confidentiality agreement between the Partnership and such person with provisions that are not less restrictive to such person than the provisions of the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”)) with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal or requiring the Partnership or the General Partner to abandon, terminate or fail to consummate the Mergers, as applicable, or any other transaction contemplated by this Agreement or (v) agree to do any of the foregoing. Notwithstanding anything to the contrary contained in this Section 5.2, prior to the termination of the Initial Superior Proposal Period, the Partnership, or the General Partner Board, directly or indirectly through any officer, employee or Representative, may (A) furnish non-public information regarding the Partnership or any of its Subsidiaries to, and afford access to the business, properties, books or records of the Partnership and any of its Subsidiaries to, any person and (B) engage and participate in discussions and negotiations with any person, in each case in response to an unsolicited, written and bona fide Acquisition Proposal if (x) the General Partner Board, or any committee thereof, prior to taking any such particular action, concludes in good faith, after consultation with its financial advisors and outside legal counsel, that (i) failure to take such action contemplated in the foregoing clauses (A) and (B) would be inconsistent with the General Partner Board’s contractual obligation to act in “good faith” as such term is defined in the Partnership LPA, and (ii) such unsolicited, written and bona fide Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal and (y) (i) such Acquisition Proposal was received after the date of this Agreement but prior to the end of the Initial Superior Proposal Period and did not result from a breach of this Section 5.2(a), (ii) the Partnership provides to Kick the notice required by Section 5.2(c) with respect to such Acquisition Proposal, and (iii) the Partnership furnishes any non-public information provided to the maker of the Acquisition Proposal only pursuant to an Acceptable Confidentiality Agreement, a copy of which shall be promptly provided to Kick (it being agreed that such confidentiality agreement between the Partnership and such person shall permit such person to make any Acquisition Proposal to the General Partner Board), and to the extent such non-public information has not been made available to Kick, the Partnership provides or makes available such non-public information to Kick substantially concurrent with the time that it is provided to such other person (such actions contemplated in the foregoing clauses (A) and (B), “Proposal Discussions”); provided, that, if the Partnership receives a written Acquisition Proposal and prior to the end of the Initial Superior Proposal Period the General Partner Board, or any committee thereof, concludes in good faith, after consultation with its financial advisors and outside legal counsel, that (I) failure to engage in Proposal Discussions would be inconsistent with the General Partner Board’s contractual obligation to act in “good faith” as such term is defined in the Partnership LPA, and (II) such Acquisition Proposal constitutes a

Superior Proposal, then the Partnership and the General Partner Board may continue Proposal Discussions with such Person that made such Acquisition Proposal until the end of the Superior Proposal Termination Period. Nothing in this Section 5.2 shall prohibit the Partnership, or the General Partner Board, directly or indirectly through any officer, employee or Representative, from informing any person that the Partnership is party to this Agreement and informing such person of the restrictions that are set forth in this Section 5.2.

(b) Following the execution of this Agreement, each of the Partnership and the General Partner shall, and each of them shall cause their respective Subsidiaries, and the respective directors, officers, and employees of the Partnership, the General Partner and such Subsidiaries to, and shall use its reasonable best efforts to cause the other Representatives of the Partnership, the General Partner and such Subsidiaries to, immediately cease and terminate any discussions existing as of the Execution Date between the Partnership or any of its Subsidiaries or any of their respective officers, directors, employees or Representatives and any person (other than Kick, OpCo, Merger Subs or any of their respective officers, directors, employees, Affiliates or Representatives) that relate to any Acquisition Proposal.

(c) The Partnership shall promptly (and in any event within 48 hours) notify Kick of the receipt by the Partnership or the General Partner of any Acquisition Proposal (including the material terms thereof and the identity of the Person, or group of Persons, that has provided such Acquisition Proposal) and of any material modification thereto.

(d) Except as otherwise provided in Section 5.2(e) and Section 5.2(f), the General Partner Board may not (i) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Partnership Recommendation in a manner adverse to Kick; (ii) approve, adopt, authorize, resolve or recommend, or propose to approve, adopt, authorize, resolve or recommend, or allow the Partnership or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar Contract or any tender or exchange offer providing for, with respect to, or in connection with, any Acquisition Proposal; or (iii) fail to publicly announce, within ten (10) Business Days after a tender offer or exchange offer relating to the securities of the Partnership shall have been commenced, a statement disclosing that the General Partner Board recommends rejection of such tender offer or exchange offer and affirms the Partnership Recommendation (any action described in this Section 5.2(d), a “Change of Recommendation”).

(e) Notwithstanding anything in this Agreement to the contrary, with respect to an Acquisition Proposal, the General Partner Board may at any time prior to the termination of the Superior Proposal Termination Period, make a Change of Recommendation if (and only if):(i) (A) a written Acquisition Proposal (that did not result from a breach of Section 5.2(a)) is made by a third party after the date hereof, and such Acquisition Proposal is not withdrawn and (B) the General Partner Board determines in good faith after consultation with its financial advisors and outside legal counsel that such Acquisition Proposal constitutes a Superior Proposal and (ii) (A) the Partnership provides Kick four (4) Business Days prior written notice of its intention to take such action, which notice shall include the information with respect to such Superior Proposal that is specified in Section 5.2(b), (B) after providing such notice and prior to making such Change of Recommendation or termination of this Agreement pursuant to Section 7.1(d)(ii), in either case in connection with a Superior Proposal, the Partnership shall negotiate in good faith with Kick during such four (4) Business Day period (to the extent that Kick desires to negotiate) to make such revisions to the terms of this Agreement, such that the Acquisition Proposal ceases to constitute a Superior Proposal, and (C) the General Partner Board shall have considered in good faith any changes to the terms of this Agreement proposed in writing in a manner that would form a binding contract if accepted by the Partnership and by Kick, and following such four (4) Business Day period, shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that the Acquisition Proposal would continue to constitute a Superior Proposal if such changes of this Agreement proposed in writing by Kick were to be given effect; provided that, in the event that the Acquisition Proposal is thereafter modified by the party making such Acquisition Proposal, the Partnership shall provide written notice of such modified Acquisition Proposal and shall again comply with this Section 5.2(e), except that the required four (4) Business

Day period for notice, negotiation and consideration in clauses (A), (B) and (C) of this Section 5.2(e) shall be shortened to a two (2) Business Day period in each instance. If the Superior Proposal Termination Period would otherwise end during any period for notice, negotiation or consideration required by this Section 5.2(e) the Superior Proposal Termination Period shall automatically be extended and end on the second (2nd) Business Day following such required period.

(f) Other than in connection with a Superior Proposal (which shall be subject to Section 5.2(e) and shall not be subject to this Section 5.2(f)), nothing in this Agreement shall prohibit or restrict the General Partner Board from, prior to receipt of the Burro Written Consent, making a Change of Recommendation in response to an Intervening Event to the extent that (i) the General Partner Board, or any committee thereof, determines in good faith, after consultation with the Partnership’s outside legal counsel, that the failure of the General Partner Board to effect a Change of Recommendation would be inconsistent with the General Partner Board’s contractual obligation to act in “good faith” as such term is defined in the Partnership LPA, and (ii) (A) the Partnership provides Kick four (4) Business Days’ prior written notice of its intention to take such action, which notice shall specify the reasons therefor, (B) after providing such notice and prior to making such Change of Recommendation, the Partnership shall negotiate in good faith with Kick during such four (4) Business Day period (to the extent that Kick desires to negotiate) to make such revisions to the terms of this Agreement as to obviate the need for the General Partner Board to make a Change of Recommendation pursuant to this Section 5.2(f), and (C) the General Partner Board, or any committee thereof, shall have considered in good faith any changes to the terms of this Agreement offered in writing in a manner that would form a binding contract if accepted by the Partnership and by Kick, and following such four (4) Business Day period, shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to effect a Change of Recommendation in response to such Intervening Event would be inconsistent with the General Partner Board’s contractual obligation to act in “good faith” as such term is defined in the Partnership LPA.

(g) Nothing contained in this Section 5.2 or elsewhere in this Agreement shall prohibit the Partnership or the General Partner Board from taking and disclosing to its unitholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or from issuing a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, or otherwise making any disclosures that the General Partner Board determines, in good faith, after consultation with its outside counsel is required under applicable Law or regulation; provided that any such disclosure that does not expressly reaffirm the Partnership Recommendation may result in a Change of Recommendation, including a Change of Recommendation that results in a breach of this Section 5.2.

(h) As used in this Agreement:

(i) “Acquisition Proposal” means any bona fide offer or proposal, whether or not in writing, received from or made public by a third party (other than an offer or proposal by Kick, OpCo, Merger Subs or their respective Affiliates) relating to any Acquisition Transaction;

(ii) “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) pursuant to which any person, other than Kick, OpCo, Merger Subs or their respective Affiliates, (A) directly or indirectly acquires (whether in a single transaction or a series of related transactions, and whether through merger, tender offer, exchange offer, business combination, consolidation or otherwise) (1) assets of the Partnership and its Subsidiaries equal to 25% or more of the Partnership’s consolidated assets (based on the fair market value thereof) or to which 25% or more of the Partnership’s revenues or earnings on a consolidated basis are attributable, or (2) all or any portion of the Partnership GP Interest, or (B) directly or indirectly acquires (whether in a single transaction or a series of related transactions, and whether through merger, tender offer, exchange offer, business combination, consolidation or otherwise) beneficial ownership (within the meaning of Section 13 under the Exchange Act) of (1) 25% or more of any class of equity securities of the Partnership entitled to vote with respect to the approval of this Agreement, or (2) all or any portion of the Partnership GP Interest;

(iii) “Intervening Event” means any material event, fact, circumstance, development or occurrence that is not known (or if known, the material consequences of which were not known or reasonably foreseeable), to or by the General Partner Board as of the date of this Agreement, which event, fact, circumstance, development, occurrence or material consequences becomes known to or by the General Partner Board prior to the termination of the Superior Proposal Termination Period; provided, however, that such event, fact, circumstance, development or occurrence shall not constitute an Intervening Event if such event, fact, circumstance, development or occurrence: (i) generally affects the economy, the financial or securities markets, or political, legislative or regulatory conditions, in each case in the United States or elsewhere in the world, unless such event, fact, circumstance, development or occurrence disproportionately affects the Partnership and its Subsidiaries, taken as a whole, or Kick and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Partnership and its Subsidiaries or Kick and its Subsidiaries operate, as applicable; (ii) results from or arises out of (A) any changes or developments in the industries in which the Partnership or any of its Subsidiaries or Kick or any of its Subsidiaries conducts its business, as applicable, (B) any changes or developments in prices for oil, natural gas or other commodities or for the Partnership’s or Kick’s raw material inputs and end products, (C) the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby (including the impact thereof on the relationships, contractual or otherwise, of the Partnership or any of its Subsidiaries or Kick or any of its Subsidiaries, as applicable, with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or other proceeding with respect to the Mergers or any of the other transactions contemplated by this Agreement), (D) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, or market administrator, (E) any failure by the Partnership to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the exception in this clause (E) shall not prevent or otherwise affect a determination that any event, fact, circumstance, development or occurrence underlying such failure has resulted in an Intervening Event), (F) any changes in the unit price or trading volume of the Partnership Units or Kick Common Stock or in the credit rating of Kick or any of its Subsidiaries (provided that the exception in this clause (F) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such change has resulted in an Intervening Event), (G) any Acquisition Proposal, (H) any Superior Proposal, or (I) any matter contemplated by Section 5.5, including any noncompliance with Section 5.5 or any consequence thereof, except, in each case with respect to clauses (A), (B) and (D), to the extent disproportionately affecting the Partnership and its Subsidiaries or Kick and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Partnership and its Subsidiaries or Kick and its Subsidiaries operate, as applicable; and

(iv) “Superior Proposal” means a written Acquisition Proposal for an Acquisition Transaction (with references in the definition thereof to “25% or more” being deemed to be replaced with references to “more than 50%”) that the General Partner Board, or any committee thereof, determines, in good faith, after consultation with its outside legal counsel and its financial advisor, is (A) if accepted, reasonably likely to be consummated in accordance with its terms and (B) more favorable, from a financial point of view, to the Partnership’s common unitholders (in their capacity as such) than the Mergers and the transactions contemplated by this Agreement (taking into account at the time of determination any proposal by Kick to amend or modify the terms of this Agreement which are committed to in writing and after taking into account such factors deemed relevant by the General Partner Board, or any committee thereof, including the form of consideration, timing, required approvals, conditions to consummation, and other factors that the General Partner Board may consider in complying with the General Partner Board’s contractual obligation to act in “good faith” as such term is defined in the Partnership LPA).

Section 5.3 Preparation of Registration Statement and Consent Statement/Prospectus.

(a) As promptly as practicable following the Execution Date, (i) the Partnership and Kick shall prepare and file with the SEC the Consent Statement/Prospectus to be sent to the holders of Partnership Common Units in connection with the Burro Written Consent and (ii) Kick shall prepare (with the Partnership’s reasonable cooperation) and file with the SEC the Registration Statement, in which the Consent Statement/Prospectus will be included as a prospectus, in connection with the registration under the Securities Act of the Kick Common Stock to be issued in the Initial LP Merger. Kick shall also take any action required to be taken under any applicable state or provincial securities laws in connection with the issuance and reservation of Kick Common Stock in the Mergers. Each of the Partnership and Kick shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Initial LP Merger and the other transactions contemplated hereby. The Partnership shall use reasonable best efforts to cause the Consent Statement/Prospectus to be mailed to the holders of Partnership Common Units as promptly as practicable after the Registration Statement is declared effective under the Securities Act. No filing of, or amendment or supplement to, the Registration Statement or the Consent Statement/Prospectus will be made by Kick or the Partnership, as applicable, without the other’s prior consent (which shall not be unreasonably withheld, conditioned or delayed) or without providing the other a reasonable opportunity to review and comment thereon. Kick or the Partnership, as applicable, will advise the other promptly after it receives oral or written notice thereof, of the time when the Registration Statement has become effective or any amendment or supplement thereto has been filed, the issuance of any stop order, the suspension of the qualification of the Kick Common Stock issuable in connection with the Initial LP Merger for offering or sale in any jurisdiction or any oral or written request by the SEC for amendment of the Consent Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the others with copies of any written communication from the SEC or any state securities commission and a reasonable opportunity to participate in the responses thereto. If at any time prior to the Initial Effective Time any information relating to the Burro Parties or the Kick Parties, or any of their respective Affiliates, officers or directors, should be discovered by the Partnership or Kick that should be set forth in an amendment or supplement to any of the Registration Statement or the Consent Statement/Prospectus, so that any of such documents would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall promptly be filed with the SEC and, to the extent required under applicable Law, disseminated to the holders of Partnership Common Units and the stockholders of Kick; provided, however, that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any party hereunder or otherwise affect the remedies available hereunder to any Party.

(b) As promptly as practicable after the Registration Statement is declared effective under the Securities Act, the Partnership shall in accordance with its Governing Documents, and applicable Law, (i) take all actions to establish a record date (which will be as soon as reasonably practicable after the date upon which the registration Statement is declared effective under the Securities Act) for the purpose of determining the holders of Partnership Common Units entitled to deliver written consents, and (ii) distribute to the holders of Partnership Common Units the Consent Statement/Prospectus, which shall include a form of consent that may be executed by holders of Partnership Common Units in connection with the Burro Written Consent. The Partnership, through the General Partner Board shall, subject to the General Partner Board’s right to make a Change of Recommendation in accordance with Section 5.2(e), (A) recommend to the holders of Partnership Common Units that they approve this Agreement and the transactions contemplated hereby, including the Mergers, (B) include such recommendation in the Consent Statement/Prospectus and (C) publicly reaffirm such recommendation within 24 hours after a request to do so by Kick. Without limiting the generality of the foregoing, each Burro Party agrees that (1) each Burro Party shall use its reasonable best efforts to obtain the Burro Written Consent pursuant to the Support Agreements and (2) its obligations pursuant to this Section 5.3(b) shall, subject to the provisions of Section 5.2, not be affected by the commencement, public proposal, public disclosure or communication to any Burro Party or any other Person of any Acquisition Proposal.

Section 5.4 Access to Information; Confidentiality. Each of the Burro Parties and the Kick Parties shall, and shall cause each of their Subsidiaries to, afford to each other and their respective Representatives reasonable access during normal business hours, during the period prior to the Initial Effective Time or the termination of this Agreement in accordance with its terms, to all their respective properties, assets, books, contracts, commitments, personnel and records and, during such period, each of the Burro Parties and the Kick Parties shall, and shall cause each of their Subsidiaries to, furnish promptly to the other Party: (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as may be reasonably requested (including Tax Returns filed and those in preparation and the work papers of its auditors); provided, however, that the foregoing shall not require either Party to disclose any information to the extent such disclosure would contravene applicable Law. All such information shall be held confidential in accordance with the terms of (i) the Confidentiality Agreement, between Kick and the Partnership, dated as of October 19, 2023 (the “Confidentiality Agreement”), (ii) the Clean Team Agreement, between the Partnership and Kick, dated as of November 8, 2023 (the “Kick Clean Team Agreement”), and (iii) the Clean Team Agreement between the Partnership and Kick, dated as of November 20, 2023 (the “Burro Clean Team Agreement” and together with the Kick Clean Team Agreement, collectively the “Clean Team Agreements” and each a “Clean Team Agreement”). The obligations of Kick and the Partnership under the Confidentiality Agreement and Clean Team Agreements shall remain in full force and effect in accordance with their terms; provided, however, that nothing in the Confidentiality Agreement or Clean Team Agreements shall be deemed to restrict the performance by the Burro or Kick of their respective obligations under this Agreement, and in the case of any conflict between the terms of this Agreement, on one hand, and the terms of the Confidentiality Agreement or Clean Team Agreements, on the other hand, the terms of this Agreement shall control.

Section 5.5 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable (and in any event no later than the Outside Date), the Mergers and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) obtain all required consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including as required under any Burro Material Contract, (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from any applicable Governmental Entities in order to consummate the Mergers, and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby and fully to carry out the purposes of this Agreement; provided, however, that no Burro Group Entity shall commit to the payment of any fee, penalty or other consideration or make any other concession, waiver or amendment under any Contract in connection with obtaining any consent without the prior written consent of Kick; provided, further, that this Section 5.5(a) shall not require Kick to obtain any financing to consummate the transaction (which financing obligations are set forth in Section 5.15(a) and are not modified in any way by this Section 5.5(a)).

(b) In furtherance and not in limitation of Section 5.5(a), each Party agrees to (i) make an appropriate and complete filing of a Notification and Report Form pursuant to the HSR Act with respect to the Mergers within ten (10) Business Days of the Execution Date (unless a later date is agreed by the Parties) (the “Regulatory Approvals”), as promptly as practicable; provided, that each Party shall in good faith consult with the other Parties prior to making any filings other than filing of a Notification and Report Form pursuant to the HSR Act and filings set forth on Section 5.5(b) of the Kick Disclosure Letter.

(c) Each of the Parties shall use its reasonable best efforts to furnish to each other Party all necessary information and reasonable assistance as such other Party may reasonably request in connection with the foregoing. Subject to applicable Law, each Party shall have the right to review in advance, and to the extent practicable each shall consult with the other in connection with, all of the information relating to the other Parties, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any applicable Governmental Entity in connection with the Mergers and the other transactions contemplated by this Agreement. In exercising the foregoing rights, each Party shall act reasonably and as promptly as practicable. Subject to applicable Law and the instructions of any applicable Governmental Entity, each Party shall keep each other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other written communications received by each Party, as the case may be, or any of their respective Subsidiaries, from any applicable Governmental Entity and/or third party with respect to such transactions, and, to the extent practicable under the circumstances, shall provide the other Party and its counsel with the opportunity to participate in any meeting with any applicable Governmental Entity in respect of any filing, investigation or other inquiry in connection with the transactions contemplated hereby. With respect to any information shared by the Parties pursuant to this Section 5.5 that is protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege, the Parties shall take reasonable efforts to share such information in a manner so as to preserve the applicable privilege.

(d) Notwithstanding anything to the contrary in this Agreement, (i) Kick shall make all strategic decisions and lead all discussions, negotiations and other proceedings, and coordinate all activities with respect to any requests that may be made by, or any actions, consents, undertakings, approvals, or waivers that may be sought by or from, any applicable Governmental Entity, in connection with obtaining Regulatory Approvals for the Mergers under the Regulatory Laws, including determining the strategy for contesting, litigating or otherwise responding to objections to, or proceedings challenging, the consummation of the Mergers, in each case subject to good faith consultations with the Partnership reasonably in advance and in consideration of the Partnership’s views (ii) each of Kick and the Burro Parties shall be required to defend through litigation any claim asserted in any court or other governmental body with respect to the Mergers by the FTC, DOJ or any other applicable Governmental Entity, (iii) no Kick Group Entity and none of their respective Affiliates shall be required to offer, negotiate, commit to, effect, enter into or take any action, agreement, condition, commitment or remedy of any kind, including but not limited to any remedy that would require any Kick Group Entity or any of their respective Affiliates to sell, divest, lease, license, transfer, dispose of, or otherwise encumber, impair, limit or restrict any Kick Group Entity’s or any of their respective Affiliates’ ownership, control, management or operation of assets or businesses (including for the avoidance of doubt, any equity or other interests) of any Kick Group Entity, any Burro Group Entity or any of their respective Affiliates, and (iv) the Burro Group Entities and their respective Affiliates shall not, without the prior written consent of Kick, offer, negotiate, commit to, effect, enter into or take any action, agreement, condition, commitment or remedy as described in the foregoing clause (iii) of this Section 5.5(d).

Section 5.6 Takeover Laws. The Burro Parties, the General Partner Board, the Kick Parties and the Kick Board shall (a) take no action to cause any Takeover Law to become applicable to this Agreement, the Mergers or any of the other transactions contemplated hereby and (b) if any Takeover Law is or becomes applicable to this Agreement, the Mergers or any of the other transactions contemplated hereby, use reasonable best efforts to take all action necessary to ensure that the Mergers and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law with respect to this Agreement, the Mergers and the other transactions contemplated hereby.

Section 5.7 Notification of Certain Matters. Subject to applicable Law, the Partnership and Kick shall promptly notify each other of (a) any written notice or other written communication received by any Burro Party or Kick Party from any Governmental Entity in connection with the Mergers or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (b) any other notice or communication from any Governmental Entity in connection with the transactions contemplated hereby, (c) any Action commenced or, to such Party’s knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its Subsidiaries which relate to the transactions contemplated hereby or (d) any change, condition or event (i) that renders or would reasonably be expected to render any representation or warranty of such Party set forth in this Agreement to be untrue or inaccurate in any material respect or (ii) that results or would reasonably be expected to result in any failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement (including any condition set forth in Article VI) to be complied with or satisfied hereunder; provided, however, that failure to comply with this Section 5.7 shall not in and of itself result in the failure to be satisfied of any of the conditions to the Closing in Article VI, or give rise to any right to terminate this Agreement under Article VII if the underlying fact, circumstance or event would not in and of itself give rise to such failure or right.

Section 5.8 Indemnification, Exculpation and Insurance.

(a) For purposes of this Section 5.8, (i) “GP D&O Indemnified Person” shall mean any Person who is now, or has been or becomes at any time prior to the Initial Effective Time, an officer or director of the Partnership, the General Partner or any of their respective Subsidiaries and also with respect to any such Person, in their capacity as a director, officer, manager, employee, member, trustee or fiduciary of another corporation, company, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with the Partnership) serving at the request of or on behalf of the Partnership, the General Partner or any of their respective Subsidiaries and together with such Person’s heirs, executors or administrators and (ii) “Proceeding” shall mean any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, suit, proceeding or investigation results in a formal civil or criminal litigation or regulatory action.

(b) From and after the Initial Effective Time, to the fullest extent that the Partnership, the General Partner or any applicable Subsidiary thereof would be permitted to indemnify a GP D&O Indemnified Person, the General Partner and Surviving Entities, jointly and severally, shall, and Kick shall cause the General Partner and Surviving Entities to, honor the provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the respective governing instruments of the General Partner, the Partnership and any Subsidiary of the Partnership or the General Partner as of the Execution Date and ensure that the respective Governing Documents of the General Partner and Surviving Entities, shall, for a period of six years following the Initial Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers and agents of the Partnership, the General Partner and their respective Subsidiaries than are set forth in the comparable governing instruments of the General Partner and the Partnership. Any right of indemnification of a GP D&O Indemnified Person pursuant to this Section 5.8(b) shall not be amended, repealed or otherwise modified at any time in a manner that would adversely affect the rights of such GP D&O Indemnified Person as provided herein.

(c) Kick shall cause the Surviving Entities to purchase, effective as of the Initial Effective Time, a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Initial Effective Time that were committed or alleged to have been committed by such GP D&O Indemnified Persons in their capacity as such; provided, however, that the cost of such “tail policy” shall in no event exceed the Maximum Amount. The “Maximum Amount” shall be an amount per year equal to 300% of the most recent annual premiums paid by the Partnership or the General Partner (which amount is set forth on Section 5.8(c) of the Burro Disclosure Letter) for the current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Closing Date with respect to the GP D&O Indemnified Persons.

(d) The rights of any GP D&O Indemnified Person under this Section 5.8 shall be in addition to any other rights such GP D&O Indemnified Person may have under the Governing Documents of the Partnership, the General Partner, any Surviving Entity, Kick, the DRULPA or the DLLCA. The provisions of this Section 5.8 shall survive the consummation of the transactions contemplated hereby for a period of six years and are expressly intended to benefit each of the GP D&O Indemnified Persons and their respective heirs and representatives; provided, however, that in the event that any claim or claims for indemnification or advancement set forth in this Section 5.8 are asserted or made within such six-year period, all rights to indemnification and advancement in respect of any such claim or claims shall continue until disposition of all such claims. If any Surviving Entity, the General Partner or Kick, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person, or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of the Surviving Entities, the General Partner or Kick, as the case may be, shall assume the obligations of the Surviving Entities, the General Partner and Kick set forth in this Section 5.8.

Section 5.9 Other Employee Benefits.

(a) From and after the Initial Effective Time and for a period of not less than twelve (12) months after the Closing Date, solely during any period of employment, Kick shall or shall cause the Surviving Entities to provide to each individual who is an employee of any of the Burro Group Entities as of immediately prior to the Initial Effective Time (each, a “Continuing Employee”) with (i) a base salary, annual cash bonus opportunity and annual long term incentive awards, taken as a whole, that are not less favorable than the base salary, annual cash bonus opportunity and long term incentive award opportunities, in each case, as provided to such employee by the Burro Group Entities immediately prior to the Initial Effective Time; and (ii) severance, paid-time off, qualified defined contribution retirement and health insurance benefits, taken as a whole, that are not less favorable than those provided under the Burro Plans for such employee by the Burro Group Entities immediately prior to the Initial Effective Time. To the extent that the termination of employment of some or all employees of the Burro Group Entities who are not Continuing Employees results in or contributes to the existence of a qualifying event under any WARN Act following the Closing, Kick shall be responsible for all notice and payment requirements under such WARN Act.

(b) Except to the extent required by applicable Law, Kick shall ensure that, as of the Initial Effective Time, each Continuing Employee receives full credit (solely for purposes of eligibility to participate, vesting, vacation entitlement and severance benefits) for service with the Burro Group Entities under the comparable employee benefit plans, programs and policies of Kick or the Surviving Entities, as applicable, in which such employees became participants; provided, however, that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits. As of the Initial Effective Time, Kick shall, or shall cause the Surviving Entities to, credit to Continuing Employees the amount of vacation time that such employees had accrued under any applicable Burro Plan as of the Initial Effective Time. With respect to each health or welfare benefit plan maintained by Kick or the Surviving Entities for the benefit of Continuing Employees, Kick shall (i) use reasonable best efforts to cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan, and (ii) cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar Burro Plan for the plan year that includes the Initial Effective Time for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the plans maintained by Kick or the Surviving Entities, as applicable, for the plan year in which the Initial Effective Time occurs.

(c) If requested by Kick in writing delivered to the Partnership not less than ten (10) Business Days before the Closing Date, the General Partner Board (or the appropriate committee thereof) shall adopt resolutions and take such action as is necessary or appropriate to terminate any 401(k) plan sponsored or maintained by any Burro Group Entity (the “Burro 401(k) Plan”), effective as of the day immediately prior to the Closing Date and contingent upon the occurrence of the Initial Effective Time. If Kick requests that the Burro 401(k) Plan be terminated, (i) the Partnership shall provide Kick with evidence that such plan has been terminated, contingent upon the occurrence of the Initial Effective Time (the form and substance of which shall be subject to reasonable review and comment by Kick), not later than two (2) days immediately preceding the Closing Date and (ii) the

Continuing Employees shall be eligible to participate, effective as of the Initial Effective Time (or as soon as reasonably administratively practicable thereafter), in a 401(k) plan sponsored or maintained by Kick or one of its Subsidiaries (a “Kick 401(k) Plan”). The Partnership and Kick shall use reasonable best efforts to take any and all actions as may be required, including amendments to the Burro 401(k) Plan and/or the Kick 401(k) Plan, to permit the Continuing Employees who are then actively employed to make rollover contributions to the Kick 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in the form of cash or notes (in the case of loans) in an amount equal to the full account balance distributed to such employee from the Burro 401(k) Plan.

(d) Each Continuing Employee who is eligible as of immediately prior to the Initial Effective Time for a bonus under the Partnership’s annual Short-Term Incentive Plan shall receive a pro-rated bonus for the calendar year in which the Closing Date occurs (to the extent such bonus is not otherwise paid prior to the Initial Effective Time), based on the number of days of such calendar year which have lapsed prior to and including the Closing Date, as determined in accordance with the terms of the plan in good faith by the General Partner Board or the Compensation Committee of the General Partner Board based on actual performance as of the Initial Effective Time (or a date reasonably proximate thereto), and measured on a pro-rated basis as determined by General Partner Board or the Compensation Committee of the General Partner Board, with such pro-rata bonus payable at the same time bonuses are paid to similarly situated employees of Kick. Following the Closing Date, Continuing Employees shall be eligible for a pro-rata bonus for the remainder of the calendar year in which the Closing Date occurs under a similar Kick Plan, subject to the terms and conditions of such Kick Plan.

(e) Nothing this Section 5.9 or elsewhere in this Agreement is intended nor shall be construed to (i) be treated as an amendment to or modification of any particular Burro Plan, (ii) prevent Kick or any of its Affiliates from amending or terminating any of its employee benefit or compensation plans or other arrangements in accordance their terms, (iii) create a right in any employee to employment with Kick, the Surviving Entities or any of their respective Affiliates, or (iv) create any third-party beneficiary rights in any employee of the Burro Group Entities or other Person with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Kick or any Burro Group Entity or under any benefit plan which Kick or the Surviving Entities may maintain.

Section 5.10 Stock Exchange Listing. Kick shall cause the shares of Kick Common Stock to be issued in the Initial LP Merger and such other shares of Kick Common Stock (including the shares of Kick Common Stock issuable pursuant to the OpCo LLC Agreement to holders of OpCo Stapled Units) to be reserved for issuance in connection with the Mergers, to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Initial Effective Time.

Section 5.11 Stockholder Litigation. The Burro Parties shall give Kick, and the Kick Parties shall give the Partnership, a reasonable opportunity to participate in the defense and settlement of any litigation commenced by any of their respective security holders against them or their respective directors relating to the Mergers or any of the other transactions contemplated by this Agreement. No Burro Party shall enter into any settlement agreement in respect of any unitholder litigation against any Burro Party and/or their directors or officers relating to the Mergers or any of the other transactions contemplated hereby without Kick’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). No Kick Party shall enter into any settlement agreement in respect of any stockholder litigation against any Kick Party and/or their directors or officers relating to the Mergers or any of the other transactions contemplated hereby without the Partnership’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 5.12 Certain Tax Matters.

(a) For U.S. federal income tax purposes (and for purposes of any applicable state, local or foreign Tax that follows the U.S. federal income tax treatment), the Parties agree to treat (i) the Initial LP Merger as a taxable sale and purchase of Non-Electing Units to Frontier I and (ii) the GP Merger and the Subsequent LP Merger as a

partnership merger transaction within the meaning of Treasury Regulations § 1.708-1(c) to which Treasury Regulations § 1.708-1(c)(3)(i) applies, whereby (A) the Partnership is treated as the “terminating partnership” and OpCo is treated as the “resulting partnership”, (B) to the greatest extent possible, any Kick Series A Preferred Stock received pursuant to Section 2.1(b)(i) and Section 2.1(c)(i), any cash in lieu of fractional units received by Spartan or a holder of Electing Units pursuant to Section 2.4(i), or any cash paid in satisfaction of any withholding with respect to such holders pursuant to Section 2.5, shall first be treated as reimbursement for preformation capital expenditures in accordance with Treasury Regulations § 1.707-4(d) and thereafter be treated as consideration in connection with a “sale within a merger” by the relevant holder in accordance with Treasury Regulations § 1.708-1(c)(4) and (C) no taxable income or gain is recognized by Spartan or holders of Electing Units as a result of the GP Merger or Subsequent LP Merger (other than any income or gain resulting from (I) any net decrease in a holder’s allocable share of partnership liabilities pursuant to Section 752 of the Code, (II) a sale within a merger described in clause (B), (III) a disguised sale attributable to contributions of cash or other property to the Partnership after the date of this Agreement and prior to the Effective Time or (IV) the application of Section 897 or Section 1446 of the Code and the Treasury Regulations thereunder to any non-U.S. holder of Electing Units (such treatment, collectively, the “Intended Tax Treatment”)). The Parties will prepare and file all Tax Returns consistent with the Intended Tax Treatment and will not take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by applicable Law following a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant Tax authority.

(b) Each of the Parties shall use its reasonable best efforts and shall reasonably cooperate with one another and their respective Tax advisors to obtain any opinions of counsel required to be filed with the Registration Statement or Consent Statement/Prospectus in connection with the transactions contemplated by this Agreement. Such cooperation shall include (i) the delivery to requisite counsels one or more duly executed certificates containing such representations as shall be reasonably necessary or appropriate to enable such counsels to render any such opinion and (ii) the provision of such other information as reasonably requested by counsels for purposes of rendering any such opinion.

(c) The Burro Group Entities shall not file any Tax Return for a taxable period that includes the Closing Date, including the final partnership Tax Return for the Partnership, without the consent of the Kick Group Entities, not to be unreasonably withheld.

(d) Kick shall not, and shall not cause or permit any of its affiliates (including the Subsequent LP Surviving Entity after the Closing) to (i) make, change or revoke any Tax election (including any entity classification election pursuant to Treasury Regulation Section 301.7701-3) with respect to Burro Group Entities that has retroactive effect to any taxable period (or portion thereof) ending on or before the Closing Date or (ii) amend or cause to be amended any Tax Return of a Burro Group Entity for a taxable period (or portion thereof) ending on or before the Closing Date, except as required by applicable Law.

(e) The Parties agree and acknowledge that the Burro Group Entities shall be entitled to take any deduction for U.S. federal and applicable state and local income tax purposes attributable to (i) any payment to any service provider of the Burro Group Entities that occurs, and is attributable to services performed, at or before the Closing, and (ii) any Burro Group Entities’ transaction expenses and benefits payouts.

(f) Any and all amounts treated as consideration (for U.S. federal income tax purposes) shall be allocated among (i) the assets of the General Partner and of the Partnership and any of its Subsidiaries that are treated as entities disregarded as separate from the Partnership for U.S. federal income tax purposes and (ii) the stock or other equity interests held by the Partnership with respect to any of its Subsidiaries not described in clause (i) above, in each case, in accordance with Section 755 and 1060 of the Code and the Treasury Regulations promulgated thereunder to the extent applicable (and any similar provision of state or local Law, as appropriate).

Section 5.13 Public Announcements. The Kick Parties, on the one hand, and the Burro Parties, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Mergers and the other transactions contemplated hereby and shall not issue any such press release or make any public announcement prior to such consultation and review, except (a) as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system, in which case such Party will, to the extent reasonably practicable, promptly inform the other Parties in writing in advance of such disclosure, and (b) each of the Kick Parties and the Burro Parties may make public statements without consultation that do not contain any information relating to the Mergers that has not been previously announced or made public in accordance with this Agreement and do not reveal material, nonpublic information regarding the Kick Parties (in the case of the Burro Parties) or the Burro Parties (in the case of the Kick Parties).

Section 5.14 Section 16 Matters. Prior to the Initial Effective Time, each Party shall take all such steps as may be necessary or appropriate to cause the transactions contemplated by this Agreement, including any dispositions of Partnership Common Units or acquisitions of Kick Common Stock, or any derivative securities with respect thereto, resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.15 Financing Cooperation.

(a) Kick shall use its reasonable best efforts to take, or cause to be taken as promptly as practicable after the date hereof, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Minimum Debt Financing. Upon the Partnership’s request, Kick shall keep the Partnership informed of any material developments concerning the availability of, status of its efforts to arrange and obtain, the Minimum Debt Financing. Notwithstanding anything to the contrary contained herein, Kick shall be deemed to have satisfied its obligations under this Section 5.15(a) if (i) the Marketing Period has ended and (ii) the Company has made at least two (2) attempts (each attempt, for the avoidance of doubt, shall include marketing efforts and a roadshow that are customary for a first time issuer of notes) to arrange, obtain and consummate the Minimum Debt Financing prior to the Outside Date (the foregoing clauses (i) and (ii), the “Financing Termination Conditions”); provided, that the second attempt must come no earlier than 30 days after the end of the first attempt without the prior written consent of the Partnership (not to be unreasonably withheld, conditioned or delayed).

(b) Each Burro Party shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its reasonable best efforts, and each of them shall cause their respective Representatives to use their reasonable best efforts, to provide customary, reasonable and timely cooperation to the Kick Parties and their respective Representatives, to the extent reasonably requested by Kick, in connection with any Debt Financing, including, to the extent so requested, using reasonable best efforts to:

(i) (A) as promptly as reasonably practical, furnish the Kick Parties and any Financing Parties (and their respective Representatives, as applicable) with the Required Information; and (B) provide reasonable assistance to Kick in connection with Kick’s preparation of pro forma financial statements and pro forma financial information (it being agreed that the Burro Parties will not be required to provide any information or assistance relating to (a) the proposed aggregate amount of Debt Financing, together with assumed interest rates, dividends (if any) and fees and expenses relating to the incurrence of such Debt Financing, (b) any post-Closing or pro forma cost savings, synergies, capitalization or ownership desired to be incorporated into any information used in connection with the Debt Financing or (c) any financial information related to Kick or any of its Subsidiaries);

(ii) provide reasonable and customary assistance to the Kick Parties and any Financing Parties (and their respective Representatives, agents and advisors, as applicable) in their preparation of (A) offering documents, offering memoranda, offering circulars, private placement memoranda, prospectuses, syndication documents and other syndication materials, including information memoranda, lender and investor presentations, bank books and other marketing documents, and similar documents to be used in connection with any portion of any Debt Financing to the extent customary in connection with any such Debt Financing and (B) materials for rating agency presentations, and otherwise reasonably cooperate with the marketing efforts of the Kick Parties and the Financing Parties (and their respective Representatives, agents and advisors, as applicable) for any portion of any Debt Financing;

(iii) make senior management and other representatives of the Burro Parties available, at mutually agreed locations and upon reasonable prior notice, to participate in meetings (including one-on-one conference or virtual calls with any Financing Parties and potential Financing Parties, including prospective investors in any Debt Financing involving the issuance of securities), drafting sessions, presentations, road shows, rating agency presentations and due diligence sessions and other customary syndication or marketing activities, provided that, at the Partnership’s option in consultation with Kick, any such meeting or communication may be conducted virtually by teleconference, videoconference or other electronic media;

(iv) cause the Burro Parties’ independent registered accounting firm to provide customary assistance, including by using reasonable best efforts to cause the Burro Parties’ independent registered accounting firm or other applicable third party advisor (A) to provide customary comfort letters (including “negative assurance” comfort) (and drafts of such comfort letters) in connection with any capital markets transaction comprising a part of any Debt Financing to the applicable Financing Parties, in each case in form and substance customary for private placements of high yield debt securities to the extent applicable, (B) to provide any necessary consents (including, with respect to the Burro Parties’ independent registered accounting firm, to the inclusion of its audit report in respect of any financial statements of the Burro Group Entities included or incorporated in any of the applicable financing materials referred to in Section 5.15(b)(ii)), and (C) to participate in a reasonable number of due diligence sessions at reasonable times and locations and upon reasonable prior notice; provided that, at the Partnership’s option, any such session may be conducted virtually by teleconference, videoconference or other electronic media, and including by using reasonable best efforts to provide customary representation letters to the extent required by such independent registered accounting firm in connection with the foregoing;

(v) provide customary authorization letters authorizing the distribution of the Burro Parties’ information to prospective lenders in connection with a syndicated bank financing or otherwise with respect to any bank information memoranda, or similar document;

(vi) assist the Kick Parties and any Financing Parties in obtaining or updating corporate, facility and issue credit ratings;

(vii) assist in the negotiation, preparation and (contingent upon the Closing) execution and delivery of any credit agreement, indenture, note, debenture or other debt security, purchase, underwriting or agency agreement, guarantees, security documents, including any schedules or disclosures thereto, cash management agreements, hedging agreements, other supporting documents and customary closing certificates (excluding any solvency certificate), and any other definitive and ancillary documentation for any Debt Financing as may be requested by Kick;

(viii) make introductions of Kick to the Burro Parties’ existing lenders and facilitate relevant coordination between Kick and such lenders;

(ix) cooperate with the due diligence of Financing Parties and their Representatives in connection with any Debt Financing, to the extent customary and reasonable including the provision of all such information reasonably requested with respect to the property and assets of the Burro Group Entities and by providing to internal and external counsel of the Kick Parties and the Financing Parties, as applicable, customary back-up certificates and factual information to support any legal opinion that such counsel may be required to deliver in connection with any Debt Financing;

(x) deliver, at least four (4) Business Days prior to Closing, to the extent reasonably requested in writing at least nine (9) Business Days prior to Closing, all documentation and other information regarding the Burro Group Entities that any Financing Party reasonably determines is required by domestic and foreign regulatory authorities under applicable “know your customer” and domestic and foreign anti-money laundering rules and regulations, including the USA Patriot Act of 2001, and a beneficial ownership certificate in respect of any of the Burro Group Entities that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation (31 C.F.R. § 1010.230);

(xi) to the extent requested by Kick, in connection with any steps Kick may determine are necessary or desirable to take in order to prepay or redeem, satisfy and discharge all amounts and obligations outstanding under the Burro Credit Facilities and the Partnership’s Notes or any other indebtedness, provide all reasonable assistance to, and evidence thereof, to Kick, including (A) preparing, submitting and/or issuing customary notices in respect of any such prepayment or redemption; provided that any such prepayment and redemption shall be contingent upon the occurrence of the Closing unless otherwise agreed in writing by the Partnership, (B) obtaining from the agent a customary payoff letter in respect of the Burro Credit Facilities, (C) cooperating in the satisfaction, discharge and release of Liens securing the Burro Credit Facilities and the Partnership’s Notes including obtaining customary lien termination and other instruments of discharge, in each case in a form reasonably acceptable to Kick (which discharges and releases, for the avoidance of doubt, shall not be required to take effect before the Closing) and (D) taking such actions as may be permitted or required by the terms of the Burro Credit Facilities or the Partnership’s Notes to prepare, submit and/or issue such notices in respect of any prepayment or redemption thereof or to satisfy, discharge and/or defease any or all obligations thereunder;

(xii) to the extent requested by Kick, provide guarantees in connection with any Debt Financing (which guarantees, for the avoidance of doubt, shall not be required to take effect before the Closing); and

(xiii) consent to the use of its and its Subsidiaries’ trademarks, trade names and logos in connection with any Debt Financing; provided that such trademarks, trade names and logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Partnership or its Subsidiaries or the Partnership’s or its Subsidiaries’ reputation or goodwill.

(c) For the avoidance of doubt, any failure of the Burro Parties to fulfill their obligations under Section 5.15(b) shall not be deemed a breach of this Agreement or excuse the performance of Kick to consummate the transactions, so long as the Burro Parties are acting in good faith to fulfill such obligations.

(d) Notwithstanding the foregoing, none of the Partnership nor any of its Affiliates shall be required to take or permit the taking of any action pursuant to this Section 5.15(d) that would: (i) require the Partnership or its Subsidiaries or any of their respective Affiliates or any persons who are officers or directors of such entities to pass resolutions or consents to approve or authorize the execution of any Debt Financing or enter into, execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement (except for the authorization letters contemplated by Section 5.15(b)(v)) in each case, that would be effective prior to Closing, (ii) cause any representation, warranty or other provision in this Agreement to be breached by the Partnership or any of its Affiliates, which breach if occurring or continuing at the Initial Effective Time would result in the failure of any of the conditions set forth in Section 6.2(a) or Section 6.2(b), (iii) require the Partnership or any of its Affiliates to (x) pay any commitment or other similar fee or (y) incur any other expense, liability or obligation which expense, liability or obligation is not reimbursed or indemnified hereunder in connection with any Debt Financing prior to the Closing, or (z) have any obligation of the Partnership or any of its Affiliates under any agreement, certificate, document or instrument be effective until the Closing, (iii) cause any director, officer, employee or stockholder of the Partnership or any of its Affiliates to incur any personal liability (except to the extent such Person is continuing in such role after Closing, and solely with respect to agreements contingent upon Closing and that would not be effective prior to Closing) or provide any representation or certificate such director, officer, employee or stockholder believes in good faith is false to the extent disclosed to the Kick Parties in writing, (iv) conflict with the Governing

Documents of the Partnership or any of its Affiliates or any Laws, or material contracts, (v) provide access to or disclose information to the extent that the Partnership or any of its Affiliates determines in good faith would jeopardize any attorney-client privilege or other similar privilege or protection of the Partnership or any of its Affiliates in respect of such information; (vi) require the Burro Parties or any of their respective Subsidiaries or Representatives to prepare or provide any Excluded Information, (vii) require the Representatives of the Burro Parties to provide any legal opinion or (viii) unreasonably interfere with the ongoing operations of the Partnership or any of its Subsidiaries. Kick shall, promptly on request by the Partnership, reimburse the Partnership and its Affiliates for all reasonable, documented and invoiced out-of-pocket costs (including reasonable, documented and invoiced out-of-pocket attorneys’ fees) incurred in good faith by them or their Representatives in connection with the cooperation described in Section 5.15(b) and shall indemnify and hold harmless the Partnership and its Affiliates and their respective Representatives (collectively, the “Indemnified Parties”) from and against any and all losses suffered or incurred by them in connection with any Debt Financing, any action taken by them at the request of Kick or its Representatives pursuant to Section 5.15(b) and any information used in connection therewith except (i) to the extent suffered or incurred as a result of the bad faith, gross negligence, willful misconduct or breach of this Agreement by any Indemnified Party or (ii) as a result of any untrue statement of material fact or material omissions of any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading in any information provided by or on behalf of any Indemnified Party and included in the documents related to such Debt Financing in conformity therewith or (iii) that were agreed to by any Indemnified in a settlement without the written consent of Kick.

(e) All non-public or otherwise confidential information regarding the Partnership or any of its Affiliates obtained by Kick or its Representatives pursuant to this Section 5.15(e) shall be kept confidential in accordance with the Confidentiality Agreement; provided, that Kick shall be permitted to disclose such information to (i) any Financing Parties subject to customary confidentiality obligations and (ii) otherwise to the extent necessary and consistent with customary practices in connection with any Debt Financing subject to customary confidentiality arrangements reasonably satisfactory to the Partnership.

Section 5.16 Termination of Affiliate Arrangements. Each Burro Party and its Subsidiaries shall exercise commercially reasonable efforts to terminate with no continuing obligations or liabilities all Affiliate Agreements other than (i) the Affiliate Agreements set forth on Section 5.16 of the Burro Disclosure Letter and (ii) any Transaction Agreement.

Section 5.17 Resignation of Directors and Officers. At or prior to the Closing, the Burro Parties shall request that each of the directors and officers of the Burro Parties and their respective Subsidiaries deliver to Kick written resignation letters, effective as of the Closing Date, effectuating his or her resignation from such position as a member of the applicable board of directors (or equivalent governing body) or as an officer (it being understood that such resignation shall not constitute a voluntary termination of employment with respect to any officer or director of Burro Parties or their respective Subsidiaries). The Burro Parties shall cause such Persons that do not deliver such written resignation letters to be removed from such positions so requested pursuant to the applicable Governing Documents and applicable Law.

Section 5.18 Control of Operations. Without in any way limiting any Party’s rights or obligations under this Agreement, the Parties understand and agree that (a) nothing contained in this Agreement shall give Kick or the Partnership, directly or indirectly, the right to control or direct the other Party’s operations prior to the Initial Effective Time and (b) prior to the Initial Effective Time, each of the Partnership and Kick shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.19 Dividends. After the date of this Agreement, each of Kick and the Burro Parties shall coordinate with the other the declaration of any dividends or distributions in respect of Kick Common Stock or OpCo Units or Partnership Common Units and the record dates and payment dates relating thereto, it being the intention of the Parties that holders of Partnership Common Units shall not receive more than one dividend, or fail to receive one dividend, in any quarter with respect to their Partnership Common Units and any shares of Kick Common Stock or OpCo Units that any such holder receives in exchange therefor in the Initial LP Merger.

Section 5.20 OpCo LLC Agreement. Prior to or at the Subsequent Effective Time, Kick shall cause the limited liability company agreement of OpCo to be amended and restated to be the OpCo LLC Agreement.

Section 5.21 Registration Rights Agreement. Kick shall, and shall cause OpCo to, enter into the Registration Rights Agreement with each Electing Holder that agrees to enter into such agreement immediately following the Subsequent Effective Time.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Mergers. The obligation of each Party to effect the Mergers is subject to the satisfaction at or prior to the Initial Effective Time of the following conditions:

(a) Partnership Unitholder Approval. The Partnership Unitholder Approval shall have been obtained in accordance with the Governing Documents of the Partnership and applicable Law, including Rule 14c-2 of the Exchange Act.

(b) No Injunctions or Legal Restraints; Illegality. No temporary restraining or other Order, or preliminary or permanent injunction issued by any court of competent jurisdiction shall be in effect (collectively, “Restraints”), and no Law shall have been adopted or enacted, and no agreement with any Governmental Entity shall be in effect that, in any such case, prohibits or makes illegal the consummation of the Mergers.

(c) NYSE Listing. The shares of Kick Common Stock issuable to the holders of Partnership Common Units (including the shares of Kick Common Stock issuable pursuant to OpCo LLC Agreement to holders of OpCo Stapled Units) as provided for in Article II shall have been approved for listing on the NYSE, subject to official notice of issuance.

(d) Regulatory Approvals. The applicable waiting period (and any extension thereof) under the HSR Act relating to the Mergers shall have expired or been terminated.

(e) Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened.

Section 6.2 Conditions to the Obligations of the Kick Parties. The obligation of the Kick Parties to effect the Mergers is also subject to the satisfaction, or waiver by Kick, at or prior to the Initial Effective Time of the following conditions:

(a) Representations and Warranties of the Burro Parties. (i) the representations and warranties of the Burro Parties contained in Section 3.4 and Section 3.9(b), shall be true and correct in all respects, in each case as of the Execution Date and as of the Closing Date as though made as of the Closing Date; (ii) the representations and warranties of the Burro Parties contained in Section 3.2(a), the first six sentences of Section 3.2(b), Section 3.2(d)(v), Section 3.3(b), Section 3.3(c) and Section 3.28 shall be true and correct in all respects, except for de minimis inaccuracies, in each case as of the Execution Date and as of the Closing Date as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date); (iii) the representations and warranties of the Burro Entities contained in Section 3.15(n) shall be true and correct in all material respects as of the Execution Date; and (iv) all other representations and warranties of the

Burro Parties set forth herein shall be true and correct in each case as of the Execution Date and as of the Closing Date as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Burro Material Adverse Effect” set forth in any individual such representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Burro Material Adverse Effect.

(b) Performance of Obligations of the Burro Parties. The Burro Parties shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Initial Effective Time.

(c) Officers’ Certificate. Kick shall have received a certificate signed by an executive officer of the General Partner certifying that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(e) have been satisfied.

(d) Minimum Debt Financing. Kick shall have consummated the Minimum Debt Financing.

(e) Absence of Burro Material Adverse Effect. Since the Execution Date, there shall not have occurred any Burro Material Adverse Effect.

Section 6.3 Conditions to the Obligations of the Burro Parties. The obligation of the Burro Parties to effect the Mergers is also subject to the satisfaction, or waiver by the Partnership, at or prior to the Initial Effective Time of the following conditions:

(a) Representations and Warranties of the Kick Parties. (i) The representations and warranties of the Kick Parties contained in Section 4.4 and Section 4.9 shall be true and correct in all respects, in each case as of the Execution Date and as of the Closing Date as though made as of the Closing Date; (ii) the representations and warranties of the Kick Parties contained in Section 4.2(a) and Section 4.28 shall be true and correct in all respects, except for de minimis inaccuracies, in each case as of the Execution Date and as of the Closing Date as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date); (iii) the representations and warranties of the Kick Parties in Sections 4.15(g) and (h) shall be true and correct in all material respects as of the Execution Date; and (iv) all other representations and warranties of the Kick Parties set forth herein shall be true and correct in each case as of the Execution Date and as of the Closing Date as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Kick Material Adverse Effect” set forth in any individual such representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Kick Material Adverse Effect.

(b) Performance of Obligations of the Kick Parties. The Kick Parties shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Initial Effective Time.

(c) Officers’ Certificate. The Partnership shall have received a certificate signed by an executive officer of Kick certifying that the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(d) have been satisfied.

(d) Absence of Kick Material Adverse Effect. Since the Execution Date, there shall not have occurred any Kick Material Adverse Effect.

(e) Pre-Closing OpCo Contribution. As of the Closing, all material assets and material liabilities (excluding any income Taxes) of the Kick Group Entities shall be owned, and material operations of the Kick Group Entities shall be conducted, by OpCo (or a wholly owned subsidiary of OpCo).

(f) Certificate of Designation. The Partnership shall have received evidence that the Certificate of Designation shall have been filed with, and accepted by, the Delaware Secretary of State.

(g) OpCo LLC Agreement. The Partnership shall have received evidence that the OpCo LLC Agreement has been adopted as the limited liability company agreement of OpCo.

Section 6.4 Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article VI, to be satisfied if such failure was caused by such Party’s Willful and Material Breach of any material provision of this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Initial Effective Time, whether before or after the Partnership Unitholder Approval has been obtained (with any termination by Kick also being an effective termination by each other Kick Party and with any termination by the Partnership also being an effective termination by the General Partner):

(a) by mutual written consent of Kick and the Partnership;

(b) by either Kick or the Partnership:

(i) if the Mergers shall not have been consummated on or before September 1, 2024 (the “Outside Date”); provided, that, if the Marketing Period has commenced but not yet been completed as of the close of business on the third (3rd) Business Day immediately prior to the Outside Date, then the Outside Date shall be automatically extended until two (2) Business Days after the final day of the Marketing Period; provided, further that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to a Party if the failure of such Party to fulfill in any material respect any of such Party’s obligations under this Agreement has been the primary cause of, or the primary factor that resulted in, the failure of the Mergers to be consummated by the Outside Date;

(ii) if any Restraint or Law shall be in effect permanently enjoining or otherwise permanently prohibiting the consummation of the Merger, and if a Restraint, such Restraint shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to any Party whose failure to fulfill in any material respect any of its obligations under this Agreement has been the primary cause of, or the primary factor that resulted in, such Restraint; or

(c) by Kick:

(i) if any Burro Party shall have breached or failed to perform any of its covenants or agreements set forth in this Agreement, or if any representation or warranty of any Burro Party shall have become untrue, which breach or failure to perform or to be true, either, individually or in the aggregate with any other breaches or failure to perform or to be true, if occurring or continuing at the Initial Effective Time (i) would result in the failure of any of the conditions set forth in Section 6.2(a) (Representations and Warranties of the Burro Parties) or Section 6.2(b) (Performance of Obligations of the Burro Parties) and (ii) cannot be or has not been cured by the earlier of (A) the Outside Date and (B) thirty (30) days after Kick’s delivery of written notice to the Partnership of such breach or failure; provided, however, that Kick shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if any Kick Party is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in Section 6.3(a) (Representations and Warranties of the Kick Parties) or Section 6.3(b) (Performance of Obligations of the Kick Parties) would not be satisfied;

(ii) prior to receipt of the Burro Written Consent, if a Change of Recommendation has occurred; or

(iii) if the Financing Termination Conditions have been satisfied, and Kick has not consummated the Minimum Debt Financing; provided, however, that Kick shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(iii) if, at such time, any Kick Party’s Willful and Material Breach of its representations, warranties, covenants or agreements set forth in this Agreement would result in the conditions set forth in Section 6.3(a) (Representations and Warranties of the Kick Parties) or Section 6.3(b) (Performance of Obligations of the Kick Parties) not being satisfied.

(d) by the Partnership:

(i) if any Kick Party shall have breached or failed to perform any of its covenants or agreements set forth in this Agreement, or if any representation or warranty of any Kick Party shall have become untrue, which breach or failure to perform or to be true, either, individually or in the aggregate with any other breaches or failure to perform or to be true, if occurring or continuing at the Initial Effective Time (A) would result in the failure of any of the conditions set forth in Section 6.3(a) (Representations and Warranties of the Kick Parties) or Section 6.3(b) (Performance of Obligations of the Kick Parties) and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) thirty (30) days after the Partnership’s delivery of written notice to Kick of such breach or failure; provided, however, that the Partnership shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if any Burro Party is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in Section 6.2(a) (Representations and Warranties of the Burro Parties) or Section 6.2(b) (Performance of Obligations of the Burro Parties) would not be satisfied;

(ii) before the end of the Superior Proposal Termination Period, in order to enter into a definitive agreement with respect to a Superior Proposal to the extent permitted by Section 5.2; provided that the Partnership shall pay to Kick the Burro Termination Fee pursuant to Section 7.3(b)(iii); or

(iii) if (A) all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, provided that such conditions to be satisfied at the Closing would be satisfied as of the date of the notice referenced in clause (B) of this Section 7.1(d)(iii) if the Closing were to occur on the date of such notice), (B) on or after the date the Closing should have occurred pursuant to Section 1.2, the Partnership has delivered written notice to Kick to the effect that all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived by the Partnership (other than those conditions that by their nature are to be satisfied at the Closing; provided that such conditions to be satisfied at the Closing would be satisfied as of the date of such notice if the Closing were to occur on the date of such notice) and the Burro Parties are prepared to consummate the Closing, and (C) Kick, OpCo and the Merger Subs fail to consummate the Closing on or before the third Business Day after delivery of the notice referenced in clause (B) of this Section 7.1(d)(iii), and the Burro Parties were prepared to consummate the Closing during such three Business Day period.

(e) The Party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give notice of such termination to the other Parties.

Section 7.2 Effect of Termination. In the event of a valid termination of this Agreement pursuant to Section 7.1, this Agreement shall immediately become void and have no effect, without any liability or obligation on the part of any Party, provided, however, that:

(a) the Confidentiality Agreement, the Clean Team Agreements, and the provisions of Section 5.15(d) (Financing Cooperation), this Section 7.2, Section 7.3 (Fees and Expenses), Section 8.2 (Notices), Section 8.3 (Certain Definitions) (solely to the extent definitions included in such Section are utilized in any other provisions surviving the termination of this Agreement), Section 8.4 (Interpretation), Section 8.5 (Entire Agreement), Section 8.6 (No Third Party Beneficiaries), Section 8.7 (Governing Law), Section 8.8 (Submission to Jurisdiction), Section 8.9 (Assignment; Binding Effect), Section 8.10 (Specific Performance and Liability Limitation), Section 8.11 (Currency), Section 8.12 (Severability), Section 8.13 (Waiver of Jury Trial) and Section 8.16 (No Presumption Against Drafting Party) shall survive the termination hereof;

(b) Subject to Section 8.10, no such termination shall relieve any Party of its obligation to pay the Burro Termination Fee or the Kick Termination Fee, as applicable, if, as and when required pursuant to Section 7.3 or any of its other obligations under Section 7.3 expressly contemplated to survive the termination of this Agreement pursuant to Section 7.3; and

(c) Subject to Section 8.10, no such termination shall relieve any Party from any liability or damages resulting from such Party’s Fraud or Willful and Material Breach of any covenant or obligation contained in this Agreement prior to its termination, in which case the non-breaching party shall be entitled to all rights and remedies available at law or in equity.

Section 7.3 Fees and Expenses.

(a) Except as otherwise provided in this Section 7.3, all fees and expenses incurred in connection with this Agreement, the Mergers and the other transactions contemplated hereby shall be paid by the Party incurring such fees or expenses, whether or not the Mergers are consummated, except that Kick shall be responsible for (i) the expenses incurred in connection with the filing, printing and mailing of the Registration Statement and the Consent Statement/Prospectus, and all filing and other fees paid to the SEC, in each case in connection with the Mergers (other than attorneys’ fees, accountants’ fees and related expenses), and (ii) the payment of all filing fees pursuant to the HSR Act in connection with the transactions contemplated by this Agreement.

(b) Burro Termination Fee.

(i) If (A) this Agreement is terminated pursuant to Section 7.1(c)(i) (Breach of Representation or Failure to Perform Covenant) due to a Burro Party’s breach or failure to perform any of its covenants that would result in the failure of the condition in Section 6.2(b) to be satisfied, (B) prior to such termination and after the Execution Date, any Person (other than any of the Kick Parties or any of their respective Affiliates) shall have made an Acquisition Proposal, which shall have been publicly announced or disclosed or otherwise communicated to the General Partner Board or any Affiliate of the General Partner, (C) within twelve (12) months after the date of such termination, any Burro Party enters into a definitive agreement with respect to an Acquisition Proposal (or publicly approves or recommends to the unitholders of the Partnership or otherwise does not oppose, in the case of a tender or exchange offer, an Acquisition Proposal) or consummates an Acquisition Proposal, then the Burro Parties shall pay, or cause to be paid, to Kick, within three (3) Business Days of the first to occur of the events described in clause (C), the Burro Termination Fee, by wire transfer of same day federal funds to the account specified by Kick. Solely for purposes of this Section 7.3(b), “Acquisition Transaction” shall have the meaning ascribed thereto in Section 5.2(h)(ii), except that all references to “25% or more” shall be changed to “more than 50%.”

(ii) If this Agreement is terminated pursuant to Section 7.1(c)(ii) (Change of Recommendation), then the Burro Parties shall pay, or cause to be paid, to Kick, within three (3) Business Days of such termination, the Burro Termination Fee, by wire transfer of same day federal funds to the account specified by Kick.

(iii) If this Agreement is terminated by the Partnership pursuant to Section 7.1(d)(ii) (Superior Proposal), then the Burro Parties shall pay, or cause to be paid, to Kick, concurrently with such termination, the Burro Termination Fee, by wire transfer of same day federal funds to the account specified by Kick.

(iv) The Burro Parties acknowledge and agree that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement and constitute liquidate damages and not a penalty, and that, without these agreements, the Kick Parties would not enter into this Agreement. Accordingly, if any Burro Party fails promptly to pay the amount due pursuant to Section 7.3(b), and, in order to obtain such payment, Kick commences an Action that results in a judgment in its favor for such payment, the Burro Parties shall pay to Kick its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such Action, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at a rate per annum equal to the prime interest rate published in The Wall Street Journal on the date such interest begins accruing. The Parties agree that, except with respect to Fraud or any Willful and Material Breach by any Burro Party of any covenant or obligation contained in this Agreement prior to its termination, in the event the Burro Termination Fee is payable, the payment of the Burro Termination Fee shall be the sole and exclusive remedy available to the Kick Parties with respect to this Agreement and the transactions contemplated hereby in the event any such payment becomes due and payable, and, upon payment of the Burro Termination Fee, the Burro Parties and each of their respective directors, officers, employees, equity holders, stockholders and Representatives shall have no further liability to the Kick Parties under this Agreement. In no event shall the Burro Parties be obligated to pay the Burro Termination Fee on more than one occasion.

(c) Kick Termination Fee.

(i) If this Agreement is terminated (A) by the Partnership pursuant to Section 7.1(d)(iii) (Failure to Close When Required) or (B) by Kick pursuant to Section 7.1(b)(i) (Outside Date) and the Partnership was then entitled to terminate this Agreement pursuant to Section 7.1(d)(iii) (Failure to Close When Required), then Kick shall pay, or cause to be paid, to the Partnership, within three (3) Business Days after the date of such termination, the Kick Termination Fee, by wire transfer of same day federal funds to the account specified by the Partnership.

(ii) If this Agreement is terminated by the Partnership or Kick pursuant to Section 7.1(b)(i) (Outside Date) and at such time (A) the condition set forth in Section 6.2(d) has not been satisfied or waived, (B) the failure to satisfy such condition is not due to an action of or failure to act by the Partnership in material breach of the Partnership’s obligations under this Agreement after Kick has provided written notice of such alleged breach or failure to act and a 30-day opportunity to cure at the end of which the Partnership has failed to cure and (C) the Marketing Period has ended and all the conditions set forth in Section 6.1, Section 6.2 (other than Section 6.2(d)) and Section 6.3 have been satisfied or waived or are capable of being satisfied (other than those conditions that by their nature are to be satisfied at the Closing), then Kick shall pay, or cause to be paid, to the Partnership, within three (3) Business Days after the date of such termination, the Kick Termination Fee, by wire transfer of same day federal funds to the account specified by the Partnership.

(iii) If this Agreement is terminated by Kick pursuant to Section 7.1(c)(iii) (Failure to Obtain Debt Financing During Marketing Period), then Kick shall pay, or cause to be paid, to the Partnership, concurrently with such termination, the Kick Termination Fee, by wire transfer of same day federal funds to the account specified by the Partnership.

(iv) Kick acknowledges and agrees that the agreements contained in this Section 7.3(c) are an integral part of the transactions contemplated by this Agreement and constitute liquidate damages and not a penalty, and that, without these agreements, the Burro Parties would not enter into this Agreement. Accordingly, if Kick fails promptly to pay the amount due pursuant to Section 7.3(c), and, in order to obtain such payment, the Burro Parties commence an Action that results in a judgment in their favor for such payment, Kick shall pay to the Burro Parties their costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such Action, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at a rate per annum equal to the prime interest rate published in The Wall Street Journal on the date such interest begins accruing. The Parties agree that, except with respect to Fraud or any Willful and Material Breach by any Kick Party of any covenant or obligation contained in this Agreement prior to its termination, in the event the Kick Termination Fee is payable, the payment of the Kick Termination Fee shall be the sole and exclusive remedy available to the Burro Parties with respect to this Agreement and the transactions contemplated hereby in the event any such payment becomes due and payable, and, upon payment of the Kick Termination Fee, the Kick Parties and each of their respective directors, officers, employees, equity holders, stockholders and Representatives shall have no further liability to the Burro Parties under this Agreement. In no event shall Kick be obligated to pay the Kick Termination Fee on more than one occasion.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Initial Effective Time, other than those covenants or agreements of the parties that by their terms apply, or are to be performed in whole or in part, after the Initial Effective Time.

Section 8.2 Notices.

(a) All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally or by e-mail (provided that no notice is received by the electronic mail sender within one (1) hour thereafter indicating that such electronic mail was undeliverable or otherwise not delivered), (ii) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (iii) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to any Kick Party or Surviving Entity (for matters arising after Closing), to:

Kodiak Gas Services, Inc.

15320 Highway 105 W, Suite 210

Montgomery, Texas 77356

Attention: Robert M. McKee

E-mail: mickey.mckee@kodiakgas.com

with a copy (which shall not constitute notice) to:

King & Spalding LLP

1180 Peachtree Street, NE, Suite 1600

Atlanta, Georgia 30309

Attention: Keith M. Townsend; Robert J. Leclerc

E-mail: ktownsend@kslaw.com; rleclerc@kslaw.com

if to any Burro Party, to:

CSI Compressco LP

1735 Hughes Landing Boulevard, Suite 200

The Woodlands, Texas 77380

Attention: General Counsel

E-mail: derek.anchondo@csicompressco.com

with a copy (which shall not constitute notice) to:

Vinson & Elkins LLP

845 Texas Avenue, Suite 4700

Houston, Texas 77002

Attention: David Oelman; Lande Spottswood

E-mail: doelman@velaw.com; lspottswood@velaw.com

(b) If the Partnership or any of its Subsidiaries desires to take any action prohibited by Section 5.1, a representative of the Partnership will request consent to take such action by sending an email to the representatives of Kick set forth on Section 8.2(b) of the Burro Disclosure Letter (the “Kick Representatives”), and approval by any Kick Representative via email will be deemed “written consent of Kick” for purposes of Section 5.1.

Section 8.3 Certain Definitions. For purposes of this Agreement, the following terms have the meanings ascribed thereto below:

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 5.2(a).

“Accredited Investor” shall have the meaning set forth in Regulation D promulgated under the Securities Act;

“Acquisition Proposal” has the meaning set forth in Section 5.2(h)(i);

“Acquisition Transaction” has the meaning set forth in Section 5.2(h)(ii);

“Action” has the meaning set forth in Section 3.10;

“Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

“Affiliate Agreement” means any Contracts between any Burro Group Entity on the one hand, and (i) any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of any Burro Group Entity or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Partnership Common Units (or any of such person’s immediate family members or Affiliates) (other than Partnership Subsidiaries), or (ii) Spartan or any of its Affiliates (other than Partnership Subsidiaries), on the other hand, of the type required to be reported in any report of the Partnership pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act;

“Agreement” has the meaning set forth in the Preamble;

“Anti-Corruption Laws” has the meaning set forth in Section 3.25(a);

“Antitrust Laws” has the meaning set forth in the definition of “Regulatory Laws”.

“Book-Entry Units” has the meaning set forth in Section 2.4(b);

“Burro Clean Team Agreement” has the meaning set forth in Section 5.4;

“Burro Credit Facilities” means (i) the Loan and Security Agreement, dated as of June 29, 2018, by and among the Partnership, CSI Compressco Sub Inc., CSI Compressco Operating LLC, Bank of America, N.A. and the other lenders party thereto, as amended as of the Execution Date and (ii) the Loan, Security and Guaranty Agreement, dated as of January 29, 2021, by and among Spartan Energy Partners LP, Spartan Energy Services LLC, Spartan Terminals Operating, Inc., Spartan Operating Company LLC, Bank of America, N.A. and the lenders party thereto, as amended as of the Execution Date;

“Burro Disclosure Letter” has the meaning set forth in Article III;

“Burro Group Entities” means the Burro Parties and the Burro Subsidiaries;

“Burro Industry” means the industry of providing national gas compression services and treating services related to the exploration and production of oil and natural gas;

“Burro Intellectual Property” has the meaning set forth in Section 3.20;

“Burro IT Assets” means all technology devices, computers, computer systems, software and software platforms, databases, websites, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment used by the Burro Group Entities in connection with the operation of the business of the Burro Group Entities and all data stored therein or processed thereby and all associated documentation;

“Burro Leased Real Property” has the meaning set forth in Section 3.18.

“Burro Material Adverse Effect” means any Effect that (i) is or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Burro Group Entities, taken as a whole, or (ii) materially impairs the ability of the Burro Parties to consummate, or prevents or materially delays, the Mergers or any of the other transactions contemplated by this Agreement or would reasonably be expected to do so; provided, however, that in the case of clause (i) only, “Burro Material Adverse Effect” shall not include any Effect to the extent resulting from (A) changes generally affecting the economy or the financial, credit or securities markets, in the United States, including effects on such industry, economy or markets resulting from any regulatory and political conditions or developments in general, (B) changes or developments in prices for oil, natural gas or other commodities or for the Burro Group Entities’ raw material inputs and end products, including general market prices and regulatory changes generally affecting the industries in which the Burro Group Entities operate, (C) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires, epidemics, pandemics (COVID-19), or any weather-related or meteorological events or other force majeure event or natural disasters, (D) outbreak or escalation of hostilities or acts of war or terrorism, sabotage, civil disobedience, cyber-attack or any escalation or general worsening of the foregoing, (E) changes in GAAP or accounting standards and interpretations thereof, (F) the negotiation, execution, announcement, pendency or the existence of the Mergers or any of the other transactions contemplated by this Agreement (provided that this clause (F) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the announcement or pendency of the Mergers or any of the other transactions contemplated by this Agreement), (G) the taking of any action required by this Agreement or at the request of Kick or its Affiliates, (H) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, or market administrator, (I) any changes in the unit price or trading volume of the Partnership Common Units or in the credit rating of any of the Burro Group Entities (it being understood that the underlying circumstances giving rise to such failure may be taken into account unless otherwise excluded in this definition) or (J) the failure to meet or exceed any projection or forecast (it being understood that the underlying circumstances giving rise to such failure may be taken into account unless otherwise excluded in this definition), but, with respect to clauses (A), (B), (C), (D), (E) and (H) only if the impact of such Effect is not disproportionately adverse to the Burro Group Entities, taken as a whole, as compared to other participants in the Burro Industry;

“Burro Material Contract” has the meaning set forth in Section 3.16(a);

“Burro Owned Real Property” has the meaning set forth in Section 3.18;

“Burro Parties” has the meaning set forth in the Preamble;

“Burro Party” has the meaning set forth in the Preamble;

“Burro Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), “multiemployer plans” (within the meaning of Section 3(37) of ERISA), and all stock purchase, stock option, phantom stock or other equity-based plan, severance, employment, collective bargaining, change-in-control, fringe benefit, bonus, incentive, deferred compensation, supplemental retirement, health, life, or disability insurance, dependent care and all other employee benefit and compensation plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written or oral, legally binding or not, under which any current or former employee, director or consultant of any Burro Group Entity (or any of their dependents) has any present or future right to compensation or benefits or any Burro Group Entity sponsors or maintains, is making contributions to or has any present or future liability or obligation (contingent or otherwise) or with respect to which it is otherwise bound;

“Burro Real Property Lease” has the meaning set forth in Section 3.18;

“Burro Related Party” has the meaning set forth in Section 3.24;

“Burro SEC Documents” has the meaning set forth in Section 3.6(a);

“Burro Subsidiaries” means the Subsidiaries of the Burro Parties (other than any of the Burro Parties);

“Burro Termination Fee” means an amount of cash equal to $15,000,000;

“Burro Written Consent” means approval of this Agreement and the transactions contemplated hereby, including the Mergers, by written consent without a meeting in accordance with (i) Section 13.11 and Section 14.3(b) of the Partnership LPA of the holders of Partnership Common Units constituting a Unit Majority and (ii) Section 13 of the General Partner LLCA of the Members representing a Majority Interest;

“Burro 401(k) Plan” has the meaning set forth in Section 5.9(c);

“Business Day” means a day other than Saturday, Sunday, or any day on which the Federal Reserve Bank of New York is closed;

“Cancelled Units” has the meaning set forth in Section 2.1(a)(i).

“capital stock” means (i) in the case of a corporation, its shares of capital stock; (ii) in the case of a partnership or limited liability company, its partnership or membership interests or units (whether general or limited); and (iii) any other interest that confers on a Person the right to receive a share of the profits and losses or distribution of assets of the issuing entity;

“Certificate of Designation” means the Certificate of Designation in the form attached hereto as Exhibit B;

“Certificates” has the meaning set forth in Section 2.4(b);

“Certificates of Merger” has the meaning set forth in Section 1.1(c);

“Change of Recommendation” has the meaning set forth in Section 5.2(d).

“Clean Team Agreement” has the meaning set forth in Section 5.4;

“Closing” has the meaning set forth in Section 1.2;

“Closing Date” has the meaning set forth in Section 1.2;

“COBRA” has the meaning set forth in Section 3.12(c)(vii);

“Compliant” means, with respect to the Required Information, that: (i) the Required Information does not contain any untrue statement of a material fact regarding the Burro Group Entities or omit to state any material fact regarding the Burro Group Entities necessary in order to make the Required Information not misleading, in light of the circumstances under which the statements contained in the Required Information are made; (ii) the financial statements described in clause (i) of the definition of “Required Information” are compliant in all material respects with all requirements of Regulation S-X promulgated by the SEC applicable to offerings of debt securities on a Registration Statement on Form S-1 that are applicable to such financial statements (other than such provisions for which compliance is not customary in Rule 144A “for life” offering of high yield debt securities); (iii) the Burro Parties’ independent auditors shall not have withdrawn, or advised the Burro Parties that they intend to withdraw, any audit opinion with respect to any audited financial statements contained in the Required Information, in which case such financial information shall not be deemed to be Compliant pursuant to this clause (iii) (unless and until a new unqualified audit opinion has been received in respect thereof from such auditors or another nationally recognized independent registered accounting firm of national standing); (iv) in connection with any Debt Financing involving the offering of debt securities, the Burro Parties shall have provided all information necessary for their independent registered public accounting firm to (A) consent to the use of its audit opinions with respect to any Required Information audited by such firm and (B) issue customary comfort letters, including customary negative assurance, upon the “pricing” of such debt securities and throughout the period ending on the last day of the Marketing Period (subject to the completion by such accountants of customary procedures relating thereto); and (v) the Burro Parties shall not have been informed by such independent registered public accounting firm of the Burro Parties that they are required to restate, and the Burro Parties have not restated (or are not actively considering any such restatement; provided, that such Required Information shall be deemed to be Compliant pursuant to this clause (v) when the Burro Parties inform Kick in writing that they have concluded that no restatement is required in accordance with GAAP) any financial statements contained in the Required Information; provided, further, that if any such restatement occurs, the Required Information shall be deemed to be Compliant pursuant to this clause (v) if and when such restatement has been completed and the relevant financial statements have been amended and delivered to Kick;

“Confidentiality Agreement” has the meaning set forth in Section 5.4;

“Consent Statement/Prospectus” has the meaning set forth in Section 3.8;

“Continuing Employee” has the meaning set forth in Section 5.9(a);

“Contract” means any bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, instrument, obligation, arrangement, understanding, undertaking, permit, concession or franchise, whether oral or written.;

“control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

“Controlled Group” has the meaning set forth in Section 3.12(b);

“Contributed Units” shall have the meaning set forth in Section 2.1(a)(v);

“Contribution” has the meaning set forth in Section 1.1(a)(iii);

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof;

“COVID-19 Law” means any law or any scheme, program, arrangement or measures introduced or enacted by any Governmental Entity in response to or in connection with COVID-19, including any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar measures, and any Tax laws introduced, or recommendations promulgated by any Governmental Entity, including the World Health Organization, as a result of the COVID-19;

“Data Protection Requirements” has the meaning set forth in Section 3.21(b);

“Debt Financing” means any debt financing (a) pursuant to which a lender shall lend cash to any Kick Group Entity or (b) to be obtained through means of a public or private offering of notes or similar debt securities, in each case, the use of proceeds of which shall be, directly or indirectly, for the purposes of effectuating the replacement, renewal or refinancing of the Notes and the Burro Credit Facilities;

“Delaware Secretary of State” has the meaning set forth in Section 1.1(b);

“Distribution Equivalent Rights” means a contingent right to receive, with respect to each Partnership Common Unit subject to an award of Time-Based Phantom Units, an amount of Partnership Common Units equal in value to the distributions made by the Partnership with respect to a Partnership Common Unit during the period such award of Time-Based Phantom Units is outstanding;

“DLLCA” has the meaning set forth in Section 1.1(a);

“DOJ” means the United States Department of Justice;

“DRULPA” has the meaning set forth in Section 1.1(a);

“Effect” means any event, change, effect, fact, circumstance, development, condition or occurrence;

“Electing Unitholders” shall have the meaning set forth in Section 2.3(c);

“Electing Units” shall have the meaning set forth in Section 2.1(a)(iii);

“Election Deadline” shall have the meaning set forth in Section 2.3(c);

“Election Form” shall have the meaning set forth in Section 2.3(a);

“Election Period” shall have the meaning set forth in Section 2.3(c);

“Eligible Unitholders” has the meaning set forth in Section 2.3(b);

“Emergency” means any sudden, unexpected or abnormal event which causes, or risks causing, imminent and substantial physical damage to or the endangerment of the safety of any property, imminent and substantial endangerment of health or safety of any person, or death or injury to any person, or imminent and substantial damage to the environment, in each case, whether caused by war (whether declared or undeclared), acts of terrorism, weather events, epidemics, outages, explosions, blockades, insurrections, riots, landslides, earthquakes, storms, hurricanes, lightning, floods, extreme cold or freezing, extreme heat, washouts, acts of Governmental Entities, including, but not limited to, confiscation or seizure, or otherwise.

“Enforceability Exceptions” has the meaning set forth in Section 3.4(a);

“Environmental Laws” means all federal, state, and local Laws concerning (a) the pollution, protection, or cleanup of the environment, including those relating to the treatment, storage, disposal, handling, transportation, discharge, emission, or Release of Hazardous Materials, (b) the protection of natural resources, endangered or threatened species, and human health or safety (to the extent related to exposure to Hazardous Materials), and (c) such Laws including the Clean Air Act, the Clean Water Act, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act, the Emergency Planning and Community Right-to-Know Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Occupational Health and Safety Act (to the extent related to exposure to Hazardous Materials), the Toxic Substances Control Act, and analogous state statutes;

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended;

“Exchange Act” has the meaning set forth in Section 3.5(b);

“Exchange Agent” has the meaning set forth in Section 2.4(a);

“Exchange Fund” has the meaning set forth in Section 2.4(a);

“Exchange Ratio” has the meaning set forth in Section 2.1(a)(i);

“Excluded Information” means (a) any description of post-Closing capital structure, including descriptions of indebtedness or equity or ownership of Kick or any of its affiliates (including the Partnership and its Subsidiaries on or after the Closing Date), (b) any description of the Debt Financing (including any such descriptions to be included in liquidity and capital resources disclosure and any “description of notes”) or any information customarily provided by a lead arranger, underwriter or initial purchaser in a customary information memorandum or offering memorandum for a secured bank financing or high yield debt securities issued pursuant to Rule 144A promulgated under the Securities Act, as applicable, including sections customarily drafted by a lead arranger or an initial purchaser or underwriter, such as those regarding confidentiality, timelines, syndication process, limitations of liability and plan of distribution, (c) any information regarding any post-Closing or pro forma cost savings, synergies or other pro forma adjustments or any pro forma or projected information or pro forma financial statements, (d) risk factors relating to all or any component of the Debt Financing, (e) financial statements or information required by Rule 3-09,3-10 or 3-16, 13.01 or 13.02 of Regulation S-X, any compensation discussion and analysis or other information required by Item 402 and Item 601 of Regulation S-K under the Securities Act, XBRL exhibits or any information regarding executive compensation or related persons related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, (f) separate subsidiary financial statements, (g) projections, (h) “segment” financial information and (i) other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield debt securities under Rule 144A promulgated under the Securities Act.

“Execution Date” has the meaning set forth in the Preamble;

“Export and Sanctions Regulations” has the meaning set forth in Section 3.26(a);

“FCPA” has the meaning set forth in Section 3.25(a);

“Financing Parties” means each Person (including each agent, arranger, lender, underwriter, investor or other entity that has committed to provide or arrange or otherwise entered into agreements in connection with all or any part of any Debt Financing or any other financing in connection with the transactions contemplated hereby) that at the applicable time has committed, or proposes, to provide or arrange any part of any Debt Financing or such other financing to Kick or any of its Subsidiaries and their respective Representatives, Affiliates and their and their respective Affiliates’ officers, directors, employees, controlling persons, agents and representatives and their respective successors and assigns; provided, that neither Kick nor any Affiliate thereof shall be a Financing Party;

“Financing Termination Conditions” has the meaning set forth in Section 5.15;

“Fractional Payment” has the meaning set forth in Section 2.4(i);

“Fraud” means knowing and intentional common law fraud under the Laws of the State of Delaware, as determined by a court of competent jurisdiction, solely in the representations and warranties contained in Article III (in the case of the Burro Parties) and Article IV (in the case of the Kick Parties) and shall require an affirmative showing of (a) actual knowledge of such misrepresentation (as opposed to the making of a representation or warranty (affirmatively or by omission) negligently, recklessly or without actual knowledge of its truthfulness), (b) the intention of the Person making such misrepresentation to deceive and induce the Party to which such misrepresentation was made to enter into this Agreement or to consummate the Mergers and (c) such Party’s actual, reasonable and justifiable reliance on such misrepresentation to its material detriment by entering into this Agreement or consummating the Mergers. For the avoidance of doubt, “Fraud” does not and shall not include equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud or any torts (including fraud) based on negligence or recklessness;

“Frontier I” has the meaning set forth in the Recitals;

“Frontier II” has the meaning set forth in the Recitals;

“FTC” means the United States Federal Trade Commission;

“GAAP” has the meaning set forth in Section 3.6(b);

“General Partner” has the meaning set forth in the Preamble;

“General Partner Board” has the meaning set forth in the Recitals;

“General Partner LLCA” means that certain Limited Liability Company Agreement of the General Partner, dated as of January 27, 2021, as amended as of the Execution Date;

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation or formation, bylaws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement, operating agreement, unanimous equityholder agreement or declaration or other similar governing documents of such Person;

“Government Official” means any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any national, provincial, municipal or other level of Governmental Entity, including any state-owned entity, or of a public international organization;

“Governmental Entity” has the meaning set forth in Section 3.5(b);

“GP Certificate of Merger” has the meaning set forth in Section 1.1(b);

“GP D&O Indemnified Person” has the meaning set forth in Section 5.8(a);

“GP Membership Interests” means the Membership Interests of the General Partner, as defined in the General Partner LLCA;

“GP Membership Interest Approval” has the meaning set forth in Section 3.4(b);

“GP Merger” has the meaning set forth in Section 1.1(a)(iv)(A);

“GP Merger Consideration” has the meaning set forth in Section 2.1(b)(i);

“GP Merger Sub” has the meaning set forth in the Preamble;

“GP Surviving Entity” has the meaning set forth in Section 1.1(a)(iv)(A);

“Hazardous Materials” means any hazardous or toxic substance, pollutant, contaminant, waste or term of similar import and regulatory effect, including any radioactive substance, petroleum, petroleum-based or petroleum-derived substance or waste, asbestos-containing material, polychlorinated biphenyls (PCBs), and per-and polyfluoroalkyl substances (PFAS), perfluorooctyl sulfonate (PFOS), perfluorooctanoic acid (PFOA), perfluorononanoic acid (PFNA), and perfluorohexanesulfonic acid (PFHxS), other perfluorinated chemicals (PFCs), and any other hexafluoropropylene oxide (HFPO) dimer acid and other “GenX” replacement chemicals, the presence of which requires investigation, protection from or cleanup under any Environmental Laws or the presence of which in a product is restricted or prohibited under any Environmental Law;

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder;

“Indebtedness” means, with respect to any Person, without duplication, (i) the principal, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) all obligations of such Person for borrowed money, or with respect to unearned advances of any kind to such Person and (B) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments or securities for the payment of which such Person is responsible or liable, (ii) all lease obligations of such Person required to be capitalized in accordance with GAAP, and (iii) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position of others or to purchase the obligations of others;

“Indemnified Parties” has the meaning set forth in Section 5.15(d);

“Initial Effective Time” has the meaning set forth in Section 1.1(b);

“Initial LP Certificate of Merger” has the meaning set forth in Section 1.1(b);

“Initial LP Merger” has the meaning set forth in Section 1.1(a)(i);

“Initial LP Merger Consideration” has the meaning set forth in Section 2.1(a)(i);

“Initial LP Surviving Entity” has the meaning set forth in Section 1.1(a)(i);

“Initial Superior Proposal Period” means the period beginning on the Execution Date and ending at the earlier of (i) 11:59 p.m. Central time on January 31, 2024 and (ii) the date on which the Burro Written Consent is obtained;

“Inside Date Period” has the meaning set forth in Section 1.2;

“Intellectual Property” means any and all proprietary, industrial and intellectual property rights, under the law of any jurisdiction or rights under international treaties, both statutory and common law rights, including: (i) utility models, supplementary protection certificates, patents and applications for same, and extensions, divisions, continuations, continuations-in-part, reexaminations, and reissues thereof; (ii) trademarks, service marks, trade names, slogans, domain names, logos, trade dress and other identifiers of source, and registrations and applications for registrations thereof (including all goodwill associated with the foregoing); (iii) copyrights, moral rights, software and database rights, other rights in works of authorship and registrations and applications for registration of the foregoing; and (iv) trade secrets, know-how, and rights in confidential information, including designs, formulations, concepts, ideas, compilations of information, methods, techniques, procedures, and processes, whether or not patentable;

“Intended Tax Treatment” has the meaning set forth in Section 5.12(a);

“Intervening Event” has the meaning set forth in Section 5.2(h)(iii);

“IRS” has the meaning set forth in Section 3.12(a);

“Kick” has the meaning set forth in the Preamble;

“Kick 401(k) Plan” has the meaning set forth in Section 5.9(c);

“Kick Board” has the meaning set forth in the Recitals;

“Kick Clean Team Agreement” has the meaning set forth in Section 5.4;

“Kick Common Stock” has the meaning set forth in Section 2.1(a);

“Kick Disclosure Letter” has the meaning set forth in Article IV;

“Kick Group Entities” means the Kick Parties and the Kick Subsidiaries;

“Kick Industry” means the industry of providing contract compression infrastructure related to the exploration and production of oil and natural gas;

“Kick Intellectual Property” has the meaning set forth in Section 4.20;

“Kick IT Assets” means all technology devices, computers, computer systems, software and software platforms, databases, websites, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment used by Kick and the Kick Subsidiaries in connection with the operation of the business of Kick and the Kick Subsidiaries and all data stored therein or processed thereby and all associated documentation;

“Kick Leased Real Property” has the meaning set forth in Section 4.18;

“Kick Material Adverse Effect” means any Effect that (i) is or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Kick Group Entities, taken as a whole, or (ii) materially impairs the ability of the Kick Parties to consummate, or prevents or materially delays, the Mergers or any of the other transactions contemplated by this Agreement or would reasonably be expected to do so; provided, however, that in the case of clause (i) only, “Kick Material Adverse Effect” shall not include any Effect to the extent resulting from (A) changes generally affecting the economy or the financial, credit or securities markets, in the United States, including effects on such industry, economy or markets resulting from any regulatory and political conditions or developments in general, (B) changes or developments in prices for oil, natural gas or other commodities or for the Kick Group Entities’ raw material inputs and end products, including general market prices and regulatory changes generally affecting the industries in which the Kick Group Entities operate, (C) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires, epidemics, pandemics (including COVID-19), or any weather-related or meteorological events or other force majeure event or natural disasters, (D) outbreak or escalation of hostilities or acts of war or terrorism, sabotage, civil disobedience, cyber-attack or any escalation or general worsening of the foregoing, (E) changes in GAAP or accounting standards and interpretations thereof, (F) the negotiation, execution, announcement, pendency or the existence of the Mergers or any of the other transactions contemplated by this Agreement (provided that this clause (F) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the announcement or pendency of the Mergers or any of the other transactions contemplated by this Agreement), (G) the taking of any action required by this Agreement or at the request of the Partnership or its Affiliates, (H) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, or market administrator, (I) any changes in the unit price or trading volume of the Partnership Common Units or in the credit rating of any of the Burro Group Entities (it being understood that the underlying circumstances giving rise to such failure may be taken into account unless otherwise excluded in this definition) or (J) the failure to meet or exceed any projection or forecast (it being understood that the underlying circumstances giving rise to such failure may be taken into account unless otherwise excluded in this definition), but, with respect to clauses (A), (B), (C), (D), (E) and (H) only if the impact of such Effect is not disproportionately adverse to the Kick Group Entities, taken as a whole, as compared to other participants in the Kick Industry;

“Kick Material Contract” has the meaning set forth in Section 4.16(a);

“Kick Omnibus Plan” means the Kodiak Gas Services, Inc. Omnibus Incentive Plan;

“Kick Owned Real Property” has the meaning set forth in Section 4.18;

“Kick Parties” has the meaning set forth in the Preamble;

“Kick Party” has the meaning set forth in the Preamble;

“Kick Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), “multiemployer plans” (within the meaning of Section 3(37) of ERISA), and all stock purchase, stock option, phantom stock or other equity-based plan, severance, employment, collective bargaining, change-in-control, fringe benefit, bonus, incentive, deferred compensation, supplemental retirement, health, life, or disability insurance, dependent care and all other employee benefit and compensation plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written or oral, legally binding or not, under which any current or former employee, director or consultant of any Kick Group Entity (or any of their dependents) has any present or future right to compensation or benefits or any Kick Group Entity sponsors or maintains, is making contributions to or has any present or future liability or obligation (contingent or otherwise) or with respect to which it is otherwise bound;

“Kick Preferred Stock” has the meaning set forth in Section 4.2(a);

“Kick PSU” means a performance stock unit award granted under the Kick Omnibus Plan that is subject to performance-based vesting providing for the issuance of shares of Kick Common Stock;

“Kick Real Property Lease” has the meaning set forth in Section 4.18;

“Kick Related Party” has the meaning set forth in Section 4.24;

“Kick Representatives” has the meaning set forth in Section 8.2(b);

“Kick SEC Documents” has the meaning set forth in Section 4.6(a).

“Kick Series A Preferred Stock” means the preferred stock of Kick, par value $0.01 per share, having such rights and preferences as set forth in the Certificate of Designation;

“Kick Subsidiaries” means the Subsidiaries of the Kick Parties (other than any of the Kick Parties);

“Kick Termination Fee” means an amount of cash equal to $20,000,000;

“Kick 401(k) Plan” has the meaning set forth in Section 5.9(c);

“knowledge of Kick” or “to Kick’s knowledge” or similar phrases means to the actual knowledge of the persons set forth on Section 1.1 on the Kick Disclosure Letter after reasonable inquiry;

“knowledge of the Partnership” or “to the Partnership’s knowledge” or similar phrases means to the actual knowledge of the persons set forth on Section 1.1 of the Burro Disclosure Letter after reasonable inquiry;

“Law” has the meaning set forth in Section 3.5(a);

“Liens” has the meaning set forth in Section 3.2(b);

“LP Mergers” has the meaning set forth in the Section 1.1(a)(iv)(B);

“Mailing Date” has the meaning set forth in Section 2.3(a);

“Majority Interest” means the Majority Interest, as defined in the General Partner LLCA;

“Malicious Code” has the meaning set forth in Section 3.21(a);

“Marketing Period” means the first period of fifteen (15) consecutive Business Days after the Execution Date commencing on the date that is five (5) Business Days after the date on which Kick receives the Required Information in Compliant form and throughout which such Required Information is and remains Compliant; provided that, (A) the Marketing Period shall not commence prior to January 2, 2024, (B) the Marketing Period shall either be (I) completed on or prior to February 9, 2024 or (II) commence after the delivery of the audited financial statements of the Partnership for the fiscal year ending December 31, 2023, and (C) the Marketing Period shall end on any earlier date prior to the expiration of the fifteen (15) consecutive Business Day period described above if the full amount of any Debt Financing is consummated on such earlier date; provided further, that if the Partnership shall in good faith reasonably believe it has provided the Required Information and that the Marketing Period has commenced, it may deliver to Kick a written notice to that effect (stating when it believes it completed such delivery and when it believes such period has commenced), in which case, the Marketing Period will be deemed to have commenced on the first Business Day immediately following such notice unless Kick, in good faith, believes the Marketing Period has not commenced and within three (3) Business Days after the delivery of such notice by the Partnership, delivers a written notice to the Partnership to that effect (setting forth with reasonable specificity why Kick believes the Marketing Period has not commenced); provided, that such written notice from Kick to the Partnership will not prejudice the Partnership’s right to assert that the Required Information was, in fact, delivered and the Marketing Period has commenced. For the avoidance of doubt, once the “Marketing Period” has commenced and then been completed in accordance with the definition hereof, there shall not be a subsequent “Marketing Period” under this Agreement;

“Maximum Amount” has the meaning set forth in Section 5.8(c);

“Member” means a Member, as defined in the General Partner LLCA;

“Merger Consideration” has the meaning set forth in Section 2.1(c)(ii);

“Merger Subs” has the meaning set forth in the Preamble;

“Mergers” has the meaning set forth in the Section 1.1(a)(iv)(B);

“Minimum Debt Financing” an offering of notes by any Kick Group Entity that is on terms and conditions no less favorable to Kick than those set forth in Section 5.15(a) of the Kick Disclosure Letter;

“NASDAQ” has the meaning set forth in Section 3.5(a);

“Non-Electing Units” has the meaning set forth in Section 2.1(a)(i);

“Non-US Employee” has the meaning set forth in Section 5.1(a)(xv);

“Notes” means (i) 7.500% Senior Secured First Lien Notes Due 2025 issued pursuant to that certain Indenture, dated March 22, 2018 by and among the Partnership, CSI Compressco Finance Inc. and U.S. Bank National Association, as amended, supplemented or otherwise modified as of the Execution Date, and (ii) the 10.000%/10.750% Senior Secured Second Lien Notes Due 2026 issued pursuant to that certain Indenture, dated June 12, 2020 by and among the Partnership, CSI Compressco Finance Inc. and U.S. Bank National Association, as amended, supplemented or otherwise modified as of the Execution Date;

“Notional General Partner Units” means the Notional General Partner Units, as defined in the Partnership LPA;

“NOVs” has the meaning set forth in Section 3.14(a)(ii);

“NYSE” has the meaning set forth in Section 2.4(i);

“OpCo” has the meaning set forth in the Preamble.

“OpCo LLC Agreement” means that certain Sixth Amended and Restated Limited Liability Company Agreement of OpCo in the form attached hereto as Exhibit A.

“OpCo Stapled Unit” means an OpCo Unit together with a share of Kick Series A Preferred Stock.

“OpCo Units” means Common Units (as defined in the OpCo LLC Agreement) having such rights, privileges and preferences of the “Units” as set forth in the OpCo LLC Agreement.

“Order” means any order, writ, decree, judgment, award, injunction, ruling, settlement, notice or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Entity of competent jurisdiction;

“Outside Date” has the meaning set forth in Section 7.1(b)(i);

“Parties” has the meaning set forth in the Preamble;

“Partnership” has the meaning set forth in the Preamble;

“Partnership Cash Award” means each cash retention award granted by the Partnership under the Partnership Equity Plans;

“Partnership Common Units” means a Common Unit of the Partnership, as defined in the Partnership LPA;

“Partnership Equity Award” means each equity award granted by the Partnership under the Partnership Equity Plans, including, but not limited to the Time-Based Phantom Units;

“Partnership Equity Plans” means the (i) CSI Compressco LP Third Amended and Restated 2011 Long Term Incentive Plan and (ii) CSI Compressco LP Second Amended and Restated 2011 Long Term Incentive Plan;

“Partnership GP Interest” means the General Partner Interest of the Partnership, as defined in the Partnership LPA;

“Partnership LPA” has the meaning set forth in Section 3.2(a);

“Partnership Recommendation” has the meaning set forth in Section 3.4(a).

“Partnership Subsidiaries” means the Subsidiaries of the Partnership;

“Partnership Unitholder Approval” has the meaning set forth in Section 3.4(b);

“Partnership Units” means the Partnership Common Units and the Partnership GP Interest;

“Party” has the meaning set forth in the Preamble;

“PBGC” has the meaning set forth in Section 3.12(c)(iv);

“Pension Plan” has the meaning set forth in Section 3.12(b);

“Permits” has the meaning set forth in Section 3.11;

“Permitted Liens” means:

(a) contractual or statutory mechanic’s, materialmen’s, warehouseman’s, journeyman’s and carrier’s liens and other similar Liens arising in the ordinary course of business for amounts not yet delinquent and Liens for Taxes or assessments or other governmental charges that are not yet delinquent or, in all instances, if delinquent, that are being contested in good faith in the ordinary course of business and for which adequate reserves have been established in accordance with GAAP by the party responsible for payment thereof;

(b) such Liens as Kick (in the case of Liens with respect to properties or assets of any Burro Group Entity) or the Partnership (in the case of Liens with respect to properties or assets of any Kick Group Entity), as applicable, may have expressly waived in writing;

(c) any Liens discharged at or prior to the Closing (including Liens securing any Indebtedness that will be paid off in connection with the Closing); and

(d) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions;

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity;

“Privacy Laws” means all applicable Laws relating to personal data or other sensitive information, or otherwise relating to privacy, security, or security breach notification requirements;

“Proceeding” has the meaning set forth in Section 5.8(a);

“Proposal Discussions” has the meaning set forth in Section 5.2(a);

“Registration Statement” has the meaning set forth in Section 3.8;

“Registration Rights Agreement” means the Registration Rights agreement in the form attached hereto as Exhibit C;

“Regulatory Approvals” has the meaning set forth in Section 5.5(b);

“Regulatory Laws” means the HSR Act, the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914 (in each case, as amended), and any other federal, state and foreign statutes, rules, regulations, Orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition (such laws “Antitrust Laws”);

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing;

“Representative” means any director, officer, employee, investment banker, financial advisor, attorney, accountant or other advisor, agent or representative;

“Required Documentation” has the meaning set forth in Section 2.3(b);

“Required Information” means, at any date of determination, (i) all financial statements and operating, business and other financial information of the Partnership and its Subsidiaries of the type and form that are customarily included in an offering memorandum to consummate a Rule 144A-for-life offering of non-convertible, high yield debt securities under Rule 144A promulgated under the Securities Act (including information that would be required under Regulation S-X and Regulation S-K or otherwise in a registration statement on Form S-1, in each case, for purposes of a registered offering under the Securities Act to the extent such information is customarily included in such an offering memorandum), (ii) customary “flash” or “recent developments” data to the extent applicable and (iii) such other pertinent and customary information regarding the Partnership or the General Partner and their respective Subsidiaries as may be reasonably requested by Kick or any of its Subsidiaries to the extent necessary to receive from the Partnership’s independent accountants customary “comfort” (including “negative assurance” comfort);

“Required Negative Tax Capital” means negative tax basis capital account, as determined for U.S. federal income tax purposes, with respect to a holder’s interest in the Partnership with an absolute value greater than $50,000 as of the close of the most recent taxable year of the Partnership with respect to which IRS Schedules K-1 have been delivered to its unitholders prior to the Mailing Date as reasonably determined by the Partnership;

“Restraints” has the meaning set forth in Section 6.1(b);

“Rights” shall mean, with respect to any Person, subscriptions, options, restricted units, equity appreciation rights, profits interests or other equity-based interests, warrants, calls, convertible or exchangeable securities, rights, preemptive rights, preferential purchase rights, rights of first refusal or any similar rights, commitments or agreements of any character providing for the issuance of any partnership interests, voting securities, equity interests or other capital stock of such Person, including any representing the right to purchase or otherwise receive any of the foregoing or any securities convertible into or exchangeable or exercisable for such partnership interests, voting securities, equity interests or other capital stock;

“Sanctioned Country” means any country or region that is the target of a comprehensive embargo under Export and Sanctions Regulations, which may change from time to time and at the time of this agreement includes Cuba, Iran, North Korea, Syria, the Crimea Region of Ukraine, and the Covered Regions of Ukraine (as defined by Executive Order 14065);

“Sanctioned Person” means any Person that is the target of sanctions or restrictions under Export and Sanctions Regulations, including: (a) any Person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List, (b) a Person located, organized or ordinarily resident in a Sanctioned Country, (c) a Person owned or controlled by the government of a Sanctioned Country, or (d) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by, or acting for the benefit or on behalf of, a Person or Persons described in clauses (a), (b) or (c);

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.6(a);

“SEC” has the meaning set forth in Section 3.6(a);

“Securities Act” has the meaning set forth in Section 3.5(b);

“Security Incident” has the meaning set forth in Section 3.21(c);

“Spartan” means Spartan Energy Holdco LLC;

“Subsequent Effective Time” has the meaning set forth in Section 1.1(c);

“Subsequent LP Certificate of Merger” has the meaning set forth in Section 1.1(c);

“Subsequent LP Merger” has the meaning set forth in Section 1.1(a)(iv)(B);

“Subsequent LP Merger Consideration” has the meaning set forth in Section 2.1(c)(i);

“Subsequent LP Surviving Entity” has the meaning set forth in Section 1.1(a)(iv)(B);

“Subsidiaries” means, with respect to any Person, any Person, whether incorporated or unincorporated, of which (i) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (ii) a general partnership interest or (iii) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries;

“Superior Proposal” has the meaning set forth in Section 5.2(h);

“Superior Proposal Termination Period” means the period beginning on the Execution Date and ending at the earlier of (i) 11:59 p.m. Central time on February 20, 2024 and (ii) the date on which the Burro Written Consent is obtained, subject, in either case, to extension in accordance with the last sentence of Section 5.2(e);

“Support Agreements” has the meaning set forth in the Recitals;

“Surviving Entities” has the meaning set forth in Section 1.1(a)(iv)(B);

“Surviving Entity” has the meaning set forth in Section 1.1(a)(iv)(B);

“Takeover Laws” has the meaning set forth in Section 3.22;

“Tax Return” means any return, declaration, report, certificate, bill, election, claim for refund, information return, statement or other written information and any other document filed or supplied or required to be filed or supplied to any Governmental Entity with respect to Taxes, including any schedule, attachment or supplement thereto, and including any amendment thereof;

“Taxes” means (i) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, stock, ad valorem, transfer, transaction, franchise, profits, gains, registration, license, wages, lease, service, service use, employee and other withholding, social security, unemployment, welfare, disability, payroll, employment, excise, severance, stamp, environmental, occupation, workers’ compensation, premium, real property, personal property, escheat or unclaimed property, windfall profits, net worth, capital, value-added, alternative or add-on minimum, customs duties, estimated and other taxes, fees, assessments, charges or levies of any kind whatsoever (whether imposed directly or through withholding and including taxes of any third party in respect of which a Person may have a duty to collect or withhold and remit and any amounts resulting from the failure to file any Tax Return), whether disputed or not, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of Law; and (iii) any liability for the payment of amounts described in clause (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person;

“Termination Date” has the meaning set forth in Section 5.2(a);

“Time-Based Kick RSU” means a restricted stock unit award granted under the Kick Omnibus Plan that is subject to time-based vesting providing for the issuance of shares of Kick Common Stock;

“Time-Based Phantom Unit” means a notional Partnership Common Unit granted under the Partnership Equity Plans that is subject to time-based vesting;

“Transaction Agreements” means this Agreement and any other agreement executed and delivered in connection with this Agreement on the Execution Date, including the Support Agreements;

“Unit Majority” means the Unit Majority, as defined in the Partnership LPA;

“Unit Merger Sub” has the meaning set forth in the Preamble; and

“Willful and Material Breach” means a material breach that is a consequence of an act intentionally undertaken by the breaching Party or the intentional failure by the breaching Party to take an act it is required to take under this Agreement, with the actual knowledge that the taking of or failure to take such act would result in, constitute or cause a breach of this Agreement.

Section 8.4 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. References to statutes or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending or replacing the statute or regulation referred to. References to agreements and other contractual instruments shall be deemed to include all amendments, extensions and other modifications to such instruments (but only to the extent such amendments, extensions and other modifications are not prohibited by the terms of this Agreement). The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. All references in this Agreement to “transactions contemplated hereby” include the Mergers. When a reference is made in this Agreement to information or documents being provided, made available or disclosed by a Kick Party, such information or documents shall include any information or documents (a) included in the Kick SEC Documents filed with the SEC prior to the Execution Date or (b) furnished in the “data room” maintained by Kick at least 24 hours prior to the execution of this Agreement and to which access has been granted to the Partnership. When a reference is made in this Agreement to information or documents being provided, made available or disclosed by a Burro Party, such information or documents shall include any information or documents (x) included in the Burro SEC Documents filed with the SEC prior to the Execution Date or (y) furnished in the “data room” maintained by the Partnership at least 24 hours prior to the execution of this Agreement and to which access has been granted to Kick.

Section 8.5 Entire Agreement. This Agreement (including the Exhibits hereto), the Support Agreements, the Burro Disclosure Letter, the Kick Disclosure Letter, the Confidentiality Agreement and the Clean Team Agreements constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 8.6 No Third Party Beneficiaries.

(a) Except as set forth in Section 8.18, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as provided in Section 5.8.

(b) The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to the waiver by the Parties in accordance with Section 8.17. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the Execution Date or as of any other date.

Section 8.7 Governing Law. Except as set forth in Section 8.18, this Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 8.8 Submission to Jurisdiction. Except as set forth in Section 8.18, each of the Parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any Party or its Affiliates against any other Party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided, however, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal or state court located in the State of Delaware. Each of the Parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby, including the Mergers. Each of the Parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.9 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void ab initio; provided that the Kick Parties shall be permitted, without the consent of any other Party, to collaterally assign their rights (but not their obligations) under this Agreement to any of the Financing Parties; provided, further, that the Burro Parties may assign their rights to receive the Kick Termination Fee (if any) to any of their respective wholly owned Subsidiaries, so long as the Burro Parties provide prompt notice of such assignment to Kick. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective permitted successors and permitted assigns.

Section 8.10 Specific Performance and Liability Limitation.

(a) The Parties agree that irreparable harm, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that a Party does not perform any of the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Mergers and the other transactions contemplated by this Agreement) in accordance with the Agreement’s specified terms or otherwise breaches such provisions. Accordingly, the Parties acknowledge and agree that, subject to Section 8.10(b), each Party shall be entitled to an injunction, specific performance or other equitable relief to prevent and/or remedy a breach of this Agreement by the other Parties and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which the Parties are entitled at Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance, or other equitable relief on the basis that any of the other Parties has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any of the Parties seeking an injunction or injunctions to prevent a breach or breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with the request for or grant of any such order or injunction. Each of the Parties agrees not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

(b) The Parties further agree (i) the seeking of remedies pursuant to Section 8.10(a) shall not in any respect constitute a waiver by any of the Parties seeking such remedies of its respective right to seek any other form of relief that may be available to it under this Agreement, including under Section 7.3, in the event that this Agreement has not been terminated or in the event that the remedies provided for in Section 8.10(a) are not available or otherwise granted, and (ii) nothing set forth in this Agreement shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 8.10 prior or as a condition to exercising any termination right under Article VII (and pursuing damages after such termination), nor shall the commencement of any legal proceeding by any Party seeking remedies pursuant to Section 8.10(a) or anything set forth in this Section 8.10 restrict or limit a Party’s right to terminate this Agreement in accordance with the terms of Article VII or pursue any other remedies under this Agreement that may be available then or thereafter.

(c) Notwithstanding anything in this Agreement to the contrary or otherwise, the Parties hereby agree that the right of the Burro Parties to obtain injunctive relief, or other appropriate form of equitable relief, to cause the Kick Parties to consummate the transactions contemplated by this Agreement and effect the Closing shall be available if, and only if, (i) all conditions in Section 6.1 and Section 6.2 have been satisfied (other than those that, by their nature, are to be satisfied at the Closing but subject to the satisfaction or written waiver (where permissible) of those conditions at Closing), and remain satisfied, (ii) the Kick Parties fail to complete the Closing at the time the Closing is required to have occurred pursuant to the terms hereof, and (iii) the Partnership has confirmed in writing that if specific performance is granted, then it would take such actions that are required of it by this Agreement to cause the Closing to occur (including by virtue of waiving any conditions in Section 6.1 and Section 6.3).

Section 8.11 Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 8.12 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in this Agreement. Upon such determination that a term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the obligations contemplated hereby are fulfilled to the extent possible.

Section 8.13 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING ANY ACTION, PROCEEDING, COUNTERCLAIM OR OTHER SUCH LITIGATION INVOLVING ANY FINANCING PARTIES).

Section 8.14 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

Section 8.15 Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 8.16 No Presumption Against Drafting Party. Each Party acknowledges that each Party has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.

Section 8.17 Amendment or Supplement.

(a) This Agreement may be amended, modified or supplemented by Kick and the Partnership by action taken or authorized by the Kick Board and the General Partner Board, respectively, at any time prior to the Initial Effective Time, whether before or after the Partnership Unitholder Approval has been obtained; provided, however, that after the Partnership Unitholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval by the holders of the Partnership Common Units without such further approval. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the Parties.

(b) The conditions to each of the Parties’ obligations to consummate the Mergers are for the sole benefit of such Party and, at any time and from time to time prior to the Initial Effective Time, may be waived by such Party in whole or in part to the extent permitted by applicable Laws. Any such waiver shall be valid only if set forth in writing and signed by the Party or Parties to be bound thereby. No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

Section 8.18 Financing Provisions. Notwithstanding anything in this Agreement to the contrary (other than the last sentence of this Section 8.18), each of the Parties, on behalf of itself and each of its Affiliates, hereby: (a) agree that, except as otherwise provided in any agreement relating to any Debt Financing, any legal action, whether in law or in equity, whether in contract or in tort or otherwise, involving any Financing Parties, arising out of or relating to, this Agreement, any Debt Financing or any of the agreements entered into in connection with any Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, shall be subject to the exclusive jurisdiction of any federal (if, under the applicable law, exclusive jurisdiction is vested in the federal courts) or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof and each Party hereto irrevocably submits itself and its property with respect to any such legal action to the exclusive jurisdiction of such court, and agrees not to bring or support any such legal action against any Financing Party in any forum other than such courts, agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 8.2 shall be effective service of process against it for any such action brought in such court, waives and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by law, (b) agrees that any such legal action shall be governed by the Laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the Laws of another state), except as otherwise provided in any agreement relating to any Debt Financing, (c) agrees that none of any Financing Parties shall have any liability to any of the Burro Parties relating to or arising out of this Agreement or any Debt Financing or the transactions contemplated hereby or thereby and no Party hereto shall have any rights or claims against any Financing Party any Debt Financing or any transactions contemplated hereby or thereby, (d) agrees in no event will any Financing Party be liable to any of the Burro Parties for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business, or anticipated savings), or damages of a tortious nature in connection with this Agreement, any Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, and (e) agrees that any Financing Parties, if any, are express third party beneficiaries of, and may enforce, any of the provisions of Section 8.6, Section 8.7, Section 8.8, Section 8.9, Section 8.13 and this Section 8.18 and that each such Section shall expressly inure to the benefit of any Financing Parties and any Financing Parties shall be entitled to rely on and enforce the provisions of such Sections and that such Sections (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) may not be amended, supplemented, modified or waived in a manner that is materially adverse to any Financing Party without the written consent of such Financing Party (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything herein to the contrary, each of the Burro Parties hereby knowingly, intentionally, voluntarily and irrevocably waives, to the fullest extent permitted by law, all rights of trial by jury in any action, proceeding, or counterclaim (whether based upon contract, tort or otherwise) arising out of or relating to this Agreement, any Debt Financing or any of the other transactions contemplated hereby or thereby, including in any action, proceeding or counterclaim against any Financing Party.

[The Remainder of this Page is Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

KODIAK GAS SERVICES, INC.

By:	/s/ Robert M. McKee
Name:	Robert M. McKee
Title:	President and Chief Executive Officer

KODIAK GAS SERVICES, LLC

By:	/s/ Robert M. McKee
Name:	Robert M. McKee
Title:	President and Chief Executive Officer

KICK STOCK MERGER SUB, LLC

By:	/s/ Robert M. McKee
Name:	Robert M. McKee
Title:	President

KICK LP MERGER SUB, LLC

By:	/s/ Robert M. McKee
Name:	Robert M. McKee
Title:	President

KICK GP MERGER SUB, LLC

By:	/s/ Robert M. McKee
Name:	Robert M. McKee
Title:	President

CSI COMPRESSCO LP

By: CSI COMPRESSCO GP LLC, general partner

By:	/s/ John E. Jackson
Name:	John E. Jackson
Title:	Chief Executive Officer

CSI COMPRESSCO GP LLC

By:	/s/ John E. Jackson
Name:	John E. Jackson
Title:	Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

Exhibit A

Form of OpCo Amended and Restated Limited Liability Company Agreement

[Attached]

[Exhibit-A]

Final Form

SIXTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

KODIAK GAS SERVICES, LLC

DATED AS OF [●], 2024

THE LIMITED LIABILITY COMPANY INTERESTS IN KODIAK GAS SERVICES, LLC HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, THE SECURITIES LAWS OF ANY STATE, OR ANY OTHER APPLICABLE SECURITIES LAWS, AND HAVE BEEN OR ARE BEING ISSUED IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH INTERESTS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS SIXTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE MANAGING MEMBER AND THE APPLICABLE MEMBER. THE LIMITED LIABILITY COMPANY INTERESTS MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS, THIS SIXTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, AND ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BY THE MANAGING MEMBER AND THE APPLICABLE MEMBER. THEREFORE, PURCHASERS AND OTHER TRANSFEREES OF SUCH LIMITED LIABILITY COMPANY INTERESTS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

SIXTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

KODIAK GAS SERVICES, LLC

This SIXTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as amended, supplemented or restated from time to time, this “Agreement”) is entered into as of [●], 2024, by and among Kodiak Gas Services, LLC, a Delaware limited liability company (the “Company”), Kodiak Gas Services, Inc. (“PubCo”), and each other Person who is or at any time becomes a Member in accordance with the terms of this Agreement and the Act. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in Section 1.1.

RECITALS

WHEREAS, the Company was formed pursuant to a Certificate of Formation filed in the office of the Secretary of State of the State of Delaware on May 25, 2011;

WHEREAS, prior to the Initial Effective Time, the Company was governed by that certain Fifth Amended and Restated Limited Liability Company Agreement, dated as of February 8, 2019 (as amended, supplemented or modified prior to the Initial Effective Time, the “Existing LLC Agreement”);

WHEREAS, pursuant to the Burro Merger Agreement and this Agreement, at the Subsequent Effective Time PubCo will issue Preferred Stock and the Company will issue Units, in each case to the Electing Unitholders and Spartan Energy Holdco LLC (“Spartan”); and

WHEREAS, pursuant to the Burro Merger Agreement, (i) PubCo has agreed to cause the Existing LLC Agreement to be amended and restated in its entirety, as set forth herein, and (ii) PubCo, by its execution and delivery of this Agreement, is hereby admitted to the Company as the Managing Member, and shall have the rights and obligations as provided in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement and the Schedules and Exhibits attached to this Agreement, the following definitions shall apply:

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended from time to time (or any corresponding provisions of succeeding law).

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity.

“Adjusted Basis” has the meaning given such term in Section 1011 of the Code.

“Adjusted Capital Account Deficit” means the deficit balance, if any, in such Member’s Capital Account at the end of any Fiscal Year or other taxable period, with the following adjustments:

(a)	credit to such Capital Account any amount that such Member is obligated to restore under Treasury Regulations Section 1.704-1(b)(2)(ii)(c), as well as any addition thereto pursuant to the next to last sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) after taking into account thereunder any changes during such year in Company Minimum Gain and Member Minimum Gain; and

(b)	debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person; provided that, for purposes of this Agreement, (a) no Member shall be deemed an Affiliate of the Company or any of its Subsidiaries and (b) none of the Company or any of its Subsidiaries shall be deemed an Affiliate of any Member.

“Agreement” is defined in the preamble to this Agreement.

“beneficially own” and “beneficial owner” shall be as defined in Rule 13d-3 of the rules promulgated under the Exchange Act.

“Burro Blocker” means CSI Compressco Sub Inc.

“Burro Merger Agreement” means that certain Agreement and Plan of Merger, dated December 19, 2023, by and among Pubco, the Company, Kick Stock Merger Sub, LLC, Kick Unit Merger Sub, LLC, Kick GP Merger Sub, LLC, CSI Compressco LP, and CSI Compressco GP LLC (as amended or otherwise modified as of the date hereof.

“Burro Transactions” means the transactions contemplated by the Burro Merger Agreement and the ancillary documents in connection therewith.

“Burro Transactions Closing Date” means [●], 2024.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.

“Business Opportunities Exempt Party” is defined in Section 8.4.

“Call Election Notice” is defined in Section 4.6(f).

“Call Right” has the meaning set forth in Section 4.6(f).

“Capital Account” means, with respect to any Member, the Capital Account maintained for such Member in accordance with Section 4.4.

“Capital Contribution” means, with respect to any Member, the amount of cash and the initial Gross Asset Value of any property (other than cash) contributed to the Company by such Member. Any reference to the Capital Contribution of a Member will include any Capital Contributions made by a predecessor holder of such Member’s Units to the extent that such Capital Contribution was made in respect of Units Transferred to such Member.

“Cash Election” is defined in Section 4.6(a)(iv) and shall also include PubCo’s election to purchase Units for cash pursuant to an exercise of its Call Right set forth in Section 4.6(f).

“Cash Election Amount” means with respect to a particular Redemption for which a Cash Election has been made, (i) other than in the case of clause (ii) if the Common Stock trades on a securities exchange or automated or electronic quotation system, an amount of cash equal to the product of (A) the number of shares of Common Stock that would have been received in such Redemption if a Cash Election had not been made and (B) the average of the volume-weighted closing price for a share of Common Stock on the principal U.S. securities exchange or automated or electronic quotation system on which the Common Stock trades, as reported by Bloomberg, L.P., or its successor, for each of the five (5) consecutive full Trading Days ending on and including the last full Trading Day immediately prior to the Redemption Notice Date, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Common Stock; (ii) if the Cash Election is made in respect of a Redemption Notice issued by a Redeeming Member in connection with a public offering, an amount of cash equal to the greater of the amount in clause (i) and the product of (A) the number of shares of Common Stock that would have been received in such Redemption if a Cash Election had not been made and (B) the price per share of Common Stock sold to the public in such public offering (reduced by the amount of any Discount associated with such share of Common Stock); and (iii) if the Common Stock no longer trades on a securities exchange or automated or electronic quotation system, an amount of cash equal to the product of (A) the number of shares of Common Stock that would have been received in such Redemption if a Cash Election had not been made and (B) the fair market value of one share of Common Stock, as determined by the Managing Member in Good Faith (through its board of directors by a majority of its independent directors (within the meaning of the rules of the New York Stock Exchange)), that would be obtained in an arm’s-length transaction between an informed and willing buyer and an informed and willing seller, with neither party having any compulsion to buy or sell, and without regard to the particular circumstances of the buyer or seller.

“Certificate of Designation” means the Certificate of Designation of the Preferred Stock, as it may be amended from time to time.

“Change of Control Redemption” is defined in Section 4.6(g).

“Change of Control Redemption Date” is defined in Section 4.6(g).

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

“Commission” means the U.S. Securities and Exchange Commission, including any governmental body or agency succeeding to the functions thereof.

“Common Stock” means, as applicable, (a) the Common Stock, par value $0.01 per share, of PubCo or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person or cash or other property that become payable in consideration for the Common Stock or into which the Common Stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Company” is defined in the preamble to this Agreement.

“Company Minimum Gain” has the meaning of “partnership minimum gain” set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d). It is further understood that Company Minimum Gain shall be determined in a manner consistent with the rules of Treasury Regulations Section 1.704-2(b)(2), including the requirement that if the adjusted Gross Asset Value of property subject to one or more Nonrecourse Liabilities differs from its adjusted tax basis, Company Minimum Gain shall be determined with reference to such Gross Asset Value.

“Company Representative” has the meaning assigned to the term “partnership representative” in Section 6223 of the Code (and any Treasury Regulations or other administrative or judicial pronouncements promulgated thereunder) and any “designated individual,” if applicable, as defined in the Treasury Regulations promulgated thereunder (including, in each case, any similar capacity or role under relevant state or local law).

“Confidential Information” means ideas, financial product structuring, business strategies, innovations and materials, all aspects of the Company’s business plan, proposed operation and products, corporate structure, board minutes and materials, financial and organizational information, analyses, proposed partners, software code and system and product designs, employees and their identities, equity ownership, the methods and means by which the Company plans to conduct its business, all trade secrets, trademarks, tradenames and all intellectual property associated with the Company’s business, in each case obtained by a Member from the Company or any of its Affiliates or representatives.

“Contract” means any written agreement, contract, lease, sublease, license, sublicense, obligation, promise or undertaking.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Covered Person” is defined in Section 7.4.

“Credit Agreement” means that certain Fourth Amended and Restated Credit Agreement dated as of March 22, 2023, by and among the Company, JPMorgan Chase Bank, N.A., and the other parties thereto, as amended.

“Debt Securities” means, with respect to PubCo, any and all debt instruments or debt securities that are not convertible or exchangeable into Equity Securities of PubCo.

“Delay or Retraction Notice” is defined in Section 4.6(b)(ii).

“Depreciation” means, for each Fiscal Year or other taxable period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year or other taxable period, except that (a) with respect to any such property the Gross Asset Value of which differs from its Adjusted Basis for U.S. federal income tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulations Section 1.704-3(d), Depreciation for such Fiscal Year or other taxable period shall be the amount of book basis recovered for such Fiscal Year or other taxable period under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2), and (b) with respect to any other such property the Gross Asset Value of which differs from its Adjusted Basis for U.S. federal income tax purposes at the beginning of such Fiscal Year or other taxable period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year or other taxable period bears to such beginning Adjusted Basis; provided, however, that if the Adjusted Basis for U.S. federal income tax purposes of an asset at the beginning of such Fiscal Year or other taxable period is zero, Depreciation with respect to such asset shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member.

“DGCL” means the General Corporation Law of the State of Delaware, as amended from time to time (or any corresponding provisions of succeeding law).

“Discount” has the meaning set forth in Section 7.8.

“Electing Unitholder” has the meaning set forth in the Burro Merger Agreement.

“Electing Unitholders’ Representative” means Spartan.

“Equity Securities” means (a) with respect to a partnership, limited liability company or similar Person, any and all units, interests, rights to purchase, warrants, options or other equivalents of, or other ownership interests in, any such Person as well as debt or equity instruments convertible, exchangeable or exercisable into any such units, interests, rights or other ownership interests and (b) with respect to a corporation, any and all shares, interests, participation or other equivalents (however designated) of corporate stock, including all common stock and preferred stock, or warrants, options or other rights to acquire any of the foregoing, including any debt instrument convertible or exchangeable into any of the foregoing.

“ERISA” means the Employee Retirement Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, as the same may be amended from time to time (or any corresponding provisions of succeeding law).

“Existing LLC Agreement” is defined in the recitals to this Agreement.

“Fair Market Value” means the fair market value of any property as determined in Good Faith by the Managing Member after taking into account such factors as the Managing Member in its Good Faith judgment shall deem appropriate, including the amount which the Company would receive in an all-cash sale of such property in an arms-length transaction with a willing unaffiliated third party, with neither party having any compulsion to buy or sell, consummated on the day immediately preceding the date on which the event occurred which necessitated the determination of the Fair Market Value (and after giving effect to any transfer taxes payable in connection with such sale).

“Federal Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time, and all rules and regulations promulgated thereunder.

“Fiscal Year” means the fiscal year of the Company, which shall end on December 31 of each calendar year unless, for U.S. federal income tax purposes, another fiscal year is required. The Company shall have the same fiscal year for U.S. federal income tax purposes and for accounting purposes.

“Frontier I Merger” has the meaning set forth in Section 3.1(a).

“Frontier II Merger” has the meaning set forth in Section 3.1(a).

“Frontier Mergers” has the meaning set forth in Section 3.1(a).

“GAAP” means U.S. generally acceptable accounting principles at the time.

“Good Faith” means a Person having acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to a criminal proceeding, having had no reasonable cause to believe such Person’s conduct was unlawful.

“Governmental Entity” means any federal, national, supranational, state, provincial, local, foreign or other government, governmental, stock exchange, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Gross Asset Value” means, with respect to any asset, the asset’s Adjusted Basis for U.S. federal income tax purposes, except as follows:

(a)	the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such asset as of the date of such contribution;

(b)

the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross Fair Market Values as of the following times: (i) the acquisition of an interest (or additional interest) in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution to the Company or in exchange for the performance of more than a de minimis amount of services to or for the benefit of the Company; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for an interest in the Company; (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g)(1), (iv) the acquisition of an interest in the Company by any new or existing Member upon the exercise of a noncompensatory option in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s); or (v) any other event to the extent determined by the Managing Member to be permitted and necessary or appropriate to properly reflect Gross Asset Values in accordance with the standards set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(q); provided, however, that adjustments pursuant to clauses (i), (ii) and (iv) above shall be made only if the Managing Member reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company. If any noncompensatory options are outstanding upon the occurrence of an event described in this paragraph (b)(i) through (b)(v), the Company shall adjust the Gross Asset Values of its properties in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2);

(c)	the Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross Fair Market Value of such asset on the date of such distribution;

(d)

the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the Adjusted Basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and subsection (f) in the definition of “Profits” or “Losses” below or Section 5.2(h); provided, however, that the Gross Asset Value of a Company asset shall not be adjusted pursuant to this subsection to the extent the Managing Member determines that an adjustment pursuant to subsection (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d); and

(e)

if the Gross Asset Value of a Company asset has been determined or adjusted pursuant to subsections (a), (b) or (d) of this definition of Gross Asset Value, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits, Losses and other items allocated pursuant to ARTICLE V.

“Indebtedness” means (a) all indebtedness for borrowed money (including capitalized lease obligations, sale-leaseback transactions or other similar transactions, however evidenced), (b) any other indebtedness that is evidenced by a note, bond, debenture, draft or similar instrument, (c) notes payable and (d) lines of credit and any other agreements relating to the borrowing of money or extension of credit.

“Initial Effective Time” has the meaning set forth in the Burro Merger Agreement.

“Investment Company Act” is defined in Section 8.1(b).

“Interest” means the entire interest of a Member in the Company, including the Units and all of such Member’s rights, powers and privileges under this Agreement and the Act.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

“Liquidating Event” is defined in Section 11.1.

“Managing Member” is defined in the recitals to this Agreement.

“Member” means any Person that executes this Agreement as a Member, and any other Person admitted to the Company as an additional or substituted Member, that has not made a disposition of such Person’s entire Interest.

“Member Minimum Gain” has the meaning ascribed to “partner nonrecourse debt minimum gain” set forth in Treasury Regulations Section 1.704-2(i). It is further understood that the determination of Member Minimum Gain and the net increase or decrease in Member Minimum Gain shall be made in the same manner as required for such determination of Company Minimum Gain under Treasury Regulations Sections 1.704-2(d) and 1.704-2(g)(3).

“Member Nonrecourse Debt” has the meaning of “partner nonrecourse debt” set forth in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” has the meaning of “partner nonrecourse deductions” set forth in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Minority Member Redemption” is defined in Section 4.6(h).

“Minority Member Redemption Date” is defined in Section 4.6(h).

“Minority Member Redemption Notice” is defined in Section 4.6(h).

“National Securities Exchange” means an exchange registered with the Commission under the Exchange Act.

“Nonrecourse Deductions” has the meaning assigned that term in Treasury Regulations Section 1.704-2(b).

“Nonrecourse Liability” is defined in Treasury Regulations Section 1.704-2(b)(3).

“Officer” means each Person appointed as an officer of the Company pursuant to and in accordance with the provisions of Section 7.2.

“Permitted Transferee” means, with respect to any Member, (a) with respect to each Member that became a Member on the Burro Transactions Closing Date, (i) any Affiliate of such Member; and (ii) any partner, shareholder or member of such Member; (b) any successor entity of such Member; (c) any trust, family partnership or family limited liability company, the sole beneficiaries, partners or members of which are such Member or Relatives of such Member; and (d) upon an individual Member’s death, an executor, administrator or beneficiary of the estate of the deceased Member.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Plan Asset Regulations” means the regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations, or any successor regulations as the same may be amended from time to time.

“Preferred Stock” means, as applicable, (a) the Series A Preferred Stock, par value $0.01 per share, of PubCo or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person or cash or other property that become payable in consideration for the Series A Preferred Stock or into which the Series A Preferred Stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Prime Rate” means, on any date of determination, a rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks.

“Proceeding” is defined in Section 7.4.

“Profits” or “Losses” means, for each Fiscal Year or other taxable period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a)	any income or gain of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

(b)

any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;

(c)

in the event the Gross Asset Value of any Company asset is adjusted pursuant to subsection (b) or (c) of the definition of Gross Asset Value above, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the Company asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the Company asset) from the disposition of such asset and shall, except to the extent allocated pursuant to Section 5.2, be taken into account for purposes of computing Profits or Losses;

(d)

gain or loss resulting from any disposition of Company assets with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed with reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

(e)	in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation;

(f)

to the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(g)

any items of income, gain, loss or deduction which are specifically allocated pursuant to the provisions of Section 5.2 shall not be taken into account in computing Profits or Losses for any taxable year, but such items available to be specially allocated pursuant to Section 5.2 will be determined by applying rules analogous to those set forth in subparagraphs (a) through (f) above.

“Property” means all real and personal property owned by the Company from time to time, including both tangible and intangible property.

“PubCo” is defined in the preamble to this Agreement.

“PubCo Change of Control” means the occurrence of any of the following events or series of events after the Subsequent Effective Time:

(a)

any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act (excluding any Qualifying Owner) is or becomes the beneficial owner, directly or indirectly, of securities of PubCo representing more than 50% of the combined voting power of PubCo’s then outstanding voting securities; or

(b)

there is consummated a merger or consolidation of PubCo with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, the voting securities of PubCo immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then-outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(c)

the stockholders of PubCo approve a plan of complete liquidation or dissolution of PubCo or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by PubCo of all or substantially all of PubCo’s and the PubCo Subsidiaries’ assets on a consolidated basis, other than such sale or other disposition by PubCo of all or substantially all of PubCo’s and the PubCo Subsidiaries’ assets on a consolidated basis to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of PubCo in substantially the same proportions as their ownership of PubCo immediately prior to such sale.

Notwithstanding the foregoing, a “PubCo Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of PubCo immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns, either directly or through a Subsidiary, all or substantially all of the assets of PubCo immediately following such transaction or series of transactions.

“PubCo Subsidiary” means a Subsidiary of PubCo other than the Company and any Subsidiary of the Company.

“Qualifying Owners” means Frontier TopCo Partnership, L.P. and its Affiliates (other than PubCo or any of its Subsidiaries, including the Company) and their respective successors and permitted assigns.

“Reclassification Event” means any of the following: (a) any reclassification or recapitalization of Common Stock or Preferred Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination or any transaction subject to Section 4.1(g)), (b) any merger, consolidation or other combination involving PubCo, or (c) any sale, conveyance, lease, or other disposal of all or substantially all the properties and assets of PubCo to any other Person, in each of clauses (a), (b) or (c), as a result of which holders of Common Stock or Preferred Stock shall be entitled to receive cash, securities or other property for their shares of Common Stock or Preferred Stock.

“Redeeming Member” is defined in Section 4.6(a)(i).

“Redemption” has the meaning set forth in Section 4.6(a)(i).

“Redemption Date” means (a) the later of (i) the date that is three (3) Business Days after the Redemption Notice Date and (ii) if the Company or PubCo has made a valid Cash Election with respect to the relevant Redemption, the first Business Day on which the Company or PubCo has available funds to pay the Cash Election Amount, which in no event shall be more than ten Business Days after the Redemption Notice Date, or

(b) such later date (i) specified in the Redemption Notice or (ii) on which a contingency described in Section 4.6(a)(ii)(B) that is specified in the Redemption Notice is satisfied.

“Redemption Limits” is defined in Section 4.6(l).

“Redemption Notice” is defined in Section 4.6(a)(iii).

“Redemption Notice Date” is defined in Section 4.6(a)(iii).

“Registration Rights Agreement” means the Registration Rights Agreement, by and among PubCo, the Company and the Members, to be entered into concurrently with the closing of the Burro Transactions.

“Regulatory Allocations” is defined in Section 5.2(i).

“Relative” means, with respect to any natural person: (a) such natural person’s spouse; (b) any lineal descendant, parent, grandparent, great grandparent or sibling or any lineal descendant of such sibling (in each case whether by blood or legal adoption); and (c) the spouse of a natural person described in clause (b) of this definition.

“Retraction Notice” is defined in Section 4.6(b)(i).

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder, as the same may be amended from time to time (or any corresponding provisions of succeeding law).

“Spartan” is defined in the recitals to this Agreement.

“Subsequent Effective Time” has the meaning set forth in the Burro Merger Agreement.

“Subsidiary” means, with respect to any specified Person, any other Person with respect to which such specified Person (a) has, directly or indirectly, the power, through the ownership of securities or otherwise, to elect a majority of directors or similar managing body or (b) beneficially owns, directly or indirectly, a majority of such Person’s Equity Securities.

“Tax Distributions” means distributions required to be made pursuant to Section 6.2.

“Trading Day” means a day on which the New York Stock Exchange or such other principal United States securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transfer” means any transfer, sale, assignment, pledge or hypothecation or other disposition (whether directly or indirectly, whether with or without consideration and whether voluntarily or involuntarily or by operation of Law) (i) of any interest (legal or beneficial) in any Equity Securities of the Company, or (ii) of any equity or other interest (legal or beneficial) in any Member if the assets of such Member primarily consist of Units. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Transfer Agent” is defined in Section 4.6(a)(iii)(D).

“Treasury Regulations” means pronouncements, as amended from time to time, or their successor pronouncements, which clarify, interpret and apply the provisions of the Code, and which are designated as “Treasury Regulations” by the United States Department of the Treasury.

“Uniform Commercial Code” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of Delaware.

“Units” means the Units issued hereunder and shall also include any equity security of the Company issued in respect of or in exchange for Units, whether by way of dividend or other distribution, split, recapitalization, merger, rollup transaction, consolidation, conversion or reorganization.

“Winding-Up Member” is defined in Section 11.3(a).

“5-Year Minority Member Redemption” has the meaning set forth in Section 4.6(i).

“5-Year Minority Member Redemption Date” has the meaning set forth in Section 4.6(i).

“5-Year Minority Member Redemption Notice” has the meaning set forth in Section 4.6(i).

Section 1.2 Interpretive Provisions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)	the terms defined in Section 1.1 are applicable to the singular as well as the plural forms of such terms;

(b)	all accounting terms not otherwise defined herein have the meanings assigned under GAAP;

(c)	all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars;

(d)

when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(e)	whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”;

(f)	“or” is not exclusive;

(g)	pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms; and

(h)	the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

ARTICLE II.

ORGANIZATION OF THE LIMITED LIABILITY COMPANY

Section 2.1 Formation. The Company has been formed as a limited liability company subject to the provisions of the Act upon the terms, provisions and conditions set forth in this Agreement.

Section 2.2 Filing. The Company’s Certificate of Formation has been filed with the Secretary of State of the State of Delaware in accordance with the Act. The Members shall execute such further documents (including amendments to such Certificate of Formation) and take such further action as is appropriate to comply with the requirements of Law for the formation or operation of a limited liability company in Delaware and in all states and counties where the Company may conduct its business.

Section 2.3 Name. The name of the Company is “KODIAK GAS SERVICES, LLC” and all business of the Company shall be conducted in such name or, in the discretion of the Managing Member, under any other name.

Section 2.4 Registered Office; Registered Agent. The registered office of the Company in the State of Delaware is the initial registered office designated in the Certificate of Formation or such other office (which need not be a place of business of the Company) as the Managing Member may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware is the initial registered agent designated in the Certificate of Formation, or such other Person or Persons as the Managing Member may designate from time to time in the manner provided by law.

Section 2.5 Principal Place of Business. The principal place of business of the Company shall be located in such place as is determined by the Managing Member from time to time.

Section 2.6 Purpose; Powers. The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act. The Company shall have the power and authority to take any and all actions and engage in any and all activities necessary, appropriate, desirable, advisable, ancillary or incidental to the accomplishment of the foregoing purpose.

Section 2.7 Term. The term of the Company commenced on the date of filing of the Certificate of Formation of the Company with the office of the Secretary of State of the State of Delaware in accordance with the Act and shall continue indefinitely. The Company may be dissolved and its affairs wound up only in accordance with ARTICLE XI.

Section 2.8 Intent. It is the intent of the Members that the Company be operated in a manner consistent with its treatment as a “partnership” for U.S. federal and state income tax purposes. It is also the intent of the Members that the Company not be operated or treated as a “partnership” for purposes of Section 303 of the Federal Bankruptcy Code. Neither the Company nor any Member shall take any action inconsistent with the express intent of the parties hereto as set forth in this Section 2.8.

ARTICLE III.

CLOSING TRANSACTIONS

Section 3.1 Restructuring Transactions.

(a)

Immediately following the Subsequent Effective Time, (i) Frontier Acquisition I, Inc., a Delaware corporation and wholly owned Subsidiary of PubCo, shall be merged with and into PubCo in accordance with Section 253 of the DGCL (the “Frontier I Merger”), with PubCo continuing as the surviving corporation of the Frontier I Merger, and (ii) Frontier Acquisition II, Inc., a Delaware corporation and wholly owned Subsidiary of PubCo, shall be merged with and into PubCo in accordance with Section 253 of the DGCL, (the “Frontier II Merger’’ and together with the Frontier I Merger, the “Frontier Mergers”), with PubCo continuing as the surviving corporation of the Frontier II Merger.

(b)

Effective as of the Subsequent Effective Time and after giving effect to the Frontier Mergers, (i) the Existing LLC Agreement shall be amended and restated and this Agreement shall be adopted and (ii) all of the membership interests in the Company prior to the adoption of this Agreement shall be recapitalized to consist solely of a single class of Units with the rights and privileges as set forth in this Agreement. After giving effect to the Burro Transactions and the Frontier Mergers, PubCo shall own a number of Units equal to the number of outstanding shares of Common Stock.

ARTICLE IV.

OWNERSHIP AND CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

Section 4.1 Authorized Units; General Provisions With Respect to Units.

(a)	Subject to the provisions of this Agreement, the Company shall be authorized to issue from time to time such number of Units and such other Equity Securities as the Managing Member shall determine in accordance with Section 4.3; solely to the extent they are in the aggregate substantially equivalent to a class of common stock of PubCo or class or series of preferred stock of PubCo, respectively; provided that, notwithstanding anything to the contrary in this Agreement, as long as there are any Members of the Company (other than PubCo or any PubCo Subsidiary), then no such new class or series of Units or Equity Securities may deprive such Members of, or dilute or reduce, the pro rata share of all Interests they would have received or to which they would have been entitled if such new class or series of Units or Equity Securities had not been created except to the extent (and solely to the extent) the Company actually receives cash in an aggregate amount, or other property with a Fair Market Value in an aggregate amount, equal to the pro rata share allocated to such new class or series of Units or Equity Securities and the number thereof issued by the Company. Each authorized Unit may be issued pursuant to such agreements as the Managing Member shall approve, including pursuant to options and warrants. The Company may reissue any Units that have been repurchased or acquired by the Company.

(b)	Each outstanding Unit shall be identical (except as provided in Section 4.3).

(c)

Initially, none of the Units will be represented by certificates. If the Managing Member determines that it is in the interest of the Company to issue certificates representing the Units, certificates will be issued and the Units will be represented by those certificates, and this Agreement shall be amended as necessary or desirable to reflect the issuance of certificated Units for purposes of the Uniform Commercial Code. Nothing contained in this Section 4.1(c) shall be deemed to authorize or permit any Member to Transfer its Units except as otherwise permitted under this Agreement.

(d)

Immediately after giving effect to the transactions contemplated by the Burro Merger Agreement and the Frontier Mergers, the total number of Units issued and outstanding and held by the Members is set forth on Exhibit A, which Exhibit A may be amended from time to time in accordance with the terms of this Agreement.

(e)

If, at any time after the Subsequent Effective Time, PubCo issues or disposes from treasury a share of its Common Stock (including pursuant to Section 4.6(b)(iii)) or any other Equity Security of PubCo (other than shares of Preferred Stock), (i) the Company shall concurrently issue to PubCo (or a PubCo Subsidiary) one Unit (if PubCo issues or disposes from treasury a share of Common Stock), or such other Equity Security of the Company (if PubCo issues or disposes from treasury Equity Securities other than Common Stock) corresponding to the Equity Securities issued or disposed from treasury by PubCo, and with substantially the same rights to dividends and distributions (including distributions upon liquidation, but taking into account differences resulting from any tax or other liabilities borne by PubCo) and other economic rights as those of such Equity Securities of PubCo to be issued or disposed from treasury and (ii) PubCo shall concurrently contribute (directly or indirectly through a PubCo Subsidiary) to the Company (including pursuant to Section 4.6(b)(iii)) the net proceeds or other property received by PubCo (if any) for such share of Common Stock or other Equity Security; provided, however, that if PubCo issues or disposes from treasury any shares of Common Stock in order to acquire or fund the acquisition by PubCo from a Member (other than PubCo) of a number of Units (and corresponding shares of Preferred Stock) equal to the number of shares of Common Stock so issued or disposed of from treasury, then the Company shall not issue any new Units in connection therewith and, where such shares of Common Stock have been issued or disposed of from treasury for cash to fund such an acquisition, PubCo shall not be required to transfer such net proceeds to the Company, and such net proceeds shall instead be transferred to such Member as consideration for such acquisition. Notwithstanding the foregoing, this Section 4.1(e) shall not apply to the issuance and distribution to holders of shares of Common Stock and Preferred Stock of rights to purchase Equity Securities of PubCo under a “poison pill” or similar shareholders rights plan (and upon any redemption or transfer of Units for Common Stock, such Common Stock will be issued together with a corresponding right under such plan), or to the issuance under PubCo’s employee benefit plans of any warrants, options, other rights to acquire Equity Securities of PubCo or rights or property that may be converted into or settled in Equity Securities of PubCo, but shall in each of the foregoing cases apply to the issuance of Equity Securities of PubCo in connection with the exercise or settlement of such rights, warrants, options or other rights or property. In addition, for the avoidance of doubt, if PubCo issues any Common Stock or other Equity Security for cash proceeds to fund or effect the direct or indirect acquisition by PubCo or a PubCo Subsidiary of any Person or the assets of any Person, then PubCo shall not be required to transfer such cash proceeds to the Company but instead PubCo shall contribute (or cause to be contributed) such Person or the material assets and liabilities of such Person to the Company or any of its Subsidiaries. Except pursuant to Section 4.6, (x) the Company may not issue any additional Units to PubCo or any PubCo Subsidiary unless substantially simultaneously therewith PubCo or a PubCo Subsidiary issues or disposes from its treasury an equal number of shares of Common Stock to another Person, and (y) the Company may not issue any other Equity Securities of the Company to PubCo or any PubCo Subsidiary unless substantially simultaneously PubCo or a PubCo Subsidiary issues or disposes from its treasury, an equal number of shares of a class or series of Equity Securities of PubCo to another Person, which Equity Securities have substantially the same rights to dividends and distributions (including distributions upon liquidation, but taking into account differences resulting from any tax or other liabilities borne by PubCo) and other economic rights as those of such Equity Securities of the Company. If at any time PubCo or any PubCo Subsidiaries issues Debt Securities, PubCo or a PubCo Subsidiary shall transfer to the Company (in a manner to be determined by the Managing Member in its reasonable discretion) the proceeds received by PubCo or a PubCo Subsidiary in exchange for such Debt Securities in a manner that directly or indirectly burdens the Company with the repayment of the Debt Securities. In the event any Equity Security outstanding at PubCo is exercised or otherwise converted and, as a result, any shares of Common Stock or other Equity Securities of PubCo are issued, (1) the corresponding Equity Security outstanding at the Company, if any, shall be similarly exercised or otherwise converted, as applicable, and an equivalent number of Units or other Equity Securities of the Company shall be issued to PubCo as contemplated by the first sentence of this Section 4.1(e), and (2) PubCo shall concurrently contribute to the Company the net proceeds received by PubCo from any such exercise.

(f)

Neither PubCo nor any PubCo Subsidiaries may redeem, repurchase or otherwise acquire (i) any shares of Common Stock (including upon forfeiture of any unvested shares of Common Stock) unless substantially simultaneously the Company redeems, repurchases or otherwise acquires from PubCo or a PubCo Subsidiary an equal number of Units for the same price per security or (ii) any other Equity Securities of PubCo (other than the acquisition of Preferred Stock in connection with the redemption, repurchase or other acquisition of Units), unless substantially simultaneously the Company redeems, repurchases or otherwise acquires from PubCo or a PubCo Subsidiary an equal number of Equity Securities of the Company of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation, but taking into account differences resulting from any tax or other liabilities borne by PubCo) and other economic rights as those of such Equity Securities of PubCo for the same price per security. The Company may not redeem, repurchase or otherwise acquire (x) except pursuant to Section 4.6, any Units from PubCo or any PubCo Subsidiary unless substantially simultaneously PubCo or a PubCo Subsidiary redeems, repurchases or otherwise acquires an equal number of shares of Common Stock for the same price per security from holders thereof, or (y) any other Equity Securities of the Company from PubCo or any PubCo Subsidiary unless substantially simultaneously PubCo or a PubCo Subsidiary redeems, repurchases or otherwise acquires for the same price per security an equal number of Equity Securities of PubCo of a corresponding class or series with substantially the same rights to dividends and distributions (including distribution upon liquidation, but taking into account differences resulting from any tax or other liabilities borne by PubCo) and other economic rights as those of such Equity Securities of PubCo. Notwithstanding the foregoing, to the extent that any consideration payable by PubCo in connection with the redemption or repurchase of any shares of Common Stock or other Equity Securities of PubCo consists (in whole or in part) of shares of Common Stock or such other Equity Securities (including, for the avoidance of doubt, in connection with the cashless exercise of an option or warrant), then the redemption or repurchase of the corresponding Units or other Equity

Securities of the Company shall be effectuated in an equivalent manner. Notwithstanding the foregoing, the Company may redeem Units from PubCo or a PubCo Subsidiary (x) for cash to fund any direct or indirect acquisition by PubCo or a PubCo Subsidiary of another Person or (y) for all or a portion of the stock or other equity interests of a Subsidiary of the Company; provided that, promptly after such redemption (and acquisition, if applicable), PubCo or such PubCo Subsidiary contributes or causes to be contributed, directly or indirectly, such acquired Person or former Subsidiary of the Company, or the material assets and liabilities of such acquired Person or former Subsidiary of the Company, to the Company or any of its Subsidiaries in exchange for a number of Units equal to the number of Units so redeemed.

(g)

The Company shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding Units unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Common Stock and Preferred Stock, with corresponding changes made with respect to any other exchangeable or convertible securities. PubCo shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding Common Stock or Preferred Stock unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Units, with corresponding changes made with respect to any other exchangeable or convertible securities.

(h)

Notwithstanding any other provision of this Agreement (including Section 4.1(e) and (g)), but subject to Section 4.1(a), if PubCo acquires or holds a material amount of cash in excess of the amount that will enable PubCo to meet its U.S. federal, state and local and non-U.S. tax or other reasonably anticipated monetary obligations, PubCo may, in its sole discretion, (i) contribute such excess cash amount to the Company in exchange for a number of Units (but only to the extent the Company actually receives cash therefor in an aggregate amount, or other property therefor with a Fair Market Value in an aggregate amount, or a combination thereof, equal to at least the Fair Market Value of such Units), and distribute to the holders of Common Stock shares of Common Stock that correspond economically to such Units, or (ii) take such other actions with respect to the capitalization of PubCo and the Company and to the one-to-one exchange ratio between Units and shares of Common Stock, as PubCo (in its capacity as Managing Member) in Good Faith determines to be fair and reasonable to the PubCo shareholders and to the Members and to preserve the intended economic effect of this Section 4.1, Section 4.6 and the other provisions hereof.

Section 4.2 Voting Rights. Except as expressly provided herein, to the fullest extent permitted by Law, no Member (other than the Managing Member) shall have any right to vote on any matter involving the Company, including with respect to any merger, consolidation, combination or conversion of the Company, or any other matter that a Member might otherwise have the ability to vote on or consent with respect to under the Act, at law, in equity or otherwise. Except as otherwise required by the Act, each Unit will entitle the holder thereof to one vote on all matters to be voted on by the Members. Except as otherwise expressly provided in this Agreement, the holders of Units having voting rights will vote together as a single class on all matters to be approved by the Members.

Section 4.3 Capital Contributions; Unit Ownership.

(a)	Capital Contributions. Except as otherwise set forth in Section 4.1(e) with respect to the obligations of PubCo, no Member shall be required to make additional Capital Contributions.

(b)

Issuance of Additional Units or Interests. Except as otherwise expressly provided in this Agreement, the Managing Member shall have the right to authorize and cause the Company to issue on such terms (including price) as may be determined by the Managing Member (i) subject to the limitations of Section 4.1, additional Units or other Equity Securities in the Company (including creating preferred interests or other classes or series of interests having such rights, preferences and privileges as determined by the Managing Member, which rights, preferences and privileges may be senior to the Units), and (ii) obligations, evidences of Indebtedness or other securities or interests convertible or exchangeable for Units or other Equity Securities in the Company; provided that, at any time following the date hereof, in each case the Company shall not issue Equity Securities in the Company to any Person unless such Person shall have executed a counterpart to this Agreement and all other documents, agreements or instruments deemed necessary or desirable in the discretion of the Managing Member. Upon such issuance and execution, such Person shall be admitted as a Member of the Company. In that event, the Managing Member shall amend Exhibit A to reflect such additional issuances. Subject to Section 12.1, the Managing Member is hereby authorized to amend this Agreement to set forth the designations, preferences, rights, powers and duties of such additional Units or other Equity Securities in the Company, or such other amendments that the Managing Member determines to be otherwise necessary or appropriate in connection with the creation, authorization or issuance of, any class or series of Units or other Equity Securities in the Company pursuant to this Section 4.3(b). The Company shall provide prompt notice to PubCo of such issuance. In consideration of the benefits to PubCo of having an equal number of shares of Preferred Stock and Units (held by Members other than PubCo or a PubCo Subsidiary) outstanding, and the indirect benefits obtained by PubCo of the consideration provided to the Company for any additional issuance of Units, upon notice from the Company that it has issued additional Units to a Person other than PubCo or a PubCo Subsidiary in accordance with this Section 4.3(b), PubCo shall issue a number of shares of Preferred Stock to the applicable recipient of such Units equal to the aggregate number of Units issued by the Company to such recipient in such issuance, for no additional consideration. Except as set forth in the immediately preceding sentence, and except for the issuance of shares of Preferred Stock in connection with a subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) in accordance with Section 4.1(g), PubCo shall not at any time after the Subsequent Effective Time issue or dispose from treasury any additional shares of Preferred Stock.

Section 4.4 Capital Accounts. A Capital Account shall be maintained for each Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and, to the extent consistent with such regulations, the other provisions of this Agreement. Each Member’s Capital Account shall be (a) increased by (i) allocations to such Member of Profits pursuant to Section 5.1 and any other items of income or gain allocated to such Member pursuant to Section 5.2, (ii) the amount of any cash or the initial Gross Asset Value of any asset (net of any Liabilities assumed by the Company and any Liabilities to which the asset is subject) contributed to the Company by such Member, and (iii) any other increases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv), and (b) decreased by (i) allocations to such Member of Losses pursuant to Section 5.1 and any other items of deduction or loss allocated to such Member pursuant to the provisions of Section 5.2, (ii) the amount of any cash or the Gross Asset Value of any asset (net of any Liabilities assumed by the Member and any Liabilities to which the asset is subject) distributed to such Member, and (iii) any other decreases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv). In the event of a Transfer of Units made in accordance with this Agreement (including a deemed Transfer for U.S. federal income tax purposes as described in Section 4.6(a)(v)), the Capital Account of the Transferor that is attributable to the Transferred Units shall carry over to the Transferee Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv)(l).

Section 4.5 Other Matters.

(a)

No Member shall demand or receive a return on or of its Capital Contributions or withdraw from the Company without the consent of the Managing Member. Under circumstances requiring a return of any Capital Contributions, no Member has the right to receive property other than cash.

(b)

No Member shall receive any interest, salary, compensation, draw or reimbursement with respect to its Capital Contributions or its Capital Account, or for services rendered or expenses incurred on behalf of the Company or otherwise in its capacity as a Member, except as otherwise provided in Section 7.8 or as otherwise contemplated by this Agreement.

(c)

The Liability of each Member shall be limited as set forth in the Act and other applicable Law and, except as expressly set forth in this Agreement or required by Law, no Member (or any of its Affiliates) shall be personally liable, whether to the Company, any of the other Members, the creditors of the Company, or any other third party, for any debt or Liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Member of the Company.

(d)

Except as otherwise required by the Act, a Member shall not be required to restore a deficit balance in such Member’s Capital Account, to lend any funds to the Company or, except as otherwise set forth herein, to make any additional contributions or payments to the Company.

(e)	The Company shall not be obligated to repay any Capital Contributions of any Member.

Section 4.6 Redemption of Units.

(a)

(i)

Upon the terms and subject to the conditions set forth in this Section 4.6, each of the Members (other than PubCo and any PubCo Subsidiary) (the “Redeeming Member”) shall be entitled, from time to time after the date that is 180 days after the Burro Transactions Closing Date, to cause the Company to redeem all or a portion of such Member’s Units (and, in connection with such redemption, pursuant to the Certificate of Designation, an equal number of shares of Preferred Stock registered in the name of such holder shall automatically and without further action on the part of the Company, PubCo or such holder be transferred to PubCo and shall no longer be outstanding, and all rights with respect to such shares shall automatically cease) for an equivalent number of shares of Common Stock (a “Redemption”) or, at the Company’s election made in accordance with Section 4.6(a)(iv), cash equal to the Cash Election Amount calculated with respect to such Redemption.

(ii)	Absent the prior written consent of the Managing Member,

(A)

Except as set forth in Section 4.6(a)(ii)(B), with respect to each Redemption, a Redeeming Member shall be (1) required to redeem at least a number of Units equal to the lesser of 50,000 Units and all of the Units then held by such Redeeming Member and (2) permitted to effect a Redemption of Units no more frequently than once per calendar quarter.

(B)

Notwithstanding the foregoing, and subject to Section 4.6(l), a Redeeming Member, either alone or concurrently with its Affiliates, may exercise its Redemption right no more frequently than once during any 45 day period with respect to at least 300,000 Units at any time, but no more frequently than five times total during any calendar year.

(C)

The Managing Member may, in its discretion, adopt a policy to limit Redemptions pursuant to Section 4.6(a)(ii)(A) to a particular date or period during each quarter by providing notice of such limitation to all Members prior to the beginning of the relevant quarter, provided that such policy incorporates the language in Section 4.6(a)(ii)(B). Upon the Redemption of all of a Member’s Units, such Member shall, for the avoidance of doubt, cease to be a Member of the Company.

(iii)

In order to exercise the redemption right under Section 4.6(a)(i), the Redeeming Member shall provide written notice (the “Redemption Notice”) to the Company, with a copy to PubCo (the date of delivery of such Redemption Notice, the “Redemption Notice Date”), stating:

(A)	the number of Units the Redeeming Member elects to have the Company redeem;

(B)

if the shares of Common Stock to be received are to be issued other than in the name of the Redeeming Member, the name(s) of the Person(s) in whose name or on whose order the shares of Common Stock are to be issued;

(C)

whether the exercise of the redemption right is to be contingent (including as to timing) upon the closing of an underwritten offering of the shares of Common Stock for which the Units will be redeemed in accordance with the Registration Rights Agreement or the closing of an announced merger, consolidation or other transaction or event to which PubCo is a party in which the shares of Common Stock would be exchanged or converted or become exchangeable for or convertible into cash or other securities or property; and

(D)

if the Redeeming Member requires the Redemption to take place on a specific date, such date, provided that, any such specified date shall not be earlier than the date that would otherwise apply pursuant to clause (a) of the definition of Redemption Date.

If the Units to be redeemed (or the shares of Preferred Stock to be automatically transferred to PubCo in connection with such Redemption) by the Redeeming Member are represented by a certificate or certificates, prior to the Redemption Date and as a condition to the Redemption, the Redeeming Member shall also present and surrender such certificate or certificates representing such Units (or shares of Preferred Stock) during normal business hours at the principal executive offices of the Company, or if any agent for the registration or transfer of Common Stock and Preferred Stock is then duly appointed and acting (the “Transfer Agent”), at the office of the Transfer Agent. If required by the Managing Member, any certificate for Units surrendered to the Company hereunder and any certificate for shares of Preferred Stock to be automatically transferred to PubCo in connection with such Redemption (in each case, if certificated) shall be accompanied by instruments of transfer, in forms reasonably satisfactory to the Managing Member and the Transfer Agent, duly executed by the Redeeming Member or the Redeeming Member’s duly authorized representative.

(iv)

Upon receipt of a Redemption Notice, the Company shall be entitled to elect (a “Cash Election”) to settle the Redemption by delivering to the Redeeming Member, in lieu of the applicable number of shares of Common Stock that would be received in such Redemption, an amount of cash equal to the Cash Election Amount for such Redemption. In order to make a Cash Election with respect to a Redemption, the Company must provide written notice of such election to the Redeeming Member (with a copy to PubCo) prior to 5:00 p.m., Houston time, on or prior to the second Business Day after the Redemption Notice Date. If the Company fails to provide such written notice prior to such time, it shall not be entitled to make a Cash Election with respect to such Redemption and such Units (together with the same number of shares of Preferred Stock) subject to such Redemption shall be settled for an equivalent number of shares of Common Stock.

(v)

Unless otherwise required by applicable Law, for U.S. federal income (and applicable state and local) tax purposes, each of the Redeeming Member, the Company and PubCo, as the case may be, agree to treat each Redemption and, in the event PubCo exercises its Call Right, each transaction between the Redeeming Member and PubCo, as a sale of the Redeeming Member’s Units to PubCo in exchange for shares of Common Stock or cash, as applicable. PubCo, the Company and their Affiliates shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable upon a Redemption such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of applicable Law, and to the extent deduction and withholding is required, such deduction and withholding may be taken in Class A Shares. The Company shall use commercially reasonable efforts to give written notice to the Redeeming Member prior to any such deduction or withholding and shall reasonably cooperate with such Redeeming Member to reduce or avoid any such withholding.

(b)

(i)

Subject to the satisfaction of any contingency described in Section 4.6(a)(iii)(C) that is specified in the relevant Redemption Notice, including that the Redemption Notice may be conditioned on the closing of an underwritten distribution of shares of Common Stock that may be issued in connection with such proposed Redemption pursuant to the Registration Rights Agreement, the Redemption shall be completed on the Redemption Date; provided, that if a valid Cash Election has not been made and the Redemption Notice was made in connection with a public offering, the Redeeming Member may, at any time prior to the Redemption Date, revoke its Redemption Notice by giving written notice (the “Retraction Notice”) to the Company (with a copy to PubCo). The timely delivery of a Retraction Notice shall terminate all of the Redeeming Member’s, the Company’s and PubCo’s rights and obligations arising from the retracted Redemption Notice.

(ii)

Notwithstanding anything to the contrary in this Agreement, in the event the Company does not elect the Cash Election in connection with a Redemption, a Redeeming Member shall be entitled to delay the Redemption Date or revoke its Redemption Notice by giving a written notice (the “Delay or Retraction Notice”) to the Company (with a copy to PubCo) if any of the following conditions exists: (A) any registration statement pursuant to which the resale of the Common Stock to be registered for such Redeeming Member at or immediately following the consummation of the Redemption shall have ceased to be effective pursuant to any action or inaction by the Commission or no such resale registration statement has yet become effective; (B) the Company shall have failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such Redemption; (C) the Company shall have exercised its right to defer, delay or suspend the filing or effectiveness of a registration statement under the Registration Rights Agreement and such deferral, delay or suspension shall affect the ability of such Redeeming Member to have its Common Stock registered at or immediately following the consummation of the Redemption; (D) the Company shall have disclosed to such Redeeming Member any material non-public information concerning the Company, the receipt of which results in such Redeeming Member being prohibited or restricted from selling Common Stock at or immediately following the Redemption without disclosure of such information (and the Company does not permit disclosure); (E) any stop order relating to the registration statement pursuant to which the Common Stock was to be registered by such Redeeming Member at or immediately following the Redemption shall have been issued by the Commission; (F) there shall have occurred a material disruption in the securities markets generally or in the market or markets in which the Common Stock is then traded; or (G) there shall be in effect an injunction, a restraining order or a decree of any nature of any Governmental Entity that restrains or prohibits the Redemption. If a Redeeming Member delays the consummation of a Redemption pursuant to this Section 4.6(b)(ii), the Redemption Date shall occur on the fifth Business Day following the date on which the conditions giving rise to such delay cease to exist (or such earlier day as the Company and such Redeeming Member may agree in writing).

(iii)

Unless the Redeeming Member has timely issued a Retraction Notice under Section 4.6(b)(i) or issued a Delay or Retraction Notice under Section 4.6(b)(ii), or, subject to the foregoing and Section 4.6(e), PubCo has validly elected its Call Right pursuant to Section 4.6(f), on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date) (A) the Redeeming Member shall transfer and surrender the Units to be redeemed to the Company (and in connection with such redemption, pursuant to the Certificate of Designation, an equal number of shares of Preferred Stock registered in the name of such holder shall automatically and without further action on the part of the Company, PubCo or such holder be transferred to PubCo and shall no longer be outstanding, and all rights with respect to such shares shall automatically cease), free and clear of all liens and encumbrances, (B) PubCo shall contribute to the Company the consideration the Redeeming Member is entitled to receive under Section 4.6(a)(i) and, as described in Section 4.1(e), the Company shall issue to PubCo a number of Units as consideration for such contribution, and (C) the Company shall (x) cancel the redeemed Units, (y) transfer to the Redeeming Member the consideration the Redeeming Member is entitled to receive under Section 4.6(a)(i), and (z) if the Units are certificated, issue to the Redeeming Member a certificate for a number of Units equal to the difference (if any) between the number of Units evidenced by the certificate surrendered by the Redeeming Member pursuant to clause (iii)(A) of this Section 4.6(b) and the number of redeemed Units. Notwithstanding any other provisions of this Agreement to the contrary, in the event that the Company makes a valid Cash Election, PubCo shall only be obligated to contribute to the Company an amount in cash equal to the net proceeds from the sale by PubCo of a number of shares of Common Stock equal to the number of Units to be redeemed with such cash or from the sale of other PubCo Equity Securities used to fund the Cash Election Amount; provided that PubCo’s Capital Account shall be adjusted in accordance with Section 7.8; provided further, that the contribution of such net proceeds shall in no event affect the Redeeming Member’s right to receive the Cash Election Amount; provided further, for the avoidance of doubt, if the Cash Election Amount to which the Redeeming Member is entitled exceeds the full amount that is contributed to the Company by PubCo, then the Company shall still be required to pay the Redeeming Member the full Cash Election Amount.

(c)

If (i) there is any reclassification, reorganization, recapitalization or other similar transaction pursuant to which the shares of Common Stock are converted or changed into another security, securities or other property (other than as a result of a subdivision or combination or any transaction subject to Section 4.1(g)), or (ii) PubCo, by dividend or otherwise, distributes to all holders of the shares of Common Stock evidences of its Indebtedness or assets, including securities (including shares of Common Stock and any rights, options or warrants to all holders of the shares of Common Stock to subscribe for or to purchase or to otherwise acquire shares of Common Stock, or other securities or rights convertible into, exchangeable for or exercisable for shares of Common Stock) but excluding (A) any dividend subject to Section 4.1(h) and (B) (x) any dividend or distribution of cash, or (y) any such dividend or distribution of Indebtedness or assets in either case of clauses (B)(x) or (B)(y) received by PubCo from the Company in respect of the Units or other Equity Securities of the Company, then upon any subsequent Redemption, in addition to the shares of Common Stock or the Cash Election Amount, as applicable, each Member shall be entitled to receive the amount of such security, securities or other property, evidences of Indebtedness or assets that such Member would have received if such Redemption had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization, other similar transaction, dividend or other distribution, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property, evidences of Indebtedness or assets that occurs after the effective time of such reclassification, reorganization, recapitalization, other similar transaction, dividend or distribution. For the avoidance of doubt, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the shares of Common Stock are converted or changed into another security, securities or other property, or any dividend or distribution (other than an excluded dividend or distribution, as described above), this Section 4.6 shall continue to be applicable, mutatis mutandis, with respect to such security or other property. This Agreement shall apply to the Units held by the Members and their Permitted Transferees as of the date hereof, as well as any Units hereafter acquired by a Member and his or her or its Permitted Transferees.

(d)

PubCo shall at all times keep available, solely for the purpose of issuance upon a Redemption, out of its authorized but unissued shares of Common Stock, such number of shares of Common Stock that shall be issuable upon the Redemption of all outstanding Units (other than those Units held by PubCo or any Subsidiary of PubCo); provided, that nothing contained herein shall be construed to preclude PubCo from satisfying its obligations with respect to a Redemption by delivery of cash pursuant to a Cash Election or shares of Common Stock that are held in the treasury of PubCo. PubCo covenants that all shares of Common Stock that shall be issued upon a Redemption, Change of Control Redemption, Minority Member Redemption, 5-Year Minority Member Redemption, or exercise of a Call Right by PubCo shall, upon issuance thereof, be validly issued, fully paid and non-assessable. In addition, for so long as the shares of Common Stock are listed on a National Securities Exchange, PubCo shall use its reasonable best efforts to cause all shares of Common Stock issued upon a Redemption, Change of Control Redemption, Minority Member Redemption, 5-Year Minority Member Redemption, or exercise of a Call Right by PubCo, in each case, to be listed on such National Securities Exchange at the time of such issuance.

(e)

The issuance of shares of Common Stock upon a Redemption, Change of Control Redemption, Minority Member Redemption, 5-Year Minority Member Redemption, or exercise of the Call Right, shall be made without charge to the applicable Member for any stamp or other similar tax in respect of such issuance; provided, however, that if any such shares of Common Stock are to be issued in a name other than that of the applicable Member, then the Person or Persons in whose name the shares are to be issued shall pay to PubCo the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the reasonable satisfaction of PubCo that such tax has been paid or is not payable.

(f)

Notwithstanding anything to the contrary in this Section 4.6, but subject to Section 4.6(g) and without limitation to the rights of the Members under this Section 4.6, including the right to revoke a Redemption Notice which shall apply mutatis mutandis to any Call Right elected by PubCo, , PubCo may, in its sole discretion, by means of delivery of a Call Election Notice in accordance with, and subject to the terms of, this Section 4.6(f), elect to purchase directly and acquire such Units (and in connection with such purchase, pursuant to the Certificate of Designation, an equal number of shares of Preferred Stock registered in the name of a Redeeming Member shall automatically and without further action on the part of the Company, PubCo or such holder be transferred to PubCo and shall no longer be outstanding, and all rights with respect to such shares shall automatically cease) on the Redemption Date by paying to the Redeeming Member (or, on the Redeeming Member’s written order, its designee) that number of shares of Common Stock the Redeeming Member (or its designee) would otherwise receive pursuant to Section 4.6(a)(i) or, at PubCo’s election, an amount of cash equal to the Cash Election Amount of such shares of Common Stock (the “Call Right”), whereupon PubCo shall acquire (and any such Redeeming Member shall transfer to PubCo) such Units from such Redeeming Member (together with the automatic transfer to PubCo of the same number of shares of Preferred Stock pursuant to the Certificate of Designation). PubCo shall be treated for all purposes of this Agreement as the owner of such Units. PubCo may, at any time prior to the Redemption Date, in its sole discretion deliver written notice (a “Call Election Notice”) to the Company and the Redeeming Member setting forth its election to exercise its Call Right; provided that any such election does not prejudice the ability of the parties to consummate a Redemption or a Call Right on the Redemption Date. A Call Election Notice may be revoked by PubCo at any time; provided that any such revocation does not prejudice the ability of the parties to consummate a Redemption on the Redemption Date. The right to consummate a Call Right in all events shall be exercisable for all the Units set forth in the applicable Redemption Notice that would have otherwise been subject to the Redemption. Except as otherwise provided by this Section 4.6(f), an exercise of the Call Right shall be consummated pursuant to the same timeframe and in the same manner as the relevant Redemption would have been consummated if PubCo had not delivered a Call Election Notice.

(g)

In connection with a PubCo Change of Control that is approved by the board of directors of PubCo, PubCo shall have the right, in its sole discretion, to require each Member (other than PubCo and any PubCo Subsidiary) to effect a Redemption of some or all of such Member’s Units (together with the automatic transfer of the same number of shares of Preferred Stock pursuant to the Certificate of Designation) (a “Change of Control Redemption”); provided that a Cash Election shall not be permitted pursuant to such a Change of Control Redemption under this Section 4.6(g). Any Change of Control Redemption pursuant to this Section 4.6(g) shall be effective contingent upon and immediately prior to the consummation of the PubCo Change of Control (and, for the avoidance of doubt, shall not be effective if such PubCo Change of Control is not consummated) (the “Change of Control Redemption Date”). From and after the Change of Control Redemption Date, (i) the Units and shares of Preferred Stock subject to such Change of Control Redemption shall be deemed to be transferred to

PubCo on the Change of Control Redemption Date and (ii) such Member shall cease to have any rights with respect to the Units and shares of Preferred Stock subject to such Change of Control Redemption (other than the right to receive shares of Common Stock pursuant to such Change of Control Redemption). PubCo shall provide written notice of an expected PubCo Change of Control to all Members within the earlier of (x) ten (10) Business Days following the execution of the definitive agreement with respect to such PubCo Change of Control and (y) ten (10) Business Days before the proposed date upon which the contemplated PubCo Change of Control is to be effected, indicating in such notice such information as may reasonably describe the PubCo Change of Control transaction, subject to applicable law, including the date of execution of such agreement or such proposed effective date, as applicable, the amount and types of consideration to be paid for shares of Common Stock in the PubCo Change of Control, any election with respect to types of consideration that a holder of shares of Common Stock, as applicable, shall be entitled to make in connection with such PubCo Change of Control, and the number of Units (and corresponding shares of Preferred Stock) held by such Member that PubCo intends to require to be subject to such Change of Control Redemption. Following delivery of such notice and on or prior to the Change of Control Redemption Date, the Members shall take all actions reasonably requested by PubCo to effect such Change of Control Redemption, including taking any reasonable action and delivering any document reasonably required pursuant to the remainder of this Section 4.6 to effect a Change of Control Redemption.

(h)

In the event that (i) the Members (other than PubCo and its wholly owned Subsidiaries) beneficially own, in the aggregate, less than 1.5% of the then outstanding Units and (ii) the Common Stock is listed or admitted to trading on a National Securities Exchange, PubCo shall have the right, in its sole discretion, to require any Member (other than PubCo and its wholly owned Subsidiaries) that beneficially owns less than 50,000 of the then outstanding Units, to effect a Redemption of some or all of such Member’s Units (together with the automatic transfer to PubCo of the same number of shares of Preferred Stock pursuant to the Certificate of Designation) (a “Minority Member Redemption”). PubCo shall deliver written notice to the Company and any such Member of its intention to exercise its right pursuant to this Section 4.6(h) (a “Minority Member Redemption Notice”) at least five (5) Business Days prior to the proposed date upon which such transfer is to be effected (such proposed date, the “Minority Member Redemption Date”), indicating in such notice the number of Units (and corresponding shares of Preferred Stock) held by such Member that PubCo intends to require to be subject to such transfer. Any transfer pursuant to this Section 4.6(h) shall be effective on the Minority Member Redemption Date. From and after the Minority Member Redemption Date, (i) the Units and shares of Preferred Stock subject to such Minority Member Redemption Notice shall be deemed to be transferred to PubCo on the Minority Member Redemption Date and (ii) such Member shall cease to have any rights with respect to the Units and shares of Preferred Stock subject to such Minority Member Redemption Notice (other than the right to receive shares of Common Stock pursuant to such Minority Member Redemption). Following delivery of a Minority Member Redemption Notice and on or prior to the Minority Member Redemption Date, the Members shall take all actions reasonably requested by PubCo to effect such Minority Member Redemption, including taking any action and delivering any document required pursuant to the remainder of this Section 4.6 to effect a Redemption.

(i)

On or after the date that is the fifth (5th) anniversary of the Burro Transactions Closing Date, PubCo shall have the right, in its sole discretion, to require any or all of the Members (other than PubCo and any PubCo Subsidiary) to effect a Redemption of some or all of such Member’s Units (together with the automatic transfer of the same number of shares of Preferred Stock) (a “5-Year Minority Member Redemption”). PubCo shall deliver written notice to the Company and any such Member of its intention to exercise its 5-Year Minority Member Redemption right pursuant to this Section 4.6(i) (a “5-Year Minority Member Redemption Notice”) at least five (5) Business Days prior to the proposed date upon which such 5-Year Minority Member Redemption is to be effected (such proposed date, the “5-Year Minority Member Redemption Date”), indicating in such notice the number of Units (and corresponding shares of Preferred Stock) held by such Member that PubCo intends to require to be subject to such 5-Year Minority Member Redemption. Any 5-Year Minority Member

Redemption pursuant to this Section 4.6(i) shall be effective on the 5-Year Minority Member Redemption Date. From and after the 5-Year Minority Member Redemption Date, (i) the Units and shares of Preferred Stock subject to such 5-Year Minority Member Redemption shall be deemed to be transferred to PubCo on the 5-Year Minority Member Redemption Date and (ii) such Member shall cease to have any rights with respect to the Units and shares of Preferred Stock subject to such 5-Year Minority Member Redemption (other than the right to receive shares of Common Stock pursuant to such 5-Year Minority Member Redemption). Following delivery of a 5-Year Minority Member Redemption Notice and on or prior to the 5-Year Minority Member Redemption Date, the Members shall take all actions reasonably requested by PubCo to effect such 5-Year Minority Member Redemption, including taking any action and delivering any document required pursuant to the remainder of this Section 4.6 to effect a Redemption.

(j)

No Redemption, Change of Control Redemption, Minority Member Redemption, or 5-Year Minority Member Redemption shall impair the right of the applicable Member to receive any distributions payable on the Units redeemed pursuant to such Redemption, Change of Control Redemption, Minority Member Redemption or 5-Year Minority Member Redemption in respect of a record date that occurs prior to the Redemption Date, Change of Control Redemption Date, Minority Member Redemption Date or 5-Year Minority Member Redemption Date for such Redemption, Change of Control Redemption, Minority Member Redemption or 5-Year Minority Member Redemption. For the avoidance of doubt, neither the applicable Member, nor a Person designated by the applicable Member to receive shares of Common Stock, shall be entitled to receive, with respect to such record date, distributions or dividends both on Units redeemed by the Company or transferred to PubCo from such applicable Member and on shares of Common Stock received by such Person, in such Redemption, Change of Control Redemption, Minority Member Redemption, or 5-Year Minority Member Redemption.

(k)

Any Units acquired by the Company under this Section 4.6 shall remain outstanding and shall not be cancelled as a result of their acquisition by the Company. Notwithstanding any other provision of this Agreement, PubCo shall be automatically admitted as a Member of the Company with respect to any Units or other Equity Securities in the Company it receives under this Agreement (including under this Section 4.6 in connection with any Redemption, Change of Control Redemption, Minority Member Redemption, or 5-Year Minority Member Redemption).

(l)

The Managing Member may impose additional limitations and restrictions on Redemptions (including limiting Redemptions or creating priority procedures for Redemptions; provided, that, such limitations or procedures are applied in a non-discriminatory manner amongst all similarly situated Members), to the extent it determines, in its sole discretion, such limitations and restrictions to be necessary or appropriate to avoid undue risk that the Company may be classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code (the “Redemption Limits”). Furthermore, the Managing Member may require any Member or group of Members to redeem all of their Units to the extent it determines, in its sole discretion, that such Redemption is necessary or appropriate to avoid undue risk that the Company may be classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code. Upon delivery of any notice by the Managing Member to such Member or group of Members requiring such Redemption, such Member or group of Members shall exchange, subject to exercise by PubCo of its Call Right pursuant to Section 4.6(f), all of their Units effective as of the date specified in such notice (and such date shall be deemed to be a Redemption Date for purposes of this Agreement) in accordance with this Section 4.6 and otherwise in accordance with the requirements set forth in such notice.

ARTICLE V.

ALLOCATIONS OF PROFITS AND LOSSES

Section 5.1 Profits and Losses. After giving effect to the allocations under Section 5.2 and subject to Section 5.4, Profits and Losses (and, to the extent determined by the Managing Member to be necessary and appropriate to achieve the resulting Capital Account balances described below, any allocable items of income, gain, loss, deduction or credit includable in the computation of Profits and Losses) for each Fiscal Year or other taxable period shall be allocated among the Members during such Fiscal Year or other taxable period in a manner such that, after giving effect to the special allocations set forth in Section 5.2 and all distributions through the end of such Fiscal Year or other taxable period, the Capital Account balance of each Member shall be equal on a pro rata basis in accordance with the number of Units held by each Member (prior to taking into account the Members’ share of any Company Minimum Gain and Member Minimum Gain and the amount any Member is treated as obligated to contribute to the Company).

Section 5.2 Special Allocations.

(a)

Nonrecourse Deductions for any Fiscal Year or other taxable period shall be specially allocated to the Members on a pro rata basis, in accordance with the number of Units owned by each Member as of the last day of such Fiscal Year or other taxable period. The amount of Nonrecourse Deductions for a Fiscal Year or other taxable period shall equal the excess, if any, of the net increase, if any, in the amount of Company Minimum Gain during that Fiscal Year or other taxable period over the aggregate amount of any distributions during that Fiscal Year or other taxable period of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined in accordance with the provisions of Treasury Regulations Section 1.704-2(d).

(b)

Any Member Nonrecourse Deductions for any Fiscal Year or other taxable period shall be specially allocated to the Member who bears economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i). If more than one Member bears the economic risk of loss for such Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable to such Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the economic risk of loss. This Section 5.2(b) is intended to comply with the provisions of Treasury Regulations Section 1.704-2(i) and shall be interpreted consistently therewith.

(c)

Notwithstanding any other provision of this Agreement to the contrary, if there is a net decrease in Company Minimum Gain during any Fiscal Year or other taxable period (or if there was a net decrease in Company Minimum Gain for a prior Fiscal Year or other taxable period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 5.2(c)), each Member shall be specially allocated items of Company income and gain for such Fiscal Year or other taxable period in an amount equal to such Member’s share of the net decrease in Company Minimum Gain during such year (as determined pursuant to Treasury Regulations Section 1.704-2(g)(2)). This section is intended to constitute a minimum gain chargeback under Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(d)

Notwithstanding any other provision of this Agreement except Section 5.2(c), if there is a net decrease in Member Minimum Gain during any Fiscal Year or other taxable period (or if there was a net decrease in Member Minimum Gain for a prior Fiscal Year or other taxable period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 5.2(d)), each Member shall be specially allocated items of Company income and gain for such year in an amount equal to such Member’s share of the net decrease in Member Minimum Gain (as determined pursuant to Treasury Regulations Section 1.704-2(i)(4)). This section is intended to constitute a partner nonrecourse debt minimum gain chargeback under Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(e)

Notwithstanding any provision hereof to the contrary except Section 5.2(a) and Section 5.2(b), no Losses or other items of loss or expense shall be allocated to any Member to the extent that such allocation would cause such Member to have an Adjusted Capital Account Deficit (or increase any existing Adjusted Capital Account Deficit) at the end of such Fiscal Year or other taxable period. All Losses and other items of loss and expense in excess of the limitation set forth in this Section 5.2(e) shall be allocated to the Members who do not have an Adjusted Capital Account Deficit in proportion to their relative positive Capital Accounts but only to the extent that such Losses and other items of loss and expense do not cause any such Member to have an Adjusted Capital Account Deficit.

(f)

Notwithstanding any provision hereof to the contrary except Section 5.2(c) and Section 5.2(d), in the event any Member unexpectedly receives any adjustment, allocation or distribution described in paragraph (4), (5) or (6) of Treasury Regulations Section 1.704-1(b)(2)(ii)(d), items of income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain for the Fiscal Year or other taxable period) shall be specially allocated to such Member in an amount and manner sufficient to eliminate any Adjusted Capital Account Deficit of that Member as quickly as possible; provided that an allocation pursuant to this Section 5.2(f) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this ARTICLE V have been tentatively made as if this Section 5.2(f) were not in this Agreement. This Section 5.2(f) is intended to constitute a qualified income offset under Treasury Regulations Section 1.704-1(b)(2)(ii) (d) and shall be interpreted consistently therewith.

(g)

If any Member has a deficit balance in its Capital Account at the end of any Fiscal Year or other taxable period that is in excess of the sum of (i) the amount that such Member is obligated to restore and (ii) the amount that the Member is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulations Sections 1.704-2(g)(1) and (i)(5), that Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 5.2(g) shall be made only if and to the extent that such Member would have a deficit balance in its Capital Account in excess of such sum after all other allocations provided for in this ARTICLE V have been made as if Section 5.2(f) and this Section 5.2(g) were not in this Agreement.

(h)

To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution to any Member in complete liquidation of such Member’s Interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such item of gain or loss shall be allocated to the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) if such section applies or to the Member to whom such distribution was made if Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(i)

The allocations set forth in Section 5.2(a) through Section 5.2(h) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding any other provision of this ARTICLE V (other than the Regulatory Allocations), the Regulatory Allocations (and anticipated future Regulatory Allocations) shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocation of other items and the Regulatory Allocations to each Member should be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred. This Section 5.2(i) is intended to minimize to the extent possible and to the extent necessary any economic distortions which may result from application of the Regulatory Allocations and shall be interpreted in a manner consistent therewith.

Section 5.3 Allocations for Tax Purposes in General.

(a)

Except as otherwise provided in this Section 5.3, each item of income, gain, loss and deduction of the Company for U.S. federal income tax purposes shall be allocated among the Members in the same manner as such item is allocated under Section 5.1 and Section 5.2.

(b)

In accordance with Code Section 704(c) and the Treasury Regulations thereunder (including the Treasury Regulations applying the principles of Code Section 704(c) to changes in Gross Asset Values), items of income, gain, loss and deduction with respect to any Company property having a Gross Asset Value that differs from such property’s adjusted U.S. federal income tax basis shall, solely for U.S. federal income tax purposes, be allocated among the Members to account for any such difference using (i) in the case of any such difference arising in connection with the Burro Transactions, the “remedial method” under Treasury Regulations Section 1.704-3(d) and (ii) in the case of any other such difference, such method or methods determined by the Managing Member to be appropriate and in accordance with the applicable Treasury Regulations.

(c)

Any (i) recapture of depreciation or any other item of deduction shall be allocated, in accordance with Treasury Regulations Sections 1.1245-1(e) and 1.1254-5, to the Members who received the benefit of such deductions, and (ii) recapture of credits shall be allocated to the Members in accordance with applicable law.

(d)

Allocations pursuant to this Section 5.3 are solely for purposes of U.S. federal, state and local taxes and shall not affect or in any way be taken into account in computing any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

(e)

If, as a result of an exercise of a noncompensatory option to acquire an interest in the Company, a Capital Account reallocation is required under Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treasury Regulations Section 1.704-1(b)(4)(x).

Section 5.4 Other Allocation Rules.

(a)

The Members are aware of the income tax consequences of the allocations made by this ARTICLE V and the economic impact of the allocations on the amounts receivable by them under this Agreement. The Members hereby agree to be bound by the provisions of this ARTICLE V in reporting their share of Company income and loss for income tax purposes.

(b)

The provisions regarding the establishment and maintenance for each Member of a Capital Account as provided by Section 4.4 and the allocations set forth in Section 5.1, Section 5.2 and Section 5.3 are intended to comply with the Treasury Regulations and to reflect the intended economic entitlement of the Members. If the Managing Member determines, in its sole discretion, that the application of the provisions in Section 4.4, Section 5.1, Section 5.2 or Section 5.3 would result in non-compliance with the Treasury Regulations or would be inconsistent with the intended economic entitlement of the Members, the Managing Member is authorized to make any appropriate adjustments to such provisions.

(c)

All items of income, gain, loss, deduction and credit allocable to an interest in the Company that may have been Transferred shall be allocated between the Transferor and the Transferee based on the portion of the Fiscal Year or other taxable period during which each was recognized as the owner of such interest, without regard to the results of Company operations during any particular portion of that year and without regard to whether cash distributions were made to the Transferor or the Transferee during that year; provided, however, that this allocation must be made in accordance with a method permissible under Code Section 706 and the Treasury Regulations thereunder.

(d)

The Members’ proportionate shares of the “excess nonrecourse liabilities” of the Company, within the meaning of Treasury Regulations Section 1.752-3(a)(3), shall be allocated to the Members on a pro rata basis, in accordance with the number of Units owned by each Member.

ARTICLE VI.

DISTRIBUTIONS

Section 6.1 Distributions.

(a)

Distributions. To the extent permitted by applicable Law and hereunder, and except as otherwise provided in Section 11.3, distributions to Members may be declared by the Managing Member out of funds legally available therefor in such amounts and on such terms (including the payment dates of such distributions) as the Managing Member shall determine using such record date as the Managing Member may designate; any such distribution shall be made to the Members as of the close of business on such record date on a pro rata basis (except that, for the avoidance of doubt, repurchases or redemptions made in accordance with Section 4.1(f) or payments made in accordance with Section 7.4 or Section 7.8 need not be on a pro rata basis), in accordance with the number of Units owned by each Member as of the close of business on such record date; provided, however, that the Managing Member shall have the obligation to make distributions as set forth in Section 6.2 and Section 11.3(b)(iii); and provided, further, that, notwithstanding any other provision herein to the contrary, no distributions shall be made to any Member to the extent such distribution would render the Company insolvent or violate the Act. For purposes of the foregoing sentence, insolvency means the inability of the Company to meet its payment obligations when due. Promptly following the designation of a record date and the declaration of a distribution pursuant to this Section 6.1, the Managing Member shall give notice to each Member of the record date, the amount and the terms of the distribution and the payment date thereof.

(b)

Successors. For purposes of determining the amount of distributions, each Member shall be treated as having made the Capital Contributions and as having received the distributions made to or received by its predecessors in respect of any of such Member’s Units.

(c)

Distributions In-Kind. Except as otherwise provided in this Agreement, any distributions may be made in cash or in kind, or partly in cash and partly in kind, as determined by the Managing Member. To the extent that the Company distributes property in-kind to the Members, the Company shall be treated as making a distribution equal to the Fair Market Value of such property for purposes of Section 6.1(a) and such property shall be treated as if it were sold for an amount equal to its Fair Market Value. Any resulting gain or loss shall be allocated to the Member’s Capital Accounts in accordance with Section 5.1 and Section 5.2.

Section 6.2 Tax-Related Distributions. The Company shall, subject to any restrictions contained in any agreement to which the Company is bound, advance distributions out of legally available funds at such times and in such amounts as the Managing Member reasonably determines is necessary to enable PubCo and any PubCo Subsidiary to timely satisfy all of their U.S. federal, state and local and non-U.S. tax liabilities. If PubCo or any PubCo Subsidiary receives an advance described in this Section 6.2, the Company shall, no later than ninety (90) days after the date of such advance, make corresponding distributions to all other Members on a pro rata basis, in accordance with the number of Units owned by each Member.

Section 6.3 Distribution Upon Withdrawal. No withdrawing Member shall be entitled to receive any distribution or the value of such Member’s Interest in the Company as a result of withdrawal from the Company prior to the liquidation of the Company, except as specifically provided in this Agreement.

ARTICLE VII.

MANAGEMENT

Section 7.1 The Managing Member; Fiduciary Duties.

(a)	PubCo shall be the sole Managing Member of the Company, which may from time to time delegate authority to Officers or to others to act on behalf of the Company. Without limiting the generality of the foregoing, and except as otherwise required by Law or as set forth in this Agreement (i) the Managing Member shall have full and complete charge of all affairs of the Company, (ii) the management and control of the Company’s business activities and operations shall rest exclusively with the Managing Member, and the Managing Member shall make all decisions regarding the business, activities and operations of the Company (including the incurrence of costs and expenses) in its sole discretion without the consent of any other Member and (iii) the Members other than the Managing Member (in their capacity as such) shall not participate in the control, management, direction or operation of the activities or affairs of the Company and shall have no power to act for or bind the Company.

(b)

In connection with the performance of its duties as the Managing Member of the Company, except as otherwise set forth herein, the Managing Member acknowledges that it will owe to the Members the same fiduciary duties as it would owe to the stockholders of a Delaware corporation if it were a member of the board of directors of such a corporation and the Members were stockholders of such corporation. The Members acknowledge that the Managing Member will take action through its board of directors, and that the members of the Managing Member’s board of directors will owe comparable fiduciary duties to the stockholders of the Managing Member.

Section 7.2 Officers. Subject to the direction and oversight of the Managing Member, the day-to-day administration of the business of the Company may be carried out by persons who may be designated as officers by the Managing Member, with titles including “assistant secretary,” “assistant treasurer,” “chairman,” “chief executive officer,” “chief financial officer,” “chief operating officer,” “director,” “general counsel,” “general manager,” “managing director,” “president,” “principal accounting officer,” “secretary,” “senior chairman,” “senior managing director,” “treasurer,” “vice chairman,” “executive vice president” or “vice president,” and as and to the extent authorized by the Managing Member in its sole discretion. The officers of the Company shall have such titles and powers and perform such duties as shall be determined from time to time by the Managing Member and otherwise as shall customarily pertain to such offices. Any number of offices may be held by the same person. In its sole discretion, the Managing Member may choose not to fill any office for any period as it may deem advisable. All officers and other persons providing services to or for the benefit of the Company shall be subject to the supervision and direction of the Managing Member and may be removed, with or without cause, from such office by the Managing Member and the authority, duties or responsibilities of any employee, agent or officer of the Company may be suspended by the Managing Member from time to time, in each case in the sole discretion of the Managing Member. The Managing Member shall not cease to be a Managing Member of the Company as a result of the delegation of any duties hereunder. No officer of the Company, in its capacity as such, shall be considered a Managing Member of the Company by agreement, as a result of the performance of its duties hereunder or otherwise.

Section 7.3 Warranted Reliance by Officers on Others. In exercising their authority and performing their duties under this Agreement, the Officers shall be entitled to rely on information, opinions, reports, or statements of the following Persons or groups unless they have actual knowledge concerning the matter in question that would cause such reliance to be unwarranted:

(a)	one or more employees or other agents of the Company or subordinates whom the Officer reasonably believes to be reliable and competent in the matters presented; and

(b)	any attorney, public accountant, or other Person as to matters which the Officer reasonably believes to be within such Person’s professional or expert competence.

Section 7.4 Indemnification. The Company shall indemnify and hold harmless, to the fullest extent permitted by applicable Law (including the Act) as it presently exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Company is providing immediately prior to such amendment) any person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit, investigation or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he, or a person for whom he is the legal representative, is or was a Manager entitled to indemnification under the Existing LLC Agreement, a Member, an Officer, or acting as the Managing Member, Company Representative of the Company or, while a Manager entitled to indemnification under the Existing LLC Agreement, a Member, an Officer, or acting as the, Managing Member, Company Representative of the Company, is or was serving at the request of the Company as a member, director, officer, trustee, employee or agent of another limited liability company or of a corporation, partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (a “Covered Person”), whether the basis of such Proceeding is alleged action in an official capacity as a member, director, officer, trustee, employee or agent, or in any other capacity while serving as a member, director, officer, trustee, employee or agent, against all expenses, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such Covered Person in connection with such Proceeding. The Company shall, to the fullest extent not prohibited by applicable Law as it presently exists or may hereafter be amended, pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition; provided, however, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined by final judicial decision from which there is no further right to appeal that the Covered Person is not entitled to be indemnified under this Section 7.4 or otherwise. The rights to indemnification and advancement of expenses under this Section 7.4 shall be contract rights and such rights shall continue as to a Covered Person who has ceased to be a member, director, officer, trustee, employee or agent and shall inure to the benefit of his heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 7.4, except for Proceedings to enforce rights to indemnification and advancement of expenses, the Company shall indemnify and advance expenses to a Covered Person in connection with a Proceeding (or part thereof) initiated by such Covered Person only if such Proceeding (or part thereof) was authorized by the Managing Member.

Section 7.5 Maintenance of Insurance or Other Financial Arrangements. In compliance with applicable Law, the Company (with the approval of the Managing Member) may purchase and maintain insurance or make other financial arrangements on behalf of any Person who is or was a Member, employee or agent of the Company, or at the request of the Company is or was serving as a manager, director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, for any Liability asserted against such Person and Liability and expenses incurred by such Person in such Person’s capacity as such, or arising out of such Person’s status as such, whether or not the Company has the authority to indemnify such Person against such Liability and expenses.

Section 7.6 Resignation or Termination of Managing Member. PubCo shall not, by any means, resign as, cease to be or be replaced as Managing Member except in compliance with this Section 7.6. No termination or replacement of PubCo as Managing Member shall be effective unless proper provision is made, in compliance with this Agreement, so that the obligations of PubCo, its successor (if applicable) and any new Managing Member and the rights of all Members under this Agreement and applicable Law remain in full force and effect. No appointment of a Person other than PubCo (or its successor, as applicable) as Managing Member shall be effective unless PubCo (or its successor, as applicable) and the new Managing Member (as applicable) provide all other Members with contractual rights, directly enforceable by such other Members against PubCo (or its successor, as applicable) and the new Managing Member (as applicable), to cause (a) PubCo to comply with all PubCo’s obligations under this Agreement (including its obligations under Section 4.6) other than those that must necessarily be taken in its capacity as Managing Member and (b) the new Managing Member to comply with all the Managing Member’s obligations under this Agreement.

Section 7.7 Reclassification Events of PubCo. If a Reclassification Event occurs, the Managing Member or its successor, as the case may be, shall, as and to the extent necessary, amend this Agreement in compliance with Section 12.1, and enter into any necessary supplementary or additional agreements, to ensure that, following the effective date of the Reclassification Event: (i) the redemption rights of holders of Units set forth in Section 4.6 provide that each Unit (together with the automatic transfer to PubCo of one share of Preferred Stock) is redeemable for the same amount and same type of property, securities or cash (or combination thereof) that one share of Common Stock becomes exchangeable for or converted into as a result of the Reclassification Event and (ii) PubCo or the successor to PubCo, as applicable, is obligated to deliver such property, securities or cash upon such redemption. PubCo shall not consummate or agree to consummate any Reclassification Event unless the successor Person, if any, becomes obligated to comply with the obligations of PubCo (in whatever capacity) under this Agreement.

Section 7.8 Certain Costs and Expenses. The Managing Member shall not be compensated for its services as the Managing Member of the Company except as expressly provided in this Agreement. The Company shall (i) pay, or cause to be paid, all costs, fees, operating expenses and other expenses of the Company (including the costs, fees and expenses of attorneys, accountants or other professionals and the compensation of all personnel providing services to the Company) incurred in pursuing and conducting, or otherwise related to, the activities of the Company and (ii) in the sole discretion of the Managing Member, reimburse the Managing Member for any reasonable out-of-pocket costs, fees or expenses incurred by it in connection with serving as the Managing Member. To the extent that the Managing Member determines in its sole discretion that such expenses are related to the business and affairs of the Managing Member that are conducted through the Company and/or its Subsidiaries (including expenses that relate to the business and affairs of the Company and/or its Subsidiaries and that also relate to other activities of the Managing Member), the Managing Member may cause the Company to pay or bear all expenses of the Managing Member, including, without limitation, costs of securities offerings not borne directly by Members, board of directors compensation and meeting costs, costs of periodic reports to its stockholders, litigation costs and damages arising from litigation, accounting and legal costs; provided that the Company shall not pay or bear any income tax obligations of the Managing Member. In the event that (i) shares of Common Stock or other Equity Securities of PubCo were sold to underwriters in any public offering after the Subsequent Effective Time, in each case, at a price per share that is lower than the price per share for which such shares of Common Stock or other Equity Securities of PubCo are sold to the public in such public offering after taking into account underwriters’ discounts or commissions and brokers’ fees or commissions (including, for the avoidance of doubt, any deferred discounts or commissions and brokers’ fees or commissions payable in connection with or as a result of such public offering) (such difference, the “Discount”) and (ii) the proceeds from such public offering are used to fund the Cash Election Amount for any redeemed Units or otherwise contributed to the Company, the Company shall reimburse the Managing Member for such Discount by treating such Discount as an additional Capital Contribution made by the Managing Member to the Company, issuing Units in respect of such deemed Capital Contribution in accordance with Section 4.6(b)(ii), and increasing the Managing Member’s Capital Account by the amount of such Discount. For the avoidance of doubt, any payments made to or on behalf of the Managing Member pursuant to this Section 7.8 shall not be treated as a distribution pursuant to Section 6.1(a) but shall instead be treated as an expense of the Company.

ARTICLE VIII.

ROLE OF MEMBERS

Section 8.1 Rights or Powers.

(a)

Other than the Managing Member, to the fullest extent permitted by Law, the Members, acting in their capacity as Members, shall not have any right or power to take part in the management or control of the Company or its business and affairs or to act for or bind the Company in any way. Notwithstanding the foregoing, the Members have all the rights and powers specifically set forth in this Agreement and, to the extent not inconsistent with this Agreement, in the Act. A Member, any Affiliate thereof or an employee, stockholder, agent, director or officer of a Member or any Affiliate thereof, may also be an employee or be retained as an agent of the Company. The existence of these relationships and acting in such capacities will not result in the Member (other than the Managing Member) being deemed to be participating in the control of the business of the Company or otherwise affect the limited liability of the Member. Except as specifically provided herein, a Member (other than the Managing Member) shall not, in its capacity as a Member, take part in the operation, management or control of the Company’s business, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company.

(b)

The Company shall promptly (but in any event within three business days) notify the Members in writing if, to the Company’s knowledge, for any reason, it would be an “investment company” within the meaning of the Investment Company Act of 1940 (the “Investment Company Act”), as amended. The Managing Member shall use its reasonable best efforts to ensure that the Company shall not be subject to registration as an investment company pursuant to the Investment Company Act.

Section 8.2 Action by Written Consent or Ratification. Any action required or permitted to be taken by the Members pursuant to this Agreement shall be taken if Members holding a majority of the Units whose consent or ratification is required consent thereto or provide a consent or ratification in writing. Any action required, required to be approved or permitted to be taken by the Managing Member pursuant to this Agreement may be taken or approved, as applicable, by the Managing Member acting pursuant to a writing which evidences its approval of or consent to such action.

Section 8.3 Various Capacities. The Members acknowledge and agree that the Members or their Affiliates will from time to time act in various capacities, including as a Member and as the Company Representative.

Section 8.4 Investment Opportunities. To the fullest extent permitted by applicable law, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Member (other than Members who are officers or employees of the Company, PubCo or any of their respective subsidiaries), any of their respective affiliates (other than the Company, the Managing Member or any of their respective subsidiaries), or any of their respective officers, directors, agents, shareholders, members, and partners (each, a “Business Opportunities Exempt Party”). The Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any Business Opportunities Exempt Party. No Business Opportunities Exempt Party who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company or any of its subsidiaries shall have any duty to communicate or offer such opportunity to the Company. No amendment or repeal of this Section 8.4 shall apply to or have any effect on the liability or alleged liability of any Business Opportunities Exempt Party for or with respect to any opportunities of which any such Business Opportunities Exempt Party becomes aware prior to such amendment or repeal. Any Person purchasing or otherwise acquiring any interest in any Units shall be deemed to have notice of and consented to the provisions of this Section 8.4. Neither the alteration, amendment or repeal of this Section 8.4, nor the adoption of any provision of this Agreement inconsistent with this Section 8.4, shall eliminate or reduce the effect of this Section 8.4 in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Section 8.4, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

ARTICLE IX.

TRANSFERS OF INTERESTS

Section 9.1 Restrictions on Transfer.

(a)

Except as provided in Section 4.6 or any Transfer by a Member to a Permitted Transferee, no Member shall Transfer all or any portion of its Interest without the Managing Member’s prior written consent, which consent shall be granted or withheld in the Managing Member’s sole discretion. Any such determination in the Managing Member’s sole discretion shall be final and binding. If, notwithstanding the provisions of this Section 9.1(a), all or any portion of a Member’s Interests are Transferred in violation of this Section 9.1(a), involuntarily, by operation of law or otherwise, then without limiting any other rights and remedies available to the other parties under this Agreement or otherwise, the Transferee of such Interest (or portion thereof) shall not be admitted to the Company as a Member or be entitled to any rights as a Member hereunder, and the Transferor will continue to be bound by all obligations hereunder, unless and until the Managing Member consents in writing to such admission, which consent shall be granted or withheld in the Managing Member’s sole discretion. Any attempted or purported Transfer of all or a portion of a Member’s Interests in violation of this Section 9.1(a) shall be null and void ab initio and of no force or effect whatsoever. The restrictions on Transfer contained in this ARTICLE IX shall not apply to the Transfer of any capital stock of the Managing Member; provided that no shares of Preferred Stock may be Transferred unless a corresponding number of Units are Transferred therewith in accordance with this Agreement.

(b)

In addition to any other restrictions on Transfer herein contained, including the provisions of this ARTICLE IX, in no event may any Transfer or assignment of Interests by any Member be made (i) to any Person who lacks the legal right, power or capacity to own Interests; (ii) if such Transfer (A) would be considered to be effected on or through an “established securities market” or a “secondary market or the substantial equivalent thereof,” as such terms are used in Treasury Regulations Section 1.7704-1, (B) would result in the Company having more than one hundred (100) partners, within the meaning of Treasury Regulations Section 1.7704-1(h)(1) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)), or (C) would cause the Company to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code or a successor provision or to be taxed as a corporation pursuant to the Code or successor of the Code; (iii) if such Transfer would cause the Company to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975(e)(2) of the Code); (iv) if such Transfer would, in the opinion of counsel to the Company, cause any portion of the assets of the Company to constitute assets of any employee benefit plan pursuant to the Plan Asset Regulations or otherwise cause the Company to be subject to regulation under ERISA; (v) if such Transfer requires the registration of such Interests, pursuant to any applicable U.S. federal or state securities Laws; or (vi) if such Transfer subjects the Company to regulation under the Investment Company Act or the Investment Advisors Act of 1940, each as amended (or any succeeding law). Any attempted or purported Transfer of all or a portion of a Member’s Interests in violation of this Section  9.1(b) shall be null and void ab initio and of no force or effect whatsoever.

Section 9.2 Notice of Transfer. Other than in connection with Transfers made pursuant to Section 4.6, each Member shall, after complying with the provisions of this Agreement, but in any event no later than three Business Days following any Transfer of Interests, give written notice to the Company of such Transfer. Each such notice shall describe the manner and circumstances of the Transfer.

Section 9.3 Transferee Members. A Transferee of Interests pursuant to this ARTICLE IX shall have the right to become a Member only if (i) the requirements of this ARTICLE IX are met, (ii) such Transferee executes an instrument reasonably satisfactory to the Managing Member agreeing to be bound by the terms and provisions of this Agreement and assuming all of the Transferor’s then existing and future Liabilities arising under or relating to this Agreement, (iii) such Transferee represents that the Transfer was made in accordance with all applicable securities Laws, (iv) the Transferor or Transferee shall have reimbursed the Company for all reasonable expenses (including attorneys’ fees and expenses) of any Transfer or proposed Transfer of a Member’s Interest, whether or not consummated and (v) if such Transferee or his or her spouse is a resident of a community property jurisdiction, then such Transferee’s spouse shall also execute an instrument reasonably satisfactory to the Managing Member agreeing to be bound by the terms and provisions of this Agreement to the extent of his or her community property or quasi-community property interest, if any, in such Member’s Interest. Unless agreed to in writing by the Managing Member, the admission of a Member shall not result in the release of the Transferor from any Liability that the Transferor may have to each remaining Member or to the Company under this Agreement or any other Contract between the Managing Member, the Company or any of its Subsidiaries, on the one hand, and such Transferor or any of its Affiliates, on the other hand. Written notice of the admission of a Member shall be sent promptly by the Company to each remaining Member. Notwithstanding anything to the contrary in this Section 9.3, and except as otherwise provided in this Agreement, following a Transfer by one or more Members (or a transferee of the type described in this sentence) to a Permitted Transferee of all or substantially all of their Interests, such transferee shall succeed to all of the rights of such Member(s) under this Agreement; provided, that the restrictions contained in this Agreement will continue to apply to the Interests after any Permitted Transfer. Notwithstanding the foregoing, no party hereto shall avoid the provisions of this Agreement by making one or more Permitted Transfers to one or more Transferees and then disposing of all or any portion of any such party’s interest in such Transferee if such disposition would result in such Transferee ceasing to be a Permitted Transferee.

Section 9.4 Legend. Each certificate representing a Unit, if any, will be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT.

THE TRANSFER AND VOTING OF THESE SECURITIES IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE SIXTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF KODIAK GAS SERVICES, LLC DATED AS OF [●], 2024 AMONG THE MEMBERS LISTED THEREIN, AS IT MAY BE AMENDED, SUPPLEMENTED AND/OR RESTATED FROM TIME TO TIME, AND NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE ISSUER OF SUCH SECURITIES.”

ARTICLE X.

ACCOUNTING; CERTAIN TAX MATTERS

Section 10.1 Books of Account. The Company shall, and shall cause each Subsidiary to, maintain true books and records of account in which full and correct entries shall be made of all its business transactions pursuant to a system of accounting established and administered in accordance with GAAP, and shall set aside on its books all such proper accruals and reserves as shall be required under GAAP.

Section 10.2 Tax Elections.

(a)

The Company and any eligible Subsidiary shall make an election (or continue a previously made election) pursuant to Section 754 of the Code for the taxable year of the Company that includes the date hereof, shall not thereafter revoke such election. In addition, the Company shall make the following elections on the appropriate forms or tax returns:

(i)	to adopt the calendar year as the Company’s Fiscal Year, if permitted under the Code;

(ii)	to adopt the accrual method of accounting for U.S. federal income tax purposes;

(iii)	to elect to amortize the organizational expenses of the Company as permitted by Section 709(b) of the Code; and

(iv)	any other election the Managing Member may deem appropriate and in the best interests of the Company.

(b)

The Company shall not make any election to be an association taxable as a corporation for U.S. federal income tax purposes (including by filing any U.S. Internal Revenue Service Form 8832 that would cause the Company to be taxed as a corporation for U.S. federal income tax purposes).

Section 10.3 Tax Returns; Information. The Managing Member shall arrange for the preparation and timely filing of all income and other tax and informational returns of the Company. The Managing Member shall furnish to each Member a copy of each approved return and statement, together with any schedules or other information which each Member may require in connection with such Member’s own tax affairs as soon as practicable (but in no event more than 75 days after the end of each Fiscal Year). The Members agree (a) to take all actions reasonably requested by the Company or the Company Representative to comply with Sections 6225 or 6226 of the Code and the obligations of the Company Representative and providing confirmation thereof to the Company Representative and (b) furnish to the Company any reasonably requested certificates or statements required in connection with the tax matters of the Company.

Section 10.4 Company Representative. The Managing Member is specially authorized and appointed to act as the Company Representative, and in any similar capacity under state or local Law, and to designate a “designated individual” in accordance with Treasury Regulations Section 301.6223-1(b)(3). The Company Representative may retain, at the Company’s expense, such outside counsel, accountants and other professional consultants as it may reasonably deem necessary in the course of fulfilling its obligations as Company Representative. Each Member agrees to cooperate with the Company Representative and to do or refrain from doing any or all things reasonably requested by the Company Representative with respect to the conduct of such proceedings. The Members shall cooperate in Good Faith in order to minimize the financial burden on the Company of any imputed underpayment under Section 6225 of the Code (or any successor provision), including an election and the furnishing of statements pursuant to Section 6226 of the Code or through the adoption of the procedure established by Section 6225(c) of the Code (or any successor provision). In acting as Company Representative, the Managing Member shall act, to the maximum extent possible, to cause income, gain, loss, deduction and credit of the Company, and adjustments thereto, to be allocated or borne by the Members in the same manner as such items or adjustments would have been borne if the Company could have effectively made an election under Section 6221(b) of the Code or similar state or local provision with respect to the taxable period at issue. The Company Representative shall keep the Electing Unitholders’ Representative reasonably informed of any material audit or administrative or judicial proceedings with respect to the tax matters of the Company and its Subsidiaries and shall not settle or compromise any tax proceeding with respect to the Company or any of its Subsidiaries that would reasonably be expected to have a materially and disproportionately adverse impact on any Electing Unitholder without the prior written consent of the Electing Unitholders’ Representative (not to be unreasonably withheld, conditioned, or delayed).

Section 10.5 Withholding Tax Payments and Obligations.

(a)

The Company and its Subsidiaries may withhold from distributions, allocations or portions thereof if it is required to do so by any applicable rule, regulation or law, and each Member hereby authorizes the Company and its Subsidiaries to withhold or pay on behalf of or with respect to such Member any amount of taxes that the Managing Member determines, in Good Faith, that the Company or any of its Subsidiaries is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement.

(b)

To the extent that any tax is paid by (or withheld from amounts payable to) the Company or any of its Subsidiaries and the Managing Member determines, in Good Faith, that such tax relates to one or more specific Members (including any tax payable by the Company or any of its Subsidiaries pursuant to Section 6225 of the Code with respect to items of income, gain, loss deduction or credit allocable or attributable to such Member), such tax shall be treated as an amount of taxes withheld or paid with respect to such Member pursuant to this Section 10.5.

(c)

For all purposes under this Agreement, any amounts withheld or paid with respect to a Member pursuant to this Section 10.5 shall be treated as if distributed to such Member at the time such withholding or payment is made. Further, to the extent that the cumulative amount of such withholding or payment for any period exceeds the distributions to which such Member is entitled for such period, the amount of such excess shall be considered a loan from the Company to such Member, with interest accruing at the Prime Rate in effect from time to time, compounded annually. The Managing Member may, in its discretion, either demand payment of the principal and accrued interest on such demand loan at any time (which payment shall not be deemed a Capital Contribution for purposes of this Agreement), and enforce payment thereof by legal process, or may withhold from one or more distributions to a Member amounts sufficient to satisfy such Member’s obligations under any such demand loan.

(d)

Neither the Company nor the Managing Member shall be liable for any excess taxes withheld in respect of any Member, and, in the event of overwithholding, a Member’s sole recourse shall be to apply for a refund from the appropriate Governmental Entity. Each Member hereby agrees to indemnify and hold harmless the Company, the other Members, the Company Representative and the Managing Member from and against any liability for taxes with respect to income attributable to or distributions or other payments to such Member.

(e)

Notwithstanding any other provision of this Agreement, (i) any Person who ceases to be a Member shall be treated as a Member for purposes of this Section 10.5 and (ii) the obligations of a Member pursuant to this Section 10.5 shall survive indefinitely with respect to any taxes withheld or paid by the Company that relate to the period during which such Person was actually a Member, regardless of whether such taxes are assessed, withheld or otherwise paid during such period.

Section 10.6 Tax Protections and Limitations. Until the earlier of (x) the fifth (5th) anniversary of the Burro Transactions Closing Date, (y) such time that neither the Electing Unitholders’ Representative nor any of its Permitted Transferees holds an Interest in the Company or (z) a PubCo Change of Control, neither PubCo nor the Company shall (nor shall they cause or permit any of their respective Subsidiaries to), without the prior written consent of the Electing Unitholders’ Representative (in its sole discretion): (a) (i) liquidate Burro Blocker or otherwise terminate the corporate existence of Burro Blocker for U.S. federal income tax purposes, (ii) distribute the equity interest of Burro Blocker, (iii) merge Burro Blocker with or into another corporation or entity or sell, transfer, or otherwise dispose of the equity interests of Burro Blocker, except to the extent such action would not result in the recognition of gain for U.S. federal income tax purposes, and, following such transaction, this Section 10.6 applies to the Section 704(c) property received as a result of taking such action, or (iv) take any other action that would cause the Electing Unitholders’ Representative to recognize gain pursuant to Section 704(c) of the Code with respect to the equity of Burro Blocker or any Section 704(c) property received with respect to such equity in Burro Blocker; or (b) (i) undertake any form of direct or indirect incorporation for U.S. federal income tax purposes involving all or any portion of any assets or liabilities of the Company and its Subsidiaries that are not already held in corporate form for U.S. federal income tax purposes, other than by operation of a change in law, or (ii) engage in any transaction or series of transactions that has the effect of reducing the liabilities of the Company allocable to the Electing Unitholders pursuant to Section 752 of the Code that would cause any Electing Unitholder to recognize more than 25%, in any single calendar year, of the gain under Section 731 of the Code related to such Electing Unitholder’s negative tax basis capital account with respect to such Electing Unitholder’s interest in Company as of the Burro Transactions Closing Date.

ARTICLE XI.

DISSOLUTION AND TERMINATION

Section 11.1 Liquidating Events. The Company shall dissolve and commence winding up and liquidating upon the first to occur of the following (each, a “Liquidating Event”):

(a)	The sale of all or substantially all of the assets of the Company; and

(b)	The determination of the Managing Member to dissolve, wind up, and liquidate the Company.

The Members hereby agree that the Company shall not dissolve prior to the occurrence of a Liquidating Event and that no Member shall seek a dissolution of the Company, under Section 18-802 of the Act or otherwise, other than based on the matters set forth in subsections (a) and (b) above. If it is determined by a court of competent jurisdiction that the Company has dissolved prior to the occurrence of a Liquidating Event, the Members hereby agree to continue the business of the Company without a winding up or liquidation. In the event of a dissolution pursuant to Section 11.1(b), the relative economic rights of each class of Units immediately prior to such dissolution shall be preserved to the greatest extent practicable with respect to distributions made to Members pursuant to Section 11.3 in connection with such dissolution, taking into consideration tax and other legal constraints that may adversely affect one or more parties to such dissolution and subject to compliance with applicable laws and regulations, unless, with respect to any class of Units, holders of a majority of the Units of such class consent in writing to a treatment other than as described above.

Section 11.2 Bankruptcy. For purposes of this Agreement, the “bankruptcy” of a Member shall mean the occurrence of any of the following: (a) any Governmental Entity shall take possession of any substantial part of the property of that Member or shall assume control over the affairs or operations thereof, or a receiver or trustee shall be appointed, or a writ, order, attachment or garnishment shall be issued with respect to any substantial part thereof, and such possession, assumption of control, appointment, writ or order shall continue for a period of 90 consecutive days; or (b) a Member shall admit in writing of its inability to pay its debts when due, or make an assignment for the benefit of creditors; or apply for or consent to the appointment of any receiver, trustee or similar officer or for all or any substantial part of its property; or shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debts, dissolution, liquidation, or similar proceeding under the Laws of any jurisdiction; or (c) a receiver, trustee or similar officer shall be appointed for such Member or with respect to all or any substantial part of its property without the application or consent of that Member, and such appointment shall continue undischarged or unstayed for a period of 90 consecutive days or any bankruptcy, insolvency, reorganization, arrangements, readjustment of debt, dissolution, liquidation or similar proceedings shall be instituted (by petition, application or otherwise) against that Member and shall remain undismissed for a period of 90 consecutive days.

Section 11.3 Procedure.

(a)

In the event of the dissolution of the Company for any reason, the Members shall commence to wind up the affairs of the Company and to liquidate the Company’s investments; provided that if a Member is in bankruptcy or dissolved, another Member, who shall be the Managing Member (“Winding-Up Member”) shall commence to wind up the affairs of the Company and, subject to Section 11.4(a), such Winding-Up Member shall have full right and unlimited discretion to determine in Good Faith the time, manner and terms of any sale or sales of the Property or other assets pursuant to such liquidation, having due regard to the activity and condition of the relevant market and general financial and economic conditions. The Members shall continue to share profits, losses and distributions during the period of liquidation in the same manner and proportion as though the Company had not dissolved. The Company shall engage in no further business except as may be necessary, in the reasonable discretion of the Managing Member or the Winding-Up Member, as applicable, to preserve the value of the Company’s assets during the period of dissolution and liquidation.

(b)

Following the payment of all expenses of liquidation and the allocation of all Profits and Losses as provided in ARTICLE V, the proceeds of the liquidation and any other funds of the Company shall be distributed in the following order of priority:

(i)

First, to the payment and discharge of all of the Company’s debts and Liabilities to creditors (whether third parties or Members), in the order of priority as provided by Law, except any obligations to the Members in respect of their Capital Accounts;

(ii)

Second, to set up such cash reserves which the Managing Member reasonably deems necessary for contingent or unforeseen Liabilities or future payments described in Section 11.3(b)(i) (which reserves when they become unnecessary shall be distributed in accordance with the provisions of subsection (iii), below); and

(iii)	Third, the balance to the Members, pro rata in accordance with the number of Units owned by each Member.

(c)	Except as provided in Section 11.4(a), no Member shall have any right to demand or receive property other than cash upon dissolution and termination of the Company.

(d)

Upon the completion of the liquidation of the Company and the distribution of all Company funds, the Company shall terminate and the Managing Member or the Winding-Up Member, as the case may be, shall have the authority to execute and record a certificate of cancellation of the Company, as well as any and all other documents required to effectuate the dissolution and termination of the Company.

Section 11.4 Rights of Members.

(a)	Each Member irrevocably waives any right that it may have to maintain an action for partition with respect to the property of the Company.

(b)

Except as otherwise provided in this Agreement, (i) each Member shall look solely to the assets of the Company for the return of its Capital Contributions, and (ii) no Member shall have priority over any other Member as to the return of its Capital Contributions, distributions or allocations.

Section 11.5 Notices of Dissolution. In the event a Liquidating Event occurs or an event occurs that would, but for the provisions of Section 11.1, result in a dissolution of the Company, the Company shall, within 30 days thereafter, (a) provide written notice thereof to each of the Members and to all other parties with whom the Company regularly conducts business (as determined in the discretion of the Managing Member), and (b) comply, in a timely manner, with all filing and notice requirements under the Act or any other applicable Law.

Section 11.6 Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets in order to minimize any losses that might otherwise result from such winding up.

Section 11.7 No Deficit Restoration. No Member shall be personally liable for a deficit Capital Account balance of that Member, it being expressly understood that the distribution of liquidation proceeds shall be made solely from existing Company assets.

ARTICLE XII.

GENERAL

Section 12.1 Amendments; Waivers.

(a)

The terms and provisions of this Agreement may be modified or amended (including by means of merger, consolidation or other business combination to which the Company is a party) with the approval of the Managing Member; provided, however, that no such amendment or modification to this Agreement may:

(i)	be made to this Section 12.1 without the prior written consent of the Managing Member and the holders of a majority of the outstanding Units (excluding Units held by PubCo and any PubCo Subsidiary);

(ii)	modify the limited liability of any Member, or increase the liabilities or obligations of any Member, in each case, without the consent of each such affected Member; or

(i)

materially alter or change any rights, preferences or privileges of any Interests in a manner that is different, adverse or prejudicial relative to any other Interests, without the approval of a majority in interest of the Members holding the Interests affected in such a different, adverse or prejudicial manner (excluding Interests held by PubCo and any PubCo Subsidiary).

(b)

Notwithstanding anything to the contrary herein, the Managing Member may, without the written consent of any Member or any other Person, amend, supplement, waive or modify any provision of this Agreement, including Exhibit A, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect: (1) the admission, substitution, or withdrawal of Members in accordance with this Agreement; (2) a change in the name of the Company, the location of the principal place of business of the Company, the registered agent of the Company or the registered office of the Company; (3) any amendment, supplement, waiver or modification that the Managing Member determines in its reasonable discretion to be necessary or appropriate to address changes in U.S. federal income tax regulations, legislation or interpretation; and/or (4) a change in the Fiscal Year or taxable year of the Company and any other changes that the Managing Member determines to be necessary or appropriate as a result of a change in the Fiscal Year or taxable year of the Company including a change in the dates on which distributions are to be made by the Company. If an amendment has been approved in accordance with this agreement, such amendment shall be adopted and effective with respect to all Members. Upon obtaining such approvals as may be required by this Agreement, and without further action or execution on the part of any Member or other Person, any amendment to this Agreement may be implemented and reflected in a writing executed solely by the Managing Member and the Members shall be deemed a party to and bound by such amendment.

(c)

No waiver of any provision or default under, nor consent to any exception to, the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

Section 12.2 Further Assurances. Each party agrees that it will from time to time, upon the reasonable request of another party, execute such documents and instruments and take such further action as may be required to accomplish the purposes of this Agreement.

Section 12.3 Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon the parties and their respective executors, administrators, successors and permitted assigns pursuant to the terms hereof. No party may assign its rights hereunder except as herein expressly permitted.

Section 12.4 Entire Agreement. This Agreement, together with all Exhibits and Schedules hereto and all other agreements referenced therein and herein, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein and therein.

Section 12.5 Rights of Members Independent. The rights available to the Members under this Agreement and at Law shall be deemed to be several and not dependent on each other and each such right accordingly shall be construed as complete in itself and not by reference to any other such right. Any one or more and/or any combination of such rights may be exercised by a Member and/or the Company from time to time and no such exercise shall exhaust the rights or preclude another Member from exercising any one or more of such rights or combination thereof from time to time thereafter or simultaneously.

Section 12.6 Governing Law. This Agreement, the legal relations between the parties and any Action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and performed in such State and without regard to conflicts of law doctrines, except to the extent that certain matters are preempted by federal Law or are governed as a matter of controlling Law by the Law of the jurisdiction of organization of the respective parties.

Section 12.7 Jurisdiction and Venue.

(a)

Any and all disputes which cannot be settled amicably with respect to this Agreement, including any action (at law or in equity), claim, litigation, suit, arbitration, hearing, audit, review, inquiry, proceeding or investigation or ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement or any matter arising out of or in connection with this Agreement and the rights and obligations arising hereunder or thereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder or thereunder brought by a party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Chancery Court, if such court shall not have jurisdiction, any federal court located in the State of Delaware, or, if neither of such courts shall have jurisdiction, any other Delaware state court. Each of the parties hereby irrevocably submits with regard to any such dispute for itself and in respect of its property, generally and unconditionally, to the sole and exclusive personal jurisdiction of the aforesaid courts and agrees that it will not bring any dispute relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each party irrevocably consents to service of process in any dispute in any of the aforesaid courts by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized overnight delivery service, to such party at such party’s address referred to in Section 12.10. Each party hereby irrevocably and unconditionally waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action brought by any party with respect to this Agreement (i) any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 12.7; (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); or (iii) any objection which such party may now or hereafter have (A) to the laying of venue of any of the aforesaid actions arising out of or in connection with this Agreement brought in the courts referred to above; (B) that such action brought in any such court has been brought in an inconvenient forum and (C) that this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts.

(b)

EACH PARTY ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY AGREEING TO THE CHOICE OF DELAWARE LAW TO GOVERN THIS AGREEMENT AND TO THE JURISDICTION OF DELAWARE COURTS IN CONNECTION WITH PROCEEDINGS BROUGHT HEREUNDER. THE PARTIES INTEND THIS TO BE AN EFFECTIVE CHOICE OF DELAWARE LAW AND AN EFFECTIVE CONSENT TO JURISDICTION AND SERVICE OF PROCESS UNDER 6 DEL. C. § 2708.

Section 12.8 Headings. The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

Section 12.9 Counterparts. This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed and delivered (including by electronic means) in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party.

Section 12.10 Notices. Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by facsimile, by telecommunications mechanism or electronically or (c) mailed by certified or registered mail, postage prepaid, receipt requested as follows:

If to the Company or the Managing Member, addressed to it at:

Kodiak Gas Services, LLC

[Address]

Email: [●]

Attention: [●]

With copies (which shall not constitute notice) to:

King & Spalding LLP

1180 Peachtree Street, NE, Suite 1600

Atlanta, Georgia 30309

Email: ktownsend@kslaw.com; rleclerc@kslaw.com

Attention: Keith M. Townsend; Robert J. Leclerc

or to such other address or to such other Person as either party shall have last designated by such notice to the other parties. Each such notice or other communication shall be effective (i) if given by telecommunication or electronically, when transmitted to the applicable number or electronic mail address so specified in (or pursuant to) this Section 12.10 and an appropriate answerback is received or, if transmitted after 4:00 p.m. local time on a Business Day in the jurisdiction to which such notice is sent or at any time on a day that is not a Business Day in the jurisdiction to which such notice is sent, then on the immediately following Business Day, (ii) if given by mail, on the first Business Day in the jurisdiction to which such notice is sent following the date three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, on the Business Day when actually received at such address or, if not received on a Business Day, on the Business Day immediately following such actual receipt.

Section 12.11 Representation By Counsel; Interpretation. The parties acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

Section 12.12 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement, to the extent permitted by Law shall remain in full force and effect, provided that the essential terms and conditions of this Agreement for all parties remain valid, binding and enforceable.

Section 12.13 Power of Attorney. Each Member, by its execution hereof, hereby makes, constitutes and appoints the Managing Member as its true and lawful agent and attorney in fact, with full power of substitution and full power and authority in its name, place and stead, to make, execute, sign, acknowledge, swear to, record and file (a) this Agreement and any amendment to this Agreement that has been consented to and adopted as herein provided; (b) all amendments to the Company’s Certificate of Formation required or permitted by Law or the provisions of this Agreement; (c) all certificates and other instruments (including consents and ratifications which the Members have agreed to provide upon a matter receiving the agreed support of Members) deemed advisable by the Managing Member to carry out the provisions of this Agreement and Law or to permit the Company to become or to continue as a limited liability company or entity wherein the Members have limited liability in each jurisdiction where the Company may be doing business; (d) all instruments that the Managing Member deems appropriate to reflect a change or modification of this Agreement or the Company in accordance with this Agreement, including the admission of additional Members or substituted Members pursuant to the provisions of this Agreement; (e) all conveyances and other instruments or papers deemed advisable by the

Managing Member to effect the liquidation and termination of the Company; and (f) all fictitious or assumed name certificates required or permitted (in light of the Company’s activities) to be filed on behalf of the Company.

Section 12.14 Expenses. Except as otherwise provided in this Agreement, each party shall bear its own expenses in connection with the transactions contemplated by this Agreement.

Section 12.15 Confidentiality.

(a)

The Managing Member and each of the Members agree to hold the Company’s Confidential Information in confidence and may not use such information except in furtherance of the business of the Company or as otherwise authorized separately in writing by the Managing Member. With respect to the Managing Member and each Member, Confidential Information does not include information or material that: (i) is rightfully in the possession of the Managing Member or each Member at the time of disclosure by the Company; (ii) before or after it has been disclosed to the Managing Member or each Member by the Company, becomes part of public knowledge, not as a result of any action or inaction of the Managing Member or such Member, respectively, in violation of this Agreement; (iii) is approved for release by written authorization of an Officer of the Company or PubCo; (iv) is disclosed to the Managing Member or such Member or their representatives by a third party not, to the knowledge of the Managing Member or such Member, respectively, in violation of any obligation of confidentiality owed to the Company with respect to such information; or (v) is or becomes independently developed by the Managing Member or such Member or their respective representatives without use or reference to the Confidential Information.

(b)

Each of the Members may disclose Confidential Information to its Affiliates, partners, directors, officers, employees, counsel, advisers, consultants, outside contractors and other agents solely to the extent such disclosure is reasonably necessary or appropriate to fulfill such Member’s obligations or to exercise such Member’s rights under this Agreement on the condition that such Persons keep the Confidential Information confidential to the same extent as such disclosing Member is required to keep the Confidential Information confidential; provided that the disclosing Member shall remain liable with respect to any breach of this Section 12.15 by any such, Affiliates, partners, directors, officers, employees, counsel, advisers, consultants, outside contractors and other agents.

(c)

Notwithstanding Section 12.15(a) or Section 12.15(b), each of the Members may disclose Confidential Information (i) to the extent that such party is legally compelled (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, (ii) to any bona fide prospective purchaser of the equity or assets of a Member, or the Units held by such Member, or a prospective merger partner of such Member (provided, that (x) such Persons will be informed by such Member of the confidential nature of such information and shall agree in a writing to keep such information confidential in accordance with the contents of this Agreement and (y) such Member will be liable for any breaches of this Section 12.15 by any such Persons), (iii) to the extent that, based on the advice of counsel, disclosure is required by applicable Law or (iv) to the extent necessary to provide required tax statements and related information to its stockholders and other direct and indirect equity holders (provided that such Member shall inform the Company of any Confidential Information to be so disclosed at least three business days prior to disclosure).

Section 12.16 Waiver of Jury Trial. EACH OF THE COMPANY, THE MEMBERS, THE MANAGING MEMBER AND ANY INDEMNITEES SEEKING REMEDIES HEREUNDER, HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.

Section 12.17 No Third Party Beneficiaries. Except as expressly provided in Section 7.4, nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under this Agreement or otherwise create any third party beneficiary hereto; provided, however, that each employee, officer, director, agent or indemnitee of any Person who is bound by this Agreement or its Affiliates is an intended third party beneficiary of Section 12.7 and shall be entitled to enforce its rights thereunder.

[Signatures on Next Page]

IN WITNESS WHEREOF, each of the parties hereto has caused this Sixth Amended and Restated Limited Liability Company Agreement to be executed as of the day and year first above written.

COMPANY:

KODIAK GAS SERVICES, LLC

By:
Name:
Title:

SIGNATURE PAGE TO

SIXTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF

KODIAK GAS SERVICES, LLC

MEMBERS:

[●]

By:
Name:
Title:

SIGNATURE PAGE TO

SIXTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF

KODIAK GAS SERVICES, LLC

MANAGING MEMBER:

KODIAK GAS SERVICES, INC.

By:
Name:
Title:

SIGNATURE PAGE TO

SIXTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF

KODIAK GAS SERVICES, LLC

Exhibit B

Form of Kick Certificate of Designation

[Attached]

[Exhibit B]

CERTIFICATE OF DESIGNATION OF SERIES A PREFERRED STOCK

OF

KODIAK GAS SERVICES, INC.

Pursuant to Section 151 of the Delaware General Corporation Law, Kodiak Gas Services, Inc. (the “Corporation”), a Delaware corporation, hereby certifies that the following resolution was duly adopted by the board of directors of the Corporation (the “Board of Directors”) on [●]:

RESOLVED, that pursuant to the authority conferred by the Amended and Restated Certificate of Incorporation (as it may be amended from time to time, and including any certificate of designation relating to any series of preferred stock, par value $0.01 per share (the “Preferred Stock”), the “Charter”) (which authorizes 50,000,000 shares of Preferred Stock) of the Corporation and thereby vested in the Board of Directors, the Board of Directors hereby designates, creates and authorizes a series of Preferred Stock with the voting and other powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof as follows:

Section 1.  Number and Designation. The shares of this series shall be designated as the “Series A Preferred Stock”. The authorized number of shares of Series A Preferred Stock shall initially be [●], and such shares shall have a par value of $0.01 per share. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding.

Section 2.  Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, each holder of Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders of the Corporation, before any distribution of assets is made on the common stock, par value $0.01 per share, of the Corporation (the “Common Stock”) or on any other class or series of stock of the Corporation that is not Parity Stock or Senior Stock (each as defined below), but after distributions of assets on each class or series of stock of the Corporation (including any series of Preferred Stock established after the date this Certificate of Designation becomes effective) the terms of which expressly provide that such class or series ranks senior to the Series A Preferred Stock as to distribution of assets upon the liquidation, winding-up or dissolution of the Corporation (“Senior Stock”), an amount equal to $0.01 per share of Series A Preferred Stock. If, upon any voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation, the Corporation’s assets, or proceeds thereof, distributable among the holders of the Series A Preferred Stock are insufficient to pay in full the preferential amount aforesaid and the liquidation preference on any class or series of stock of the Corporation (including any series of Preferred Stock established after the date this Certificate of Designation becomes effective) the terms of which expressly provide that such class or series ranks pari passu with the Series A Preferred Stock as to distribution of assets upon the liquidation, winding-up or dissolution of the Corporation (“Parity Stock”), then such assets, or the proceeds thereof, shall be distributed among the holders of the Series A Preferred Stock and any other Parity Stock equally and ratably in proportion to the respective amounts that would be payable on such shares of Series A Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full. Neither the voluntary sale, conveyance, exchange or transfer, for cash, shares of stock, securities or other consideration, of all or substantially all of the Corporation’s property or assets, nor the merger or consolidation of the Corporation with or into any corporation or other entity or the merger or consolidation of any corporation or other entity with or into the Corporation shall be deemed to be a voluntary or involuntary liquidation, dissolution of winding-up of the Corporation. After the payment to the holders of Series A Preferred Stock of the full preferential amounts provided for above, such holders as such shall have no right or claim to any of the remaining assets of the Corporation. If any assets of the Corporation distributed to holders of the Series A Preferred Stock in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by written resolution of the Board of Directors.

Section 3.  Dividends. Except with respect to dividends in connection with the adoption of a “poison pill” or similar shareholders rights plan, the holders of Series A Preferred Stock shall not be entitled to receive any dividends (including cash, stock or property) in respect of their Series A Preferred Stock; provided, that in the event of a dividend to holders of Common Stock in the form of shares of Common Stock or rights to acquire Common Stock, the holders of Series A Preferred Stock shall simultaneously receive a dividend of Series A Preferred Stock or rights to acquire Series A Preferred Stock, in each case in the same proportion and manner.

Section 4.  Voting Rights. Each holder of Series A Preferred Stock, as such, shall be entitled to one vote for each share of Series A Preferred Stock on all matters submitted to a vote of the holders of Common Stock of the Corporation, as adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock occurring after the date of this Certificate of Designation). Except as otherwise provided in the Charter or required by applicable law, the holders of the Series A Preferred Stock shall vote together as a single class with the holders of Common Stock (or, if the holders of one or more other classes or series of capital stock or Preferred Stock are entitled to vote together with the holders of Common Stock and Series A Preferred Stock, as a single class with the holders of the Common Stock and such other classes or series of capital stock or Preferred Stock) on all matters submitted to a vote of the stockholders generally. Any action required under the Delaware General Corporation Law (as it may be amended from time to time) or permitted to be taken by the holders of Series A Preferred Stock, voting separately as a series or together with one or more other classes or series of capital stock or Preferred Stock, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Series A Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Series A Preferred Stock were present and voted.

Section 5.  Merger or Consolidation. In the event of a merger or consolidation of the Corporation with or into another entity (whether or not the Corporation is the surviving entity) or any other transaction in which shares of Common Stock are exchanged for or converted into other stock or securities, or the right to receive cash and/or any other property, the holders of Series A Preferred Stock shall not be entitled to receive any economic consideration in respect of the Series A Preferred Stock.

Section 6.  Transfer Restrictions.

(a)  To the extent that any Units (as defined in the limited liability company agreement of Kodiak Gas Services LLC, a Delaware limited liability company (“OpCo”), as it may be amended from time to time (as so amended from time to time, the “OpCo LLCA”)) are transferred to the Corporation or OpCo pursuant to any transaction contemplated by Article IV of the OpCo LLCA (or any replacement provision thereof) (excluding, for the avoidance of doubt, any issuance of Units by OpCo to the Corporation), then simultaneous with such transfer, an equal number of shares of Series A Preferred Stock registered in the name of the transferor shall automatically and without further action on the part of the Corporation or such transferor be transferred to the Corporation and shall no longer be outstanding, and all rights with respect to such share shall automatically cease. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon redemption of the Units for Common Stock pursuant to the OpCo LLCA, such number of shares of Common Stock that shall be issuable upon any redemption pursuant to the OpCo LLCA; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such redemption of Units pursuant to the OpCo LLCA by delivering to the holder of Units upon such redemption cash in lieu of shares of Common Stock in the amount permitted by and as provided in the OpCo LLCA. All shares of Common Stock that shall be issued upon any redemption will, upon issuance in accordance with the OpCo LLCA, be validly issued, fully paid and nonassessable. To the extent the OpCo LLCA is not publicly available, a copy thereof shall be kept on file with the Secretary of the Corporation and be provided free of charge to any stockholder who makes a request therefor.

(b)  Except as set forth in subsection (a) of this Section 6 and except pursuant to the issuance of Units by OpCo to the Corporation, the transfer of any Units pursuant to the terms of the OpCo LLCA shall result in the automatic transfer of an equal number of shares of Series A Preferred Stock from the same transferor to the same transferee. Except as set forth in subsection (a) of this Section 6, no holder of Series A Preferred Stock shall transfer a share of Series A Preferred Stock other than with an equal number of Units pursuant to the terms of the OpCo LLCA. The transfer restrictions described in this Section 6(b) are referred to as the “Restrictions”.

(c)  Any purported transfer of Series A Preferred Stock in violation of the Restrictions shall, to the fullest extent permitted by applicable law, be null and void ab initio, and to the fullest extent permitted by law, the purported transferee of such shares shall not obtain any rights in and to such shares and the purported transfer of such shares shall not be recognized by the Corporation.

(d)  If, notwithstanding the Restrictions, (i) any outstanding share of Series A Preferred Stock shall cease to be held by a registered holder of Units, such share of Series A Preferred Stock shall automatically and without further action on the part of the Corporation or the holder of such Series A Preferred Stock be transferred to the Corporation and shall no longer be outstanding, and all rights with respect to such share shall automatically cease or (ii) any holder of Series A Preferred Stock holds a greater number of shares of Series A Preferred Stock than Units, the shares of Series A Preferred Stock registered in the name of such holder that exceed the number of Units held by such holder shall automatically and without further action on the part of the Corporation or the holder of such Series A Preferred Stock be transferred to the Corporation and shall no longer be outstanding, and all rights with respect to such shares shall automatically cease.

(e)  The Board of Directors may, to the fullest extent permitted by applicable law, from time to time establish, modify, amend or rescind, by bylaw or otherwise, regulations and procedures that are consistent with the provisions of this Section 6 and the OpCo LLCA, for determining whether any transfer or acquisition of Series A Preferred Stock would violate the Restrictions and for the orderly application, administration and implementation of the provisions of this Section 6. Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and a copy thereof shall be provided free of charge to any stockholder who makes a request therefor.

Section 7.  Certain Adjustments. In the event of a subdivision, combination or reclassification (whether by stock split, reverse stock split, stock dividend or otherwise) or dividend declared in connection with the adoption of a “poison pill” or similar shareholders rights plan (each, a “Stock Adjustment”), a corresponding Stock Adjustment shall be declared or made on the Series A Preferred Stock in the same proportion and manner, such that the same proportionate economic and voting ownership between the holders of outstanding Common Stock and Series A Preferred Stock on the record date for such Stock Adjustment is preserved, unless different treatment of the shares of Common Stock and Series A Preferred Stock is approved by the holders of a majority of the outstanding Common Stock and the holders of a majority of the outstanding Series A Preferred Stock, each voting as separate classes.

Section 8.  Severability. To the extent that any provision of this Certificate of Designation is found to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Certificate of Designation, and following any determination by a court of competent jurisdiction that any provision of this Certificate of Designation is invalid or unenforceable, this Certificate of Designation shall contain only such provisions (a) as were in effect immediately prior to such determination and (b) were not so determined to be invalid or unenforceable.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Designation to be signed by its duly authorized officer on the date set forth below.

KODIAK GAS SERVICES, INC.

By:
Name:
Title:

Date:

Signature Page — Certificate of Designation

Exhibit C

Form of Registration Rights Agreement

[Attached]

[Exhibit C]

Final Form

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (as may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is dated as of [●], 2024, by and among Kodiak Gas Services, Inc., a Delaware corporation (the “Company”), Kodiak Gas Services, LLC a Delaware limited liability company, the undersigned holders of Registrable Securities (as defined below), and such other holders of Registrable Securities that join this Agreement pursuant to the provisions herein. Such holders of Registrable Securities party hereto are collectively referred to herein as the “Holders.”

ARTICLE I

DEFINITIONS

In this Agreement:

“Affiliate” has the meaning ascribed thereto in Rule 12b-2 promulgated under the Exchange Act, as in effect on the date hereof.

“Agreement” has the meaning set forth in the Preamble.

“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required by applicable law to be closed in New York, New York.

“Common Stock” means the shares of common stock, par value $0.01 per share, of the Company, and any other capital stock of the Company into which such common stock is reclassified or reconstituted.

“Company” has the meaning set forth in the Preamble.

“Control” (including its correlative meanings, “Controlled by” and “under common Control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Holders” has the meaning set forth in the Preamble.

“Kodiak Gas Services, LLC Agreement” means the Sixth Amended and Restated Limited Liability Company Agreement of Kodiak Gas Services, LLC, dated as of [●], 2024.

“Lock-Up Period” means the 180-day period following the closing date of the transactions contemplated under the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of December 19, 2023 by and among Kodiak Gas Services, Inc. a Delaware Corporation, Kodiak Gas Services, LLC, a Delaware limited liability company and an indirect wholly-owned Subsidiary of Kodiak Gas Services, Inc., Kick Stock Merger Sub LLC, Delaware limited liability company and an indirect wholly-owned Subsidiary of Kodiak Gas Services, Inc.,

Kick LP Merger Sub LLC, Delaware limited liability company and an indirect wholly-owned Subsidiary of Kodiak Gas Services, Inc., Kick GP Merger Sub LLC, a Delaware limited liability company and an indirect wholly-owned Subsidiary of Kodiak Gas Services, Inc., CSI Compressco LP, a Delaware limited partnership, and CSI Compressco GP LLC, a Delaware limited liability company and general partner of CSI Compressco LP.

“Permitted Transferee” has the meaning set forth in the Kodiak Gas Services, LLC Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, a cooperative, an unincorporated organization, or other form of business organization, whether or not regarded as a legal entity under applicable law, or any governmental authority or any department, agency or political subdivision thereof.

“Piggyback Holder” means a Holder that beneficially owns greater than 3% of the outstanding shares of Common Stock of the Company, including shares of Common Stock issuable upon redemption of Units.

“Preferred Stock” has the meaning set forth in the Kodiak Gas Services, LLC Agreement.

“Prior RRA” means the Registration Rights Agreement, dated as of July 3, 2023, by and among Kodiak Gas Services, Inc., Frontier TopCo Partnership, L.P., and each of the other signatories from time to time a party thereto.

“Recognized Exchange” means The New York Stock Exchange or the Nasdaq Stock Market.

“Registrable Securities” means the Shares; provided, however, that Registrable Securities shall cease to be Registrable Securities when: (i) a registration statement covering the resale of such Shares has been declared effective under the Securities Act by the SEC and such Shares have been disposed of pursuant to such effective registration statement; (ii) such Shares have been sold pursuant to Rule 144 or Rule 145 (or any successor rules or regulations then in force) under the Securities Act and the transferee thereof reasonably notifies the Company that it did not receive “restricted securities” as defined in Rule 144; (iii) such Shares may be sold without registration pursuant to Rule 144 or Rule 145 (or any successor rules or regulations then in force) without volume or other restrictions or limitations; or (iv) such Registrable Securities cease to be outstanding (or issuable upon exchange).

“Registration Expenses” means any and all expenses incurred in connection with the performance of or compliance with this Agreement, including:

(a) all SEC, stock exchange, or FINRA registration and filing fees;

(b) all fees and expenses of complying with securities or blue sky laws (including fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities);

(c) all printing, messenger and delivery expenses;

(d) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange or FINRA and all rating agency fees;

(e) the reasonable fees and disbursements of counsel for the Company and of its independent public accountants, including the expenses of any comfort letters required by or incident to such performance and compliance;

(f) any fees and disbursements of underwriters customarily paid by the issuers or sellers of Securities, but, for the avoidance of doubt, excluding underwriting fees, discounts, selling commissions and transfer taxes;

(g) the reasonable fees and out-of-pocket expenses of not more than one law firm (as selected by Holders of a majority of the Registrable Securities included in such registration) incurred by all the Holders in connection with the registration;

(h) the costs and expenses of the Company relating to analyst and investor presentations or any “road show” undertaken in connection with the registration and/or marketing of the Registrable Securities (including the reasonable out-of-pocket expenses of the Holders); and

(i) any other fees and disbursements customarily paid by the issuers of Securities.

“SEC” means the U.S. Securities and Exchange Commission or any successor agency.

“Securities” means capital stock, limited partnership interests, limited liability company interests, beneficial interests, units, warrants, options, notes, bonds, debentures, and other securities, equity interests, ownership interests and similar obligations of every kind and nature of any Person.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Shares” means (i) the shares of Common Stock of the Company that may delivered upon redemption of Units together with the surrender and delivery by such Holder of one share of Preferred Stock pursuant to the Kodiak Gas Services, LLC Agreement, and (ii) any other equity interests of the Company or equity interests in any successor of the Company issued in respect of such shares by reason of or in connection with any stock dividend, stock split, combination, reorganization, recapitalization, conversion to another type of entity or similar event involving a change in the capital structure of the Company. For purposes of this Agreement, a Person shall be deemed to be a holder of Shares and such Shares shall be deemed to be in existence whenever such Person has the right to acquire such Shares (upon conversion, exchange, redemption or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such rights other than vesting), whether or not such acquisition has actually been effected, and such Person shall be entitled to exercise the rights of a holder of Shares.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which: (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, representatives or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (ii) if a limited liability company, partnership, association or other business entity, a majority of the total voting power of stock (or equivalent ownership interest) of the limited liability company, partnership, association or other business entity is at the time owned or Controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or Control the managing director or general partner of such limited liability company, partnership, association or other business entity.

“Units” has the meaning given to such term in the Kodiak Gas Services, LLC Agreement.

“WKSI” means a well-known seasoned issuer, as defined in Rule 405 under the Securities Act.

ARTICLE II

DEMAND AND PIGGYBACK RIGHTS

2.1 Shelf Registration. The Company shall use its commercially reasonable efforts to file a registration statement on Form S-3 on or before the sixtieth (60th) day prior to the completion of the Lock-Up Period to register the Registrable Securities for resale on a delayed or continuous basis in accordance with Rule 415 of the Securities Act, unless the Company is then eligible for WKSI status, in which case it may file the registration statement at any time prior to the end of the Lock-Up Period. Any shelf registration filed pursuant to this Section 2.1 by the Company will cover all Registrable Securities held by each of the Holders (and with respect to any particular Holder, subject to such Holder’s compliance with Section 4.5). If at the time of such shelf registration the Company is eligible for WKSI status, such shelf registration shall be an automatic shelf registration statement on Form S-3. The Company shall use its commercially reasonable efforts to cause such shelf registration statement to become effective prior to the completion of the Lock-Up Period. The Company shall cause such registration statement filed pursuant to this Section 2.1 to remain effective thereafter until such time as there are no longer any Registrable Securities.

2.2 Right to Piggyback on a Registered Offering for Piggyback Holders. In connection with any registered offering by the Company of shares of Common Stock having an aggregate value of at least $50 million for the account of the Company, for the account of the parties to the Prior RRA, or for the account of other third parties pursuant to a registration statement, the Piggyback Holders may exercise piggyback rights to have included in such offering, Registrable Securities held by them, subject in each case to any cutbacks imposed in accordance with Section 3.4 hereof. The Company will facilitate in the manner described in this Agreement any such registered offering.

2.3 Limitations on Registration Rights.

(a) No Holder will have any demand rights to cause the Company to facilitate an underwritten offering pursuant to this Agreement. The rights of Holders to participate in underwritten offerings will be limited to the rights of Piggyback Holders to participate in such offerings pursuant to Section 2.2 hereof.

(b) Notwithstanding anything in this Agreement to the contrary, the Holders will not have piggyback or other registration rights with respect to the following registered primary offerings by the Company: (i) a registration relating solely to employee benefit plans; (ii) a registration on Form S-4 or S-8 (or other similar successor forms then in effect under the Securities Act); (iii) a registration pursuant to which the Company is offering to exchange its own Securities for other Securities; (iv) a registration statement relating solely to dividend reinvestment or similar plans; (v) a shelf registration statement pursuant to which only the initial purchasers and subsequent transferees of debt securities of the Company or any Subsidiary that are convertible for common equity and that are initially issued pursuant to Rule 144A and/or Regulation S of the Securities Act may resell such notes and sell the common equity into which such notes may be converted; (vi) a registration where the Registrable Securities are not being sold for cash; (vii) an exchange registration; or (viii) a registration of Securities where the offering is a bona fide offering of debt securities, even if such Securities are convertible into or exchangeable or exercisable for shares of Common Stock.

(c) The Company may postpone the filing of any registration statement or suspend the effectiveness of any shelf registration statement for a reasonable “blackout period” not in excess of 90 days if the board of directors of the Company (the “Board”) determines in good faith that such registration or offering could (i) materially interfere with a bona fide business, reorganization, acquisition or divestiture or financing transaction of the Company or its Subsidiaries; (ii) require disclosure of material non-public information that the Company has a bona fide business purpose for preserving as confidential; or (iii) be reasonably likely to require premature disclosure of information, the premature disclosure of which could materially and adversely affect the Company. The blackout period will end upon the earlier to occur of, (i) in the case of a bona fide business, acquisition or divestiture or financing transaction, a date not later than 90 days from the date such deferral commenced, and (ii) in the case of disclosure of non-public information, the earlier to occur of (x) the filing by the Company of its next succeeding Annual Report on Form 10-K or Quarterly Report on Form 10-Q, or (y) the date upon which such information otherwise is disclosed.

ARTICLE III

NOTICES, CUTBACKS AND OTHER MATTERS

3.1 Notifications Regarding Non-Shelf Offerings.

(a) In the event that the Company proposes to file a registration statement for a non-shelf registered offering (for its own account, for the account of parties to the Prior RRA, or for the account of other third parties), the Company will promptly give to each of the Piggyback Holders a written notice thereof no later than 5:00 p.m., New York City time, on the fifth Business Day prior to the proposed filing date of such registration statement. Any Piggyback Holder wishing to exercise its piggyback rights with respect to any such non-shelf registration statement must notify the Company of the number of Registrable Securities it seeks to have included in such registration statement in a written notice. Such notice must be given as soon as practicable, but in no event later than 5:00 p.m., New York City time, on the third Business Day after the date of the Company’s notice.

(b) Pending any required public disclosure and subject to applicable legal requirements, the parties will maintain confidentiality of their discussions regarding a prospective non-shelf registration.

3.2 Notifications Regarding Shelf Takedowns.

(a) The Company will notify the Piggyback Holders of an anticipated underwritten takedown (whether pursuant to the Company’s own initiative or a demand by the parties to the Prior RRA or other third parties) no later than 5:00 p.m., New York City time, on (i) if applicable, the second Business Day prior to the date on which the preliminary prospectus or prospectus supplement intended to be used in connection with pre-pricing marketing efforts for such takedown is finalized, and (ii) in all other cases, the second Business Day prior to the date on which the pricing of the relevant takedown occurs.

(b) Any Piggyback Holder wishing to exercise its piggyback rights with respect to an underwritten shelf takedown must notify the Company of the number of Registrable Securities it seeks to have included in such takedown. Such notice must be given as soon as practicable, but in no event later than 5:00 p.m., New York City time, on (i) if applicable, the Business Day prior to the date on which the preliminary prospectus or prospectus supplement intended to be used in connection with marketing efforts for the relevant offering is expected to be finalized, and (ii) in all other cases, the Business Day prior to the date on which the pricing of the relevant takedown occurs.

(c) Pending any required public disclosure and subject to applicable legal requirements, the parties will maintain confidentiality of their discussions regarding a prospective underwritten takedown.

3.3 Plan of Distribution, Underwriters and Advisors. The Company will be entitled to determine the plan of distribution and select the managing underwriters and any provider of advisory services for any underwritten offering through a non-shelf registration statement or through a shelf takedown.

3.4 Cutbacks. If the managing underwriters advise the Company and the selling Piggyback Holders that, in their opinion, the number of Registrable Securities requested to be included in an underwritten offering exceeds the amount that can be sold in such offering without adversely affecting the distribution of the Registrable Securities being offered, the price that will be paid in such offering or the marketability thereof, such offering will include only the number of Registrable Securities that the underwriters advise can be sold in such offering in the following order of priority:

(a) If such underwritten offering is initiated by the holders of Securities under the Prior RRA:

(1) first, the Securities beneficially owned by such holders requested to be included in such underwritten offering pursuant to the Prior RRA, in accordance with the Prior RRA;

(2) second, any Securities to be sold by the Company for its own account;

(3) third, the Registrable Securities beneficially owned by Piggyback Holders requested to be included in such underwritten offering, allocated pro rata among the respective Piggyback Holders beneficially owning such Registrable Securities on the basis of the number of Registrable Securities beneficially owned by each such Piggyback Holder; and

(4) fourth, other Securities held by third parties requested to be included in such demand registration pursuant to registration rights granted to such third party holder.

(b) If such underwritten offering is initiated by the Company, then, with respect to each class proposed to be registered:

(1) first, any Securities to be sold by the Company for its own account;

(2) second, the Securities beneficially owned by holders requested to be included pursuant to the Prior RRA, in accordance with the Prior RRA;

(3) third, the Registrable Securities beneficially owned by Piggyback Holders requested to be included, allocated pro rata among the respective Piggyback Holders beneficially owning such Registrable Securities on the basis of the number of Registrable Securities beneficially owned by each such Piggyback Holder; and

(4) fourth, other Securities held by third parties requested to be included pursuant to registration rights granted to such third party holder.

(c) If such underwritten offering is initiated by any third party holder, then, with respect to each class proposed to be registered:

(1) first, Securities held by third parties requested to be included pursuant to registration rights granted to such third party holder;

(2) second, the Securities beneficially owned by the holders requested to be included pursuant to the Prior RRA, in accordance with the Prior RRA;

(3) third, any Securities to be sold by the Company for its own account; and

(4) fourth, the Registrable Securities beneficially owned by Piggyback Holders requested to be included, allocated pro rata among the respective Piggyback Holders beneficially owning such Registrable Securities on the basis of the number of Registrable Securities beneficially owned by each such Piggyback Holder.

3.1 Withdrawal. Even if Registrable Securities held by a Holder have been part of a registered underwritten offering, such Holder may, no later than the time at which the public offering price and underwriters’ discount are determined with the managing underwriter, decline to sell all or any portion of the Registrable Securities being offered for its account.

3.2 Lockups. In connection with any underwritten offering in which Registrable Securities are included, the Company, each of the Company’s directors and officers, and each Piggyback Holder participating in such offering will agree (in the case of Piggyback Holders, with respect to all Registrable Securities respectively beneficially owned by them) to be bound by the lockup restrictions required by the underwriting agreement (which must apply in similar manner to all of them) that are agreed to by the Company, the parties to the Prior RRA, or other third parties; provided that the lockup period for the Piggyback Holders shall not be longer than the shortest lockup period applicable to any other party subject to lockup restrictions.

ARTICLE IV

FACILITATING REGISTRATIONS AND OFFERINGS

4.1 General. If the Company conducts an underwritten offering which includes Registrable Securities on behalf of Piggyback Holders, the Company will do so with the same degree of care and dispatch as would reasonably be expected in the case of a registration and offering by the Company of Securities for its own account. Without limiting this general obligation, the Company will fulfill its specific obligations as described in this Article IV.

4.2 Shelf Registration Statement. In connection with the shelf registration statement to be filed by the Company in accordance with Section 2.1 of this Agreement, the Company will use commercially reasonable efforts to:

(a) (i) prepare and file with the SEC the shelf registration statement on an appropriate form (which shall be on Form S-3 if the Company is then eligible to use Form S-3) covering the applicable Registrable Securities, (ii) file amendments thereto as warranted, (iii) seek the effectiveness thereof as soon as practicable, and (iv) file with the SEC prospectuses and prospectus supplements as may be required and as reasonably necessary in order to permit the offer and sale of such Registrable Securities in accordance with the applicable plan of distribution;

(b) (i) within a reasonable time prior to the filing of the shelf registration statement, any prospectus, any amendment to a registration statement, amendment or supplement to a prospectus or any free writing prospectus (in each case including all exhibits filed therewith), provide copies of such documents to the selling Holders and their counsel; and fairly consider such reasonable changes in any such documents prior to the filing thereof as the counsel to the Holders may request;

(c) use all reasonable efforts to cause the shelf registration statement and the related prospectus and any amendment or supplement thereto, as of the effective date of such registration statement, amendment or supplement and during the distribution of the registered Registrable Securities (x) to comply in all material respects with the requirements of the Securities Act (including the rules and regulations promulgated thereunder) and (y) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

(d) notify each Holder as soon as reasonably practicable, and, if requested by such Holder, confirm such advice in writing, (i) when the shelf registration statement has become effective and when any post-effective amendments and supplements thereto become effective if such shelf registration statement or post-effective amendment is not automatically effective upon filing pursuant to Rule 462 under the Securities Act, (ii) of the issuance by the SEC or any state securities authority of any stop order, injunction or other order or requirement suspending the effectiveness of the shelf registration statement or the initiation of any proceedings for that purpose, (iii) if, between the effective date of the shelf registration statement and the closing of any sale of securities covered thereby pursuant to any agreement to which the Company is a party, the representations and warranties of the Company contained in such agreement cease to be true and correct in all material respects or if the Company receives any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation of any proceeding for such purpose, and (iv) of the happening of any event during the period the shelf registration statement is effective as a result of which such shelf registration statement or the related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

(e) furnish Holders with copies of any correspondence with the SEC or any state securities authority relating to the shelf registration statement or prospectus;

(f) comply with all applicable rules and regulations of the SEC, including making available to its security holders an earnings statement covering at least 12 months which shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any similar provision then in force); and

(g) obtain the withdrawal of any order suspending the effectiveness of the shelf registration statement at the earliest possible time.

4.3 Non-Shelf Registered Offerings and Shelf Takedowns. In connection with any non-shelf registered offering or shelf takedown as to which the piggyback rights pursuant to Section 2.2 apply, the Company will:

(a) cooperate with the selling Piggyback Holders and the managing underwriter of an underwritten offering of Shares, if any, to facilitate the timely preparation and delivery of certificates representing the Shares to be sold and not bearing any restrictive legends; and enable such Shares to be in such denominations (consistent with the provisions of the governing documents thereof) and registered in such names as the selling Piggyback Holders or the managing underwriter of an underwritten offering of Shares, if any, may reasonably request prior to any sale of such Shares;

(b) furnish to each Piggyback Holder and to each underwriter, if any, participating in the relevant offering, without charge, as many copies of the applicable prospectus, including each preliminary prospectus, and any amendment or supplement thereto and such other documents as such Piggyback Holder or underwriter may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities;

(c) (i) use all reasonable efforts to register or qualify the Registrable Securities being offered and sold, no later than the time the applicable registration statement becomes effective, under all applicable state securities or blue sky laws of such jurisdictions as each underwriter, if any, or any Piggyback Holder holding Registrable Securities covered by a registration statement, shall reasonably request; (ii) use all reasonable efforts to keep each such registration or qualification effective during the period such registration statement is required to be kept effective; and (iii) do any and all other acts and things which may be reasonably necessary or advisable to enable each such underwriter, if any, and Piggyback Holder to consummate the disposition in each such jurisdiction of such Registrable Securities owned by such Piggyback Holder; provided, however, that the Company shall not be obligated to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to consent to be subject to general service of process (other than service of process in connection with such registration or qualification or any sale of Registrable Securities in connection therewith) in any such jurisdiction;

(d) cause all Registrable Securities being sold to be qualified for inclusion in or listed on any Recognized Exchange on which Registrable Securities issued by the Company are then so qualified or listed if so requested by the Piggyback Holders, or if so requested by the underwriter or underwriters of an underwritten offering of Registrable Securities, if any;

(e) cooperate and assist in any filings required to be made with FINRA and in the performance of any due diligence investigation by any underwriter in an underwritten offering; and

(f) enter into customary agreements (including, in the case of an underwritten offering, underwriting agreements in customary form, and including provisions with respect to indemnification and contribution in customary form and consistent with the provisions relating to indemnification and contribution contained herein) and take all other customary and appropriate actions in order to expedite or facilitate the disposition of Registrable Securities, including obtaining customary opinions of counsel to the Company and customary “cold comfort” letters from the Company’s independent registered public accounting firm.

4.4 Information from Holders. Each Holder of Registrable Securities will promptly furnish to the Company such information regarding itself as is required to be included in a registration statement filed pursuant to this Agreement or is otherwise required by FINRA or the SEC in connection with such registration statement, the ownership of Registrable Securities by such Holder and the proposed distribution by such Holder of such Registrable Securities as the Company may from time to time reasonably request in writing.

4.5 Expenses. All Registration Expenses incurred in connection with any registration statement or registered offering covering Registrable Securities will be borne by the Company. However, underwriters’, brokers’ and dealers’ fees, discounts and commissions applicable to Registrable Securities sold for the account of a Piggyback Holder will be borne by such Piggyback Holder.

ARTICLE V

INDEMNIFICATION

5.1 Indemnification by the Company. In the event of any registration under the Securities Act by the Company pursuant to rights granted in this Agreement of Registrable Securities held by Holders, the Company will indemnify and hold harmless Holders, their officers, directors and Affiliates, and each underwriter of such securities and each other Person, if any, who Controls any Holder or such underwriter within the meaning of the Securities Act, against any losses, claims, damages, or liabilities (including reasonable documented legal fees and costs of court), joint or several, to which Holders or such underwriter or controlling Person may become subject under the Securities Act or otherwise, including any amount paid in settlement of any litigation commenced or threatened, and shall promptly reimburse such Persons, as and when incurred, for any legal or other expenses reasonably incurred by them in connection with investigating any claims and defending any actions, insofar as such losses, claims, damages, or liabilities (or any actions in respect thereof) arise out of or are based upon any violation or alleged violation by the Company of the Securities Act, any blue sky laws, securities laws or other applicable laws of any state or country in which such Shares are offered and relating to action taken or action or inaction required of the Company in connection with such offering, or arise out of or are based upon any untrue statement or alleged untrue statement of any material fact (i) contained, on its effective date, in any registration statement under which such securities were registered under the Securities Act or any amendment or supplement to any of the foregoing, or which arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) contained in any preliminary prospectus, if used prior to the effective date of such registration statement, or in the final prospectus (as amended or supplemented if the Company shall have filed with the SEC any amendment or supplement to the final prospectus), or which arise out of or are based upon the omission or alleged omission to state a material fact required to be stated in such prospectus or necessary to make the statements in such prospectus not misleading; and will reimburse Holders and each such underwriter and each such controlling Person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, or liability; provided, however, that the Company shall not be liable to any Holder or its underwriters or controlling Persons in any such case to the extent that any such loss, claim, damage, or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement or such amendment or supplement, in reliance upon and in conformity with information furnished by such Holder in writing to the Company or such underwriter specifically for use in the preparation thereof.

5.2 Indemnification by Holders. Each Holder as a condition to including Registrable Securities in such registration statement will indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 5.1 hereof) the Company, each director of the Company, each officer of the Company who shall sign the registration statement, and any Person who Controls the Company within the meaning of the Securities Act, (i) with respect to any statement or omission from such registration statement, or any amendment or supplement to it, if such statement or omission was made in reliance upon and in conformity with information furnished to the Company by such Holder in writing specifically for use in the preparation of such registration statement or amendment or supplement, and (ii) with respect to compliance by such Holder with applicable laws in effecting the sale or other disposition of the securities covered by such registration statement.

5.3 Indemnification Procedures. Promptly after receipt by an indemnified party of notice of the commencement of any action involving a claim referred to in Section 5.1 and Section 5.2 hereof, the indemnified party will, if a claim in respect thereof is to be made or may be made against an indemnifying party, give written notice to such indemnifying party of the commencement of the action. The failure of any indemnified party to give notice shall not relieve the indemnifying party of its obligations in this Article V, except to the extent that the indemnifying party is actually prejudiced by the failure to give notice. If any such action is brought against an indemnified party, the indemnifying party will be entitled to participate in and to assume the defense of the action with counsel reasonably satisfactory to the indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume defense of the action, the indemnifying party will not be liable to such indemnified party for any legal or other expenses incurred by the latter in connection with the action’s defense other than reasonable costs of investigation. An indemnified party shall have the right to employ separate counsel in any action or proceeding and participate in the defense thereof, but the fees and expenses of such counsel shall be at such indemnified party’s expense unless (i) the employment of such counsel has been specifically authorized in writing by the indemnifying party, which authorization shall not be unreasonably withheld, (ii) the indemnifying party has not assumed the defense and employed counsel reasonably satisfactory to the indemnified party within thirty (30) days after notice of any such action or proceeding, or (iii) the named parties to any such action or proceeding (including any impleaded parties) include the indemnified party and the indemnifying party and the indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to the indemnified party that are different from or additional to those available to the indemnifying party (in which case the indemnifying party shall not have the right to assume the defense of such action or proceeding on behalf of the indemnified party), it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to all local counsel which is necessary, in the good faith opinion of both counsel for the indemnifying party and counsel for the indemnified party in order to adequately represent the indemnified parties) for the indemnified party and that all such fees and expenses shall be reimbursed as they are incurred upon written request and presentation of invoices. Whether or not a defense is assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its consent (not to be unreasonably withheld). No indemnifying party will consent to entry of any judgment or enter into any settlement which (i) does not include as an unconditional term the giving by the claimant or plaintiff, to the indemnified party, of a release from all liability in respect of such claim or litigation or (ii) involves the imposition of equitable remedies or the imposition of any non-financial obligations on the indemnified party.

5.4 Contribution. If the indemnification required by this Article V from the indemnifying party is unavailable to or insufficient to hold harmless an indemnified party in respect of any indemnifiable losses, claims, damages, liabilities, or expenses, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities, or expenses in such proportion as is appropriate to reflect (i) the relative benefit of the indemnifying and indemnified parties and (ii) if the allocation in clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect the relative benefit referred to in clause (i) and also the relative fault of the indemnified and indemnifying parties, in connection with the actions which resulted in such losses, claims, damages, liabilities, or expenses, as well as any other relevant equitable considerations. The relative benefits received by a party shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by it bear to the total amounts (including, in the case of any underwriter, any underwriting commissions and discounts) received by each other party. The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact, has been made by, or relates to information supplied by, such indemnifying party or parties, and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damage, liabilities, and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding. The Company and Holders agree that it would not be just and equitable if contribution pursuant to this Section 5.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the prior provisions of this Section 5.4.

Notwithstanding the provisions of this Section 5.4, no indemnifying party shall be required to contribute any amount in excess of the amount by which the total price at which the securities were offered to the public by such indemnifying party exceeds the amount of any damages which such indemnifying party has otherwise been required to pay by reason of an untrue statement or omission. No Person guilty of fraudulent misrepresentation

(within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such a fraudulent misrepresentation.

ARTICLE VI OTHER

AGREEMENTS

6.1 Assignment. No Holder shall assign all or any part of this Agreement without the prior written consent of the Company, unless such assignment is to a Permitted Transferee (i) that becomes a Holder of Registrable Securities by executing and delivering a joinder agreement to Kodiak Gas Services, LLC pursuant to the Kodiak Gas Services, LLC Agreement and (ii) that becomes a party hereto by executing and delivering an assignment and joinder agreement to the Company, substantially in the form of Exhibit A to this Agreement. Except as otherwise provided herein, this Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns.

6.2 Merger or Consolidation. In the event the Company engages in a merger or consolidation in which the Registrable Securities are converted into securities of another company, the Company shall use commercially reasonable efforts to ensure that the registration rights provided under this Agreement continue to be provided to Holders by the issuer of such securities.

6.3 Rule 144. If the Company is subject to the requirements of Section 13, 14 or 15(d) of the Exchange Act, the Company covenants that it will file any reports required to be filed by it under the Securities Act and the Exchange Act (or, if the Company is subject to the requirements of Section 13, 14 or 15(d) of the Exchange Act but is not required to file such reports, it will, upon the request of any Holder, make publicly available such information) and it will take such further action as any Holder may reasonably request, so as to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (b) any successor rule or regulation hereafter adopted by the SEC, including, for the avoidance of doubt, using commercially reasonable efforts to cause counsel to the Company to deliver customary legal opinions in connection with the removal of any restrictive legends in connection with a sale of such Registrable Securities.

ARTICLE VII

MISCELLANEOUS

7.1 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be made in writing by hand-delivery, registered first-class mail, telex, fax or air courier guaranteeing delivery to the Persons at the respective addresses set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a) If to the Company, to:

Kodiak Gas Services, Inc.

15320 Highway 105 W, Suite

210 Montgomery, Texas 77356

Attention: Kelly M. Battle, Executive Vice President, Chief Legal Officer,

Chief Compliance Officer and Corporate Secretary

Email: kelly.battle@kodiakgas.com

with a copy to (which shall not constitute notice):

King & Spalding LLP

1180 Peachtree Street NE, Suite 1600

Atlanta, GA 30309

Attention: Keith M. Townsend; Robert J. LeClerc

Email: KTownsend@kslaw.com; RLeClerc@kslaw.com

(b) If to the Holders, to the notice addresses set forth in Exhibit B.

with a copy to (which shall not constitute notice):

Vinson & Elkins LLP

845 Texas Ave, Suite 4700

Houston, Texas 77002

Attention: David Oelman; Lande Spottswood; Raleigh Wolfe

Email: doelman@velaw.com; lspottswood@velaw.com; rwolfe@velaw.com

Any such notice, request, demand or other communication shall be deemed to have been duly given (i) on the date of delivery if delivered personally or by facsimile or electronic transmission, (ii) on the first Business Day after being sent if delivered by nationally recognized overnight delivery service and (iii) upon the earlier of actual receipt thereof or five Business Days after the date of deposit in the United States mail if delivered by mail.

7.2 Section Headings. The article and section headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. References in this Agreement to a designated “Article” or “Section” refer to an Article or Section of this Agreement unless otherwise specifically indicated.

7.3 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

7.4 Consent to Jurisdiction and Service of Process; Waiver of Jury Trial.

(a) The parties to this Agreement hereby agree to submit to the jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof in any action or proceeding arising out of or relating to this Agreement.

(b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

7.5 Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument, signed by (x) the Company and (y) the Holders of a majority of Registrable Securities; provided, that, no provision of this Agreement shall be modified or amended in a manner that is, in each case, in the good faith determination of the Board, disproportionately and materially adverse to any Holder or that would treat any Holder less favorably than any other Holder with respect to its Registrable Securities, in each case, without the prior written consent of such Holder. For the avoidance of doubt, the Holders of a majority of Registrable Securities may waive all rights of any Piggyback Holder to participate in a piggyback registration pursuant to Article II of this Agreement so long as no Holder participates in the related public offering.

7.6 Term. This Agreement will terminate at such time as there are no Registrable Securities held by any Holders. Notwithstanding the foregoing, Article V, Section 7.1 and Section 7.3 shall survive any termination.

7.7 Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. The registration rights granted under this Agreement supersede any registration, qualification or similar rights with respect to any of the Registrable Securities granted under any other agreement, and any of such preexisting registration rights are hereby terminated.

7.8 Severability. The invalidity or unenforceability of any specific provision of this Agreement shall not invalidate or render unenforceable any of its other provisions. Any provision of this Agreement held invalid or unenforceable shall be deemed reformed, if practicable, to the extent necessary to render it valid and enforceable and to the extent permitted by law and consistent with the intent of the parties to this Agreement.

7.9 Counterparts. This Agreement may be executed in multiple counterparts (including by means of facsimile or electronic mail, in .pdf or any other form of electronic delivery (including any electronic signature complying with U.S. federal ESIGN Act of 2000)), each of which shall be deemed an original, but all of which together shall constitute the same instrument.

7.10 Third Parties. Except pursuant to Article V, this Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns and other Persons expressly named herein.

7.11 Equitable Remedies. The parties hereto agree that irreparable harm would occur in the event that any of the agreements and provisions of this Agreement were not performed fully by the parties hereto in accordance with their specific terms or conditions or were otherwise breached, and that money damages are an inadequate remedy for breach of this Agreement because of the difficulty of ascertaining and quantifying the amount of damage that will be suffered by the parties hereto in the event that this Agreement is not performed in accordance with its terms or conditions or is otherwise breached. It is accordingly hereby agreed that the parties hereto shall be entitled to an injunction or injunctions to restrain, enjoin and prevent breaches of this Agreement by the other parties and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, such remedy being in addition to and not in lieu of, any other rights and remedies to which the other parties are entitled to at law or in equity.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

COMPANY:
KODIAK GAS SERVICES, INC.

By:
Name:
Title:

Signature Page to Kodiak Gas Services, Inc. Registration Rights Agreement

KODIAK GAS SERVICES , LLC

By:
Name:
Title:

HOLDERS:
[●]

Signature Page to Kodiak Gas Services, Inc. Registration Rights Agreement

Exhibit A

FORM OF ASSIGNMENT AND JOINDER

[ ], 20[ ]

Reference is made to the Registration Rights Agreement, dated as of [ ], 20[ ], by and among [KICK], Inc., a Delaware corporation (the “Company”), [KICK] LLC and certain holders which hold Registrable Securities (as defined below) that become party thereto (the “Registration Rights Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Registration Rights Agreement.

Pursuant to Section 6.1 of the Registration Rights Agreement, [  ] (the “Assignor”) hereby assigns [in part][or: in full] its rights and obligations under the Registration Rights Agreement to each of [  ], [  ] and [  ] (each, an “Assignee” and collectively, the “Assignees”). [For the avoidance of doubt, the Assignor will remain a party to the Registration Rights Agreement following the assignment in part of its rights and obligations thereunder to the undersigned Assignees.]

Each undersigned Assignee hereby agrees to and does become party to the Registration Rights Agreement. This assignment and joinder shall serve as a counterpart signature page to the Registration Rights Agreement and by executing below each undersigned Assignee is deemed to have executed the Registration Rights Agreement with the same force and effect as if originally named a party thereto and each Assignee’s Shares shall be included as Registrable Securities under the Registration Rights Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have duly executed this assignment and joinder as of date first set forth above.

ASSIGNOR:
[____________

By:
Name:
Title:

ASSIGNEE(S):
[____________]

By:
Name:
Title:

Signature Page to Form of Assignment and Joinder

Exhibit B

NOTICE INFORMATION OF THE HOLDERS

STOCKHOLDER	ADDRESS
[●]	[●]

Annex B

Execution Version

SUPPORT AND LOCKUP AGREEMENT

THIS SUPPORT AND LOCKUP AGREEMENT, dated as of December 19, 2023 (this “Agreement”), is entered into by and among Kodiak Gas Services, Inc., a Delaware corporation (“Kick”), CSI Compressco LP, a Delaware limited partnership (the “Partnership”), and CSI Compressco GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner” and, together with the Partnership, the “Burro Parties”), and each Person identified on Exhibit A (each a “Unitholder” and, collectively, the “Unitholders”).

RECITALS:

WHEREAS, concurrently with the execution of this Agreement, Kick, Kick Stock Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Kick (“Stock Merger Sub”), Kick GP Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Kick (“GP Merger Sub”), Kick LP Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Kick (“Unit Merger Sub”), and the Burro Parties are entering into an Agreement and Plan of Merger (as it may be amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, (a) Stock Merger Sub will merge with and into the Partnership (the “Stock Merger”), with the Partnership surviving the Merger as a subsidiary of Kick, (b) GP Merger Sub will merge with and into the General Partner (the “GP Merger”), with the General Partner surviving the GP Merger as a Subsidiary of Kick Services and (c) Unit Merger Sub will merge with and into the Partnership (the “Unit Merger” and together with the GP Merger and Stock Merger, the “Mergers”), with the Partnership surviving the Unit Merger as a subsidiary of Kick Services;

WHEREAS, as of the date hereof, each Unitholder either directly or through one of its wholly owned Subsidiaries is the record and beneficial owner of, and has the right to vote (including to act by written consent) and dispose of the number of Partnership Common Units set forth opposite such Unitholder’s name on Exhibit A (the “Existing Units”);

WHEREAS, as of the date hereof, the Unitholder (or one of its Affiliates) is the record and beneficial owner of, and has the right to vote (including to act by written consent) and dispose of all of the GP Membership Interests (the “Existing GP Membership Interests”);

WHEREAS, as of the date hereof, the General Partner is the record and beneficial owner of the Partnership GP Interest; and

WHEREAS, as a material inducement to Kick to enter into the Merger Agreement, Kick has requested each Unitholder to agree, and each Unitholder has agreed, to enter into this Agreement and abide by the covenants and obligations set forth herein with respect to the Covered Units, Existing GP Membership Interests and the Partnership GP Interest.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

GENERAL

Section 1.1 Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

“Covered Units” means the Existing Units, together with any Partnership Common Units that any Unitholder acquires, either beneficially or of record, on or after the date of this Agreement, including any Partnership Common Units received as distributions, as a result of a split, reverse split, combination, merger, consolidation, reorganization, reclassification, recapitalization or similar transaction or upon exercise of any option, benefit award, warrant or other security or instrument exercisable, convertible or exchangeable into Partnership Common Units.

“Permitted Lock-Up Transfer” means a Transfer of Subject Securities by the Unitholder to (i) an Affiliate of such Unitholder, including partners or members of such entity, (ii) with respect to such Unitholder that is an individual, by gift to a member of such Unitholder’s family or to a trust, the beneficiary of which is a member of such Unitholder’s family, or an Affiliate of such Unitholder, (iii) if such Unitholder is an individual, by virtue of laws of descent and distribution upon death of such Unitholder, (iv) if such Unitholder is an individual, as a result of the operation of law, or pursuant to an order of a court (including a domestic order, divorce settlement, divorce decree, or separation agreement) or regulatory agency, (v) in the event of Kick’s liquidation, (vi) in the event of Kick’s merger, capital stock exchange or other similar transaction which results in all of Kick’s stockholders having the right to exchange their shares of Kick Common Stock for cash, securities or other property, (vii) transactions relating to Kick Common Stock or other securities convertible into or exercisable or exchangeable for Kick Common Stock acquired in open market transactions after the Closing, (viii) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act; provided that (x) no transfers occur under such plan until the Lock-Up Termination Date and (y) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of Unitholder or Kick regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no such transfer may be made under such plan until the Lock-up Termination Date, or (ix) Transfers associated with the exercise of options or vesting or settlement of any other equity-based award, including any Kick Common Stock withheld by Kick to pay the applicable exercise price or taxes associated with such awards, provided, however, that any Kick Common Stock received upon such exercise, vesting or settlement, following any applicable net settlement or net withholding, will be subject to the restrictions of this Agreement (to the extent permitted by the Kick Plan that applies to such corresponding equity-based award); provided, however, that in the case of clauses (i) – (iv), these permitted transferees must enter into a written agreement enforceable by Kick agreeing to be bound by this Agreement.

“Permitted Transfer” means a Transfer of Covered Units by any Unitholder to an Affiliate of such Unitholder, provided that such Affiliate agrees in writing to assume all of such Unitholder’s obligations hereunder in respect of the Covered Units subject to such Transfer and to be bound by, and comply with, the terms of this Agreement, with respect to the Covered Units subject to such Transfer, and all other Covered Units owned beneficially or of record from time to time by such Affiliate, to the same extent as such Unitholder is bound hereunder.

“Subject Securities” means the shares of Kick Common Stock that any Unitholder receives as Merger Consideration pursuant to Section 2.1(a) of the Merger Agreement.

“Transfer” means, directly or indirectly, to sell, transfer, assign or otherwise dispose of (whether by merger or consolidation (including by conversion into securities or other consideration as a result of such merger or consolidation), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, conversion, assignment or other disposition of (whether by merger or consolidation (including by conversion into securities or other consideration as a result of such merger or consolidation), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise.

ARTICLE 2

VOTING

Section 2.1 Agreement to Deliver Written Consent. Each Unitholder hereby irrevocably agrees that promptly following the time when the Registration Statement has been declared effective by the SEC under the Securities Act (and in any case, within 24 hours of the time the Registration Statement is declared effective) and such Unitholder has received from Kick a copy of the Consent Statement/Prospectus included therein (which Consent Statement/Prospectus may be delivered by email), such Unitholder shall execute and deliver (or cause to be delivered) a written consent in accordance with the Merger Agreement and Section 13.11 of the Partnership LPA, substantially in the form attached hereto as Exhibit B, covering all of such Unitholder’s Covered Units, approving the adoption of Merger Agreement and each of the matters for which the Partnership is soliciting consents of the Unitholders necessary or reasonably requested in connection with the Merger Agreement. For the avoidance of doubt, Unitholder shall retain at all times the right to vote its Covered Units (or to direct how its Covered Units shall be voted) in its sole discretion and without any other limitation on any matters other than those set forth in Section 2.1 that are, during the term of this Agreement, at any time or from time to time presented for consideration to the Partnership’s unitholders generally, subject to the terms of this Agreement.

Section 2.2 No Inconsistent Agreements. Each Unitholder hereby represents, covenants and agrees that, except for this Agreement, such Unitholder (a) has not entered into, and shall not, until this Agreement is terminated pursuant to Section 5.1, enter into any voting agreement or voting trust that is inconsistent with this Agreement, (b) has not granted, and shall not, until this Agreement is terminated pursuant to Section 5.1, grant a proxy, consent or power of attorney in any manner that is inconsistent with this Agreement or (c) take any action that would make any representation or warranty of such Unitholder contained herein untrue or incorrect or have the effect of preventing or disabling such Unitholder from performing any of its obligations under this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall require the Unitholder to, in its capacity as a unitholder of the Partnership, vote in favor of or otherwise consent to any amendment to, or waiver or modification of, the Merger Agreement that (i) imposes any material restrictions or additional material conditions on the consummation of the transactions contemplated thereby, including the payment of the Merger Consideration or (ii) extends the Outside Date or reduces the amount or changes the form of the Merger Consideration payable pursuant to the Merger Agreement.

Section 2.3 Proxy. In order to secure the obligations set forth herein, each Unitholder hereby appoints Kick, or any nominee thereof, with full power of substitution and resubstitution, as its true and lawful proxy and attorney-in-fact, only in the event that such Unitholder does not comply with its obligations in Section 2.1 within two (2) days after Kick requests compliance with Section 2.1 to execute written consents with respect to such Unitholder’s Covered Units in accordance with Section 2.1. Each Unitholder hereby affirms that this proxy is coupled with an interest and is irrevocable, expect upon termination of this Agreement pursuant to Section 5.1, and such Unitholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy, and hereby revokes any proxy previously granted by such Unitholder with respect to any of its Covered Units. Kick may terminate this proxy at any time at its sole election by written notice provided to Unitholder.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of Unitholders. Each Unitholder, severally, and not jointly or jointly and severally, hereby represents and warrants to Kick and the Partnership as follows:

(a) Organization; Authorization; Validity of Agreement; Necessary Action. Such Unitholder has the requisite power and authority and/or capacity to execute and deliver this Agreement and to carry out its obligations hereunder. The execution and delivery by such Unitholder of this Agreement and the performance by such Unitholder of its obligations hereunder have been duly and validly authorized by such Unitholder and no other actions or proceedings are required on the part of such Unitholder to authorize the execution and delivery of this Agreement or the performance by such Unitholder of its obligations hereunder. This Agreement has been duly executed and delivered by such Unitholder and, assuming the due authorization, execution and delivery of this Agreement by Kick and the Burro Parties, constitutes a legal, valid and binding agreement of such Unitholder, enforceable against such Unitholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(b) Ownership. As of the date hereof, such Unitholder is the record and beneficial owner of, and has good and valid title to, the Existing Units set forth opposite such Unitholder’s name on Exhibit A , the Existing GP Membership Interests and the Partnership GP Interest, free and clear of any Liens (other than pursuant to this Agreement or transfer restrictions under applicable securities laws, the Governing Documents of the Partnership or the Governing Documents of General Partner). During the term of this Agreement, the Covered Units, the Existing GP Membership Interests and the Partnership GP Interest will be beneficially and legally owned by such Unitholder, except in the case of a Permitted Transfer of any Covered Units (in which case this representation shall, with respect to such Covered Units, be made by the transferee of such interests). Except as provided for in this Agreement, such Unitholder, directly or indirectly, has and will have at all times during the term of this Agreement sole voting power (as currently in effect), sole power of disposition (as currently in effect), sole power to issue instructions with respect to the matters set forth in ARTICLE 2 (as currently in effect), and sole power (as currently in effect) to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Covered Units , the Existing GP Membership Interests and the Partnership GP Interest, as applicable, at any time during the term of this Agreement, except in the case of a Permitted Transfer of Covered Units (in which case this representation shall, with respect to the Covered Units, subject to such Transfer, be made by the transferee of such interests). Except for the Existing Units, the Existing GP Membership Interests and the Partnership GP Interest, such Unitholder does not, directly or indirectly, legally or beneficially own or have any option, warrant or other right to acquire any securities of Partnership or General Partner that are or may by their terms become entitled to vote or any securities that are convertible or exchangeable into or exercisable for any securities of Partnership or General Partner that are or may by their terms become entitled to vote, nor is such Unitholder subject to any contract, agreement, arrangement, understanding or relationship, other than this Agreement, that obligates it to vote, acquire or dispose of any securities of the Partnership or General Partner.

(c) No Violation. Neither the execution and delivery of this Agreement by such Unitholder nor its performance of its obligations under this Agreement will (i) result in a violation or breach of, or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or give rise to a right of purchase under, or result in the creation of any Lien (other than pursuant to this Agreement or transfer restrictions under applicable securities laws, the Governing Documents of the Partnership or the Governing Documents of General Partner) upon the Existing Units and the Existing GP Membership Interests owned by such Unitholder, (ii) violate any Law applicable to such Unitholder, or (iii) result in a violation or breach of or conflict with its Governing Documents, except in the case of clauses (i) and (ii) as would not reasonably be expected to prevent or materially delay the ability of such Unitholder to perform its obligations hereunder.

(d) Consents and Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is necessary to be obtained or made by such Unitholder in connection with its execution, delivery and performance of this Agreement, except for any reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

(e) Reliance by Kick and the Burro Parties. Such Unitholder understands and acknowledges that Kick and Burro Parties are entering into the Merger Agreement in reliance upon such Unitholder’s execution and delivery of this Agreement and the representations, warranties, covenants and obligations of such Unitholder contained herein.

(f) Adequate Information. Such Unitholder acknowledges that it is a sophisticated party with respect to the Covered Units , the Existing GP Membership Interests and the Partnership GP Interest, as applicable, and has adequate information concerning the business and financial condition of the Partnership to make an informed decision regarding the transactions contemplated by this Agreement and has, independently and without reliance upon Kick and based on such information as such Unitholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Unitholder acknowledges that Kick has not made and is not making any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement or in the Merger Agreement.

Section 3.2 Representations and Warranties of Kick. Kick hereby represents and warrants to other parties hereto that the execution and delivery of this Agreement by Kick and the consummation of the transactions contemplated hereby have been duly authorized and approved by all requisite corporate or limited liability company action on the part of Kick, subject to the approval of this Agreement and the Mergers by Kick as the sole member of each of Stock Merger Sub, GP Merger Sub and Unit Merger Sub, each of which shall be obtained promptly following the execution of this Agreement. Kick acknowledges that Unitholder has not made and is not making any representation or warranty of any kind except as expressly set forth in this Agreement.

Section 3.3 Representations and Warranties of the Burro Parties. Each of the Burro Parties hereby represents and warrants to other parties hereto that the execution and delivery of this Agreement by the Burro Parties and the consummation of the transactions contemplated hereby have been duly authorized and approved by all requisite partnership or limited liability company action on the part of each of the Burro Parties. Each of the Burro Parties acknowledges that Unitholder has not made and is not making any representation or warranty of any kind except as expressly set forth in this Agreement.

ARTICLE 4

OTHER COVENANTS

Section 4.1 Prohibition on Transfers, Other Actions.

(a) Until the earlier to occur of (i) the Effective Time and (ii) the valid termination of the Merger Agreement in accordance with its terms (including any extension thereof), and except for a Permitted Transfer, each Unitholder hereby agrees not to Transfer any of the Covered Units, any of the Existing GP Membership Interests or the Partnership GP Interest, beneficial ownership thereof or any other interest therein. Any purported Transfer not in compliance with this Section 4.1(a) shall be void ab initio.

(b) Each Unitholder agrees that if it attempts to Transfer (other than a Permitted Transfer), vote (including acting by written consent) or provide any other person with the authority to vote (including to act by written consent) any of the Covered Units , any of the Existing GP Membership Interests or the Partnership GP Interest other than in compliance with this Agreement, such Unitholder hereby unconditionally and irrevocably (during the term of this Agreement) instructs the Partnership and the General Partner, as applicable, to not, (i) permit any such Transfer on its books and records, (ii) issue a book-entry interest or a new certificate representing any of the Covered Units, any of the Existing GP Membership Interests or the Partnership GP Interest or (iii) record such vote (including by written consent).

(c) Each Unitholder agrees that such Unitholder will not (in such Unitholder’s capacity as a unitholder of the Partnership holder of Existing GP Membership Interests or the Partnership GP Interest) bring, commence, institute, maintain, prosecute or voluntarily aid any legal action or proceeding, which (i) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, (ii) alleges that the execution and delivery of this Agreement by such Unitholder, either alone or together with the other Partnership voting agreements and proxies to be delivered in connection with the execution of the Merger Agreement, or the approval of the Merger Agreement and the Mergers by the General Partner, breaches any fiduciary or contractual duty of the General Partner or any member thereof or the Partnership or any partner thereof or (iii) would reasonably be expected to restrict or otherwise affect such Unitholder’s legal power, authority and ability to comply with and perform its covenants and obligations under this Agreement.

(d) Subject to Section 5.1, from the date of this Agreement and until the earlier of the Effective Time and the Expiration Time, except as otherwise permitted pursuant to Merger Agreement, each Unitholder (acting solely in such Unitholder’s capacity as a unitholder of the Partnership , the holder of GP Membership Interests or the holder of the Partnership GP Interest) shall not, and shall use its reasonable best efforts to cause its Representatives, directly or indirectly, not to (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) furnish any non-public information regarding the Partnership or any of its Subsidiaries or afford access to the business, properties, books or records of the Partnership or any of its Subsidiaries, to any person (other than Kick, LP Merger Sub, GP Merger Sub or their respective directors, officers, employees, Affiliates or Representatives) in connection with or in response to an Acquisition Proposal or any inquiries regarding an Acquisition Proposal, (iii) engage or participate in any discussions or negotiations with any person (other than Kick, LP Merger Sub, GP Merger Sub or their respective directors, officers, employees, Affiliates or Representatives) with respect to an Acquisition Proposal or (iv) enter into any agreement with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal. Notwithstanding the foregoing, to the extent that the Partnership or the General Partner is permitted to engage in any of the foregoing activities pursuant to Section 5.2 of the Merger Agreement, the Unitholder may participate in such activities; provided, that such action by the Unitholder would be permitted to be taken by the Partnership or the General Partner pursuant to Section 5.2 of the Merger Agreement.

(e) For the avoidance of doubt, for the purposes of this Agreement, the Partnership or General Partner shall not be deemed an affiliate of Unitholder, and any officer, director, employee, agent or advisor of the Partnership or General Partner (in each case, in their capacities as such), shall not be deemed a Representative of the Unitholder.

Section 4.2 Post-Closing Lock-Up.

(a) During the period commencing at the Effective Time and ending on the date that is 180 days after the Effective Time (the “Lock-Up Termination Date”), each Unitholder shall not, without the prior written consent of Kick, directly or indirectly Transfer any Subject Securities.

(b) Notwithstanding anything to the contrary in Section 4.2(a), each Unitholder may make Permitted Lock-Up Transfers.

(c) Any purported Transfer by a Unitholder of Subject Securities not in compliance with this Section 4.2 shall be void ab initio.

Section 4.3 Further Assurances. Each of the parties hereto agrees that it will use its reasonable best efforts to do all things reasonably necessary to effectuate this Agreement.

Section 4.4 Tax Matters. For U.S. federal (and applicable state and local) income tax purposes, each Unitholder hereby agrees to treat and report the Mergers consistently with the tax treatment set forth in Section 5.12(a) of the Merger Agreement.

ARTICLE 5

MISCELLANEOUS

Section 5.1 Termination. This Agreement shall remain in effect until the earlier to occur of the following (each, an “Expiration Time”): (a) the Lock-Up Termination Date, (b) the valid termination of the Merger Agreement in accordance with its terms (including after any extension thereof), in which case this Agreement shall terminate and be of no further force and effect with respect to all parties hereto and (c) the date of any amendment to, or waiver or modification of, the Merger Agreement that extends the Outside Date or reduces the amount or changes the form of the Merger Consideration payable pursuant to the Merger Agreement if, in the case of this clause (c), Unitholder has abstained from voting on or voted against such matter in Unitholder’s capacity as a director of the Company. Nothing in this Section 5.1 and no termination of this Agreement shall relieve or otherwise limit any party of liability for any breach of this Agreement occurring prior to such termination.

Section 5.2 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in any Kick Party any direct or indirect ownership or incidence of ownership of or with respect to any Covered Units , the Existing GP Membership Interests and the Partnership GP Interest. All rights, ownership and economic benefit relating to the Covered Units , the Existing GP Membership Interests and the Partnership GP Interest shall remain vested in and belong to such Unitholder, and Kick Parties shall have no authority to direct such Unitholder in the voting or disposition of any of the Covered Units , the Existing GP Membership Interests and the Partnership GP Interest, except as otherwise provided herein.

Section 5.3 Publicity. Each Unitholder hereby permits Kick and the Partnership to include and disclose in the Consent Statement/Prospectus, and in such other schedules, certificates, applications, agreements or documents as such entities reasonably determine to be necessary or appropriate in connection with the consummation of the Mergers and the transactions contemplated by the Merger Agreement such Unitholder’s identity and ownership of the Covered Units, the Existing GP Membership Interests or the Partnership GP Interest, and the nature of such Unitholder’s commitments, arrangements and understandings pursuant to this Agreement. Kick and the Partnership hereby permit each Unitholder to disclose this Agreement and the transactions contemplated by the Merger Agreement in any reports required to be filed by such Unitholder or any of its Affiliates under the Exchange Act or otherwise as required by Law.

Section 5.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally or by e-mail (provided that no notice is received by the electronic mail sender within one (1) hour thereafter indicating that such electronic mail was undeliverable or otherwise not delivered), (ii) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (iii) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Kick, to:

Kodiak Gas Services, Inc.

15320 Highway 105 W, Suite 210

Montgomery, Texas 77356

Attention: Robert M. McKee

Email: mickey.mckee@kodiakgas.com

with copies to:

King & Spalding LLP

1180 Peachtree Street, NE, Suite 1600

Atlanta, Georgia 30309

Attention: Keith M. Townsend; Robert J. Leclerc

E-mail: ktownsend@kslaw.com; rleclerc@kslaw.com

If to any Burro Party, to:

CSI Compressco LP

1735 Hughes Landing Boulevard, Suite 200

The Woodlands, Texas 77380

Attention: General Counsel

E-mail: derek.anchondo@csicompressco.com

with copies to:

Vinson & Elkins LLP

845 Texas Avenue, Suite 4700

Houston, Texas 77002

Attention: David Oelman; Lande Spottswood; Raleigh Wolfe

E-mail: doelman@velaw.com; lspottswood@velaw.com; rwolfe@velaw.com

If to any Unitholder, to the address set forth next to such Unitholder’s name on Exhibit A.

Section 5.5 Interpretation. When a reference is made in this Agreement to a Section or Exhibit such reference shall be to a Section or Exhibit of this Agreement unless otherwise indicated. The headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement (or if not defined in this Agreement, as defined in the Merger Agreement). References to statutes or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending or replacing the statute or regulation referred to. References to agreements and other contractual instruments shall be deemed to include all amendments, extensions and other modifications to such instruments (but only to the extent such amendments, extensions and other modifications are not prohibited by the terms of this Agreement). The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

Section 5.6 Counterparts; Facsimile or .pdf Signature; No Presumption Against Drafting Party.

(a) This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties.

(b) This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

(c) Each party hereto acknowledges that each party hereto has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 5.7 Entire Agreement. This Agreement (including the Exhibits hereto), the Merger Agreement, the OpCo LLC Agreement, the Burro Disclosure Letter, the Kick Disclosure Letter, the Confidentiality Agreement and the Clean Team Agreements constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 5.8 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a) THIS AGREEMENT AND ALL DISPUTES OR CONTROVERSIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE LAWS OF ANY OTHER JURISDICTION THAT MIGHT BE APPLIED BECAUSE OF THE CONFLICTS OF LAWS PRINCIPLES OF THE STATE OF DELAWARE.

(b) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING ANY ACTION, PROCEEDING, COUNTERCLAIM OR OTHER SUCH LITIGATION INVOLVING ANY FINANCING PARTIES).

Section 5.9 Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party hereto or its Affiliates against any other party hereto or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided, however, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal or state court located in the State of Delaware. Each of the parties hereto hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties hereto agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties hereto further agrees that notice as provided herein shall constitute sufficient service of process and the parties hereto further waive any argument that such service is insufficient. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 5.10 Amendment; Waiver.

(a) This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed by each of the parties hereto.

(b) No failure or delay of any party hereto in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Each party may waive any right of such party hereto, but only by an instrument in writing signed by such party and delivered to the party benefiting from such waiver.

Section 5.11 Remedies. The parties hereto agree that money damages would not be a sufficient remedy for any breach of this Agreement and that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is hereby agreed that, prior to the valid termination of this Agreement pursuant to Section 5.1, the parties hereto shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, to prevent breaches of this Agreement, and to specifically enforce compliance with this Agreement. In connection with any request for specific performance or equitable relief, each of the parties hereto hereby waives any requirement for the security or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement but shall be in addition to all other remedies available at law or equity to such party. The parties further agree that, by seeking the remedies provided for in this Section 5.9, no party hereto shall in any respect waive its right to seek any other form of relief that may be available to it under this Agreement or pursuant to the Merger Agreement.

Section 5.12 Unitholder Capacity. Notwithstanding anything contained in this Agreement to the contrary, the representations, warranties, covenants and agreements made herein by each Unitholder are made solely with respect to such Unitholder and its Covered Units , the Existing GP Membership Interests and the Partnership GP Interest. Each Unitholder is entering into this Agreement solely in its capacity as the owner, directly or indirectly, of such Covered Units , the Existing GP Membership Interests and the Partnership GP Interest and nothing herein shall (a) limit or affect any actions or omissions by such Unitholder (or any designee or Affiliate serving in his or her capacity as a director on the General Partner Board) in any other capacity, (b) be construed to prohibit, limit or restrict any actions or omissions by any Affiliate or direct or indirect owner of such Unitholder, or any of its or their respective officers, directors, managers, representatives or employees, in each case, not acting as such on behalf of such Unitholder, including exercising rights pursuant to the Merger Agreement or (c) be construed to prohibit, limit or restrict any of the Unitholder’s direct or indirect owners or affiliates, or any of its or their respective officers, directors, managers, representatives or employees, from exercising its fiduciary or contractual duties, if any, to the limited partners of the Partnership under applicable Law or the Partnership LPA. The taking of any actions (or failures to act) by a Unitholder’s designee(s) or Affiliate(s) serving as a director of on the General Partner Board (in such capacity as a director) shall not be deemed to constitute a breach of this Agreement.

Section 5.13 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in this Agreement. Upon such determination that a term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the obligations contemplated hereby are fulfilled to the extent possible.

Section 5.14 Expenses. Except as otherwise expressly provided herein or in the Merger Agreement, all fees and expenses incurred in connection with this Agreement and the actions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Mergers are consummated.

Section 5.15 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, trustee, beneficiary, settlor, agent, attorney, representative or affiliate of any Unitholder shall have any liability (whether in contract or in tort) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

Section 5.16 Successors and Assigns; Third Party Beneficiaries.

(a) Except in connection with a Permitted Transfer or a Permitted Lock-Up Transfer, in each case, effected pursuant to this Agreement, neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void; provided that Kick shall be permitted, without the consent of any other party hereto, to collaterally assign its rights (but not its obligations) under this Agreement to any of the Financing Parties. Any assignment in violation of the foregoing shall be null and void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

(b) This Agreement is not intended to and shall not confer upon any person (other than the parties hereto) any rights or remedies hereunder.

[Signature pages follow.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

UNITHOLDER

CSI COMPRESSCO INVESTMENTS LLC
By: Spartan Energy Holdco LLC, its sole member

By:	/s/ Jonathan Byers
Name: Jonathan Byers
Title: Secretary

SPARTAN ENERGY PARTNERS LP
By: Spartan Energy Partners GP LLC

By:	/s/ Jonathan Byers
Name: Jonathan Byers
Title: Secretary

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

UNITHOLDER

CSI COMPRESSCO GP LLC

By:	/s/ Jonathan Byers
Name: Jonathan Byers
Title: Secretary

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BURRO PARTIES

CSI COMPRESSCO LP

By:	CSI COMPRESSCO GP LLC, its general partner

By:	/s/ John E. Jackson
Name: John E. Jackson
Title: Chief Executive Officer

CSI COMPRESSCO GP LLC

By:	/s/ John E. Jackson
Name: John E. Jackson
Title: Chief Executive Officer

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

KODIAK GAS SERVICES INC.

By:	/s/ Robert M. McKee
Name: Robert M. McKee
Title: President and Chief Executive Officer

[Signature Page to Support Agreement]

EXHIBIT A

Unitholders

Unitholder	Address	Partnership Common Units	Percentage of Outstanding Partnership Common Units
CSI Compressco Investments LLC	1735 Hughes Landing Boulevard, Suite 200 The Woodlands, Texas 77380	3,489,221	2.46%
CSI Compressco GP LLC	1735 Hughes Landing Boulevard, Suite 200 The Woodlands, Texas 77380	7,463,257	5.26%
Spartan Energy Partners LP	1735 Hughes Landing Boulevard, Suite 200 The Woodlands, Texas 77380	52,872,399	37.24%
Totals	—	63,824,877	44.95%

[EXHIBIT A]

EXHIBIT B

Form of Written Consent

[Attached]

[EXHIBIT B]

WRITTEN CONSENT OF

[INSERT NAME OF UNITHOLDER]

[●], 2024

Pursuant to Section 2.1 of that certain Support and Lockup Agreement, dated as of December 19, 2023, by and among Kodiak Gas Services, Inc., a Delaware corporation (“Kick”), CSI Compressco LP, a Delaware limited partnership (the “Partnership”), and CSI Compressco GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner” and, together with the Partnership, the “Burro Parties”), the undersigned unitholder hereby provides its written consent to the matters set forth below. The undersigned unitholder’s common units of the Partnership (the “Partnership Common Units”) will be tabulated and voted on the proposal as indicated below. Any executed written consent returned without indicating a decision on the proposal will be voted to APPROVE the proposal.

The undersigned, being a record holder as of the close of business on [●] of [●] Partnership Common Units, hereby acknowledges receipt of the consent statement/prospectus, which is part of the registration statement on Form S-4 (No. 333-[●]) of Kick, and which more fully describes the proposal below.

The undersigned record holder of [●] Partnership Common Units also hereby consents to, and does hereby approve, the Agreement and Plan of Merger, dated as of December 19, 2023, as such agreement may be amended from time to time, by and among Kick, Kodiak Gas Services, LLC, a Delaware limited liability company (“OpCo”), Kick Stock Merger Sub, LLC, a Delaware limited liability company (“Stock Merger Sub”), Kick GP Merger Sub, LLC, a Delaware limited liability company (“GP Merger Sub”), Kick LP Merger Sub, LLC, a Delaware limited liability company (“Unit Merger Sub”), and the Burro Parties (the “Merger Agreement”), pursuant to which, among other things, (a) Stock Merger Sub will merge with and into the Partnership (the “Initial LP Merger”), with the Partnership surviving the Merger as a subsidiary of Kick, (b) the Partnership will cause Frontier Acquisition I, Inc. a Delaware corporation and the managing member of OpCo (“Frontier I”), to contribute the limited liability company interests to be converted into Partnership Common Units to OpCo, and in exchange therefor, OpCo will issue to Frontier I a number of units of OpCo equal to the number of shares of common stock, par value $0.01 per share, of Kick (“Kick Common Stock”) issued in the Initial LP Merger, (c) GP Merger Sub will merge with and into the General Partner (the “Initial GP Merger”), with the General Partner surviving the Initial GP Merger as a Subsidiary of OpCo and (d) Unit Merger Sub will merge with and into the Partnership (the “Unit Merger” and together with the Initial LP Merger and GP Merger, the “Mergers”), with the Partnership surviving the Unit Merger as a subsidiary of OpCo, and the transactions contemplated by the Merger Agreement, including the Mergers.

By signing this written consent, a unitholder of the Partnership shall be deemed to have voted in favor of the proposal described above with respect to all Partnership Common Units which it is entitled to vote.

APPROVE ☐	DISAPPROVE ☐	ABSTAIN ☐

IMPORTANT: PLEASE DATE AND SIGN THE CONSENT BELOW. Please execute, date, sign and return this Written Consent promptly to the Partnership by emailing a .pdf copy of your written consent to derek.anchondo@csicompressco.com and (ii) to Kick, by emailing a .pdf copy of your written consent to [●]@[●].com with a copy to [●].

IF AN ENTITY

(please print or type complete name of entity)

By:
(duly authorized signature)

Name:
(please print or type full name)

Title:
(please print or type full name)

Date:

Annex C

Execution Version

SUPPORT AND LOCKUP AGREEMENT

THIS SUPPORT AND LOCKUP AGREEMENT, dated as of December 19, 2023 (this “Agreement”), is entered into by and among Kodiak Gas Services, Inc., a Delaware corporation (“Kick”), CSI Compressco LP, a Delaware limited partnership (the “Partnership”), and CSI Compressco GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner” and, together with the Partnership, the “Burro Parties”), and each Person identified on Exhibit A (each a “Unitholder” and, collectively, the “Unitholders”).

RECITALS:

WHEREAS, concurrently with the execution of this Agreement, Kick, Kick Stock Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Kick (“Stock Merger Sub”), Kick GP Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Kick (“GP Merger Sub”), Kick LP Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Kick (“Unit Merger Sub”), and the Burro Parties are entering into an Agreement and Plan of Merger (as it may be amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, (a) Stock Merger Sub will merge with and into the Partnership (the “Stock Merger”), with the Partnership surviving the Merger as a subsidiary of Kick, (b) GP Merger Sub will merge with and into the General Partner (the “GP Merger”), with the General Partner surviving the GP Merger as a Subsidiary of Kick Services and (c) Unit Merger Sub will merge with and into the Partnership (the “Unit Merger” and together with the GP Merger and Stock Merger, the “Mergers”), with the Partnership surviving the Unit Merger as a subsidiary of Kick Services;

WHEREAS, as of the date hereof, each Unitholder either directly or through one of its wholly owned Subsidiaries is the record and beneficial owner of, and has the right to vote (including to act by written consent) and dispose of the number of Partnership Common Units set forth opposite such Unitholder’s name on Exhibit A (the “Existing Units”);

WHEREAS, as a material inducement to Kick to enter into the Merger Agreement, Kick has requested each Unitholder to agree, and each Unitholder has agreed, to enter into this Agreement and abide by the covenants and obligations set forth herein with respect to the Covered Units.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

GENERAL

Section 1.1 Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

“Covered Units” means the Existing Units, together with any Partnership Common Units that any Unitholder acquires, either beneficially or of record, on or after the date of this Agreement, including any Partnership Common Units received as distributions, as a result of a split, reverse split, combination, merger, consolidation, reorganization, reclassification, recapitalization or similar transaction or upon exercise of any option, benefit award, warrant or other security or instrument exercisable, convertible or exchangeable into Partnership Common Units.

“Permitted Lock-Up Transfer” means a Transfer of Subject Securities by the Unitholder to (i) an Affiliate of such Unitholder, including partners or members of such entity, (ii) with respect to such Unitholder that is an individual, by gift to a member of such Unitholder’s family or to a trust, the beneficiary of which is a member of such Unitholder’s family, or an Affiliate of such Unitholder, (iii) if such Unitholder is an individual, by virtue of laws of descent and distribution upon death of such Unitholder, (iv) if such Unitholder is an individual, as a result of the operation of law, or pursuant to an order of a court (including a domestic order, divorce settlement, divorce decree, or separation agreement) or regulatory agency, (v) in the event of Kick’s liquidation, (vi) in the event of Kick’s merger, capital stock exchange or other similar transaction which results in all of Kick’s stockholders having the right to exchange their shares of Kick Common Stock for cash, securities or other property, (vii) transactions relating to Kick Common Stock or other securities convertible into or exercisable or exchangeable for Kick Common Stock acquired in open market transactions after the Closing, (viii) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act; provided that (x) no transfers occur under such plan until the Lock-Up Termination Date and (y) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of Unitholder or Kick regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no such transfer may be made under such plan until the Lock-up Termination Date, or (ix) Transfers associated with the exercise of options or vesting or settlement of any other equity-based award, including any Kick Common Stock withheld by Kick to pay the applicable exercise price or taxes associated with such awards, provided, however, that any Kick Common Stock received upon such exercise, vesting or settlement, following any applicable net settlement or net withholding, will be subject to the restrictions of this Agreement (to the extent permitted by the Kick Plan that applies to such corresponding equity-based award); provided, however, that in the case of clauses (i) – (iv), these permitted transferees must enter into a written agreement enforceable by Kick agreeing to be bound by this Agreement.

“Permitted Transfer” means a Transfer of Covered Units by any Unitholder to an Affiliate of such Unitholder, provided that such Affiliate agrees in writing to assume all of such Unitholder’s obligations hereunder in respect of the Covered Units subject to such Transfer and to be bound by, and comply with, the terms of this Agreement, with respect to the Covered Units subject to such Transfer, and all other Covered Units owned beneficially or of record from time to time by such Affiliate, to the same extent as such Unitholder is bound hereunder.

“Subject Securities” means the shares of Kick Common Stock that any Unitholder receives as Merger Consideration pursuant to Section 2.1(a) of the Merger Agreement.

“Transfer” means, directly or indirectly, to sell, transfer, assign or otherwise dispose of (whether by merger or consolidation (including by conversion into securities or other consideration as a result of such merger or consolidation), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, conversion, assignment or other disposition of (whether by merger or consolidation (including by conversion into securities or other consideration as a result of such merger or consolidation)), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise.

ARTICLE 2

VOTING

Section 2.1 Agreement to Deliver Written Consent. Each Unitholder hereby irrevocably agrees that promptly following the time when the Registration Statement has been declared effective by the SEC under the

Securities Act (and in any case, within 24 hours of the time the Registration Statement is declared effective) and such Unitholder has received from Kick a copy of the Consent Statement/Prospectus included therein (which Consent Statement/Prospectus may be delivered by email), such Unitholder shall execute and deliver (or cause to be delivered) a written consent in accordance with the Merger Agreement and Section 13.11 of the Partnership LPA, substantially in the form attached hereto as Exhibit B, covering all of such Unitholder’s Covered Units, approving the adoption of Merger Agreement and each of the matters for which the Partnership is soliciting consents of the Unitholders necessary or reasonably requested in connection with the Merger Agreement. For the avoidance of doubt, Unitholder shall retain at all times the right to vote its Covered Units (or to direct how its Covered Units shall be voted) in its sole discretion and without any other limitation on any matters other than those set forth in Section 2.1 that are, during the term of this Agreement, at any time or from time to time presented for consideration to the Partnership’s unitholders generally, subject to the terms of this Agreement.

Section 2.2 No Inconsistent Agreements. Each Unitholder hereby represents, covenants and agrees that, except for this Agreement, such Unitholder (a) has not entered into, and shall not, until this Agreement is terminated pursuant to Section 5.1, enter into any voting agreement or voting trust that is inconsistent with this Agreement, (b) has not granted, and shall not, until this Agreement is terminated pursuant to Section 5.1, grant a proxy, consent or power of attorney in any manner that is inconsistent with this Agreement or (c) take any action that would make any representation or warranty of such Unitholder contained herein untrue or incorrect or have the effect of preventing or disabling such Unitholder from performing any of its obligations under this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall require the Unitholder to, in its capacity as a unitholder of the Partnership, vote in favor of or otherwise consent to any amendment to, or waiver or modification of, the Merger Agreement that (i) imposes any material restrictions or additional material conditions on the consummation of the transactions contemplated thereby, including the payment of the Merger Consideration or (ii) extends the Outside Date or reduces the amount or changes the form of the Merger Consideration payable pursuant to the Merger Agreement.

Section 2.3 Proxy. In order to secure the obligations set forth herein, each Unitholder hereby appoints Kick, or any nominee thereof, with full power of substitution and resubstitution, as its true and lawful proxy and attorney-in-fact, only in the event that such Unitholder does not comply with its obligations in Section 2.1 within two (2) days after Kick requests compliance with Section 2.1 to execute written consents with respect to such Unitholder’s Covered Units in accordance with Section 2.1. Each Unitholder hereby affirms that this proxy is coupled with an interest and is irrevocable, expect upon termination of this Agreement pursuant to Section 5.1, and such Unitholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy, and hereby revokes any proxy previously granted by such Unitholder with respect to any of its Covered Units. Kick may terminate this proxy at any time at its sole election by written notice provided to Unitholder.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of Unitholders. Each Unitholder, severally, and not jointly or jointly and severally, hereby represents and warrants to Kick and the Partnership as follows:

(a) Organization; Authorization; Validity of Agreement; Necessary Action. Such Unitholder has the requisite power and authority and/or capacity to execute and deliver this Agreement and to carry out its obligations hereunder. The execution and delivery by such Unitholder of this Agreement and the performance by such Unitholder of its obligations hereunder have been duly and validly authorized by such Unitholder and no other actions or proceedings are required on the part of such Unitholder to authorize the execution and delivery of this Agreement or the performance by such Unitholder of its obligations hereunder. This Agreement has been duly executed and delivered by such Unitholder and, assuming the due authorization, execution and delivery of this Agreement by Kick and the Burro Parties, constitutes a legal, valid and binding agreement of such

Unitholder, enforceable against such Unitholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(b) Ownership. As of the date hereof, such Unitholder is the record and beneficial owner of, and has good and valid title to, the Existing Units set forth opposite such Unitholder’s name on Exhibit A , free and clear of any Liens (other than pursuant to this Agreement or transfer restrictions under applicable securities laws, the Governing Documents of the Partnership or the Governing Documents of General Partner). During the term of this Agreement, the Covered Units will be beneficially and legally owned by such Unitholder, except in the case of a Permitted Transfer of any Covered Units (in which case this representation shall, with respect to such Covered Units, be made by the transferee of such interests). Except as provided for in this Agreement, such Unitholder, directly or indirectly, has and will have at all times during the term of this Agreement sole voting power (as currently in effect), sole power of disposition (as currently in effect), sole power to issue instructions with respect to the matters set forth in ARTICLE 2 (as currently in effect), and sole power (as currently in effect) to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Covered Units, at any time during the term of this Agreement, except in the case of a Permitted Transfer of Covered Units (in which case this representation shall, with respect to the Covered Units, subject to such Transfer, be made by the transferee of such interests). Except for the Existing Units, such Unitholder does not, directly or indirectly, legally or beneficially own or have any option, warrant or other right to acquire any securities of Partnership or General Partner that are or may by their terms become entitled to vote or any securities that are convertible or exchangeable into or exercisable for any securities of Partnership or General Partner that are or may by their terms become entitled to vote, nor is such Unitholder subject to any contract, agreement, arrangement, understanding or relationship, other than this Agreement, that obligates it to vote, acquire or dispose of any securities of the Partnership or General Partner.

(c) No Violation. Neither the execution and delivery of this Agreement by such Unitholder nor its performance of its obligations under this Agreement will (i) result in a violation or breach of, or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or give rise to a right of purchase under, or result in the creation of any Lien (other than pursuant to this Agreement or transfer restrictions under applicable securities laws, the Governing Documents of the Partnership or the Governing Documents of General Partner) upon the Existing Units owned by such Unitholder, (ii) violate any Law applicable to such Unitholder, or (iii) result in a violation or breach of or conflict with its Governing Documents, except in the case of clauses (i) and (ii) as would not reasonably be expected to prevent or materially delay the ability of such Unitholder to perform its obligations hereunder.

(d) Consents and Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is necessary to be obtained or made by such Unitholder in connection with its execution, delivery and performance of this Agreement, except for any reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

(e) Reliance by Kick and the Burro Parties. Such Unitholder understands and acknowledges that Kick and Burro Parties are entering into the Merger Agreement in reliance upon such Unitholder’s execution and delivery of this Agreement and the representations, warranties, covenants and obligations of such Unitholder contained herein.

(f) Adequate Information. Such Unitholder acknowledges that it is a sophisticated party with respect to the Covered Units, and has adequate information concerning the business and financial condition of the Partnership to make an informed decision regarding the transactions contemplated by this Agreement and has, independently and without reliance upon Kick and based on such information as such Unitholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Unitholder acknowledges that Kick has not made and is not making any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement or in the Merger Agreement.

Section 3.2 Representations and Warranties of Kick. Kick hereby represents and warrants to other parties hereto that the execution and delivery of this Agreement by Kick and the consummation of the transactions contemplated hereby have been duly authorized and approved by all requisite corporate or limited liability company action on the part of Kick, subject to the approval of this Agreement and the Mergers by Kick as the sole member of each of Stock Merger Sub, GP Merger Sub and Unit Merger Sub, each of which shall be obtained promptly following the execution of this Agreement. Kick acknowledges that Unitholder has not made and is not making any representation or warranty of any kind except as expressly set forth in this Agreement.

Section 3.3 Representations and Warranties of the Burro Parties. Each of the Burro Parties hereby represents and warrants to other parties hereto that the execution and delivery of this Agreement by the Burro Parties and the consummation of the transactions contemplated hereby have been duly authorized and approved by all requisite partnership or limited liability company action on the part of each of the Burro Parties. Each of the Burro Parties acknowledges that Unitholder has not made and is not making any representation or warranty of any kind except as expressly set forth in this Agreement.

ARTICLE 4

OTHER COVENANTS

Section 4.1 Prohibition on Transfers, Other Actions.

(a) Until the earlier to occur of (i) the Effective Time and (ii) the valid termination of the Merger Agreement in accordance with its terms (including any extension thereof), and except for a Permitted Transfer, each Unitholder hereby agrees not to Transfer any of the Covered Units, , beneficial ownership thereof or any other interest therein. Any purported Transfer not in compliance with this Section 4.1(a) shall be void ab initio.

(b) Each Unitholder agrees that if it attempts to Transfer (other than a Permitted Transfer), vote (including acting by written consent) or provide any other person with the authority to vote (including to act by written consent) any of the Covered Units other than in compliance with this Agreement, such Unitholder hereby unconditionally and irrevocably (during the term of this Agreement) instructs the Partnership and the General Partner, as applicable, to not, (i) permit any such Transfer on its books and records, (ii) issue a book-entry interest or a new certificate representing any of the Covered Units or (iii) record such vote (including by written consent).

(c) Each Unitholder agrees that such Unitholder will not (in such Unitholder’s capacity as a unitholder of the Partnership) bring, commence, institute, maintain, prosecute or voluntarily aid any legal action or proceeding, which (i) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, (ii) alleges that the execution and delivery of this Agreement by such Unitholder, either alone or together with the other Partnership voting agreements and proxies to be delivered in connection with the execution of the Merger Agreement, or the approval of the Merger Agreement and the Mergers by the General Partner, breaches any fiduciary or contractual duty of the General Partner or any member thereof or the Partnership or any partner thereof or (iii) would reasonably be expected to restrict or otherwise affect such Unitholder’s legal power, authority and ability to comply with and perform its covenants and obligations under this Agreement.

(d) Subject to Section 5.1, from the date of this Agreement and until the earlier of the Effective Time and the Expiration Time, except as otherwise permitted pursuant to Merger Agreement, each Unitholder (acting solely in such Unitholder’s capacity as a unitholder of the Partnership) shall not, and shall use its reasonable best efforts to cause its Representatives, directly or indirectly, not to (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) furnish any non-public information regarding the Partnership or any of its Subsidiaries or afford access to the business, properties, books or records of the Partnership or any of its Subsidiaries, to any person (other than Kick, LP Merger Sub, GP Merger Sub or their respective directors, officers, employees, Affiliates or Representatives) in connection with or in response to an Acquisition Proposal or any inquiries regarding an Acquisition Proposal, (iii) engage or participate in any discussions or negotiations with any person (other than Kick, LP Merger Sub, GP Merger Sub or their respective directors, officers, employees, Affiliates or Representatives) with respect to an Acquisition Proposal or (iv) enter into any agreement with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal. Notwithstanding the foregoing, to the extent that the Partnership or the General Partner is permitted to engage in any of the foregoing activities pursuant to Section 5.2 of the Merger Agreement, the Unitholder may participate in such activities; provided, that such action by the Unitholder would be permitted to be taken by the Partnership or the General Partner pursuant to Section 5.2 of the Merger Agreement.

(e) For the avoidance of doubt, for the purposes of this Agreement, the Partnership or General Partner shall not be deemed an affiliate of Unitholder, and any officer, director, employee, agent or advisor of the Partnership or General Partner (in each case, in their capacities as such), shall not be deemed a Representative of the Unitholder.

Section 4.2 Post-Closing Lock-Up.

(a) During the period commencing at the Effective Time and ending on the date that is 180 days after the Effective Time (the “Lock-Up Termination Date”), each Unitholder shall not, without the prior written consent of Kick, directly or indirectly Transfer any Subject Securities.

(b) Notwithstanding anything to the contrary in Section 4.2(a), each Unitholder may make Permitted Lock-Up Transfers.

(c) Any purported Transfer by a Unitholder of Subject Securities not in compliance with this Section 4.2 shall be void ab initio.

Section 4.3 Further Assurances. Each of the parties hereto agrees that it will use its reasonable best efforts to do all things reasonably necessary to effectuate this Agreement.

Section 4.4 Tax Matters. For U.S. federal (and applicable state and local) income tax purposes, each Unitholder hereby agrees to treat and report the Mergers consistently with the tax treatment set forth in Section 5.12(a) of the Merger Agreement.

ARTICLE 5

MISCELLANEOUS

Section 5.1 Termination. This Agreement shall remain in effect until the earlier to occur of the following (each, an “Expiration Time”): (a) the Lock-Up Termination Date, (b) the valid termination of the Merger Agreement in accordance with its terms (including after any extension thereof), in which case this Agreement shall terminate and be of no further force and effect with respect to all parties hereto and (c) the date of any amendment to, or waiver or modification of, the Merger Agreement that extends the Outside Date or reduces the amount or changes the form of the Merger Consideration payable pursuant to the Merger Agreement if, in the case of this clause (c), Unitholder has abstained from voting on or voted against such matter in Unitholder’s capacity as a director of the Company. Nothing in this Section 5.1 and no termination of this Agreement shall relieve or otherwise limit any party of liability for any breach of this Agreement occurring prior to such termination.

Section 5.2 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in any Kick Party any direct or indirect ownership or incidence of ownership of or with respect to any Covered Units. All rights, ownership and economic benefit relating to the Covered Units shall remain vested in and belong to such Unitholder, and Kick Parties shall have no authority to direct such Unitholder in the voting or disposition of any of the Covered Units, except as otherwise provided herein.

Section 5.3 Publicity. Each Unitholder hereby permits Kick and the Partnership to include and disclose in the Consent Statement/Prospectus, and in such other schedules, certificates, applications, agreements or documents as such entities reasonably determine to be necessary or appropriate in connection with the consummation of the Mergers and the transactions contemplated by the Merger Agreement such Unitholder’s identity and ownership of the Covered Units, and the nature of such Unitholder’s commitments, arrangements and understandings pursuant to this Agreement. Kick and the Partnership hereby permit each Unitholder to disclose this Agreement and the transactions contemplated by the Merger Agreement in any reports required to be filed by such Unitholder or any of its Affiliates under the Exchange Act or otherwise as required by Law.

Section 5.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally or by e-mail (provided that no notice is received by the electronic mail sender within one (1) hour thereafter indicating that such electronic mail was undeliverable or otherwise not delivered), (ii) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (iii) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Kick, to:

Kodiak Gas Services, Inc.

15320 Highway 105 W, Suite 210

Montgomery, Texas 77356

Attention: Robert M. McKee

Email: mickey.mckee@kodiakgas.com

with copies to:

King & Spalding LLP

1180 Peachtree Street, NE, Suite 1600

Atlanta, Georgia 30309

Attention: Keith M. Townsend; Robert J. Leclerc

E-mail: ktownsend@kslaw.com; rleclerc@kslaw.com

If to any Burro Party, to:

CSI Compressco LP

1735 Hughes Landing Boulevard, Suite 200

The Woodlands, Texas 77380

Attention: General Counsel

E-mail: derek.anchondo@csicompressco.com

with copies to:

Vinson & Elkins LLP

845 Texas Avenue, Suite 4700

Houston, Texas 77002

Attention: David Oelman; Lande Spottswood; Raleigh Wolfe

E-mail: doelman@velaw.com; lspottswood@velaw.com; rwolfe@velaw.com

If to any Unitholder, to the address set forth next to such Unitholder’s name on Exhibit A.

Section 5.5 Interpretation. When a reference is made in this Agreement to a Section or Exhibit such reference shall be to a Section or Exhibit of this Agreement unless otherwise indicated. The headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement (or if not defined in this Agreement, as defined in the Merger Agreement). References to statutes or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending or replacing the statute or regulation referred to. References to agreements and other contractual instruments shall be deemed to include all amendments, extensions and other modifications to such instruments (but only to the extent such amendments, extensions and other modifications are not prohibited by the terms of this Agreement). The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

Section 5.6 Counterparts; Facsimile or .pdf Signature; No Presumption Against Drafting Party.

(a) This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties.

(b) This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

(c) Each party hereto acknowledges that each party hereto has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 5.7 Entire Agreement. This Agreement (including the Exhibits hereto), the Merger Agreement, the OpCo LLC Agreement, the Burro Disclosure Letter, the Kick Disclosure Letter, the Confidentiality Agreement and the Clean Team Agreements constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 5.8 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a) THIS AGREEMENT AND ALL DISPUTES OR CONTROVERSIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE LAWS OF ANY OTHER JURISDICTION THAT MIGHT BE APPLIED BECAUSE OF THE CONFLICTS OF LAWS PRINCIPLES OF THE STATE OF DELAWARE.

(b) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING ANY ACTION, PROCEEDING, COUNTERCLAIM OR OTHER SUCH LITIGATION INVOLVING ANY FINANCING PARTIES).

Section 5.9 Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party hereto or its Affiliates against any other party hereto or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided, however, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal or state court located in the State of Delaware. Each of the parties hereto hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties hereto agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties hereto further agrees that notice as provided herein shall constitute sufficient service of process and the parties hereto further waive any argument that such service is insufficient. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 5.10 Amendment; Waiver.

(a) This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed by each of the parties hereto.

(b) No failure or delay of any party hereto in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Each party may waive any right of such party hereto, but only by an instrument in writing signed by such party and delivered to the party benefiting from such waiver.

Section 5.11 Remedies. The parties hereto agree that money damages would not be a sufficient remedy for any breach of this Agreement and that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is hereby agreed that, prior to the valid termination of this Agreement pursuant to Section 5.1, the parties hereto shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, to prevent breaches of this Agreement, and to specifically enforce compliance with this Agreement. In connection with any request for specific performance or equitable relief, each of the parties hereto hereby waives any requirement for the security or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement but shall be in addition to all other remedies available at law or equity to such party. The parties further agree that, by seeking the remedies provided for in this Section 5.9, no party hereto shall in any respect waive its right to seek any other form of relief that may be available to it under this Agreement or pursuant to the Merger Agreement.

Section 5.12 Unitholder Capacity. Notwithstanding anything contained in this Agreement to the contrary, the representations, warranties, covenants and agreements made herein by each Unitholder are made solely with respect to such Unitholder and its Covered Units. Each Unitholder is entering into this Agreement solely in its capacity as the owner, directly or indirectly, of such Covered Units and nothing herein shall (a) limit or affect any actions or omissions by such Unitholder (or any designee or Affiliate serving in his or her capacity as a director on the General Partner Board) in any other capacity, (b) be construed to prohibit, limit or restrict any actions or omissions by any Affiliate or direct or indirect owner of such Unitholder, or any of its or their respective officers, directors, managers, representatives or employees, in each case, not acting as such on behalf of such Unitholder, including exercising rights pursuant to the Merger Agreement or (c) be construed to prohibit, limit or restrict any of the Unitholder’s direct or indirect owners or affiliates, or any of its or their respective officers, directors, managers, representatives or employees, from exercising its fiduciary or contractual duties, if any, to the limited partners of the Partnership under applicable Law or the Partnership LPA. The taking of any actions (or failures to act) by a Unitholder’s designee(s) or Affiliate(s) serving as a director of on the General Partner Board (in such capacity as a director) shall not be deemed to constitute a breach of this Agreement.

Section 5.13 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in this Agreement. Upon such determination that a term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the obligations contemplated hereby are fulfilled to the extent possible.

Section 5.14 Expenses. Except as otherwise expressly provided herein or in the Merger Agreement, all fees and expenses incurred in connection with this Agreement and the actions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Mergers are consummated.

Section 5.15 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, trustee, beneficiary, settlor, agent, attorney, representative or affiliate of any Unitholder shall have any liability (whether in contract or in tort) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

Section 5.16 Successors and Assigns; Third Party Beneficiaries.

(a) Except in connection with a Permitted Transfer or a Permitted Lock-Up Transfer, in each case, effected pursuant to this Agreement, neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void; provided that Kick shall be permitted, without the consent of any other party hereto, to collaterally assign its rights (but not its obligations) under this Agreement to any of the Financing Parties. Any assignment in violation of the foregoing shall be null and void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

(b) This Agreement is not intended to and shall not confer upon any person (other than the parties hereto) any rights or remedies hereunder.

[Signature pages follow.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

UNITHOLDER

ORVIETO FUND LP

By:	/s/ Michael Tucker
Name: Michael Tucker
Title: CIO, Managing Partner

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BURRO PARTIES

CSI COMPRESSCO LP

By:	CSI COMPRESSCO GP LLC, its general partner

By:	/s/ John E. Jackson
Name: John E. Jackson
Title: Chief Executive Officer

CSI COMPRESSCO GP LLC

By:	/s/ John E. Jackson
Name: John E. Jackson
Title: Chief Executive Officer

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

KODIAK GAS SERVICES, INC.

By:	/s/ Robert M. McKee
Name: Robert M. McKee
Title: President and Chief Executive Officer

[Signature Page to Support Agreement]

EXHIBIT A

Unitholders

Unitholder	Address	Partnership Common Units	Percentage of Outstanding Partnership Common Units
Orvieto Fund L.P.	21 Custom House Street, Suite 910, Boston, MA 02110	4,299,150	3.03%
Totals	—	4,299,150	3.03%

[EXHIBIT A]

EXHIBIT B

Form of Written Consent

[Attached]

[EXHIBIT B]

WRITTEN CONSENT OF

[INSERT NAME OF UNITHOLDER]

[●], 2024

Pursuant to Section 2.1 of that certain Support and Lockup Agreement, dated as of December 19, 2023, by and among Kodiak Gas Services, Inc., a Delaware corporation (“Kick”), CSI Compressco LP, a Delaware limited partnership (the “Partnership”), and CSI Compressco GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner” and, together with the Partnership, the “Burro Parties”), the undersigned unitholder hereby provides its written consent to the matters set forth below. The undersigned unitholder’s common units of the Partnership (the “Partnership Common Units”) will be tabulated and voted on the proposal as indicated below. Any executed written consent returned without indicating a decision on the proposal will be voted to APPROVE the proposal.

The undersigned, being a record holder as of the close of business on [●] of [●] Partnership Common Units, hereby acknowledges receipt of the consent statement/prospectus, which is part of the registration statement on Form S-4 (No. 333-[●]) of Kick, and which more fully describes the proposal below.

The undersigned record holder of [●] Partnership Common Units also hereby consents to, and does hereby approve, the Agreement and Plan of Merger, dated as of December 19, 2023, as such agreement may be amended from time to time, by and among Kick, Kodiak Gas Services, LLC, a Delaware limited liability company (“OpCo”), Kick Stock Merger Sub, LLC, a Delaware limited liability company (“Stock Merger Sub”), Kick GP Merger Sub, LLC, a Delaware limited liability company (“GP Merger Sub”), Kick LP Merger Sub, LLC, a Delaware limited liability company (“Unit Merger Sub”), and the Burro Parties (the “Merger Agreement”), pursuant to which, among other things, (a) Stock Merger Sub will merge with and into the Partnership (the “Initial LP Merger”), with the Partnership surviving the Merger as a subsidiary of Kick, (b) the Partnership will cause Frontier Acquisition I, Inc. a Delaware corporation and the managing member of OpCo (“Frontier I”), to contribute the limited liability company interests to be converted into Partnership Common Units to OpCo, and in exchange therefor, OpCo will issue to Frontier I a number of units of OpCo equal to the number of shares of common stock, par value $0.01 per share, of Kick (“Kick Common Stock”) issued in the Initial LP Merger, (c) GP Merger Sub will merge with and into the General Partner (the “Initial GP Merger”), with the General Partner surviving the Initial GP Merger as a Subsidiary of OpCo and (d) Unit Merger Sub will merge with and into the Partnership (the “Unit Merger” and together with the Initial LP Merger and GP Merger, the “Mergers”), with the Partnership surviving the Unit Merger as a subsidiary of OpCo, and the transactions contemplated by the Merger Agreement, including the Mergers.

By signing this written consent, a unitholder of the Partnership shall be deemed to have voted in favor of the proposal described above with respect to all Partnership Common Units which it is entitled to vote.

APPROVE ☐	DISAPPROVE ☐	ABSTAIN ☐

IMPORTANT: PLEASE DATE AND SIGN THE CONSENT BELOW. Please execute, date, sign and return this Written Consent promptly to the Partnership by emailing a .pdf copy of your written consent to derek.anchondo@csicompressco.com and (ii) to Kick, by emailing a .pdf copy of your written consent to [●]@[●].com with a copy to [●].

IF AN ENTITY

(please print or type complete name of entity)

By:
(duly authorized signature)

Name:
(please print or type full name)

Title:
(please print or type full name)

Date:

Annex D

Execution Version

SUPPORT AND LOCKUP AGREEMENT

THIS SUPPORT AND LOCKUP AGREEMENT, dated as of December 19, 2023 (this “Agreement”), is entered into by and among Kodiak Gas Services, Inc., a Delaware corporation (“Kick”), CSI Compressco LP, a Delaware limited partnership (the “Partnership”), and CSI Compressco GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner” and, together with the Partnership, the “Burro Parties”), and each Person identified on Exhibit A (each a “Unitholder” and, collectively, the “Unitholders”).

RECITALS:

WHEREAS, concurrently with the execution of this Agreement, Kick, Kick Stock Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Kick (“Stock Merger Sub”), Kick GP Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Kick (“GP Merger Sub”), Kick LP Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Kick (“Unit Merger Sub”), and the Burro Parties are entering into an Agreement and Plan of Merger (as it may be amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, (a) Stock Merger Sub will merge with and into the Partnership (the “Stock Merger”), with the Partnership surviving the Merger as a subsidiary of Kick, (b) GP Merger Sub will merge with and into the General Partner (the “GP Merger”), with the General Partner surviving the GP Merger as a Subsidiary of Kick Services and (c) Unit Merger Sub will merge with and into the Partnership (the “Unit Merger” and together with the GP Merger and Stock Merger, the “Mergers”), with the Partnership surviving the Unit Merger as a subsidiary of Kick Services;

WHEREAS, as of the date hereof, each Unitholder either directly or through one of its wholly owned Subsidiaries is the record and beneficial owner of, and has the right to vote (including to act by written consent) and dispose of the number of Partnership Common Units set forth opposite such Unitholder’s name on Exhibit A (the “Existing Units”);

WHEREAS, as a material inducement to Kick to enter into the Merger Agreement, Kick has requested each Unitholder to agree, and each Unitholder has agreed, to enter into this Agreement and abide by the covenants and obligations set forth herein with respect to the Covered Units.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

GENERAL

Section 1.1 Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

“Covered Units” means the Existing Units, together with any Partnership Common Units that any Unitholder acquires, either beneficially or of record, on or after the date of this Agreement, including any Partnership Common Units received as distributions, as a result of a split, reverse split, combination, merger, consolidation, reorganization, reclassification, recapitalization or similar transaction or upon exercise of any option, benefit award, warrant or other security or instrument exercisable, convertible or exchangeable into Partnership Common Units.

“Permitted Lock-Up Transfer” means a Transfer of Subject Securities by the Unitholder to (i) an Affiliate of such Unitholder, including partners or members of such entity, (ii) with respect to such Unitholder that is an individual, by gift to a member of such Unitholder’s family or to a trust, the beneficiary of which is a member of such Unitholder’s family, or an Affiliate of such Unitholder, (iii) if such Unitholder is an individual, by virtue of laws of descent and distribution upon death of such Unitholder, (iv) if such Unitholder is an individual, as a result of the operation of law, or pursuant to an order of a court (including a domestic order, divorce settlement, divorce decree, or separation agreement) or regulatory agency, (v) in the event of Kick’s liquidation, (vi) in the event of Kick’s merger, capital stock exchange or other similar transaction which results in all of Kick’s stockholders having the right to exchange their shares of Kick Common Stock for cash, securities or other property, (vii) transactions relating to Kick Common Stock or other securities convertible into or exercisable or exchangeable for Kick Common Stock acquired in open market transactions after the Closing, (viii) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act; provided that (x) no transfers occur under such plan until the Lock-Up Termination Date and (y) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of Unitholder or Kick regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no such transfer may be made under such plan until the Lock-up Termination Date, or (ix) Transfers associated with the exercise of options or vesting or settlement of any other equity-based award, including any Kick Common Stock withheld by Kick to pay the applicable exercise price or taxes associated with such awards, provided, however, that any Kick Common Stock received upon such exercise, vesting or settlement, following any applicable net settlement or net withholding, will be subject to the restrictions of this Agreement (to the extent permitted by the Kick Plan that applies to such corresponding equity-based award); provided, however, that in the case of clauses (i) – (iv), these permitted transferees must enter into a written agreement enforceable by Kick agreeing to be bound by this Agreement.

“Permitted Transfer” means a Transfer of Covered Units by any Unitholder to an Affiliate of such Unitholder, provided that such Affiliate agrees in writing to assume all of such Unitholder’s obligations hereunder in respect of the Covered Units subject to such Transfer and to be bound by, and comply with, the terms of this Agreement, with respect to the Covered Units subject to such Transfer, and all other Covered Units owned beneficially or of record from time to time by such Affiliate, to the same extent as such Unitholder is bound hereunder.

“Subject Securities” means the shares of Kick Common Stock that any Unitholder receives as Merger Consideration pursuant to Section 2.1(a) of the Merger Agreement.

“Transfer” means, directly or indirectly, to sell, transfer, assign or otherwise dispose of (whether by merger or consolidation (including by conversion into securities or other consideration as a result of such merger or consolidation), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, conversion, assignment or other disposition of (whether by merger or consolidation (including by conversion into securities or other consideration as a result of such merger or consolidation), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise.

ARTICLE 2

VOTING

Section 2.1 Agreement to Deliver Written Consent. Each Unitholder hereby irrevocably agrees that promptly following the time when the Registration Statement has been declared effective by the SEC under the Securities Act (and in any case, within 24 hours of the time the Registration Statement is declared effective) and such Unitholder has received from Kick a copy of the Consent Statement/Prospectus included therein (which Consent Statement/Prospectus may be delivered by email), such Unitholder shall execute and deliver (or cause to be delivered) a written consent in accordance with the Merger Agreement and Section 13.11 of the Partnership LPA, substantially in the form attached hereto as Exhibit B, covering all of such Unitholder’s Covered Units, approving the adoption of Merger Agreement and each of the matters for which the Partnership is soliciting consents of the Unitholders necessary or reasonably requested in connection with the Merger Agreement. For the avoidance of doubt, Unitholder shall retain at all times the right to vote its Covered Units (or to direct how its Covered Units shall be voted) in its sole discretion and without any other limitation on any matters other than those set forth in Section 2.1 that are, during the term of this Agreement, at any time or from time to time presented for consideration to the Partnership’s unitholders generally, subject to the terms of this Agreement.

Section 2.2 No Inconsistent Agreements. Each Unitholder hereby represents, covenants and agrees that, except for this Agreement, such Unitholder (a) has not entered into, and shall not, until this Agreement is terminated pursuant to Section 5.1, enter into any voting agreement or voting trust that is inconsistent with this Agreement, (b) has not granted, and shall not, until this Agreement is terminated pursuant to Section 5.1, grant a proxy, consent or power of attorney in any manner that is inconsistent with this Agreement or (c) take any action that would make any representation or warranty of such Unitholder contained herein untrue or incorrect or have the effect of preventing or disabling such Unitholder from performing any of its obligations under this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall require the Unitholder to, in its capacity as a unitholder of the Partnership, vote in favor of or otherwise consent to any amendment to, or waiver or modification of, the Merger Agreement that (i) imposes any material restrictions or additional material conditions on the consummation of the transactions contemplated thereby, including the payment of the Merger Consideration or (ii) extends the Outside Date or reduces the amount or changes the form of the Merger Consideration payable pursuant to the Merger Agreement.

Section 2.3 Proxy. In order to secure the obligations set forth herein, each Unitholder hereby appoints Kick, or any nominee thereof, with full power of substitution and resubstitution, as its true and lawful proxy and attorney-in-fact, only in the event that such Unitholder does not comply with its obligations in Section 2.1 within two (2) days after Kick requests compliance with Section 2.1 to execute written consents with respect to such Unitholder’s Covered Units in accordance with Section 2.1. Each Unitholder hereby affirms that this proxy is coupled with an interest and is irrevocable, expect upon termination of this Agreement pursuant to Section 5.1, and such Unitholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy, and hereby revokes any proxy previously granted by such Unitholder with respect to any of its Covered Units. Kick may terminate this proxy at any time at its sole election by written notice provided to Unitholder.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of Unitholders. Each Unitholder, severally, and not jointly or jointly and severally, hereby represents and warrants to Kick and the Partnership as follows:

(a) Organization; Authorization; Validity of Agreement; Necessary Action. Such Unitholder has the requisite power and authority and/or capacity to execute and deliver this Agreement and to carry out its obligations hereunder. The execution and delivery by such Unitholder of this Agreement and the performance by such Unitholder of its obligations hereunder have been duly and validly authorized by such Unitholder and no other actions or proceedings are required on the part of such Unitholder to authorize the execution and delivery of this Agreement or the performance by such Unitholder of its obligations hereunder. This Agreement has been duly executed and delivered by such Unitholder and, assuming the due authorization, execution and delivery of this Agreement by Kick and the Burro Parties, constitutes a legal, valid and binding agreement of such Unitholder, enforceable against such Unitholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(b) Ownership. As of the date hereof, such Unitholder is the record and beneficial owner of, and has good and valid title to, the Existing Units set forth opposite such Unitholder’s name on Exhibit A, free and clear of any Liens (other than pursuant to this Agreement or transfer restrictions under applicable securities laws, the Governing Documents of the Partnership or the Governing Documents of General Partner). During the term of this Agreement, the Covered Units will be beneficially and legally owned by such Unitholder, except in the case of a Permitted Transfer of any Covered Units (in which case this representation shall, with respect to such Covered Units, be made by the transferee of such interests). Except as provided for in this Agreement, such Unitholder, directly or indirectly, has and will have at all times during the term of this Agreement sole voting power (as currently in effect), sole power of disposition (as currently in effect), sole power to issue instructions with respect to the matters set forth in ARTICLE 2 (as currently in effect), and sole power (as currently in effect) to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Covered Units, at any time during the term of this Agreement, except in the case of a Permitted Transfer of Covered Units (in which case this representation shall, with respect to the Covered Units, subject to such Transfer, be made by the transferee of such interests). Except for the Existing Units, such Unitholder does not, directly or indirectly, legally or beneficially own or have any option, warrant or other right to acquire any securities of Partnership or General Partner that are or may by their terms become entitled to vote or any securities that are convertible or exchangeable into or exercisable for any securities of Partnership or General Partner that are or may by their terms become entitled to vote, nor is such Unitholder subject to any contract, agreement, arrangement, understanding or relationship, other than this Agreement, that obligates it to vote, acquire or dispose of any securities of the Partnership or General Partner.

(c) No Violation. Neither the execution and delivery of this Agreement by such Unitholder nor its performance of its obligations under this Agreement will (i) result in a violation or breach of, or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or give rise to a right of purchase under, or result in the creation of any Lien (other than pursuant to this Agreement or transfer restrictions under applicable securities laws, the Governing Documents of the Partnership or the Governing Documents of General Partner) upon the Existing Units owned by such Unitholder, (ii) violate any Law applicable to such Unitholder, or (iii) result in a violation or breach of or conflict with its Governing Documents, except in the case of clauses (i) and (ii) as would not reasonably be expected to prevent or materially delay the ability of such Unitholder to perform its obligations hereunder.

(d) Consents and Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is necessary to be obtained or made by such Unitholder in connection with its execution, delivery and performance of this Agreement, except for any reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

(e) Reliance by Kick and the Burro Parties. Such Unitholder understands and acknowledges that Kick and Burro Parties are entering into the Merger Agreement in reliance upon such Unitholder’s execution and delivery of this Agreement and the representations, warranties, covenants and obligations of such Unitholder contained herein.

(f) Adequate Information. Such Unitholder acknowledges that it is a sophisticated party with respect to the Covered Units, and has adequate information concerning the business and financial condition of the Partnership to make an informed decision regarding the transactions contemplated by this Agreement and has, independently and without reliance upon Kick and based on such information as such Unitholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Unitholder acknowledges that Kick has not made and is not making any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement or in the Merger Agreement.

Section 3.2 Representations and Warranties of Kick. Kick hereby represents and warrants to other parties hereto that the execution and delivery of this Agreement by Kick and the consummation of the transactions contemplated hereby have been duly authorized and approved by all requisite corporate or limited liability company action on the part of Kick, subject to the approval of this Agreement and the Mergers by Kick as the sole member of each of Stock Merger Sub, GP Merger Sub and Unit Merger Sub, each of which shall be obtained promptly following the execution of this Agreement. Kick acknowledges that Unitholder has not made and is not making any representation or warranty of any kind except as expressly set forth in this Agreement.

Section 3.3 Representations and Warranties of the Burro Parties. Each of the Burro Parties hereby represents and warrants to other parties hereto that the execution and delivery of this Agreement by the Burro Parties and the consummation of the transactions contemplated hereby have been duly authorized and approved by all requisite partnership or limited liability company action on the part of each of the Burro Parties. Each of the Burro Parties acknowledges that Unitholder has not made and is not making any representation or warranty of any kind except as expressly set forth in this Agreement.

ARTICLE 4

OTHER COVENANTS

Section 4.1 Prohibition on Transfers, Other Actions.

(a) Until the earlier to occur of (i) the Effective Time and (ii) the valid termination of the Merger Agreement in accordance with its terms (including any extension thereof), and except for a Permitted Transfer, each Unitholder hereby agrees not to Transfer any of the Covered Units, beneficial ownership thereof or any other interest therein. Any purported Transfer not in compliance with this Section 4.1(a) shall be void ab initio.

(b) Each Unitholder agrees that if it attempts to Transfer (other than a Permitted Transfer), vote (including acting by written consent) or provide any other person with the authority to vote (including to act by written consent) any of the Covered Units other than in compliance with this Agreement, such Unitholder hereby unconditionally and irrevocably (during the term of this Agreement) instructs the Partnership and the General Partner, as applicable, to not, (i) permit any such Transfer on its books and records, (ii) issue a book-entry interest or a new certificate representing any of the Covered Units or (iii) record such vote (including by written consent).

(c) Each Unitholder agrees that such Unitholder will not (in such Unitholder’s capacity as a unitholder of the Partnership) bring, commence, institute, maintain, prosecute or voluntarily aid any legal action or proceeding, which (i) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, (ii) alleges that the execution and delivery of this Agreement by such Unitholder, either alone or together with the other Partnership voting agreements and proxies to be delivered in connection with the execution of the Merger Agreement, or the approval of the Merger Agreement and the Mergers by the General Partner, breaches any fiduciary or contractual duty of the General Partner or any member thereof or the Partnership or any partner thereof or (iii) would reasonably be expected to restrict or otherwise affect such Unitholder’s legal power, authority and ability to comply with and perform its covenants and obligations under this Agreement.

(d) Subject to Section 5.1, from the date of this Agreement and until the earlier of the Effective Time and the Expiration Time, except as otherwise permitted pursuant to Merger Agreement, each Unitholder (acting solely in such Unitholder’s capacity as a unitholder of the Partnership) shall not, and shall use its reasonable best efforts to cause its Representatives, directly or indirectly, not to (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) furnish any non-public information regarding the Partnership or any of its Subsidiaries or afford access to the business, properties, books or records of the Partnership or any of its Subsidiaries, to any person (other than Kick, LP Merger Sub, GP Merger Sub or their respective directors, officers, employees, Affiliates or Representatives) in connection with or in response to an Acquisition Proposal or any inquiries regarding an Acquisition Proposal, (iii) engage or participate in any discussions or negotiations with any person (other than Kick, LP Merger Sub, GP Merger Sub or their respective directors, officers, employees, Affiliates or Representatives) with respect to an Acquisition Proposal or (iv) enter into any agreement with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal. Notwithstanding the foregoing, to the extent that the Partnership or the General Partner is permitted to engage in any of the foregoing activities pursuant to Section 5.2 of the Merger Agreement, the Unitholder may participate in such activities; provided, that such action by the Unitholder would be permitted to be taken by the Partnership or the General Partner pursuant to Section 5.2 of the Merger Agreement.

(e) For the avoidance of doubt, for the purposes of this Agreement, the Partnership or General Partner shall not be deemed an affiliate of Unitholder, and any officer, director, employee, agent or advisor of the Partnership or General Partner (in each case, in their capacities as such), shall not be deemed a Representative of the Unitholder.

Section 4.2 Post-Closing Lock-Up.

(a) During the period commencing at the Effective Time and ending on the date that is 180 days after the Effective Time (the “Lock-Up Termination Date”), each Unitholder shall not, without the prior written consent of Kick, directly or indirectly Transfer any Subject Securities.

(b) Notwithstanding anything to the contrary in Section 4.2(a), each Unitholder may make Permitted Lock-Up Transfers.

(c) Any purported Transfer by a Unitholder of Subject Securities not in compliance with this Section 4.2 shall be void ab initio.

Section 4.3 Further Assurances. Each of the parties hereto agrees that it will use its reasonable best efforts to do all things reasonably necessary to effectuate this Agreement.

Section 4.4 Tax Matters. For U.S. federal (and applicable state and local) income tax purposes, each Unitholder hereby agrees to treat and report the Mergers consistently with the tax treatment set forth in Section 5.12(a) of the Merger Agreement.

ARTICLE 5

MISCELLANEOUS

Section 5.1 Termination. This Agreement shall remain in effect until the earlier to occur of the following (each, an “Expiration Time”): (a) the Lock-Up Termination Date, (b) the valid termination of the Merger Agreement in accordance with its terms (including after any extension thereof), in which case this Agreement shall terminate and be of no further force and effect with respect to all parties hereto and (c) the date of any amendment to, or waiver or modification of, the Merger Agreement that extends the Outside Date or reduces the amount or changes the form of the Merger Consideration payable pursuant to the Merger Agreement if, in the case of this clause (c), Unitholder has abstained from voting on or voted against such matter in Unitholder’s capacity as a director of the Company. Nothing in this Section 5.1 and no termination of this Agreement shall relieve or otherwise limit any party of liability for any breach of this Agreement occurring prior to such termination.

Section 5.2 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in any Kick Party any direct or indirect ownership or incidence of ownership of or with respect to any Covered Units. All rights, ownership and economic benefit relating to the Covered Units shall remain vested in and belong to such Unitholder, and Kick Parties shall have no authority to direct such Unitholder in the voting or disposition of any of the Covered Units, except as otherwise provided herein.

Section 5.3 Publicity. Each Unitholder hereby permits Kick and the Partnership to include and disclose in the Consent Statement/Prospectus, and in such other schedules, certificates, applications, agreements or documents as such entities reasonably determine to be necessary or appropriate in connection with the consummation of the Mergers and the transactions contemplated by the Merger Agreement such Unitholder’s identity and ownership of the Covered Units, and the nature of such Unitholder’s commitments, arrangements and understandings pursuant to this Agreement. Kick and the Partnership hereby permit each Unitholder to disclose this Agreement and the transactions contemplated by the Merger Agreement in any reports required to be filed by such Unitholder or any of its Affiliates under the Exchange Act or otherwise as required by Law.

Section 5.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally or by e-mail (provided that no notice is received by the electronic mail sender within one (1) hour thereafter indicating that such electronic mail was undeliverable or otherwise not delivered), (ii) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (iii) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Kick, to:

Kodiak Gas Services, Inc.

15320 Highway 105 W, Suite 210

Montgomery, Texas 77356

Attention: Robert M. McKee

Email: mickey.mckee@kodiakgas.com

with copies to:

King & Spalding LLP

1180 Peachtree Street, NE, Suite 1600

Atlanta, Georgia 30309

Attention: Keith M. Townsend; Robert J. Leclerc

E-mail: ktownsend@kslaw.com; rleclerc@kslaw.com

If to any Burro Party, to:

CSI Compressco, LP

1735 Hughes Landing Boulevard, Suite 200

The Woodlands, Texas 77380

Attention: General Counsel

E-mail: derek.anchondo@csicompressco.com

with copies to:

Vinson & Elkins LLP

845 Texas Avenue, Suite 4700

Houston, Texas 77002

Attention: David Oelman; Lande Spottswood; Raleigh Wolfe

E-mail: doelman@velaw.com; lspottswood@velaw.com; rwolfe@velaw.com

If to any Unitholder, to the address set forth next to such Unitholder’s name on Exhibit A.

Section 5.5 Interpretation. When a reference is made in this Agreement to a Section or Exhibit such reference shall be to a Section or Exhibit of this Agreement unless otherwise indicated. The headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement (or if not defined in this Agreement, as defined in the Merger Agreement). References to statutes or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending or replacing the statute or regulation referred to. References to agreements and other contractual instruments shall be deemed to include all amendments, extensions and other modifications to such instruments (but only to the extent such amendments, extensions and other modifications are not prohibited by the terms of this Agreement). The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

Section 5.6 Counterparts; Facsimile or .pdf Signature; No Presumption Against Drafting Party.

(a) This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties.

(b) This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

(c) Each party hereto acknowledges that each party hereto has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 5.7 Entire Agreement. This Agreement (including the Exhibits hereto), the Merger Agreement, the OpCo LLC Agreement, the Burro Disclosure Letter, the Kick Disclosure Letter, the Confidentiality Agreement and the Clean Team Agreements constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 5.8 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a) THIS AGREEMENT AND ALL DISPUTES OR CONTROVERSIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE LAWS OF ANY OTHER JURISDICTION THAT MIGHT BE APPLIED BECAUSE OF THE CONFLICTS OF LAWS PRINCIPLES OF THE STATE OF DELAWARE.

(b) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING ANY ACTION, PROCEEDING, COUNTERCLAIM OR OTHER SUCH LITIGATION INVOLVING ANY FINANCING PARTIES).

Section 5.9 Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party hereto or its Affiliates against any other party hereto or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided, however, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal or state court located in the State of Delaware. Each of the parties hereto hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties hereto agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties hereto further agrees that notice as provided herein shall constitute sufficient service of process and the parties hereto further waive any argument that such service is insufficient. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 5.10 Amendment; Waiver.

(a) This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed by each of the parties hereto.

(b) No failure or delay of any party hereto in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Each party may waive any right of such party hereto, but only by an instrument in writing signed by such party and delivered to the party benefiting from such waiver.

Section 5.11 Remedies. The parties hereto agree that money damages would not be a sufficient remedy for any breach of this Agreement and that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is hereby agreed that, prior to the valid termination of this Agreement pursuant to Section 5.1, the parties hereto shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, to prevent breaches of this Agreement, and to specifically enforce compliance with this Agreement. In connection with any request for specific performance or equitable relief, each of the parties hereto hereby waives any requirement for the security or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement but shall be in addition to all other remedies available at law or equity to such party. The parties further agree that, by seeking the remedies provided for in this Section 5.9, no party hereto shall in any respect waive its right to seek any other form of relief that may be available to it under this Agreement or pursuant to the Merger Agreement.

Section 5.12 Unitholder Capacity. Notwithstanding anything contained in this Agreement to the contrary, the representations, warranties, covenants and agreements made herein by each Unitholder are made solely with respect to such Unitholder and its Covered Units. Each Unitholder is entering into this Agreement solely in its capacity as the owner, directly or indirectly, of such Covered Units and nothing herein shall (a) limit or affect any actions or omissions by such Unitholder (or any designee or Affiliate serving in his or her capacity as a director on the General Partner Board) in any other capacity, (b) be construed to prohibit, limit or restrict any actions or omissions by any Affiliate or direct or indirect owner of such Unitholder, or any of its or their respective officers, directors, managers, representatives or employees, in each case, not acting as such on behalf of such Unitholder, including exercising rights pursuant to the Merger Agreement or (c) be construed to prohibit, limit or restrict any of the Unitholder’s direct or indirect owners or affiliates, or any of its or their respective officers, directors, managers, representatives or employees, from exercising its fiduciary or contractual duties, if any, to the limited partners of the Partnership under applicable Law or the Partnership LPA. The taking of any actions (or failures to act) by a Unitholder’s designee(s) or Affiliate(s) serving as a director of on the General Partner Board (in such capacity as a director) shall not be deemed to constitute a breach of this Agreement.

Section 5.13 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in this Agreement. Upon such determination that a term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the obligations contemplated hereby are fulfilled to the extent possible.

Section 5.14 Expenses. Except as otherwise expressly provided herein or in the Merger Agreement, all fees and expenses incurred in connection with this Agreement and the actions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Mergers are consummated.

Section 5.15 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, trustee, beneficiary, settlor, agent, attorney, representative or affiliate of any Unitholder shall have any liability (whether in contract or in tort) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

Section 5.16 Successors and Assigns; Third Party Beneficiaries.

(a) Except in connection with a Permitted Transfer or a Permitted Lock-Up Transfer, in each case, effected pursuant to this Agreement, neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void; provided that Kick shall be permitted, without the consent of any other party hereto, to collaterally assign its rights (but not its obligations) under this Agreement to any of the Financing Parties. Any assignment in violation of the foregoing shall be null and void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

(b) This Agreement is not intended to and shall not confer upon any person (other than the parties hereto) any rights or remedies hereunder.

[Signature pages follow.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

UNITHOLDER

MERCED CAPITAL L.P.

By:	/s/ Joseph McElroy
Name: Joseph McElroy
Title: Partner

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BURRO PARTIES

CSI COMPRESSCO LP

By: CSI Compressco GP LLC, its general partner

By:	/s/ John E. Jackson
Name: John E. Jackson
Title: Chief Executive Officer

CSI COMPRESSCO GP LLC

By:	/s/ John E. Jackson
Name: John E. Jackson
Title: Chief Executive Officer

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

KODIAK GAS SERVICES, INC.

By:	/s/ Robert M. McKee
Name: Robert M. McKee
Title: President and Chief Executive Officer

[Signature Page to Support Agreement]

EXHIBIT A

Unitholders

Unitholder	Address	Partnership Common Units	Percentage of Outstanding Partnership Common Units
Merced Capital L.P.	701 Carlson Parkway, Suite 1110 Minnetonka, MN 55305	7,736,528	5.45%
Totals	—	7,736,528	5.45%

[EXHIBIT A]

EXHIBIT B

Form of Written Consent

[Attached]

[EXHIBIT B]

WRITTEN CONSENT OF

[INSERT NAME OF UNITHOLDER]

[●], 2024

Pursuant to Section 2.1 of that certain Support and Lockup Agreement, dated as of December 19, 2023, by and among Kodiak Gas Services, Inc., a Delaware corporation (“Kick”), CSI Compressco LP, a Delaware limited partnership (the “Partnership”), and CSI Compressco GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner” and, together with the Partnership, the “Burro Parties”), the undersigned unitholder hereby provides its written consent to the matters set forth below. The undersigned unitholder’s common units of the Partnership (the “Partnership Common Units”) will be tabulated and voted on the proposal as indicated below. Any executed written consent returned without indicating a decision on the proposal will be voted to APPROVE the proposal.

The undersigned, being a record holder as of the close of business on [●] of [●] Partnership Common Units, hereby acknowledges receipt of the consent statement/prospectus, which is part of the registration statement on Form S-4 (No. 333-[●]) of Kick, and which more fully describes the proposal below.

The undersigned record holder of [●] Partnership Common Units also hereby consents to, and does hereby approve, the Agreement and Plan of Merger, dated as of December 19, 2023, as such agreement may be amended from time to time, by and among Kick, Kodiak Gas Services, LLC, a Delaware limited liability company (“OpCo”), Kick Stock Merger Sub, LLC, a Delaware limited liability company (“Stock Merger Sub”), Kick GP Merger Sub, LLC, a Delaware limited liability company (“GP Merger Sub”), Kick LP Merger Sub, LLC, a Delaware limited liability company (“Unit Merger Sub”), and the Burro Parties (the “Merger Agreement”), pursuant to which, among other things, (a) Stock Merger Sub will merge with and into the Partnership (the “Initial LP Merger”), with the Partnership surviving the Merger as a subsidiary of Kick, (b) the Partnership will cause Frontier Acquisition I, Inc. a Delaware corporation and the managing member of OpCo (“Frontier I”), to contribute the limited liability company interests to be converted into Partnership Common Units to OpCo, and in exchange therefor, OpCo will issue to Frontier I a number of units of OpCo equal to the number of shares of common stock, par value $0.01 per share, of Kick (“Kick Common Stock”) issued in the Initial LP Merger, (c) GP Merger Sub will merge with and into the General Partner (the “Initial GP Merger”), with the General Partner surviving the Initial GP Merger as a Subsidiary of OpCo and (d) Unit Merger Sub will merge with and into the Partnership (the “Unit Merger” and together with the Initial LP Merger and GP Merger, the “Mergers”), with the Partnership surviving the Unit Merger as a subsidiary of OpCo, and the transactions contemplated by the Merger Agreement, including the Mergers.

By signing this written consent, a unitholder of the Partnership shall be deemed to have voted in favor of the proposal described above with respect to all Partnership Common Units which it is entitled to vote.

APPROVE ☐	DISAPPROVE ☐	ABSTAIN ☐

IMPORTANT: PLEASE DATE AND SIGN THE CONSENT BELOW. Please execute, date, sign and return this Written Consent promptly to the Partnership by emailing a .pdf copy of your written consent to derek.anchondo@csicompressco.com and (ii) to Kick, by emailing a .pdf copy of your written consent to [●]@[●].com with a copy to [●].

IF AN ENTITY

(please print or type complete name of entity)

By:
(duly authorized signature)

Name:
(please print or type full name)

Title:
(please print or type full name)

Date:

Annex E

Execution Version

SUPPORT AND LOCKUP AGREEMENT

THIS SUPPORT AND LOCKUP AGREEMENT, dated as of December 19, 2023 (this “Agreement”), is entered into by and among Kodiak Gas Services, Inc., a Delaware corporation (“Kick”), CSI Compressco LP, a Delaware limited partnership (the “Partnership”), and CSI Compressco GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner” and, together with the Partnership, the “Burro Parties”), and each Person identified on Exhibit A (each a “Unitholder” and, collectively, the “Unitholders”).

RECITALS:

WHEREAS, concurrently with the execution of this Agreement, Kick, Kick Stock Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Kick (“Stock Merger Sub”), Kick GP Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Kick (“GP Merger Sub”), Kick LP Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Kick (“Unit Merger Sub”), and the Burro Parties are entering into an Agreement and Plan of Merger (as it may be amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, (a) Stock Merger Sub will merge with and into the Partnership (the “Stock Merger”), with the Partnership surviving the Merger as a subsidiary of Kick, (b) GP Merger Sub will merge with and into the General Partner (the “GP Merger”), with the General Partner surviving the GP Merger as a Subsidiary of Kick Services and (c) Unit Merger Sub will merge with and into the Partnership (the “Unit Merger” and together with the GP Merger and Stock Merger, the “Mergers”), with the Partnership surviving the Unit Merger as a subsidiary of Kick Services;

WHEREAS, as of the date hereof, each Unitholder either directly or through one of its wholly owned Subsidiaries is the record and beneficial owner of, and has the right to vote (including to act by written consent) and dispose of the number of Partnership Common Units set forth opposite such Unitholder’s name on Exhibit A (the “Existing Units”);

WHEREAS, as a material inducement to Kick to enter into the Merger Agreement, Kick has requested each Unitholder to agree, and each Unitholder has agreed, to enter into this Agreement and abide by the covenants and obligations set forth herein with respect to the Covered Units.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

GENERAL

Section 1.1 Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

“Covered Units” means the Existing Units, together with any Partnership Common Units that any Unitholder acquires, either beneficially or of record, on or after the date of this Agreement, including any

Partnership Common Units received as distributions, as a result of a split, reverse split, combination, merger, consolidation, reorganization, reclassification, recapitalization or similar transaction or upon exercise of any option, benefit award, warrant or other security or instrument exercisable, convertible or exchangeable into Partnership Common Units.

“Permitted Lock-Up Transfer” means a Transfer of Subject Securities by the Unitholder to (i) an Affiliate of such Unitholder, including partners or members of such entity, (ii) with respect to such Unitholder that is an individual, by gift to a member of such Unitholder’s family or to a trust, the beneficiary of which is a member of such Unitholder’s family, or an Affiliate of such Unitholder, (iii) if such Unitholder is an individual, by virtue of laws of descent and distribution upon death of such Unitholder, (iv) if such Unitholder is an individual, as a result of the operation of law, or pursuant to an order of a court (including a domestic order, divorce settlement, divorce decree, or separation agreement) or regulatory agency, (v) in the event of Kick’s liquidation, (vi) in the event of Kick’s merger, capital stock exchange or other similar transaction which results in all of Kick’s stockholders having the right to exchange their shares of Kick Common Stock for cash, securities or other property, (vii) transactions relating to Kick Common Stock or other securities convertible into or exercisable or exchangeable for Kick Common Stock acquired in open market transactions after the Closing, (viii) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act; provided that (x) no transfers occur under such plan until the Lock-Up Termination Date and (y) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of Unitholder or Kick regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no such transfer may be made under such plan until the Lock-up Termination Date, or (ix) Transfers associated with the exercise of options or vesting or settlement of any other equity-based award, including any Kick Common Stock withheld by Kick to pay the applicable exercise price or taxes associated with such awards, provided, however, that any Kick Common Stock received upon such exercise, vesting or settlement, following any applicable net settlement or net withholding, will be subject to the restrictions of this Agreement (to the extent permitted by the Kick Plan that applies to such corresponding equity-based award); provided, however, that in the case of clauses (i) – (iv), these permitted transferees must enter into a written agreement enforceable by Kick agreeing to be bound by this Agreement.

“Permitted Transfer” means a Transfer of Covered Units by any Unitholder to an Affiliate of such Unitholder, provided that such Affiliate agrees in writing to assume all of such Unitholder’s obligations hereunder in respect of the Covered Units subject to such Transfer and to be bound by, and comply with, the terms of this Agreement, with respect to the Covered Units subject to such Transfer, and all other Covered Units owned beneficially or of record from time to time by such Affiliate, to the same extent as such Unitholder is bound hereunder.

“Subject Securities” means the shares of Kick Common Stock that any Unitholder receives as Merger Consideration pursuant to Section 2.1(a) of the Merger Agreement.

“Transfer” means, directly or indirectly, to sell, transfer, assign or otherwise dispose of (whether by merger or consolidation (including by conversion into securities or other consideration as a result of such merger or consolidation), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, conversion, assignment or other disposition of (whether by merger or consolidation (including by conversion into securities or other consideration as a result of such merger or consolidation), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise.

ARTICLE 2

VOTING

Section 2.1 Agreement to Deliver Written Consent. Each Unitholder hereby irrevocably agrees that promptly following the time when the Registration Statement has been declared effective by the SEC under the Securities Act (and in any case, within 24 hours of the time the Registration Statement is declared effective) and such Unitholder has received from Kick a copy of the Consent Statement/Prospectus included therein (which Consent Statement/Prospectus may be delivered by email), such Unitholder shall execute and deliver (or cause to be delivered) a written consent in accordance with the Merger Agreement and Section 13.11 of the Partnership LPA, substantially in the form attached hereto as Exhibit B, covering all of such Unitholder’s Covered Units, approving the adoption of Merger Agreement and each of the matters for which the Partnership is soliciting consents of the Unitholders necessary or reasonably requested in connection with the Merger Agreement. For the avoidance of doubt, Unitholder shall retain at all times the right to vote its Covered Units (or to direct how its Covered Units shall be voted) in its sole discretion and without any other limitation on any matters other than those set forth in Section 2.1 that are, during the term of this Agreement, at any time or from time to time presented for consideration to the Partnership’s unitholders generally, subject to the terms of this Agreement.

Section 2.2 No Inconsistent Agreements. Each Unitholder hereby represents, covenants and agrees that, except for this Agreement, such Unitholder (a) has not entered into, and shall not, until this Agreement is terminated pursuant to Section 5.1, enter into any voting agreement or voting trust that is inconsistent with this Agreement, (b) has not granted, and shall not, until this Agreement is terminated pursuant to Section 5.1, grant a proxy, consent or power of attorney in any manner that is inconsistent with this Agreement or (c) take any action that would make any representation or warranty of such Unitholder contained herein untrue or incorrect or have the effect of preventing or disabling such Unitholder from performing any of its obligations under this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall require the Unitholder to, in its capacity as a unitholder of the Partnership, vote in favor of or otherwise consent to any amendment to, or waiver or modification of, the Merger Agreement that (i) imposes any material restrictions or additional material conditions on the consummation of the transactions contemplated thereby, including the payment of the Merger Consideration or (ii) extends the Outside Date or reduces the amount or changes the form of the Merger Consideration payable pursuant to the Merger Agreement.

Section 2.3 Proxy. In order to secure the obligations set forth herein, each Unitholder hereby appoints Kick, or any nominee thereof, with full power of substitution and resubstitution, as its true and lawful proxy and attorney-in-fact, only in the event that such Unitholder does not comply with its obligations in Section 2.1 within two (2) days after Kick requests compliance with Section 2.1 to execute written consents with respect to such Unitholder’s Covered Units in accordance with Section 2.1. Each Unitholder hereby affirms that this proxy is coupled with an interest and is irrevocable, expect upon termination of this Agreement pursuant to Section 5.1, and such Unitholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy, and hereby revokes any proxy previously granted by such Unitholder with respect to any of its Covered Units. Kick may terminate this proxy at any time at its sole election by written notice provided to Unitholder.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of Unitholders. Each Unitholder, severally, and not jointly or jointly and severally, hereby represents and warrants to Kick and the Partnership as follows:

(a) Organization; Authorization; Validity of Agreement; Necessary Action. Such Unitholder has the requisite power and authority and/or capacity to execute and deliver this Agreement and to carry out its obligations hereunder. The execution and delivery by such Unitholder of this Agreement and the performance by such Unitholder of its obligations hereunder have been duly and validly authorized by such Unitholder and no other actions or proceedings are required on the part of such Unitholder to authorize the execution and delivery of this Agreement or the performance by such Unitholder of its obligations hereunder. This Agreement has been duly executed and delivered by such Unitholder and, assuming the due authorization, execution and delivery of this Agreement by Kick and the Burro Parties, constitutes a legal, valid and binding agreement of such Unitholder, enforceable against such Unitholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(b) Ownership. As of the date hereof, such Unitholder is the record and beneficial owner of, and has good and valid title to, the Existing Units set forth opposite such Unitholder’s name on Exhibit A , free and clear of any Liens (other than pursuant to this Agreement or transfer restrictions under applicable securities laws, the Governing Documents of the Partnership or the Governing Documents of General Partner). During the term of this Agreement, the Covered Units, the Existing GP Membership Interests and the Partnership GP Interest] will be beneficially and legally owned by such Unitholder, except in the case of a Permitted Transfer of any Covered Units (in which case this representation shall, with respect to such Covered Units, be made by the transferee of such interests). Except as provided for in this Agreement, such Unitholder, directly or indirectly, has and will have at all times during the term of this Agreement sole voting power (as currently in effect), sole power of disposition (as currently in effect), sole power to issue instructions with respect to the matters set forth in ARTICLE 2 (as currently in effect), and sole power (as currently in effect) to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Covered Units, at any time during the term of this Agreement, except in the case of a Permitted Transfer of Covered Units (in which case this representation shall, with respect to the Covered Units, subject to such Transfer, be made by the transferee of such interests). Except for the Existing Units, such Unitholder does not, directly or indirectly, legally or beneficially own or have any option, warrant or other right to acquire any securities of Partnership or General Partner that are or may by their terms become entitled to vote or any securities that are convertible or exchangeable into or exercisable for any securities of Partnership or General Partner that are or may by their terms become entitled to vote, nor is such Unitholder subject to any contract, agreement, arrangement, understanding or relationship, other than this Agreement, that obligates it to vote, acquire or dispose of any securities of the Partnership or General Partner.

(c) No Violation. Neither the execution and delivery of this Agreement by such Unitholder nor its performance of its obligations under this Agreement will (i) result in a violation or breach of, or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or give rise to a right of purchase under, or result in the creation of any Lien (other than pursuant to this Agreement or transfer restrictions under applicable securities laws, the Governing Documents of the Partnership or the Governing Documents of General Partner) upon the Existing Units owned by such Unitholder, (ii) violate any Law applicable to such Unitholder, or (iii) result in a violation or breach of or conflict with its Governing Documents, except in the case of clauses (i) and (ii) as would not reasonably be expected to prevent or materially delay the ability of such Unitholder to perform its obligations hereunder.

(d) Consents and Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is necessary to be obtained or made by such Unitholder in connection with its execution, delivery and performance of this Agreement, except for any reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

(e) Reliance by Kick and the Burro Parties. Such Unitholder understands and acknowledges that Kick and Burro Parties are entering into the Merger Agreement in reliance upon such Unitholder’s execution and delivery of this Agreement and the representations, warranties, covenants and obligations of such Unitholder contained herein.

(f) Adequate Information. Such Unitholder acknowledges that it is a sophisticated party with respect to the Covered Units, and has adequate information concerning the business and financial condition of the Partnership to make an informed decision regarding the transactions contemplated by this Agreement and has, independently and without reliance upon Kick and based on such information as such Unitholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Unitholder acknowledges that Kick has not made and is not making any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement or in the Merger Agreement.

Section 3.2 Representations and Warranties of Kick. Kick hereby represents and warrants to other parties hereto that the execution and delivery of this Agreement by Kick and the consummation of the transactions contemplated hereby have been duly authorized and approved by all requisite corporate or limited liability company action on the part of Kick, subject to the approval of this Agreement and the Mergers by Kick as the sole member of each of Stock Merger Sub, GP Merger Sub and Unit Merger Sub, each of which shall be obtained promptly following the execution of this Agreement. Kick acknowledges that Unitholder has not made and is not making any representation or warranty of any kind except as expressly set forth in this Agreement.

Section 3.3 Representations and Warranties of the Burro Parties. Each of the Burro Parties hereby represents and warrants to other parties hereto that the execution and delivery of this Agreement by the Burro Parties and the consummation of the transactions contemplated hereby have been duly authorized and approved by all requisite partnership or limited liability company action on the part of each of the Burro Parties. Each of the Burro Parties acknowledges that Unitholder has not made and is not making any representation or warranty of any kind except as expressly set forth in this Agreement.

ARTICLE 4

OTHER COVENANTS

Section 4.1 Prohibition on Transfers, Other Actions.

(a) Until the earlier to occur of (i) the Effective Time and (ii) the valid termination of the Merger Agreement in accordance with its terms (including any extension thereof), and except for a Permitted Transfer, each Unitholder hereby agrees not to Transfer any of the Covered Units, beneficial ownership thereof or any other interest therein. Any purported Transfer not in compliance with this Section 4.1(a) shall be void ab initio.

(b) Each Unitholder agrees that if it attempts to Transfer (other than a Permitted Transfer), vote (including acting by written consent) or provide any other person with the authority to vote (including to act by written consent) any of the Covered Units other than in compliance with this Agreement, such Unitholder hereby unconditionally and irrevocably (during the term of this Agreement) instructs the Partnership and the General Partner, as applicable, to not, (i) permit any such Transfer on its books and records, (ii) issue a book-entry interest or a new certificate representing any of the Covered Units or (iii) record such vote (including by written consent).

(c) Each Unitholder agrees that such Unitholder will not (in such Unitholder’s capacity as a unitholder of the Partnership) bring, commence, institute, maintain, prosecute or voluntarily aid any legal action or proceeding, which (i) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, (ii) alleges that the execution and delivery of this Agreement by such Unitholder, either alone or together with the other Partnership voting agreements and proxies to be delivered in connection with the execution of the Merger Agreement, or the approval of the Merger Agreement and the Mergers by the General Partner, breaches any fiduciary or contractual duty of the General Partner or any member thereof or the Partnership or any partner thereof or (iii) would reasonably be expected to restrict or otherwise affect such Unitholder’s legal power, authority and ability to comply with and perform its covenants and obligations under this Agreement.

(d) Subject to Section 5.1, from the date of this Agreement and until the earlier of the Effective Time and the Expiration Time, except as otherwise permitted pursuant to Merger Agreement, each Unitholder (acting solely in such Unitholder’s capacity as a unitholder of the Partnership) shall not, and shall use its reasonable best efforts to cause its Representatives, directly or indirectly, not to (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) furnish any non-public information regarding the Partnership or any of its Subsidiaries or afford access to the business, properties, books or records of the Partnership or any of its Subsidiaries, to any person (other than Kick, LP Merger Sub, GP Merger Sub or their respective directors, officers, employees, Affiliates or Representatives) in connection with or in response to an Acquisition Proposal or any inquiries regarding an Acquisition Proposal, (iii) engage or participate in any discussions or negotiations with any person (other than Kick, LP Merger Sub, GP Merger Sub or their respective directors, officers, employees, Affiliates or Representatives) with respect to an Acquisition Proposal or (iv) enter into any agreement with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal. Notwithstanding the foregoing, to the extent that the Partnership or the General Partner is permitted to engage in any of the foregoing activities pursuant to Section 5.2 of the Merger Agreement, the Unitholder may participate in such activities; provided, that such action by the Unitholder would be permitted to be taken by the Partnership or the General Partner pursuant to Section 5.2 of the Merger Agreement.

(e) For the avoidance of doubt, for the purposes of this Agreement, the Partnership or General Partner shall not be deemed an affiliate of Unitholder, and any officer, director, employee, agent or advisor of the Partnership or General Partner (in each case, in their capacities as such), shall not be deemed a Representative of the Unitholder.

Section 4.2 Post-Closing Lock-Up.

(a) During the period commencing at the Effective Time and ending on the date that is 180 days after the Effective Time (the “Lock-Up Termination Date”), each Unitholder shall not, without the prior written consent of Kick, directly or indirectly Transfer any Subject Securities.

(b) Notwithstanding anything to the contrary in Section 4.2(a), each Unitholder may make Permitted Lock-Up Transfers.

(c) Any purported Transfer by a Unitholder of Subject Securities not in compliance with this Section 4.2 shall be void ab initio.

Section 4.3 Further Assurances. Each of the parties hereto agrees that it will use its reasonable best efforts to do all things reasonably necessary to effectuate this Agreement.

Section 4.4 Tax Matters. For U.S. federal (and applicable state and local) income tax purposes, each Unitholder hereby agrees to treat and report the Mergers consistently with the tax treatment set forth in Section 5.12(a) of the Merger Agreement.

ARTICLE 5

MISCELLANEOUS

Section 5.1 Termination. This Agreement shall remain in effect until the earlier to occur of the following (each, an “Expiration Time”): (a) the Lock-Up Termination Date, (b) the valid termination of the Merger Agreement in accordance with its terms (including after any extension thereof), in which case this Agreement shall terminate and be of no further force and effect with respect to all parties hereto and (c) the date of any amendment to, or waiver or modification of, the Merger Agreement that extends the Outside Date or reduces the amount or changes the form of the Merger Consideration payable pursuant to the Merger Agreement if, in the case of this clause (c), Unitholder has abstained from voting on or voted against such matter in Unitholder’s capacity as a director of the Company. Nothing in this Section 5.1 and no termination of this Agreement shall relieve or otherwise limit any party of liability for any breach of this Agreement occurring prior to such termination.

Section 5.2 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in any Kick Party any direct or indirect ownership or incidence of ownership of or with respect to any Covered Units. All rights, ownership and economic benefit relating to the Covered Units shall remain vested in and belong to such Unitholder, and Kick Parties shall have no authority to direct such Unitholder in the voting or disposition of any of the Covered Units, except as otherwise provided herein.

Section 5.3 Publicity. Each Unitholder hereby permits Kick and the Partnership to include and disclose in the Consent Statement/Prospectus, and in such other schedules, certificates, applications, agreements or documents as such entities reasonably determine to be necessary or appropriate in connection with the consummation of the Mergers and the transactions contemplated by the Merger Agreement such Unitholder’s identity and ownership of the Covered Units, and the nature of such Unitholder’s commitments, arrangements and understandings pursuant to this Agreement. Kick and the Partnership hereby permit each Unitholder to disclose this Agreement and the transactions contemplated by the Merger Agreement in any reports required to be filed by such Unitholder or any of its Affiliates under the Exchange Act or otherwise as required by Law.

Section 5.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally or by e-mail (provided that no notice is received by the electronic mail sender within one (1) hour thereafter indicating that such electronic mail was undeliverable or otherwise not delivered), (ii) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (iii) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Kick, to:

Kodiak Gas Services, Inc.

15320 Highway 105 W, Suite 210

Montgomery, Texas 77356

Attention: Robert M. McKee

Email: mickey.mckee@kodiakgas.com

with copies to:

King & Spalding LLP

1180 Peachtree Street, NE, Suite 1600

Atlanta, Georgia 30309

Attention: Keith M. Townsend; Robert J. Leclerc

E-mail: ktownsend@kslaw.com; rleclerc@kslaw.com

If to any Burro Party, to:

CSI Compressco LP

1735 Hughes Landing Boulevard, Suite 200

The Woodlands, Texas 77380

Attention: General Counsel

E-mail: derek.anchondo@csicompressco.com

with copies to:

Vinson & Elkins LLP

845 Texas Avenue, Suite 4700

Houston, Texas 77002

Attention: David Oelman; Lande Spottswood; Raleigh Wolfe

E-mail: doelman@velaw.com; lspottswood@velaw.com; rwolfe@velaw.com

If to any Unitholder, to the address set forth next to such Unitholder’s name on Exhibit A.

Section 5.5 Interpretation. When a reference is made in this Agreement to a Section or Exhibit such reference shall be to a Section or Exhibit of this Agreement unless otherwise indicated. The headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement (or if not defined in this Agreement, as defined in the Merger Agreement). References to statutes or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending or replacing the statute or regulation referred to. References to agreements and other contractual instruments shall be deemed to include all amendments, extensions and other modifications to such instruments (but only to the extent such amendments, extensions and other modifications are not prohibited by the terms of this Agreement). The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

Section 5.6 Counterparts; Facsimile or .pdf Signature; No Presumption Against Drafting Party.

(a) This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties.

(b) This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

(c) Each party hereto acknowledges that each party hereto has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 5.7 Entire Agreement. This Agreement (including the Exhibits hereto), the Merger Agreement, the OpCo LLC Agreement, the Burro Disclosure Letter, the Kick Disclosure Letter, the Confidentiality Agreement and the Clean Team Agreements constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 5.8 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a) THIS AGREEMENT AND ALL DISPUTES OR CONTROVERSIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE LAWS OF ANY OTHER JURISDICTION THAT MIGHT BE APPLIED BECAUSE OF THE CONFLICTS OF LAWS PRINCIPLES OF THE STATE OF DELAWARE.

(b) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING ANY ACTION, PROCEEDING, COUNTERCLAIM OR OTHER SUCH LITIGATION INVOLVING ANY FINANCING PARTIES).

Section 5.9 Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party hereto or its Affiliates against any other party hereto or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided, however, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal or state court located in the State of Delaware. Each of the parties hereto hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties hereto agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties hereto further agrees that notice as provided herein shall constitute sufficient service of process and the parties hereto further waive any argument that such service is insufficient. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 5.10 Amendment; Waiver.

(a) This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed by each of the parties hereto.

(b) No failure or delay of any party hereto in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Each party may waive any right of such party hereto, but only by an instrument in writing signed by such party and delivered to the party benefiting from such waiver.

Section 5.11 Remedies. The parties hereto agree that money damages would not be a sufficient remedy for any breach of this Agreement and that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is hereby agreed that, prior to the valid termination of this Agreement pursuant to Section 5.1, the parties hereto shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, to prevent breaches of this Agreement, and to specifically enforce compliance with this Agreement. In connection with any request for specific performance or equitable relief, each of the parties hereto hereby waives any requirement for the security or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement but shall be in addition to all other remedies available at law or equity to such party. The parties further agree that, by seeking the remedies provided for in this Section 5.9, no party hereto shall in any respect waive its right to seek any other form of relief that may be available to it under this Agreement or pursuant to the Merger Agreement.

Section 5.12 Unitholder Capacity. Notwithstanding anything contained in this Agreement to the contrary, the representations, warranties, covenants and agreements made herein by each Unitholder are made solely with respect to such Unitholder and its Covered Units. Each Unitholder is entering into this Agreement solely in its capacity as the owner, directly or indirectly, of such Covered Units and nothing herein shall (a) limit or affect any actions or omissions by such Unitholder (or any designee or Affiliate serving in his or her capacity as a director on the General Partner Board) in any other capacity, (b) be construed to prohibit, limit or restrict any actions or omissions by any Affiliate or direct or indirect owner of such Unitholder, or any of its or their respective officers, directors, managers, representatives or employees, in each case, not acting as such on behalf of such Unitholder, including exercising rights pursuant to the Merger Agreement or (c) be construed to prohibit, limit or restrict any of the Unitholder’s direct or indirect owners or affiliates, or any of its or their respective officers, directors, managers, representatives or employees, from exercising its fiduciary or contractual duties, if any, to the limited partners of the Partnership under applicable Law or the Partnership LPA. The taking of any actions (or failures to act) by a Unitholder’s designee(s) or Affiliate(s) serving as a director of on the General Partner Board (in such capacity as a director) shall not be deemed to constitute a breach of this Agreement.

Section 5.13 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in this Agreement. Upon such determination that a term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the obligations contemplated hereby are fulfilled to the extent possible.

Section 5.14 Expenses. Except as otherwise expressly provided herein or in the Merger Agreement, all fees and expenses incurred in connection with this Agreement and the actions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Mergers are consummated.

Section 5.15 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, trustee, beneficiary, settlor, agent, attorney, representative or affiliate of any Unitholder shall have any liability (whether in contract or in tort) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

Section 5.16 Successors and Assigns; Third Party Beneficiaries.

(a) Except in connection with a Permitted Transfer or a Permitted Lock-Up Transfer, in each case, effected pursuant to this Agreement, neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void; provided that Kick shall be permitted, without the consent of any other party hereto, to collaterally assign its rights (but not its obligations) under this Agreement to any of the Financing Parties. Any assignment in violation of the foregoing shall be null and void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

(b) This Agreement is not intended to and shall not confer upon any person (other than the parties hereto) any rights or remedies hereunder.

[Signature pages follow.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

UNITHOLDER

John E. Jackson

/s/ John E. Jackson

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

UNITHOLDER

Robert Price

/s/ Robert Price

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

UNITHOLDER

Jonathan Byers

/s/ Jonathan Byers

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BURRO PARTIES

CSI COMPRESSCO LP

By:	CSI COMPRESSCO GP LLC, its general partner

By:	/s/ John E. Jackson
Name: John E. Jackson
Title: Chief Executive Officer

CSI COMPRESSCO GP LLC

By:	/s/ John E. Jackson
Name: John E. Jackson
Title: Chief Executive Officer

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

KODIAK GAS SERVICES, INC.

By:	/s/ Robert M. McKee
Name: Robert M. McKee
Title: President and Chief Executive Officer

[Signature Page to Support Agreement]

EXHIBIT A

Unitholders

Unitholder	Address	Partnership Common Units	Percentage of Outstanding Partnership Common Units
John E. Jackson	1735 Hughes Landing Blvd, Ste 200 The Woodlands, TX 77380	863,109	0.61%
Jonathan Byers	1735 Hughes Landing Blvd, Ste 200 The Woodlands, TX 77380	735,852	0.52%
Robert Price	1735 Hughes Landing Blvd, Ste 200 The Woodlands, TX 77380	556,816	0.39%
Totals	—	2,155,777	1.52%

[EXHIBIT A]

EXHIBIT B

Form of Written Consent

[Attached]

[EXHIBIT B]

WRITTEN CONSENT OF

[INSERT NAME OF UNITHOLDER]

[●], 2024

Pursuant to Section 2.1 of that certain Support and Lockup Agreement, dated as of December 19, 2023, by and among Kodiak Gas Services, Inc., a Delaware corporation (“Kick”), CSI Compressco LP, a Delaware limited partnership (the “Partnership”), and CSI Compressco GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner” and, together with the Partnership, the “Burro Parties”), the undersigned unitholder hereby provides its written consent to the matters set forth below. The undersigned unitholder’s common units of the Partnership (the “Partnership Common Units”) will be tabulated and voted on the proposal as indicated below. Any executed written consent returned without indicating a decision on the proposal will be voted to APPROVE the proposal.

The undersigned, being a record holder as of the close of business on [●] of [●] Partnership Common Units, hereby acknowledges receipt of the consent statement/prospectus, which is part of the registration statement on Form S-4 (No. 333-[●]) of Kick, and which more fully describes the proposal below.

The undersigned record holder of [●] Partnership Common Units also hereby consents to, and does hereby approve, the Agreement and Plan of Merger, dated as of December 19, 2023, as such agreement may be amended from time to time, by and among Kick, Kodiak Gas Services, LLC, a Delaware limited liability company (“OpCo”), Kick Stock Merger Sub, LLC, a Delaware limited liability company (“Stock Merger Sub”), Kick GP Merger Sub, LLC, a Delaware limited liability company (“GP Merger Sub”), Kick LP Merger Sub, LLC, a Delaware limited liability company (“Unit Merger Sub”), and the Burro Parties (the “Merger Agreement”), pursuant to which, among other things, (a) Stock Merger Sub will merge with and into the Partnership (the “Initial LP Merger”), with the Partnership surviving the Merger as a subsidiary of Kick, (b) the Partnership will cause Frontier Acquisition I, Inc. a Delaware corporation and the managing member of OpCo (“Frontier I”), to contribute the limited liability company interests to be converted into Partnership Common Units to OpCo, and in exchange therefor, OpCo will issue to Frontier I a number of units of OpCo equal to the number of shares of common stock, par value $0.01 per share, of Kick (“Kick Common Stock”) issued in the Initial LP Merger, (c) GP Merger Sub will merge with and into the General Partner (the “Initial GP Merger”), with the General Partner surviving the Initial GP Merger as a Subsidiary of OpCo and (d) Unit Merger Sub will merge with and into the Partnership (the “Unit Merger” and together with the Initial LP Merger and GP Merger, the “Mergers”), with the Partnership surviving the Unit Merger as a subsidiary of OpCo, and the transactions contemplated by the Merger Agreement, including the Mergers.

By signing this written consent, a unitholder of the Partnership shall be deemed to have voted in favor of the proposal described above with respect to all Partnership Common Units which it is entitled to vote.

APPROVE ☐	DISAPPROVE ☐	ABSTAIN ☐

IMPORTANT: PLEASE DATE AND SIGN THE CONSENT BELOW. Please execute, date, sign and return this Written Consent promptly to the Partnership by emailing a .pdf copy of your written consent to derek.anchondo@csicompressco.com and (ii) to Kick, by emailing a .pdf copy of your written consent to [●]@[●].com with a copy to [●].

IF AN ENTITY

(please print or type complete name of entity)

By:
(duly authorized signature)

Name:
(please print or type full name)

Title:
(please print or type full name)

Date:

Annex F

Jefferies LLC

520 Madison Avenue

New York, NY 10022

www.jefferies.com

December 18, 2023

The Board of Directors

CSI Compressco GP, LLC, as general partner of

CSI Compressco, LP

24955 Interstate 45 North

The Woodlands, TX 77380

Members of the Board:

We understand that CSI Compressco LP (“CCLP”), proposes to enter into an Agreement and Plan of Merger (the “Merger Agreement”) with (i) Kodiak Gas Services, Inc. (“Kodiak”), (ii) Kodiak Gas Services, LLC (“OpCo”), an indirect wholly owned subsidiary of Kodiak, (iii) Kick Stock Merger Sub LLC (iv) (“Stock Merger Sub”) a wholly owned direct subsidiary of Frontier Acquisition I, Inc. (“Frontier I”), which is itself a direct wholly owned subsidiary of Kodiak, (v) Kick Unit Merger Sub LLC (“Unit Merger Sub”), a wholly owned direct subsidiary of OpCo, (vi) Kick GP Merger Sub LLC (“GP Merger Sub”), a direct wholly owned subsidiary of OpCo, and (vii) CSI Compressco GP, LLC (the “CC General Partner”). Capitalized terms used herein, but not defined herein, shall have the meanings ascribed to them in the Merger Agreement.

Pursuant to the terms of the Merger Agreement,

(i)	Stock Merger Sub will be merged with and into CCLP (the “Initial LP Merger”) with CCLP surviving the Initial LP Merger (the “Initial LP Surviving Entity”);

(ii)

by virtue of the Initial LP Merger, each common unit of CCLP issued pursuant to the Limited Partnership Agreement of CCLP (the “CCLP Partnership Agreement”, and each such unit , a “CCLP Common Unit”) that is outstanding immediately prior to the effective time of the Initial LP Merger (the “Initial Effective Time”) (other than CCLP Common Units that immediately prior to the Initial Effective Time are held (x) directly by Kodiak, LP Merger Sub or GP Merger Sub (the “Cancelled Units”) or (y) by holders that elect to receive Subsequent LP Merger Consideration (as defined below) (the “Electing Unitholders”, and the CCLP Common Units held by such Electing Unitholders, the “Electing Units”)) shall be converted in the right to receive 0.086 (the “Exchange Ratio”) shares of common stock, par value $0.01 per share of Kodiak (the “Kodiak Common Stock”, and such consideration, the “Initial LP Merger Consideration”), any dividends payable pursuant to Section 2.4(f), any cash in lieu of fractional shares pursuant to Section 2.4(i) and as provided by law;

(iii)

following the Initial Effective Time, the general partner interest of CCLP shall remain outstanding as a general partner interest in CCLP, the CC General Partner shall continue as the general partner of the Initial LP Surviving Entity and all limited partnership interests in the Initial LP Surviving Entity shall be owned by Frontier I and the Electing Unitholders;

(iv)

following the Initial Effective Time, Kodiak shall cause Frontier I to contribute to OpCo a number of CCLP Common Units equal to the number of CCLP Common Units held by holders that do not elect to receive Subsequent LP Merger Consideration, and in exchange therefor, OpCo shall issue to Frontier I a number of common units in OpCo (the “OpCo Units”) equal to the number of shares of Kodiak Common Stock issued in the Initial LP Merger (for the avoidance of doubt, after taking into account the payment of cash in lieu of fractional shares (the “Contribution”));

F-1

(v)

immediately after the Contribution, GP Merger Sub will be merged with and into the CC General Partner (the “GP Merger”), with the CC General Partner surviving the GP Merger as a direct wholly owned subsidiary of OpCo (the “GP Surviving Entity”), and Unit Merger Sub will be merged with and into the Initial LP Surviving Entity (the “Subsequent LP Merger”), with the Subsequent LP Merger and the GP Merger becoming effective concurrently at the “Subsequent Effective Time”;

(vi)

at the Subsequent Effective Time, by virtue of the Subsequent LP Merger, the Initial LP Surviving Entity shall continue as the surviving limited partnership in the Subsequent LP Merger (the “Subsequent LP Surviving Entity”), all limited partner interests in the Subsequent LP Surviving Entity shall be owned directly by OpCo and all general partner interests in the Subsequent LP Surviving Entity shall be owned directly by the GP Surviving Entity;

(vii)

at the Subsequent Effective Time, by virtue of the GP Merger, all of the membership interests in the CC General Partner issued pursuant to the CCLP Partnership Agreement and held by Spartan Energy Holdco LLC (“Spartan”) that are outstanding as of immediately prior to the Subsequent Effective Time (the “GP Membership Interests”) shall be cancelled for no consideration;

(viii)

at the Subsequent Effective Time, by virtue of the Subsequent LP Merger, the General Partner Interest of CCLP, as defined in the CCLP Partnership Agreement (the “Partnership GP Interest”) and represented by the 674,598 Notional General Partner Units (as defined in the CCLP Partnership Agreement) held by the CC General Partner as of the Closing Date, shall represent the right for Spartan, as the former holder of the GP Membership Interests, to receive units, each comprised of one OpCo Unit and one share of Kodiak Series A Preferred Stock (each, an “OpCo Stapled Unit”) in a number equal to the number of Notional General Partner Units outstanding as of the Closing Date multiplied by the Exchange Ratio (such consideration, the “Partnership GP Interest Merger Consideration”), any distributions payable pursuant to Section 2.4(f) of the Merger Agreement, any cash in lieu of fractional OpCo Units payable pursuant to Section 2.4(i) of the Agreement and as provided by law; and

(ix)

at the Subsequent Effective Time, (x) by virtue of the Subsequent LP Merger, each Electing Unit issued and outstanding immediately prior to the Subsequent Effective Time shall be converted into the right to receive a number of OpCo Stapled Units equal to the Exchange Ratio (the “Subsequent LP Merger Consideration”), any distributions payable pursuant to Section 2.4(f) of the Merger Agreement, any cash in lieu of fractional shares payable pursuant to Section 2.4(i) of the Agreement and as provided by law, (y) the Partnership GP Interest shall be unchanged and remain outstanding as a general partner interest in the Subsequent LP Surviving Entity and the GP Surviving Entity shall continue as the general partner of the Subsequent LP Surviving Entity, and (z) the limited liability company interest of Unit Merger Sub issued and outstanding immediately prior to the Subsequent Effective Time shall be converted into, in the aggregate, CCLP Common Units in an amount equal to the Electing Units issued and outstanding immediately prior to the Subsequent Effective Time.

The actions set forth in clauses (i) through (ix) above are referred to herein as the “Transaction”. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Exchange Ratio in the Merger Agreement is fair, from a financial point of view, to the holders of CCLP Common Units (other than Cancelled Units), taking into account the Partnership GP Interest Merger Consideration to be issued to Spartan in the Subsequent LP Merger.

In arriving at our opinion, we have, among other things:

(i)	reviewed a draft dated December 18, 2023 of the Merger Agreement;

(ii)	reviewed certain publicly available financial and other information about each of CCLP and Kodiak;

(iii)

reviewed certain information furnished to us by CCLP management, relating to the business, operations and prospects of CCLP, including financial forecasts and analyses under various business assumptions;

F-2

(iv)

reviewed certain information furnished to us by Kodiak management, relating to the business, operations and prospects of Kodiak, including financial forecasts and analyses under various business assumptions, which information was reviewed by CCLP management and approved for our use by the Board of Directors of the CC General Partner (the “Board”);

(v)	considered the potential pro forma impact of the Transaction;

(vi)	held discussions with members of senior management of CCLP concerning the matters described in clauses (ii) through (v) above;

(vii)	reviewed the implied trading multiples of certain publicly traded companies or partnerships that we deemed relevant in evaluating CCLP and Kodiak; and

(viii)	conducted such other financial studies, analyses and investigations as we deemed appropriate.

In our review and analysis and in rendering this opinion, with your permission, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by or on behalf of CCLP, the CC General Partner or Kodiak or that was publicly available to us (including, without limitation, the information described above), or that was otherwise reviewed by us. We have relied on assurances of the management of CCLP and the CC General Partner that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. In our review, we did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did we conduct a physical inspection of any of the properties or facilities of, CCLP or Kodiak, nor have we been furnished with any such evaluations or appraisals of such physical inspections, nor do we assume any responsibility to obtain any such evaluations or appraisals.

With respect to the financial forecasts provided to and, at your direction, reviewed by us, we note that projecting future results of any company is inherently subject to uncertainty. With respect to the CCLP forecasts prepared by CCLP management and provided to us by CCLP, you have informed us, and we have assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgment of CCLP management as to the future financial performance of CCLP. With respect to the Kodiak forecasts prepared by Kodiak management, reviewed by CCLP management and approved for our use by the Board, you have informed us, and we have assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgment of CCLP management as to the future financial performance of Kodiak. We express no opinion as to these financial forecasts or the assumptions on which they are made, nor do we express any opinion as to any potential pro forma effects of the Transaction.

Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

We have made no independent investigation of any legal or accounting matters affecting CCLP or Kodiak, and we have assumed the correctness in all respects material to our analysis of all legal and accounting advice given to CCLP, the CC General Partner and the Board, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement to CCLP, Kodiak and the holders of CCLP Common Units. We have assumed that the final form of the Merger Agreement will be substantially similar to the last draft reviewed by us in all respects material to our opinion. We have assumed that the Transaction will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any term, condition or agreement. We have also assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on CCLP, Kodiak or the contemplated benefits of the Transaction in any respect material to our opinion. We express no opinion as to the price shares of Kodiak Common Stock or any other securities of Kodiak will trade at any future time.

F-3

It is understood that our opinion is for the use and benefit of the Board in its consideration of the transactions contemplated by the Merger Agreement, and our opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to CCLP, nor does it address the underlying business decision by CCLP to engage in the transactions contemplated by the Merger Agreement. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of CCLP, other than the holders of CCLP Common Units (excluding Cancelled Units). We express no opinion with respect to the Partnership GP Interest Merger Consideration to be received by Spartan with respect to the Partnership GP Interest represented by Notional General Partner Units held by the CC General Partner, whether relative to the Initial LP Merger Consideration or otherwise. Our opinion has been authorized by the Fairness Opinion Committee of Jefferies LLC.

We have been engaged by CCLP to act as financial advisor to CCLP in connection with the transactions contemplated by the Merger Agreement and will receive a fee for our services. We also will be reimbursed for certain expenses reasonably incurred. CCLP has agreed to indemnify us against certain liabilities arising out of or in connection with the services rendered and to be rendered by us under our engagement. We have not been engaged on any financial advisory or financing assignments for CCLP or Kodiak, nor have we received any fees for such services from CCLP or Kodiak during the two years prior to the date hereof. In the ordinary course of our business, we and our affiliates may trade or hold securities of CCLP, Kodiak and/or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities. In addition, we may seek to, in the future, provide financial advisory and financing services to CCLP, Kodiak or entities that are affiliated with CCLP or Kodiak, for which we would expect to receive compensation. Our opinion may not be used or referred to by CCLP, or quoted or disclosed to any person in any matter, without our prior written consent.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio in the Merger Agreement is fair, from a financial point of view, to the holders of CCLP Common Units (other than Cancelled Units), taking into account the Partnership GP Interest Merger Consideration to be issued to Spartan in the Subsequent LP Merger.

Very truly yours,

/s/ Jefferies LLC

Jefferies LLC

F-4